As filed with the Securities and Exchange Commission on September 18, 2020

Registration No. 333-245052

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FUSION FUEL GREEN LIMITED

(Exact Name of Each Registrant as Specified in its Charter)

Ireland	4932	N/A
(State or other jurisdiction of Incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

10 Earlsfort Terrace

Dublin 2, D02 T380, Ireland

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, NY 10005

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800	Connor Manning, Esq. Arthur Cox Ten Earlsfort Terrace Dublin 2, D02 T380 Ireland Telephone: +353 1 920 1040	David H. Feinberg, Esq. Feinberg Hanson LLP 855 Boylston Street, 8th Floor Boston, MA 02116 Telephone: (617) 603-3304

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement, described in the included proxy statement/prospectus, have been satisfied or waived.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Ordinary shares (3)	6,435,751	$10.47	$67,382,313	$8,746.22
Class A Ordinary shares (4)	7,750,000	$10.47	$81,142,500	$10,532.30
Class A Ordinary shares (5)	550,000	$10.47	$5,758,500	$747.45
Class A Ordinary shares (6)	50,000	$10.47	$523,500	$67.95
HL Parent Warrants (7)	7,750,000	$1.00	$7,750,000	$1,005.95
Total			$162,556,813	$21,099.87	(8)

(1)	All securities being registered are issued by Fusion Fuel Green Limited, a private limited company incorporated in Ireland which is in the process of converting to a public limited company for Irish corporate purposes (“Parent”), in connection with the proposed business combination by and among Parent, HL Acquisitions Corp., a British Virgin Islands business company (“HL”), Fusion Welcome – Fuel, S.A., a public limited company domiciled in Portugal (“Fusion Fuel”), Fusion Fuel Atlantic Limited, a British Virgin Islands business company and wholly owned subsidiary of Parent (“Merger Sub”), and the shareholders of Fusion Fuel (“Fusion Fuel Shareholders”), as described in the proxy statement/prospectus forming a part of this registration statement. As a result of the transactions described in the proxy statement/prospectus forming a part of this registration statement, Parent will become a publicly-traded company and HL and Fusion Fuel will become wholly owned subsidiaries of Parent.

(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of ordinary shares and warrants, respectively, of HL on the Capital Market of The Nasdaq Stock Market LLC on August 10, 2020 ($10.47 per ordinary share and $1.00 per warrant). This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended.

(3)	Represents Class A ordinary shares of Parent (“Parent Class A Ordinary Shares”) to be issued to the shareholders of HL upon consummation of the business combination, as described in the proxy statement/prospectus forming a part of this registration statement.

(4)	Represents Parent Class A Ordinary Shares issuable upon the exercise of warrants currently held by HL warrantholders that will be automatically adjusted upon the consummation of the business combination into warrants of Parent (“HL Parent Warrants”), each HL Parent Warrant entitling the holder to purchase one Parent Class A Ordinary Share at a price of $11.50 per share as described in the proxy statement/prospectus forming a part of this registration statement.

(5)	Represents Parent Class A Ordinary Shares to be issued to holders of HL rights upon consummation of the business combination. Pursuant to the terms of the rights, each such right will be exchanged for one-tenth (1/10) of one ordinary share of HL immediately prior to the effective time of the business combination, and each such ordinary share of HL will be converted into one Parent Class A Ordinary Share upon consummation of the business combination.

(6)	Represents Parent Class A Ordinary Shares to be issued to the holders of outstanding unit purchase options of HL, pursuant to the unit purchase option amendment agreement as described more fully in this proxy statement/prospectus.

(7)	Each outstanding warrant of HL will be automatically adjusted upon the consummation of the business combination into one HL Parent Warrant, as described more fully in this proxy statement/prospectus.

(8)	$21,100.55 was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2020

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF
HL ACQUISITIONS CORP.

PROSPECTUS FOR UP TO 14,785,751 CLASS A ORDINARY SHARES
AND 7,750,000 WARRANTS

OF
FUSION FUEL GREEN LIMITED

HL Acquisitions Corp., a British Virgin Islands business company (“HL”), has entered into a Business Combination Agreement (as amended and restated and as may be further amended from time to time, the “Business Combination Agreement”) with Fusion Welcome – Fuel, S.A., a public limited company domiciled in Portugal, sociedade anónima (“Fusion Fuel”), Fusion Fuel Green Limited (formerly known as Dolya Holdco 3 Limited), a private limited company incorporated in Ireland which is in the process of converting to a public limited company for Irish corporate purposes (“Parent”), Fusion Fuel Atlantic Limited, a British Virgin Islands business company and wholly owned subsidiary of Parent (“Merger Sub”), and the shareholders of Fusion Fuel (“Fusion Fuel Shareholders”). Pursuant to the Business Combination Agreement, (i) Merger Sub will merge with and into HL (the “Merger”) with HL being the surviving entity of the Merger and becoming a wholly-owned subsidiary of Parent, followed immediately by (ii) the acquisition by Parent of all of the issued and outstanding shares of Fusion Fuel (the “Share Exchange”, and together with the Merger, the “Transactions”). As a result of the Transactions, Fusion Fuel and HL will become wholly owned subsidiaries of Parent and the securityholders of Fusion Fuel and HL will become the securityholders of Parent.

Upon consummation of the Merger, (i) each HL ordinary share outstanding on the closing date will be converted into one Class A ordinary share of Parent (“Parent Class A Ordinary Shares”), except that holders of HL ordinary shares sold in HL’s initial public offering will be entitled to elect instead to receive a pro rata portion of HL’s trust account, as provided in HL’s amended and restated memorandum and articles of association (“M&A”), (ii) each outstanding right of HL will be exchanged for one-tenth of one ordinary share of HL immediately prior to the effective time of the Merger, and each such ordinary share of HL will be converted into one Parent Class A Ordinary Share, and (iii) each outstanding warrant of HL will remain outstanding and will be automatically adjusted to entitle the holder to purchase one Parent Class A Ordinary Share at a price of $11.50 per share (“HL Parent Warrant”).

Upon consummation of the Share Exchange, the Fusion Fuel Shareholders will receive their pro rata portion of an aggregate of 2,125,000 Class B ordinary shares of Parent (“Parent Class B Ordinary Shares” and together with the Parent Class A Ordinary Shares, the “Parent Ordinary Shares”) and warrants to purchase an aggregate of 2,125,000 Parent Class A Ordinary Shares. The Parent Class A Ordinary Shares and Parent Class B Ordinary Shares will be identical, except that holders of Parent Class B Ordinary Shares will have certain protective rights, including the right to approve any liquidation, sale of substantially all assets or equity, merger, consolidation, or similar transaction of Parent, amendments to Parent’s Memorandum and Articles of Association (“Parent’s M&A”), the creation or issuance of any new class or series of capital stock or equity securities convertible into capital stock of Parent, changes to the size of Parent’s or Fusion Fuel’s board of directors, and the removal of any member of Fusion Fuel’s board of directors. Each Parent Class B Ordinary Share is convertible at any time into one Parent Class A Ordinary Share at the option of the holder and all outstanding Parent Class B Ordinary Shares will automatically convert into an equal number of Parent Class A Ordinary Shares on December 31, 2023. The warrants to be issued to the Fusion Fuel Shareholders are identical to the HL Parent Warrants, except that they will not be redeemable by Parent and may be exercised for cash or on a cashless basis at the holder’s option as long as such warrants are held by Fusion Fuel Shareholders or their affiliates or permitted transferees.

The Fusion Fuel Shareholders holding Class A shares of Fusion Fuel also will have the right to receive their pro rata portion of up to an aggregate of 1,137,000 Parent Class A Ordinary Shares and warrants to purchase up to an aggregate of 1,137,000 Parent Class A Ordinary Shares upon the signing of agreements for the production and supply by Fusion Fuel or its affiliates of green hydrogen to certain purchasers (or, in the case of the first of such agreements, certain milestones with respect to performance under the agreement) prior to June 30, 2022. The total number of shares and warrants earnable for each such production agreement will be equal to twenty percent of the net present value of the agreement divided by €10.73, representing the aggregate agreed value of one Parent Class A Ordinary Share and one warrant to purchase one Parent Class A Ordinary Share. The warrants to be issued as part of this contingent consideration shall have the same terms as the warrants issued to the Fusion Fuel Shareholders at the closing of the Business Combination Agreement. See the section of this proxy statement/prospectus titled “The Business Combination Proposals – General – The Share Exchange: Consideration to Fusion Fuel Shareholders”.

HL Acquisitions Holdings LLC, Metropolitan Capital Partners V, LLC, and the Jeffrey Schwarz Children’s Trust (the “Sponsors”) along with, in the discretion of HL’s chief executive officer, certain other initial shareholders, will enter into an agreement (“Sponsor Agreement”) to forfeit an aggregate of 125,000 ordinary shares of HL and 125,000 warrants of HL upon the consummation of the Transactions.

EarlyBirdCapital, Inc. (“EBC”), the representative of the underwriters in HL’s initial public offering, on behalf of itself and the other holders of options to purchase an aggregate of 250,000 units of HL (with each unit containing one ordinary share of HL, one warrant of HL and one right of HL) (the “Unit Purchase Options”) has entered into an agreement (the “UPO Exchange Agreement”) pursuant to which the outstanding Unit Purchase Options of HL will be terminated, forfeited and cancelled in consideration for the issuance of an aggregate of 50,000 Parent Class A Ordinary Shares.

Accordingly, this prospectus covers an aggregate of 14,785,751 Parent Class A Ordinary Shares and 7,750,000 HL Parent Warrants issuable to the securityholders of HL as a result of the Merger. This prospectus does not register any of (i) the Parent Class B Ordinary Shares or warrants to purchase Parent Class A Ordinary Shares issuable to the Fusion Fuel Shareholders in the Transactions, (ii) the Parent Class A Ordinary Shares issuable upon conversion or exercise thereof, (iii) the Parent Class A Ordinary Shares or warrants to purchase Parent Class A Ordinary Shares which may be issuable to the Fusion Fuel Shareholders upon the satisfaction of certain earnout conditions, or (iv) the Parent Class A Ordinary Shares to be issued in the PIPE Investment.

Upon closing of the Transactions, Parent will have a dual class structure for its ordinary shares – the Parent Class A Ordinary Shares and Parent Class B Ordinary Shares will each receive one vote per share, but the Parent Class B Ordinary Shares will enjoy certain protective provisions, which are explained more fully elsewhere in this proxy statement/prospectus. We estimate that, as a result of the Transactions, (i) assuming that no HL shareholders elect to convert their public shares into cash in connection with the Transactions as permitted HL’s M&A, (ii) after giving effect to the forfeiture of an aggregate of 125,000 HL ordinary shares pursuant to the Sponsor Agreement, (iii) after giving effect to the termination, forfeiture, and cancellation of the Unit Purchase Options in exchange for the issuance of 50,000 Parent Class A Ordinary Shares pursuant to the UPO Exchange Agreement, (iv) after giving effect to the 2,450,000 Parent Class A Ordinary Shares to be issued by Parent at closing pursuant to a series of private placement subscription agreements with investors for the sale of an aggregate of Parent Class A Ordinary Shares at a price of $10.25 per share, for an aggregate purchase price of approximately $25.1 million (“PIPE Investment”), and (v) without taking into effect any Parent Class A Ordinary Shares issuable upon the exercise of HL Parent Warrants or warrants issued to the Fusion Fuel Shareholders in the Transactions, any Parent Class A Ordinary Shares or warrants which may be issued to the Fusion Fuel Shareholders as contingent consideration, or any securities which may be issued in any other financing, the current shareholders of HL will own approximately 60.6% of the voting power of the Parent Ordinary Shares outstanding, the Fusion Fuel Shareholders will own approximately 18.3% of the voting power of the Parent Ordinary Shares outstanding, and the PIPE Investors will hold approximately 21.1% of the voting power of the Parent Ordinary Shares outstanding. If all of the HL public shares are converted into cash, such percentages will be approximately 29.8%, 32.6%, and 37.6%, respectively.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the annual general meeting of HL shareholders scheduled to be held on [●], 2020.

HL’s units, ordinary shares, rights, and warrants are currently listed on the Capital Market of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “HCCHU,” “HCCH,” “HCCHR,” and “HCCHW,” respectively. Following the Transactions, all HL units, ordinary shares, rights, and warrants will be de-listed from Nasdaq and de-registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On [●], 2020, the record date, the closing sale price of HL units, ordinary shares, rights, and warrants were $[●], $[●], $[●], and $[●], respectively.

Although Parent is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the closing of the Transactions, Parent will become subject to the reporting requirements of the Exchange Act. Parent has applied for listing, to be effective at the time of the consummation of the Transactions, of the Parent Class A Ordinary Shares and HL Parent Warrants on Nasdaq under the symbols “HTOO” and “HTOOW”, respectively, and Parent is expected to be publicly traded on Nasdaq under those symbols following the completion of the Transactions, subject to receipt of Nasdaq’s approval and official notice of issuance. While trading on Nasdaq is expected to begin on the first business day following the date of completion of the Transactions, there can be no assurance that Parent’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors” for more information.

Parent will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Parent will also be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Parent’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Parent will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

This proxy statement/prospectus provides you with detailed information about the Business Combination Agreement, the Transactions, and other matters to be considered at the annual general meeting of HL’s shareholders. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 29 of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [●], 2020 and is first being mailed to HL’s shareholders on or about [●], 2020.

HL ACQUISITIONS CORP.
499 Park Avenue, 12th Floor

New York, NY 10022

(212) 486-8100

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON [●], 2020

Dear HL Acquisitions Corp. Shareholders:

You are cordially invited to attend the annual general meeting of shareholders of HL Acquisitions Corp. (“HL”) at [●] a.m. local time on [●], 2020, at the offices of Graubard Miller, HL’s U.S. counsel, located at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174. If you wish to attend the annual general meeting in person, you must reserve your attendance at least two (2) business days in advance of the annual general meeting by contacting our counsel, Graubard Miller, at 405 Lexington Avenue, 11th Floor, New York, NY 10174, telephone (212) 818-8800. See “Questions and Answers about the Proposals – How do I attend the annual general meeting in person?” for more information.

As previously disclosed, HL entered into the Business Combination Agreement, dated as of June 6, 2020 (as amended and restated on August 25, 2020, and as may be further amended from time to time, the “Business Combination Agreement”), with Fusion Welcome – Fuel, S.A., a public limited company domiciled in Portugal, sociedade anónima (“Fusion Fuel”), Fusion Fuel Green Limited (formerly known as Dolya Holdco 3 Limited), a private limited company incorporated in Ireland which is in the process of converting to a public limited company for Irish corporate purposes (“Parent”), Fusion Fuel Atlantic Limited, a British Virgin Islands business company and wholly owned subsidiary of Parent (“Merger Sub”), and the shareholders of Fusion Fuel (“Fusion Fuel Shareholders”) which, among other things, provides for a business combination between HL and Fusion Fuel.

At the annual general meeting, HL’s shareholders will be asked to approve the business combination contemplated by the Business Combination Agreement, a series of related proposals, and any and all other business that may properly come before the annual general meeting or any continuation, postponement, or adjournment thereof, as follows:

(1)	Proposal No. 1 – The Business Combination Proposals – to consider and vote upon two separate proposals, as follows:

(a)	a proposal to approve the merger of Merger Sub with and into HL, with HL being the surviving entity of such merger and a wholly-owned subsidiary of Parent and Parent becoming the new public reporting company (the “Merger”) as the first step in the business combination; and

(b)	a proposal to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including (i) the Merger and (ii) immediately after the consummation of the Merger, Parent’s purchase from the Fusion Fuel Shareholders of all of the issued and outstanding shares of Fusion Fuel (the “Share Exchange”, and together with the Merger, the “Transactions”).

We refer to these two sub-proposals as the “business combination proposals”;

(2)	Proposal No. 2 – The Director Proposal - to consider and vote upon a proposal to elect seven (7) directors to the board of directors of Parent to serve until their successors are duly elected and qualified — we refer to this proposal as the “director proposal”;

(3)	Proposal No. 3 – The Charter Proposals - to approve the following material differences between HL’s amended and restated memorandum and articles of association (“M&A”) and Parent’s memorandum and articles of association (“Parent’s M&A”) to be effective upon the consummation of Transactions: (i) the name of the new public entity will be “Fusion Fuel Green PLC” as opposed to “HL Acquisitions Corp.”; (ii) Parent’s corporate existence is perpetual as opposed to HL’s corporate existence terminating if a business combination is not consummated by HL within a specified period of time; (iii) Parent’s M&A provides for two classes of voting ordinary shares, as opposed to HL’s class of ordinary shares and class of preference shares, and (iv) Parent’s M&A does not include the various provisions applicable only to special purpose acquisition corporations that HL’s M&A contains — we refer to these proposals as the “charter proposals”; and

(4)	Proposal No. 4 – The PIPE Proposal - to consider and vote upon a proposal to approve a series of subscription agreements with investors (“PIPE Investors”) for the sale of an aggregate of 2,450,000 Parent Class A Ordinary Shares at a price of $10.25 per share, for an aggregate purchase price of approximately $25.1 million in private placements (“PIPE Investment”) which will close simultaneously with or immediately after the consummation of the Transactions— we refer to this proposal as the “PIPE proposal”.

(5)

Proposal No. 5 – The Adjournment Proposal - to consider and vote upon a proposal to adjourn the annual general meeting to a later date or dates, if necessary, if the parties are not able to consummate the Transactions — we refer to this proposal as the “adjournment proposal”.

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of HL ordinary shares at the close of business on [●], 2020 (the “record date”) are entitled to notice of the annual general meeting and to vote and have their votes counted at the annual general meeting and any adjournments or postponements of the annual general meeting.

After careful consideration, HL’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of HL and its shareholders and recommends that you vote or give instruction to vote “FOR” each proposal. Consummation of the Transactions is conditioned on approval of each of the business combination proposals, director proposal, and charter proposals, among other closing conditions described herein.

In connection with the initial public offering, each of HL’s shareholders prior to its initial public offering (the “initial shareholders”), and each officer and director of HL, agreed to vote the ordinary shares (“initial shares”) that were issued prior to HL’s initial public offering, as well as any HL ordinary shares acquired in the aftermarket, in favor of the business combination proposals. The HL initial shareholders, officers, and directors have also indicated that they intend to vote their ordinary shares of HL in favor of all other proposals being presented by HL management at the meeting. As of [●], 2020, the record date for the annual general meeting of shareholders, HL’s initial shareholders, officers, and directors beneficially owned and were entitled to vote an aggregate of 1,375,000 initial shares. The initial shares currently constitute approximately 20.96% of the outstanding HL ordinary shares. Accordingly, we would need approval from the holders of 1,905,377 shares, or approximately 29.04% of the outstanding HL ordinary shares, to approve the business combination proposals.

The parties have structured the Transactions to take the form of an exchange, which, subject to certain requirements, may qualify as a “reorganization” within the meaning of Section 368 of the Code. The parties, however, did not and will not seek a ruling from the IRS or an opinion from counsel regarding the tax consequences of the Transactions. The failure of the Transactions to qualify as a reorganization or being subject to Section 367 of the Code for U.S. federal income tax purposes could result in an HL securityholder recognizing income, gain or loss with respect to the HL ordinary shares surrendered by each holder. If the Transactions qualify as a reorganization within the meaning of Section 368 of the Code, a U.S. Holder (as defined below) of HL ordinary shares should not recognize gain or loss on the exchange of HL ordinary shares for Parent Class A Ordinary Shares pursuant to the Merger. A U.S. Holder of HL warrants should not recognize gain or loss on the adjustment of HL warrants for HL Parent Warrants pursuant to the Merger. The U.S. federal income tax treatment of HL rights in connection with the Transactions is uncertain; it is possible that the HL rights could be treated in a manner similar to options to acquire shares of HL or Parent, in which case a U.S. Holder generally should not recognize gain or loss upon the acquisition of Parent Class A Ordinary Shares on the exchange of each HL right for 1/10 of an HL ordinary share and the simultaneous conversion of each such HL ordinary share into one Parent Class A Ordinary Share, but there is a risk that alternate characterizations of the HL rights could result in U.S. federal income tax. For more information on the anticipated U.S. federal income tax consequences of the Transactions, see the section titled “Anticipated Material U.S. Federal Income Tax Consequences to HL and HL’s Securityholders.”

Non-Irish Holders (as defined below) are not anticipated to be within the charge to Irish tax on chargeable gains on the automatic conversion of their HL ordinary shares into Parent Class A Ordinary Shares, or the automatic adjustment of their HL warrants into HL Parent Warrants, pursuant to the Merger, unless the HL ordinary shares or HL warrants were used in or for the purposes of a trade carried on by such Non-Irish Holder through an Irish branch or agency, or were used, held or acquired for use by or for the purposes of an Irish branch or agency. For a more detailed description of the anticipated material Irish tax consequences of acquiring, holding and disposing of Parent Class A Ordinary Shares and HL Parent Warrants, see the section of this proxy statement/prospectus titled “The Business Combination Proposals — Anticipated Material Irish Tax Considerations to Non-Irish Holders.”

All HL shareholders are cordially invited to attend the annual general meeting in person. To ensure your representation at the annual general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of HL ordinary shares, you may also cast your vote in person at the annual general meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the annual general meeting and vote in person, obtain a proxy from your broker or bank.

A complete list of HL shareholders of record entitled to vote at the annual general meeting will be available for ten days before the annual general meeting at the principal executive offices of HL for inspection by shareholders during ordinary business hours for any purpose germane to the annual general meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the annual general meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

By Order of the Board of Directors

/s/ Jeffrey E. Schwarz
Jeffrey E. Schwarz
Chairman of the Board and Chief Executive Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSALS OR AT ALL OR TO BE A HOLDER OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES CONVERTED INTO CASH. THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING HL ORDINARY SHARES MAY EXERCISE CONVERSION RIGHTS REGARDLESS OF WHETHER THEY VOTE ON THE BUSINESS COMBINATION PROPOSALS OR IF THEY ARE A HOLDER OF RECORD ON THE RECORD DATE. TO EXERCISE CONVERSION RIGHTS, HOLDERS MUST TENDER THEIR SHARES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, HL’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE ANNUAL GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING CONTINENTAL STOCK TRANSFER & TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE TRANSACTIONS ARE NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “ANNUAL GENERAL MEETING OF HL SHAREHOLDERS — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement/prospectus is dated [●], 2020 and is first being mailed to HL’s shareholders on or about [●], 2020.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on [●], 2020: HL’s proxy statement/prospectus is available at [●].

Annexes:

Annex A – Amended and Restated Business Combination Agreement

Annex B – Parent’s Memorandum and Articles of Association

Annex C – List of Relevant Territories for the Purposes of Irish Dividend Withholding Tax

Annex D – Valuation of Fusion Fuel by HL’s Financial Advisor

You should rely only on the information contained in this proxy statement/prospectus in determining whether to vote in favor of the business combination proposals and the other proposals presented. No one has been authorized to provide you with information that is different from the information contained in this proxy statement/prospectus. The information in this proxy statement/prospectus speaks only as of the date hereof, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date. Neither the mailing of this proxy statement/prospectus to HL shareholders nor the issuance by Parent of securities in connection with the Transactions will create any implication to the contrary.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

General

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (“SEC”) by Fusion Fuel Green Limited (“Parent”), constitutes a prospectus of Parent under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Parent Class A Ordinary Shares, HL Parent Warrants, and Parent Class A Ordinary Shares issuable upon the exercise of the HL Parent Warrants, to be issued to securityholders of HL Acquisitions Corp. (“HL”) if the business combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to HL’s annual general meeting, at which HL shareholders will be asked to consider and vote upon a proposal to approve the business combination, among other matters.

Financial Statement Presentation

The historical financial statements of HL were prepared in accordance with U.S. GAAP and are denominated in U.S. Dollars (“USD” or “$”).

The historical financial statements of Fusion Fuel were prepared in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board (“IFRS”) and are denominated in Euros (“EUR” or “€”). Following the Transactions, Parent will qualify as a Foreign Private Issuer and will prepare its financial statements in accordance with IFRS with transactions denominated in EUR. Accordingly, the unaudited pro forma condensed combined financial information and the comparative per share information presented in this proxy statement/prospectus has been prepared in accordance with IFRS and denominated in EUR.

Exchange Rate Information

The translations from USD to EUR in this proxy statement/prospectus were made at the following rates:

●	USD 0.8891 to EUR 1.00 for the pro forma condensed balance sheet dated as of June 30, 2020, for the shareholders’ equity presentation in the comparative per share information as of June 30, 2020, and for calculations relating to the Net Assets Condition as of June 30, 2020, which is the closing exchange rate set forth on finance.yahoo.com on June 30, 2020;

●	USD 0.9071 to EUR 1.00 for the pro forma condensed combined statements of profits and losses for the six months ended June 30, 2020, and for the net income (loss) presentation in the comparative per share information for the same period, which is the average of the opening exchange rates set forth on finance.yahoo.com for such period;

●	USD 0.8930 to EUR 1.00 for the pro forma condensed combined statements of profits and losses for the twelve months ended December 31, 2019, and for the net income (loss) presentation in the comparative per share information for the same period, which is the average of the opening exchange rates set forth on finance.yahoo.com for such period; and

●	USD 0.8927 to EUR 1.00 for calculations relating to the Net Assets Condition as of December 31, 2019, which is the closing exchange rate set forth on finance.yahoo.com on December 31, 2019.

We make no representation that the EUR or USD amounts referred to in this proxy statement/prospectus could have been or could be converted into EUR or USD, as the case may be, at any particular rate or at all. On September 11, 2020, the noon buying rate as set forth in the H.10 statistical release of the Federal Reserve Board was EUR 1.1831 to USD 1.00.

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS

●	HL, Parent, Merger Sub, Fusion Fuel, and the Fusion Fuel Shareholders are parties to the Business Combination Agreement.

●	Fusion Fuel focuses on “green” hydrogen production through the use of concentrated photovoltaic systems. Fusion Fuel’s two principal lines of business include the sale, installation, operation, and maintenance of “green” hydrogen generators for clients and the development of “green” hydrogen plants with a view toward the sale of “green” hydrogen at pre-determined prices through purchase agreements. See the section of this proxy statement/prospectus titled “Business of Fusion Fuel.”

●	Parent will serve as a holding company for Fusion Fuel and HL after consummation of the Transactions. Merger Sub was formed solely as a vehicle for consummating the Transactions, and currently is a wholly owned subsidiary of Parent. See the section of this proxy statement/prospectus titled “Summary of the Proxy Statement/Prospectus – The Parties.”

●	Pursuant to the Business Combination Agreement, (i) the Merger will occur, through which Merger Sub will merge with and into HL, with HL being the surviving entity of the Merger and a wholly-owned subsidiary of Parent and Parent becoming the new public reporting company, and (ii) immediately after the consummation of the Merger, the Share Exchange will occur, through which the Fusion Fuel Shareholders will sell to Parent all of the issued and outstanding shares of Fusion Fuel in exchange for Parent Class B Ordinary Shares, warrants to purchase Parent Class A Ordinary Shares, and contingent consideration consisting of Parent Class A Ordinary Shares and warrants to purchase Parent Class A Ordinary Shares subject to certain earnout conditions described below. See the section of this proxy statement/prospectus titled “The Business Combination Proposals — General – Structure of the Transactions.”

●	Upon consummation of the Merger, (i) each HL ordinary share outstanding on the closing date will be converted into one Parent Class A Ordinary Share, except that holders of public shares will be entitled to elect instead to receive a pro rata portion of HL’s trust account, as provided in HL’s M&A, (ii) each outstanding right of HL will be exchanged for one-tenth of one ordinary share of HL immediately prior to the effective time of the Merger, and each such ordinary share of HL will be converted into one Parent Class A Ordinary Share, and (iii) each outstanding warrant of HL will remain outstanding and will automatically be adjusted to become an HL Parent Warrant. See the section of this proxy statement/prospectus titled “The Business Combination Proposals — General – The Merger: Consideration to HL Securityholders”.

●	Upon consummation of the Share Exchange, the Fusion Fuel Shareholders holding ordinary shares of Fusion Fuel will receive their pro rata portion (in respect of their ordinary shares) of an aggregate of 2,125,000 Parent Class B Ordinary Shares and warrants to purchase an aggregate of 2,125,000 Parent Class A Ordinary Shares. The Fusion Fuel Shareholders holding Class A shares of Fusion Fuel also will have the right to receive their pro rata portion (in respect of their Class A shares) of up to an aggregate of 1,137,000 Parent Class A Ordinary Shares and warrants to purchase up to an aggregate of 1,137,000 Parent Class A Ordinary Shares upon the signing of agreements for the production and supply by Fusion Fuel or its affiliates of green hydrogen to certain purchasers (or, in the case of the first of such agreements, certain milestones with respect to performance under such agreement) prior to June 30, 2022. The total number of shares and warrants earnable for each such production agreement will be equal to twenty percent of the net present value of the agreement divided by €10.73, representing the aggregate agreed value of one Parent Class A Ordinary Share and one warrant to purchase one Parent Class A Ordinary Share. See the section of this proxy statement/prospectus titled “The Business Combination Proposals — General – The Share Exchange: Consideration to Fusion Fuel Shareholders”.

●	The Sponsors and, in the discretion of HL’s chief executive officer, certain other initial shareholders, will enter into the Sponsor Agreement, pursuant to which such parties will forfeit an aggregate of 125,000 HL ordinary shares and 125,000 warrants of HL upon the consummation of the Transactions. See the section of this proxy statement/prospectus titled “The Business Combination Proposals — Related Agreements or Arrangements – Sponsor Agreement”.

●	EBC, the representative of the underwriters in HL’s initial public offering, on behalf of itself and the other holders of Unit Purchase Options, has entered into the UPO Exchange Agreement, pursuant to which the outstanding Unit Purchase Options will be terminated, forfeited, and cancelled in consideration for the issuance of an aggregate of 50,000 Parent Class A Ordinary Shares. See the section of this proxy statement/prospectus titled “The Business Combination Proposals — Related Agreements or Arrangements – UPO Exchange Agreement”.

●	Prior to the Closing, Parent will enter into an agreement (“Registration Rights Agreement”) with the Fusion Fuel Shareholders and the PIPE Investors, pursuant to which the Fusion Fuel Shareholders and PIPE Investors will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of 1933, as amended (“Securities Act”), of the Parent Class A Ordinary Shares held by the Fusion Fuel Shareholders and PIPE Investors, respectively (including the Parent Class A Ordinary Shares issuable upon the conversion of Parent Class B Ordinary Shares issued to the Fusion Fuel Shareholders), and the warrants to purchase Parent Class A Ordinary Shares and Parent Class A Ordinary Shares underlying such warrants to be held by the Fusion Fuel Shareholders, and any Parent Class A Ordinary Shares and warrants which may be issued as contingent consideration (as well as the Parent Class A Ordinary Shares underlying such warrants issued as contingent consideration), subject to certain conditions set forth therein. Additionally, HL, Parent, and the initial shareholders will amend any existing registration rights agreement or similar agreements or instruments to which the initial shareholders are a party providing for registration rights such that, after giving effect to the Merger, the Parent securities held by the initial shareholders will have the same registration rights that they currently have. See the section of this proxy statement/prospectus titled “The Business Combination Proposals — Related Agreements or Arrangements – Registration Rights Agreement”.

●	The Business Combination Agreement provides for mutual indemnification by HL and the Fusion Fuel Shareholders for breaches of their respective representations, warranties, and covenants. Claims for indemnification may be asserted once damages exceed a €750,000 threshold and will be reimbursable to the full extent of the damages in excess of such threshold. Claims for indemnification must be brought before the tenth business day after Parent files its annual report for the fiscal year ending December 31, 2021. To provide a source of funds for the Fusion Fuel Shareholders’ indemnification of HL, 212,500 of the Parent Class B Ordinary Shares to be issued by Parent in the Share Exchange (the “Escrow Shares”) will be deposited into escrow with Continental Stock Transfer & Trust Company acting as escrow agent. To provide a source of funds for HL’s indemnification of Fusion Fuel, Parent will reserve for issuance to the Fusion Fuel Shareholders an additional 212,500 Parent Class A Ordinary Shares (the “Indemnification Pool”). See the section of this proxy statement/prospectus titled “The Business Combination Proposals – Indemnification”.

●	In addition to voting on a proposal to adopt the Business Combination Agreement and approve the Transactions contemplated thereby as described in this proxy statement/prospectus (the “business combination proposals”), the shareholders of HL will also vote on proposals to elect seven (7) directors to the board of directors of Parent (the “director proposal”), approve various material differences between HL’s M&A and Parent’s M&A to be effective upon the consummation of the Transactions (the “charter proposals”), approve the PIPE Investments (the “PIPE proposal”), and, if necessary, an adjournment of the annual general meeting if HL is unable to consummate the Transactions for any reason (the “adjournment proposal”). See the sections of this proxy statement/prospectus titled “The Director Proposal,” “The Charter Proposals,” “The PIPE Proposal” and “The Adjournment Proposal.”

●	Upon completion of the Transactions, assuming their election by the shareholders of HL, the directors of Parent will be Jeffrey Schwarz, Frederico Figueira de Chaves, João Teixeira Wahnon, Jaime Silva, António Augusto Gutierrez Sá da Costa, Rune Magnus Lundetrae, and Alla Jezmir. The executive officers of Parent will be Frederico Figueira de Chaves as the chief financial officer, Jaime Silva as the chief technology officer, and João Teixeira Wahnon as the chief of business development. See the section of this proxy statement/prospectus titled “The Director Proposal.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.	Why am I receiving this proxy statement/prospectus?	A.

HL and Fusion Fuel have agreed to a business combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. The Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and HL encourages its shareholders to read it in its entirety. We refer to the business combination contemplated by the Business Combination Agreement as the “Transactions.”

HL’s shareholders are being asked to consider and vote upon a series of proposals to adopt the Business Combination Agreement, which, among other things, provides for (i) the Merger, whereby Merger Sub will merge with and into HL, with HL being the surviving entity of such merger and a wholly-owned subsidiary of Parent and Parent becoming the new public reporting company and (ii) the Share Exchange, whereby Parent will purchase from the Fusion Fuel Shareholders all of the issued and outstanding shares of Fusion Fuel. Immediately after the Transactions, each of HL and Fusion Fuel will be wholly-owned subsidiaries of Parent.

In addition to voting on the Transactions, the shareholders of HL will also consider and vote on the following matters:

●     a proposal to elect seven (7) directors to the board of directors of Parent to serve until their successors are duly elected and qualified. See the section of this proxy statement/prospectus titled “The Director Proposal.”

●     to approve the following material differences between HL’s M&A and Parent’s M&A to be effective upon the consummation of the business combination: (i) the name of the new public entity will be “Fusion Fuel Green PLC” as opposed to “HL Acquisitions Corp.”; (ii) Parent’s corporate existence is perpetual as opposed to HL’s corporate existence terminating if a business combination is not consummated by HL within a specified period of time; (iii) Parent’s M&A provides for two classes of voting ordinary shares, as opposed to HL’s class of ordinary shares and class of preference shares, and (iv) Parent’s M&A does not include the various provisions applicable only to special purpose acquisition corporations that HL’s M&A contains. See the section of this proxy statement/prospectus titled “The Charter Proposals.”

●     to consider and vote upon a proposal to approve a series of subscription agreements with the PIPE Investors for the sale of an aggregate of 2,450,000 Parent Class A Ordinary Shares at a price of $10.25 per share, for an aggregate purchase price of approximately $25.1 million in private placements, which will close simultaneously with the consummation of the Transactions. See the section of this proxy statement/prospectus titled “The PIPE Proposal.”

●     to consider and vote upon a proposal to adjourn the annual general meeting to a later date or dates, if necessary, if HL is not able to consummate the Transactions for any reason. See the section of this proxy statement/prospectus titled “The Adjournment Proposal.”

The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	Why is HL proposing the business combination?	A.

HL was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

On July 2, 2018, HL completed its initial public offering of 5,500,000 units, including 500,000 units which were subject to the over-allotment option granted to the underwriters, with each unit consisting of one ordinary share, one right exchangeable for one-tenth (1/10) of one ordinary share upon the consummation of HL’s initial business combination, and one warrant to purchase one HL ordinary share at a price of $11.50 per share upon the completion of HL’s initial business combination. Simultaneously with the closing of the initial public offering and the over-allotment option, HL consummated the private placement of an aggregate of 2,375,000 warrants. $55 million of the net proceeds of the sale of the units in the initial public offering, over-allotment, and the sale of the warrants in the private placement, was placed in a trust account for the benefit of the purchasers of the units in HL’s initial public offering. Since the completion of the initial public offering, HL’s activity has been limited to the evaluation of business combination candidates.

Like most blank check companies, HL’s M&A provided for the return of the proceeds of HL’s initial public offering held in the trust account to the holders of public shares if there is no qualifying business combination(s) consummated on or before a certain date (in HL’s case, originally January 2, 2020). HL was not able to consummate an initial business combination by such date and on January 2, 2020, HL’s shareholders approved an amendment to the M&A and an extension of time to consummate an initial business combination to March 2, 2020. On March 2, 2020, HL’s shareholders approved a further extension of time to consummate an initial business combination to July 2, 2020.

On July 2, 2020, HL’s shareholders approved a further extension to extend the date by which HL must complete its initial business combination from July 2, 2020 to October 2, 2020.

HL filed a definitive proxy statement on September 14, 2020, seeking shareholder approval to further extend the date by which HL must complete its initial business combination from October 2, 2020 to January 2, 2021, in case such additional time is needed. Notwithstanding shareholder approval of such extension, HL intends to consummate the Transactions as soon as practicable and will not use the full amount of time through January 2, 2021 to consummate the Transactions unless necessary.

Fusion Fuel focuses on “green” hydrogen production through the use of concentrated photovoltaic systems. Fusion Fuel’s two principal lines of business include the sale, installation, operation, and maintenance of “green” hydrogen generators for clients and the development of “green” hydrogen plants with a view toward the sale of “green” hydrogen at pre-determined prices through purchase agreements.

Based on its due diligence investigations of Fusion Fuel, including the financial and other information provided by Fusion Fuel in the course of their negotiations, HL believes that a business combination with Fusion Fuel will provide several significant benefits to both HL and Fusion Fuel. However, there is no assurance of this. See the section of this proxy statement/prospectus titled “The Business Combination Proposals — HL’s Board of Directors’ Reasons for Approval of the Transactions.”

Q.	I am an HL warrantholder. Why am I receiving this proxy statement/prospectus?	A.	As a holder of HL warrants, upon consummation of the Transactions, you will be entitled to purchase one Parent Class A Ordinary Share in lieu of one ordinary share of HL at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about Parent and the business of Parent and Fusion Fuel following consummation of the Transactions. Since holders of HL warrants may exercise these warrants and become holders of Parent Class A Ordinary Shares after the consummation of the Transactions, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q.	I am an HL rightholder. Why am I receiving this proxy statement/prospectus?	A.	Each outstanding right of HL will be exchanged for one-tenth of one ordinary share of HL immediately prior to the effective time of the Merger, and each such ordinary share of HL will be converted into one Parent Class A Ordinary Share upon consummation of the Merger. This proxy statement/prospectus includes important information about Parent and the business of Parent and Fusion Fuel following consummation of the Transactions. Since holders of HL rights will become holders of Parent Class A Ordinary Shares after the consummation of the Transactions, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q.	I am an HL shareholder. Do I have conversion rights?	A.

If you are a holder of public shares, you have the right to demand that HL convert such shares into cash notwithstanding whether you vote for or against the business combination proposals or do not vote at all or whether you are a shareholder of record on the record date. We sometimes refer to these rights to demand conversion of the public shares into a pro rata portion of the cash held in HL’s trust account as “conversion rights.”

Under HL’s M&A, the Transactions may only be consummated if HL has at least $5,000,001 of net tangible assets immediately prior to, or upon the consummation of, the Transactions after taking into account holders of public shares that have properly demanded conversion of their public shares into cash. If the PIPE Investment closes, then the proceeds received by Parent in the sale of Parent Class A Ordinary Shares to the PIPE Investors will ensure that this $5,000,001 net tangible asset requirement is met.

Q.	How do I exercise my conversion rights as an HL shareholder?	A.

If you are a holder of public shares and wish to exercise your conversion rights, you must demand that HL convert your shares to cash no later than two business days prior to the close of the vote on the business combination proposals and deliver your shares to HL’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System no later than two business days prior to the vote at the meeting. Any holder of public shares will be entitled to demand that his shares be converted for a full pro rata portion of the amount then in the trust account (which was $[●], or $[●] per share, as of [●], 2020, the record date), regardless of whether such holder votes in connection with the business combination proposals or is a holder of record on the record date. Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly after consummation of the Transactions.

Any request for conversion, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the business combination proposals at the annual general meeting. If you deliver your shares for conversion to HL’s transfer agent and later decide prior to the annual general meeting not to elect conversion, you may request that HL’s transfer agent return the shares (physically or electronically). You may make such request by contacting HL’s transfer agent at the address listed at the end of this section.

If a holder of public shares properly demands conversion as described above, then, if the Transactions are consummated, HL will convert these shares into a pro rata portion of funds deposited in the trust account. If you exercise your conversion rights, then you will be exchanging your ordinary shares of HL for cash and will not be entitled to Parent Class A Ordinary Shares upon consummation of the Transactions.

If you are a holder of public shares and you exercise your conversion rights, it will not result in the loss of any HL warrants or HL rights that you may hold.

Q.	What happens to the funds deposited in the trust account after consummation of the Transactions?	A.	After consummation of the Transactions, the funds then held in the trust account will be released and used to pay holders of the public shares who exercise conversion rights, to repay loans made to HL by HL’s officers, directors, Sponsors, and others, to pay fees and expenses incurred in connection with the business combination (including fees of an aggregate of approximately $2.2 million to EBC and its designees), and for working capital and general corporate purposes of the Fusion Fuel business.

Q.	What happens if a substantial number of public shareholders vote in favor of the business combination proposals and exercise their conversion rights?	A.

HL’s public shareholders may vote in favor of the business combination and still exercise their conversion rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public shareholders are substantially reduced as a result of conversions by public shareholders. With fewer public shares and public shareholders, the trading market for the Parent Class A Ordinary Shares may be less liquid than the market for HL’s ordinary shares was prior to the Transactions and Parent may not be able to meet the listing standards for Nasdaq. If Parent’s securities are not listed on Nasdaq or another recognized stock exchange in the United States of America or Canada and certain other conditions are not met, the PIPE Investment will not close and Irish stamp duty may be chargeable on transfers of Parent’s securities. In addition, with fewer funds available from the trust account, the working capital infusion from the trust account into Fusion Fuel’s business will be reduced. See “Risk Factors” for more details.

Q.	What happens if the Transactions are not consummated?	A.	If HL does not complete the Transactions with Fusion Fuel or consummate another business combination by October 2, 2020 (or January 2, 2021 if such later date is approved by HL shareholders through approval of an amendment to the M&A), it will trigger HL’s automatic winding up, dissolution and liquidation pursuant to the terms of its M&A. There is no limit on the number of extensions of time to complete a business combination that HL may take (although Fusion Fuel would have the right to terminate the Business Combination Agreement if the Transactions are not consummated on or before January 2, 2021).

Q.	Do I have dissenter’s rights if I object to the proposed Transactions?	A.	HL shareholders who do not exercise their conversion rights and who do not consent to the approval of the Merger may, under certain conditions, become entitled to be paid the “fair value” of their shares in cash, as determined by an appraisal process as set out in the BVI Companies Act, in lieu of the consideration set forth in the Business Combination Agreement. HL shareholders’ who are considering exercising dissenter’s rights are advised to consult appropriate legal counsel.

Q.	When do you expect the Transactions to be completed?	A.	It is currently anticipated that the Transactions will be consummated promptly following the completion of the annual general meeting of shareholders, which is scheduled for [●], 2020, and any postponements or adjournments thereof. For a description of the conditions for the completion of the Transactions, see the section of this proxy statement/prospectus titled “The Business Combination Agreement — Conditions to Closing.”

Q.	Why is HL proposing the PIPE proposal?	A.	HL is seeking shareholder approval of the PIPE proposal in order to comply with Nasdaq Listing Rule 5635(a), which requires shareholder approval of the issuance of ordinary shares or shares convertible into or exercisable for ordinary shares in certain issuances undertaken in connection with the acquisition of the stock or assets of another company that result in the issuance of 20% or more of the ordinary shares or voting power outstanding before such issuance, and Rule 5635(d), which requires shareholder approval for a transaction other than a public offering involving the sale, issuance, or potential issuance of ordinary shares or shares convertible into or exercisable for ordinary shares at a price that is less than the lower of the official closing price as reflected on Nasdaq.com immediately before the signing of the binding agreement or the average official closing price for the five trading days before the signing of the binding agreement, that results in the issuance of 20% or more of the ordinary shares or voting power outstanding before such issuance. See the section of this proxy statement/prospectus titled “The PIPE Proposal” for more information.

Q.	What do I need to do now?	A.	HL urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Transactions will affect you as a shareholder of HL. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy cards.

Q.	How do I vote?	A.	If you are a holder of record of HL ordinary shares on the record date, you may vote in person at the annual general meeting or by submitting a proxy for the annual general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?	A.

Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Each of the business combination proposals, director proposal, charter proposals, and PIPE proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.

The adjournment proposal is considered a routine proposal. Accordingly, your broker, bank or nominee may vote your shares with respect to the adjournment proposal without receiving voting instructions.

Q.	May I change my vote after I have mailed my signed proxy card or given instructions to my broker, bank or other nominee?	A.	Yes. Shareholders of record may send a later-dated, signed proxy card to HL’s secretary at the address set forth below so that it is received prior to the vote at the annual general meeting or attend the annual general meeting in person and vote. Shareholders of record also may revoke their proxy by sending a notice of revocation to HL’s secretary, which must be received by HL’s secretary prior to the vote at the annual general meeting. Shareholders who hold their shares in “street name” must follow the instructions provided by their broker, bank or other nominee in order to change or revoke their voting instructions.

Q.	How do I attend the annual general meeting in person?	A.

In-person attendance at the annual general meeting is limited due to the coronavirus pandemic and mandated social distancing protocols in New York City. If you would like to attend the annual general meeting in person, you must reserve your attendance at least two (2) business days in advance of the annual general meeting by contacting our counsel, Graubard Miller, at 405 Lexington Avenue, 11th Floor, New York, NY 10174, telephone (212) 818-8800. Reservations will be accepted in the order in which they are received.

For security reasons, be prepared to show a form of government-issued photo identification upon arrival. If you do not reserve your attendance in advance, you will be admitted only if space is available and you provide photo identification and satisfactory evidence that you were a shareholder as of the record date. Additionally, in accordance with federal and local guidelines, we require all persons attending the annual general meeting to wear face masks. Social distancing and city and state requirements concerning occupancy will be enforced.

Q.	What happens if I fail to take any action with respect to the meeting?	A.	If you are a shareholder and you fail to take any action with respect to the annual general meeting and the Transactions are approved by shareholders and consummated, you will become a shareholder of Parent. If you fail to take any action with respect to the annual general meeting and the Transactions are not approved, you will continue to be a shareholder of HL.

Q.	What should I do with my share, right, and warrant certificates?	A.	HL shareholders, rights holders, and warrantholders should not submit their certificates now, unless you are a shareholder exercising your conversion rights. After the consummation of the Transactions, Parent will send instructions to HL shareholders, rights holders and warrantholders regarding the exchange of their securities for securities of Parent.

Q.	What should I do if I receive more than one set of voting materials?	A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus. For example, if you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold your shares in more than one brokerage account, you will receive voting materials for each brokerage account in which you hold shares. Please complete, sign, date and return each proxy card you receive and provide instructions on how to vote your shares with respect to each brokerage account for which you receive proxy materials, in order to be sure you cast a vote with respect to all of your ordinary shares.

Q.	What should I do if I receive more than one set of voting materials?	A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus. For example, if you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold your shares in more than one brokerage account, you will receive voting materials for each brokerage account in which you hold shares. Please complete, sign, date and return each proxy card you receive and provide instructions on how to vote your shares with respect to each brokerage account for which you receive proxy materials, in order to be sure you cast a vote with respect to all of your ordinary shares.

Q.	Who can help answer my questions?	A.	If you have questions about the Transactions or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

HL Acquisitions Corp.

499 Park Avenue, 12th Floor

New York, NY 10022

Attn: Jeffrey Schwarz

Tel: (212) 486-8100

or:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Attn: Karen Smith

Toll Free Telephone: (877) 870-8565

Main Telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

You may also obtain additional information about HL from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus titled “Where You Can Find More Information.”

If you are a holder of public shares and you intend to seek conversion of your shares, you will need to deliver your shares (either physically or electronically) to HL’s transfer agent at the address below at least two business days prior to the vote at the annual general meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To better understand the proposals to be submitted for a vote at the annual general meeting of shareholders, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Transactions that will be undertaken. It is also described in detail in this proxy statement/prospectus in the section titled “The Business Combination Agreement.”

The Parties

HL

HL is a blank check company formed in the British Virgin Islands on February 23, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

On July 2, 2018, HL completed its initial public offering of 5,500,000 units, including 500,000 units which were subject to the over-allotment option granted to the underwriters, with each unit consisting of one ordinary share, one right exchangeable for one-tenth (1/10) of one ordinary share upon the consummation of HL’s initial business combination, and one warrant to purchase one HL ordinary share at a price of $11.50 per share upon the completion of HL’s initial business combination. Simultaneously with the closing of the initial public offering and the over-allotment option, HL consummated the private placement of an aggregate of 2,375,000 warrants. $55 million of the net proceeds of the sale of the units in the initial public offering, over-allotment, and the sale of the warrants in the private placement, was placed in a trust account for the benefit of the purchasers of the units in HL’s initial public offering. Since the completion of the initial public offering, HL’s activity has been limited to the evaluation of business combination candidates.

On January 2, 2020, HL’s shareholders approved an amendment to the M&A and extended the period of time for which HL is required to consummate a Business Combination to March 2, 2020. The number of ordinary shares presented for conversion in connection with the extension was 275,984. HL paid cash in the aggregate amount of $2,851,457, or approximately $10.33 per share, to converting shareholders. On January 2, 2020, HL deposited an aggregate of $156,720 into the trust account for the first thirty-day extension period. On January 29, 2020 HL deposited an aggregate of an additional $156,720 into the trust account for the second thirty-day extension period. After the second deposit, HL had an aggregate of $54.4 million in its trust account, or approximately $10.41 per public share.

On March 2, 2020, HL’s shareholders approved an extension to the period of time for which HL is required to consummate a Business Combination to July 2, 2020. The number of ordinary shares presented for conversion in connection with such extension was 126,000. HL paid cash in the aggregate amount of approximately $1.3 million, or approximately $10.42 per share, to converting shareholders. On each of March 2, April 2, May 2, and June 2, 2020, HL deposited into the trust account $0.03 per share that was not converted in connection with the extension, for an aggregate of $611,762. After such deposits, HL had an aggregate of approximately $53.85 million in its trust account, or approximately $10.55 per public share.

On July 2, 2020, HL’s shareholders approved a further extension to the period of time for which HL is required to consummate its initial business combination to October 2, 2020. The number of ordinary shares presented for conversion in connection with the second extension amendment was 500. HL paid cash in the aggregate amount of $5,282, or approximately $10.56 per share, to converting shareholders. After such withdrawal, HL had an aggregate of approximately $53.85 million in its trust account, or approximately $10.56 per public share.

HL filed a definitive proxy statement on September 14, 2020, seeking shareholder approval to further extend the date by which HL must complete its initial business combination from October 2, 2020 to January 2, 2021, in case such additional time is needed. Notwithstanding shareholder approval of such extension, HL intends to consummate the Transactions as soon as practicable and will not use the full amount of time through January 2, 2021 to consummate the Transactions unless necessary.

HL’s units, ordinary shares, rights and warrants are listed on Nasdaq under the symbols HCCHU, HCCH, HCCHR, and HCCHW, respectively.

HL’s principal executive office is located at 499 Park Avenue, 12th Floor, New York, NY 10022 and its telephone number is (212) 486-8100. After the consummation of the Transactions, HL will become a wholly owned subsidiary of Parent.

Fusion Fuel

Fusion Fuel focuses on “green” hydrogen production through the use of concentrated photovoltaic systems. Fusion Fuel’s two principal lines of business include the sale, installation, operation, and maintenance of “green” hydrogen generators for clients and the development of “green” hydrogen plants with a view toward the sale of “green” hydrogen at pre-determined prices through purchase agreements.

Fusion Fuel is a public limited company domiciled in Portugal, sociedade anónima, and was formed on July 25, 2018. Fusion Fuel’s principal executive office is located at Ex-Siemens Facilities, Rua da Fábrica, S/N, Sabugo, 2715-376, Almargem do Bispo, Portugal. Fusion Fuel’s telephone number is +351 215 818 802. After the consummation of the Transactions, Fusion Fuel will become a wholly owned subsidiary of Parent.

Parent

Parent will serve as a holding company for Fusion Fuel and HL after consummation of the Transactions. Parent’s current sole shareholder is Frederico Figueira de Chaves.

Parent was formed on April 3, 2020 as a private limited company under the name Dolya Holdco 3 Limited, incorporated in Ireland. On July 14, 2020, Parent effected a change of name to Fusion Fuel Green Limited. For Irish corporate purposes, Parent will convert into a public limited company incorporated in Ireland. Parent’s principal executive office is located at 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland. Parent’s telephone number is +353 1 920 1000. After the consummation of the Transactions, Parent will become the continuing public company.

Merger Sub

Merger Sub was formed solely as a vehicle for consummating the Merger, and is a wholly owned subsidiary of Parent.

Merger Sub, a British Virgin Islands business company, was formed on June 5, 2020. Merger Sub’s principal executive office is located at Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands. Merger Sub’s telephone number is +1 284 852 3000. After the consummation of the Transactions, it will cease to exist.

Emerging Growth Company

Each of HL and Parent is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). As an emerging growth company, each of HL and Parent is eligible, and has elected, to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation (to the extent applicable to a foreign private issuer in Parent’s case).

Parent could remain an emerging growth company until the last day of Parent’s fiscal year following the fifth anniversary of HL’s initial public offering. However, if Parent’s annual gross revenue is $1.07 billion or more, if its non-convertible debt issued within a three year period exceeds $1 billion or the market value of its ordinary shares that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, Parent would cease to be an emerging growth company as of the following fiscal year.

Foreign Private Issuer

Parent will be a “foreign private issuer” as defined under the Exchange Act. As a foreign private issuer under the Exchange Act, Parent will be exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, Parent will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act, and Parent will not be required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, Parent’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Parent Ordinary Shares.

As a foreign private issuer, Parent will also be permitted to follow certain home country corporate governance practices instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers. In order to rely on this exception, Parent is required to disclose each Nasdaq rule that it does not intend to follow and describe the home country practice that Parent will follow in lieu thereof. Parent does not currently intend to follow any Irish corporate governance practices in lieu of Nasdaq corporate governance rules.

The Business Combination Proposals

The Business Combination Agreement provides for (i) the Merger, pursuant to which Merger Sub will merge with and into HL, with HL being the surviving entity of the Merger and a wholly-owned subsidiary of Parent and Parent becoming the new public reporting company, and (ii) immediately after the consummation of the Merger, the Share Exchange will occur, pursuant to which Parent will purchase from the Fusion Fuel Shareholders all of the issued and outstanding shares of Fusion Fuel.

Upon consummation of the Merger, (i) each HL ordinary share outstanding on the closing date will be converted into one Parent Class A Ordinary Share, except that holders of HL ordinary shares sold in HL’s initial public offering will be entitled to elect instead to receive a pro rata portion of HL’s trust account, as provided in HL’s M&A, (ii) each outstanding right of HL will be exchanged for one-tenth of one ordinary share of HL immediately prior to the effective time of the Merger, and each such ordinary share of HL will be converted into one Parent Class A Ordinary Share, and (iii) each outstanding warrant of HL will automatically be adjusted to become an HL Parent Warrant and will entitle the holder to purchase one Parent Class A Ordinary Share at a price of $11.50 per share.

Upon consummation of the Share Exchange, the Fusion Fuel Shareholders holding ordinary shares will receive their pro rata portion (in respect of their ordinary shares) of an aggregate of 2,125,000 Parent Class B Ordinary Shares and warrants to purchase an aggregate of 2,125,000 Parent Class A Ordinary Shares. The Fusion Fuel Shareholders holding Class A shares of Fusion Fuel also will have the right to receive their pro rata portion (in respect of their Class A shares) of up to an aggregate of 1,137,000 Parent Class A Ordinary Shares and warrants to purchase up to an aggregate of 1,137,000 Parent Class A Ordinary Shares upon the signing of agreements for the production and supply by Fusion Fuel or its affiliates of green hydrogen to certain purchasers (or, in the case of the first of such agreements, certain milestones with respect to performance under the agreement) prior to June 30, 2022. The total number of shares and warrants earnable for each such production agreement will be equal to twenty percent of the net present value of the agreement divided by €10.73, representing the aggregate agreed value of one Parent Class A Ordinary Share and one warrant to purchase one Parent Class A Ordinary Share. See the section of this proxy statement/prospectus titled “The Business Combination Proposals – General – The Share Exchange: Consideration to Fusion Fuel Shareholders”.

The Sponsors and, in the discretion of HL’s chief executive officer, certain other initial shareholders, will enter into the Sponsor Agreement, pursuant to which they will forfeit an aggregate of 125,000 HL ordinary shares and 125,000 warrants of HL upon the consummation of the Transactions.

EBC, the representative of the underwriters in HL’s initial public offering, on behalf of itself and the other holders of Unit Purchase Options, has entered into the UPO Exchange Agreement, pursuant to which the outstanding Unit Purchase Options of HL will be terminated, forfeited and cancelled in consideration for the issuance of an aggregate of 50,000 Parent Class A Ordinary Shares.

As a result of the Transactions, Fusion Fuel and HL will become wholly-owned subsidiaries of Parent and the securityholders of Fusion Fuel and HL (to the extent that they elect not to convert their public shares into cash) will become the securityholders of Parent. Parent will adopt a dual class structure for its ordinary shares – the Parent Class A Ordinary Shares and Parent Class B Ordinary Shares will each receive one vote per share, but the Parent Class B Ordinary Shares will enjoy certain protective provisions, which are explained more fully elsewhere in this proxy statement/prospectus. We estimate that, as a result of the Transactions, and (i) assuming that no HL shareholders elect to convert their public shares into cash in connection with the Transactions as permitted by HL’s M&A, (ii) after giving effect to the forfeiture of an aggregate of 125,000 HL ordinary shares pursuant to the Sponsor Agreement, (iii) after giving effect to the termination, forfeiture, and cancellation of the Unit Purchase Options in exchange for 50,000 Parent Class A Ordinary Shares pursuant to the UPO Exchange Agreement, (iv) after giving effect to the 2,450,000 Parent Class A Ordinary Shares to be issued in the PIPE Investment, and (v) without taking into effect any Parent Class A Ordinary Shares issuable upon the exercise of HL Parent Warrants or warrants to purchase Parent Class A Ordinary Shares issued to the Fusion Fuel Shareholders in the Transactions, any Parent Class A Ordinary Shares or warrants which may be issued to the Fusion Fuel Shareholders as contingent consideration or any Parent Class A Ordinary Shares issuable upon the exercise of such warrants issuable as contingent consideration, or any securities which may be issued in any other financing, the current shareholders of HL will own approximately 60.6% of the voting power of the Parent Ordinary Shares outstanding, the Fusion Fuel Shareholders will own approximately 18.3% of the voting power of the Parent Ordinary Shares outstanding, and the PIPE Investors will hold approximately 21.1% of the voting power of the Parent Ordinary Shares outstanding. If all of the HL public shares are converted into cash, such percentages will be approximately 29.8%, 32.6%, and 37.6%, respectively.

The Business Combination Agreement provides for mutual indemnification by HL and the Fusion Fuel Shareholders for breaches of their respective representations, warranties, and covenants. Claims for indemnification may be asserted once damages exceed a €750,000 threshold and will be reimbursable to the full extent of the damages in excess of such threshold. Claims for indemnification must be brought before the tenth business day after Parent files its annual report for the fiscal year ending December 31, 2021. To provide a source of funds for the Fusion Fuel Shareholders’ indemnification of HL, 212,500 Escrow Shares will be deposited into escrow with Continental Stock Transfer & Trust Company acting as escrow agent. To provide a source of funds for HL’s indemnification of Fusion Fuel, Parent will reserve the Indemnification Pool for potential issuance to the Fusion Fuel Shareholders.

HL and Fusion Fuel plan to complete the Transactions promptly after the HL annual general meeting, provided that:

●	HL’s shareholders have approved the business combination proposals, director proposal, and charter proposals;

●	Parent has entered into a composition agreement with the Irish Revenue Commissioners and a Special Eligibility Agreement for Securities with The Depository Trust Company with respect to the Parent Class A Ordinary Shares, HL Parent Warrants, and warrants to purchase Parent Class A Ordinary Shares issuable to the Fusion Fuel Shareholders, as applicable;

●	Parent has entered into subscription agreements with accredited investors for the private placement of no less than 2,450,000 Parent Class A Ordinary Shares, which subscription agreements require such investors to deposit the purchase price for the Parent Class A Ordinary Shares into an escrow account with DNB Bank ASA within 3 business days of the establishment of such escrow account, and close simultaneously with or immediately after a Closing and only allow for the return of escrowed funds to investors in the event that (i) HL does not receive shareholder approval to the PIPE Investment, (ii) HL, Parent and Fusion Fuel do not consummate the Transactions, or (iii) the Parent Class A Ordinary Shares are not listed on Nasdaq (“PIPE Closing Condition”). As of August 25, 2020, an aggregate of $25,112,500 of gross proceeds from the PIPE Investment was placed into escrow pending the closing of the Transactions;

●	HL has net tangible assets of at least $5,000,001 immediately prior to, or upon the consummation of, the Transactions after taking into account holders of public shares that have properly demanded conversion of their public shares into cash. HL shareholders should note that if the PIPE Closing Condition is met, then the proceeds received by Parent in the sale of Parent Class A Ordinary Shares to the PIPE Investors will ensure that this $5,000,001 net tangible asset requirement is met;

●	Parent has received confirmation from Nasdaq that it meets all of the requirements for listing of the Parent Class A Ordinary Shares on such exchange, subject to official notice thereof;

●	the execution and delivery of the escrow agreement with respect to the Escrow Shares, the Registration Rights Agreement, and the other ancillary agreements and documents (including, without limitation, Parent’s M&A) required by the Business Combination Agreement; and

●	the other conditions specified in the Business Combination Agreement have been satisfied or waived.

After consideration of the factors identified and discussed in the section of this proxy statement/prospectus titled “The Business Combination Proposals — HL’s Board of Directors’ Reasons for Approval of the Transactions,” HL’s board of directors concluded that the Transactions are in the best interests of the HL shareholders.

If the business combination proposals are not approved by HL’s shareholders at the annual general meeting, the director proposal, charter proposals, and PIPE proposal will not be presented at the annual general meeting for a vote of shareholders.

Valuation of Fusion Fuel’s Business

Webber Research and Advisory LLC (“Webber Research”) provided to the HL board of directors a valuation of the business of Fusion Fuel, concluding that Fusion Fuel had a fair market value equal to at least 80% of the balance in HL’s trust account. HL sought out Webber Research because of the firm’s expertise within the energy infrastructure sector.

The valuation was prepared for and addressed to HL’s board of directors for the use and benefit of the members of the board of directors (in their capacities as such) in connection with the board’s evaluation of the business combination. Neither Webber Research’s valuation nor the summary set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any shareholder as to how such shareholder should act or vote with respect to any matter relating to the Transactions or otherwise. Webber Research’s valuation was just one of the several factors the board of directors considered in making its determination to recommend the Transactions, including those described elsewhere in this proxy statement/proxy statement.

The Director Proposal

The shareholders of HL will vote on a proposal to elect seven (7) directors to Parent’s board of directors until their successors are duly elected and qualified. If management’s nominees are elected, the directors of Parent will be Jeffrey Schwarz, Frederico Figueira de Chaves, João Teixeira Wahnon, Jaime Silva, António Augusto Gutierrez Sá da Costa, Rune Magnus Lundetrae, and Alla Jezmir. The executive officers of Parent will be Frederico Figueira de Chaves as the chief financial officer, Jaime Silva as the chief technology officer, and João Teixeira Wahnon as the chief of business development.

The Charter Proposals

The shareholders of HL will vote on separate proposals to approve the following material differences between Parent’s M&A and HL’s current M&A: (i) the name of the new public entity will be “Fusion Fuel Green PLC” as opposed to “HL Acquisitions Corp.”; (ii) Parent’s corporate existence is perpetual as opposed to HL’s corporate existence terminating if a business combination is not consummated by HL within a specified period of time; (iii) Parent’s M&A provides for two classes of voting ordinary shares, as opposed to HL’s class of ordinary shares and class of preference shares, and (iv) Parent’s M&A does not include the various provisions applicable only to special purpose acquisition corporations that HL’s M&A contains. Parent’s M&A to be in effect upon consummation of the Transactions is attached as Annex B to this proxy statement/prospectus. See the section of this proxy statement/prospectus titled “The Charter Proposals.”

The PIPE Proposal

The shareholders of HL will vote upon a proposal to approve a series of subscription agreements with the PIPE Investors for the sale of an aggregate of 2,450,000 Parent Class A Ordinary Shares at a price of $10.25 per share, for an aggregate purchase price of approximately $25.1 million in private placements which will close simultaneously with the consummation of the Transactions. See the section of this proxy statement/prospectus titled “The PIPE Proposal.”

The Adjournment Proposal

If HL is unable to consummate the Transactions at the time of the annual general meeting for any reason, the Chairman presiding over the annual general meeting may submit a proposal to adjourn the annual general meeting to a later date or dates, if necessary. See the section of this proxy statement/prospectus titled “The Adjournment Proposal.”

HL Initial Shareholders

As of [●], 2020, the record date for the annual general meeting of shareholders, HL’s initial shareholders beneficially owned and were entitled to vote an aggregate of 1,375,000 initial shares. The initial shares currently constitute approximately 20.96% of the outstanding HL ordinary shares. In connection with the initial public offering, each HL initial shareholder, officer, and director, agreed to vote the initial shares, as well as any HL ordinary shares acquired in the aftermarket, in favor of the business combination proposals. Accordingly, we would need approval from the holders of 1,905,377 shares, or approximately 29.04% of the outstanding HL ordinary shares to approve the business combination proposals.

In connection with the initial public offering, each HL initial shareholder, officer, and director, agreed to vote the initial shares, as well as any HL ordinary shares acquired in the aftermarket, in favor of the business combination proposals. The HL initial shareholders, officers, and directors have also indicated that they intend to vote their ordinary shares of HL in favor of all other proposals being presented by HL management at the meeting. The initial shares have no conversion rights in the event a business combination is not effected in the required time period and will be worthless if no business combination is effected by HL. In connection with the initial public offering, the initial shareholders entered into an escrow agreement pursuant to which their initial shares of HL are held in escrow and may not be transferred (subject to limited exceptions) until, (i) with respect to 50% of the shares, the earlier of one year after the date of the consummation of HL’s initial business combination and the date on which the closing price of HL’s ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after HL’s initial business combination, and (ii) with respect to the other 50% of the shares, one year after the consummation of HL’s initial business combination, or earlier, in either case, if, subsequent to such initial business combination, HL consummates a liquidation, merger, share exchange or other similar transaction which results in all of HL’s shareholders having the right to exchange their shares for cash, securities or other property. The Parent Class A Ordinary Shares the initial shareholders will receive upon consummation of the Transactions will be placed in escrow with the same terms as described above.

Date, Time and Place of Annual General Meeting of HL’s Shareholders

The annual general meeting of the shareholders of HL will be held at [●] a.m., local time, on [●], 2020, at the offices of Graubard Miller, HL’s U.S. counsel, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174, or such other date, time and place to which such meeting may be adjourned or postponed. If you wish to attend the annual general meeting in person, you must reserve your attendance at least two (2) business days in advance of the annual general meeting by contacting our counsel, Graubard Miller, at 405 Lexington Avenue, 11th Floor, New York, NY 10174, telephone (212) 818-8800. See “Questions and Answers about the Proposals – How do I attend the annual general meeting in person?” for more information.

Voting Power; Record Date

HL has fixed the close of business on [●], 2020 as the “record date” for determining HL shareholders entitled to notice of and to attend and vote at the annual general meeting. As of the close of business on the record date, there were [6,560,751] HL ordinary shares outstanding and entitled to vote. Each HL ordinary share is entitled to one vote per share at the annual general meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Quorum and Vote Required

A quorum of HL shareholders is necessary to hold a valid meeting of shareholders. The presence in person or by proxy of the holders of at least fifty percent (50%) of the shares entitled to vote constitutes a quorum.

Each of the proposals presented at the annual general meeting requires approval by a simple majority of shareholders, which is defined in HL’s M&A as a majority of those entitled to vote on the resolution and actually voting on the resolution (and absent shareholders, shareholders who are present but do not vote, blanks and abstentions are not counted).

Conversion Rights

Pursuant to HL’s M&A, a holder of public shares may demand that HL convert such shares into cash if the Transactions are consummated. HL is allowing all holders of public shares to exercise conversion rights regardless of whether such holders vote in favor or against the Transactions or do not vote at all or are not holders of record on the record date. Holders of public shares will be entitled to receive cash for these shares if they demand that HL convert their shares into cash no later than two business days prior to the close of the vote on the business combination proposals and deliver their shares to HL’s transfer agent no later than two business days prior to the vote at the meeting. If the Transactions are not completed, these shares will not be converted into cash. If a holder of public shares properly demands conversion, HL will convert each public share into a full pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Transactions. As of [●], 2020, the record date, this would amount to approximately $[●] per share. If a holder of public shares exercises its conversion rights, then it will be exchanging its ordinary shares of HL for cash and will no longer own the shares. See the section of this proxy statement/prospectus titled “Annual General Meeting of HL Shareholders — Conversion Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

The Transactions will only be consummated if HL has net tangible assets of at least $5,000,001 immediately prior to, or upon the consummation of, the Transactions after taking into account holders of public shares that have properly demanded conversion of their public shares into cash. HL shareholders should note that if the PIPE Closing Condition is met, then the proceeds received by Parent in the sale of Parent Class A Ordinary Shares to the PIPE Investors will ensure that this $5,000,001 net tangible asset requirement is met.

Holders of HL warrants and rights will not have conversion rights with respect to such securities.

Dissenter’s Rights

HL shareholders who do not exercise their conversion rights and who do not consent to the approval of the Merger may, under certain conditions, become entitled to be paid the “fair value” of their shares in cash, as determined by an appraisal process as set out in the BVI Companies Act, in lieu of the consideration set forth in the Business Combination Agreement. HL shareholders who are considering exercising dissenter’s rights are advised to consult appropriate legal counsel. See the section of this proxy statement/prospectus titled “Annual General Meeting of HL Shareholders—Dissenter’s Rights” for more information.

Proxy Solicitation

HL is soliciting proxies on behalf of its board of directors. HL will bear all of the costs of the solicitation. Proxies may be solicited by mail, telephone or in person. HL has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies and will pay that firm a $5,500 fee plus disbursements for such services at the closing of the proposed business combination.

If you grant a proxy, you may still vote your HL ordinary shares in person at the annual general meeting. You may also change your vote by submitting a later-dated proxy or by revoking your proxy as described in the sections of this proxy statement/prospectus titled “Annual General Meeting of HL Shareholders — Revoking Your Proxy”.

Interests of HL’s Directors, Officers, and Others in the Transactions

When you consider the recommendation of HL’s board of directors in favor of approval of the proposals included in this proxy statement/prospectus, you should keep in mind that certain of HL’s directors and executive officers have interests in such proposal that are different from, or in addition to, your interests as an HL shareholder. These interests include, among other things:

●	If the business combination with Fusion Fuel or another business combination is not consummated by October 2, 2020 (or January 2, 2021 if such later date is approved by HL shareholders through approval of an amendment to the M&A), HL will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, the HL ordinary shares held by the initial shareholders, including HL’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to HL’s initial public offering, would be worthless because the initial shareholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $[●] based upon the closing price of $[●] per share on Nasdaq on the record date.

●	Certain of HL’s initial shareholders, including its directors and officers and their affiliates, purchased an aggregate of 2,375,000 warrants in a private placement from HL for an aggregate purchase price of $2,375,000 (or $1.00 per private warrant). These purchases took place on a private placement basis simultaneously with the consummation of the initial public offering. All of the proceeds HL received from these purchases were placed in the trust account. Such warrants had an aggregate market value of $[●] based upon the closing price of $[●] per warrant on Nasdaq on the record date. The private warrants will become worthless if HL does not consummate a business combination by October 2, 2020 (or January 2, 2021, if such later date is approved by HL shareholders through approval of an amendment to the M&A).

●	It is contemplated that Jeffrey Schwarz, HL’s Chief Executive Officer and Chairman of the Board, and Rune Magnus Lundetrae, a director of HL, will be directors of Parent after the closing of the Transactions. As a result, Messrs. Schwarz and Lundetrae may receive cash fees, stock options or stock awards that Parent’s board of directors determines to pay to its directors.

●	The initial shareholders, officers, and directors of HL and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on HL’s behalf, such as identifying and investigating possible business targets and business combinations. However, if HL fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, HL may not be able to reimburse these expenses if the business combination with Fusion Fuel or another business combination, is not completed by October 2, 2020 (or January 2, 2021, if such later date is approved by HL shareholders through approval of an amendment to the M&A). As of [●], 2020, the record date, HL’s initial shareholders and their affiliates had incurred approximately $[●] of unpaid reimbursable expenses.

●	Since HL’s inception, HL’s officers, directors, Sponsors, and their affiliates have made loans from time to time to HL to fund certain capital requirements. The working capital loans will be repaid upon closing of the Transactions. If the Transactions are not consummated and HL does not consummate another business combination within the required time period, the loans will not be repaid and will be forgiven unless HL has funds outside of the trust account then available to it to repay such notes. As of the record date, an aggregate of $[●] principal amount of loans from HL’s officers, directors, Sponsors, and their affiliates is outstanding.

●	If HL is unable to complete a business combination within the required time period, MCP V – Bushwick, an affiliate of Jeffrey Schwarz, will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by HL for services rendered or contracted for or products sold to HL, but only if such a vendor or target business has not executed such a waiver.

●	If HL is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, MCP V – Bushwick has agreed to advance the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

In addition to the loans to HL made by its officers, directors, and affiliates, Key Family Holding Investimentos e Consultoria de Gestão Lda., a shareholder of Fusion Fuel, made loans to HL in an aggregate principal amount of approximately $50,000, to fund HL’s requirements. The working capital loans will be repaid upon closing of the Transactions. If the Transactions are not consummated and HL does not consummate another business combination within the required time period, the loan from Key Family Holding will not be repaid and will be forgiven unless HL has funds outside of the trust account then available to it to repay such notes.

At any time prior to the annual general meeting, during a period when they are not then aware of any material nonpublic information regarding HL or its securities, HL, the initial shareholders, Fusion Fuel, the Fusion Fuel Shareholders and/or their respective affiliates may purchase HL ordinary shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares of HL or vote their HL ordinary shares in favor of the business combination proposals. The purpose of ordinary share purchases and other transactions would be to increase the likelihood of approval of the business combination proposals by the holders of a majority of the HL ordinary shares present and entitled to vote at the annual general meeting and that HL have in excess of the required amount of closing cash to consummate the Transactions under the Business Combination Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the HL initial shareholders for nominal value.

Entering into any such arrangements may have a depressive effect on HL’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of HL at a price lower than market and may therefore be more likely to sell the HL ordinary shares he owns, either prior to or immediately after the annual general meeting.

If such transactions are effected, the consequence could be to cause the Transactions to be approved in circumstances where such approval could not otherwise be obtained. Purchases of HL ordinary shares by the persons described above would allow them to exert more influence over the approval of the business combination proposals and other proposals to be presented at the meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that HL will have in excess of the required amount of cash available to consummate the Transactions as described above.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor. HL will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposals or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Recommendation to Shareholders

HL’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of HL and its shareholders and recommended that HL shareholders vote “FOR” each of the business combination proposals, “FOR” the election of all of the persons nominated by management for election as directors, “FOR” each of the charter proposals, “FOR” the PIPE proposal, and “FOR” the adjournment proposal, if presented.

Conditions to Closing the Transactions

General Conditions

Consummation of the Transactions is conditioned on approval of the Business Combination Agreement and contemplated transactions by HL’s shareholders. In addition, the consummation of the transactions is conditioned upon, among other things:

●	no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority or statute, rule or regulation that is in effect and prohibits or enjoins the consummation of the Transactions;

●	HL having at least $5,000,001 of net tangible assets remaining immediately prior to or upon the consummation of the Transactions, after taking into account payments to holders of HL’s ordinary shares that properly demanded that HL redeem their ordinary shares for their pro rata share of the trust account. HL shareholders should note that if the PIPE Closing Condition is met, then the proceeds received by Parent in the sale of Parent Class A Ordinary Shares to the PIPE Investors will ensure that this $5,000,001 net tangible asset requirement is met;

●	no material adverse effect with respect to HL or Fusion Fuel shall have occurred between the date of the Business Combination Agreement and the closing;

●	the Registration Statement shall have become effective in accordance with the provisions of the Securities Act;

●	the Parent Class A Ordinary Shares shall have been approved for listing on Nasdaq, subject to official notice thereof;

●	HL shall have received a valuation of Fusion Fuel from a third-party valuation firm with expertise in valuing companies in the alternative energy or “green” hydrogen industry, determining that the fair market value of Fusion Fuel as of the date of the Business Combination Agreement is equal to at least 80% of the balance in HL’s trust account (excluding taxes payable). On June 24, 2020, Webber Research provided to the HL board of directors a valuation of the business of Fusion Fuel, concluding that Fusion Fuel had a fair market value equal to at least 80% of the balance in HL’s trust account. See Summary of the Proxy Statement/Prospectus – Valuation of the Fusion Fuel Business;

●	Parent shall have entered into a composition agreement with the Irish Revenue Commissioners and a Special Eligibility Agreement for Securities with The Depository Trust Company with respect to the Parent Class A Ordinary Shares, HL Parent Warrants, and warrants to purchase Parent Class A Ordinary Shares issuable to the Fusion Fuel Shareholders, as applicable;

●	the execution and delivery of the escrow agreement with respect to the Escrow Shares, the Registration Rights Agreement, and the other ancillary agreements (including, without limitation, Parent’s M&A) required by the Business Combination Agreement; and

●	The PIPE Closing Condition having been met. As of August 25, 2020, an aggregate of $25,112,500 of gross proceeds from the PIPE Investment was placed into escrow pending the closing of the Transactions.

Parent’s, Merger Sub’s, Fusion Fuel’s and Fusion Fuel Shareholders’ Conditions to Closing

The obligations of Parent, Merger Sub, Fusion Fuel, and the Fusion Fuel Shareholders to consummate the Transactions are also conditioned upon, among other things:

●	the accuracy of the representations and warranties of HL (subject to certain bring-down standards);

●	performance of the covenants of HL required by the Business Combination Agreement to be performed on or prior to the closing; and

●	the execution of the Sponsor Agreement.

HL’s Conditions to Closing

The obligations of HL to consummate the business combination are also conditioned upon, among other things:

●	the accuracy of the representations and warranties of Fusion Fuel, Fusion Fuel Shareholders, Parent, and Merger Sub (subject to certain bring-down standards);

●	performance of the covenants of Fusion Fuel, the Fusion Fuel Shareholders, Parent, and Merger Sub required by the Business Combination Agreement to be performed on or prior to the closing;

●	the execution and delivery of the indemnification escrow agreement and amended warrant agreement; and

●	any outstanding insider loans from Fusion Fuel to its insiders shall have been repaid by the insiders.

Waivers

Each party may waive any inaccuracies in the representations and warranties made to such party contained in the Business Combination Agreement or in any document delivered pursuant to the Business Combination Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Business Combination Agreement or in any document delivered pursuant to the Business Combination Agreement. Notwithstanding the foregoing, pursuant to HL’s current M&A, HL will not consummate the Transactions if it has less than $5,000,001 of net tangible assets remaining immediately prior to or upon the consummation of the Transactions after taking into account payments to holders of HL ordinary shares that properly demanded that HL convert their ordinary shares for their pro rata share of the trust account.

Termination

The Business Combination Agreement may be terminated as follows:

●	by mutual written consent of HL and Fusion Fuel;

●	by either HL or Fusion Fuel if the Transactions have not been consummated on or before January 2, 2021, provided that the right to terminate the Business Combination Agreement will not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Transactions to close on or before such date and such action or failure to act constitutes a breach of the Business Combination Agreement;

●	by either HL or Fusion Fuel if the other party has breached any of its covenants or representations and warranties in any material respect which cannot be cured or, if curable, and has not been cured within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in material breach;

●	by either HL or Fusion Fuel if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the business combination, which order, decree, judgment, ruling or other action is final and non-appealable;

●	by either HL or Fusion Fuel if, at the meeting of HL shareholders called to approve the Transactions, the Transactions fail to be approved by the required vote (subject to any adjournment or recess of the meeting); or

●	by either HL or Fusion Fuel if HL has less than $5,000,001 of net tangible assets remaining immediately prior to or upon the closing of the Transactions, after taking into account payments to holders of HL ordinary shares that properly demanded that HL redeem their ordinary shares for their pro rata share of the trust account.

Anticipated Tax Consequences of the Transactions

The parties have structured the Transactions to take the form of an exchange that may qualify as a “reorganization” under applicable U.S. federal income tax principles. The parties, however, did not and will not seek a ruling from the IRS or an opinion from counsel regarding the tax consequences of the Transactions. The failure of the Transactions to qualify as a reorganization or being subject to Section 367 of the Code for U.S. federal income tax purposes could result in an HL securityholder recognizing income, gain or loss with respect to the HL ordinary shares surrendered by each holder. If the Merger qualifies as a reorganization, it is anticipated that no gain or loss generally should be recognized by U.S. Holders of HL ordinary shares for U.S. federal income tax purposes as a result of their exchange of HL ordinary shares for Parent Class A Ordinary Shares.

A U.S. Holder’s basis in its Parent Class A Ordinary Shares deemed received in the Transactions should equal the aggregate adjusted tax basis of the HL ordinary shares surrendered in exchange therefor. A U.S. Holder’s holding period for the Parent Class A Ordinary Shares received in the exchange by such U.S. Holder should include the holding period for the HL ordinary shares surrendered in the exchange therefor were held by such U.S. Holder. A U.S. Holder of HL warrants should not recognize gain or loss on the adjustment of HL warrants for HL Parent Warrants pursuant to the Merger. The U.S. federal income tax treatment of HL rights in connection with the Transactions is uncertain; it is possible that the HL rights could be treated in a manner similar to options to acquire shares of HL or Parent, in which case a U.S. Holder generally should not recognize gain or loss upon the acquisition of Parent Class A Ordinary Shares upon the exchange of each HL right for 1/10 of an HL ordinary share and the simultaneous conversion of each such HL ordinary share into one Parent Class A Ordinary Share, but there is a risk that alternate characterizations of the HL rights could result in U.S. federal income tax.

Due to lack of clear authority, the tax consequences of the Transactions on U.S. Holders of HL’s securities are not free from doubt, and U.S. Holders should seek the advice of their tax advisors. For a more detailed description of the anticipated material U.S. federal income tax consequences of the Transactions, see the information set forth in “The Business Combination Proposals — Anticipated Material U.S. Federal Income Tax Consequences to HL and HL’s Securityholders.”

Non-Irish Holders (defined below) are not anticipated to be within the charge to Irish tax on chargeable gains on the automatic conversion of their HL ordinary shares into Parent Class A Ordinary Shares, or the automatic adjustment of their HL warrants into HL Parent Warrants, pursuant to the Merger, unless the HL ordinary shares or HL warrants were used in or for the purposes of a trade carried on by such Non-Irish Holder through an Irish branch or agency, or were used, held or acquired for use by or for the purposes of an Irish branch or agency. For a more detailed description of the anticipated material Irish tax consequences of acquiring, holding and disposing of Parent Class A Ordinary Shares and HL Parent Warrants, see the section of this proxy statement/prospectus titled “The Business Combination Proposals — Anticipated Material Irish Tax Consequences to Non-Irish Holders.”

Anticipated Accounting Treatment of the Transactions

The Transactions will be accounted for as a reverse merger, in accordance with IFRS. Under this method of accounting, HL will be treated as the “acquired” company for financial reporting purposes and Parent will be the accounting acquirer. This determination was primarily based on the significant influence that the Fusion Fuel Shareholders will have over Parent upon the consummation of the Transactions through their majority representation on Parent’s initial board of directors, their control of the operations and development of Parent through their and their affiliates’ service as management of Parent, and the shareholder protective provisions that apply to the Parent Class B Ordinary Shares to be held by the Fusion Fuel Shareholders after consummation of the Transactions. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Fusion Fuel issuing stock for the net assets of HL, accompanied by a recapitalization. The net assets of HL will be stated at fair value which approximates historical cost, as HL has only cash and short-term liabilities. No goodwill or other intangible assets will be recorded. Operations prior to the Transactions will be those of Fusion Fuel.

Regulatory Matters

The Transactions are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Registrar of Corporate Affairs in the British Virgin Islands (“Registrar”) necessary to effectuate the Merger.

Risk Factors

In evaluating the proposals to be presented at the annual general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION

Fusion Fuel and HL are providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Transactions.

HL

HL’s balance sheet data as of June 30, 2020, 2019 and 2018, and income statement data for the years ended June 30, 2020 and 2019 and the period from May 15, 2018 (inception) through June 30, 2018 are derived from HL’s audited financial statements included elsewhere in this proxy statement/prospectus.

Balance Sheet Data:	June 30, 2020	June 30, 2019	June 30, 2018
Cash	$107,663	$16,181	$50,891
Prepaid expenses and other current assets	$43,250	$54,172	$—
Note receivable – related party	$20,000	$—	$—
Marketable securities held in Trust Account	$53,858,474	$56,271,758	$—
Promissory notes – related party	$1,327,594	$—	$—
Convertible promissory notes – related party	$533,619	$—	$—
Total liabilities	$2,054,534	$1,389	$340,177
Ordinary shares subject to possible redemption	$46,974,848	$51,340,721	$—
Total shareholders’ equity	$5,000,005	$5,000,001	$19,833
Total liabilities and shareholders’ equity	$54,029,387	$56,342,111	$360,010

Income Statement Data:	Year Ended June 30, 2020	Year Ended June 30, 2019	For the Period from February 23, 2018 (inception) through June 30, 2018
Loss from operations	$(1,027,382)	$(446,704)	$(5,167)
Interest income on marketable securities held in trust	$825,828	$1,270,268	$—
Unrealized gain on marketable securities held in trust	$—	$1,490	$—
Net income (loss)	$(201,554)	$825,054	$(5,167)
Basic and diluted net loss per share	$(0.46)	$(0.17)	$(0.00)
Weighted average shares outstanding, basic and diluted	1,948,817	1,919,807	1,250,000

Fusion Fuel

Fusion Fuel’s balance sheet and income statement data for January 1 to June 30, 2020 are derived from Fusion Fuel’s audited financial statements, included elsewhere in this proxy statement/prospectus. Also, Fusion Fuel’s balance sheet and income statement data for 2018 and 2019 are derived from Fusion Fuel’s audited financial statements included elsewhere in this proxy statement/prospectus.

Balance Sheet Data:	June 30, 2020 (Unaudited)	December 31, 2019	December 31, 2018
	(in Euros)	(in Euros)	(in Euros)
Cash	$377	$458	$--
Tangible assets, in progress	24,788	14,844	--
Other current assets	28,380	1,269	--
Current liabilities	223,812	15,676	--
Total liabilities	223,812	15,676	--
Total shareholders’ equity (deficit)	$(170,267)	$896	$--
Total liabilities and shareholders’ equity	$53,545	$16,571	$--

Statements of Operations:	Six Months Ended June 30, 2020	Year Ended December 31, 2019	Six Months Ended June 30, 2019	For the Period from July 26, 2018 (inception) to December 31, 2018
	(in Euros)	(in Euros)	(in Euros)	(in Euros)
Loss from operations	$(220,163)	$(2,005)	$(1,511)	$--
Net loss	$(220,163)	$(2,104)	$(1,511)	$--
Basic and diluted net loss per share	$(5.25)	$(2,104.00)	$(1,511.00)	$--
Weighted average number of ordinary shares	41,929	1	1	--

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined balance sheet and the selected unaudited pro forma condensed combined statement of profit and loss combine the financial statements of Parent with the financial statements of HL and with the financial statements of Fusion Fuel. The selected unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated as of the balance sheet date. The selected unaudited pro forma combined statements of profit and loss give pro forma effect to the Transactions as if they had occurred at the earliest of the period presented.

The selected unaudited pro forma condensed combined balance sheet has been prepared using the following:

●	Parent’s audited financial statements for the period from inception date April 3, 2020 to June 30, 2020.

●	HL’s audited financial statements for the year ended June 30, 2020.

●	Fusion Fuel’s unaudited interim financial statements for the six months ended June 30, 2020.

The selected unaudited pro forma condensed combined statement of profit and loss has been prepared using the following:

●	Parent’s audited financial statements for the period from inception date April 3, 2020 to June 30, 2020.

●	HL’s audited financial statements for the year ended June 30, 2019, unaudited interim financial statements for the nine months ended March 31, 2019, unaudited interim financial statements for the six months ended December 31, 2019, audited financial statements for the year ended June 30, 2020.

●	Fusion Fuel’s audited financial statements for the year ended December 31, 2019 and unaudited interim financial statements for the six months ended June 30, 2020

Further, the financial statements of HL are presented in USD and for pro forma purposes, have been converted to EUR by using an USD/EUR exchange rate of 0.8891 for the balance sheet, and an USD/EUR exchange rate of 0.907 and 0.8930 for profit and loss for the six months ended June 30, 2020 and twelve months ended December 31, 2019, respectively.

The financial statements of HL were prepared in accordance with U.S. GAAP. The financial statements of Fusion Fuel were prepared in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board (“IFRS”). Following the Transactions, Parent will qualify as a Foreign Private Issuer and will prepare its financial statements in accordance with IFRS. Accordingly, the unaudited pro forma condensed combined financial information has been prepared in accordance with IFRS.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemptions of HL ordinary shares into cash:

●	Scenario 1 - Assuming No Redemptions: This scenario assumes that no shareholders of HL will exercise their rights to redeem their ordinary shares.

●	Scenario 2 - Assuming Maximum Redemptions: This scenario assumes that the PIPE Closing Condition is satisfied and that HL will meet the requirement to have at least $5,000,001 in net tangible assets as of the Closing (the “Net Assets Condition”) by virtue of the proceeds from the PIPE Investment, even if all then-outstanding HL public shares are redeemed, resulting in a maximum redemption of (i) 5,098,016 ordinary shares which represents all of the outstanding HL public shares at an assumed redemption price of €9.39 per share (based on a USD/EUR exchange rate of 0.8891 as of June 30, 2020) and (ii) 5,500,000 ordinary shares which represents all of the outstanding HL public shares at an assumed redemption price of €9.23 per share (based on a USD/EUR exchange rate of 0.8927 as of December 31, 2019).

The unaudited pro forma financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the Transactions taken place on the dates noted, or the future financial position or operating results of Fusion Fuel. See the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Selected Unaudited Pro Forma Condensed Combined Balance sheet

June 30, 2020

	Pro Forma (No Redemptions)	Pro Forma (Maximum Redemptions)	Pro Forma (No Redemptions) (1)	Pro Forma (Maximum Redemptions) (1)

Assets
Non-current assets	€1,924,788	€1,924,788	$2,164,809	$2,164,809
Cash and cash deposits	61,771,977	13,885,008	69,474,942	15,616,468

Prepaid expenses and other current assets	84,617	84,617	95,169	95,169
Total assets	€63,781,382	€15,894,413	$71,734,920	$17,876,447

Liabilities and shareholders’ equity
Other liabilities	€414,321	€414,321	$465,987	$465,987
Total Liabilities	414,321	414,321	465,987	465,987

Shareholders’ equity
Ordinary shares	1,032	579	1,161	651

Other equity – in total	63,366,029	15,479,513	71,267,773	17,409,809

Total Shareholders’ equity	63,367,061	15,480,092	71,268,934	17,410,460
Total liabilities and Shareholders’ equity	€63,781,382	€15,894,413	$71,734,920	$17,876,447

(1)	For the purpose of this presentation, the underlying Balance Sheets of Parent and Fusion Fuel have been converted to an EUR/USD exchange rate of 1.1247. Ordinary shares corresponds to the outstanding ordinary shares at par value $0.0001 (or €0.0001 as rounded).

Selected Unaudited Pro Forma Condensed Combined Statement of Profit and Loss

Six Months ended June 30, 2020

	Pro Forma (No Redemptions)	Pro Forma (Maximum Redemptions)	Pro Forma (No Redemptions) (1)	Pro Forma (Maximum Redemptions) (1)

Operating costs	€745,212	€745,212	$821,510	$821,510
Net income / (loss)	€(745,212)	€(745,212)	$(821,510)	$(821,510)

(1)	For the purpose of this presentation, the underlying Profit and Loss statements of Parent and Fusion Fuel have been converted to an EUR/USD exchange rate of 1.1024

Selected Unaudited Pro Forma Condensed Combined Statement of Profit and Loss

Twelve Months ended December 31, 2019

	Pro Forma (No Redemptions) (amounts in EUR)	Pro Forma (Maximum Redemptions) (amounts in EUR)	Pro Forma (No Redemptions) (1) (amounts in USD)	Pro Forma (Maximum Redemptions) (1) (amounts in USD)

Operating costs	€613,915	€613,915	$687,446	$687,446
Interest costs	99	99	111	111
Net income / (loss)	€(614,014)	€(614,014)	$(687,577)	$(687,577)

(1)	For the purpose of this presentation, the underlying Profit and Loss statement of Fusion Fuel has been converted to an EUR/USD exchange rate of 1.1198

COMPARATIVE PER SHARE INFORMATION

The following table sets forth the per share data for Parent, HL and Fusion Fuel on a stand-alone basis and the unaudited pro forma condensed combined per share data for the six months ended June 30, 2020 and the twelve months ended December 31, 2019 after giving effect to the Transactions, (1) assuming that no shareholders of HL will exercise their right to redeem their ordinary shares; and (2) assuming that shareholders of HL will elect to redeem a total of (i) 5,098,016 ordinary shares which is all of the HL public shares that could be redeemed in connection with the Transactions with respect to the unaudited pro forma condensed combined per share information for the six months ended June 30, 2020 and (ii) 5,500,000 ordinary shares which is all of the HL public shares that could be redeemed in connection with the Transactions with respect to the unaudited pro forma condensed combined per share information for the twelve months ended December 31, 2019.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Parent, HL and Fusion Fuel and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of Parent, HL and Fusion Fuel would have been had the companies been combined during the periods presented.

(all amounts in EUR)	Parent	HL (1) (2)	Fusion Fuel	Pro Forma Condensed Combined (No Redemptions)	Pro Forma Condensed Combined (Maximum Redemptions)
Six months ended June 30, 2020
Numerator
Net income / (loss)	€(1,708)	€(291,344)	€(220,163)	€(745,212)	€(745,212)
Shareholders’ equity (deficit)	(1,707)	4,445,634	(170,267)	63,367,061	15,480,092
Denominator
Weighted average shares outstanding basic and diluted	1	2,012,053	50,000	11,611,251	6,513,235

Net income / (loss) per share basic and diluted	(1,708)	(0.24)	(4.40)	(0.06)	(0.11)
Shareholders’ equity (deficit) per share basic and diluted	(1,707)	2.21	(3.41)	5.46	2.38

Twelve months ended December 31, 2019

Numerator
Net income / (loss)		€507,216	€(2,104)	€(614,014)	€(614,014)

Denominator
Weighted average shares outstanding basic and diluted		1,943,152	1	12,013,235	6,513,235

Net income / (loss) per share basic and diluted		(0.26)	(2,104)	(0.05)	(0.09)

(1)	Net income / (loss) have been converted to an USD/EUR exchange rate of 0.9071 for the six months ended June 30, 2020 and a USD/EUR exchange rate of 0.8930 for the twelve months ended December 31, 2019. Shareholders’ equity have been converted to a USD/EUR exchange rate of 0.8891 as at June 30, 2020.

(2)	The calculation of Net income / (loss) per share basic and diluted excludes interest income and unrealized gains attributable to shares subject to possible redemption of €186,725 for the six months ended June 30, 2020 and €1,016,491 for the twelve months ended December 31, 2019.

RISK FACTORS

You should carefully consider the following risk factors and all of the information contained in this proxy statement/prospectus, including but not limited to, the matters addressed in the “Cautionary Statement Regarding Forward-Looking Statements”, and the financial information with respect to HL, Fusion Fuel, and Parent before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus. The value of your investment in Parent following consummation of the business combination will be subject to the significant risks affecting Parent and inherent in the “green” hydrogen industry and the Portuguese market. Any of the following risks could materially adversely affect Parent’s business, financial condition or results of operations. This could cause the trading price of the Parent Class A Ordinary Shares and/or HL Parent Warrants to decline, perhaps significantly, and you could lose all or a part of your investment. Additional risks and uncertainties not currently known to HL, Fusion Fuel, or Parent or that HL, Fusion Fuel, and Parent currently do not consider to be material may also materially and adversely affect Parent’s business, financial condition or results of operations.

Risks related to the business combination and Parent’s capital structure

HL may not have sufficient funds to consummate the business combination.

As of June 30, 2020, HL had approximately $107,663 available to it outside the trust account to fund its working capital requirements and a working capital deficiency of $1,350,002. If HL is required to seek additional capital, it would need to borrow funds from its sponsors, initial shareholders, management team or other third parties to operate or may be forced to liquidate. None of HL’s sponsors, initial shareholders, members of its management team, nor any of their affiliates is under any obligation to advance funds to HL in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to HL upon completion of the business combination. If HL is unable to consummate the business combination because it does not have sufficient funds available, HL will be forced to cease operations and liquidate the trust account. Consequently, HL’s public shareholders may only receive $10.57 per share and their warrants and rights will expire worthless.

If HL’s shareholders fail to properly demand conversion rights, they will not be entitled to convert their ordinary shares into a pro rata portion of the trust account.

HL shareholders holding public shares may demand that HL convert their public shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the business combination. To demand conversion rights, HL shareholders must deliver their shares (either physically or electronically) to HL’s transfer agent no later than two (2) business days prior to the meeting. Any shareholder who fails to properly demand conversion rights by delivering his, her, or its shares will not be entitled to convert his, her, or its shares into a pro rata portion of the trust account for conversion of his shares. See the section of this proxy statement/prospectus titled “Annual General Meeting of Shareholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

The business combination remains subject to conditions that HL cannot control and if such conditions are not satisfied or waived, the business combination may not be consummated.

The business combination is subject to a number of conditions, including the PIPE Closing Condition, the condition that there is no legal prohibition against consummation of the business combination, that HL’s securities remain listed on Nasdaq through the closing, approval for registration on Nasdaq of the Parent Class A Ordinary Shares, approval by the HL shareholders of the business combination proposals, director proposal, and charter proposals, continued effectiveness of the registration statement on Form F-4, of which this proxy statement/prospectus is a part, the truth and accuracy of HL’s and Fusion Fuel’s representations and warranties made in the Business Combination Agreement, the non-termination of the Business Combination Agreement, Parent entering into the composition agreement with the Irish Revenue Commissioners and a Special Eligibility Agreement for Securities with DTC, consummation of the Sponsor Agreement, and HL having at least $5,000,001 of net tangible assets immediately prior to, or upon the consummation of, the Transactions after taking into account holders of public shares that have properly demanded conversion of their public shares into cash. There are no assurances that all conditions to the business combination will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the business combination are not met (and are not waived, to the extent waivable), then either HL or Fusion Fuel may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement or amend the Termination Date. See the section of this proxy statement/prospectus titled “The Business Combination Agreement – Waivers” and “—Termination.”

The exercise of HL’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the business combination may result in a conflict of interest when determining whether such changes to the terms of the business combination or waivers of conditions are appropriate and in HL’s shareholders’ best interest.

In the period leading up to the closing of the business combination, events may occur that, pursuant to the Business Combination Agreement, would require HL to agree to amend the Business Combination Agreement, to consent to certain actions taken by Fusion Fuel or to waive rights that HL is entitled to under the Business Combination Agreement. For instance, as previously disclosed, HL provided a waiver to allow Fusion Fuel to amend its articles of association in order to create and issue a new class of shares. Other waivers may arise because of changes in the course of Fusion Fuel’s business, a request by Fusion Fuel to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Fusion Fuel’s business and would entitle HL to terminate the Business Combination Agreement. In any of such circumstances, it would be at HL’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the following risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for HL and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, HL does not believe there will be any further changes or waivers that HL’s directors and officers would be likely to make after shareholder approval of the business combination proposals have been obtained. While certain changes could be made without further shareholder approval, HL will circulate a new or amended proxy statement/prospectus and resolicit HL’s shareholders if changes to the terms of the business combination that would have a material impact on its shareholders or represent a fundamental change in the proposals being voted upon.

The Parent Class A Ordinary Shares and HL Parent Warrants may not be listed on a national securities exchange after the business combination, which could limit investors’ ability to make transactions in such securities, subject Parent to additional trading restrictions, and subject Parent’s securityholders to Irish stamp tax upon securities transfers.

Parent has applied to have the Parent Class A Ordinary Shares and HL Parent Warrants listed on Nasdaq after the consummation of the business combination. Parent will be required to meet the initial listing requirements to be listed, including having a minimum number of round lot shareholders. Parent may not be able to meet those initial listing requirements. Even if the Parent Class A Ordinary Shares and HL Parent Warrants are so listed, Parent may be unable to maintain the listing of the such securities in the future. If Parent fails to meet the initial listing requirements and Nasdaq does not list the Parent Class A Ordinary Shares or HL Parent Warrants (and the related closing condition with respect to the listing of the Parent Class A Ordinary Shares is waived by the parties), Parent could face significant material adverse consequences, including:

●	a limited availability of market quotations for the Parent Class A Ordinary Shares and HL Parent Warrants;

●	a reduced level of trading activity in the secondary trading market for the Parent Class A Ordinary Shares and HL Parent Warrants;

●	a limited amount of news and analyst coverage for Parent;

●	a decreased ability to issue additional securities or obtain additional financing in the future;

●	stamp duty may be chargeable on transfers of Parent Class A Ordinary Shares and HL Parent Warrants at a rate of 1% of the greater of the price paid or market value of the Parent Class A Ordinary Shares and HL Parent Warrants transferred; and

●	Parent’s securities would not be “covered securities” under the National Securities Markets Improvement Act of 1996, which is a federal statute that prevents or pre-empts the states from regulating the sale of certain securities, including securities listed on Nasdaq, in which case Parent’s securities would be subject to regulation in each state where Parent offers and sells securities.

The stock price of the Parent Class A Ordinary Shares and/or HL Parent Warrants may be volatile.

The market price of the Parent Class A Ordinary Shares and/or HL Parent Warrants may be volatile. In addition to factors discussed elsewhere in this Risk Factors section, the market price of the Parent Class A Ordinary Shares and/or HL Parent Warrants may fluctuate significantly in response to numerous factors, many of which are beyond Parent’s control, including:

●	overall performance of the equity markets;

●	actual or anticipated fluctuations in Parent’s revenue and other operating results;

●	changes in the financial projections Parent may provide to the public or the failure to meet these projections;

●	failure of securities analysts to initiate or maintain coverage of Parent, changes in financial estimates by any securities analysts who follow Parent or Parent’s failure to meet these estimates or the expectations of investors;

●	the issuance of reports from short sellers that may negatively impact the trading price of the Parent Class A Ordinary Shares and/or HL Parent Warrants;

●	recruitment or departure of key personnel;

●	the economy as a whole and market conditions in Parent’s industry;

●	new laws, regulations, subsidies, or credits or new interpretations of them applicable to Parent’s business;

●	negative publicity related to problems in Parent’s manufacturing or the real or perceived quality of Parent’s products;

●	rumors and market speculation involving Parent or other companies in Parent’s industry;

●	announcements by Parent or its competitors of significant technical innovations, acquisitions, strategic partnerships, or capital commitments;

●	lawsuits threatened or filed against Parent;

●	other events or factors including those resulting from war, incidents of terrorism or responses to these events;

●	the expiration of contractual lock-up or market standoff agreements; and

●	sales or anticipated sales of shares of the Parent Class A Ordinary Shares and/or HL Parent Warrants by Parent or Parent’s shareholders.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility.

Although publicly traded, the trading market in the Parent Class A Ordinary Shares and HL Parent Warrants may become substantially less liquid than the average trading market for a stock quoted on Nasdaq following the consummation of the business combination, and this low trading volume may adversely affect the price of the Parent Class A Ordinary Shares and HL Parent Warrants.

HL’s ordinary shares, units, rights, and warrants currently trade on Nasdaq, and Parent has applied to have the Parent Class A Ordinary Shares and HL Parent Warrants trade on Nasdaq. Because HL’s public shareholders have the option to convert their shares to cash in connection with the business combination, the trading volume of the Parent Class A Ordinary Shares after consummation of the business combination may substantially decrease compared to other companies listed on Nasdaq. Limited trading volume in the Parent Class A Ordinary Shares will subject both the Parent Class A Ordinary Shares and the HL Parent Warrants to greater price volatility and may make it difficult for you to sell your Parent Class A Ordinary Shares and HL Parent Warrants at a price that is attractive to you. Limited trading volume in the Parent Class A Ordinary Shares and HL Parent Warrants may also result in Parent’s failure to continue to meet the listing standards for Nasdaq.

Parent’s dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of Parent Class A Ordinary Shares may view as beneficial.

Parent has adopted a dual-class voting structure such that the Parent Ordinary Shares consist of Parent Class A Ordinary Shares and Parent Class B Ordinary Shares. Although the Parent Class A Ordinary Shares and Parent Class B Ordinary Shares each have one vote per share, for so long as at least 1,700,000 Parent Class B Ordinary Shares continue to be beneficially owned collectively by the current shareholders of Fusion Fuel and certain permitted transferees, the holders of Parent Class B Ordinary Shares will have certain protective rights, including the right to approve any liquidation, sale of substantially all assets or equity, merger, consolidation, or similar transaction of Parent, amendments to Parent’s M&A, the creation or issuance of any new class or series of capital stock or equity securities convertible into capital stock of Parent, changes to the size of Parent’s or Fusion Fuel’s board of directors, and the removal of any member of Fusion Fuel’s board of directors (collectively, the “Class B Protective Provisions”). Each Parent Class B Ordinary Share is convertible at any time into one Parent Class A Ordinary Share at the option of the holder and all outstanding Parent Class B Ordinary Shares will automatically convert into an equal number of Parent Class A Ordinary Shares on December 31, 2023. The Parent Class A Ordinary Shares will not be convertible into Parent Class B Ordinary Shares under any circumstance.

If all of the HL public shares are converted into cash, the Fusion Fuel Shareholders will hold approximately 32.6% of the voting power of outstanding Parent Ordinary Shares (without taking into effect any Parent Class A Ordinary Shares issuable upon the exercise of HL Parent Warrants or warrants issued to the Fusion Fuel Shareholders in the Transactions, or any Parent Class A Ordinary Shares or warrants which may be issued to the Fusion Fuel Shareholders as contingent consideration). Further, the Fusion Fuel Shareholders will beneficially own all of the Parent Class B Ordinary Shares. As a result, it is anticipated that the Fusion Fuel Shareholders will have considerable influence over matters such as electing directors and approving material mergers, acquisitions or other business combination transactions. This will limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of Parent Class A Ordinary Shares and HL Parent Warrants of the opportunity to sell their shares at a premium over the prevailing market price.

Additionally, Parent’s M&A will provide that Parent’s board of directors shall have three classes of directors with staggered terms of up to three years until his or her successor is designated and qualified. During such term, Parent shareholders will have no power to remove directors without cause. Parent’s staggered board and the Class B Protective Provisions may discourage proxy contests for the election of directors and purchases of substantial blocks of shares by making it more difficult for a potential acquirer to gain control of Parent’s board of directors.

Notwithstanding the potential for concentration of ownership in the Fusion Fuel shareholders, no individual, group or other company will hold in excess of 50% of the voting power for the election of directors of Parent. Accordingly, Parent will not be a “controlled company” under the rules of the Nasdaq Stock Market.

The dual class structure of the Parent Ordinary Shares may adversely affect the trading market for the Parent Class A Ordinary Shares and/or HL Parent Warrants.

S&P Dow Jones and FTSE Russell have implemented changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, namely, to exclude companies with multiple classes of shares of common stock from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of the Parent Ordinary Shares may prevent the inclusion of the Parent Class A Ordinary Shares and/or HL Parent Warrants in such indices and may cause shareholder advisory firms to publish negative commentary about Parent’s corporate governance practices or otherwise seek to cause Parent to change its capital structure. Any such exclusion from indices could result in a less active trading market for the Parent Class A Ordinary Shares and/or HL Parent Warrants. Any actions or publications by shareholder advisory firms critical of Parent’s corporate governance practices or capital structure could also adversely affect the value of the Parent Class A Ordinary Shares and/or HL Parent Warrants.

Parent may issue additional Parent Class A Ordinary Shares or other equity securities without seeking approval of the Parent shareholders, which would dilute your ownership interests and may depress the market price of the Parent Class A Ordinary Shares.

Upon consummation of the business combination, each of HL’s outstanding rights will be exchanged for one-tenth of one ordinary share of HL immediately prior to the effective time of the Merger, and each such ordinary share of HL will be converted into one Parent Class A Ordinary Share, for an aggregate of 550,000 Parent Class A Ordinary Shares, and HL’s outstanding Unit Purchase Options will be terminated, forfeited, and cancelled in consideration for the issuance of an aggregate of 50,000 Parent Class A Ordinary Shares. Parent will have warrants outstanding to purchase up to an aggregate of 9,875,000 Parent Class A Ordinary Shares. Assuming the earnout targets are satisfied, Parent will be required to issue an additional 1,137,000 Parent Class A Ordinary Shares and warrants exercisable for an additional 1,137,000 Parent Class A Ordinary Shares to certain of the Fusion Fuel Shareholders. The Parent Class B Ordinary Shares will be convertible at the option of the holders into an aggregate of 2,125,000 Parent Class A Ordinary Shares at any time and from time to time, and all Parent Class B Ordinary Shares not voluntarily converted will be automatically converted into Parent Class A Ordinary Shares on December 31, 2023. Further, in addition to the PIPE Investment, HL and Fusion Fuel may choose to seek third party financing to provide additional working capital for the Fusion Fuel business, in which event Parent may issue additional equity securities. Following the consummation of the business combination, Parent may also issue additional ordinary shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants, or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

Parent’s issuance of additional Parent Class A Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

●	Parent’s existing shareholders’ proportionate ownership interest in Parent will decrease;

●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding Parent Class A Ordinary Share may be diminished; and

●	the market price of the Parent Class A Ordinary Shares may decline.

Future resales of the Parent Class A Ordinary Shares issued in connection with the Transactions and the PIPE Investment may cause the market price of the Parent Class A Ordinary Shares to drop significantly, even if Fusion Fuel’s business is doing well.

The Fusion Fuel Shareholders have agreed not to transfer the Parent Class B Ordinary Shares or warrants to purchase Parent Class A Ordinary Shares issued in the Share Exchange (or the Parent Class A Ordinary Shares issuable upon conversion or exercise, as applicable, thereof) except to certain permitted transferees, until one year after the consummation of the Transactions, or earlier upon the subsequent completion of a liquidation, merger, stock exchange, or similar transaction. The HL initial shareholders will be subject to the same transfer restrictions with respect to the Parent Class A Ordinary Shares and HL Parent Warrants to be received by them in the Merger. See the section of this proxy statement/prospectus titled “The Business Combination Proposals.”

At the closing of the Transactions, Parent will enter into a Registration Rights Agreement providing the Fusion Fuel Shareholders and the PIPE Investors with certain demand registration rights and piggy-back registration rights with respect to registration statements filed by Parent after the closing. HL, Parent, and the HL initial shareholders will amend any existing registration rights agreement or similar agreements or instruments to which the HL initial shareholders are a party providing for registration rights such that, after giving effect to the Merger, the Parent securities held by the HL initial shareholders will have the same registration rights that they currently have. See the section of this proxy statement/prospectus titled “The Business Combination Proposals — Related Agreements or Arrangements — Registration Rights Agreement.”

Upon expiration of the applicable lock-up periods and upon the effectiveness of any registration statement Parent files pursuant to the above-referenced Registration Rights Agreement, in a registered offering of securities pursuant to the Securities Act, or otherwise in accordance with Rule 144 under the Securities Act, the Fusion Fuel Shareholders and the PIPE Investors may sell large amounts of Parent Class A Ordinary Shares and/or warrants to purchase Parent Class A Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the Parent Class A Ordinary Shares and/or the HL Parent Warrants or putting significant downward pressure on the price of the Parent Class A Ordinary Shares and/or the HL Parent Warrants.

Downward pressure on the market price of the Parent Class A Ordinary Shares and/or the HL Parent Warrants that likely will result from sales of Parent Class A Ordinary Shares issued in connection with the conversion of the Parent Class B Ordinary Shares or exercise of warrants or sales of warrants upon expiration of any applicable lockup periods could encourage short sales of Parent Class A Ordinary Shares and/or the HL Parent Warrants by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of Parent Class A Ordinary Shares and/or HL Parent Warrants could have a tendency to depress the price of the Parent Class A Ordinary Shares and/or the HL Parent Warrants, respectively, which could increase the potential for short sales.

We cannot predict the size of future issuances of Parent Class A Ordinary Shares or warrants to purchase Parent Class A Ordinary Shares or the effect, if any, that future issuances and sales of shares of Parent Class A Ordinary Shares and/or warrants will have on the market price of the Parent Class A Ordinary Shares or the HL Parent Warrants. Sales of substantial amounts of Parent Class A Ordinary Shares (including those issued in connection with the business combination), or the perception that such sales could occur, may adversely affect prevailing market prices of Parent Class A Ordinary Shares and/or HL Parent Warrants.

HL shareholders may decide to sell their HL securities, Parent Class A Ordinary Shares, or HL Parent Warrants, which could cause a decline in their market prices and the value of the Parent Class A Ordinary Shares or HL Parent Warrants after consummation of the Transactions.

Some HL shareholders may decide they do not want to own shares of a company that has all of its business and opportunities outside the United States or decide they do not want to hold Parent Class A Ordinary Shares or HL Parent Warrants for other reasons. This could result in the sale of HL ordinary shares prior to the completion of the business combination or in the exercise of conversion rights, or the sale of the Parent Class A Ordinary Shares or HL Parent Warrants received in the business combination after the completion of the business combination. These sales, or the prospects of such sales in the future, could adversely affect the market price for HL ordinary shares, Parent Class A Ordinary Shares and HL Parent Warrants respectively, and the ability to sell the HL ordinary shares in the market before the business combination is completed as well as the Parent Class A Ordinary Shares and/or HL Parent Warrants after the business combination is completed. This could, in turn adversely affect the dollar value of the Parent Class A Ordinary Shares and HL Parent Warrants that the HL shareholders will receive upon completion of the business combination.

Because the market price of Parent Class A Ordinary Shares and/or HL Parent Warrants may fluctuate, HL shareholders cannot be sure of the value of the Parent Class A Ordinary Shares and/or HL Parent Warrants they will receive in the Transactions.

Upon completion of the business combination, each HL ordinary share will be converted into one Parent Class A Ordinary Share, subject to the right of HL’s public shareholders to convert their HL ordinary shares into a pro rata portion of HL’s trust account, and each HL warrant will automatically be adjusted to become an HL Parent Warrant. The value of the Parent Class A Ordinary Shares and HL Parent Warrants upon completion of the business combination may differ from the value of the HL ordinary shares and HL warrants, respectively, at the signing of the Business Combination Agreement due to changes in the market value of the Parent Class A Ordinary Shares and/or HL Parent Warrants which may be caused by, among other things, market volatility in light of the COVID-19 pandemic. If the value of the Parent Class A Ordinary Shares and/or HL Parent Warrants decreases relative to the value of HL ordinary shares and/or HL warrants, respectively, between the date of the Business Combination Agreement and the closing of the Transactions, the implied value and premium paid to HL shareholders pursuant to the business combination will be lower than the implied value and premium as of the time the parties executed the Business Combination Agreement.

The valuation that HL received relied upon certain assumptions, some of which may not be correct or which may have changed due to changes in circumstances after the valuation was performed. If the assumptions are incorrect or have changed, Fusion Fuel may not be worth as much as such valuation supposes.

In connection with its determination to approve the Transactions, HL’s board of directors engaged Webber Research to provide it with a valuation of the business of Fusion Fuel, on which the board relied. The purpose of the valuation was to determine whether the value of Fusion Fuel was at least equal to 80% of the amount held in HL’s trust account (excluding taxes payable). In coming to a valuation range for Fusion Fuel, Webber Research relied upon certain assumptions, including assumptions inherent in the estimates and projections with respect to the future financial performance of Fusion Fuel prepared by management of Fusion Fuel, the assessments of the management of HL and Fusion Fuel as to Fusion Fuel’s existing and future infrastructure, contracts, products, technology, services, and projects (including, without limitation, the development, testing and marketing of such infrastructure, contracts, products, services, and projects and the life of all relevant parts and other intellectual and other property rights associated with the foregoing), and that there would be no developments with respect to any such matters that would adversely affect its analysis. Further, the valuation did not take into account the impact of a global health pandemic, such as COVID-19, including the volatility in the financial markets, large-scale quarantines, business and government closures, and other private and public responses to the pandemic, each of which are beyond the control of Fusion Fuel. Accordingly, if the assumptions relied upon by Webber Research prove to be incorrect, or if the circumstances relied upon by Webber Research have materially changed, Fusion Fuel could be worth significantly less than the value that Webber Research placed on it.

The HL board of directors did not obtain a third-party fairness opinion in determining whether or not to proceed with the Transactions.

While HL’s board of directors engaged Webber Research to provide a valuation of the Fusion Fuel business, HL’s board of directors did not obtain a third-party fairness opinion in connection with their determination to approve the Transactions. In analyzing the business combination, HL’s board and management conducted due diligence on Fusion Fuel and researched the industry in which Fusion Fuel operates and concluded that the business combination was fair to and in the best interest of HL and its shareholders. The lack of a third-party fairness opinion may lead an increased number of shareholders to vote against the proposed Transactions or demand redemption of their shares for cash, which could potentially impact HL’s ability to consummate the Transactions or adversely affect Parent’s liquidity following the consummation of the Transactions.

There will be material differences between your current rights as a holder of HL securities and the rights one can expect as a holder of Parent securities, some of which may adversely affect you.

Upon completion of the business combination, HL shareholders will no longer be shareholders of HL, a corporation incorporated under the laws of the British Virgin Islands, but will be shareholders of Parent, a corporation incorporated under the laws of Ireland. There will be material differences between the current rights of HL shareholders and the rights you can expect to have as a holder of the Parent Class A Ordinary Shares and HL Parent Warrants, some of which may adversely affect you.

For a more detailed discussion of the differences in the rights of HL shareholders and the Parent shareholders, see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights”.

There may be less publicly available information concerning Parent than there is for issuers that are not foreign private issuers because it is anticipated that Parent will be considered a foreign private issuer and will be exempt from a number of rules under the Exchange Act and will be permitted to file less information with the SEC than issuers that are not foreign private issuers and Parent, as a foreign private issuer, will be permitted to follow home country practice in lieu of the listing requirements of Nasdaq, subject to certain exceptions.

A foreign private issuer under the Exchange Act is exempt from certain rules under the Exchange Act, and is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the Exchange Act but are not foreign private issuers, or to comply with Regulation FD, which restricts the selective disclosure of material non-public information. It is anticipated that Parent will be exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the Exchange Act. The members of Parent’s board of directors, officers and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Accordingly, there may be less publicly available information concerning Parent than there is for companies whose securities are registered under the Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies.

In addition, certain information may be provided by Parent in accordance with Irish law, which may differ in substance or timing from such disclosure requirements under the Exchange Act. As a foreign private issuer, under Nasdaq rules Parent will be subject to less stringent corporate governance requirements. Subject to certain exceptions, the rules of Nasdaq permit a foreign private issuer to follow its home country practice in lieu of the listing requirements of Nasdaq, including, for example, certain internal controls as well as board, committee and director independence requirements. Parent does not currently intend to follow any Irish corporate governance practices in lieu of Nasdaq corporate governance rules, but we cannot assure you that this will not change after consummation of the Transactions. If Parent determines to follow Irish corporate governance practices in lieu of Nasdaq corporate governance standards, Parent will disclose each Nasdaq rule that Parent does not intend to follow and describe the Irish practice that Parent will follow in lieu thereof

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about Parent’s business, the market price of the Parent Class A Ordinary Shares and/or HL Parent Warrants and trading volume could decline.

The market price for the Parent Class A Ordinary Shares and HL Parent Warrants depends in part on the research and reports that securities or industry analysts publish about Parent or Parent’s business. If industry analysts cease coverage of Parent, the trading price for the Parent Class A Ordinary Shares and/or HL Parent Warrants would be negatively affected. In addition, if one or more of the analysts who cover Parent downgrade the Parent Class A Ordinary Shares and/or HL Parent Warrants or publish inaccurate or unfavorable research about Parent’s business, the Parent Class A Ordinary Share and/or HL Parent Warrant price would likely decline. If one or more of these analysts cease coverage of Parent or fail to publish reports on Parent regularly, demand for the Parent Class A Ordinary Shares and/or HL Parent Warrants could decrease, which might cause the Parent Class A Ordinary Share and/or HL Parent Warrant price and trading volume to decline.

Future changes in U.S. and foreign tax laws could adversely affect Parent.

The U.S. Congress, the Organisation for Economic Co-operation and Development, and government agencies in jurisdictions where Parent and its affiliates do business have focused on issues related to the taxation of multinational corporations. In particular, specific attention has been paid to “base erosion and profit shifting”, where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result the tax laws in Ireland, Portugal and other countries in which Parent and its affiliates do business could change on a prospective or retroactive basis, and any such change could adversely affect Parent.

Upon completion of the business combination, HL shareholders will become Parent shareholders, HL warrantholders will become holders of HL Parent Warrants, and the market price for the Parent Class A Ordinary Shares and HL Parent Warrants may be affected by factors different from those that historically have affected HL.

Upon completion of the business combination, HL shareholders will become Parent shareholders and HL warrantholders will become holders of HL Parent Warrants. Parent’s business differs for that of HL, and, accordingly, the results of operations of Parent will be affected by some factors that are different from those currently affecting the results of operations of HL. HL is a British Virgin Islands-incorporated special purpose acquisition company that is not engaged in any operating activity, directly or indirectly. Parent is a holding company and its Fusion Fuel subsidiary is engaged in “green” hydrogen production in Portugal. Parent’s business and results of operations will be affected by regional, country, and industry risks and operating risks to which HL was not exposed. For a discussion of the business of Parent, including the business currently conducted and proposed to be conducted by Fusion Fuel, see the section of this proxy statement/prospectus titled “Business of Fusion Fuel”.

HL’s current directors and executive officers and their affiliates own ordinary shares and private placement warrants that will be worthless if the business combination is not approved. Such interests may have influenced their decision to approve the business combination with Fusion Fuel.

HL’s officers and directors and/or their affiliates beneficially own ordinary shares and private placement warrants that they purchased prior to, or simultaneously with, HL’s initial public offering. HL’s executive officers, directors and their affiliates have no redemption rights with respect to their ordinary shares and their private placement warrants will expire worthless in the event a business combination with Fusion Fuel or another target is not effected in the required time period. These financial interests may have influenced the decision of HL’s directors and officers to approve the business combination with Fusion Fuel and to continue to pursue such business combination. In considering the recommendations of HL’s board of directors to vote for the business combination proposals and other proposals, its shareholders should consider these interests. See the section of this proxy statement titled “The Business Combination Proposals — Interests of HL’s Directors, Officers, and Others in the Transactions.”

Key Family Holding Investimentos e Consultoria de Gestão Lda., a shareholder of Fusion Fuel, has provided working capital loans to HL which will be repaid upon the consummation of the Transactions.

Key Family Holding Investimentos e Consultoria de Gestão Lda., a shareholder of Fusion Fuel, has provided an aggregate of $47,257 of working capital loans to HL. If the Transactions are consummated, such loans will be repaid in cash from HL’s trust fund, but if the Transactions are not consummated the loans will not be repaid unless there are funds available outside of the trust account.

See the section of this proxy statement/prospectus titled “The Business Combination Proposals — Interests of HL’s Directors, Officers, and Others in the Transactions.”

MCP V — Bushwick LLC, an affiliate of Jeffrey Schwarz, HL’s chief executive officer, is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the business combination is not consummated. Such liability may have influenced his decision to pursue the business combination with Fusion Fuel and the board’s decision to approve it.

If the business combination with Fusion Fuel or another business combination is not consummated by Fusion Fuel on or before October 2, 2020 (or January 2, 2021, if such later date is approved by HL shareholders through approval of an amendment to the M&A), MCP V – Bushwick LLC, an affiliate of Jeffrey Schwarz, HL’s chief executive officer, will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by HL for services rendered or contracted for or products sold to HL, but only if such a vendor or target business has not executed a waiver agreement. If HL consummates a business combination, on the other hand, HL will be liable for all such claims. Neither HL nor MCP V – Bushwick LLC has any reason to believe that MCP V – Bushwick LLC will not be able to fulfill its indemnity obligations to HL.

These obligations of MCP V – Bushwick LLC may have influenced Mr. Schwarz’s decision to pursue the business combination with Fusion Fuel or HL’s board of director’s decision to approve the business combination. In considering the recommendations of HL’s board of directors to vote for the business combination proposals and other proposals, HL’s shareholders should consider these interests. See the section of this proxy statement/prospectus titled “The Business Combination Proposals — Interests of HL’s Directors, Officers, and Others in the Transactions.”

HL’s directors may decide not to enforce the indemnification obligations of MCP V – Bushwick LLC, resulting in a reduction in the amount of funds in the trust account available for distribution to HL’s public shareholders.

If proceeds in the trust account are reduced below $10.00 per public share and MCP V – Bushwick LLC asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, HL’s independent directors would determine whether to take legal action against MCP V – Bushwick LLC to enforce its indemnification obligations. While HL currently expects that its independent directors would take legal action on HL’s behalf against MCP V – Bushwick LLC to enforce MCP V – Bushwick LLC’s indemnification obligations to HL, it is possible that HL’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If HL’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to HL’s public shareholders may be reduced below $10.00 per share.

Some of HL’s directors and executive officers may have financial interests in the business combination that are different from or are in addition to those of HL shareholders generally.

Some of HL’s directors and executive officers may have financial interests in the business combination that are different from, or are in addition to, those of HL shareholders generally. These interests could have affected their decision to support or approve the business combination. For instance, Jeffrey Schwarz, HL’s chairman and chief executive officer, will become a director of Parent after the consummation of the business combination. Such interests, among others, have been included in “Interest of Certain Persons in the Transaction – Interests of HL Directors and Executive Officers in the Transaction”.

Activities taken by existing HL shareholders to increase the likelihood of approval of the business combination proposals and other proposals could have a depressive effect on HL’s ordinary shares.

At any time prior to the annual general meeting during a period when they are not then aware of any material nonpublic information regarding HL or its securities, HL, the Sponsors, the initial shareholders, Fusion Fuel, the Fusion Fuel Shareholders and/or their respective affiliates may purchase HL ordinary shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares of HL or vote their HL ordinary shares in favor of the business combination proposals. The purpose of ordinary share purchases and other transactions would be to increase the likelihood of approval of the business combination proposals by the holders of a majority of the HL ordinary shares present and entitled to vote at the annual general meeting and that HL have in excess of the required amount of closing cash to consummate the Transactions under the Business Combination Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the HL initial shareholders for nominal value. Entering into any such arrangements may have a depressive effect on HL’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares that he owns, either prior to or immediately after the annual general meeting.

The business combination may be completed even though material adverse effects may result from the announcement of the business combination, industry-wide changes and other causes.

In general, either HL or Fusion Fuel can refuse to complete the business combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the business combination, even if such change could be said to have a material adverse effect on Fusion Fuel or HL, including the following events (except, in some cases, where the change has a disproportionate effect on a party):

●	changes generally affecting the economy, financial or securities markets, including the COVID-19 pandemic;

●	the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

●	changes (including changes in law) or general conditions in the industry in which the party operates;

●	changes in IFRS, or the authoritative interpretation of IFRS; or

●	changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees and any federal, state, or local government entities).

Furthermore, HL or Fusion Fuel may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the business combination, HL’s stock price may suffer.

Delays in completing the business combination may substantially reduce the expected benefits of the business combination.

Satisfying the conditions to, and completion of, the business combination may take longer than, and could cost more than, HL expects. Any delay in completing or any additional conditions imposed in order to complete the business combination may materially adversely affect the benefits that HL expects to achieve from the acquisition of Fusion Fuel’s business.

Parent has no operating history. The unaudited pro forma condensed combined financial information may not be an indication of Parent’s financial condition or results of operations following the business combination, and accordingly, you have limited financial information on which to evaluate Parent and your investment decision.

Parent has no operating history, Fusion Fuel has a limited operating history, and Fusion Fuel and HL have no prior history as a combined entity and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of HL and Fusion Fuel, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of Parent following the business combination. Certain adjustments and assumptions have been made regarding Parent after giving effect to the business combination. Fusion Fuel and HL believe these assumptions are reasonable, however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect Parent’s results of operations or financial condition following the business combination. For these and other reasons, the historical and proforma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect Parent’s results of operations and financial condition and the actual financial condition and results of operations of Parent following the business combination may not be consistent with, or evident from, this pro forma financial information.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Parent’s future results.

This proxy statement/prospectus contains projections and forecasts prepared by Fusion Fuel. Parent and HL do not endorse any of the forecasts, projections or estimates prepared by Fusion Fuel of the business and financial performance of Fusion Fuel that may be included in the proxy statement/prospectus.

None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the business combination or toward complying with SEC guidelines or generally accepted accounting principles. The projections and forecasts were based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of HL and Parent and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of HL’s operations, or could lead to such projections and forecasts not being achieved include, but are not limited to: client demand for Fusion Fuel’s solutions, successful and timely construction and commissioning of green hydrogen production facilities, an evolving competitive landscape, rapid technological change, margin shifts in the industry, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

Failure to effectively retain, attract and motivate key employees could diminish the anticipated benefits of the business combination.

The success of the acquisition of Fusion Fuel will depend in part on the attraction, retention and motivation of executive personnel critical to the business and operations of Parent. Executives may experience uncertainty about their future roles with Parent and Fusion Fuel during the pendency of the business combination or after its completion. In addition, competitors may recruit Fusion Fuel management. If Parent is unable to attract, retain and motivate executive personnel that are critical to the successful operations of the combined business, Fusion Fuel could face disruptions in its operations, strategic relationships, key information, expertise or know-how and unanticipated recruitment and onboarding costs. In addition, the loss of key personnel could diminish the anticipated benefits of the acquisition of Fusion Fuel by HL.

Parent is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the Parent Class A Ordinary Shares less attractive to investors.

Parent is an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, Parent is only required to provide two years of audited financial statements and only two years of related selected financial data and management discussion and analysis of financial condition and results of operations disclosure. In addition, Parent is not required to obtain auditor attestation of its reporting on internal control over financial reporting, has reduced disclosure obligations regarding executive compensation and is not required to hold non-binding advisory votes on executive compensation. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. Parent has elected to take advantage of such extended transition period. Parent cannot predict whether investors will find the Parent Class A Ordinary Shares to be less attractive as a result of its reliance on these exemptions. If some investors find the Parent Class A Ordinary Shares to be less attractive as a result, there may be a less active trading market for the Parent Class A Ordinary Shares and the price of the Parent Class A Ordinary Shares may be more volatile.

Parent will remain an emerging growth company until the earliest of: (i) the end of the fiscal year in which Parent has total annual gross revenue of $1.07 billion; (ii) the last day of Parent’s fiscal year following the fifth anniversary of the date on which HL consummated its initial public offering; (iii) the date on which Parent issues more than $1.0 billion in non-convertible debt during the preceding three-year period; or (iv) the end of the fiscal year in which the market value of the Parent Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter.

Further, there is no guarantee that the exemptions available to Parent under the JOBS Act will result in significant savings. To the extent that Parent chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact Parent’s financial condition.

Parent may need additional capital in the future to meet its financial obligations and to pursue its business objectives. Additional capital may not be available on favorable terms, or at all, which could compromise Parent’s ability to meet its financial obligations and grow its business.

While HL’s management anticipates that the funds made available from HL’s trust fund and the PIPE Investment following the completion of the business combination will be sufficient to fund Parent’s operations for at least the next 18 to 24 months, Parent may need to raise additional capital to fund operations in the future or finance future acquisitions.

If Parent seeks to raise additional capital in order to meet various objectives, including developing existing or future technologies and solutions, increasing working capital, acquiring new clients, expanding geographically and responding to competitive pressures, capital may not be available on favorable terms or may not be available at all. Lack of sufficient capital resources could significantly limit Parent’s ability to take advantage of business and strategic opportunities. Any additional capital raised through the sale of equity or debt securities with an equity component would dilute stock ownership. If adequate additional funds are not available, Parent may be required to delay, reduce the scope of, or eliminate material part of its business strategy, including acquiring potential new clients or the continued development of new or existing technologies or solutions and geographic expansion.

The combined company will incur significant costs and devote substantial management time as a result of being subject to reporting requirements in the United States, which may adversely affect the operating results of Parent in the future.

As a company subject to reporting requirements in the United States, the combined company will incur significant legal, accounting and other expenses that Parent would not have incurred as a private Irish company. For example, Parent will be subject to the reporting requirements of the Exchange Act and is required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Compliance with these requirements will increase Parent’s legal and financial compliance costs and will make some activities more time consuming and costly, while also diverting management attention. In particular, Parent expects to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when it is no longer an emerging growth company as defined by the JOBS Act.

Because Parent currently does not have plans to pay cash dividends on the Parent Class A Ordinary Shares, you may not receive any return on investment unless you sell your Parent Class A Ordinary Shares for a price greater than that which you paid for HL ordinary shares.

Parent currently does not expect to pay any cash dividends on Parent Class A Ordinary Shares. Any future determination to pay cash dividends or other distributions on Parent Class A Ordinary Shares will be at the discretion of the board of directors and will be dependent on Parent’s earnings, financial condition, operating results, capital requirements, and contractual, regulatory and other restrictions, including restrictions contained in the agreements governing any existing and future outstanding indebtedness Parent or Parent’s subsidiaries incur, on the payment of dividends by Parent or by Parent’s subsidiaries to Parent, and other factors that Parent’s board of directors deems relevant. As a result, you may not receive any return on an investment in the Parent Class A Ordinary Shares unless you sell the Parent Class A Ordinary Shares for a price greater than that which you paid for the HL ordinary shares.

An active trading market of the Parent Class A Ordinary Shares and HL Parent Warrants may not be sustained and investors may not be able to resell their Parent Class A Ordinary Shares and HL Parent Warrants at or above the price for which they purchased the HL securities.

An active trading market for the Parent Class A Ordinary Shares and HL Parent Warrants may not be sustained. In the absence of an active trading market for the Parent Class A Ordinary Shares and/or HL Parent Warrants, investors may not be able to sell their Parent Class A Ordinary Shares or HL Parent Warrants, respectively, at or above the price they paid at the time that they would like to sell. In addition, an inactive market may impair Parent’s ability to raise capital by selling shares or equity securities and may impair its ability to acquire business partners by using the Parent Class A Ordinary Shares as consideration, which, in turn, could harm Parent’s business.

The trading price of the Parent Class A Ordinary Shares or HL Parent Warrants may be volatile, and holders of the Parent Class A Ordinary Shares or HL Parent Warrants could incur substantial losses.

The stock market in general has experienced extreme volatility in the wake of the COVID-19 pandemic that has often been unrelated to the operating performance of particular companies. As a result of this volatility, HL’s shareholders may not be able to sell their Parent Class A Ordinary Shares or HL Parent Warrants at or above the price paid for HL securities. The market price for the Parent Class A Ordinary Shares and HL Parent Warrants may be influence by many factors, including:

●	The continued impact of COVID-19 or other adverse public health developments;

●	Actual or anticipated variations in operating results;

●	Changes in financial estimates by Parent or by any securities analysts who might cover Parent;

●	Conditions or trends in Parent’s industry;

●	Stock market price and volume fluctuations of other publicly traded companies and, in particular, those that operate in the green energy or hydrogen industries;

●	Announcements by Parent or its competitors of new product or service offerings, significant acquisitions, strategic partnerships or divestitures;

●	Announcements of investigations or regulatory scrutiny of Parent or lawsuits against Parent;

●	Capital commitments;

●	Political and country risks in the geographical areas in which Parent is operating;

●	Business disruption and costs related to stockholder activism;

●	Additions or departure of key personnel;

●	Sales of Parent Class A Ordinary Shares, including sales by Parent’s directors and officers or significant shareholders; and

●	Expectations of future cash dividend declarations and payments.

If HL is unable to complete the business combination with Fusion Fuel or another business combination by October 2, 2020 (or January 2, 2021, if such later date is approved by HL shareholders through approval of an amendment to the M&A), HL will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against HL and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by shareholders could be less than $10.57 per share.

Under the terms of HL’s M&A, HL must complete the business combination with Fusion Fuel or another business combination by October 2, 2020 (unless such date is extended by HL’s shareholders) or HL must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against HL. Although HL has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of HL’s public shareholders. If HL is unable to complete a business combination within the required time period, MCP V – Bushwick LLC, an affiliate of Jeffrey Schwarz, has agreed that it will be liable to HL if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduces the amount of funds in the trust account to below $10.00 per public share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under HL’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, MCP V – Bushwick LLC will not be responsible to the extent of any liability for such third party claims. Furthermore, MCP V – Bushwick LLC will not be liable to public shareholders and instead will only have liability to HL. HL has not independently verified whether MCP V – Bushwick LLC has sufficient funds to satisfy its indemnity obligations and, therefore, MCP V – Bushwick LLC may not be able to satisfy those obligations. HL has not asked MCP V – Bushwick LLC to reserve for such eventuality. Therefore, the per-share distribution from the trust account in such a situation may be less than the approximately $10.57 estimated to be in the trust as of two business days prior to the meeting date, due to such claims.

Additionally, if HL is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if HL otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the trust account, HL may not be able to return to its public shareholders the estimated $10.57 per public share.

HL’s shareholders may be held liable for claims by third parties against HL to the extent of distributions received by them.

If HL is unable to complete the business combination with Fusion Fuel or another business combination within the required time period, HL will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less any interest released to HL to pay HL’s income taxes and to pay dissolution expenses, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under British Virgin Islands law to provide for claims of creditors and the requirements of other applicable law. HL cannot assure you that it will properly assess all claims that may be potentially brought against HL. As such, HL’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, HL cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by HL.

HL and Parent may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Transaction from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Parent’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Transactions, then that injunction may delay or prevent the Transactions from being completed. Currently, neither Parent nor HL is aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Transaction.

Risks Relating to Irish Law

Following completion of the Transactions, a transfer of Parent Class A Ordinary Shares or HL Parent Warrants, other than one effected by means of the transfer of book-entry interests in the Depositary Trust Company, may be subject to Irish stamp duty.

Submission has been made to the Irish Revenue Commissioners to confirm that transfers of Parent Class A Ordinary Shares and HL Parent Warrants effected by means of the transfer of book entry interests in the Depositary Trust Company (“DTC”) will not be subject to Irish stamp duty. It is expected that this confirmation should be granted. It is anticipated that the majority of Parent Class A Ordinary Shares and HL Parent Warrants will be traded through DTC by brokers who hold such shares on behalf of customers.

However, if you hold your Parent Class A Ordinary Shares and/or HL Parent Warrants directly rather than beneficially through DTC, any transfer of your Parent Class A Ordinary Shares and/or HL Parent Warrants could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty could adversely affect the price of your shares.

If the Parent Class A Ordinary Shares or HL Parent Warrants are not eligible for deposit and clearing within the facilities of DTC, then transactions in the Parent Class A Ordinary Shares and/or HL Parent Warrants may be disrupted.

The facilities of DTC are a widely-used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms.

Upon the completion of the Transactions, the Parent Class A Ordinary Shares and the HL Parent Warrants will be eligible for deposit and clearing within the DTC system. We expect to enter into arrangements with DTC whereby we will agree to indemnify DTC for any Irish stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for the Parent Class A Ordinary Shares and such HL Parent Warrants. We expect these actions, among others, will result in DTC agreeing to accept the Parent Class A Ordinary Shares and HL Parent Warrants for deposit and clearing within its facilities upon the completion of the Transactions.

DTC is not obligated to accept the Parent Class A Ordinary Shares or HL Parent Warrants for deposit and clearing within its facilities upon the completion of the Transactions and, even if DTC does initially accept the Parent Class A Ordinary Shares and/or HL Parent Warrants, it generally will have discretion to cease to act as a depository and clearing agency for the Parent Class A Ordinary Shares and/or HL Parent Warrants. If DTC determined prior to the completion of the Transactions that the Parent Class A Ordinary Shares and/or HL Parent Warrants are not eligible for clearance within its facilities, then we would not expect to complete the Transactions in their current form. However, if DTC determined at any time after the completion of the Transactions that the Parent Class A Ordinary Shares and/or HL Parent Warrants were not eligible for continued deposit and clearance within its facilities, then we believe the Parent Class A Ordinary Shares and/or HL Parent Warrants would not be eligible for continued listing on a U.S. securities exchange and trading in the Parent Class A Ordinary Shares and/or HL Parent Warrants would be disrupted. While we would pursue alternative arrangements to preserve Parent’s listing and maintain trading, any such disruption could have a material adverse effect on the trading price of the Parent Class A Ordinary Shares and/or HL Parent Warrants.

In certain limited circumstances, dividends paid by Parent may be subject to Irish dividend withholding tax.

Parent does not intend to pay dividends on its capital stock in the foreseeable future. If Parent were to declare and pay dividends, in certain limited circumstances, dividend withholding tax (currently at a rate of 25%) may arise in respect of dividends paid on the Parent Class A Ordinary Shares. A number of exemptions from dividend withholding tax exist such that shareholders resident in the U.S. and other exempt countries may be entitled to exemptions from dividend withholding tax.

Submission will be made to the Irish Revenue Commissioners to confirm that shareholders resident in the U.S. that hold their Parent Class A Ordinary Shares through DTC will not be subject to dividend withholding tax, provided the addressees of the beneficial owners of such Parent Class A Ordinary Shares in the records of the brokers holding such Parent Class A Ordinary Shares are recorded as being in the U.S. (and such brokers have further transmitted the relevant information to a qualifying intermediary appointed by Parent). It is expected that this confirmation should be granted. However, other holders of Parent Class A Ordinary Shares may be subject to dividend withholding tax, which could adversely affect the price of their Parent Class A Ordinary Shares.

After the Transactions, dividends received by Irish residents and certain other shareholders may be subject to Irish income tax.

Shareholders entitled to an exemption from Irish dividend withholding tax on dividends received from Parent will not be subject to Irish income tax in respect of those dividends unless they have some connection with Ireland other than their shareholding in Parent (for example, they are resident in Ireland). Shareholders who receive dividends subject to Irish dividend withholding tax will generally have no further liability to Irish income tax on those dividends.

Parent Class A Ordinary Shares or HL Parent Warrants received by means of a gift or inheritance could be subject to Irish capital acquisitions tax.

Irish capital acquisitions tax (“CAT”) could apply to a gift or inheritance of Parent Class A Ordinary Shares or HL Parent Warrants irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Parent Class A Ordinary Shares and HL Parent Warrants will be regarded as property situated in Ireland. The person who receives the gift or inheritance has primary liability for CAT. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €335,000 in respect of taxable gifts or inheritances received from their parents.

It is recommended that each shareholder consult his or her own tax advisor as to the tax consequences of holding Parent Class A Ordinary Shares and HL Parent Warrants in, and receiving distributions from, Parent.

Provisions in Parent’s M&A and under Irish law could make an acquisition of Parent more difficult, may limit attempts by Parent shareholders to replace or remove Parent’s management, may limit shareholders’ ability to obtain a favorable judicial forum for disputes with Parent or Parent’s directors, officers, or employees, and may limit the market price of the Parent Class A Ordinary Shares and/or HL Parent Warrants.

Provisions in Parent’s M&A may have the effect of delaying or preventing a change of control or changes in Parent’s management. Parent’s M&A include provisions that:

●	require that Parent’s board of directors is classified into three classes of directors with staggered three-year terms;

●	permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

●	require the votes of the holders of Parent Class B Ordinary Shares to do any of the following:

o	liquidate, dissolve or wind-up the business and affairs of Fusion Fuel;

o	effect any merger or consolidation in which Parent is a constituent party or a subsidiary of Parent is a constituent party if Parent issues shares of its capital stock pursuant to such merger or consolidation (except any such merger or consolidation involving Parent or a subsidiary in which the shares of capital stock of Parent outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation);

o	sell, lease, transfer, exclusively license or otherwise dispose, in a single transaction or series of related transactions, by Parent or any subsidiary of Parent of all or substantially all the assets of Parent and any subsidiary, taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of Parent if substantially all of the assets of Parent and its subsidiaries, taken as a whole, are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Parent;

o	permit the sale of all or substantially all of the shares of Parent Class A Ordinary Shares and Parent Class B Ordinary Shares to an independent third-party or group;

o	amend, alter or repeal any provision of Parent’s M&A;

o	create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, or equity securities convertible into capital stock of Parent;

o	expand or otherwise alter the size of the Board of Directors of Parent or Fusion Fuel; and

o	remove any member of the Board of Directors of Fusion Fuel.

●	prohibit shareholder action by written consent without unanimous approval of all holders of Parent Class A Ordinary Shares and Parent Class B Ordinary Shares; and

●	Provide that each Parent Class B Ordinary Share shall be convertible at the option of the holder at any time into one Parent Class A Ordinary Share, and that all Parent Class B Ordinary Shares shall automatically convert into an equal number of Parent Class A Ordinary Shares on December 31, 2023.

As an Irish public limited company, certain capital structure decisions regarding Parent will require the approval of the shareholders of Parent, which may limit Parent’s flexibility to manage its capital structure.

Irish law generally provides that a board of directors may allot and issue shares (or rights to subscribe for or convert into shares) if authorized to do so by a company’s constitution or by an ordinary resolution. Such authorization may be granted for up to the maximum of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another ordinary resolution. Parent’s M&A authorizes the Board of Directors of Parent to allot shares up to the maximum of Parent’s authorized but unissued share capital until 31 December 2023. This authorization will need to be renewed by ordinary resolution upon its expiration and at periodic intervals thereafter. Under Irish law, an allotment authority may be given for up to five years at each renewal, but governance considerations may result in renewals for shorter periods or for less than the maximum permitted number of shares being sought or approved.

While Irish law also generally provides shareholders with pre-emptive rights when new shares are issued for cash, it is possible for Parent’s M&A, or for shareholders of Parent in a general meeting, to exclude such pre-emptive rights. Parent’s M&A excludes pre-emptive rights until 31 December 2023. This exclusion will need to be renewed by special resolution upon its expiration and at periodic intervals thereafter. Under Irish law, a disapplication of pre-emption rights may be authorized for up to five years at each renewal, but governance considerations may result in renewals for shorter periods or for less than the maximum permitted number of unissued shares being sought or approved.

Attempted takeovers of Parent will be subject to the Irish Takeover Rules and will be under the supervisory jurisdiction of the Irish Takeover Panel.

Parent will be subject to the Irish Takeover Rules, which regulate the conduct of takeovers of, and certain other relevant transactions affecting, Irish public limited companies listed on certain stock exchanges, including Nasdaq. The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in situations involving multiple bidders, that there is a level playing field. For example, pursuant to the Irish Takeover Rules, the Board of Directors of Parent will not be permitted, without shareholder approval, to take certain actions which might frustrate an offer for Parent Shares once the Board of Directors of Parent has received an approach that might lead to an offer or has reason to believe that an offer is, or may be, imminent.

Under the Irish Takeover Rules, if an acquisition of Parent Shares were to increase the aggregate holdings of the acquirer (together with its concert parties) to 30% or more of the voting rights of Parent, such acquirer and, in certain circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make an offer for the outstanding Parent Shares at a price not less than the highest price paid by such acquirer or its concert parties for Parent Shares during the previous 12 months. This requirement would also be triggered by the acquisition of Parent Shares by any person holding (together with its concert parties) between 30% and 50% of the voting rights of Parent if the effect of such acquisition were to increase that person’s voting rights by 0.05% within a 12-month period.

Anti-takeover provisions in Parent’s M&A could make an acquisition of Parent more difficult. Parent’s M&A contains provisions that may delay or prevent a change of control, discourage bids at a premium over the market price of Parent Shares, adversely affect the market price of Parent Shares, and adversely affect the voting and other rights of shareholders of Parent. These provisions include: (i) permitting the Board of Directors of Parent to issue preference shares without the approval of Parent Shareholders, with such rights, preferences and privileges as they may designate; and (ii) allowing the Board of Directors of Parent to adopt a shareholder rights plan upon such terms and conditions as it deems expedient in the interests of Parent.

Risks related to COVID-19

The ongoing COVID-19 pandemic may adversely affect HL’s and Fusion Fuel’s ability to consummate the Transactions and, after closing, may impact Parent’s business, results of operations, and financial condition.

The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this proxy statement/prospectus.

HL and Fusion Fuel may be unable to complete the Transactions if continued concerns relating to COVID-19 restrict travel and limit the ability to have meetings with potential investors or the Fusion Fuel’s personnel. The extent to which COVID-19 impacts HL’s and Fusion Fuel’s ability to consummate the Transactions will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, HL’s ability to consummate the Transactions may be materially adversely affected.

Additionally, although the COVID-19 pandemic has not had a material effect on Fusion Fuel’s business, we cannot assure you that it will not materially affect Fusion Fuel’s business in the future. Fusion Fuel has been and will continue monitoring and adjusting as appropriate its operations in response to the COVID-19 pandemic, noting that there have been no positive COVID-19 cases from any of the teams supporting Fusion Fuel projects or activities. Although Fusion Fuel has been able to maintain some of its operations during the pandemic and has maintained its engagements with suppliers, other operations have been delayed or suspended under applicable government orders and guidance, including delays or disruptions in Fusion Fuel’s research and development, sales, marketing, installation and operations and maintenance activities. Although Fusion Fuel’s affected manufacturing facilities continue to operate while these orders are in effect and Fusion Fuel’s business activities have not been materially impacted to date, Fusion Fuel cannot provide assurances that the COVID-19 pandemic or additional governmental actions in response thereto will not further impact operations. For example, if Fusion Fuel’s management, employees, contractors, customers or affiliates, such as the third party general contractors with which Fusion Fuel partners for installations, are affected by illness or by preventative measures such as social distancing, Fusion Fuel’s operations, demand for Fusion Fuel’s product, and installation, maintenance and oversight activities may be disrupted or Fusion Fuel may be required to incur additional costs in order to maintain operations. In addition, to the extent that any of Fusion Fuel’s employees separate from Fusion Fuel in response to the pandemic or governmental responses to the pandemic, it may be difficult or impossible to replace them. Additionally, operations that are not currently impacted could be delayed or suspended at any time in the event of changes to applicable government orders or the interpretation of existing orders.

Fusion Fuel may also experience delays from certain vendors and suppliers that have been affected more directly by COVID-19, which, in turn, could cause delays in the manufacturing and installation of Fusion Fuel’s Hydrogen Generators. It may not be possible to find replacement products or supplies, and ongoing delays could affect Fusion Fuel’s business and growth. Government orders in various jurisdictions have had the effect of disrupting the supply chain on which Fusion Fuel relies for certain parts critical to Fusion Fuel’s manufacturing and maintenance capabilities, which impacts both Fusion Fuel’s sale and installation of new products and Fusion Fuel’s operations and maintenance of previously-sold Hydrogen Generators.

Even if Fusion Fuel is able to identify alternate suppliers that are able to meet its needs, the international air and sea logistics systems have been heavily impacted by the COVID-19 pandemic. Air carriers have significantly reduced their passenger and air freight capacity, and many ports are either temporarily closed or have reduced their hours of operation. Actions by government agencies may further restrict the operations of freight carriers, which would negatively impact Fusion Fuel’s ability to receive the parts and supplies it needs to manufacture its Hydrogen Generators or to deliver them to customers. This may also interfere with Fusion Fuel’s ability to develop business outside of Portugal, as Fusion Fuel’s team will experience difficulty meeting new prospective clients and visiting and monitoring installations in jurisdictions that are accessible only by air travel.

Fusion Fuel’s installation operations have also been adversely impacted by the COVID-19 pandemic, and these adverse impacts may increase in severity or continue indefinitely, including following the lifting of “shelter in place” orders. For example, Fusion Fuel’s projects have experienced delays and may continue to experience delays relating to, among other things, shortages in available labor for design, installation and other work; the effects on the COVID-19 pandemic on suppliers in general but especially Fusion Fuel’s general contractors, their sub-contractors, medium-voltage electrical gear suppliers, and a wide range of engineering and construction related specialist suppliers on whom Fusion Fuel relies for successful and timely installations; the completion of work required by gas and electric utilities on which Fusion Fuel is critically dependent; necessary civil and utility inspections; and the review of Fusion Fuel’s permit submissions and issuance of permits with multiple authorities that have jurisdiction over Fusion Fuel’s activities. Additionally, Fusion Fuel has experienced delays and interruptions to its installation activities where customers have shut down or otherwise limited access to their facilities. This may continue to affect Fusion Fuel’s ability to install its systems or increase in severity as the pandemic continues to affect key markets.

Fusion Fuel is not the only business impacted by these shortages and delays, which means that Fusion Fuel may in the future face increased competition for scarce resources, which may result in continuing delays or increases in the cost of obtaining such services, including increased labor costs and/or fees to expedite permitting. Additionally, while construction activities have to date been deemed “essential business” and allowed to proceed in many jurisdictions, Fusion Fuel has experienced interruptions and delays caused by confusion related to exemptions for “essential business” amongst suppliers and their sub-contractors. Future changes in applicable government orders or regulations, or changes in the interpretation of existing orders or regulations, could result in reductions in the scope of permitted construction activities or prohibitions on such activities. An inability to install Fusion Fuel’s Hydrogen Generators would negatively impact Fusion Fuel’s acceptances, cash and revenue.

Fusion Fuel cannot predict at this time the full extent to which COVID-19 will impact its business, results and financial condition, which will depend on many factors. These include, among others, the extent of harm to public health, the willingness of Fusion Fuel’s employees to travel and work in Fusion Fuel’s manufacturing facilities and at installation sites even if permitted to do so, the disruption to the global economy and to Fusion Fuel’s potential customer base, impacts on liquidity and the availability of capital, and governmental actions taken in response to the pandemic. Fusion Fuel is staying in close communication with its manufacturing facilities, employees, customers, suppliers and partners, and acting to mitigate the impact of this dynamic and evolving situation, but there is no guarantee that Fusion Fuel will be able to do so.

Risks related to the business and operations of Parent following the Transaction

As used herein, “we”, “us”, “our”, and similar words and phrases refer collectively to Parent and its subsidiaries following the Transactions, unless the context clearly indicates otherwise.

The hydrogen production industry is an emerging market and hydrogen production may not receive widespread market acceptance.

The hydrogen production industry is still relatively nascent in an otherwise mature and heavily regulated industry, and we cannot be sure that potential customers will accept hydrogen production broadly, or our Hydrogen Generator products specifically. Enterprises may be unwilling to adopt our solution over traditional or competing power sources for any number of reasons including the perception that our technology is unproven, a lack of confidence in our business model, the perceived unavailability of back-up service providers to operate and maintain the Hydrogen Generators, and lack of awareness of our product or the perception of regulatory or political headwinds. Because this is an emerging industry, broad acceptance of our products and services is subject to a high level of uncertainty and risk. If the market develops more slowly than we anticipate, our business will be harmed.

Our limited operating history and our nascent industry make evaluating our business and future prospects difficult.

Our team began its work in this industry in 2007, and since such time we have been focused principally on research and development activities relating to concentrated solar power, part of which we have applied to our Hydrogen Generator technology. Although the Hydrogen project is an extension of our historical business it comes with some different challenges and characteristics.

Furthermore, our Hydrogen Generator is a new type of product in the nascent hydrogen industry. Consequently, predicting our future revenue and appropriately budgeting for our expenses is difficult, and we have limited insight into trends that may emerge and affect our business. If actual results differ from our estimates or if we adjust our estimates in future periods, our operating results and financial position could be materially and adversely affected.

Our products involve a lengthy sales and installation cycle and if we fail to close sales on a regular and timely basis, our business could be harmed.

Our sales cycle is typically 12 to 18 months but can vary considerably. In order to make a sale, we must typically provide a significant level of education to prospective customers regarding the use and benefits of our product and our technology. The period between initial discussions with a potential customer and the eventual sale of even a single product typically depends on a number of factors, including the potential customer’s budget, required construction and production licenses, and the decision as to the type of financing it chooses to use as well as the arrangement of such financing. Prospective customers often undertake a significant evaluation process which may further extend the sales cycle. Once a customer makes a formal decision to purchase our product, the fulfilment of the sales order by us will require a substantial amount of time. We expect the time between the entry into a sales contract with a customer and the installation of our Hydrogen Generators to range from three to nine months or more. This lengthy sales and installation cycle is subject to a number of significant risks over which we have little or no control. Because of both the long sales and long installation cycles, we may expend significant resources without having certainty of generating a sale.

These lengthy sales and installation cycles increase the risk that an installation may be delayed and/or may not be completed. In some instances, a customer can cancel an order for a particular site prior to installation, and we may be unable to recover some or all of our costs in connection with design, permitting, installation and site preparations incurred prior to cancellation. Our operating expenses are based on anticipated sales levels, and many of our expenses are fixed. If we are unsuccessful in closing sales after expending significant resources or if we experience delays or cancellations, our business could be materially and adversely affected. Since we do not recognize revenue on the sales of our products until installation and acceptance, a small fluctuation in the timing of the completion of our sales transactions could cause operating results to vary materially from period to period.

We believe that part of the cancellation risk will be mitigated in the early years as the first projects will be developed for Fusion Fuel’s own business line, and Fusion Fuel will then operate the first Green Hydrogen plants.

The economic benefits to our customers of our Hydrogen Generators over competitor products depend on the cost of electricity available from alternative sources including local electric utility companies, which cost structure is subject to change.

We believe that a customer’s decision to purchase our Hydrogen Generators is significantly influenced by the price, the price predictability of electricity generated by our Hydrogen Generators in comparison to the retail price and the future price outlook of electricity from the local utility grid and other energy sources. The economic benefit of our Hydrogen Generators to our customers includes, among other things, the benefit of reducing such customer’s payments to the local utility company. The rates at which electricity is available from a customer’s local electric utility company is subject to change and any changes in such rates may affect the relative benefits of our Hydrogen Generators. Even in markets where we are competitive today, rates for electricity could decrease and render our Hydrogen Generators uncompetitive. Several factors could lead to a reduction in the price or future price outlook for grid electricity, including the impact of energy conservation initiatives that reduce electricity consumption, construction of additional power generation plants (including nuclear, coal or natural gas) and technological developments by others in the electric power industry which could result in electricity being available at costs lower than those that can be achieved from our Hydrogen Generators. If the retail price of grid electricity decreases at a faster rate than we or our customers expect, it could reduce demand for our Hydrogen Generators and harm our business.

In some countries, the current low cost of grid electricity, even together with available subsidies, does not render our product economically attractive. If we are unable to reduce our costs to a level at which our Hydrogen Generators would be competitive in such markets, or if we are unable to generate demand for our Hydrogen Generators based on benefits other than electricity cost savings, such as reliability, resilience, or environmental benefits, our potential for growth may be limited in those markets.

We currently face and will continue to face significant competition.

We compete for customers, financing partners, and incentive dollars with other electric power providers and hydrogen solutions. Many providers, such as traditional utilities and other companies offering distributed generation products, have longer operating histories, have customer incumbency advantages, have access to and influence with local and state governments, and have access to more capital resources than do we. Significant developments in alternative technologies, such as energy storage, wind, solar, or hydro power generation, or improvements in the efficiency or cost of traditional energy sources, including coal, oil, natural gas used in combustion, or nuclear power, may materially and adversely affect our business and prospects in ways we cannot anticipate. We may also face new competitors who are not currently in the market. If we fail to adapt to changing market conditions and to compete successfully with grid electricity or new competitors, our growth will be limited which would adversely affect our business results.

We will depend on a concentration of anchor customers for the majority of our revenues and the loss of any such customers could adversely affect our business, financial condition, results of operations and cash flows.

We intend to sell most of our products to a range of customers that include a few anchor customers, and while we are continually seeking to expand our customer base, we expect this will continue for the next several years. Any decline in business with significant customers could have an adverse impact on our business, financial condition and results of operations. Our future success may depend upon the continued purchases of our products by a small number of customers. If we are unable to maintain a broad customer base and build relationships with potential customers, our business may be impacted by fluctuations due to a dependence on a small number of customers. Fluctuations can have a negative impact on our revenues, business, financial condition, results of operations and cash flows. Our dependence on a small number of major customers may expose us to additional risks. A slowdown, delay or reduction in a customer’s orders could result in excess inventories or unexpected quarterly fluctuations in our operating results and liquidity. Our major customers may have significant purchasing leverage over us to require changes in sales terms including pricing, payment terms and product delivery schedules, which could adversely affect our business, financial condition, results of operations and cash flows. If one of our major customers delays payment of or is unable to pay their receivables, that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We believe that part of the cancellation risk will be mitigated in the early years as the first projects will be developed for Fusion Fuel’s own business line, and Fusion Fuel will then operate the first Green Hydrogen plants.

Risks Relating to our Products and Manufacturing

As used herein, “we”, “us”, “our”, and similar words and phrases refer collectively to Parent and its subsidiaries following the Transactions, unless the context clearly indicates otherwise.

Weakness in the economy, market trends and other conditions affecting the profitability and financial stability of our customers could negatively impact our sales growth and results of operations.

The demand for our products and services is sensitive to the production activity, capital spending and demand for products and services of our customers. Many of our potential customers operate in markets that are subject to cyclical fluctuations resulting from market uncertainty, trade and tariff policies, costs of goods sold, currency exchange rates, central bank interest rate changes, foreign competition, offshoring of production, oil and natural gas prices, geopolitical developments, labor shortages, inflation, deflation, and a variety of other factors beyond our control. Any of these factors could cause customers to idle or close facilities, delay purchases, reduce production levels, or experience reductions in the demand for their own products or services.

Any of these events could also reduce the volume of products and services these customers purchase from us or impair the ability of our customers to make full and timely payments and could cause increased pressure on our selling prices and terms of sale. Accordingly, a significant or prolonged slowdown in activity in any major world economy, or a segment of any such economy, could negatively impact our sales growth and results of operations.

Our future success depends in part on our ability to increase our production capacity, and we may not be able to do so in a cost-effective manner and cannot guarantee that our production partners ramp up in time.

To the extent we are successful in growing our business, we may need to increase our production capacity. Our ability to plan, construct, and equip additional manufacturing facilities is subject to significant risks and uncertainties, including the following:

●	The expansion or construction of any manufacturing facilities will be subject to the risks inherent in the development and construction of new facilities, including risks of delays and cost overruns as a result of factors outside our control such as delays in government approvals, burdensome permitting conditions, and delays in the delivery of manufacturing equipment and subsystems that we manufacture or obtain from suppliers.

●	Adding manufacturing capacity in any international location will subject us to new laws and regulations including those pertaining to labor and employment, environmental and export import. In addition, it brings with it the risk of managing larger scale foreign operations.

●	We may be unable to achieve the production throughput necessary to achieve our target annualized production run rate at our current and future manufacturing facilities.

●	Manufacturing equipment may take longer and cost more to engineer and build than expected, and may not operate as required to meet our production plans.

●	We may depend on third-party relationships in the development and operation of additional production capacity, which may subject us to the risk that such third parties do not fulfil their obligations to us under our arrangements with them.

●	We may be unable to attract or retain qualified personnel.

Initially, this risk will be partially mitigated because we will outsource all production functions to third parties. If any of our key suppliers are unable to expand their manufacturing facilities, we may be unable to further scale our business. Over the next three to five years, Fusion Fuel intends to establish its own assembly line and production plant (potentially more than one, depending on the volume of orders outside of Portugal. If we are unable to do so, this could limit the ability of Fusion Fuel to scale its business. If the demand for our Hydrogen Generators or our production output decreases or does not rise as expected, we may not be able to spread a significant amount of our fixed costs over the production volume, resulting in a greater than expected per unit fixed cost, which would have a negative impact on our financial condition and our results of operations

If our Hydrogen Generators contain manufacturing defects, our business and financial results could be harmed.

Our Hydrogen Generators are complex products and they may contain undetected or latent errors or defects. Changes in our supply chain or the failure of our suppliers to otherwise provide us with components or materials that meet our specifications could also introduce defects into our products. In addition, as we grow our manufacturing volume, the chance of manufacturing defects could increase. Any manufacturing defects or other failures of our Hydrogen Generators to perform as expected could cause us to incur significant re-engineering costs, divert the attention of our engineering personnel from product development efforts, and significantly and adversely affect customer satisfaction, market acceptance, and our business reputation.

Furthermore, we may be unable to correct manufacturing defects or other failures of our Hydrogen Generators in a manner satisfactory to our customers, which could adversely affect customer satisfaction, market acceptance, and our business reputation.

The performance of our Hydrogen Generators may be affected by factors outside of our control, which could result in harm to our business and financial results.

Field conditions, such as the natural elements and utility processes which vary by region and may be subject to seasonal fluctuations are not always possible to predict until the Hydrogen Generator is in operation. Although we believe we have designed the Hydrogen Generators to successfully withstand the variety of field conditions we expect to encounter, as we move into new geographies and deploy new service configurations, we may encounter new and unanticipated field conditions. Adverse impacts on performance may require us to incur significant re-engineering costs or divert the attention of our engineering personnel from product development efforts. Furthermore, we may be unable to adequately address the impacts of factors outside of our control in a manner satisfactory to our customers. Any of these circumstances could significantly and adversely affect customer satisfaction, market acceptance, and our business reputation.

Our products create a flammable fuel that is an inherently dangerous substance.

Our systems create hydrogen gas through electrolysis. While our products do not use this fuel in a combustion process, hydrogen gas is a flammable fuel that could leak and combust if ignited by another source. Further, any such accidents involving our products or other products using similar flammable fuels could materially suppress demand for, or heighten regulatory scrutiny of, our products.

The risk of product liability claims and associated adverse publicity is inherent in the development, manufacturing, marketing and sale of hydrogen, a flammable gas. Any liability for damages resulting from malfunctions or design defects could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects. In addition, an actual or perceived problem with our products could adversely affect the market’s perception of our products resulting in a decline in demand for our products, which may materially and adversely affect our business, financial condition, results of operations and prospects.

Each special purpose vehicle for each project will consider purchasing an insurance policy to insure such project to mitigate this risk, but due to the nascent industry and market for these products, it is unknown what the financial burden might be of any such insurance policy.

Our purchase orders may not ship, be commissioned or installed, or convert to revenue.

Some of the orders we accept from customers may require certain conditions or contingencies to be satisfied, or may be cancelled, prior to shipment or prior to commissioning or installation, some of which are outside of our control. The time periods from receipt of an order to shipment date and installation vary widely and are determined by a number of factors, including the terms of the customer contract and the customer’s deployment plan. There may also be product redesign or modification requirements that must be satisfied prior to shipment of units under certain of our agreements. If the redesigns or modifications are not completed, some or all of our orders may not ship or convert to revenue. In certain cases, we may publicly disclose anticipated, pending orders with prospective customers; however, those prospective customers may require certain conditions or contingencies to be satisfied prior to entering into a purchase order with us, some of which are outside of our control. Such conditions or contingencies that may be required to be satisfied before we receive a purchase order may include, but are not limited to, successful product demonstrations or field trials. Converting orders into revenue may also depend upon our customers’ ability to obtain financing. Some conditions or contingencies that are out of our control may include, but are not limited to, government tax policy, government funding programs, and government incentive programs. Additionally, some conditions and contingencies may extend for several years. We may have to compensate customers, by either reimbursement, forfeiting portions of associated revenue, or other methods depending on the terms of the customer contract, based on the failure on any of these conditions or contingencies. While not probable, this could have an adverse impact on our revenue and cash flow.

If our estimates of the useful life for our Hydrogen Generators are inaccurate or we do not meet service and performance warranties and guaranties, or if we fail to accrue adequate warranty and guaranty reserves, our business and financial results could be harmed.

We provide performance warranties and guaranties covering the efficiency and output performance of our Hydrogen Generators for the first five years. Our pricing of these contracts and our reserves for warranty and replacement will be based upon our estimates of the useful life of our Hydrogen Generators and their components, including assumptions regarding improvements in power module life that may fail to materialize. Although there is a 12-year history on the solar tracking systems, the DC-PEHG does not have a long history with a large number of field deployments, and our estimates may prove to be incorrect. Failure to meet these performance warranties and guaranty levels may require us to replace the Hydrogen Generators at our expense or refund their cost to the customer, or require us to make cash payments to the customer based on actual performance, as compared to expected performance, capped at a percentage of the relevant equipment purchase prices. We accrue for product warranty costs and recognize losses on service or performance warranties when required by the International Financial Reporting Standard based on our estimates of costs that may be incurred and based on historical experience. However, as we expect our customers to renew their maintenance service agreements each year, the total liability over time may be more than the accrual. Actual warranty expenses have in the past been below and may in the future be greater than we have assumed in our estimates, the accuracy of which may be hindered due to our limited history operating at our current scale.

Our business is subject to risks associated with construction, utility interconnection, cost overruns and delays, including those related to obtaining government permits and other contingencies that may arise in the course of completing installations.

Payments on the sales of our Hydrogen Generators are paid in instalments, including an up-front payment upon placing an order, a payment on delivery, and a final payment upon the installation and acceptance (except where a third party is responsible for installation). Therefore, our financial results may be impacted by the timeliness of the installation of our Hydrogen Generators or delivery of the units. Furthermore, in some cases, the installation of our Hydrogen Generators may be on a fixed price basis, which subjects us to the risk of cost overruns or other unforeseen expenses in the installation process.

The construction, installation, and operation of our Hydrogen Generators at a particular site is also generally subject to oversight and regulation in accordance with applicable laws and ordinances relating to building codes, safety, environmental protection, and related matters, and typically require various governmental approvals and permits, including environmental approvals and permits, that vary by jurisdiction. In some cases, these approvals and permits require periodic renewal. It is difficult and costly to track the requirements of every individual authority having jurisdiction over our installations, to design our Hydrogen Generators to comply with these varying standards, and to obtain all applicable approvals and permits. We cannot predict whether or when all permits required for a given project will be granted or whether the conditions associated with the permits will be achievable. The denial of a permit or utility connection essential to a project or the imposition of impractical conditions would impair our ability to develop the project. In addition, we cannot predict whether the permitting process will be lengthened due to complexities and appeals. Delay in the review and permitting process for a project can impair or delay our and our customers’ abilities to develop that project or may increase the cost so substantially that the project is no longer attractive to us or our customers. Furthermore, unforeseen delays in the review and permitting process could delay the timing of the installation of our Hydrogen Generators and could therefore adversely affect the timing of the recognition of revenue related to the installation, which could harm our operating results in a particular period.

In addition, the completion of many of our installations depends on the availability of and timely connection to the natural gas grid and the local electric grid. In some jurisdictions, local utility companies or the municipality may deny our request for connection or may require us to reduce the size of certain projects. Any delays in our ability to connect with utilities, delays in the performance of installation-related services, or poor performance of installation-related services by our general contractors or sub-contractors will have a material adverse effect on our results and could cause operating results to vary materially from period to period.

Furthermore, at times we may rely on the ability of our third-party general contractors to install Hydrogen Generators at our customers’ sites and to meet our installation requirements. Our work with contractors or their sub-contractors may have the effect of us being required to comply with additional rules (including rules unique to our customers), working conditions, site remediation, and other union requirements, which can add costs and complexity to an installation project. The timeliness, thoroughness, and quality of the installation-related services performed by some of our general contractors and their sub-contractors in the past may not meet expectations or standards.

Any significant disruption in the operations at our or our partner’s manufacturing facilities could delay the production of our Hydrogen Generators, which would harm our business and results of operations.

We manufacture our Hydrogen Generators in a limited number of manufacturing facilities, and initially with one key partner, MagP Inovação, S.A. (“MagP”), any of which could become unavailable either temporarily or permanently for any number of reasons, including equipment failure, material supply, financial difficulties, public health emergencies or catastrophic weather or geologic events. In the event of a significant disruption to our manufacturing process, we may not be able to easily shift production to other facilities or to make up for lost production, which could result in harm to our reputation, increased costs, and lower revenues.

Delays in or not completing our product development goals may adversely affect our revenue and profitability.

If we experience delays in meeting our development goals, our products exhibit technical defects, or if we are unable to meet cost reduction targets or performance goals, including power output, useful life and reliability, the profitable commercialization of our products will be delayed. In this event, potential purchasers of our products may choose alternative technologies and any delays could allow potential competitors to gain market advantages. We cannot assure that we will successfully meet our commercialization schedule in the future.

The failure of our suppliers to continue to deliver necessary raw materials or other components of our Hydrogen Generators in a timely manner or at all, or our inability to obtain substitute sources of these components on a timely basis or on terms acceptable to us, could prevent us from delivering our products within required time frames, impair our ability to manufacture our products, could increase our costs of production and could cause installation delays, cancellations, penalty payments, and damage to our reputation.

We rely on a limited number of third-party suppliers for some of the raw materials and components for our Hydrogen Generators, including components that may be of limited supply or require customized manufacturing specifications. If our suppliers provide insufficient inventory at the level of quality required to meet customer demand or if our suppliers are unable or unwilling to provide us with the contracted quantities (as we have limited or in some case no alternatives for supply), our results of operations could be materially and negatively impacted. If we fail to develop or maintain our relationships with our suppliers, or if there is otherwise a shortage or lack of availability of any required raw materials or components, we may be unable to manufacture our Hydrogen Generators or our Hydrogen Generators may be available only at a higher cost or after a long delay. Such delays could prevent us from delivering our Hydrogen Generators to our customers within required time frames and cause order cancellations. We have had to create our own supply chain for some of the components and materials utilized in our fuel cells. We have made significant expenditures in the past to develop our supply chain. In many cases, we entered into contractual relationships with suppliers to jointly develop the components we needed. These activities are time and capital intensive. Accordingly, the number of suppliers we have for some of our components and materials is limited and, in some cases, sole sourced. Some of our suppliers use proprietary processes to manufacture components. We may be unable to obtain comparable components from alternative suppliers without considerable delay, expense, or at all, as replacing these suppliers could require us either to make significant investments to bring the capability in-house or to invest in a new supply chain partner. Some of our suppliers are smaller, private companies, heavily dependent on us as a customer. If our suppliers face difficulties obtaining the credit or capital necessary to expand their operations when needed, they could be unable to supply necessary raw materials and components needed to support our planned sales and services operations, which would negatively impact our sales volumes and cash flows.

Moreover, we may experience unanticipated disruptions to operations or other difficulties with our supply chain or internalized supply processes due to exchange rate fluctuations, volatility in regional markets from where materials are obtained, changes in the general macroeconomic outlook, global trade disputes, political instability, expropriation or nationalization of property, public health emergencies such as the recent Covid-19 viral outbreak, civil strife, strikes, insurrections, acts of terrorism, acts of war, or natural disasters. The failure by us to obtain raw materials or components in a timely manner or to obtain raw materials or components that meet our quantity and cost requirements could impair our ability to manufacture our Hydrogen Generators or increase their costs or service costs of our existing portfolio of Hydrogen Generators under maintenance services agreements. If we cannot obtain substitute materials or components on a timely basis or on acceptable terms, we could be prevented from delivering our Hydrogen Generators to our customers within required time frames, which could result in sales and installation delays, cancellations, penalty payments, or damage to our reputation, any of which could have a material adverse effect on our business and results of operations. In addition, we rely on our suppliers to meet quality standards, and the failure of our suppliers to meet or exceed those quality standards could cause delays in the delivery of our products, cause unanticipated servicing costs, and cause damage to our reputation.

Our ability to develop new products and enter into new markets could be negatively impacted if we are unable to identify suppliers to deliver new materials and components on a timely basis.

We continue to develop products for new markets and, as we move into those markets, must qualify new suppliers to manufacture and deliver the necessary components required to build and install those new products. Identifying new manufacturing partners is a lengthy process and is subject to significant risks and uncertainties. If we are unable to identify reliable manufacturing partners in a new market, our ability to expand our business could be limited and our financial conditions and results of operations could be harmed.

We face supply chain competition, including competition from businesses in other industries, which could result in insufficient inventory and negatively affect our results of operations.

Certain of our suppliers also supply parts and materials to other businesses including businesses engaged in the production of consumer electronics and other industries unrelated to fuel cells. As a relatively low-volume purchaser of certain of these parts and materials, we may be unable to procure a sufficient supply of the items in the event that our suppliers fail to produce sufficient quantities to satisfy the demands of all of their customers, which could materially harm our financial condition and our results of operations.

We, and some of our suppliers, obtain capital equipment used in our manufacturing process from sole suppliers and, if this equipment is damaged or otherwise unavailable, our ability to deliver our Hydrogen Generators on time will suffer.

Some of the capital equipment used to manufacture our products and some of the capital equipment used by our suppliers have been developed and made specifically for us, are not readily available from multiple vendors, and would be difficult to repair or replace if they did not function properly. If any of these suppliers were to experience financial difficulties or go out of business or if there were any damage to or a breakdown of our manufacturing equipment and we could not obtain replacement equipment in a timely manner, our business would suffer. In addition, a supplier’s failure to supply this equipment in a timely manner with adequate quality and on terms acceptable to us could disrupt our production schedule or increase our costs of production and service.

Possible new tariffs could have a material adverse effect on our business.

Our business is dependent on the availability of raw materials and components for our Hydrogen Generators, particularly electrical components common in the semiconductor industry, specialty steel products / processing and raw materials. Tariffs or other trade protection measures which are proposed or threatened and the potential escalation of a trade war and retaliation measures could have a material adverse effect on our business, results of operations and financial condition.

To the extent practicable, given the limitations in supply chain previously discussed, although we currently maintain alternative sources for materials, our business is subject to the risk of price fluctuations and periodic delays in the delivery of certain materials, which tariffs may exacerbate. Disruptions in the supply of raw materials and components could temporarily impair our ability to manufacture our Hydrogen Generators for our customers or require us to pay higher prices in order to obtain these raw materials or components from other sources, which could affect our business and our results of operations.

Any disruption to or elimination of Portugal’s Hydrogen Strategy and other strategic plans for hydrogen production in could reduce demand for our products, lead to a reduction in our revenues and adversely impact our operating results and liquidity.

We believe that the demand of our hydrogen energy technologies is impacted by Portugal’s Hydrogen Strategy and other strategic plans for hydrogen production that are emerging in Europe and around the world. These plans could be reduced or discontinued for other reasons, and the reduction, elimination, or expiration of these plans may result in the diminished economic competitiveness of our products to our customers and could materially and adversely affect the growth of alternative energy technologies, including our products, as well as our future operating results and liquidity.

Our business may become subject to increased government regulation.

Our products are subject to laws and regulations, including, for example, state and local ordinances relating to building codes, public safety, electrical and gas pipeline connections, hydrogen transportation and siting and related matters. In certain jurisdictions, these regulatory requirements may be more stringent than in other jurisdictions. Further, as products are introduced into the market commercially, governments may impose new regulations. We do not know the extent to which any such regulations may impact our ability to manufacture, distribute, install and service our products. Any regulation of our products in any of the jurisdictions in which we intend to operate, including any regulations relating to the production, operation, installation, and servicing of our products may increase our costs and the price of our products, and noncompliance with applicable laws and regulations could subject us to investigations, sanctions, enforcement actions, fines, damages, civil and criminal penalties or injunctions. If any governmental sanctions are imposed, our business, operating results, and financial condition could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, operating results and financial condition.

Changes in tax laws or regulations or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our operating results and financial condition.

We will be subject to income taxes in various jurisdictions. A number of factors may adversely affect our future effective tax rates, such as the jurisdictions in which our profits are determined to be earned and taxed; changes in the valuation of our deferred tax assets and liabilities; adjustments to estimated taxes upon finalization of various tax returns; changes in available tax credits, grants and other incentives; changes in stock-based compensation expense; the availability of loss or credit carryforwards to offset taxable income; changes in tax laws, regulations, accounting principles or interpretations thereof; or examinations by jurisdictions that disagree with interpretations of tax rules and regulations in regard to positions taken on tax filings. A change in our effective tax rate due to any of these factors may adversely affect our future results from operations.

In addition, as our business grows, we are required to comply with increasingly complex taxation rules and practices. We will be subject to tax in multiple jurisdictions as we expand internationally. The development of our tax strategies requires additional expertise and may impact how we conduct our business. If our tax strategies are ineffective or we are not in compliance with domestic and international tax laws, our financial position, operating results and cash flows could be adversely affected.

Fusion Fuel’s business plan leverages Portugal’s Hydrogen Strategy and Portugal’s investment in a Green Hydrogen economy. If there are any delays in the rollout of legislation or changes to Portugal’s Hydrogen Strategy, this could materially impact our business.

Fusion Fuel has its principal offices in Portugal, and all of its initial projects are located in Portugal and other jurisdictions in Southern Europe. All of our projects in Portugal will be impacted by the Portuguese laws governing the energy sector generally and the use of hydrogen specifically (including whether as a gas or fuel, and as pertains to production, storage, transportation, safety, and taxation). Delays in the rollout of legislation or changes to any existing legislation could have a material financial impact on Fusion Fuel and could cause delays to on-going projects and negotiations. Furthermore, economic difficulties or political changes in Portugal and other portions of Southern Europe could alter these governments’ intentions with respect to projects to which they have not yet formally committed. These same issues could have an impact in any new market into which Fusion Fuel enters.

Risks Related to Legal Matters and Regulations

As used herein, “we”, “us”, “our”, and similar words and phrases refer collectively to Parent and its subsidiaries following the Transactions, unless the context clearly indicates otherwise.

We are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in the delivery and installation of our Hydrogen Generators.

We are subject environmental laws and regulations as well as environmental laws in each jurisdiction in which we operate. Environmental laws and regulations can be complex and may often change. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines, and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties or third-party damages. In addition, ensuring we are in compliance with applicable environmental laws requires significant time and management resources and could cause delays in our ability to build out, equip and operate our facilities as well as service our fleet, which would adversely impact our business, our prospects, our financial condition, and our operating results. If contamination is discovered in the future at properties formerly owned or operated by us or currently owned or operated by us, or properties to which hazardous substances were sent by us, it could result in our liability under environmental laws and regulations. Many of our customers who purchase our Hydrogen Generators have high sustainability standards, and any environmental noncompliance by us could harm our reputation and impact a current or potential customer’s buying decision. Additionally, in many cases we contractually commit to performing all necessary installation work on a fixed-price basis, and unanticipated costs associated with environmental remediation and/or compliance expenses may cause the cost of performing such work to exceed our revenue. The costs of complying with environmental laws, regulations, and customer requirements, and any claims concerning noncompliance or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or our operating results.

The installation and operation of our Hydrogen Generators are subject to environmental laws and regulations in various jurisdictions, and there is uncertainty with respect to the interpretation of certain environmental laws and regulations to our Hydrogen Generators, especially as these regulations evolve over time.

We are committed to compliance with applicable environmental laws and regulations including health and safety standards, and we continually review the operation of our Hydrogen Generators for health, safety, and environmental compliance.

Maintaining compliance with laws and regulations can be challenging given the changing patchwork of environmental laws and regulations that prevail at the federal, state, regional, and local level. Most existing environmental laws and regulations preceded the introduction of our innovative fuel cell technology and were adopted to apply to technologies existing at the time (i.e., large coal, oil, or gas-fired power plants). Currently, there is generally little guidance from these agencies on how certain environmental laws and regulations may or may not be applied to our technology.

Our Hydrogen Generators do not present any significant health hazard based on our modelling, testing methodology, and measurements.

Furthermore, we have not yet determined whether our Hydrogen Generators will satisfy regulatory requirements in locations in which we do not currently sell Hydrogen Generators but may pursue in the future.

We may become subject to product liability claims which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may in the future become subject to product liability claims. Our Hydrogen Generators produce flammable gases and therefore must operate in accordance with the required safety standards and rules applicable in each jurisdiction. These claims could require us to incur significant costs to defend. Furthermore, any successful product liability claim could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our Company and our Hydrogen Generators, which could harm our brand, our business prospects, and our operating results.

Future litigation or administrative proceedings could have a material adverse effect on our business, our financial condition and our results of operations.

From time to time, we may be involved in legal proceedings, administrative proceedings, claims, and other litigation that could arise in the ordinary course of business. We may incur costs and expenses in connection with defending ourselves or in connection with the payment of any settlement or judgment or compliance with any ruling in connection therewith. The expense of defending litigation may be significant. The amount of time to resolve lawsuits is unpredictable and defending ourselves may divert management’s attention from the day to day operations of our business, which could adversely affect our business, financial condition, results of operations and cash flows. Unfavorable outcomes or developments relating to proceedings to which we are a party or transactions involving our products such as judgments for monetary damages, injunctions, or denial or revocation of permits, could have a material adverse effect on our business, our financial condition, and our results of operations. In addition, settlement of claims could adversely affect our financial condition and our results of operations.

In addition, since our Hydrogen Generator is a new type of product in a nascent market, we may in the future need to seek the amendment of existing regulations, or in some cases the development of new regulations, in order to operate our business in some jurisdictions. Such regulatory processes may require public hearings concerning our business, which could expose us to subsequent litigation.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls over financial reporting are necessary for us to provide reliable and accurate financial reports and effectively prevent fraud. Our compliance with the annual internal control report requirement will depend on the effectiveness of our financial reporting and data systems and controls. Inferior internal controls increase the possibility of errors and could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital.

In addition, our internal control systems rely on people trained in the execution of the controls. Loss of these people or our inability to replace them with similarly skilled and trained individuals or new processes in a timely manner could adversely impact our internal control mechanisms.

Risks Relating to our Intellectual Property

As used herein, “we”, “us”, “our”, and similar words and phrases refer collectively to Parent and its subsidiaries following the Transactions, unless the context clearly indicates otherwise.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

Our ability to compete effectively will depend, in part, on our ability to protect our proprietary technologies and processes. Although we have taken many protective measures to protect our trade secrets including agreements, limited access, segregation of knowledge, password protections, and other measures, policing unauthorized use of proprietary technology can be difficult and expensive. Also, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation may result in our intellectual property rights being challenged, limited in scope, or declared invalid or unenforceable. We cannot be certain that the outcome of any litigation will be in our favor, and an adverse determination in any such litigation could impair our intellectual property rights, our business, our prospects, and our reputation.

We rely primarily on patent, trade secret, and non-disclosure, confidentiality, and other types of contractual restrictions to establish, maintain, and enforce our intellectual property and proprietary rights. However, our rights under these laws and agreements afford us only limited protection and the actions we take to establish, maintain, and enforce our intellectual property rights may not be adequate. For example, our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties, our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed, or misappropriated or our intellectual property rights may not be sufficient to provide us with a competitive advantage, any of which could have a material adverse effect on our business, financial condition, or operating results. In addition, the laws of some countries do not protect proprietary rights as fully as do the laws of the United States or countries across Europe. As a result, we may not be able to protect our proprietary rights adequately abroad.

Our patent applications may not result in issued patents, and our issued patents may not provide adequate protection, either of which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford protection against a competitor. The status of patents involves complex legal and factual questions, and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued or that our patents and any patents that may be issued to us in the future will afford protection against competitors with similar technology. In the case of patents to be issued, we do not know that the claims allowed will be sufficiently broad to protect our technology or processes. Even if all of our patent applications are issued and are sufficiently broad, our patents may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights. Furthermore, even if these patent applications are accepted and the associated patents issued, some foreign countries provide significantly less effective patent enforcement than in the United States or countries across Europe.

In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, our prospects, and our operating results.

We may need to defend ourselves against claims that we infringed, misappropriated, or otherwise violated the intellectual property rights of others, which may be time-consuming and would cause us to incur substantial costs.

Companies, organizations, or individuals, including our competitors, may hold or obtain patents or other proprietary rights that they may in the future believe are infringed by our products or services. Although we are not currently subject to any claims related to intellectual property, these companies holding patents or other intellectual property rights allegedly relating to our technologies could, in the future, make claims or bring suits alleging infringement, misappropriation, or other violations of such rights, or otherwise assert their rights and by seeking licenses or injunctions. We also generally indemnify our customers against claims that the products we supply infringe, misappropriate, or otherwise violate third party intellectual property rights, and we therefore may be required to defend our customers against such claims. If a claim is successfully brought in the future and we or our products are determined to have infringed, misappropriated, or otherwise violated a third party’s intellectual property rights, we may be required to do one or more of the following:

●	cease selling or using our products that incorporate the challenged intellectual property;

●	pay substantial damages (including treble damages and attorneys’ fees if our infringement is determined to be willful);

●	obtain a license from the holder of the intellectual property right, which may not be available on reasonable terms or at all; or

●	redesign our products or means of production, which may not be possible or cost-effective.

Any of the foregoing could adversely affect our business, prospects, operating results, and financial condition. In addition, any litigation or claims, whether or not valid, could harm our reputation, result in substantial costs and divert resources and management attention. We may need to pursue lawsuits or legal action in the future to enforce our intellectual property rights, to protect our trade secrets, and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine the priority of rights to the trademark. Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time consuming, and we could use a substantial amount of our management and financial resources in either case.

Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also be known without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

Risks Relating to our Financial Condition and Operating Results

As used herein, “we”, “us”, “our”, and similar words and phrases refer collectively to Parent and its subsidiaries following the Transactions, unless the context clearly indicates otherwise.

Our financial condition and results of operations and other key metrics are likely to fluctuate on a quarterly basis in future periods, which could cause our results for a particular period to fall below expectations, resulting in a severe decline in the price of the Parent Class A Ordinary Shares and HL Parent Warrants.

Our financial condition and results of operations and other key metrics may fluctuate due to a variety of factors, many of which are beyond our control. For example, the amount of product revenue we will recognize in a given period is materially dependent on the volume of installations of our Hydrogen Generators in that period and the type of financing used by the customer.

In addition to the other risks described herein, the following factors could also cause our financial condition and results of operations to fluctuate on a quarterly basis:

●	the timing of installations, which may depend on many factors such as availability of inventory, product quality or performance issues, or local permitting requirements, utility requirements, environmental, health, and safety requirements, weather, and customer facility construction schedules;

●	size of particular installations and number of sites involved in any particular quarter;

●	the mix in the type of purchase or financing options used by customers in a period, the geographical mix of customer sales, and the rates of return required by financing parties in such period;

●	whether we are able to structure our sales agreements in a manner that would allow for the product and installation revenue to be recognized upfront at acceptance;

●	delays or cancellations of Hydrogen Generator installations;

●	fluctuations in our service costs, particularly due to unexpected costs of servicing and maintaining Hydrogen Generators;

●	weaker than anticipated demand for our Hydrogen Generators due to changes in government incentives and policies or due to other conditions;

●	fluctuations in our research and development expense, including periodic increases associated with the pre-production qualification of additional tools as we expand our production capacity;

●	interruptions in our supply chain;

●	the length of the sales and installation cycle for a particular customer;

●	the timing and level of additional purchases by existing customers;

●	unanticipated expenses or installation delays associated with changes in governmental regulations, permitting requirements by local authorities at particular sites, utility requirements and environmental, health, and safety requirements;

●	disruptions in our sales, production, service or other business activities resulting from disagreements with our labor force or our inability to attract and retain qualified personnel; and

●	unanticipated changes in federal, state, local, or foreign government incentive programs available for us, our customers, and tax equity financing parties.

●	the ability of counterparties to Hydrogen Power Purchase Agreements (“PPAs”) to fulfil their purchase contracts and payment plans and timely pay invoices as they become due.

Fluctuations in our operating results and cash flow could, among other things, give rise to short-term liquidity issues. In addition, our revenue, key operating metrics, and other operating results in future quarters may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the price of the Parent Class A Ordinary Shares or HL Parent Warrants.

If we fail to manage our growth effectively, our business and operating results may suffer.

Our current growth and future growth plans may make it difficult for us to efficiently operate our business, challenging us to effectively manage our capital expenditures and control our costs while we expand our operations to increase our revenue. If we experience a significant growth in orders without improvements in automation and efficiency, we may need additional manufacturing capacity and we and some of our suppliers may need additional and capital intensive equipment. Any growth in manufacturing must include a scaling of quality control as the increase in production increases the possible impact of manufacturing defects. In addition, any growth in the volume of sales of our Hydrogen Generators may outpace our ability to engage sufficient and experienced personnel to manage the higher number of installations and to engage contractors to complete installations on a timely basis and in accordance with our expectations and standards. Any failure to manage our growth effectively could materially and adversely affect our business, our prospects, our operating results, and our financial condition. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully.

The accounting treatment related to our revenue-generating transactions is complex, and if we are unable to attract and retain highly qualified accounting personnel to evaluate the accounting implications of our complex or non-routine transactions, our ability to accurately report our financial results may be harmed.

Our revenue-generating transactions include traditional leases, Managed Services Agreements, and PPA transactions, all of which are accounted for differently in our financial statements. Many of the accounting rules related to our financing transactions are complex and require experienced and highly skilled personnel to review and interpret the proper accounting treatment with respect thereto. If we are unable to recruit and retain personnel with the required level of expertise to evaluate and accurately classify our revenue-producing transactions, our ability to accurately report our financial results may be harmed.

Risks Relating to our Operations

As used herein, “we”, “us”, “our”, and similar words and phrases refer collectively to Parent and its subsidiaries following the Transactions, unless the context clearly indicates otherwise.

If we are unable to attract and retain key employees and hire qualified management, technical, engineering, and sales personnel, our ability to compete and successfully grow our business could be harmed.

We believe that our success and our ability to reach our strategic objectives are highly dependent on the contributions of our key management, technical, engineering, and sales personnel. The loss of the services of any of our key employees could disrupt our operations, delay the development and introduction of our products and services and negatively impact our business, prospects, and operating results. None of our key employees is bound by an employment agreement for any specific term. We cannot assure you that we will be able to successfully attract and retain senior leadership necessary to grow our business. Furthermore, there is increasing competition for talented individuals in our field, and competition for qualified personnel is especially intense. Our failure to attract and retain our executive officers and other key management, technical, engineering, and sales personnel could adversely impact our business, our prospects, our financial condition, and our operating results. In addition, we do not have “key person” life insurance policies covering any of our officers or other key employees.

A breach or failure of our networks or computer or data management systems could damage our operations and our reputation.

Our business is dependent on the security and efficacy of our networks and computer and data management systems. For example, all of our Hydrogen Generators are connected to and controlled and monitored by our centralized remote monitoring service, and we rely on our internal computer networks for many of the systems we use to operate our business generally. Although we take protective measures and endeavor to modify them as circumstances warrant, the security of our infrastructure, including the network that connects our Hydrogen Generators to our remote monitoring service, may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have a material adverse impact on our business and our Hydrogen Generators in the field. A breach or failure of our networks or computer or data management systems due to intentional actions such as cyber-attacks, negligence, or other reasons could seriously disrupt our operations or could affect our ability to control or to assess the performance in the field of our Hydrogen Generators and could result in disruption to our business and potentially legal liability. In addition, if certain of our IT systems failed, our production line might be affected, which could impact our business and operating results. These events, in addition to impacting our financial results, could result in significant costs or reputational consequences.

Parent is a holding company. Its sole material assets after the Transactions will be its equity interest in Fusion Fuel and its other direct and indirect subsidiaries and it is accordingly dependent upon distributions from them to pay taxes and cover its corporate and other overhead expenses.

We are a holding company and will have no material assets other than our equity interest in Fusion Fuel and our other direct and indirect subsidiaries. We have no independent means of generating revenue. To the extent any subsidiary has available cash, we intend to cause it to make non-pro rata payments to us to reimburse us for our corporate and other overhead expenses. To the extent that we need funds and a subsidiary is restricted from making such distributions or payment under applicable law or regulation or under the terms of any financing arrangements due to restrictive covenants or otherwise, or are otherwise unable to provide such funds, our liquidity and financial condition could be materially adversely affected.

Fusion Fuel’s ability to generate revenues is substantially dependent upon it entering into satisfactory power purchase agreements with third parties.

Fusion Fuel has not yet entered into, and may never be able to enter into, satisfactory commercial arrangements with third parties for its green hydrogen solutions.

Fusion Fuel’s activities are subject to a number of development risks, operational hazards, regulatory approvals and other risks which may not be fully covered by insurance, and which could cause cost overruns and delays that could have a material adverse effect on its business, results of operations, financial condition, liquidity and prospects.

Siting, development and delivery of Fusion Fuel’s green hydrogen solution will be subject to the risks of delay or cost overruns inherent in any industrial development project resulting from numerous factors, including, but not limited to, the following:

●	Difficulties or delays in obtaining, or failure to obtain, sufficient debt or equity financing on reasonable terms;

●	Failure to obtain all necessary government and third-party permits, approvals and licenses for the construction and operation of any of the proposed facilities;

●	Failure to secure land plots and offshore sites required for the siting and construction of any of the proposed facilities;

●	Failure to enter into power purchase agreements with clients that generate sufficient revenue to support the financing and operation of the project;

●	Difficulties in engaging qualified contractors necessary to the construction of the contemplated project;

●	Shortages of equipment, material or skilled labor;

●	Natural disasters and catastrophes, such as hurricanes, explosions, fires, floods, industrial accidents, hostile military action and terrorism;

●	Unscheduled delays in the delivery of ordered materials;

●	Work stoppages, industrial and labor disputes;

●	Competition with other domestic and international hydrocarbon fuel suppliers and alternative energy providers;

●	Political and regulatory change in the countries in which Parent or any subsidiary of Parent operates;

●	Unanticipated changes in domestic and international marked demand for and supply of green hydrogen, which will depend in part on supplies of and prices for alternative energy sources, coal, natural gas, LNG, crude oil and diesel, and the discovery of new sources of natural resources; and

●	Adverse general economic conditions.

Delays beyond the estimated development periods, as well as cost overruns, could increase the cost of completion beyond the amounts that are currently estimated, which could require Parent to obtain additional sources of financing to fund the activities until the proposed project operational (which could cause further delays). The need for more financing may also make the project uneconomic. Delays could also trigger penalties or termination of our agreements with third parties, cause a delay in receipt of revenues projected from the Project or cause a loss of one or more clients. As a result, any significant delay, whatever the cause, could have a material adverse effect on Parent’s business, results of operations, financial condition, liquidity and prospects.

Changes in or new interpretations of tax law and currency/repatriation controls could impact the determination of Parent’s income tax liabilities for a tax year.

We are subject to the jurisdiction of taxing authorities in all countries in which we operate. The income earned in these various jurisdictions may be taxed on differing bases, including net income actually earned, net income deemed earned, and revenue-based tax withholding. The final determination of our income tax liabilities involves the interpretation of local tax laws, tax treaties and related authorities in each jurisdiction, as well as the significant use of estimates and assumptions regarding the scope of future operations and results achieved and the timing and nature of income earned and expenditures incurred. Changes in the operating environment, including changes in or new interpretations of tax law and currency/repatriation controls, could impact the determination of our income tax liabilities for the tax year.

Parent expects to experience foreign currency gains and losses. Fluctuations in currency exchange rates can adversely affect its profitability.

Parent expects to incur foreign currency transaction gains and losses, primarily related to foreign currency exposures that may arise from its financial reporting in euros and holding the majority of its liquid assets in U.S. dollars from the funds in HL’s trust account. Parent does not enter into or trade financial instruments, including derivative financial instruments, for any purpose. Parent maintains the majority of its cash in U.S. dollars.

A sizeable portion of Parent’s expected consolidated revenue and consolidated operating expenses is in foreign currencies. As a result, Parent will be subject to potential limitations that might be imposed on its ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries.

Parent’s business is subject to the risks of earthquakes, fires, floods, tsunamis, pandemics, and other natural catastrophic events and to interruption by man-made problems such as technogenic catastrophic events, computer viruses or terrorism.

Parent’s facilities and operations are vulnerable to damage or interruption from earthquakes, fires, floods, pandemics, power losses, natural gas explosions, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. For example, a significant natural disaster, such as a hurricane, earthquake, tsunami or flood, could have a material adverse effect on Parent’s business, results of operations and financial conditions, and Parent’s insurance coverage may be insufficient to compensate Parent for losses that may occur. In addition, acts of terrorism, which may be targeted at power stations as crucial elements of a country’s infrastructure, could cause disruptions in Parent’s or Parent’s clients’ business or the economy as a whole. Green hydrogen energy transport IT infrastructure may also be vulnerable to computer viruses, break-ins, denial-of-service attacks and similar disruptions from unauthorized tampering with Parent’s, its clients’ IT systems, which could lead to interruptions, delays and loss of critical data. Parent may not have sufficient protection or recovery plans in the event such a disaster should occur. As Parent relies heavily on physical infrastructure, computer and communications systems to conduct its business, such disruptions could negatively impact Parent’s ability to run its business and either directly or indirectly disrupt its clients’ or supplier’s businesses, which could have a material adverse effect on Parent’s business, results of operations and financial condition.

Cybersecurity risks and threats could adversely affect Parent’s business.

We rely heavily on information systems to conduct our business. There can be no assurance that the systems we have designed to prevent or limit the effects of cyber incidents or attacks will be sufficient to prevent or detect such incidents or attacks, or to avoid a material impact on our systems when such incidents or attacks do occur. If our systems for protecting against cybersecurity risks are circumvented or breached, this could result in the loss of our intellectual property or other proprietary information, including customer data, and disruption of our business operations.

A cyber incident or attack, could result in the disclosure of confidential or proprietary customer information, theft or loss of intellectual property, damage to our reputation with our customers and the market, failure to meet customer requirements or customer dissatisfaction, theft or exposure to litigation and enforcement actions including under data privacy laws and regulations, damage to equipment (which could cause environmental or safety issues) and other financial costs and losses. In addition, as cybersecurity threats continue to evolve, we may be required to devote additional resources to continue to enhance our protective measures or to investigate or remediate any cybersecurity vulnerabilities. We do not presently maintain insurance coverage to protect against cybersecurity risks. If we procure such coverage in the future, we cannot ensure that it will be sufficient to cover any particular losses we may experience as a result of such cyberattacks.

If Parent does not retain its senior management and key employees, or attract and retain additional talent, Parent may not be able to grow or achieve its business objectives.

Parent may periodically experience attrition in key executive management positions. The loss of members of Parent’s senior management team and other key employees, whether voluntarily or involuntarily, could significantly limit Parent’s ability to achieve its strategic objectives. Parent’s future success also depends on Parent’s ability to attract, retain and motivate highly skilled employees, particularly employees with electrical and/or mechanical engineering skills or gas management specialties that would enable Parent to effectively deliver its green hydrogen solutions to its clients on time and on budget, as well as client relationship managers with relevant regional and international experience. Competition for these executives in Parent’s industry is intense and Parent may experience difficulty in recruiting and retaining such individuals. Many of the companies with which Parent competes for experienced executives and key personnel also have greater resources than it has. As a result, Parent may be unable to attract or retain the green energy industry professionals that are critical to its success, resulting in harm to its key client relationships, loss of key information, expertise or know-how and unanticipated recruitment and retaining costs. Additionally, Parent’s ability to achieve revenue growth in the future will depend, in part, on Parent’s success in recruiting and retaining client development executives. Such executives may require significant on-boarding time and effort in order to achieve full productivity which may impair business and revenue growth. Additionally, the loss of the services of Parent’s senior management could make it more difficult to successfully operate its business and pursue Parent’s business goals.

If Parent is unable to keep pace with technology developments in its industry, this could adversely affect its ability to win, maintain and grow market share.

The alternative energy industry is subject to the introduction of new technologies, some of which may be subject to patent or other intellectual property protections. We intend to introduce and integrate new technologies and procedures used by us and our customers; however, we cannot be certain that we will be able to develop and implement new technologies or services on a timely basis or at an acceptable cost. The alternative energy industry is highly competitive and dominated by a few large players that have resources to invest in new technologies. Our ability to continually provide competitive technology, solutions and services can impact our ability to win, maintain and grow our market share and to negotiate acceptable commercial terms with our potential clients. If we are unable to acquire or develop competitive technology or deliver it to our clients in a timely and cost-competitive manner in the markets we serve, it could adversely affect our financial condition, results of operations and cash flows.

Limitations on Parent’s ability to protect our intellectual property rights could cause a loss in revenue and in any competitive advantage.

Our business may be adversely affected if we are not able to protect our intellectual property rights, through patents or otherwise, or if any acquired patents are unenforceable or the claims allowed under these patents are not sufficient to protect our technology, our patent applications are denied, or our trade secrets are not adequately protected. In addition, our competitors may be able to independently develop a process that is similar to the process we intend to use without infringing on our rights, which could adversely affect our financial condition, results of operations and cash flows.

Parent may be subject to litigation if another party claims that it has infringed upon such third party’s intellectual property rights.

The tools, techniques, methodologies, processes, programs and components that we intend to use to provide our solutions may infringe upon the intellectual property rights of others. Infringement claims generally result in significant legal and other costs and may distract our management from running our core business. Royalty payments under licenses from third parties, if available, and developing non-infringing technologies would increase our costs. If a license were required and not available, we might not be able to provide a particular service or solution, which could adversely affect our financial condition, results of operations, and cash flows.

Parent’s failure to comply with complex U.S. and foreign laws and regulations could have a material adverse effect on its operations.

We are subject to complex U.S. and foreign laws and regulations, such as the U.S. Foreign Corrupt Practices Act, the U.S. Foreign Account Tax Compliance Act, and various other anti-bribery and anti-corruption laws. We may also be subject to trade control regulations and trade sanctions laws that restrict the movement of certain goods to, and certain operations in, various countries or with certain persons. The internal controls, policies and procedures, and employee training and compliance programs we expect to implement to deter prohibited practices may not be effective in preventing employees, contractors or agents from violating or circumventing such internal policies or violating applicable laws and regulations. Any determination that we have violated or are responsible for violations of anti-bribery, trade control, trade sanctions or anti-corruption laws could have a material adverse effect on our financial condition and may result in fines and penalties, administrative remedies or restrictions on business conduct, and could have a material adverse effect on our reputation and our business.

Fusion Fuel operates in a highly competitive industry, and many of our competitors are larger and have greater resources.

Fusion Fuel operates in a highly competitive industry. Several of our primary competitors are diversified multinational companies with substantially larger operating staffs and greater capital resources. These larger competitors’ greater resources could allow them to better withstand industry downturns and to compete more effectively on the basis of technology, geographic scope and retained skilled personnel. If these competitors substantially increase the resources they devote to developing and marketing competitive solutions and services, we may not be able to compete effectively. Similarly, consolidation among their competitors could enhance their product and service offerings and financial resources, further intensifying competition.

Other Risks Associated with the Business of Parent

An investment in the Parent Class A Ordinary Shares may result in uncertain U.S. federal income tax consequences.

An investment in the Parent Class A Ordinary Shares may result in uncertain U.S. federal income tax consequences. See “Anticipated Material U.S. Federal Income Tax Consequences to HL and HL’s Securityholders”. Prospective investors are urged to consult their tax advisors with respect to these and other tax consequences when purchasing, holding and disposing of the Parent Class A Ordinary Shares.

Parent’s board of directors may be limited by the Irish Takeover Rules in its ability to defend an unsolicited takeover attempt.

Following the listing of the Parent Class A Ordinary Shares on Nasdaq, Parent will become subject to the Irish Takeover Panel Act, 1997, Irish Takeover Rules 2013 (“Irish Takeover Rules”), under which Parent will not be permitted to take certain actions that might “frustrate” an offer for Parent Class A Ordinary Shares once the board of directors has received an offer, or has reason to believe an offer is or may be imminent, without the approval of more than 50% of shareholders entitled to vote at a general meeting of our shareholders or the consent of the Irish Takeover Panel. This could limit the ability of Parent’s board of directors to take defensive actions even if it believes that such defensive actions would be in our best interests or the best interests of our shareholders.

The operation of the Irish Takeover Rules may affect the ability of certain parties to acquire Parent Class A Ordinary Shares.

Under the Irish Takeover Rules if an acquisition of ordinary shares were to increase the aggregate holding of the acquirer and its concert parties to ordinary shares that represent 30% or more of the voting rights of the company, the acquirer and, in certain circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make an offer for the outstanding ordinary shares at a price not less than the highest price paid for the ordinary shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of ordinary shares by a person holding (together with its concert parties) ordinary shares that represent between 30% and 50% of the voting rights in the company if the effect of such acquisition were to increase that person’s percentage of the voting rights by 0.05% within a 12 month period. Following the listing of Parent Class A Ordinary Shares on Nasdaq, under the Irish Takeover Rules, certain separate concert parties will be presumed to be acting in concert. The board of directors of Parent and their relevant family members, related trusts and “controlled companies” are presumed to be acting in concert with any corporate shareholder who hold 20% or more of Parent.

The application of these presumptions may result in restrictions upon the ability of any of the concert parties and/or members of Parent’s board of directors to acquire more of our securities, including under the terms of any executive incentive arrangements. Accordingly the application of the Irish Takeover Rules may frustrate the ability of certain of our shareholders and directors to acquire our ordinary shares.

For a description of certain takeover provisions applicable to us, see “Description of Parent’s Securities — Irish Takeover Rules and Substantial Acquisition Rules.”

Investors may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. federal courts may be limited, because Parent is formed under Irish law.

Parent is a company formed under the laws of Ireland, all of its properties are located outside of the United States, a majority of or directors and officers reside outside of the United States and all our assets are and are likely in the future to be located outside of the United States. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights against us, to effect service of process upon our directors or officers or to enforce judgements of United States courts predicated upon civil liabilities and criminal penalties on our directors under United States laws.

Our corporate affairs will be governed by our M&A, the Irish Companies Act and the common law of Ireland. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Irish law are governed by the Irish Companies Act and the common law of Ireland. The rights of the Parent shareholders and the fiduciary responsibilities of our directors under Irish law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, Ireland has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. See “Comparison of Corporate Governance and Shareholder Rights” for a discussion of certain differences between Irish and British Virgin Islands corporate law.

Parent may be classified as a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. investors in Parent’s securities.

Based on the current and anticipated value of Parent’s assets, including goodwill, and the composition of Parent’s potential income streams, assets and operations, we do not believe Parent will be classified as a “passive foreign investment company,” or PFIC, for the taxable year ended on December 31, 2019. However, the application of the PFIC rules is subject to uncertainty in several respects and furthermore we cannot assure you that the U.S. Internal Revenue Service, the IRS, will not take a contrary position. Furthermore, a separate determination must be made after the close of each taxable year as to whether Parent is a PFIC for that year. Accordingly, notwithstanding the current expectation that we will not be classified as a PFIC, we cannot assure you that we have not been a PFIC or that we will not be a PFIC for our current taxable year or any future taxable year. A non-US company will be considered a PFIC for any taxable year if (i) at least 75% of its gross income is passive income (including interest income), or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. If we were to be ultimately classified as a PFIC for any taxable year during which a U.S. holder holds the Parent Class A Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. holder, including (i) the treatment of all or a portion of any gain on disposition of the Parent Class A Ordinary Shares as ordinary income, (ii) the application of a deferred interest charge on such gain and the receipt of certain dividends and (iii) the obligation to comply with certain reporting requirements.

Risks If the PIPE Proposal Is Not Approved

If the PIPE proposal is not approved, the parties will be unable to consummate the Transactions unless the consummation of the PIPE Investment is waived.

Closing the PIPE Investment is conditioned on the consummation of the Transactions and the consummation of the PIPE Investment is a condition to the closing of the Transactions. Accordingly, if the PIPE proposal is not approved, the parties will be unable to consummate the Transactions unless each of the parties waives the PIPE Closing Condition. If the PIPE proposal is not approved and one or more of the parties refuses to waive the PIPE Closing Condition, the parties will not consummate the Transactions and HL may be forced to dissolve and liquidate as described elsewhere in this proxy statement/prospectus.

If the PIPE proposal is not approved, Parent will not be permitted to issue the Parent Class A Ordinary Shares sold to the PIPE Investors and will be required to return the subscription amounts to the PIPE Investors.

HL is seeking shareholder approval of the PIPE proposal in order to comply with Nasdaq Listing Rule 5635(a), which requires shareholder approval of the issuance of ordinary shares or shares convertible into or exercisable for ordinary shares in certain issuances undertaken in connection with the acquisition of the stock or assets of another company that result in the issuance of 20% or more of the ordinary shares or voting power outstanding before such issuance, and Rule 5635(d), which requires shareholder approval for a transaction other than a public offering involving the sale, issuance, or potential issuance of ordinary shares or shares convertible into or exercisable for ordinary shares at a price that is less than the lower of the official closing price as reflected on Nasdaq.com immediately before the signing of the binding agreement or the average official closing price for the five trading days before the signing of the binding agreement, that results in the issuance of 20% or more of the ordinary shares or voting power outstanding before such issuance. If HL’s shareholders do not approve the PIPE proposal, Parent will not be permitted to issue the Parent Class A Ordinary Shares sold to the PIPE Investors and will be required to return the subscription amounts currently being held in escrow to the PIPE Investors. If this occurs, Parent may be required to seek additional sources of funding to support its business operations and future plans. See the section of this proxy statement/prospectus titled “The PIPE Proposal” for more information.

Risks If the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, HL’s board of directors will not have the ability to adjourn the annual general meeting to a later date.

If, at the annual general meeting, the chairman presiding over the annual general meeting determines that it would be in the best interests of HL to adjourn the annual general meeting to give HL more time to consummate the business combination for whatever reason (such as if the business combination proposals are not approved, HL would have net tangible assets of less than $5,000,001 immediately prior to, or upon the consummation of, the Transactions after taking into account holders of public shares that have properly demanded conversion of their public shares into cash or another condition to closing the business combination has not been satisfied), the chairman presiding over the annual general meeting will seek approval to adjourn the annual general meeting to a later date or dates. If the adjournment proposal is not approved, the chairman will not have the ability to adjourn the annual general meeting to a later date. In such event, the business combination would not be completed and, if another business combination is not consummated as permitted by HL’s shareholders, HL will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating.

FORWARD-LOOKING STATEMENTS

Some of the information in this proxy statement/prospectus constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. However, because HL is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. All statements, other than statements of historical facts, included in or incorporated by reference into this proxy statement/prospectus regarding strategy, future operations, future Mergers, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “forecast,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

●	discuss future expectations;

●	contain projections of future results of operations or financial condition; or

●	otherwise include “forward-looking” information.

There may be events in the future that HL, Parent and Fusion Fuel are not able to predict accurately or over which they have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by HL, Parent or Fusion Fuel in such forward-looking statements, including among other things:

●	the number of HL shareholders voting against the business combination proposals and/or seeking conversion;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

●	the ability to maintain the listing of Parent Class A Ordinary Shares and HL Parent Warrants on a national securities exchange following the business combination;

●	changes adversely affecting the businesses in which Fusion Fuel is engaged;

●	management of growth;

●	general economic conditions, including changes in the credit, debit, securities, financial or capital markets;

●	the impact of COVID-19 or other adverse public health developments on Fusion Fuel’s business and operations;

●	Fusion Fuel’s business strategy and plans; and

●	the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Fusion Fuel, HL, Parent or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and the risks and uncertainties set forth in the “Risk Factors” section. Except to the extent required by applicable laws and regulations, Fusion Fuel, HL and Parent undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before a shareholder grants its proxy or instructs how its vote should be cast, it should be aware that the occurrence of the events described in the “Risk Factors” section and in the risks and uncertainties set forth elsewhere in this proxy statement/prospectus may adversely affect Fusion Fuel, HL and/or Parent.

ANNUAL GENERAL MEETING OF HL SHAREHOLDERS

General

HL is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by its board of directors for use at the annual general meeting of HL shareholders and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the annual general meeting.

Date, Time and Place

The annual general meeting of shareholders of HL will be held on [●], 2020 at [●] a.m., local time, at the offices of Graubard Miller, HL’s U.S. counsel, located at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174, or such other date, time and place to which such meeting may be adjourned or postponed. If you wish to attend the annual general meeting in person, you must reserve your attendance at least two (2) business days in advance of the annual general meeting by contacting our counsel, Graubard Miller, at 405 Lexington Avenue, 11th Floor, New York, NY 10174, telephone (212) 818-8800. See “Questions and Answers about the Proposals – How do I attend the annual general meeting in person?” for more information.

Purpose of the Annual General Meeting of Shareholders

At the annual general meeting, HL is asking holders of its ordinary shares:

●	to consider and vote upon separate proposals to adopt the Business Combination Agreement and approve the Transactions (the business combination proposals);

●	to elect seven (7) directors to the board of directors of Parent, to serve until their successors are duly elected and qualified (the director proposal);

●	to approve the following material differences between HL’s M&A and Parent’s M&A to be effective upon the consummation of the business combination: (i) the name of the new public entity will be “Fusion Fuel Green PLC” as opposed to “HL Acquisitions Corp.”; (ii) Parent’s corporate existence is perpetual as opposed to HL’s corporate existence terminating if a business combination is not consummated by HL within a specified period of time; (iii) Parent’s M&A provides for two classes of voting ordinary shares, as opposed to HL’s class of ordinary shares and class of preference shares, and (iv) Parent’s M&A does not include the various provisions applicable only to special purpose acquisition corporations that HL’s M&A contains (the charter proposals);

●	to approve the PIPE Investment (the PIPE proposal); and

●	to consider and vote upon a proposal to approve, if necessary, an adjournment of the annual general meeting to permit further solicitation and vote of proxies or to otherwise permit HL to consummate the business combination contemplated by the Business Combination Agreement (the adjournment proposal).

Recommendation of HL’s Board of Directors

HL’s board of directors has determined that the Transactions are fair to and in the best interests of HL and its shareholders, approved the Business Combination Agreement and recommended that shareholders vote “FOR” each of the business combination proposals, “FOR” the director proposal, “FOR” each of the charter proposals, “FOR” the PIPE proposal, and “FOR” an adjournment proposal, if presented.

Voting Power; Record Date

HL has fixed the close of business on [●], 2020 as the “record date” for determining HL shareholders entitled to notice of and to attend and vote at the annual general meeting. As of the close of business on the record date, there were [6,560,751] HL ordinary shares outstanding. Each share of HL ordinary shares is entitled to one vote per share at the annual general meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Quorum; Vote Required

A quorum of HL shareholders is necessary to hold a valid meeting of shareholders. The presence of the holders of at least fifty percent (50%) of the shares entitled to vote constitutes a quorum.

Each of the proposals presented at the annual general meeting requires approval by a simple majority of shareholders, which is defined in the HL M&A as a majority of those entitled to vote on the resolution and actually voting on the resolution (and absent shareholders, shareholders who are present but do not vote, blanks and abstentions are not counted).

As of [●], 2020, the record date for the annual general meeting of shareholders, the initial shareholders beneficially owned and were entitled to vote an aggregate of 1,375,000 initial shares that were issued prior to HL’s initial public offering. The initial shares currently constitute approximately 20.96% of the outstanding HL ordinary shares. In connection with the initial public offering, each HL initial shareholder, officer, and director, agreed to vote the initial shares, as well as any HL ordinary shares acquired in the aftermarket, in favor of the business combination proposals. Accordingly, we would need approval from the holders of 1,905,377 shares, or approximately 29.04% of the outstanding HL ordinary shares to approve the business combination proposals. The HL initial shareholders, officers, and directors have also indicated that they intend to vote their ordinary shares of HL in favor of all other proposals being presented by HL management at the meeting.

Voting Your Shares

If you are a holder of record of HL ordinary shares, there are two ways to vote your HL shares at the annual general meeting:

●	By Mail. You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by HL’s board, “FOR” all of the proposals in accordance with the recommendation of the HL board of directors. Proxy cards received after a matter has been voted upon at the annual general meeting will not be counted.

●	In Person. You may attend the annual general meeting and vote in person using the ballot provided to you at the annual general meeting. If you wish to attend the annual general meeting in person, you must reserve your attendance at least two (2) business days in advance of the annual general meeting by contacting our counsel, Graubard Miller, at 405 Lexington Avenue, 11th Floor, New York, NY 10174, telephone (212) 818-8800. See “Questions and Answers about the Proposals – How do I attend the annual general meeting in person?” for more information.

If you hold your HL ordinary shares in “street name,” you should follow the instructions sent to you by your bank, broker or other nominee in order to vote your shares. If you wish to vote shares held in “street name” in person at the annual general meeting, you must contact their bank, broker or other nominee and request a document called a “legal proxy.” Requesting a legal proxy will automatically cancel any voting directions previously given to such bank, broker or other nominee.

If you do not give instructions to such bank, broker or other nominee, such bank, broker or other nominee can vote your HL ordinary shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the NYSE for which your broker or other agent may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker or other agent instructions, the HL ordinary shares will be treated as broker non-votes. It is anticipated that all proposals other than the adjournment proposal will be non-discretionary items.

You may receive more than one set of voting materials. For example, if you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold your shares in “street name” in more than one brokerage account, you will receive voting materials for each brokerage account in which you hold shares. Please complete, sign, date and return each proxy card you receive and provide instructions on how to vote your shares with respect to each brokerage account for which you receive proxy materials, in order to be sure you cast a vote with respect to all of your HL ordinary shares.

Revoking Your Proxy

If you are a holder of record of HL ordinary shares and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card to HL’s secretary with a later date so that it is received prior to the vote at the annual general meeting or attend the annual general meeting in person and vote;

●	you may notify HL’s secretary in writing, prior to the vote at the annual general meeting, that you have revoked your proxy; or

●	you may attend the annual general meeting and vote in person or revoke your proxy in person, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your HL ordinary shares in in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your shares, you may call Advantage Proxy, HL’s proxy solicitor, at (877) 870-8565.

Conversion Rights

Pursuant to HL’s M&A, a holder of public shares may demand that HL convert such shares into cash if the Transactions are consummated. HL is allowing all holders of public shares to exercise conversion rights regardless of whether such holders vote in favor or against the Transactions or do not vote at all or are not holders of record on the record date. Holders of public shares will be entitled to receive for these shares an amount, in cash, equal to their pro rata share of the aggregate amount then on deposit on the trust account less any taxes then due but not yet paid, if they demand that HL convert their shares into cash no later than two business days prior to the close of the vote on the business combination proposals and deliver their shares to HL’s transfer agent no later than two business days prior to the vote at the meeting.

HL’s initial shareholders, officers and directors will not have conversion rights with respect to any ordinary shares owned by them, directly or indirectly.

HL requires public shareholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to HL’s transfer agent no later than two business days prior to the vote on the business combination or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the converting holder.

Any request to convert such shares once made, may be withdrawn at any time up to the vote on the proposed business combination. Furthermore, if a holder of a public share delivered his certificate in connection with an election of their conversion and subsequently decides prior to the vote on the business combination not to elect to exercise such rights, he may simply request that the transfer agent return the certificate (physically or electronically).

If the Transactions are not approved or completed for any reason, then public shareholders who elected to exercise their conversion rights would not be entitled to convert their shares for the applicable pro rata share of the trust account. In such case, HL will promptly return any shares delivered by public holders.

Dissenter’s Rights

HL shareholders who do not exercise their conversion rights and who do not consent to the approval of the Transactions may, under certain conditions, become entitled to be paid the “fair value” of their shares in cash, as determined by an appraisal process as set out in the BVI Companies Act, in lieu of the consideration set forth in the Business Combination Agreement. HL shareholders who are considering exercising dissenters’ rights are advised to consult appropriate legal counsel.

Under Section 179 of the BVI Companies Act, HL shareholders are entitled to dissent from, and obtain payment of the fair value of their shares in cash in the event the Transactions are consummated, instead of receiving the consideration they would otherwise be entitled to pursuant to the Business Combination Agreement. The following summarizes the material rights of HL shareholders under Section 179 of the BVI Companies Act. The summary below is qualified in its entirety by reference to Section 179 of the BVI Companies Act.

For purposes of dissenters’ rights, “fair value” means the value of the shares immediately before the effective date of the Merger.

Holders of record of shares who do not consent to the Transactions and who otherwise comply with the applicable statutory procedures will be entitled to dissenters’ rights under Section 179 of the BVI Companies Act. If you choose either to assert your dissenters’ rights or preserve your right to dissent, you should carefully review the requirements under Section 179 of the BVI Companies Act and consult with an attorney. If your shares are held of record in the name of another person, such as a bank, broker or nominee, you must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters’ rights you may have. Any holder of record must dissent in respect of all shares that it holds in HL.

A shareholder wishing to exercise dissenters’ rights must not consent to the approval of the Business Combination Agreement, the Merger or the transactions contemplated thereby. If you elect to exercise your dissenters’ rights, you must not vote any of your shares in favor of the Transactions.

This proxy statement/prospectus constitutes notice of the business combination proposals, including the authorization of the Merger. In order to exercise your dissenters’ rights, you must give to HL written objection to the Transactions before the annual general meeting or at the annual general meeting but before the vote in respect of the Transactions.

HL shareholders are cautioned that if an HL shareholder initiates an appraisal process, he, she or it may be responsible for a portion of the costs of the appraisal.

Proxy Solicitation

HL is soliciting proxies on behalf of its board of directors. HL will bear all of the costs of the solicitation.

This solicitation is being made by mail but also may be made by telephone or in person. HL and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. HL also has engaged Advantage Proxy, Inc. to assist in the proxy solicitation process. HL will pay that firm a fee of $5,500 plus disbursements for such services at the closing of the proposed business combination.

HL will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. HL will reimburse them for their reasonable expenses.

Other Matters

As of the date of this proxy statement/prospectus, the HL board of directors does not know of any business to be presented at the annual general meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the annual general meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE BUSINESS COMBINATION PROPOSALS

The discussion in this proxy statement/prospectus of the Transactions and the principal terms of the Business Combination Agreement is subject to, and is qualified in its entirety by reference to, the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus.

General

Structure of the Transactions

Pursuant to the Business Combination Agreement, Fusion Fuel and HL will enter into a business combination transaction by means of (i) the Merger, pursuant to which Merger Sub will merge with and into HL, with HL being the surviving entity of such merger and a wholly-owned subsidiary of Parent and Parent becoming the new public reporting company and (ii) immediately thereafter, the Share Exchange, pursuant to which Parent will purchase all of the issued and outstanding shares of Fusion Fuel from the Fusion Fuel Shareholders. As a result of the Transactions, Fusion Fuel and HL will become wholly owned subsidiaries of Parent and the securityholders of Fusion Fuel and HL will become the securityholders of Parent.

The Merger: Consideration to HL Securityholders

The first in the series of Transactions that comprises the business combination is the Merger, pursuant to which Merger Sub will merge with and into HL, with HL surviving and becoming a wholly-owned subsidiary of Parent.

Upon consummation of the Merger, (i) each HL ordinary share outstanding on the closing date will be converted into one Parent Class A Ordinary Share, except that holders of HL ordinary shares sold in HL’s initial public offering will be entitled to elect instead to receive a pro rata portion of HL’s trust account, as provided in HL’s M&A, (ii) each outstanding right of HL will be exchanged for one-tenth of one ordinary share of HL immediately prior to the effective time of the Merger, and each such ordinary share of HL will be converted into one Parent Class A Ordinary Share, and (iii) each outstanding warrant of HL will remain outstanding and will automatically be adjusted to become an HL Parent Warrant, entitling the holder to purchase one Parent Class A Ordinary Share at a price of $11.50 per share.

As a result of the Merger and the exchange of HL securities for securities of Parent, the rights of HL securityholders will change in material ways. See the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights” for a description of the differences between the provisions of the BVI Companies Act applicable to HL and the Irish Companies Act applicable to Parent.

The Share Exchange: Consideration to Fusion Fuel Shareholders

Immediately after the consummation of the Merger, Parent will conduct the Share Exchange. Upon consummation of the Share Exchange, the Fusion Fuel Shareholders will receive their pro rata portion of an aggregate of 2,125,000 Parent Class B Ordinary Shares and warrants to purchase an aggregate of 2,125,000 Parent Class A Ordinary Shares.

The Fusion Fuel Shareholders holding Class A shares of Fusion Fuel also will have the right to receive their pro rata portion of up to an aggregate of 1,137,000 Parent Class A Ordinary Shares and warrants to purchase up to an aggregate of 1,137,000 Parent Class A Ordinary Shares upon the signing of agreements for the production and supply by Fusion Fuel or its affiliates of green hydrogen to certain purchasers (or, in the case of the first of such agreements, certain milestones with respect to performance under the agreement) prior to June 30, 2022. The total number of shares and warrants earnable for each such production agreement will be equal to twenty percent of the net present value of the agreement divided by €10.73, representing the aggregate agreed value of one Parent Class A Ordinary Share and one warrant to purchase one Parent Class A Ordinary Share.

The parties agreed to a list of “qualifying counterparties” for purposes of the earnout, which list may be amended or modified by mutual consent prior to the closing. The aggregate number of Parent Class A Ordinary Shares and warrants to purchase Parent Class A Ordinary Shares earnable with respect to each project with a qualifying counterparty is equal to the quotient of (i) twenty percent (20%) of the net present value of the production agreement divided by (ii) €10.73, representing the aggregate agreed value of one Parent Class A Ordinary Share and one warrant to purchase one Parent Class A Ordinary Share. The “net present value” of a production agreement is equal to (x) the sum of the projected unlevered free cash flows of the project each year, using a discount rate of seven percent (7%), less (y) the projected initial investment for the project, assuming a two percent (2%) management fee and no contingency.

The milestones, and shares earnable, with respect to performance under the first production agreement are as follows: (i) two-fifths of the contingent consideration earnable for the first production agreement will be paid upon the signing of the production agreement; (ii) one-fifth of the contingent consideration earnable for the first production agreement will be paid upon commencement of operations under the production agreement; and (iv) two-fifths of the contingent consideration earnable for the first production agreement will be paid after ninety days of operation at ninety-five percent (95%) of nameplate capacity. For each subsequent production agreement, all contingent consideration earnable for such agreement will be paid when such agreement is signed.

The aggregate contingent consideration issuable to the Fusion Fuel Shareholders who hold Class A shares of Fusion Fuel will not exceed 1,137,000 Parent Class A Ordinary Shares and 1,137,000 warrants to purchase Parent Class A Ordinary Shares, which represents an aggregate of €61 million of net present value.

Pro Forma Ownership

Upon the closing of the Transactions, Parent will adopt a dual class structure for its ordinary shares – the Parent Class A Ordinary Shares and Parent Class B Ordinary Shares will each receive one vote per share, but the Parent Class B Ordinary Shares will enjoy certain protective provisions, which are explained more fully elsewhere in this proxy statement/prospectus. We estimate that, as a result of the Transactions, (i) assuming that no HL shareholders elect to convert their public shares into cash in connection with the Transactions as permitted HL’s M&A, (ii) after giving effect to the forfeiture of an aggregate of 125,000 HL ordinary shares pursuant to the Sponsor Agreement, (iii) after giving effect to the termination, forfeiture, and cancellation of the Unit Purchase Options in exchange for the issuance of 50,000 Parent Class A Ordinary Shares pursuant to the UPO Exchange Agreement, (iv) after giving effect to the 2,450,000 Parent Class A Ordinary Shares to be issued in the PIPE Investment, and (v) without taking into effect any Parent Class A Ordinary Shares issuable upon the exercise of HL Parent Warrants or warrants issued to the Fusion Fuel Shareholders in the Transactions, any Parent Class A Ordinary Shares or warrants which may be issued to the Fusion Fuel Shareholders as contingent consideration, or any securities which may be issued in any other financing, the current shareholders of HL will own approximately 60.6% of the voting power of the Parent Ordinary Shares outstanding, the Fusion Fuel Shareholders will own approximately 18.3% of the voting power of the Parent Ordinary Shares outstanding, and the PIPE Investors will hold approximately 21.1% of the voting power of the Parent Ordinary Shares outstanding. If all of the HL public shares are converted into cash, such percentages will be approximately 29.8%, 32.6%, and 37.6%, respectively.

Related Agreements or Arrangements

Sponsor Agreement

Prior to the closing of the Business Combination Agreement, the Sponsors and, in the discretion of HL’s chief executive officer, certain other initial shareholders, will enter into the Sponsor Agreement, pursuant to which they will forfeit an aggregate of 125,000 HL ordinary shares and 125,000 warrants of HL upon the consummation of the Transactions.

UPO Exchange Agreement

EBC, on behalf of itself and the other holders of Unit Purchase Options, has entered into the UPO Exchange Agreement, pursuant to which the outstanding Unit Purchase Options of HL will be terminated, forfeited and cancelled in consideration for the issuance of an aggregate of 50,000 Parent Ordinary Shares upon the consummation of the Transactions.

Registration Rights Agreement

Prior to the closing of the Business Combination Agreement, the Fusion Fuel Shareholders and PIPE Investors will enter into a Registration Rights Agreement with Parent pursuant to which the Fusion Fuel Shareholders and PIPE Investors will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of the Parent Class A Ordinary Shares held by the Fusion Fuel Shareholders and PIPE Investors, respectively (including the Parent Class A Ordinary Shares issuable upon the conversion of Parent Class B Ordinary Shares issued to the Fusion Fuel Shareholders), and the warrants to purchase Parent Class A Ordinary Shares and Parent Class A Ordinary Shares underlying such warrants to be held by the Fusion Fuel Shareholders, and any Parent Class A Ordinary Shares and warrants which may be issued as contingent consideration (including the Parent Class A Ordinary Shares issuable upon the exercise of such warrants), subject to certain conditions set forth therein.

Additionally, HL, Parent, and the initial shareholders will enter into an amendment to the existing registration rights agreement, or similar agreements or instruments to which the initial shareholders are a party, prior to the closing of the Business Combination Agreement, to add Parent as a party and provide that all references to HL securities will become references to Parent securities. The purpose of such amendment is to provide that the Parent securities held by the initial shareholders will have the same registration rights that they currently have.

Amended Stock Escrow Agreement

Prior to the closing, Parent, HL, the initial shareholders, and Continental will enter into an amendment to the stock escrow agreement (“Amended Stock Escrow Agreement”), pursuant to which Parent will become a party to the existing stock escrow agreement and all references to HL ordinary shares will be revised to become references to Parent Class A Ordinary Shares. The purpose of the Amended Stock Escrow Agreement is to ensure that the Parent Class A Ordinary Shares received by the initial shareholders in the Merger will remain subject to the escrow restrictions as set forth in the existing stock escrow agreement entered into by such persons in connection with HL’s initial public offering.

Amended Warrant Agreement

Prior to the closing, Parent, HL, and Continental will enter into an amendment to the warrant agreement (“Amended Warrant Agreement”), pursuant to which Parent will become a party to the warrant agreement and all references to HL warrants will be revised to become references to HL Parent Warrants.

Headquarters; Trading Symbol

After completion of the Transactions:

●	the corporate headquarters and principal executive offices of Parent will be located at 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland; and

●	if Parent’s application for listing is approved, the Parent Class A Ordinary Shares and HL Parent Warrants will be traded on Nasdaq under the symbols “HTOO” and “HTOOW”, respectively.

Background of the Transactions

On July 2, 2018, HL consummated its initial public offering and simultaneous private placement of securities. Prior to the consummation of the initial public offering, neither HL, nor anyone on its behalf, had contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with HL. After the initial public offering, HL conducted an active search for potential target companies with the objective of consummating a business combination. Management and board members of HL contacted, and were contacted by, individuals and entities with respect to acquisition and merger opportunities, including companies and financial advisors both within and outside the energy industry, including oil production, refining, logistics and distribution, eCommerce, and consumer goods. HL compiled a pipeline of high priority potential targets and continuously updated this pipeline to reflect new information as it emerged. This pipeline was shared with the HL board of directors on a periodic basis.

Specifically, the management of HL:

●	Identified, evaluated and contacted approximately 25 potential acquisition and merger targets, including Fusion Fuel;

●	Conducted extensive business and financial due diligence or had meaningful engagements with management, board members, advisers and representatives, including meetings and conference calls to discuss potential business combinations, of seven potential acquisition targets, including Fusion Fuel;

●	Reached a businessman’s understanding that did not ultimately result in the execution of a definitive merger agreement with one target, and provided an initial non-binding indication of interest to two potential acquisition targets (other than Fusion Fuel); and

●	On December 17, 2019, entered into a definitive Sale and Purchase Agreement with Sila Energy Holdings Limited, an affiliate of Ajay Khandelwal, a director of HL, to purchase all of the outstanding equity interests of Chi Energie (Singapore) Pte. Ltd. Such agreement was terminated on March 30, 2020 due to extraordinary market conditions in Chi’s intended industry caused by the COVID-19 pandemic.

HL reviewed the potential acquisition targets using the criteria discussed below. This criteria included both established businesses with proven track records, experienced management teams and strong competitive positions with, or with the potential for, revenue and earnings growth and attractive free cash flow generation, as well as disruptive or emerging businesses with significant potential for long term growth. HL focused on sectors and companies that management believed would benefit from being a publicly traded company.

Description of negotiation process with candidates other than Fusion Fuel:

Immediately after the closing of its initial public offering, HL began discussions with several target companies and moved quickly to in-depth meetings and diligence with Company A, an energy infrastructure development company that had agreed to form a joint venture with a large oil refiner. The joint venture was to develop and operate a residue oil conversion complex (ROCC) upgrader co-located with one of the refiner’s oil refineries. Between July 5, 2018 and August 9, 2018, HL management conducted diligence on the opportunity with the assistance of an advisor with expertise in the refinery industry, including both a financial evaluation and engineering analysis of the opportunity. After discussing internally, HL decided that Company A did not represent the best opportunity for a successful business combination due to the project risk, the complexity of the transaction, and the long lead time to cash flows.

On September 5, 2018, HL commenced discussions with the chief financial officer of Company B, a publicly traded company operating in the offshore oil services sector. Company B’s chief executive officer and chief financial officer had a long-standing relationship with Jeffrey Schwarz, HL’s chief executive officer, and Rune Magnus Lundetrae, one of HL’s independent directors. On October 12, 2018, Jeffrey Schwarz and Ben Schwarz, HL’s vice president of business development, met with the chief executive officer of Company B at HL’s offices in Manhattan. Discussions revolved around the possible merger of HL with Company B’s 67% owned subsidiary, which operated in the offshore exploration and production business. HL commenced negotiations with Company B on October 14, 2018. Ongoing conversations included a meeting between Jeffrey Schwarz and the executive team of Company B at Company B’s offices in Amsterdam on December 18, 2018. HL executed a confidentiality agreement with Company B on January 14, 2019, and on January 16, 2019, HL retained Pareto Securities to act as financial advisor. Negotiations continued during March and into early April and on April 8, 2019, the terms of a businessman’s deal were agreed, along with the decision to immediately commence the drafting of a definitive merger agreement. On May 3, 2019, HL management and the chief financial officer of Company B met with the leadership of EBC, the underwriter of HL’s initial public offering, to discuss the mechanics of the “de-SPAC-ing process.” However, on May 14, 2019, Jeffrey Schwarz was informed by the chief executive officer of Company B that it would instead independently pursue an initial public offering of the aforementioned subsidiary.

On September 21, 2018, Jeffrey Schwarz spoke with the chief financial officer of Company C, a large, publicly traded shipping company, with a wholly-owned subsidiary operating in the small-scale LNG logistics and distribution space, which HL considered to be a high-priority sector of opportunity. Subsequent conversations took place between Mr. Schwarz and the Company C chief financial officer and with a board member of the Company C subsidiary. Discussions revolved around the potential for a merger between HL and the aforementioned subsidiary to fund the subsidiary’s growth initiatives. Ultimately, in a conversation with the chief executive officer of Company C, Mr. Schwarz was informed that Company C would instead raise capital for the subsidiary from two strategic corporate partners.

On May 7, 2019, Ben Schwarz held an introductory conference call with an M&A advisor retained by Company D, a social eCommerce platform. HL executed a nondisclosure agreement with Company D on May 9, 2019 to begin formal due diligence. On July 17, 2019, Jeffrey Schwarz and Ben Schwarz met with the management team of Company D at the Mandarin Oriental in New York City, where Company D’s business plan, financials, and emerging products strategy were discussed. HL then retained advisors with expertise in the eCommerce space to help conduct due diligence. During the balance of July and August, HL and its advisors engaged in ongoing discussions with Company D and its M&A advisor. On August 28, 2019, HL and its advisors met with the management of Company D at HL’s offices. On August 31, 2019, HL was informed that Company D had signed a letter of intent to merge with another SPAC.

During the spring of 2019, Jeffrey Schwarz held informal conversations with an independent director of Company E, a private company operating in the water filtration industry. Mr. Schwarz is a minority shareholder of Company E and had a long-standing relationship with the director and with Company E. On April 30, 2019, HL executed a confidentiality agreement with Company E and on May 31, 2019, HL received a due diligence package from Company E, including audited financial statements and financial projections. On June 3, 2019, Messrs. Schwarz spoke with the chief executive officer and the independent director of Company E. On June 20, 2019, Ben Schwarz met with the chief financial officer of Company E at HL’s offices to review the company’s financial statements and discuss a potential merger structure. Further conversations between Jeffrey Schwarz and the chief executive officer of Company E took place on July 2, and July 4, 2019. On August 12, 2019, Messrs. Schwarz again spoke to the independent director of Company E. On August 17, 2019, at an in-person meeting in New York with the chief executive officer of Company E, Mr. Schwarz made an indicative, non-binding proposal for a merger between HL and Company E. On August 26, 2019, HL was informed by the chief executive officer of Company E that it planned to remain private and pursue a minority investment from a private equity firm.

On July 11, 2019, HL began discussions with Company F, a direct-to-consumer subscription grocery business. HL was introduced to Company F by one of Company F’s founding shareholders, who also serves as an advisor to Jeffrey Schwarz. On July 12, 2019, Messrs. Schwarz held a conference call with the chief executive officer of Company F to discuss the business plan and a potential merger structure. On July 17, 2019, HL received a due diligence package from Company F, which included monthly profit and loss statements and customer retention metrics. Ben Schwarz met with the chief executive officer of Company F at its headquarters on July 30, 2019, to complete the diligence process. After consideration, HL decided not to pursue the transaction because Company F’s prospects remained too uncertain to be appropriate for a public company.

During the spring of 2019, Ajay Khandelwal, who is an independent director and shareholder of HL and the Founder/CEO of Chi Energie (Singapore) Pte. Ltd. (“Chi Energie”) and an affiliate of Sila Energy Holding Limited (“Sila”), the primary shareholder of Chi Energie, discussed with Jeffrey Schwarz, on an informal basis, a project in Oman that Chi Energie was pursuing in conjunction with a local partner, Golden Dunes International LLC. The project, which entailed the purchase of natural gas under a gas allocation received from the Omani Ministry of Oil and Gas, the liquefaction of that gas and the delivery of it to end users within Oman, fit many of the characteristics that HL was searching for in a potential business combination target. As importantly, the Oman project had the potential to serve as a platform to build a major small-scale liquefied natural gas logistics and distribution business, previously identified by the leadership of HL as a high priority sector of opportunity. On April 13, 2019, HL executed a nondisclosure agreement with Chi Energie to begin formal discussions, and from April through September 2019, HL conducted financial, legal, and business due diligence of Chi Energie. Throughout September, October, and November, HL and Chi Energie negotiated a business combination.

On December 17, 2019, HL entered into a Sale and Purchase Agreement with Chi Energie and Sila, which provided for, among other things, HL to redomesticate in Singapore and purchase all of the outstanding equity interests of Chi Energie in exchange for 775,000 ordinary shares of HL, three-year warrants to purchase 3,000,000 ordinary shares of HL at an exercise price of $10.33 per share, and three-year warrants to purchase 4,000,000 ordinary shares of HL at an exercise price of $15.00 per share. Additionally, (i) the Sponsors agreed to forfeit 200,000 ordinary shares of HL in exchange for the issuance of warrants to purchase 600,000 ordinary shares of HL at an exercise price of $10.33 per share, and to forfeit an aggregate of up to 579,364 ordinary shares of HL, with the number of shares to be forfeited to be determined based on the amount of cash remaining in HL’s trust account after consummation of the business combination (with half of the shares forfeited to be cancelled and the other half of such shares to be transferred to Sila), (ii) EBC agreed, behalf of itself and the other holders of Unit Purchase Options, to exchange the Unit Purchase Options for 50,000 ordinary shares of HL at the closing of the business combination, and (iii) upon the approval of the holders of HL’s outstanding warrants, HL would enter into a warrant amendment agreement pursuant to which each outstanding warrant would represent the right to receive 0.1 of an ordinary share of HL on the closing date, rather than being exercisable to purchase one ordinary share of HL. The Sale and Purchase Agreement also provided for mutual indemnification by Sila and HL for breaches of their respective representations, warranties and covenants, with a $2.5 million threshold for indemnification claims but reimbursement from the first dollar after the threshold is met. To provide a source of funds for Sila’s indemnification of HL, 116,250 of the HL ordinary shares to be issued to Sila would have been deposited into escrow, and to provide a source of funds for HL’s indemnification of Sila, HL agreed to reserve for issuance an additional 116,250 ordinary shares of HL. The Sale and Purchase Agreement included customary representations, warranties, covenants, and conditions, including the condition that HL have at least $39,000,000 in cash, net of disbursements to HL public shareholders who elect to have their ordinary shares converted to cash, and together with any funds raised by or for the benefit of HL in financings prior to the closing.

On March 30, 2020, HL and Sila mutually agreed to terminate the Sale and Purchase Agreement and, in connection with the termination, each party released the other from all potential claims relating to the Sale and Purchase Agreement. The parties determined to terminate the Purchase Agreement due to the current extraordinary market conditions surrounding the industry in which Chi Energie is intending to operate and not as a result of any change in the parties’ belief in Chi Energie’s ultimate success.

On April 7, 2020, HL signed a letter of intent with Company G, a private company that owned a portfolio of real estate transfer fee rights. During April 2020, HL conducted business and financial due diligence of Company G, including presentations from senior management of Company G on April 13, 2020 and again on April 20, 2020. HL ultimately determined that the potential business combination with Fusion Fuel provided a better value proposition for HL’s shareholders than a potential business combination with Company G, and, accordingly, HL focused its efforts on the negotiation of the Business Combination Agreement with Fusion Fuel.

Description of negotiation with Fusion Fuel:

On November 20, 2019, Ben Schwarz was approached by Bruno Knudsen Hansen regarding an investment opportunity with a company in Portugal by which he had been retained to provide M&A advisory services. Mr. Schwarz explained that HL was on the verge of signing a definitive merger agreement with another business, but that he was interested in exploring potential opportunities for the Schwarz Family Investment Office. On November 22, 2019, Mr. Schwarz had a conversation with João Teixeira Wahnon, the Head of Business Development of Fusion Fuel, regarding the business opportunity and the potential for the Schwarz family to invest and work together with Fusion Fuel to identify potential co-investors.

The opportunity entailed the production of hydrogen through Fusion Fuel’s proprietary technology—a novel electrolyzer—and the signing of long-term Hydrogen Purchase Agreements (HPAs) with end users in the industrial and power sectors in Europe. Mr. Wahnon was also interested in raising equity financing for three solar projects being developed by Fusion Fuel’s sister company, MagP, for which it had secured attractive feed-in tariffs from the Portuguese government. Mr. Schwarz viewed this as an interesting opportunity to get in “on the ground floor” of the decarbonization movement in Europe, while simultaneously securing attractive returns on the fixed-income solar projects.

On November 30, 2019, Metropolitan Capital Advisors II, an investment firm affiliated with the Schwarz family, executed a nondisclosure agreement with Fusion Fuel to facilitate the evaluation of the investment case, and on December 2, 2019, Messrs. Schwarz and Schwarz received the investment presentation for Fusion Fuel, outlining Fusion Fuel’s technology, addressable market, growth strategy, and financial projections. As part of the due diligence process, Messrs. Schwarz and Schwarz engaged Tom Sisto, Founder and CEO of XL Batteries, a novel energy storage startup, to evaluate the technology. Messrs. Schwarz and Schwarz also initiated conversations with institutional investors with previous exposure to solar projects in the Iberian Peninsula.

On March 30, 2020, HL and Chi Energie, its intended merger partner, agreed to mutually terminate the merger agreement, as discussed in more detail above. Messrs. Schwarz and Schwarz then held a conference call with João Teixeira Wahnon and Bruno Knudsen Hansen to discuss the potential to pursue a transaction through HL.

On March 31, 2020, HL held a conference call with the management of Fusion Fuel, along with Rune Magnus Lundetrae, an independent director of HL, and Michael Webber, Managing Partner of Webber Research & Advisory LLC. Following that meeting, management of Fusion Fuel and HL exchanged financial models, and HL engaged Mr. Webber to review the financial projections and perform initial due diligence on the market opportunity for green hydrogen.

Between April 3, 2020 and April 10, 2020, management of HL and Fusion Fuel held multiple meetings, and exchanged multiple emails, discussing the benefits of a potential transaction as well as various concerns voiced by the shareholders of Fusion Fuel. Chief among the concerns expressed by Fusion Fuel was the fact that Fusion Fuel was engaged in discussions around business opportunities, in various stages of development, which had the potential to create substantial value for Fusion Fuel and the Fusion Fuel shareholders wanted the negotiations over price to reflect that potential value. In order to try to bridge the bid and ask positions, the concept of an earnout was proposed. The Fusion Fuel shareholders would not accept less than €35,000,000. Based on HL’s financial analysis of the potential of certain business opportunities which Fusion Fuel had under discussion, HL management ascribed a net present value (“NPV”) to those opportunities at €61,000,000, based on Fusion Fuel’s cash flow projections. HL proposed that, on up to €61,000,000 of NPV derived from business opportunities which were under discussion through the time of the closing, 20% of that NPV or €12,200,000 could be earned by Fusion Fuel shareholders. The balance of the agreed €35,000,000 purchase price would be payable at closing. The parties agreed that the consideration payable at closing would be paid in an equal number of ordinary shares and warrants. Each ordinary share was valued at $10.60 per share, which was HL management’s estimate of what the per share redemption price of HL’s public shares would be in connection with the shareholder meeting to approve the business combination, based on the amount in trust and interest rates then existing. Each warrant was valued at $1.00 per warrant, which was the price that HL initial shareholders paid at the time of the initial public offering for warrants identical to the warrants to be issued to the Fusion Fuel shareholders. A package of 1 ordinary share and 1 warrant therefore had an agreed value of $11.60, which was then converted into euros at the prevailing exchange rate, resulting in an agreed value of a package of 1 ordinary share and 1 warrant of €10.73. On April 11, 2020, HL and Fusion Fuel reached an agreement in principle for a business combination on the aforementioned terms which provided for the issuance to Fusion Fuel at closing of 2,125,000 ordinary shares of HL and warrants to purchase 2,125,000 ordinary shares of HL. The agreement also provided for the potential issuance of an additional 1,137,000 ordinary shares and warrants to purchase 1,137,000 ordinary shares upon the achievement of certain earnout targets based on the execution of value-accretive Hydrogen Purchase Agreements. The agreement in principle also included the forfeiture by certain HL insiders of an aggregate of 125,000 ordinary shares and 125,000 warrants and the exchange of existing Unit Purchase Options for an aggregate of 50,000 ordinary shares. It was also agreed that the board of directors of the combined company would be composed of four directors nominated by Fusion Fuel and three nominated by HL.

On April 12, 2020, HL engaged Graubard Miller to commence a legal due diligence review of Fusion Fuel and to prepare a non-binding letter of intent (“LOI”). An LOI reflecting the terms of the agreement in principle was executed by HL and Fusion Fuel on April 15, 2020. The LOI provided for a 45-day exclusivity period, during which time neither Fusion Fuel nor its equity holders, officers, directors, representatives, or affiliates would be permitted to solicit an alternate transaction. On April 24, 2020, HL and Fusion Fuel entered into an amended and restated LOI which extended the exclusivity period to September 30, 2020.

On April 24, 2020, HL delivered a first draft of a definitive merger agreement to Fusion Fuel and its representatives. The initial draft provided for the creation of a new Portuguese entity, with each of HL and Fusion Fuel becoming wholly-owned subsidiaries of the new parent.

HL’s diligence efforts continued with a primary focus on the technology and the status of the projects which underpinned the financial projections. Discussions among the parties also led to an agreement that the transaction would have a closing condition of a minimum of €22,800,000 remaining in the HL trust fund subsequent to any redemptions from the trust. This amount was agreed among the parties as it was determined to be the minimum which would allow Fusion Fuel to execute on its business plan, which included the development of Portugal’s first green hydrogen farm and expansion of hydrogen generator production capacity.

On May 7, 2020, the board of HL met to discuss the potential business combination with Fusion Fuel. Mr. Wahnon, Mr. Silva, and Mr. Figueira de Chaves joined the meeting to make a presentation to the board on the hydrogen market opportunity, Fusion Fuel’s business plan, and financial projections. Following a question and answer period, during which the HL board members asked questions focusing on Fusion Fuel’s proprietary technology and its business strategy, the principals of Fusion Fuel left the meeting. Mr. Webber then delivered his analysis of the opportunity. The board discussed Fusion Fuel’s business in detail, including the benefits of Fusion Fuel’s existing commercial footprint and exclusive supplier relationship with MagP, along with several potential risks relevant to the business, including the fact that Fusion Fuel’s project pipeline was still in varying stages of development. After discussion, the board authorized management and its legal advisors to continue negotiations with Fusion Fuel. HL’s board also asked Ajay Khandelwal, one of its independent directors who has both knowledge of the hydrogen sector and extensive experience in project development and execution, to perform additional due diligence on technical aspects of the Fusion Fuel business and the risks thereof and report back to the full board.

On May 12, 2020, Messrs. Schwarz and Schwarz held a follow-up meeting with Mr. Khandelwal, Mr. Webber, and the principals of Fusion Fuel, to discuss in greater detail the project timeline, key milestones, technical challenges, and commercial progress to date. Representatives of EarlyBirdCapital also joined the meeting to offer a capital markets perspective of the proposed transaction. On May 14, 2020, HL executed a non-disclosure agreement with Fusion Fuel.

On May 15, 2020, HL engaged Webber Research & Advisory LLC to provide the board with a financial valuation of Fusion Fuel to determine whether Fusion Fuel had an aggregate fair market value of at least 80% of the assets held in the HL trust account, as required by Nasdaq rules.

Also on May 15, 2020, Fusion Fuel’s legal counsel, David Feinberg of Feinberg Hanson, and Vicente Falcão e Cunha of LisbonLaw, provided comments on the merger agreement. Fusion Fuel’s counsel noted that statutory mergers are disfavored in Portugal due to a complicated regulatory scheme, and proposed changing the transaction structure to a stock purchase by HL. Fusion Fuel also proposed that the Fusion Fuel shareholders be granted super voting stock, made the indemnification provisions mutual, limited the indemnification escrow to a percentage of the shares to be issued to Fusion Fuel shareholders at closing rather than shares and warrants, and calculated the minimum cash condition after the payment of certain expenses. No changes were proposed to the previously agreed consideration to be received by Fusion Fuel.

Between May 15, 2020 and May 19, 2020, Messrs. Schwarz and Schwarz and HL’s counsel, Graubard Miller, and Messrs. Wahnon and Figueira de Chaves and Fusion Fuel’s counsel, Feinberg Hanson, negotiated various corporate governance issues including control over the board of directors rather than Fusion Fuel receiving super-voting shares. Ultimately, it was agreed that the successor company would have a staggered board of directors and two classes of ordinary shares with identical voting rights, but with the class to be received by the Fusion Fuel shareholders possessing certain protective provisions for a finite period of time which would require approval by the holders of that class of certain major transactions.

On May 22, 2020, a revised draft of the agreement which changed the transaction structure from a merger to a business combination was circulated by Graubard Miller, which provided for the creation of a Portuguese parent company, the merger of a subsidiary of the parent with HL, and a share exchange between the parent and Fusion Fuel. The economics of the transaction did not change, although the revised draft provided that the shares to be received by the Fusion Fuel shareholders at closing would be Class B ordinary shares (such Class B ordinary shares to contain the protective provisions previously agreed by the parties) and Class A ordinary shares and warrants in the earnout. All warrants to be received by Fusion Fuel shareholders, both at closing and in the earnout, would be exercisable for the purchase of Class A ordinary shares. HL shareholders would receive Class A ordinary shares, and the existing HL warrants would become exercisable for the purchase of Class A ordinary shares.

On May 27, 2020, the board of HL reconvened, with Mr. Webber, Greg Drechsler and Jeffrey M. Gallant, a partner at Graubard Miller, joining. Prior to the meeting, the board was provided with a copy of the most recent draft as of such date of the Business Combination Agreement. At the meeting, Mr. Khandelwal presented the outcome of his diligence conversations with the Fusion Fuel team, as well as his analysis of the timeline of Fusion Fuel’s Evora project. The board discussed various risks relating to the Evora project, including the possibility of delays and the need for third party validation of Fusion Fuel’s methods and the need to ensure support of the project from the Portuguese government. Mr. Webber then presented his preliminary findings on the valuation assignment, indicating his confidence that Fusion Fuel satisfied the 80% test. Mr. Gallant then delivered an update on the status of the business combination. He noted that significant progress had been made and that management was continuing to address select open items, including tax and accounting treatment of the proposed transaction structure, the representations and warranties of the parties and the disclosure schedules. Mr. Schwarz advised that he believed that the current state of the Business Combination Agreement was one that he believed sufficiently secured the interests of HL shareholders that he could recommend its approval by the board. HL’s board then deliberated and voted unanimously to authorize Jeffrey Schwarz to enter into the business combination with Fusion Fuel, with a signing of the Business Combination Agreement conditioned upon the satisfaction of a few remaining open items, and assuming no substantive changes thereunder.

During the week of June 1, 2020, it was determined by Portuguese counsel that Portuguese law does not allow consideration in a merger to be received by anyone who is not a direct party to the merger. Representatives of Graubard Miller and Feinberg Hanson proceeded to exchange calls and emails to discuss how to restructure the transaction in an efficient manner. It was decided that a newly formed Irish company would serve as the parent to a newly formed British Virgin Island subsidiary which would merge with and into HL. Additionally, the Irish parent would engage in a share exchange with the shareholders of Fusion Fuel, acquiring 100% of the equity interests of Fusion Fuel. Connor Manning, a Partner at Arthur Cox, was engaged by both HL and Fusion Fuel to provide advice from an Irish law perspective.

On June 6, 2020, HL and Fusion Fuel entered into the Business Combination Agreement. On June 8, 2020, HL issued a press release announcing the execution of the Business Combination Agreement and summarizing some of the salient terms thereof. Also on June 8, 2020, HL filed a Current Report on Form 8-K, which included the press release, an investor presentation, and the Business Combination Agreement as exhibits.

On June 24, 2020, Webber Research & Advisory formally delivered its valuation of the Fusion Fuel business, demonstrating that the fair market value of the Fusion Fuel business exceeded 80% of the assets held in the HL trust fund.

On July 2, 2020, HL held a shareholder meeting to extend the date by which it had to consummate an initial business combination. At the meeting, HL’s shareholders approved extending the date by which HL must complete a business combination transaction to October 2, 2020, and in connection therewith, an aggregate of 500 shares were converted for their pro rata portion of HL’s trust account balance at a conversion price of approximately $10.56 per share, for an aggregate conversion amount of $5,282.

On August 25, 2020, the parties to the Business Combination Agreement entered into the Amended and Restated Business Combination Agreement, pursuant to which the Business Combination Agreement was amended and restated in its entirety to, among other things: (i) provide a waiver by HL to allow Fusion Fuel to amend its articles of association in order to create and issue a new class of shares (the Class A shares), (ii) provide that the contingent consideration, if issuable, will be issued to holders of Fusion Fuel’s Class A shares rather than holders of Fusion Fuel ordinary shares, and to make other related changes, (iii) remove the financing condition in the earnout and reallocate the contingent consideration earnable among the remaining earnout conditions, (iv) remove the condition to closing that HL have at least €22,800,000 in cash, net of disbursements to HL public shareholders who elect to have their ordinary shares converted to cash and certain agreed expenses, (v) add a condition to closing that Parent receive an aggregate of no less than $25,122,500 in escrow pursuant to subscription agreements entered into with the PIPE Investors, and (vi) provide that Parent shall be required to adopt an incentive equity plan and file a registration statement on Form S-8 with respect to such plan within 6 months of the closing and not prior to closing.

HL filed a definitive proxy statement on September 14, 2020, seeking shareholder approval to further extend the date by which HL must complete its initial business combination from October 2, 2020 to January 2, 2021, in case such additional time is needed. Notwithstanding shareholder approval of such extension, HL intends to consummate the Transactions as soon as practicable.

HL’s Board of Directors’ Reasons for Approval of the Transactions

In evaluating the business combination, HL’s board of directors consulted with HL’s management and legal and financial advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Business Combination Agreement, including the proposed Transactions, are advisable, fair to, and in the best interests of HL and its shareholders and (ii) to recommend that shareholders adopt and approve the Business Combination Agreement and approve the Transactions, HL’s board considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, the HL board did not consider it practicable to and did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The HL board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

In approving the Transactions, the HL board engaged Webber Research to conduct a financial analysis of Fusion Fuel. Webber Research advised that its analysis indicated that Fusion Fuel had a fair market value equal to at least 80% of the balance of funds in HL’s trust account. Webber Research will receive a fee of $75,000 for performing the valuation, payable upon the consummation of the Transactions.

The HL board determined not to obtain a fairness opinion. The officers and directors of HL have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including the hydrocarbon logistics and processing industry, the oil and gas industry, and the renewable energy industry, and concluded that their experience and backgrounds, together with the experience and sector expertise of HL’s Board of Directors and financial advisors, including Webber Research and EBC, enabled them to make the necessary analyses and determinations regarding the business combination with Fusion Fuel. In addition, HL’s officers and directors and HL’s advisors have substantial experience with mergers and acquisitions.

In considering the business combination, the HL board of directors gave considerable weight to the following factors:

●	Fusion Fuel’s proprietary technology – HL believes that Fusion Fuel’s novel micro-electrolyzer technology will enable Fusion Fuel to produce green hydrogen at costs that are competitive with brown hydrogen, and well below the current cost of green hydrogen produced via conventional electrolysis.

●	Fusion Fuel’s robust growth prospects and early-mover advantage – HL believes that, as one of the first examples of the use of concentrated photovoltaic (CPV) technology to produce green hydrogen, Fusion Fuel’s efforts in Portugal can serve as both a template for future projects in similar markets, and as a platform for efficiently implementing and managing those projects.

●	Government support of hydrogen as key pillar of energy strategy – based on multiple public announcements made by the Portuguese government and policymakers across other European countries as well as the European Commission, the HL board believes hydrogen will be a key component of the decarbonization strategy in Portugal and across Europe and that governments will allocate billions of euros to support the development of the hydrogen industry.

●	Alignment of interests – the Transactions were structured in a way to ensure the alignment of the economic interests of Fusion Fuel’s owners and HL shareholders. The Fusion Fuel Shareholders will receive no cash in the Transactions. Instead, a significant portion of the consideration the Fusion Fuel Shareholders will receive is comprised of earnout consideration tied to the performance of Parent. As Fusion Fuel executes contracts to sell green hydrogen to pre-qualified third parties and reaches certain milestones the Fusion Fuel Shareholders will receive incrementally more Parent Class A Ordinary Shares and Warrants. With 20% of the net present value of those contracts being subject to the earnout (up to a maximum of an agreed value of 12.2m euros), 80% of the net present value will accrue to the benefit of all shareholders.

●	Significant commercial progress underway – HL believes that Fusion Fuel has developed a meaningful pipeline of projects that are in varying stages of negotiation, and is currently engaged in ongoing discussions with potential counterparties on new business development opportunities.

●	Valuation of its financial advisor – Webber Research conducted an extensive financial evaluation of Fusion Fuel’s business, as well as the business of comparable publicly traded companies, and advised the board that the value of Fusion Fuel exceeded 80% of the funds held in HL’s trust fund.

●	Benefit from being a public company – HL believes that Fusion Fuel, under public ownership, will have the flexibility and financial resources to capitalize on its early mover advantage to execute its strategy to become one of the leading players globally in the “green” hydrogen industry. Fusion Fuel will benefit from being a subsidiary of a publicly traded company, and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

The HL board also considered a variety of uncertainties and risks and other potentially negative factors concerning the business combination, including, but not limited to, the following:

●	Riskiness of development projects – while HL’s management and its advisors reviewed Fusion Fuel’s development plans, the implementation of such projects is inherently risky. There can be no assurance that any of the projects in Fusion Fuel’s pipeline will come to fruition.

●	Reliance on Fusion Fuel’s founders – Fusion Fuel’s founders will play a critical role in Fusion Fuel achieving success in the business development opportunities it is currently pursuing. Should their services no longer be available, Fusion Fuel would be challenged to find a replacement.

●	Reliance on expected performance of Fusion Fuel’s technology – HL’s management relied on third-party analysis of Fusion Fuel’s micro-electrolyzer which was performed by Lisbon’s Instituto Superior de Técnico and funded by Galp Gás Natural Distribuição. HL’s management did not pursue any independent validation of the technology or its ability to produce green hydrogen at projected costs.

The HL board concluded that the potential benefits that it expected HL and its shareholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. Accordingly, the board determined that the Business Combination Agreement and the Transactions, were advisable, fair to, and in the best interests of HL and its shareholders.

Valuation Report of Webber Research to the Board of Directors of HL

In making its determination with respect to the business combination, HL’s board of directors also considered the financial analysis that Webber Research produced and reviewed with the HL board as to the valuation of Fusion Fuel. On June 24, 2020, Webber Research orally reported its final valuation determination as of June 6, 2020 to HL’s board of directors in connection with the Transactions. The sole purpose of Webber Research’s determination was to assess the fair market value of Fusion Fuel. Based on and subject to the assumptions, limitations, qualifications, and other matters considered in reaching its valuation determination, Webber Research concluded that Fusion Fuel had a fair market value equal to at least 80% of the balance of funds in HL’s trust account on June 6, 2020.

The summary of the valuation performed by Webber Research in this proxy statement/prospectus is qualified in its entirety by reference to the valuation summary presented to the HL board of directors, which are included as Annex D to this proxy statement/prospectus. Neither the valuation performed by Webber Research nor the summary set forth in this proxy statement/prospectus, however, are intended to be, and do not constitute, advice or a recommendation to any shareholder as to how such shareholder should act or vote with respect to any matter relating to the proposed Transactions or otherwise. The valuation was prepared for the HL board of directors for the use and benefit of the directors (in their capacities as such) in connection with their evaluation of the proposed business combination. The valuation was just one of the several factors the HL board of directors took into account in making its determination to recommend the Transactions, including those described elsewhere in this proxy statement/prospectus.

In arriving at its valuation determination, Webber Research conducted such reviews, analyses, and inquiries as Webber Research deemed necessary and appropriate under the circumstances. Among other things, Webber Research:

●	reviewed Fusion Fuel’s businesses plans, project models, financial models, and a draft Business Combination Agreement between HL and Fusion Fuel in connection with the Transactions;

●	reviewed certain publicly available financial information, commercial estimates, and related industry data with respect to HL and Fusion Fuel that Webber Research deemed relevant;

●	reviewed certain other information and data with respect to HL and Fusion Fuel made available to Webber Research by HL and Fusion Fuel, including (i) estimates and projections with respect to the future financial performance of Fusion Fuel prepared by management of Fusion Fuel (the “Fusion Fuel Projections”) and the assumptions on which such estimates and projections were based (collectively, the “Fusion Fuel Assumptions”), and (ii) other internal financial information furnished to Webber Research by or on behalf of HL and Fusion Fuel;

●	considered and compared the financial and operating performance of Fusion Fuel with that of companies with publicly traded equity securities that Webber Research deemed relevant, including hydrogen-focused companies in both the U.S. and Europe, other energy project developers, as well as recent similar transactions within both the hydrogen and general SPAC sectors as set out in the valuation summary provided to the HL board of directors (the “Valuation Summary”), which is included as Annex D to this proxy statement/prospectus.

●	compared the implied enterprise value reference ranges of Fusion Fuel to the balance, as provided by HL management, of HL’s trust account;

●	discussed the business, operations, and prospects of Fusion Fuel, including the Fusion Fuel Assumptions and the proposed Transactions with HL’s and Fusion Fuel’s management and certain of HL’s and Fusion Fuel’s representatives, and

●	conducted such other analyses and inquiries, and considered such other information and factors as Webber Research deemed appropriate.

Valuation Methodology

Webber Research utilized multiple valuation methods to value Fusion Fuel, including a Comparable M&A Transaction Analysis, Selected Company Analysis, Discounted Cash Flow Analysis, and ultimately, a weighted composite of the selected valuation methods. Each such analysis is described below.

Comparable M&A Transaction Analysis

Webber Research performed a comparable mergers and acquisitions transaction analysis (“Comparable M&A Transaction Analysis”), which is designed to imply a value for a company based on publicly available financial terms of the selected transactions with similar characteristics. Webber Research selected these transactions based on information obtained by searching SEC filings, public company disclosures, press releases, equity research reports, industry and popular press reports, databases and other sources. Webber Research selected these transactions based on their relevant timing and/or their presence within the hydrogen sector. Those transactions included:

●	Linde PLC’s acquisition of a minority stake in ITM Power PLC

●	Nikola Corporation’s business combination with VectoIQ Acquisition Corp., a publicly traded special purpose acquisition company (SPAC).

With respect to the Comparable M&A Transaction Analysis, Webber Research calculated the ratio of implied enterprise value to publicly disclosed revenue projections. The results of Webber Research’s analysis were presented to HL’s board of directors, as summarized in the following table:

	Linde & ITM		VectoIQ & Nikola
FY 2020 EV/Revenue Multiple Projection	4.1	x	N/A
FY 2023 EV/Revenue Multiple Projection	N/A		2.4	x
FY 2024 EV/Revenue Multiple Projection	N/A		1.0	x
FY 2025 EV/Revenue Multiple Projection	N/A		0.6	x

Webber Research utilized the lower, more directly applicable multi-stage multiples for the VectoIQ and Nikola transaction, incorporated a discount of ten percent (10%) to each multiple to reflect differences in liquidity and evolving market headwinds, and applied the multiples to Fusion Fuel’s forward projections. The analysis indicated an implied enterprise value of Fusion Fuel of €51.2 million or roughly $57.6 million, based on prevailing exchange rates at the time

Selected Company Analysis

Webber Research performed a selected company analysis (“Selected Company Analysis”), which is designed to imply a value for a company based on the market value of public companies with similar characteristics. Webber Research considered certain financial and industry data for Fusion Fuel and selected companies with publicly traded equity securities Webber Research deemed relevant. Given the early-stage nature of Fusion Fuel and a number of hydrogen-focused comparables, for purposes of its analyses, Webber Research focused on revenue-based market multiples, including the following financial metrics:

●	Revenue — generally, the income generated from normal business operations, considered the top line or gross income figure from which costs are subtracted to determine net income.

●	Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).

●	Trading Price – the closing price of the company’s common stock on a specified date.

●	Market Capitalization – the total dollar market value of a company’s outstanding shares of stock, calculated by multiplying the total number of a company’s outstanding shares by the current market price per share.

The Selected Company Analysis also included a statistical review of historical valuations over the previous 5-year and 2-year periods, in addition to present valuations at the time. The selected companies with publicly traded equity securities identified and analyzed by Webber Research for the Selected Company Analysis were:

Plug Power Inc.

Ballard Power Systems Inc.

FuelCell Energy, Inc

Bloom Energy Corporation

NEL ASA

ITM Power PLC

McPhy Energy SA

Air Products and Chemicals, Inc.

Air Liquide SA

Siemens AG

No target company or transaction utilized in the Selected Company Analysis is identical to Fusion Fuel or the transactions contemplated by the Business Combination Agreement. In evaluating the precedent transactions, Webber Research made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Fusion Fuel, such as the impact of competition on the business of Fusion Fuel or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Fusion Fuel, the industry or the financial markets in general.

Based on such analysis, Webber Research calculated the following multiples of enterprise value to forward revenue (next 12 months, or “NTM”) and closing price to forward NTM revenue:

	Enterprise Value/Revenue		Price/Revenue
2-Year
Group Mean	5.1	x	5.7	x
Group Median	3.5	x	3.5	x
5-Year
Group Mean	4.0	x	4.4	x
Group Median	3.1	x	3.1	x

Webber Research used the distribution of these market multiples and a benchmark and framework for interpreting and evaluating the appropriateness of its Comparable M&A Transaction Analysis and its Discounted Cash Flow Analysis (discussed below).

Discounted Cash Flow Analysis

Webber Research performed a discounted cash flow analysis (“Discounted Cash Flow Analysis”) utilizing Fusion Fuel’s financial projections, which is a methodology frequently used for energy-focused project developers. Specifically, Webber Research utilized a probability-weighted discounted cash flow framework that incorporated probability weightings of 45% and 15% for the first two of Fusion Fuel’s largest, initial, potential projects (Sines 1 and Sines 2) and a 7% discount rate, arriving at a value of €51.3m, or roughly $57.7m based on prevailing exchange rates at the time.

Webber Research also ran a multi-stage sensitivity analysis, varying a number of other parameters (described below) to assess and analyze the impact of varying assumptions on its Discounted Cash Flow Analysis, including:

●	PPA (Power Purchase Agreement) Pricing;

●	Cost Reduction Assumptions associated with Fusion Fuels underlying technology and production process; and

●	Output Factors (utilization).

The details of that analysis can be found in Annex D.

Implied Valuation Range of Fusion Fuel Compared to Trust Account Balance

Webber Research determined market value range from its valuation methodologies for Fusion Fuel of €48,200,000 to €51,700,000, or roughly $54,200,000 to $57,700,000 based on prevailing exchange rates at the time, which Webber Research concluded was greater than 80% of the balance of the funds in HL’s trust account as of June 6, 2020.

Miscellaneous

For purposes of its analysis and determination, Webber Research, with consent of HL’s board of directors, evaluated whether, as of June 6, 2020, Fusion Fuel had a fair market value equal to at least 80% of the balance of the funds in HL’s trust account solely on the basis of a comparison of the implied enterprise value reference ranges indicated by Webber Research’s financial analysis with the balance of HL’s trust account, which the HL board of directors advised Webber Research, for purposes of Webber Research’s analysis and determination, to assume did not and would not exceed $53,850,000.

The valuation determination did not address any other terms, aspects, or implications of the Transactions, nor did it address the relative merits of the Transactions as compared to any alternative transaction or business strategy that might have existed for HL, or the merits of the underlying decision by the HL board of directors or HL to engage in or consummate the Transactions. The financial and other terms of the Transactions were determined pursuant to negotiations between the parties to the Business Combination Agreement and were not determined by or pursuant to any recommendation from Webber Research.

Webber Research is not a legal, tax, accounting, environmental, or regulatory advisor. Webber Research’s role in reviewing any information was limited solely to performing such reviews as Webber Research deemed necessary to support its own advice and analysis and was not on behalf of the Board of Directors, the Company, or any other party. Webber Research’s analysis and determination were necessarily based upon market, economic, and other conditions, as they existed on, and could be evaluated as of the date of the determination.

Webber Research, with the consent of, and at the direction of the HL board of directors, relied upon and assumed, without independently verifying, the following:

●	The accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to it or available from public sources.

●	Assurances of management of HL and Fusion Fuel, respectively, that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading.

●	The assessments of the management of HL and Fusion Fuel as to Fusion Fuel’s existing and future infrastructure, contracts, products, technology, services and projects (including, without limitation, the development, testing and marketing of such infrastructure, contracts, products, technology, services and projects, and the life of all relevant patents and other intellectual and other property rights associated with such infrastructure, contracts, products, services and projects).

●	That there would be no developments with respect to any such matters that would adversely affect its analyses or determination.

●	That the Fusion Fuel Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Fusion Fuel.

●	That the Fusion Fuel Projections provided a reasonable basis upon which to analyze and evaluate Fusion Fuel and reach a determination. Webber Research expressed no view with respect to the Fusion Fuel Projections.

●	That the Transactions would be consummated in a manner that complies in all material respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Transactions, no delay, limitation, restriction, or condition would be imposed that would have a material adverse effect on HL, Fusion Fuel or the Transactions.

●	The final executed form of the Business Combination Agreement would not differ in any material respect from the draft Webber Research reviewed prior to the determination.

Webber Research received a fee of $75,000 for rendering its valuation determination, no portion of which was contingent upon the completion of the Transactions. In addition, HL agreed to reimburse Webber Research for certain expenses incurred by it in connection with its engagement and to indemnify Webber Research and its related parties for certain liabilities that may arise out of its engagement for valuation services specified herein.

Satisfaction of 80% Test

It is a requirement under HL’s M&A that any business acquired by HL has a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Fusion Fuel generally used to approve the business combination described herein, the HL board of directors determined that this requirement was met. In reaching this determination, the HL board of directors concluded that it was appropriate to base such valuation on qualitative factors such as management strength and depth, competitive positioning, and business model as well as quantitative factors such as Fusion Fuel’s potential for future growth in revenues and profits.

The valuation analysis provided by Webber Research, as described in more detail elsewhere, presented the HL board of directors with a financial model reflecting valuation as a function of potential revenues associated with Fusion Fuel business development opportunities under discussion and compared those value-to-sales multiples with other companies in the green hydrogen space including those with projects at various stages of development. The HL board of directors also reviewed the projected free cash flow to be generated by those potential business development opportunities. From a qualitative perspective, the HL board of directors focused on the huge market potential that exists for green hydrogen as the world seeks to accelerate a transition from fossil fuels to sources of clean energy. The significant existing market for hydrogen (currently filled by brown hydrogen) as a feedstock for the refining and ammonia industries, along with stated commitments from the Portuguese government and the European Commission to support green hydrogen as a key pillar in their decarbonization strategies, coupled with the material cost advantage enabled by Fusion Fuel’s proprietary hydrogen electrolyzer technology, caused HL’s board of directors to determine that the value of Fusion Fuel was substantially in excess of the 80% threshold. HL’s board of directors believed that the financial skills and background of its members qualified it to conclude that the acquisition of Fusion Fuel met this requirement.

Interests of HL’s Directors, Officers, and Others in the Transactions

When you consider the recommendation of HL’s board of directors in favor of approval of each of the business combination proposals, you should keep in mind that certain of HL’s directors and executive officers have interests in such proposal that are different from, or in addition to, your interests as an HL shareholder. These interests include, among other things:

●	If the business combination with Fusion Fuel or another business combination is not consummated by October 2, 2020 (or January 2, 2021, if such later date is approved by HL shareholders through approval of an amendment to the M&A), HL will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, the HL ordinary shares held by the initial shareholders, including HL’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to HL’s initial public offering, would be worthless because the initial shareholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $[●] based upon the closing price of $[●] per share on Nasdaq on the record date.

●	Certain of HL’s initial shareholders, including its directors and officers and their affiliates, purchased an aggregate of 2,375,000 warrants in a private placement from HL for an aggregate purchase price of $2,375,000 (or $1.00 per private warrant). These purchases took place on a private placement basis simultaneously with the consummation of the initial public offering. All of the proceeds HL received from these purchases were placed in the trust account. Such warrants had an aggregate market value of $[●] based upon the closing price of $[●] per warrant on Nasdaq on the record date. The private warrants will become worthless if HL does not consummate a business combination by October 2, 2020 (or January 2, 2021, if such later date is approved by HL shareholders through approval of an amendment to the M&A).

●	It is contemplated that Jeffrey Schwarz, HL’s Chief Executive Officer and Chairman of the Board, and Rune Magnus Lundetrae, a director of HL, will be directors of Parent after the closing of the Transactions. As a result, Messrs. Schwarz and Lundetrae may receive cash fees, stock options or stock awards that Parent’s board of directors determines to pay to its directors.

●	The initial shareholders, officers, and directors of HL and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on HL’s behalf, such as identifying and investigating possible business targets and business combinations. However, if HL fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, HL may not be able to reimburse these expenses if the business combination with Fusion Fuel or another business combination, is not completed by October 2, 2020 (or January 2, 2021, if such later date is approved by HL shareholders through approval of an amendment to the M&A). As of [●], 2020, the record date, HL’s initial shareholders and their affiliates had incurred approximately $[●] of unpaid reimbursable expenses.

●	Since HL’s inception, HL’s officers, directors, Sponsors, and their affiliates have made loans from time to time to HL to fund certain capital requirements. The working capital loans will be repaid upon closing of the Transactions. If the Transactions are not consummated and HL does not consummate another business combination within the required time period, the loans will not be repaid and will be forgiven unless HL has funds outside of the trust account then available to it to repay such notes. As of the record date, an aggregate of $[●] principal amount of loans from HL’s officers, directors, Sponsors, and their affiliates is outstanding.

●	If HL is unable to complete a business combination within the required time period, MCP V – Bushwick, an affiliate of Jeffrey Schwarz, will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by HL for services rendered or contracted for or products sold to HL, but only if such a vendor or target business has not executed such a waiver.

●	If HL is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, MCP V – Bushwick has agreed to advance the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

In addition to the loans to HL made by its officers, directors, and affiliates, Key Family Holding Investimentos e Consultoria de Gestão Lda., a shareholder of Fusion Fuel, made loans to HL in an aggregate principal amount of approximately $50,000, to fund HL’s requirements. The working capital loans will be repaid upon closing of the Transactions. If the Transactions are not consummated and HL does not consummate another business combination within the required time period, the loan from Key Family Holding will not be repaid and will be forgiven unless HL has funds outside of the trust account then available to it to repay such notes.

Recommendation of HL’s Board of Directors

After careful consideration of the matters described above, HL’s board of directors determined that the business combination proposals are fair to and in the best interests of HL and its shareholders. HL’s board of directors has approved and declared advisable and recommends that you vote or give instructions to vote “FOR” the business combination proposals.

The foregoing discussion of the information and factors considered by the HL board of directors is not meant to be exhaustive, but includes the material information and factors considered by the HL board of directors.

ANTICIPATED MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HL AND HL’S SECURITYHOLDERS

General

The following is a summary of the anticipated material U.S. federal income tax consequences to the U.S. Holders (as defined below) of HL ordinary shares, rights and warrants, of (i) the conversion of HL ordinary shares into Parent Class A Ordinary Shares, (ii) the conversion of HL ordinary shares into a pro rata portion of the HL trust account if a U.S. Holder elects to exercise of its conversion right, (iii) the ownership and disposition of Parent Class A Ordinary Shares following the Transactions, and (iv) the conversion of HL warrants into HL Parent Warrants and the holding, exercise or disposition of HL Parent Warrants.

Because the components of an HL unit are separable at the option of the holder, the holder of an HL unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying ordinary shares, rights, and warrants. As a result, the discussion below of the anticipated U.S. federal income tax consequences with respect to actual holders of HL ordinary shares, rights and warrants should also apply to the holders of HL units (as the deemed owners of the ordinary shares, warrants, and rights underlying the HL units).

Unless otherwise specifically indicated, this discussion does not address the U.S. federal income tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Transactions.

The discussion below of the anticipated U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of securities that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of securities is not described as a U.S. Holder and is not an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The anticipated material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders of the ownership and disposition of Parent securities following the Transaction are described below under the heading “Non-U.S. Holders.”

This discussion is based upon existing provisions of the Internal Revenue Code of 1986, as amended (“Code”), Treasury regulations promulgated thereunder, published revenue rulings and procedures from the U.S. Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold securities, and that will own and hold securities as a result of owning the corresponding HL securities, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	certain expatriates or former long-term residents of the United States;

●	Non-U.S. Holders (except as specifically provided below);

●	persons that actually or constructively own five percent (5%) or more of HL’s securities or Parent’s securities (except as specifically provided below);

●	persons that acquired HL securities or Parent securities pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

●	persons that hold HL securities or Parent securities as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar; or

●	controlled foreign corporations.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of HL securities or Parent securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold HL securities, or will hold Parent securities, through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of HL securities (or Parent securities), the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) on HL securities (or Parent securities) and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of HL securities (or Parent securities) will be in U.S. dollars.

Neither HL nor Parent have sought, and neither will seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF HL SECURITIES OR PARENT SECURITIES IN CONNECTION WITH OR FOLLOWING THE TRANSACTIONS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF HL SECURITIES AND PARENT SECURITIES IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE TRANSACTIONS, AND THE OWNERSHIP AND DISPOSITION OF HL SECURITIES OR PARENT SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

THE FOLLOWING SUMMARIES OF THE TAX CONSIDERATIONS ARE FOR GENERAL INFORMATION ONLY AND ARE NOT INTENDED TO PROVIDE ANY DEFINITIVE TAX REPRESENTATIONS TO HOLDERS. EACH HL SECURITYHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SECURITYHOLDER.

U.S. Holders

Anticipated Tax Consequences of the Transactions

Qualification of the Merger as a Reorganization

The Merger takes the form of a transaction, which subject to certain requirements, may qualify as a “reorganization” within the meaning of Section 368 of the Code, and the Business Combination Agreement provides that all parties shall report the Mergers consistent with such tax treatment unless otherwise required by a final determination under applicable law. In addition, if the Merger qualifies as a reorganization within the meaning of Section 368 of the Code, in such event, the Merger should not be subject to Section 367 of the Code with respect to non-five percent shareholders (which would require the recognition of gain, but not loss). To qualify as a reorganization under Section 368 of the Code, certain requirements must be met. However, there is no guidance directly on point on how the provisions of Section 368 of the Code apply in the case of a merger of corporations with no active business and only investment-type assets. While it is possible that the Merger will qualify as a reorganization under Section 368, such qualification is not a condition of the Transactions, and the completion of the Merger is not conditioned on the receipt of an opinion of counsel that such transaction qualifies as a reorganization, and neither Parent nor HL intends to request a ruling from the IRS regarding the qualification of the Merger as a reorganization. Accordingly, no assurance can be given that the IRS will not challenge the qualification of the Merger as a reorganization or that a court would not sustain such a challenge, and if so the exchange of HL ordinary shares for Parent Class A Ordinary Shares would be a taxable exchange, and the tax consequences described herein would be materially different from those described below. A U.S. Holder should consult with such U.S. Holder’s own tax advisors as to the tax consequences of the Merger.

If the Merger is a tax-free reorganization under Section 368(a) of the Code, the anticipated material U.S. federal income tax consequences to a U.S. Holder would be as follows: a U.S. Holder who owns HL ordinary shares and exchanges such ordinary shares for Parent Class A Ordinary Shares generally should not be expected to recognize gain or loss on the exchange of HL ordinary shares for Parent Class A Ordinary Shares; the aggregate adjusted tax basis of a U.S. Holder in the Parent Class A Ordinary Shares received as a result of the Merger should equal the aggregate adjusted tax basis of the HL ordinary shares surrendered in exchange therefor. A U.S. Holder’s holding period for the Parent Class A Ordinary Shares received in the exchange by such U.S. Holder should include the holding period for the HL ordinary shares surrendered in the exchange that were held by such U.S. Holder.

If the Merger is a taxable transaction to the holders of HL ordinary shares, in general, a U.S. Holder of HL ordinary shares would be expected to recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the fair market value at the time of the exchange of the Parent Class A Ordinary Shares received by such U.S. Holder in exchange for such U.S. Holder’s HL ordinary shares and (2) the U.S. Holder’s adjusted basis in such HL ordinary shares. If a U.S. Holder acquired different blocks of HL ordinary shares surrendered in such exchange at different times or different prices, such U.S. Holder must determine its tax basis and holding period separately with respect to each block of HL ordinary shares. Such gain or loss will be long-term capital gain or loss provided that a U.S. Holder’s holding period for such shares is more than one year at the date of the Merger. Long-term capital gains recognized by U.S. Holders that are not corporations generally are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to certain limitations. A U.S. Holder should have a tax basis in the Parent Class A Ordinary Shares received equal to the fair market value on the date of the exchange, and the U.S. Holder’s holding period with respect to such Parent Class A Ordinary Shares should begin on the day after the Merger.

U.S. Holders should consult their own tax advisors as to the particular consequences to them of the conversion or exchange of HL securities for Parent securities pursuant to the Merger, the qualification of the Merger as a reorganization and the potential application of Section 367.

Taxation on the Conversion of HL Ordinary Shares

In the event that a U.S. Holder of HL ordinary shares elects to convert its ordinary shares into its pro rata portion of the HL trust account, the amount received on any such conversion generally is expected to be treated for U.S. federal income tax purposes as a payment in consideration for the sale of the HL ordinary shares rather than as a distribution. Such amounts, however, will be treated as a distribution for U.S. federal income tax purposes if (i) the conversion is “essentially equivalent to a dividend” (generally meaning that the U.S. Holder’s percentage ownership in HL, including HL ordinary shares the U.S. Holder is deemed to own under certain constructive ownership rules, after the conversion is not meaningfully reduced from what its percentage ownership in HL, including constructive ownership was prior to the conversion), (ii) the conversion is not “substantially disproportionate” as to that U.S. Holder (“substantially disproportionate” requiring, among other things, that the percentage of HL outstanding voting shares owned (including constructive ownership) immediately following the conversion is less than 80% of that percentage owned (including constructive ownership) by such holder immediately before the conversion) and (iii) the conversion does not result in a “complete termination” of the U.S. Holder’s interest in HL (generally taking into account certain constructive ownership rules). If the U.S. Holder had a relatively minimal interest in HL ordinary shares and, taking into account the effect of conversions by other holders, its percentage ownership (including constructive ownership) in HL is reduced as a result of the conversion, such holder generally should be regarded as having a meaningful reduction in interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences to it of any conversion of its HL ordinary shares.

Taxation of Cash Distributions Paid on Parent Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, a U.S. Holder of Parent Class A Ordinary Shares generally will be expected to be required to include in gross income as ordinary income the amount of any cash or property distribution paid on the Parent Class A Ordinary Shares. A cash distribution on such securities generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Parent’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Parent Class A Ordinary Shares. Any remaining excess generally would be treated as gain from the sale or other disposition of the Parent securities and will be treated as described under “— Taxation on the Disposition of Parent Securities” below. With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Parent Class A Ordinary Shares are readily tradable on an established securities market in the United States, or Parent is eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) Parent is not a passive foreign investment company (as discussed below) for either the taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to Parent Class A Ordinary Shares.

Taxation on the Conversion of HL Warrants

As part of the Transactions, HL warrants will be adjusted to become HL Parent Warrants. If the U.S. Holder later sells the HL Parent Warrants, it is anticipated that the U.S. Holder should recognize a capital gain or loss, and the amount of such capital gain or loss should be equal to the difference between the tax basis in the HL Parent Warrants and the U.S. Holder’s adjusted tax basis in the HL warrants. For purposes of determining the adjusted tax basis in the HL warrants, a warrantholder that purchased HL units in HL’s initial public offering would have been required to allocate the cost between the HL ordinary shares, rights, and warrants comprising the units based on their relative fair market values at the time of purchase.

Taxation on the Conversion of HL Rights

The U.S. federal income tax treatment of HL rights in connection with the Transactions is uncertain. It is possible that the HL rights could be treated in a manner similar to options to acquire shares of HL or Parent, in which case a U.S. Holder generally should not recognize gain or loss upon the acquisition of Parent Class A Ordinary Shares upon the exchange of each HL right for 1/10 of an HL ordinary share and the simultaneous conversion of each such HL ordinary share into one Parent Class A Ordinary Share. In such case, such Parent Class A Ordinary Shares should have a tax basis equal to such U.S. Holder’s tax basis in the HL rights, and the holding period of such Parent Class A Ordinary Shares should begin on the day after such conversion. However, there is a risk that alternate characterizations of the HL rights could result in U.S. federal income tax consequences to U.S. Holders of the HL rights that differ from those described herein. Due to the absence of authority on the U.S. federal income tax treatment of the HL rights, there can be no assurance on the characterization of the HL rights that would be adopted by the IRS or a court of law. Accordingly, U.S. Holders of the HL rights are urged to consult with their tax advisors regarding the treatment of their HL rights in connection with the Transactions.

Taxation on the Disposition of Parent Securities

Upon a sale or other taxable disposition of Parent securities (which, in general, would include a distribution in connection with Parent’s liquidation), a U.S. Holder of such securities generally is expected to recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such securities.

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of Parent Class A Ordinary Shares equal to the difference between the amount realized (in U.S. dollars) for the Parent Class A Ordinary Shares and your tax basis (in U.S. dollars) in the Parent Class A Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Parent Class A Ordinary Shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Parent will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of its assets for purposes of the PFIC asset test, (1) the cash Parent owns at any time will generally be considered to be held for the production of passive income and (2) the value of Parent’s assets must be determined based on the market value of Parent Class A Ordinary Shares from time to time, which could cause the value of its non-passive assets to be less than 50% of the value of all of its assets (including cash) on any particular quarterly testing date for purposes of the asset test. Parent must make a separate determination each year as to whether it is a PFIC. Parent will make this determination following the end of any particular tax year. If Parent is a PFIC for any year during which you hold Parent Class A Ordinary Shares, it will continue to be treated as a PFIC for all succeeding years during which you hold Parent Class A Ordinary Shares. However, if Parent ceases to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Parent Class A Ordinary Shares.

If Parent is a PFIC for any taxable year(s) during which you hold Parent Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Parent Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Parent Class A Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which Parent was a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Parent Class A Ordinary Shares cannot be treated as capital, even if you hold the Parent Class A Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Parent Class A Ordinary Shares and for which Parent is determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Parent Class A Ordinary Shares as of the close of such taxable year over your adjusted basis in such Parent Class A Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Parent Class A Ordinary Shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the Parent Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Parent Class A Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Parent Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Parent Class A Ordinary Shares. Your basis in the Parent Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by Parent, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Cash Distributions Paid on Parent Securities” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the Parent Class A Ordinary Shares are regularly traded on Nasdaq and if you are a U.S. Holder of Parent Class A Ordinary Shares, the mark-to-market election would be available to you if Parent is or becomes a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. Parent does not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Parent Class A Ordinary Shares in any taxable year in which Parent is a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such Parent Class A Ordinary Shares, including regarding distributions received on the Parent Class A Ordinary Shares and any gain realized on the disposition of the Parent Class A Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if Parent were a PFIC at any time during the period you hold Parent Class A Ordinary Shares, then such Parent Class A Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if Parent ceases to be a PFIC in a future year, unless you make a “purging election” for the year Parent ceases to be a PFIC. A “purging election” creates a deemed sale of such Parent Class A Ordinary Shares at their fair market value on the last day of the last year in which Parent is treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Parent Class A Ordinary Shares on the last day of the last year in which Parent is treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Parent Class A Ordinary Shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in Parent Class A Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

Dividend payments with respect to Parent Class A Ordinary Shares and proceeds from the sale, exchange or redemption of Parent Class A Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and timely furnishing any required information. Transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Anticipated Material Irish Tax Consequences to Non-Irish Holders

Scope

The following is a summary of the anticipated material Irish tax consequences of the Merger to certain Non-Irish Holders of HL ordinary shares, HL warrants and HL rights and the acquisition, ownership and disposal of Parent Class A Ordinary Shares and HL Parent Warrants received by such holders pursuant to the Merger. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this proxy statement/prospectus and submissions which will be made to the Irish Revenue Commissioners. Changes in law and/or administrative practice may result in a change in the tax consequences described below, possibly with retrospective effect.

A “Non-Irish Holder” is an individual who beneficially owns their HL ordinary shares, HL warrants and/or HL rights, and who will beneficially own their Parent Class A Ordinary Shares and/or HL Parent Warrants, that is neither a resident nor ordinarily resident in Ireland for Irish tax purposes and does not hold their HL ordinary shares, HL warrants and/or HL rights, and will not hold their Parent Class A Ordinary Shares and/or HL Parent Warrants, in connection with a trade carried on by such person through an Irish branch or agency.

This summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and securityholders should consult their tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the business combination and of the acquisition, ownership and disposal of Parent Class A Ordinary Shares and HL Parent Warrants. The summary applies only to Non-Irish Holders who hold their HL ordinary shares, HL warrants and/or HL rights, and will own their Parent Class A Ordinary Shares and/or HL Parent Warrants, as capital assets and does not apply to other categories of Non-Irish Holders, such as dealers in securities, trustees, insurance companies, collective investment schemes and Non-Irish Holders who acquired, or are deemed to have acquired, their HL ordinary shares, HL warrants and/or HL rights or who will, or who will be deemed to, acquire their Parent Class A Ordinary Shares and/or HL Parent Warrants by virtue of an Irish office or employment (performed or carried on to any extent in Ireland).

The summary does not, except where expressly stated, consider the position of Non-Irish Holders who hold their Parent Class A Ordinary Shares and/or HL Parent Warrants directly (and not beneficially through a broker or custodian (through DTC)). The Irish tax consequences of transactions in Parent Class A Ordinary Shares and/or HL Parent Warrants held directly are generally negative when compared with Parent Class A Ordinary Shares and/or HL Parent Warrants held through DTC. Any Non-Irish Holder contemplating holding their Parent Class A Ordinary Shares and/or HL Parent Warrants directly should consult their personal tax advisors as to the Irish tax consequences of acquiring, owning and disposing of such Parent Class A Ordinary Shares and/or HL Parent Warrants.

Irish Tax on Chargeable Gains (Irish CGT)

The current rate of tax on chargeable gains (where applicable) in Ireland is 33%.

Non-Irish Holders should generally not be within the charge to Irish CGT on the automatic conversion of their HL ordinary shares into Parent Class A Ordinary Shares, or the automatic adjustment of their HL warrants into HL Parent Warrants, pursuant to the business combination unless the HL ordinary shares and/or HL warrants were used in or for the purposes of a trade carried on by such Non-Irish Holder through an Irish branch or agency, or were used, held or acquired for use by or for the purposes of an Irish branch or agency.

Non-Irish Holders should generally not be liable for Irish CGT realized on a subsequent disposal of their Parent Class A Ordinary Shares and/or HL Parent Warrants unless such Parent Class A Ordinary Shares and/or HL Parent Warrants are used in or for the purposes of a trade carried on by such Non-Irish Holder through an Irish branch or agency, or are used, held or acquired for use by or for the purposes of an Irish branch or agency.

Stamp Duty

The rate of stamp duty (where applicable) on transfers of shares or warrants of Irish incorporated companies is 1% of the greater of the price paid or market value of the shares or warrants acquired. Where Irish stamp duty arises it is generally a liability of the transferee. However, in the case of a gift or transfer at less than fair market value, all parties to the transfer are jointly and severally liable.

No stamp duty is expected to be payable on the automatic conversion of the HL ordinary shares into Parent Class A Ordinary Shares, or the automatic adjustment of the HL warrants into HL Parent Warrants, pursuant to the business combination.

Irish stamp duty may be payable in respect of transfers of Parent Class A Ordinary Shares and HL Parent Warrants, depending on the manner in which the Parent Class A Ordinary Shares and HL Parent Warrants are held. Parent expects to enter into arrangements with DTC to allow the Parent Class A Ordinary Shares and HL Parent Warrants to be settled through the facilities of DTC. As such, the discussion below discusses separately the HL securityholders who hold their shares through DTC and those who do not.

Parent Class A Ordinary Shares or HL Parent Warrants Held Through DTC

Submission will be made to the Irish Revenue Commissioners to confirm that transfers of Parent Class A Ordinary Shares and HL Parent Warrants effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty. It is expected that this confirmation should be granted, in which case a transfer of Parent Class A Ordinary Shares and/or HL Parent Warrants effected by means of the transfer of book-entry interests in DTC will not be subject to Irish stamp duty.

Parent Class A Ordinary Shares or HL Parent Warrants Held Outside of DTC or Transferred Into or Out of DTC

A transfer of Parent Class A Ordinary Shares or HL Parent Warrants where any party to the transfer holds such Parent Class A Ordinary Shares or HL Parent Warrants outside of DTC may be subject to Irish stamp duty.

Should the confirmation from the Irish Revenue Commissioners be granted, holders of Parent Class A Ordinary Shares or HL Parent Warrants wishing to transfer their Parent Class A Ordinary Shares or HL Parent Warrants into (or out of) DTC may do so without giving rise to Irish stamp duty provided that:

●	there is no change in the beneficial ownership of such shares as a result of the transfer; and

●	the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares or warrants by a beneficial owner to a third party.

Due to the potential Irish stamp charge on transfers of Parent Class A Ordinary Shares and HL Parent Warrants held outside of DTC, it is strongly recommended that those HL securityholders who do not hold their HL ordinary shares or HL warrants through DTC (or through a broker who in turn holds such shares through DTC) should arrange for the transfer of their HL ordinary shares and HL warrants as soon as possible and before the business combination is consummated.

Withholding Tax on Dividends (DWT)

Distributions made by Parent will, in the absence of one of many exemptions, be subject to DWT, currently at a rate of 25%.

For DWT and Irish income tax purposes, a distribution includes any distribution that may be made by Parent to holders of Parent Class A Ordinary Shares, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption from DWT does not apply in respect of a distribution made to a holder of Parent Class A Ordinary Shares, Parent is responsible for withholding DWT prior to making such distribution.

General Exemptions

Irish domestic law provides that a non-Irish resident holder of Parent Class A Ordinary Shares is not subject to DWT on distributions received from Parent if such holder of Parent Class A Ordinary Shares is beneficially entitled to the distribution and is either:

●	a person (not being a company) resident for tax purposes in a Relevant Territory (including the United States) and is neither resident nor ordinarily resident in Ireland (for a list of Relevant Territories for DWT purposes, please see Annex C to this proxy statement/prospectus);

●	a company resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

●	a company that is controlled, directly or indirectly, by persons resident in a Relevant Territory and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a Relevant Territory;

●	a company whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange either in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

●	a company that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance and provided, in all cases noted above (but subject to “—Shares Held by U.S. Resident Shareholders” below), Parent or, in respect of Parent Class A Ordinary Shares held through DTC, any qualifying intermediary appointed by Parent, has received from the holder of such Parent Class A Ordinary Shares, where required, the relevant DWT Forms prior to the payment of the distribution. In practice, in order to ensure sufficient time to process the receipt of relevant DWT Forms, the holders of Parent Class A Ordinary Shares, where required, should furnish the relevant DWT Form to:

●	its broker (and the relevant information is further transmitted to any qualifying intermediary appointed by Parent) before the record date for the distribution (or such later date before the distribution payment date as may be notified to the holder of Parent Class A Ordinary Shares by the broker) if its Parent Class A Ordinary Shares are held through DTC; or

●	Parent’s transfer agent before the record date for the distribution if its Parent Class A Ordinary Shares are held outside of DTC.

Links to the various DWT Forms are available at: http://www.revenue.ie/en/tax/dwt/forms/index.html. The information on such website does not constitute a part of, and is not incorporated by reference into, this proxy statement/prospectus.

For non-Irish resident holders of Parent Class A Ordinary Shares that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such holder of Parent Class A Ordinary Shares to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

Parent Class A Ordinary Shares Held by U.S. Resident Shareholders

Distributions paid in respect of Parent Class A Ordinary Shares that are owned by a U.S. resident and held through DTC will not be subject to DWT provided the address of the beneficial owner of such Parent Class A Ordinary Shares in the records of the broker holding such Parent Class A Ordinary Shares is in the United States (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by Parent). It is strongly recommended that such holders of Parent Class A Ordinary Shares, including HL securityholders who are U.S. residents and who receive Parent Class A Ordinary Shares pursuant to the business combination, ensure that their information is properly recorded by their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Parent).

Distributions paid in respect of Parent Class A Ordinary Shares that are held outside of DTC and are owned by a former HL securityholder who is a resident of the United States will not be subject to DWT if such holder of Parent Class A Ordinary Shares provides a completed IRS Form 6166 or a valid DWT Form to Parent’s transfer agent to confirm its U.S. residence and claim an exemption. It is strongly recommended that HL securityholders who are U.S. residents and who receive Parent Class A Ordinary Shares pursuant to the business combination (which are to be held outside of DTC) provide the appropriate completed IRS Form 6166 or DWT Form to Parent’s transfer agent as soon as possible after receiving their Parent Class A Ordinary Shares.

If any holder of Parent Class A Ordinary Shares that is resident in the United States receives a distribution from which DWT has been withheld, the holder of Parent Class A Ordinary Shares should generally be entitled to apply for a refund of such DWT from the Irish Revenue Commissioners, provided the holder of Parent Class A Ordinary Shares is beneficially entitled to the distribution.

Parent Class A Ordinary Shares Held by Residents of Relevant Territories Other Than the United States

Holders of Parent Class A Ordinary Shares who are residents of Relevant Territories, other than the United States, must satisfy the conditions of one of the exemptions referred to above under the heading “—General Exemptions”, including the requirement to furnish valid DWT Forms, in order to receive distributions without suffering DWT. If such holders of Parent Class A Ordinary Shares hold their Parent Class A Ordinary Shares through DTC, they must provide the appropriate DWT Forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Parent) before the record date for the distribution (or such later date before the distribution payment date as may be notified to holder of Parent Class A Ordinary Shares by the broker). If such holders of Parent Class A Ordinary Shares hold their Parent Class A Ordinary Shares outside of DTC, they must provide the appropriate DWT Forms to Parent’s transfer agent before the record date for the distribution. It is strongly recommended that such holders of Parent Class A Ordinary Shares including HL securityholders who are residents of Relevant Territories other than the United States and who receive Parent Class A Ordinary Shares pursuant to the business combination complete the appropriate DWT Forms and provide them to their brokers or Parent’s transfer agent, as the case may be, as soon as possible after receiving their Parent Class A Ordinary Shares.

If any holder of Parent Class A Ordinary Shares who is resident in a Relevant Territory receives a distribution from which DWT has been withheld, the holder of Parent Class A Ordinary Shares may be entitled to a refund of DWT from the Irish Revenue Commissioners provided the holder of Parent Class A Ordinary Shares is beneficially entitled to the distribution.

Shares Held by Other Persons

Holders of Parent Class A Ordinary Shares that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any holders of Parent Class A Ordinary Shares are exempt from DWT, but receive distributions subject to DWT, such holders of Parent Class A Ordinary Shares may apply for refunds of such DWT from the Irish Revenue Commissioners.

Distributions paid in respect of Parent Class A Ordinary Shares held through DTC that are owned by a partnership formed under the laws of a Relevant Territory and where all the underlying partners are resident in a Relevant Territory will be entitled to exemption from DWT if all of the partners complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Parent) before the record date for the distribution (or such later date before the distribution payment date as may be notified to the holder of Parent Class A Ordinary Shares by the broker). If any partner is not a resident of a Relevant Territory, no part of the partnership’s position is entitled to exemption from DWT.

Qualifying Intermediary

Prior to paying any distribution, Parent will put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a “qualifying intermediary,” which will provide for certain arrangements relating to distributions in respect of Parent Class A Ordinary Shares that are held through DTC, which are referred to as the “Deposited Securities.” The agreement will provide that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution with respect to the Deposited Securities after Parent delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

Parent will rely on information received directly or indirectly from its qualifying intermediary, brokers and its transfer agent in determining where holders of Parent Class A Ordinary Shares reside, whether they have provided the required U.S. tax information and whether they have provided the required DWT Forms. Holders of Parent Class A Ordinary Shares that are required to file DWT Forms in order to receive distributions free of DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.

Income Tax on Dividends Paid on Parent Class A Ordinary Shares

Irish income tax may arise for certain persons in respect of distributions received from Irish resident companies.

A Non-Irish Holder that is entitled to an exemption from DWT will generally have no Irish income tax or universal social charge liability on a distribution from Parent. A Non-Irish Holder that is not entitled to an exemption from DWT, and therefore is subject to DWT, generally will have no additional Irish income tax liability or liability to universal social charge. The DWT deducted by Parent discharges the Irish income tax liability and liability to universal social charge.

Capital Acquisitions Tax (CAT)

CAT comprises principally gift tax and inheritance tax on property situated in Ireland for CAT purposes or otherwise within the territorial scope of CAT. CAT could apply to a gift or inheritance of Parent Class A Ordinary Shares and HL Parent Warrants because Parent Class A Ordinary Shares and HL Parent Warrants are regarded as property situated in Ireland for CAT purposes. The person who receives the gift or inheritance has primary liability for CAT.

CAT is currently levied at a rate of 33% on the value of any taxable gift or inheritance above certain tax-free thresholds. The appropriate tax-free threshold depends upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous taxable gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT, as are gifts to certain charities. Children have a lifetime tax-free threshold of €335,000 in respect of taxable gifts or inheritances received from their parents. There is also a “small gift exemption” from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY AND ARE NOT INTENDED TO PROVIDE ANY DEFINITIVE TAX REPRESENTATIONS TO HOLDERS. EACH HL SECURITYHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SECURITYHOLDER.

Anticipated Accounting Treatment

The Transactions will be accounted for as a reverse merger, in accordance with IFRS. Under this method of accounting, HL will be treated as the “acquired” company for financial reporting purposes and Parent will be the accounting acquirer. This determination was primarily based on the significant influence that the Fusion Fuel Shareholders will have over Parent upon the consummation of the Transactions through their majority representation on Parent’s initial board of directors, their control of the operations and development of Parent through their and their affiliates’ service as management of Parent, and the shareholder protective provisions that apply to the Parent Class B Ordinary Shares to be held by the Fusion Fuel Shareholders after consummation of the Transactions. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Fusion Fuel issuing stock for the net assets of HL, accompanied by a recapitalization. The net assets of HL will be stated at fair value which approximates historical cost, as HL has only cash and short-term liabilities. No goodwill or other intangible assets will be recorded. Operations prior to the Transactions will be those of Fusion Fuel.

Regulatory Matters

The Transactions are not subject to any additional federal or state regulatory requirement or approval necessary to effectuate the Transactions, except for filings with the British Virgin Islands to effectuate the Merger.

Required Vote

The approval of each of the business combination proposals requires a simple majority of shareholders, which is defined in HL’s M&A as a majority of those entitled to vote on the resolution and actually voting on the resolution (and absent members, members who are present but do not vote, blanks and abstentions are not counted).

As of [●], 2020, the record date for the annual general meeting of shareholders, the initial shareholders beneficially owned and were entitled to vote an aggregate of 1,375,000 initial shares that were issued prior to HL’s initial public offering. The initial shares currently constitute approximately constitute approximately 20.96% of the outstanding HL ordinary shares. In connection with the initial public offering, each HL initial shareholder, officer, and director, agreed to vote the initial shares, as well as any HL ordinary shares acquired in the aftermarket, in favor of the business combination proposals. Accordingly, we would need approval from the holders of 1,905,377 shares, or approximately 29.04% of the outstanding HL ordinary shares to approve the business combination proposals.

THE HL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE BUSINESS COMBINATION PROPOSALS.

THE BUSINESS COMBINATION AGREEMENT

For a discussion of the structure of the Transactions and the consideration to be paid, see the section titled “The Business Combination Proposals.” Such discussion and the following summary of other material provisions of the Business Combination Agreement is qualified by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All shareholders are encouraged to read the Business Combination Agreement in its entirety for a more complete description of the terms and conditions of the Transactions.

Closing of the Transactions

The closing of the Transactions will take place no later than the fifth business day following the satisfaction or waiver of the conditions described below under the subsection titled “—Conditions to Closing” (other than conditions that by their nature are to be satisfied at the closing), unless HL and Fusion Fuel agree in writing to another time. The Transactions are expected to be consummated as soon as practicable after the annual general meeting of HL’s shareholders described in this proxy statement/prospectus, assuming the other conditions to the Transactions have been satisfied or waived.

Representations and Warranties; Survival

Except as limited below, the Business Combination Agreement contains representations and warranties of each of HL, Fusion Fuel, the Fusion Fuel Shareholders, Parent and Merger Sub, generally relating, among other things, to:

●	proper organization and qualification;

●	subsidiaries;

●	capital structure of each company;

●	in the case of the Fusion Fuel Shareholders, ownership of Fusion Fuel securities and investment intent;

●	the authorization, performance and enforceability of the Business Combination Agreement;

●	required filings and consents and absence of conflicts;

●	compliance with laws and other legal requirements;

●	the existence of required permits;

●	financial statements and, in the case of HL, filings with the SEC;

●	condition and sufficiency of assets;

●	absence of certain changes or events;

●	litigation;

●	employment matters;

●	restrictions on business activities;

●	real property, leases and personal property;

●	taxes;

●	environmental matters;

●	brokerage and similar fees;

●	intellectual property;

●	material agreements, contracts and commitments;

●	insurance;

●	interested party transactions;

●	in the case of HL, listing of securities;

●	board approval and, in the case of HL, the valuation;

●	truthfulness of information provided to be included in this proxy statement/prospectus

●	in the case of HL, the existence, composition, and uses of the trust fund;

●	absence of illegal or improper transactions.

The representations and warranties of the parties will survive until the first anniversary of the closing of the Transactions.

Covenants

General Covenants

HL, Fusion Fuel, the Fusion Fuel Shareholders, Parent, and Merger Sub have each agreed to take such actions as are necessary, proper or advisable to consummate the Transactions. They have also generally agreed to continue to operate their respective businesses in the ordinary course consistent with past practices prior to the closing and not to take the following actions, among others, except as permitted by the Business Combination Agreement, without the prior written consent of the other party:

●	Waive any share repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

●	Grant any material severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable law, written agreements, or equity incentive or policies, or in the case of Fusion Fuel and its subsidiary except in connection with the promotion, hiring or firing of any employee in the ordinary course of business consistent with past practice;

●	Abandon, allow to lapse, transfer, sell, assign, or license to any person or otherwise extend, amend or modify any material intellectual property rights or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practice;

●	Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any equity interest, or split, combine or reclassify any capital stock (other than any such dividend or distribution by a subsidiary of Fusion Fuel to Fusion Fuel or another such subsidiary) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any equity interest;

●	Purchase, redeem or otherwise acquire, directly or indirectly, any equity interest of Fusion Fuel or HL (except with respect to shareholders of HL that elect to receive a pro rata portion of HL’s trust account, as provided in HL’s M&A);

●	Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities (except as set forth in a schedule to the Business Combination Agreement);

●	Amend its organizational documents (except, with respect to Parent, as set forth in a schedule to the Business Combination Agreement);

●	Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of HL or Fusion Fuel, taken as a whole, as applicable, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict such person’s ability to compete or to offer or sell any products or services to other persons;

●	Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales in the ordinary course of business, and (B) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of such person;

●	Except incurrences of indebtedness under Fusion Fuel’s existing credit facilities (and, in the case of the Fusion Fuel and its subsidiary, extensions of credit in the ordinary course with employees and among Fusion Fuel and its subsidiary), incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than affiliates), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of HL or Fusion Fuel, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

●	Except as contemplated by the Business Combination Agreement, or as otherwise required by applicable law or pursuant to an existing incentive plan, policy or contract, (i) adopt or materially amend any incentive plan (including any plan that provides for severance), or enter into any employment contract or collective bargaining agreement (other than in the ordinary course of business consistent with past practice), (ii) pay any special bonus or special remuneration to any director or employee, except in the ordinary course of business consistent with past practices, or (iii) materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices

●	Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations in the ordinary course of business consistent with past practices or in accordance with their terms, or recognized or disclosed in such person’s financial statements, or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any person from or knowingly fail to enforce any material confidentiality or similar agreement to which Fusion Fuel or its subsidiary is a party or of which Fusion Fuel or its subsidiary is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices) or to which HL is a party or a beneficiary, as applicable;

●	Except in the ordinary course of business consistent with past practices, modify in any material respect or terminate (other than in accordance with its terms) certain material contracts, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

●	Except as required by law, GAAP, or IFRS, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

●	Except in the ordinary course of business consistent with past practices, incur or enter into any contractual obligation requiring such party to pay in excess of $1,000,000 in any 12 month period;

●	Make, revoke, amend, or rescind any tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect the tax liability or tax attributes of such party, settle or compromise any income tax liability outside the ordinary course of business or, except as required by applicable law, change any method of accounting for tax purposes or prepare or file any tax return in a manner inconsistent with past practice;

●	Form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by the Business Combination Agreement;

●	Permit any person to exercise any of its discretionary rights under any incentive plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

●	Make capital or operating expenditures in excess of $500,000;

●	Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders, managers, members or other affiliates other than (A) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice or (B) such distributions or advancements by a subsidiary of Fusion Fuel to Fusion Fuel or another subsidiary; or

●	agree in writing or otherwise agree to commit to take any of the foregoing actions.

Additional Covenants

The Business Combination Agreement also contains additional covenants of the parties, including covenants generally providing for:

●	Parent, HL, and Fusion Fuel to prepare and Parent to file this proxy statement/prospectus to be used for the purpose of soliciting proxies from the HL shareholders for the matters to be acted upon at the annual general meeting of HL shareholders;

●	the conversion of Parent to a public limited company, instead of a private limited company, the officers and directors of Parent following the closing, and related corporate governance matters;

●	the preparation and filing by HL of all such forms, reports and documents required to be filed by HL with the SEC subsequent to the date of the Business Combination Agreement through the closing;

●	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information. See the section titled “The Business Combination Agreement — Confidentiality; Access to Information”;

●	Fusion Fuel to waive its rights to make claims against HL to collect from the trust fund established for the benefit of the holders of public shares for any monies that may be owed to them by HL;

●	HL and Parent to use commercially reasonable best efforts to cause the Parent Class A Ordinary Shares and HL Parent Warrants to be approved for listing on Nasdaq;

●	HL and Fusion Fuel ceasing discussions with respect to alternative transactions;

●	Fusion Fuel to provide periodic financial information to HL through the closing, including audited financial statements which are not materially different from the unaudited financial statements for the same period which were previously provided to HL;

●	Parent to enter into the Registration Rights Agreement with the parties thereto;

●	Fusion Fuel to enter into employment agreements with certain key employees;

●	Parent to adopt an incentive equity plan and file a registration statement with the SEC on Form S-8 (or any successor or comparable form) relating to the Parent Class A Ordinary Shares issuable pursuant to such plan within six months of Closing;

●	HL to disburse the funds in its trust account at the closing in accordance with a disbursement schedule to be agreed to by the parties; and

●	HL and Parent to enter into amendments to HL’s existing stock escrow agreement and warrant agreement to add Parent as a party and change all references to HL securities to Parent securities.

Confidentiality; Access to Information

HL and Fusion Fuel will each afford to the other and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to all of its respective properties, books, records and personnel during the period prior to the closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel, as reasonably required for the purposes of the Business Combination Agreement. HL and Fusion Fuel will maintain in confidence any non-public information received from each other, and use such non-public information only for purposes of consummating the Transactions.

Conditions to Closing

General Conditions

Consummation of the Transactions is conditioned on approval of the Business Combination Agreement and contemplated transactions by HL’s shareholders. In addition, the consummation of the transactions is conditioned upon, among other things:

●	no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority or statute, rule or regulation that is in effect and prohibits or enjoins the consummation of the Transactions;

●	HL having at least $5,000,001 of net tangible assets remaining immediately prior to or upon the consummation of the Transactions, after taking into account payments to holders of HL’s ordinary shares that properly demanded that HL redeem their ordinary shares for their pro rata share of the trust account. HL shareholders should note that if the PIPE Closing Condition is met, then the proceeds received by Parent in the sale of Parent Class A Ordinary Shares to the PIPE Investors will ensure that this $5,000,001 net tangible asset requirement is met;

●	the PIPE Closing Condition having been met. As of August 25, 2020, an aggregate of $25,112,500 of gross proceeds from the PIPE Investment was placed into escrow pending the closing of the Transactions;

●	no material adverse effect with respect to HL or Fusion Fuel shall have occurred between the date of the Business Combination Agreement and the closing;

●	the Registration Statement shall have become effective in accordance with the provisions of the Securities Act;

●	the Parent Class A Ordinary Shares shall have been approved for listing on Nasdaq, subject to official notice thereof;

●	HL shall have received a valuation of Fusion Fuel from a third-party valuation firm with expertise in valuing companies in the alternative energy or “green” hydrogen industry, determining that the fair market value of Fusion Fuel as of the date of the Business Combination Agreement is equal to at least 80% of the balance in HL’s trust account (excluding taxes payable). On June 24, 2020, Webber Research provided to the HL board of directors a valuation of the business of Fusion Fuel, concluding that Fusion Fuel had a fair market value equal to at least 80% of the balance in HL’s trust account. See Summary of the Proxy Statement/Prospectus – Valuation of the Fusion Fuel Business;

●	Parent shall have entered into a composition agreement with the Irish Revenue Commissioners and a Special Eligibility Agreement for Securities with The Depository Trust Company with respect to the Parent Class A Ordinary Shares, HL Parent Warrants, and warrants issuable to the Fusion Fuel Shareholders, as applicable; and

●	the execution and delivery of the escrow agreement with respect to the Escrow Shares, the Registration Rights Agreement, and the other ancillary agreements (including, without limitation, Parent’s M&A) required by the Business Combination Agreement.

Parent’s, Merger Sub’s, Fusion Fuel’s and Fusion Fuel Shareholders’ Conditions to Closing

The obligations of Parent, Merger Sub, Fusion Fuel, and the Fusion Fuel Shareholders to consummate the Transactions are also conditioned upon, among other things:

●	the accuracy of the representations and warranties of HL (subject to certain bring-down standards);

●	performance of the covenants of HL required by the Business Combination Agreement to be performed on or prior to the closing; and

●	the execution of the Sponsor Agreement.

HL’s Conditions to Closing

The obligations of HL to consummate the business combination are also conditioned upon, among other things:

●	the accuracy of the representations and warranties of Fusion Fuel, Fusion Fuel Shareholders, Parent, and Merger Sub (subject to certain bring-down standards);

●	performance of the covenants of Fusion Fuel, the Fusion Fuel Shareholders, Parent, and Merger Sub required by the Business Combination Agreement to be performed on or prior to the closing;

●	the execution and delivery of the indemnification escrow agreement and amended warrant agreement; and

●	any outstanding insider loans from Fusion Fuel to its insiders shall have been repaid by the insiders.

Waivers

Each party may waive any inaccuracies in the representations and warranties made to such party contained in the Business Combination Agreement or in any document delivered pursuant to the Business Combination Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Business Combination Agreement or in any document delivered pursuant to the Business Combination Agreement. Notwithstanding the foregoing, pursuant to HL’s current M&A, HL will not consummate the Transactions if it has less than $5,000,001 of net tangible assets remaining immediately prior to or upon the consummation of the Transactions after taking into account payments to holders of HL ordinary shares that properly demanded that HL convert their ordinary shares for their pro rata share of the trust account.

Termination

The Business Combination Agreement may be terminated as follows:

●	by mutual written consent of HL and Fusion Fuel;

●	by either HL or Fusion Fuel if the Transactions have not been consummated on or before January 2, 2021, provided that the right to terminate the Business Combination Agreement will not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Transactions to close on or before such date and such action or failure to act constitutes a breach of the Business Combination Agreement;

●	by either HL or Fusion Fuel if the other party has breached any of its covenants or representations and warranties in any material respect which cannot be cured or, if curable, and has not been cured within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in material breach;

●	by either HL or Fusion Fuel if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the business combination, which order, decree, judgment, ruling or other action is final and non-appealable;

●	by either HL or Fusion Fuel if, at the meeting of HL shareholders called to approve the Transactions, the Transactions fail to be approved by the required vote (subject to any adjournment or recess of the meeting); or

●	by either HL or Fusion Fuel if HL has less than $5,000,001 of net tangible assets remaining immediately prior to or upon the closing of the Transactions, after taking into account payments to holders of HL ordinary shares that properly demanded that HL redeem their ordinary shares for their pro rata share of the trust account.

Fees and Expenses

Unless otherwise provided in the Business Combination Agreement, all fees and expenses incurred in connection with the Transactions will be paid as a disbursement from HL’s trust account if the Transactions are consummated or will be paid by the party incurring such expenses if the Transactions are not consummated.

Amendments

The Business Combination Agreement may be amended by the parties thereto at any time prior to the closing of the Transactions by execution of an instrument in writing signed on behalf of each of the parties.

Governing Law; Consent to Jurisdiction

The Business Combination Agreement is governed by and interpreted and construed in accordance with the law of the state of New York, regardless of the law that might otherwise govern under applicable principles of the conflicts of laws of New York, and each party irrevocably submitted itself to the exclusive jurisdiction of any federal or state court located in the City of New York in respect of any action, suit or proceeding arising in connection with the Business Combination Agreement and the Transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

HL and Fusion Fuel are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Transactions. The unaudited pro forma condensed combined financial information has been derived from the historical financial statements of Parent, HL and Fusion Fuel and the related notes included elsewhere in this proxy statement/prospectus and should be read in conjunction with the accompanying notes to the pro forma financial information. The unaudited pro forma condensed combined financial information should also be read together with “HL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Fusion Fuel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of profit and loss combine the financial statements of Parent with the financial statements of HL and with the financial statements of Fusion Fuel. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated as of the balance sheet date. The unaudited pro forma combined statements of profit and loss give pro forma effect to the Transactions as if they had occurred at the earliest of the period presented.

The unaudited pro forma condensed combined balance sheet has been prepared using the following:

●	Parent’s audited financial statements for the period from inception date April 3, 2020 to June 30, 2020.

●	HL’s audited financial statements for the year ended June 30, 2020.

●	Fusion Fuel’s unaudited interim financial statements for the six months ended June 30, 2020.

The unaudited pro forma condensed combined statement of profit and loss has been prepared using the following:

●	Parent’s audited financial statements for the period from inception date April 3, 2020 to June 30, 2020.

●	HL’s audited financial statements for the year ended June 30, 2019, unaudited interim financial statements for the nine months ended March 31, 2019, unaudited interim financial statements for the six months ended December 31, 2019, and audited financial statements for the year ended June 30, 2020.

●	Fusion Fuel’s audited financial statements for the year ended December 31, 2019 and unaudited interim financial statements for the six months ended June 30, 2020

Further, the financial statements of HL are presented in USD and for pro forma purposes, have been converted to EUR by using an USD/EUR exchange rate of 0.8891 for the balance sheet, and an USD/EUR exchange rate of 0.9071 and 0.8930 for profit and loss for the six months ended June 30, 2020 and twelve months ended December 31, 2019, respectively.

Accounting for the Transactions

The financial statements of HL were prepared in accordance with U.S. GAAP. The financial statements of Fusion Fuel were prepared in accordance with IFRS. Following the Transactions, Parent will qualify as a Foreign Private Issuer and will prepare its financial statements in accordance with IFRS. Accordingly, the unaudited pro forma condensed combined financial information has been prepared in accordance with IFRS.

The Transactions will be accounted for as a reverse merger in accordance with IFRS. Under this method of accounting, Parent will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the expectation that the business of Fusion Fuel will comprise the ongoing operations of the combined entity, that the Class B Ordinary Shares to be owned by Fusion Fuel shareholders will have protective provisions, that persons designated by Fusion Fuel will comprise a majority of the governing body of the combined company, and that Fusion Fuel’s senior management will comprise the majority of the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Fusion Fuel issuing equity instruments for the net assets of Parent. The net assets of Parent will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be deemed to be those of Fusion Fuel.

Basis of Pro Forma Presentation

The IFRS and pro forma adjustments represent HL management’s estimates based on information available as of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. HL management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the consummation of the Transactions are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction in equity and are assumed to be cash settled.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemptions of HL ordinary shares into cash:

●	Scenario 1 - Assuming No Redemptions: This scenario assumes that no shareholders of HL will exercise their rights to redeem their ordinary shares.

●	Scenario 2 - Assuming Maximum Redemptions: This scenario assumes that the PIPE Closing Condition is satisfied and that HL will meet the requirement to have at least $5,000,001 in net tangible assets as of the Closing (the “Net Assets Condition”) by virtue of the proceeds from the PIPE Investment, even if all then-outstanding HL public shares are redeemed, resulting in a maximum redemption of (i) 5,098,016 ordinary shares which represents all of the outstanding HL public shares at an assumed redemption price of €9.39 per share (based on a USD/EUR exchange rate of 0.8891 as of June 30, 2020) and (ii) 5,500,000 ordinary shares which represents all of the outstanding HL public shares at an assumed redemption price of €9.23 per share (based on a USD/EUR exchange rate of 0.8927 as of December 31, 2019).

Unaudited Pro Forma Condensed Combined Balance sheet

June 30, 2020

(all amounts in EUR)	(a) Parent June 30, 2020	(b) HL June 30, 2020	(c) Fusion Fuel June 30, 2020	Pro Forma Adjustments (No Redemptions)		Pro Forma (No Redemptions)	Pro Forma adjustments (Maximum Redemptions)		Pro Forma (Maximum Redemptions)

Assets
Non-current assets	€-	€-	€24,788	€1,900,000	(h)	€1,924,788	€1,900,000	(h)	€1,924,788
Cash and cash deposits	16,915	95,726	377	47,886,969	(d)	61,771,977	47,886,969	(d)	13,885,008
				21,550,191	(e2)		21,550,191	(e2)
				(5,878,201	)(g)		(5,878,201	)(g)
				(1,900,000	)(h)		(1,900,000	)(h)
							(41,766,558	)(e3)

Prepaid expenses and other current assets	-	56,237	28,380	-		84,617	-		84,617
Marketable securities held in Trust Account	-	47,886,969	-	(47,886,969	)(d)	-	(47,886,969	)(d)	-
Total assets	€16,915	€48,038,932	€53,545	€15,671,990		€63,781,382	€(32,214,979)		€15,894,413

Liabilities and shareholders’ equity
Other liabilities	€18,622	€1,826,740	€223,812	€(1,654,853	)(g)	€414,321	€(1,654,853	)(g)	€414,321
Long term Liabilities	-	41,766,558	-	(41,766,558	)(e1)	-	(41,766,558	)(e3)	-
Total Liabilities	18,622	43,593,298	223,812	(43,421,411)		414,321	(43,421,411)		414,321

Shareholders’ equity
Ordinary shares	1	3,895,858	50,000	(3,945,045	)(f)	1,032	(3,945,498	)(f)	579
				218	(e2)		218	(e2)

Other equity – in total	(1,708)	549,776	(220,267)	3,945,045	(f)	63,366,029	3,945,498	(f)	15,479,513
				21,549,973	(e2)		21,549,973	(e2)
				41,766,558	(e1)		(6,120,411	)(e3)
				(4,223,348	)(g)		(4,223,348	)(g)

Total Shareholders’ equity	(1,707)	4,445,634	(170,267)	59,093,401		63,367,061	11,206,432		15,480,092
Total liabilities and Shareholders’ equity	€16,915	€48,038,932	€53,545	€15,671,990		€63,781,382	€(32,214,979)		€15,894,413

Pro Forma Adjustments and Assumptions to the Unaudited Condensed Combined Balance Sheet

(a)	Derived from Parent’s audited financial statements for the period from inception date April 3, 2020 to June 30, 2020, which have been prepared in accordance with IFRS.

(b)	Derived from HL’s audited financial statements for the year ended June 30, 2020 which has been prepared in accordance with U.S. GAAP, and presented in USD and converted to EUR by using an USD/EUR exchange rate of 0.8891 for pro forma purposes, and as adjusted for the reclassification of HL’s ordinary shares subject to redemption as long term liabilities under IFRS due to the nature of the ordinary shares subject to redemption. No further IFRS adjustments have been identified by management for pro forma purposes.

(c)	Derived from Fusion Fuel’s unaudited interim financial statements for the six months ended June 30, 2020 which has been prepared in accordance with IFRS.

(d)	Represents the release of cash from marketable securities held in the trust account.

(e1)	Represents the reclassification of the redeemable ordinary shares, assuming No Redemptions.

(e2)	Represents the effects of the PIPE Investment, raising net proceeds of €21,550,191 (gross proceeds of €22,328,176 net of estimated transaction costs of €777,985 assumed being settled in cash) corresponding to the issuance of 2,450,000 ordinary shares at a price per share of €9.11 (or $10.25 based on a EUR/USD exchange rate of 0.8891 for pro forma purposes).

(e3)	Represents the cash disbursement from the trust account to public shareholders for the redemption of all of the ordinary shares that could be redeemed in connection with the Transactions, the release of the redeemable ordinary shares with the remaining amount as adjustment within Other equity – in total, assuming Maximum Redemptions.

(f)	Represents the effects of the recapitalization where Fusion Fuel is the accounting acquirer, and the elimination of historical Other equity – in total of the Parent and HL. The adjustment in Other equity – in total includes the difference of approximately €7,800,000 between the net assets contributed and the shares, warrants and rights issued in Parent as reduction in retained earnings with a corresponding adjustment in other equity, where both retained earnings and other equity are presented within Other equity – in total. The adjustment reflects the number of shares outstanding related to existing shareholders and Fusion Fuel shareholders assuming No Redemptions and Maximum Redemptions, respectively.

(g)	Represents cash disbursement to settle both the estimated transactions costs anticipated to be incurred in connection with the Transactions, excluding the estimated transaction costs related to the PIPE Investment, estimated to be approximately €4.22 million (or $4.75 million based on a EUR/USD exchange rate of 0.8891 for pro forma purposes), and the outstanding promissory notes (presented as Other liabilities) that are payable upon the consummation of the Business Combination.

(h)	Represents the acquisition of the intellectual property from MagP Inovação, triggered by the business combination and assumed settled in cash at June 30, 2020.

Unaudited Pro Forma Condensed Combined Statement of Profit and Loss

Six Months ended June 30, 2020

(all amounts in EUR)	(a) Parent From April 3, 2020 to June 30, 2020	(b) HL 6 Months ended June 30, 2020	(c) Fusion Fuel 6 Months ended June 30, 2020	Pro Forma Adjustments (No Redemptions)		Pro Forma (No Redemptions)		Pro Forma adjustments (Maximum Redemptions)		Pro Forma (Maximum Redemptions)

Operating costs	€1,708	€525,049	€220,163	€-		€745,212		€-		€745,212
Interest income on marketable securities held in Trust Account		245,003	-	(245,003	)(d)	-		(245,003	)(d)	-
Unrealized gain on marketable securities held in Trust Account		(11,297)	-	11,297	(e)	-		11,297	(e)	-
Net income / (loss)	€(1,708)	€(291,344)	€(220,163)	€(235,705)		€(745,212)		€(235,705)		€(745,212)

Net income / (loss) per share Basic and diluted	€(1,708)	€(0.24)	€(4.40)			€(0.06	)(f)			€(0.11	)(f)
Weighted average shares outstanding, basic and diluted	1	2,012,053	50,000	9,549,197	(g)	11,611,251	(g)	4,451,181	(f)	6,513,235	(g)

Pro Forma Adjustments and Assumptions to the Unaudited Condensed Combined Statement of Profit and Loss

(a)	Derived from Parent’s audited financial statements for the period from inception date April 3, 2020 to June 30, 2020, which have been prepared in accordance with IFRS.

(b)	Derived from HL’s audited financial statements for the year ended June 30, 2020 and HL’s unaudited interim financial statements for the six months ended December 31, 2019 and presented in USD, and converted to EUR using an USD/EUR exchange rate of 0.9071 for pro forma purposes. Those financial statements have been prepared in accordance with U.S. GAAP. Management has assessed that, for pro forma purposes, there were no adjustments necessary in order for the HL’s historical financial information to be presented in accordance with IFRS.

(c)	Derived from Fusion Fuel’s unaudited interim financial statements for the six months ended June 30, 2020, which have been prepared in accordance with IFRS.

(d)	Represents the elimination of interest income earned on marketable securities held in HL’s trust account.

(e)	Represents the elimination of unrealized gain on marketable securities held in HL’s trust account.

(f)	Represents the basic and diluted loss per share resulting the pro forma adjustments.

(g)	Represents the basic and diluted weighted average shares outstanding as a result of the pro forma adjustments. Refer to the table below for a reconciliation of the pro forma adjustments for the weighted average shares outstanding.

Amounts in EUR	Pro forma (No redemptions)		Pro forma (Maximum Redemptions)
Numerator
Net loss	€(745,212)		€(745,212)

Denominator
Existing shareholders (1) (2)	7,036,251		1,938,235
Fusion Fuel shareholders (3)	2,125,000		2,125,000
PIPE Investors (4)	2,450,000		2,450,000
Basic and diluted weighted average shares outstanding (5)	11,611,251	(g)	6,513,235	(g)
Loss per share
Basic and diluted	€(0.06	)(f)	€(0.11	)(f)

(1)	Assuming No Redemptions under scenario 1, consists of (i) 5,098,016 HL ordinary shares held by HL public shareholders, (ii) an additional 550,000 HL ordinary shares related to the conversion of the 5,500,000 HL rights into 0.1 ordinary share each, (iii) 1,375,000 HL ordinary shares held by the initial shareholders, (iv) 88,235 underwriters shares plus an additional 50,000 shares issuable to the underwriters upon the termination, forfeiture, and cancellation of the Unit Purchase Options in exchange for 50,000 HL ordinary shares, and (v) cancellation of 125,000 HL ordinary shares pursuant to the Sponsor Agreement. Upon the consummation of the Transactions, those shares are converted into Parent Class A Ordinary Shares.

(2)	Assuming Maximum Redemptions under scenario 2, the number of shares outstanding would be reduced by 5,098,016 which represents all of the outstanding HL public shares as of June 30, 2020.

(3)	Corresponds to the number of Parent Class B Ordinary Shares to be issued to the shareholders of Fusion Fuel under both scenario 1 and 2. The warrants of Parent to be issued to the shareholders of Fusion Fuel following the consummation of the Transactions are excluded from the determination of weighted average shares because the inclusion of these securities would be anti-dilutive.

(4)	Corresponds to the number of Parent Class A Ordinary Shares following the effects of the PIPE Investment.

(5)	Also excluded for the determination of weighted average shares are the outstanding HL warrants which will entitle the holders to purchase an aggregate of 7,750,000 Parent Class A Ordinary Shares after the completion of the Transactions (assessed as being out of the money) and the contingent consideration of up to 1,137,000 Parent Class A Ordinary Shares and 1,137,000 warrants to purchase Parent Class A Ordinary Shares because the inclusion of these securities would be anti-dilutive.

Unaudited Pro Forma Condensed Combined Statement of Profit and Loss

Twelve Months ended December 31, 2019

(all amounts in EUR)	(a) HL 12 Months ended December 31, 2019	(b) Fusion Fuel 12 Months ended December 31, 2019	Pro Forma Adjustments (No Redemptions)		Pro Forma (No Redemptions)		Pro Forma adjustments (Maximum Redemptions)		Pro Forma (Maximum Redemptions)

Operating costs	€611,910	€2,005	€-		€613,915		€-		€613,915
Interest income on marketable securities held in Trust Account	1,113,083	-	(1,113,083	)(c)	-		(1,113,083	)(c)	-
Unrealized gain on marketable securities held in Trust Account	6,042	-	(6,042	)(d)	-		(6,042	)(d)	-
Interest costs	-	99	-		99		-		99
Net income / (loss)	€507,216	€(2,104)	€(1,119,125)		€(614,014)		€(1,119,125)		€(614,014)

Net income / (loss) per share Basic and diluted	€(0.26)	€(2,104)			€(0.05	)(e)			€(0.09	)(e)
Weighted average shares outstanding, basic and diluted	1,943,152	1	10,070,082	(f)	12,013,235	(f)	4,570,082	(f)	6,513,235	(f)

Pro Forma Adjustments and Assumptions to the Unaudited Condensed Combined Statement of Profit and Loss

(a)	Derived from HL’s audited financial statements for the year ended June 30, 2019 and HL’s unaudited interim financial statements for the nine months ended March 31, 2019 and six months ended December 31, 2019 which are presented in USD, and converted to EUR by using an USD/EUR exchange rate of 0.8930 for pro forma purposes. Those financial statements have been prepared in accordance with U.S. GAAP. Management has assessed that, for pro forma purposes, there were no adjustments necessary in order for the HL’s historical financial information to be presented in accordance with IFRS.

(b)	Derived from Fusion Fuel’s audited interim financial statements for the twelve months ended December 31, 2019, which have been prepared in accordance with IFRS.

(c)	Represents the elimination of interest income earned on marketable securities held in HL’s trust account.

(d)	Represents the elimination of unrealized gain on marketable securities held in HL’s trust account.

(e)	Represents the basic and diluted loss per share resulting from the pro forma adjustments.

(f)	Represents the basic and diluted weighted average shares outstanding as a result of the pro forma adjustments. Refer to the table below for a reconciliation of the pro forma adjustments for the weighted average shares outstanding.

Amounts in EUR	Pro forma (No redemptions)		Pro forma (Maximum Redemptions)
Numerator
Net loss	€(614,014)		€(614,014)

Denominator
Existing shareholders (1) (2)	7,438,235		1,938,235
Fusion Fuel shareholders (3)	2,125,000		2,125,000
PIPE Investors (4)	2,450,000		2,450,000
Basic and diluted weighted average shares outstanding (5)	12,013,235	(f)	6,513,235	(f)
Loss per share
Basic and diluted	€(0.05	)(e)	€(0.09	)(e)

(1)	Assuming No Redemptions under scenario 1, consists of (i) 5,500,000 HL ordinary shares held by HL public shareholders, (ii) an additional 550,000 HL ordinary shares related to the conversion of the 5,500,000 HL rights into 0.1 ordinary share each, (iii) 1,375,000 HL ordinary shares held by the initial shareholders, (iv) 88,235 underwriters shares plus an additional 50,000 shares issuable to the underwriters upon the termination, forfeiture, and cancellation of the Unit Purchase Options in exchange for 50,000 HL ordinary shares, and (v) cancellation of 125,000 HL ordinary shares pursuant to the Sponsor Agreement. Upon the consummation of the Transactions, those shares are converted into Parent Class A Ordinary Shares.

(2)	Assuming Maximum Redemptions under scenario 2, the number of shares outstanding would be reduced by 5,500,000 which represents all of the outstanding HL public shares as of December 31, 2019.

(3)	Corresponds to the number of Parent Class B Ordinary Shares to be issued to the shareholders of Fusion Fuel under both scenario 1 and 2. The warrants of Parent to be issued to the shareholders of Fusion Fuel following the consummation of the Transactions are excluded from the determination of weighted average shares because the inclusion of these securities would be anti-dilutive.

(4)	Corresponds to the number of Parent Class A Ordinary Shares following the effects of the PIPE Investment.

(5)	Also excluded for the determination of weighted average shares are the outstanding HL warrants which will entitle the holders to purchase an aggregate of 7,750,000 Parent Class A Ordinary Shares after the completion of the Transactions (assessed as being out of the money) and the contingent consideration of up to 1,137,000 Parent Class A Ordinary Shares and 1,137,000 warrants to purchase Parent Class A Ordinary Shares because inclusion of these securities would be anti-dilutive.

THE DIRECTOR PROPOSAL

Election of Directors

At the annual general meeting, seven (7) directors will be elected who will be the directors of Parent upon consummation of the Transactions. If management’s nominees are elected, the directors of Parent will be Jeffrey Schwarz, Frederico Figueira de Chaves, João Teixeira Wahnon, Jaime Silva, António Augusto Gutierrez Sá da Costa, Rune Magnus Lundetrae, and Alla Jezmir.

Required Vote

The approval of the director proposal requires a simple majority of shareholders, which is defined in HL’s M&A as a majority of those entitled to vote on the resolution and actually voting on the resolution (and absent members, members who are present but do not vote, blanks and abstentions are not counted).

If the business combination proposals are not approved, the director proposal will not be presented at the meeting.

Following consummation of the Transactions, the election of directors of Parent will be governed by Parent’s M&A and the laws of Ireland.

THE HL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HL SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT/PROSPECTUS.

Information about Executive Officers, Directors and Nominees

At the effective time of the Transactions, in accordance with the terms of the Business Combination Agreement, and assuming the election of the nominees set forth above, the board of directors and executive officers of Parent will be as follows:

Name	Age	Position
Jeffrey E. Schwarz	62	Chairman of the Board (Director Nominee) (1)(2)(3)
Frederico Figueira de Chaves	36	Chief Financial Officer and Director Nominee
João Teixeira Wahnon	50	Chief of Business Development and Director Nominee
Jaime Silva	52	Chief Technology Officer and Director Nominee
António Augusto Gutierrez Sá da Costa	72	Director Nominee (1)(2)(3)
Rune Magnus Lundetrae	42	Director Nominee (1)(2)(3)
Alla Jezmir	40	Director Nominee (1)(2)(3)

(1)	Member of the Audit Committee

(2)	Member of the Nominating Committee

(3)	Member of the Compensation Committee

Jeffrey E. Schwarz has served as the Chief Executive Officer and Chairman of the Board of HL since HL’s inception in February 2018. Mr. Schwarz is the Co-Founder of Metropolitan Capital Advisors, Inc., a New York-based money management firm founded in 1992. Mr. Schwarz served as Metropolitan’s Chief Investment Officer from the firm’s inception until his retirement in 2012. Since 2012, Mr. Schwarz has served as the Managing Member of Metropolitan Capital Partners V LLC, the investment vehicle of the Schwarz family office. Mr. Schwarz serves as the Co-Chairman of the Board of Bogen Corporation, a telecommunications equipment provider. He also serves as the Co-Chairman of the Board of Bogen Communications International Inc., which is the ultimate corporate parent of Speech Design GmbH, a global provider of messaging services to telecom carriers. Mr. Schwarz previously served as the Chairman of the Board of Molopo Energy Ltd., an Australian Stock Exchange listed, Calgary, Alberta-based oil and gas exploration and production company, and as a member of the Board of Directors of Cyberonics Inc., a Nasdaq listed medical device company. Mr. Schwarz received a BS in Economics (Summa Cum Laude) and an MBA from the Wharton School of the University of Pennsylvania.

We believe Mr. Schwarz is well-qualified to serve as a director due to his contacts and business experience.

Frederico Figueira de Chaves is the acting Chief Financial Officer of Fusion Fuel as one of its directors since the beginning of 2020. He has been a shareholder and member of the Board of Directors of Fusion Welcome, S.A. since 2018 and Fusion Fuel since its reorganization as an S.A. in 2020. He is also is a member of Key Family Holdings Investments, a minority shareholder of Fusion Fuel and Fusion Welcome, S.A. From 2006 to the end of 2019, Mr. Figueira de Chaves held various senior positions (Managing Director level) at UBS AG, including UBS Asset Management Head of Sales Management & Marketing, AM Head of Wealth Management Distribution, Chief of Staff to Asset Management CEO, Chief of Staff to UBS Group COO & Head of EMEA, among others. Mr. Figueira de Chaves holds a master’s degree in Economics from Edinburgh University.

We believe Mr. Figueira de Chaves is well-qualified to serve as a director due to his experience in developing and running new business lines at UBS AG, his financial services background and network, and his knowledge of the Fusion Fuel strategy, business and supply chain.

João Teixeira Wahnon co-founded Fusion Welcome, S.A., and has served as Head of Business Development for each of Fusion Welcome, S.A., Fusion Fuel and MagP Inovação, S.A. since 2015. Prior to working with Fusion Welcome, S.A., Mr. Wahnon was an Executive Director of MagPower from 2009 until it ceased operations around 2014. From 2005 to 2008 he was a Business Development Advisor to the Board of Directors at Somague Ambiente SGPS S.A., a water treatment and supply company in Portugal, and from 1994 to 2004 he was a Director at Somague Engineering S.A., an engineering and construction company in Portugal, and was responsible for civil works negotiations. He holds a Degree in Engineering from the Instituto Superior Técnico of Lisbon.

We believe Mr. Wahnon is well-qualified to serve as a director due to his experience in the green energy space, his extensive knowledge of the Fusion Fuel business and his broad network of contacts in the renewable energy business and industry in Europe, the Middle East, Northern Africa and the United States.

Jaime Silva co-founded Fusion Welcome, S.A. and has served as Chief Technology Officer and executive officer of each of Fusion Welcome, S.A., Fusion Fuel and MagP Inovação, S.A. since 2015. Prior to founding Fusion Welcome, S.A., Mr. Silva co-founded MagPower – Soluções de Energia S.A., a CPV solar company (“MagPower”), and served as its Chief Technology Officer from inception in 2007 until it ceased operations around 2014. MagPower created the foundation to the CPV solar technology currently used by MagP Inovação, S.A., and pays royalties to MagPower on all sales of the CPV solar technology, including the sales to Fusion Fuel. Prior to MagPower, Mr. Silva was founder and CEO of Margina – Industria Metalomecânica S.A. – Metallurgic Industry, and before that founder and CEO of Imediata – Comunicações e Multimédia S.A., a multimedia kiosk technological company. Mr. Silva holds a master’s degree in management and a master’s degree in telecommunications each from the University of Porto, and a degree in Electrical Engineering from the University of Porto.

We believe Mr. Silva is well-qualified to serve as a director due to his experience in the green energy space, his extensive knowledge of the Fusion Fuel business and his technical and scientific knowledge in this space as the developer of Fusion Fuel’s hydrogen electrolyzer.

António Augusto Gutierrez Sá da Costa currently serves as the President of EREF, the European Renewable Energy Federation, and has been in such role since May 2018. He served as the President of Associação Portuguesa de Energias Renováveis (APREN), Portugal’s renewable energy association, from 2002 to March 2019. Since his retirement from APREN, Mr. Gutierrez Sá da Costa has provided advice on a consulting basis concerning the development and consumption of renewable energy. Mr. Gutierrez Sá da Costa has an engineering degree as a Civil Engineer in Hydraulics from the Instituto Superior Técnico Lisbon University (Portugal), a Master of Science in Water Resources from the Massachusetts Institute of Technology, and a PhD in Water Resources from the Massachusetts Institute of Technology.

We believe Mr. Gutierrez Sá da Costa is well qualified to serve as a director due to his contacts and his experience in the renewable energy industry across Europe and his understanding of the scientific processes involved in the business.

Rune Magnus Lundetrae has served as a member of HL’s board of directors since June 2018. From December 2016 to December 2019, Mr. Lundetrae served as the Deputy Chief Executive Officer and Chief Financial Officer of Borr Drilling Ltd., the world’s largest premium jack-up rig operator. From August 2015 to December 2016, Mr. Lundetrae was a Managing Director and Head of Oil Services of DNB Markets, the investment banking subsidiary of DNB, Norway’s largest financial services group. From 2012 to June 2015, he served as Chief Financial Officer of Seadrill Ltd, the world’s largest offshore driller. From 2010 to 2011, Mr. Lundetrae served as Chief Financial Officer of Scorpion Offshore, an international offshore drilling company based in Houston, Texas and listed on the Oslo Stock Exchange. Mr. Lundetrae began his career with KPMG Stavanger, an auditing firm. Mr. Lundetrae received a BA in Business Administration from the University of Newcastle Upon Tyne, a M.Sc in IS Management from the London School of Economics and a M.Sc of Accounting and Finance from the Norwegian School of Economics. He is qualified as a CPA in Norway.

We believe Mr. Lundetrae is well qualified to serve as a director due to his contacts and business experience.

Alla Jezmir is founding team member and Executive Vice President, Head of Corporate and Business Development at Earthrise Energy, a Washington, DC-based company focused on accelerating the energy transition, and has been in such role since January 2020. From 2013 to 2019, Ms. Jezmir served in progressively senior roles, most recently as Managing Director, at CCM, a clean energy investment firm supporting innovative companies and projects that improve the environmental and economic performance of buildings, and part of the CCM Group of Companies. From 2015 to 2019, Ms. Jezmir was Principal and founding team member of Traverse Venture Partners, an investment platform launched to catalyze the transformation to a more productive, flexible and efficient real estate. Prior to CCM and Traverse, she served as Project Manager in the Business Development group at AES Corporation from 2010 to 2012, where she facilitated the development of the company’s Global Gas Program, served on the Internal Review Team, and supported project development for the AES award-winning energy storage group. Previously, as Principal of the Green Portfolio at Calvert Impact Capital from 2009 to 2010, Ms. Jezmir led the organization’s Green Initiative, facilitating investments at the intersection of environmental sustainability and poverty alleviation. From 2009 to 2018, she was co-founder and Board Chair of EGG-energy, a social enterprise that provided energy services to Tanzanian households and small enterprises lacking access to the power grid. Ms. Jezmir holds an MBA from Harvard Business School, an MPA from the Harvard Kennedy School of Government, and a BSBA from Washington University in St. Louis. She serves on the Board of the Clean Energy Leadership Institute (CELI), is a Term Member at the Council on Foreign Relations and founding member of the Leadership Now Project.

We believe Ms. Jezmir is well qualified to serve as a director due to her experience in the clean energy industry.

Parent’s board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office for the first class of directors, consisting of António Augusto Gutierrez Sá da Costa and Frederico Figueira de Chaves, will expire at Parent’s annual meeting of shareholders in 2021. The term of office for the second class of directors, consisting of Rune Magnus Lundetrae and Alla Jezmir, will expire at Parent’s annual meeting of shareholders in 2022. The term of office for the third class of directors, consisting of Jeffrey E. Schwarz, João Teixeira Wahnon, and Jaime Silva, will expire at Parent’s annual meeting of shareholders in 2023.

Family Relationships

There are no family relationships between any of Parent’s executive officers and directors or director nominees.

Independence of Directors

As a result of its securities being listed on Nasdaq following consummation of the Transactions, Parent will adhere to the rules of Nasdaq in determining whether a director is independent. The board of directors of Parent has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The listing standards of Nasdaq define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The parties have determined that Messrs. Schwarz, Lundetrae, Gutierrez Sá da Costa, and Ms. Jezmir will be considered independent directors. Parent’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Risk Oversight

Parent’s board of directors will oversee the risk management activities designed and implemented by Parent’s management. Parent’s board of directors will execute its oversight responsibility both directly and through its committees. Parent’s board of directors will also consider specific risk topics, including risks associated with Parent’s strategic initiatives, business plans and capital structure. Parent’s management, including its executive officers, will be primarily responsible for managing the risks associated with operation and business of Parent and its subsidiaries and will provide appropriate updates to the board of directors and the audit committee. Parent’s board of directors will delegate to the audit committee oversight of its risk management process, and its other committees will also consider risk as they perform their respective committee responsibilities. All committees will report to Parent’s board of directors as appropriate, including when a matter rises to the level of material or enterprise risk.

Meetings and Committees of the Board of Directors

Upon consummation of the Transactions, Parent will establish a separately standing audit committee, nominating committee and compensation committee.

Audit Committee Information

Effective upon consummation of the Transactions, Parent will establish an audit committee comprised of independent directors of Parent. It is expected that the audit committee will initially consist of Ms. Jezmir, Mr. Lundetrae, Mr. Gutierrez Sá da Costa, and Mr. Schwarz (ex officio). Each of the members of the audit committee will be independent under the applicable Nasdaq listing standards. The audit committee will have a written charter. The purpose of the audit committee will be, among other things, to assist the Board in its oversight responsibilities relating to appointing, retaining, setting compensation of, and supervising Parent’s independent accountants, reviewing the results and scope of the audit and other accounting related services and reviewing Parent’s accounting practices and systems of internal accounting and disclosure controls.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the exchange listing standards and the rules and regulations of the SEC, who are “financially literate.” “Financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Parent will be required to certify to Nasdaq that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Mr. Lundetrae will serve as a financial expert on the audit committee.

Nominating Committee Information

Effective upon consummation of the Transactions, Parent will establish a nominating committee of the board of directors comprised of Ms. Jezmir and Messrs. Lundetrae, Gutierrez Sá da Costa, and Schwarz (ex officio). Each member of the nominating committee will be independent under the applicable listing standards. The nominating committee will have a written charter. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on Parent’s board of directors.

Guidelines for Selecting Director Nominees

The nominating committee will consider persons identified by its members, management, shareholders, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to Parent’s board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on Parent’s board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee will not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee Information

Effective upon consummation of the Transactions, the board of directors of Parent will establish a compensation committee. It is expected that the compensation committee will initially consist of Ms. Jezmir and Messrs. Lundetrae, Gutierrez Sá da Costa, and Schwarz (ex officio). The compensation committee will have a written charter. The purpose of the compensation committee will be to facilitate the Board’s discharge of its responsibilities relating to reviewing and approving compensation paid to Parent’s officers and directors and administering Parent’s incentive compensation plans, including authority to make and modify awards under such plans.

Code of Ethics

Parent will adopt a Code of Ethics that applies to all of its employees, officers, and directors. This includes Parent’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of Parent’s Code of Ethics will be posted on its website at www.fusion-fuel.eu. Parent intends to disclose on its website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or Parent’s directors from provisions in the Code of Ethics. Information disclosed on Parent’s website is not a part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of Parent’s officers or employees. None of Parent’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Parent’s board of directors or compensation committee.

Shareholder and Interested Party Communications

Prior to the consummation of the Transactions, Parent’s board of directors did not provide a process for shareholders or other interested parties to send communications to the board of directors of Parent because management believed that it was premature to develop such processes given the limited liquidity of the Parent Class A Ordinary Shares at that time. However, management of Parent following the consummation of the Transactions may establish a process for shareholder and interested party communications in the future.

Indemnification Agreements

Parent intends to enter into separate indemnification agreements with its directors and executive officers. These agreements, among other things, require Fusion Fuel to indemnify Fusion Fuel’s directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of Fusion Fuel’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at Fusion Fuel’s request. Fusion Fuel believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

EXECUTIVE COMPENSATION

HL Executive Officer and Director Compensation

HL is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of HL has received any compensation for services rendered to HL. No fees of any kind, including finders, consulting or other similar fees, will be paid to any of HL’s existing shareholders, including its officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of the Transactions. Since its formation, HL has not granted any stock options, stock appreciation rights, or any other equity or equity-based awards under long-term incentive plans to any of its executive officers or directors.

No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of HL’s sponsors, officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on HL’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses.

Fusion Fuel Executive Officer and Director Compensation

Fusion Fuel’s executive team does not currently receive any form of compensation from Fusion Fuel. The executive team, which includes Frederico Figueira de Chaves, Jaime Silva and João Teixeira Wahnon (the “Executives”), each have negotiated contracts with Fusion Fuel that were executed on or around August 5, 2020, and will take effect as of October 1, 2020 (the “Managing Agreements” and each a “Managing Agreement”). Each Managing Agreement provides for an annual salary of €180,000, payable in twelve equal monthly installments. The Managing Agreements are governed by Portuguese law with an indefinite term and include confidentiality and non-competition provisions. Under the Managing Agreements, each Executive will be entitled to the use of a company car, health insurance under any insurance plan provided by Fusion Fuel from time to time, and eligibility under an equity incentive plan to be adopted by Parent following the closing of the Transactions.

Parent Executive Officer and Director Compensation Following the Transactions

Executive Compensation

Following the closing of the Transactions, Parent intends to develop an executive compensation program that is consistent with Fusion Fuel’s existing compensation policies and philosophies, which are designed to align compensation with Parent’s business objectives and the creation of shareholder value, while enabling Parent to attract, motivate and retain individuals who contribute to the long-term success of Fusion Fuel.

Decisions on the executive compensation program will be made by a compensation committee of the board of directors of Parent, which will be established at the closing of the Transactions. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee of the board of directors of Parent and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee of the board of directors of Parent will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

Director Compensation

Each of the non-executive directors of Parent will have a contract with Parent that provides for annual cash compensation of €25,000. The chairman of the audit committee will receive an additional €10,000 annual cash compensation for such service, and the chairman of the board of directors will receive an additional €25,000 annual cash compensation for such service. The cash compensation will be payable to Parent’s non-executive directors in annual installments, and eligibility for equity compensation through an equity incentive plan to be adopted by Parent following the closing of the Transactions; provided that, while any member of the board of directors is also an executive officer, such individual is not eligible for any such compensation.

Separately, each non-executive member of the board of directors of Parent will be granted a total of 15,000 restricted Parent Class A Ordinary Shares for every three-year term of service on the board of directors, which shall be issued in full at the beginning of each three-year term. Such shares will be subject to a lock-up, with the transfer restrictions expiring at the rate of 5,000 shares per year. The initial director grants will be made as follows: upon their election to the board of directors, the Class I directors, whose term expires at Parent’s annual meeting to be held in 2021, will be granted 5,000 fully-vested shares; the Class II directors, whose term expires at Parent’s annual meeting to be held in 2022, will be granted 10,000 shares, 5,000 of which are fully vested and 5,000 of which will be subject to a lockup that expires at Parent’s annual meeting held in 2021; and the Class III directors, whose term expires at Parent’s annual meeting to be held in 2023, will be granted 15,000 shares, 5,000 of which will be subject to a lockup that expires at Parent’s annual meeting held in 2021, and 5,000 of which will be subject to a lockup that expires at Parent’s annual meeting held in 2022.

THE CHARTER PROPOSALS

The charter proposals, if approved, will approve the following material differences between Parent’s M&A to be in effect following the business combination and HL’s current M&A:

●	the name of the new public entity will be “Fusion Fuel Green PLC” as opposed to “HL Acquisitions Corp.”;

●	Parent’s corporate existence is perpetual as opposed to HL’s corporate existence terminating if a business combination is not consummated by HL within a specified period of time;

●	Parent’s M&A provides for two classes of voting ordinary shares, as opposed to HL’s class of ordinary shares and class of preference shares; and

●	Parent’s M&A does not include the various provisions applicable only to special purpose acquisition corporations that HL’s M&A contains.

In the judgment of HL’s board of directors, the charter proposals are desirable for the following reasons:

●	The name of the new public entity is desirable to reflect the business combination with Fusion Fuel and the combined business going forward;

●	Having two classes of voting shares provides the holders of Parent Class B Ordinary Shares with certain protective provisions which were negotiated among HL and Fusion Fuel to allow the founding shareholders of Fusion Fuel (which includes its key employees) to chart the direction of Fusion Fuel going forward; and

●	The provisions that relate to the operation of HL as a blank check company prior to the consummation of its initial business combination would not be applicable after the business combination (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

Under the Business Combination Agreement, the approval of the charter proposals is a condition to the adoption of the business combination proposals and vice versa. Accordingly, if the business combination proposals are not approved, the charter proposals will not be presented at the annual general meeting.

A copy of Parent’s M&A, as will be in effect assuming approval of all of the charter proposals and upon consummation of the Transactions, is attached to this proxy statement/prospectus as Annex B.

Required Vote

The approval of each of the charter proposals requires a simple majority of shareholders, which is defined in HL’s M&A as a majority of those entitled to vote on the resolution and actually voting on the resolution (and absent members, members who are present but do not vote, blanks and abstentions are not counted).

THE HL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER PROPOSALS.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

HL is a business company formed in the British Virgin Islands and HL’s M&A and the Business Companies Act, 2004 of the British Virgin Islands (as amended) (the “BVI Companies Act”), governs the rights of the HL shareholders. Parent is a public limited company organized and existing under the laws of Ireland and Parent’s M&A and the Irish Companies Act (the “Irish Companies Act”) govern the rights of Parent’s shareholders. The Irish Companies Act differs in some material respects from the BVI Companies Act. In addition, the M&A of HL differs in certain material respects from Parent’s M&A. As a result, when you become a shareholder of Parent, your rights will differ in some regards as compared to when you were a shareholder of HL. Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of HL and Parent according to applicable law and/or the organizational documents of HL and Parent. You also should review Parent’s M&A (as the same will be in effect assuming approval of all of the charter proposals and upon consummation of the Transactions) attached as Annex B to this proxy statement/prospectus, as well as the corporate law of Ireland, including the Irish Companies Act, to understand how these laws apply to Parent.

Corporate Law Differences

British Virgin Islands	Ireland

Shareholder Meetings

Held at a time and place as determined by the directors.

Held at a time and place as determined by the directors subject to at least one shareholder meeting being held in each year, being the company’s annual general meeting.

Shareholders holding not less than 10% of the paid up share capital in Parent may also require the directors to convene a shareholder meeting.

May be held within or outside the British Virgin Islands.	May be held within or outside Ireland.

Notice:	Notice:

A copy of the notice of any meeting shall be given not fewer than ten (10) clear days before the date of the proposed meeting to those persons whose names appear in the register of members on the date the notice is given and are entitled to vote at the meeting.

A copy of the notice of any meeting shall be given at least twenty-one (21) days before the date of the proposed meeting to the members, directors and auditors.

In certain limited circumstances, a meeting may be called by fourteen (14) days’ notice, but this shorter notice period shall not apply to the annual general meeting.

Shareholders’ Voting Rights

Any person authorized to vote may be represented at a meeting by a proxy who may speak and vote on behalf of the shareholder.	Every shareholder entitled to attend, speak, ask questions and vote at a general meeting may appoint a proxy or proxies to attend, speak, ask questions and vote on behalf of the shareholder.

Quorum is fixed by HL’s M&A, to consist of the holder or holders present in person or by proxy entitled to exercise at least fifty percent (50%) of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon.

Quorum is fixed by Parent’s M&A, to consist of at least two shareholders present in person or by proxy entitled to exercise more than fifty percent (50%) of the voting rights of the shares, provided that at any meeting where there is a vote on any of the actions requiring consent of the holders of the Parent Class B Ordinary Shares, shareholders holding shares representing more than fifty percent (50%) of the votes that may be cast by the Parent Class B Ordinary Shares shall be present in person or by proxy at such meeting to constitute a quorum.

British Virgin Islands	Ireland
Subject to any rights or restrictions attached to any shares, at any general meeting on a show of hands every shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy shall have one vote and on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly appointed representative) or by proxy shall have one vote for each share which such shareholder is the holder. Voting at any meeting of the shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the shareholders present in person or by proxy and the chairman shall cause a poll to be taken.	Resolutions put to the vote of a meeting shall be decided on a poll, which shall be taken in such manner as the chairperson of the meeting directs. Subject to the provisions of Parent’s M&A and any rights or restrictions attached to any shares, every shareholder of record present in person or by proxy shall have one vote for each share registered in his or her name.

Prior to the consummation of HL’s initial business combination, changes in the rights attaching to the ordinary shares as set forth in HL’s M&A require approval by way of resolution of not less than 65% of those outstanding ordinary shares attending the meeting and voting in respect of such resolution; provided that resolutions proposed in connection with the consummation of HL’s initial business combination require approval by a majority of all those entitled to vote on the resolution regardless of how many actually vote or abstain. Following the consummation of HL’s initial business combination, changes in the rights attaching to the ordinary shares require the approval by way of resolution of only a majority of those outstanding ordinary shares attending at the meeting and actually voting in respect of such resolution.

Where the rights attaching to shares are set out in Parent’s M&A, any changes to these rights will need to be effected by way of a special resolution (passed by 75% of the votes cast by shareholders attending and voting at the meeting) amending the M&A. Additionally, the rights attaching to a particular class of shares may only be varied if (a) the holders of 75% of the nominal value of the issued shares of that class consent in writing to the variation, or (b) a special resolution, passed at a separate general meeting of the holders of that class, sanctions the variation.

The directors may issue preference shares from time to time and may fix the rights attaching to such preference shares. The rights attaching to the preference shares may (once such shares are in issue) be changed by way of a resolution passed by a majority of not less than two-thirds of the votes attending and voting at the relevant meeting or class meeting.	The board is empowered to cause preferred shares to be issued from time to time and may fix the rights attaching to such preferred shares. The board may change the rights of any series of preferred shares that has been created but not yet issued. Once issued, the rights attaching to a series of preferred shares may only be varied with the consent in writing of 75% of the holders of those shares or by a special resolution passed by that class.

However, in the case of both the ordinary shares and the preference shares, the above is subject to any greater majority is required under HL’s M&A or the BVI Companies Act, provided that that for these purposes the creation, designation or issue of preference shares with rights and privileges ranking in priority to an existing class of shares shall be deemed not to be a variation of the rights of such existing class.	The creation, issue and allotment of preferred shares shall not constitute a variation of rights of any existing class of shares.

British Virgin Islands	Ireland
Cumulative voting in the election of directors is not provided for.	Cumulative voting in the election of directors is not provided for.

Shareholder approval in respect of the consummation of HL’s initial business combination requires a majority vote of HL shareholders who, being so entitled, attend and vote at the general meeting.	Shareholder approval in respect of the consummation of the business combination requires a majority vote of Parent shareholders who, being so entitled, attend and vote at the general meeting.

All other matters to be decided upon by the shareholders require a majority vote of shareholders who, being so entitled, attend and vote at the general meeting, unless the BVI Companies Act requires a higher majority.

HL’s M&A may be amended by resolution of shareholders or resolution of directors, including to create the rights, preferences, designations and limitations attaching to any preference shares.

All other matters to be decided upon by the shareholders require a majority vote of shareholders who, being so entitled, attend and vote at the general meeting, unless the Irish Companies Act or Parent’s constitution requires a higher majority, in which case a special resolution must be passed by not less than 75% of those attending and voting. By way of example only, matters that require a special resolution include any amendments to Parent’s M&A, the acquisition by Parent of its own shares, the variation of class rights attaching to classes of shares, and the re-registration of Parent.

Parent’s M&A may not be amended by resolution of directors, but the directors when issuing preference shares may fix the rights attaching to such shares.

Directors

Board must consist of at least one director.	Board must consist of at least two directors.

Maximum and minimum number of directors can be changed by an amendment to HL’s M&A, with such amendment being passed by a resolution of shareholders or a resolution of directors.	Maximum and minimum number of directors can be changed by an amendment to Parent’s M&A, with such amendment being passed by a special resolution of shareholders (75% of those attending and voting) but not a resolution of the directors. For so long as not less than 1,700,000 Parent Class B Ordinary Shares continue to be beneficially owned collectively by the current shareholders of Fusion Fuel and certain permitted transferees, consent of a majority of the holders of the Parent Class B Ordinary Shares shall also be required to amend Parent’s M&A.

Directors are appointed for three year staggered terms by the shareholders.

The directors shall be divided into three classes, designated Class I, Class II and Class III.

The term of the initial Class I directors shall terminate at the conclusion of Parent’s 2021 annual general meeting; the term of the initial Class II directors shall terminate on the conclusion of Parent’s 2022 annual general meeting; and the term of the initial Class III directors shall terminate on the conclusion of Parent’s 2023 annual general meeting. Directors are eligible to stand for re-election at the relevant annual general meeting. Directors shall be re-elected for a three-year term.

The directors may by resolution appoint a replacement director to fill a casual vacancy arising on the resignation, disqualification or death of a director. The replacement director will then hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation.	Any vacancy on the board shall be deemed a casual vacancy, which shall be filled by the decision of a majority of the board then in office. The replacement director will hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation.

British Virgin Islands	Ireland
Directors do not have to be independent under HL’s M&A.	Directors do not have to be independent under Parent’s M&A.

Under HL’s M&A, a director may not be removed from office by a resolution of HL’s shareholders prior to the consummation of HL’s initial business combination.	Under Section 146 of the Companies Act, a director may be removed before the expiration of his or her period of office by way of ordinary resolution of the shareholders (i.e. a simple majority of the members attending and voting).

There are no share ownership qualifications for directors.	There are no share ownership qualifications for directors.

Meetings of HL’s board of directors may be convened at any time by any of HL’s directors. A quorum will be present at a meeting of HL’s board of directors if at least a majority of the directors are present or represented by an alternate director. At any meeting of HL’s directors, each director, whether by his or her presence or by his or her alternate, is entitled to one vote. Questions arising at a meeting of HL’s board of directors are required to be decided by majority votes of the directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have a second or deciding vote.	Meetings of Parent’s board of directors may be convened at such time and place as the directors determine. The quorum may be fixed by the directors and unless so fixed shall be a majority of the directors in office. The directors are not entitled to appoint alternates. Questions arising at a meeting of Parent’s board of directors are required to be decided by a simple majority of the directors present, with each director entitled to one vote. In the case of a tie vote, the chairperson of the meeting shall not have a second or casting vote.

HL’s board of directors may pass resolutions without a meeting by unanimous written consent.	Parent’s board of directors may pass resolutions without a meeting where such resolution is signed by all the directors.

Fiduciary Duties of Directors

Directors and officers owe fiduciary duties at both common law and under statute which include, without limitation, the following:	Directors and officers owe fiduciary duties at both common law and under statute. These duties include those listed below. A director shall:

(a) Duty to act honestly and in good faith in what the directors believe to be in the best interests of the company;	(a) act in good faith in what the director considers to be the best interests of the company;

(b) Duty to exercise powers for a proper purpose and directors shall not act, or agree to act, in a matter that contravenes the BVI Companies Act or the M&A;	(b) act honestly and responsibly in relation to the conduct of the affairs of the company;

(c) Duty to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation:	(c) act in accordance with the company’s constitution and exercise his or her powers only for the purposes allowed by law;

(i) the nature of the company; (ii) the nature of the decision; and (iii) the position of the director and the nature of the responsibilities undertaken by him.

(d) not use the company’s property, information or opportunities for his or her own or anyone else’s benefit unless expressly permitted by the company’s constitution or approved by a resolution of the company in general meeting;

(e) not agree to restrict the director’s power to exercise an independent judgement, unless expressly permitted by the company’s constitution or approved by a resolution of the company in general meeting;

British Virgin Islands	Ireland
(d) Duty to avoid conflicts of interest. Directors must not place themselves in a position in which there is a conflict between their duty to the company and their personal interests. Directors are required to disclose their personal interests in potential transactions to the board of directors.	(f) avoid any conflict between the director’s duties to the company and the director’s other (including personal) interests unless released from this duty by the company’s constitution or by resolution of the company in general meeting;

So long as a director has disclosed any interests in a transaction entered into or to be entered into by the company to the board, he/she may:

(i) vote on a matter relating to the transaction;

(ii) attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(iii) sign a document on behalf of the company, or do any other thing in his capacity as a director, that relates to the transaction.

(g) exercise the care, skill and diligence which would be exercised in the same circumstances by a reasonable person having both the knowledge and experience that may reasonably be expected of a person in the same position as the director and the knowledge and experiences that the director has; and

(h) in addition to having a general duty to have regard to the interests of the company’s employees, have regard to the interests of its members.

Under the laws of the British Virgin Islands, a transaction entered into by the company in respect of which a director is interested will not be voidable by the company where the members have approved or ratified the transaction in knowledge of the material facts of the interest of the director in the transaction, or if the company received fair value for the transaction.	Under the laws of Ireland, a transaction entered into by Parent in respect of which a director is interested will not be voidable by Parent where Parent’s shareholders have approved or ratified the transaction in knowledge of the material facts of the interest of the director in the transaction. Shareholder approval will be required even where Parent receives fair value for the transaction. There is a de minimis threshold in terms of transaction value that needs to be reached before shareholder approval is required.

Indemnification of Directors

HL’s M&A provides that, subject to certain limitations, HL shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to HL’s best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to HL’s best interests and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the M&A, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to HL’s best interests or that the person had reasonable cause to believe that his or her conduct was unlawful.	Parent’s M&A provides that, subject to certain limitations and so far as may be permitted by the Irish Companies Act, each director and officer shall be entitled to be indemnified by Parent against all costs and expenses incurred in the execution and discharge of his or her duties, including any liability incurred in defending any proceedings relating to his or her office where judgment is given in his or her favor or the proceedings disposed of without any finding against him or her. It is expected that Parent will purchase and maintain directors and officers insurance on behalf of its directors, secretary and employees. A director shall not be indemnified in respect of any claim where he or she has been adjudged to be liable for fraud or dishonesty, unless otherwise directed by the court.

British Virgin Islands	Ireland

Dissenters’ Rights

The BVI Companies Act provides that any shareholder is entitled to payment of the fair value of his or her shares upon dissenting from any of the following:

(a) a merger (except in certain limited circumstances);

(b) a consolidation;

(c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof;

(d) a redemption of 10 per cent, or fewer of the issued shares of the company required by the holders of 90 per cent, or more of the shares of the company pursuant to the terms of the BVI Companies Act; and

(e) an arrangement, if permitted by the court.

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company such as Parent and a company incorporated in the European Economic Area, a shareholder (i) who voted against the special resolution approving a merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction.

Under the Irish Companies Act, which governs the merger of Irish companies limited by shares, such as Parent, a shareholder of either of the merging companies who voted against the special resolution approving the merger, or any shareholder, other than the successor company, where the successor company held 90% or more of the voting shares in the transferor company, may, not later than 15 days after the shareholder meeting of the relevant merging company at which the merger was approved, request in writing that the successor company acquire his, her or its shares for cash.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the British Virgin Islands or their individual rights as shareholders as established by the company’s M&A.

Share Repurchases and Redemptions

Shares may be repurchased, redeemed or otherwise acquired by HL. To effect a repurchase or redemption, HL’s directors would need to determine that immediately following the redemption or repurchase, HL will be able to satisfy its debts as they fall due and the value of its assets exceeds its liabilities. Repurchases and redemptions are governed by applicable provisions of the BVI Companies Act, HL’s M&A and to any applicable requirements imposed from time to time by the SEC, Nasdaq, or any other stock exchange on which the securities are listed.	Shares may be redeemed by Parent. Any share in Parent shall be deemed to be a redeemable share as and from the time of existence of an agreement or transaction between Parent and any person pursuant to which Parent will acquire a share or shares. Any acquisition by Parent of shares in Parent other than a surrender for nil value shall constitute a redemption. Any redemption must be funded out of Parent’s distributable reserves or from the proceeds of a fresh issue of shares. Redemptions are governed by the applicable provisions of the Irish Companies Act and Parent’s M&A.

British Virgin Islands	Ireland

Dividends

Subject to the BVI Companies Act and HL’s M&A, HL’s directors may declare dividends at a time and amount they think fit if they are satisfied, on reasonable grounds, that, immediately after distribution of the dividend, the value of its assets will exceed its liabilities and HL will be able to pay its debts as they fall due. No dividend shall carry interest against HL.	The directors may from time to time pay such dividends as appear justified by the profits of Parent, provided that dividends may only be made out of Parent’s distributable reserves and if the dividend will not cause Parent’s net assets to fall below the aggregate of its called up share capital and undistributable reserves (as such terms are calculated in accordance with the Irish Companies Act). No dividend shall bear interest against Parent.

Rights of Non-resident or Foreign Shareholders and Disclosure of Substantial Shareholdings

There are no limitations imposed by HL’s M&A on the rights of non-resident or foreign shareholders to hold or exercise voting rights on HL’s shares. There are no provisions in HL’s M&A governing the ownership threshold above which shareholder ownership must be disclosed.	There are no limitations imposed by Parent’s M&A on the rights of non-resident or foreign shareholders to hold or exercise voting rights on Parent’s shares. Under the Irish Companies Act, shareholders must notify Parent if, as a result of a transaction, the shareholder will become interested in 3% or more of Parent’s voting shares, or if as a result of a transaction a shareholder who was interested in 3% or more of Parent’s voting shares ceases to be so interested. Where a shareholder is interested in 3% or more of Parent’s voting shares, the shareholder must notify Parent of any alteration to his or her interest that brings his or her total through the nearest whole percentage number, whether an increase or a reduction.

Shareholder Inspection of Books and Records

Under the BVI Companies Act, a shareholder of a company is entitled, on giving written notice to the company and payment of a nominal fee, to inspect:

(a)     the M&A;

(b)     the register of members;

(c)     the register of directors; and

(d)    the minutes of meetings and resolutions of shareholders and of those classes of shareholders of which he is a shareholder;

and to make copies of or take extracts from the documents and records referred to in (a) to (d) above.

Subject to the M&A, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a shareholder to inspect any document, or part of a document, specified in (b), (c) or (d) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to a British Virgin Islands court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Under Irish law, Parent’s shareholders have the rights to:

(i) receive a copy of the M&A;

(ii) inspect and obtain copies of the minutes of general meetings and resolutions of Parent;

(iii) inspect and receive a copy of Parent’s register of members, register of directors and secretaries, register of directors’ interests, register of directors’ service contracts and memoranda and other statutory registers maintained by Parent;

(iv) receive copies of balance sheets and directors’ and auditors’ reports that have previously been sent to Parent’s shareholders prior to an annual general meeting; and

(v) receive balance sheets of any subsidiary of Parent that have previously been sent to Parent’s shareholders prior to an annual general meeting for the preceding 10 years.

British Virgin Islands	Ireland

Anti-Money Laundering Laws

In order to comply with legislation or regulations aimed at the prevention of money laundering, HL is required to adopt and maintain anti-money laundering procedures, and may require investors to provide evidence to verify their identity.

HL reserves the right to request such information as is necessary to verify the identity of an investor. In the event of delay or failure on the part of the investor to produce any information required for verification purposes, HL may refuse to accept the investment, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the British Virgin Islands knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to their attention in the course of their business, the person will be required to report his belief or suspicion to the Financial Investigation Agency of the British Virgin Islands, pursuant to the Proceeds of Criminal Conduct Act 1997 (as amended). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Under Irish law, the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 (as amended) (the “2010 Act”) sets down the law in relation to money laundering and the proceeds of crime and its application to Parent.

Parent does not fall within the definition of a “designated person” under the 2010 Act and is therefore not obliged to report suspicious transactions in the same manner as a “designated person” but it can make a voluntary disclosure.

Parent is required to hold “adequate, accurate and current” information on its beneficial owners. Parent must set up a beneficial ownership register, where a beneficial owner is a corporate or individual that directly (or indirectly through other companies) holds over 25% of the shares in Parent or otherwise directly (or indirectly through other companies) controls over 25% of Parent.

Enforceability of Civil Liabilities

British Virgin Islands

HL is a BVI business company incorporated in the British Virgin Islands and therefore, located outside of the United States.

There is no statutory enforcement in the British Virgin Islands of judgments obtained in the U.S., however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

●	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

●	is final and for a liquidated sum;

●	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

●	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

●	recognition or enforcement of the judgment in the BVI would not be contrary to public policy; and

●	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

The British Virgin Islands courts are unlikely:

●	to recognize or enforce against HL, judgments of courts of the U.S. predicated upon the civil liability provisions of the securities laws of the U.S.; and

●	to impose liabilities against HL, predicated upon the certain civil liability provisions of the securities laws of the U.S. so far as the liabilities imposed by those provisions are penal in nature.

Under the provisions of the BVI Companies Act, the memorandum and articles of association of a company are binding as between the company and its members and between the members.

If the majority members have infringed a minority member’s rights, the minority may seek to enforce its rights either by derivative action or by personal action. A derivative action concerns the infringement of the company’s rights where the wrongdoers are in control of the company and are preventing it from taking action, whereas a personal action concerns the infringement of a right that is personal to the particular member concerned.

The BVI Companies Act provides for a series of remedies available to members. Where a company incorporated under the BVI Companies Act conducts some activity which breaches the BVI Companies Act or the company’s memorandum and articles of association, the BVI High Court can issue a restraining or compliance order. Members can now also bring derivative, personal and Representative Actions under certain circumstances.

Generally any other claims against a company by its members must be based on the general laws of contract or tort applicable in the BVI or their individual rights as members as established by the company’s memorandum and articles of association.

In certain circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the BVI Companies Act. Pursuant to Section 184B of the BVI Companies Act, if a company or director of a company engages in, proposes to engage in or has engaged in, conduct that contravenes the provisions of the BVI Companies Act or the M&A of the company, the courts of the British Virgin Islands may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the BVI Companies Act or the M&A. Furthermore, pursuant to Section 184I(1) of the BVI Companies Act, a shareholder of a company who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him or her in that capacity, may apply to the courts of the British Virgin Islands for an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.

If HL is deemed insolvent for the purposes of the Insolvency Act (i.e., (i) it fails to comply with the requirements of a statutory demand that has not been set aside under section 157 of the Insolvency Act; (ii) the execution or other process issued on a judgment, decree or order of a British Virgin Islands court in favor of a creditor of HL is returned wholly or partly unsatisfied; or (iii) either the value of its liabilities exceeds its assets, or HL is unable to pay its debts as they fall due), there are very limited circumstances where prior payments made to shareholders or other parties may be deemed to be a “voidable transaction” for the purposes of the Insolvency Act. A voidable transaction would include, for these purposes, payments made as “unfair preferences” or “transactions at an undervalue.” A liquidator appointed over an insolvent company who considers that a particular transaction or payment is a voidable transaction under the Insolvency Act could apply to a British Virgin Islands courts for an order setting aside that payment or transaction in whole or in part.

Ireland

A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the U.S. judgment will be deemed to be enforceable in Ireland:

●	the U.S. judgment must be for a definite sum;

●	the U.S. judgment is not directly or indirectly for the payment of taxes or other charges of a like nature or a fine or other penalty, for example, punitive or exemplary damage;

●	the U.S. judgment must be final and conclusive;

●	the Irish proceedings were commenced within the relevant limitation period;

●	the U.S. judgment must be provided by a court of competent jurisdiction, as determined by Irish law; and

●	the U.S. judgment remains valid and enforceable in the U.S. court in which it was obtained.

An Irish court will also exercise its right to refuse judgment if the U.S. judgment was obtained by fraud, violated Irish public policy, is in breach of natural justice or irreconcilable with an earlier foreign judgment.

In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of Parent if a wrong committed against Parent would otherwise go unredressed. The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (1) that a company is entitled to the relief claimed and (2) that the action falls within one of the five exceptions derived from case law, as follows:

●	where an ultra vires or illegal act is perpetrated;

●	where more than a bar majority is required to ratify the “wrong” complained of;

●	where the shareholders’ personal rights are infringed;

●	where a fraud has been perpetrated upon a minority by those in control; and

●	where the justice of the case required a minority to be permitted to institute proceedings.

Irish law also permits shareholders of a company to bring proceedings against that company where its affairs are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. The court can grant any relief it sees fit and the usual remedy is the purchase or transfer of the shares of any shareholder.

THE PIPE PROPOSAL

On August 25, 2020, Parent entered into a series of securities purchase agreements with the PIPE Investors, pursuant to which Parent will, immediately following the consummation of the Transactions, issue an aggregate of 2,450,000 Parent Class A Ordinary Shares to the PIPE Investors at a price of $10.25 per share, for aggregate gross proceeds to Parent of $25,112,500. The closing of the subscription agreements is conditioned upon (i) HL receiving shareholder approval of the issuance of the shares to the PIPE Investors pursuant to the rules and regulations of the Nasdaq Stock Market, (ii) HL, Parent, and Fusion Fuel consummating the Transactions, and (iii) the listing of the Parent Class A Ordinary Shares on Nasdaq. Each PIPE Investor’s subscription amount has been placed into escrow pending the closing of the Transactions. The PIPE Investors may not cancel, terminate or revoke the subscription agreements and will only have a right to a return of their subscription amount in the event that any of the foregoing conditions are not satisfied. Upon the closing of the subscription agreements, Parent will pay aggregate commissions and fees of approximately $837,000 with respect to the sale of securities thereunder. Parent has agreed that, as soon as reasonably practicable, but in no event later than 30 days following the closing of the Transactions, it shall file a registration statement with the Securities and Exchange Commission covering the resale by the Investors of the Shares and use its best efforts to have such registration statement declared effective as promptly as practicable thereafter.

We estimate that the PIPE Investors will hold approximately 21.1% of the outstanding Parent Class A Ordinary Shares, assuming (i) that no HL shareholders elect to convert their public shares into cash in connection with the Transactions as permitted HL’s M&A, (ii) after giving effect to the forfeiture of an aggregate of 125,000 HL ordinary shares pursuant to the Sponsor Agreement, (iii) after giving effect to the termination, forfeiture, and cancellation of the Unit Purchase Options in exchange for the issuance of 50,000 Parent Class A Ordinary Shares pursuant to the UPO Exchange Agreement, and (iv) without taking into effect any Parent Class A Ordinary Shares issuable upon the exercise of HL Parent Warrants or warrants issued to the Fusion Fuel Shareholders in the Transactions or any Parent Class A Ordinary Shares or warrants which may be issued to the Fusion Fuel Shareholders as contingent consideration (including the Parent Class A Ordinary Shares issuable upon the exercise of such warrants). If all of the HL public shares are converted into cash, such percentages will be approximately 29.8%, 32.6%, and 37.6%, respectively.

If approved by HL’s shareholders at the annual general meeting, the PIPE Investment will close simultaneously with the consummation of the Transactions.

Nasdaq Listing Requirements and the Necessity of Shareholder Approval

Nasdaq Listing Rule 5635(a) requires shareholder approval prior to the issuance of securities in connection with the acquisition of stock or assets of another company if: (a) where, due to the present or potential issuance of ordinary shares, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for ordinary shares, other than a public offering for cash: (i) the ordinary shares have or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of ordinary shares or securities convertible into or exercisable for ordinary shares; or (ii) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the ordinary shares or securities convertible into or exercisable for ordinary shares; or (b) any director, officer or Substantial Shareholder (as defined by Nasdaq Listing Rule 5635(e)(3)) of the issuer has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the issuer or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of ordinary shares, or securities convertible into or exercisable for ordinary shares, could result in an increase in outstanding ordinary shares or voting power of 5% or more.

The securities to be issued in the PIPE Investment will likely exceed 20% of the number of Parent Ordinary Shares outstanding immediately after consummation of the Transactions and prior to the consummation of the PIPE Investment. Further, the closing of the PIPE Investment is contingent on the closing of the Transactions and the funds raised in the PIPE Investment will be used to fund the ongoing operations of Fusion Fuel. Therefore, the PIPE Investment may be deemed to be an issuance of securities in connection with the acquisition of the equity of Fusion Fuel for which shareholder approval is required under Nasdaq Listing Rule 5635(a).

Nasdaq Listing Rule 5635(d) requires shareholder approval prior to the issuance of securities in a transaction other than a public offering involving the sale, issuance, or potential issuance of ordinary shares or shares convertible into or exercisable for ordinary shares at a price that is less than the lower of the official closing price as reflected on Nasdaq.com immediately before the signing of the binding agreement or the average official closing price for the five trading days before the signing of the binding agreement (the “Minimum Price”), which alone or together with sales by officers, directors or Substantial Shareholders, equals 20% or more of the ordinary shares or 20% or more of the voting power outstanding before the issuance.

The securities to be issued in the PIPE Investment will likely exceed 20% of the number of Parent Ordinary Shares outstanding immediately after consummation of the Transactions and prior to the consummation of the PIPE Investment. Further, the Parent securities to be issued in connection with the PIPE Investment may be issued at a price that is less than the Minimum Price. Therefore, the PIPE Investment may require shareholder approval under Nasdaq Listing Rule 5635(d).

Required Vote

The approval of the PIPE proposal requires a simple majority of shareholders, which is defined in HL’s M&A as a majority of those entitled to vote on the resolution and actually voting on the resolution (and absent members, members who are present but do not vote, blanks and abstentions are not counted). Closing the PIPE Investment is conditioned on the consummation of the Transactions and the consummation of the PIPE Investment is a condition to the closing of the Transactions. Accordingly, if the PIPE proposal is not approved, the parties will be unable to consummate the Transactions unless each of the parties waives the PIPE Closing Condition. If the PIPE proposal is not approved and one or more of the parties refuses to waive the PIPE Closing Condition, the parties will not consummate the Transactions and HL may be forced to dissolve and liquidate as described elsewhere in this proxy statement/prospectus.

THE HL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PIPE PROPOSAL.

THE ADJOURNMENT PROPOSAL

The adjournment proposal, if adopted, will allow HL’s board of directors to adjourn the annual general meeting to a later date or dates, if necessary. In no event will HL solicit proxies to adjourn the annual general meeting or consummate the Transactions beyond the date by which it may properly do so under its M&A and British Virgin Islands law. The purpose of the adjournment proposal is to provide more time for the HL officers, directors, initial shareholders, Fusion Fuel, and the Fusion Fuel Shareholders to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the business combination proposals and to meet the requirements that are necessary to consummate the Transactions. See the section titled “The Business Combination Proposals — Interests of HL’s Directors, Officers, and Others in the Transactions.”

Consequences If the Adjournment Proposal Is Not Approved

If the adjournment proposal is presented to the meeting and is not approved by the shareholders, HL’s board of directors may not be able to adjourn the annual general meeting to a later date or dates. In such event, the Transactions would not be completed.

Required Vote

The approval of the adjournment proposal requires a simple majority of shareholders, which is defined in HL’s M&A as a majority of those entitled to vote on the resolution and actually voting on the resolution (and absent members, members who are present but do not vote, blanks and abstentions are not counted).

THE HL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION RELATED TO HL

Unless expressly indicated or the context requires otherwise, as used in this section, the terms “we,” “us,” and “our” refer to HL.

Introduction

HL is a blank check company incorporated in the British Virgin Islands on February 23, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. Our efforts to identify a prospective target business are not limited to a particular industry or geographic region, although we have historically focused our search for a target business in the hydrocarbon logistics and processing industries.

Formation

In March 2018, we issued an aggregate of 1,221,875 ordinary shares (“Sponsors’ Shares”) to Metropolitan Capital Partners V, LLC, an affiliate of Jeffrey E. Schwarz, our Chief Executive Officer, for aggregate consideration of $25,000 in cash, or approximately $0.02 per share, in connection with our organization. Metropolitan Capital Partners V, LLC then subsequently transferred certain of the Sponsors’ Shares to our other initial shareholders for the same consideration originally paid for such shares. In June 2018, we effected a stock dividend of approximately 0.18 shares for each outstanding share, resulting in our initial shareholders holding an aggregate of 1,437,500 Sponsors’ Shares. The Sponsors’ Shares included an aggregate of 187,500 shares that were subject to forfeiture if the underwriters’ over-allotment option was not exercised in full in our initial public offering.

Initial Public Offering

On July 2, 2018, we consummated our initial public offering of 5,500,000 units, including 500,000 units which were subject to the over-allotment option granted to the underwriters of the initial public offering, with each unit consisting of one ordinary share, one right, and one redeemable warrant. Each right is exchangeable for one-tenth (1/10) of one ordinary share upon the consummation of our initial business combination. Each warrant will become exercisable for one ordinary share, with an exercise price of $11.50 per share, on the completion of an initial business combination and will expire on the fifth anniversary of our completion of an initial business combination, or earlier upon redemption or liquidation. Simultaneously with the consummation of the initial public offering, we consummated the private placement of 2,375,000 warrants at a price of $1.00 per warrant, generating total proceeds of $2,375,000. The warrants were purchased by certain of our initial shareholders pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The private placement warrants are identical to the warrants included in the units sold in the initial public offering except that the warrants issued in the private placement: (i) are not redeemable by us and (ii) are exercisable for cash or on a cashless basis, in each case so long as they are held by the initial purchasers or any of their permitted transferees. Additionally, the purchasers of the private placement warrants have agreed not to transfer, assign, or sell any of the warrants (except to certain permitted transferees) until the completion of HL’s initial business combination.

Nasdaq Listing

Our units, ordinary shares, rights, and warrants are listed on Nasdaq under the symbols HCCHU, HCCH, HCCHR and HCCHW, respectively. The units commenced public trading on June 28, 2018 and the ordinary shares, rights, and warrants commenced separate public trading on July 18, 2018.

Net Proceeds Held in Trust

Of the gross proceeds received from the initial public offering (including the over-allotment option) and private placement of warrants, $55,000,000 (or $10.00 per public share) was placed in a trust account at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for HL’s initial public offering and in the section titled “HL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and HL’s winding up, dissolving and liquidating upon its failure to consummate a business combination within the required time period.

On January 2, 2020, HL’s shareholders approved an amendment to HL’s M&A and extended the period of time for which HL is required to consummate an initial business combination to March 2, 2020. The number of ordinary shares presented for conversion in connection with the extension amendment was 275,984. HL paid cash in the aggregate amount of $2,851,457, or approximately $10.33 per share, to converting shareholders. On January 2, 2020, HL deposited an aggregate of $156,720 into the trust account for the first thirty-day extension period. On January 29, 2019 HL deposited an aggregate of an additional $156,720 into the trust account for the second thirty-day extension period. After the second deposit, HL had an aggregate of $54.4 million in its trust account, or approximately $10.41 per public share.

On March 2, 2020, HL’s shareholders approved an extension to the period of time for which HL is required to consummate its initial business combination to July 2, 2020. The number of ordinary shares presented for conversion in connection with the second extension amendment was 126,000. HL paid cash in the aggregate amount of $1,312,859, or approximately $10.42 per share, to converting shareholders. On each of March 2, April 2, May 2, and June 2, 2020, HL deposited $152,941 into the trust account, or $0.03 per public share that was not converted, for each such thirty-day extension period. After such deposits, HL had an aggregate of approximately $53.85 million in its trust account, or approximately $10.56 per public share.

On July 2, 2020, HL’s shareholders approved a further extension to the period of time for which HL is required to consummate its initial business combination to October 2, 2020. The number of ordinary shares presented for conversion in connection with the second extension amendment was 500. HL paid cash in the aggregate amount of $5,282, or approximately $10.56 per share, to converting shareholders. After such withdrawal, HL had an aggregate of approximately $53.85 million in its trust account, or approximately $10.56 per public share.

HL filed a definitive proxy statement on September 14, 2020, seeking shareholder approval to further extend the date by which HL must complete its initial business combination from October 2, 2020 to January 2, 2021, in case such additional time is needed. Notwithstanding shareholder approval of such extension, HL intends to consummate the Transactions as soon as practicable and will not use the full amount of time through January 2, 2021 to consummate the Transactions unless necessary.

Fair Market Value of Target Business

Pursuant to Nasdaq listing rules, the target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for our initial business combination, although we may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. As described elsewhere in this proxy statement/prospectus, HL’s board of directors determined that this test was met in connection with the proposed business combination with Fusion Fuel.

Conversion Rights

Pursuant to HL’s M&A, a holder of public shares may demand that HL convert such shares into cash if the Transactions are consummated. HL is allowing all holders of public shares to exercise conversion rights regardless of whether such holders vote in favor or against the Transactions or do not vote at all or are not holders of record on the record date. Holders of public shares will be entitled to receive for these shares an amount, in cash, equal to their pro rata share of the aggregate amount then on deposit on the trust account less any taxes then due but not yet paid, if they demand that HL convert their shares into cash no later than two business days prior to the close of the vote on the business combination proposals and deliver their shares to HL’s transfer agent no later than two business days prior to the vote at the meeting.

Our initial shareholders, officers and directors will not have conversion rights with respect to any ordinary shares owned by them, directly or indirectly.

We require public shareholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to our transfer agent or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, no later than two business days prior to the vote on the business combination. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the converting holder.

Any request to convert such shares once made, may be withdrawn at any time up to the vote on the proposed business combination. Furthermore, if a holder of a public share delivered a share certificate in connection with an election of conversion and subsequently decides prior to the vote on the business combination not to elect to exercise such rights, the holder may simply request that the transfer agent return the certificate (physically or electronically).

If the Transactions are not approved or completed for any reason, then our public shareholders who elected to exercise their conversion rights would not be entitled to convert their shares for the applicable pro rata share of the trust account. In such case, we will promptly return any shares delivered by public holders.

Liquidation if No Business Combination

Our M&A provides that we will have only until October 2, 2020 to complete our initial business combination (unless such time period is extended by our shareholders, as provided in the M&A). If we do not complete a business combination by the required time period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, convert 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such conversion, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under British Virgin Islands law to provide for claims of creditors and the requirements of other applicable law. This redemption of public shares from the trust account shall be effected as required by function of our M&A and prior to any voluntary winding up, although at all times subject to the BVI Companies Act.

Following the redemption of public shares, we intend to enter “voluntary liquidation” which is the statutory process for formally closing and dissolving a company under the laws of the British Virgin Islands. Given that we intend to enter voluntary liquidation following the redemption of public shareholders from the trust account, we do not expect that the voluntary liquidation process will cause any delay to the payment of redemption proceeds from our trust account. In connection with such a voluntary liquidation, the liquidator would give notice to creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands and in at least one newspaper circulating in the location where we have our principal place of business, and taking any other steps the liquidator considers appropriate to identify our creditors, after which our remaining assets would be distributed. As soon as our affairs are fully wound-up, the liquidator must complete his statement of account and make a notificational filing with the Registrar. We would be dissolved once the Registrar issues a Certificate of Dissolution.

Our initial shareholders, which include our Sponsors, officers, and directors, have entered into agreements with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their initial shares if we fail to complete our initial business combination by October 2, 2020 (or January 2, 2021, if such later date is approved by HL shareholders through approval of an amendment to the M&A). However, if our initial shareholders or management team acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination by such date.

Our executive officers and directors have agreed, pursuant to written agreements with us, that they will not propose any amendment to our M&A that would affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by October 2, 2020 (or January 2, 2021, if such later date is approved by HL shareholders through approval of an amendment to the M&A), unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the trust account (which interest shall be net of taxes payable), divided by the number of then outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 immediately prior to, or upon the consummation of, the Transactions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to a number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our initial shareholders, any executive officer, director or director nominee, or any other person.

There will be no redemption rights or liquidating distributions with respect to our rights or warrants which will expire worthless if we fail to complete our initial business combination by October 2, 2020 (or January 2, 2021, if such later date is approved by HL shareholders through approval of an amendment to the M&A). We will pay the costs of our liquidation from our remaining assets outside of the trust account. However, the liquidator may determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the BVI court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our remaining assets.

If we were to expend all of the net proceeds of the initial public offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In order to protect the amounts held in the trust account, MCP V — Bushwick LLC has contractually agreed pursuant to a written agreement with us that, if we liquidate the trust account prior to the consummation of a business combination, it will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. We believe MCP V — Bushwick LLC has sufficient net worth to satisfy its indemnity obligation should it arise, however we cannot assure you it will have sufficient liquid assets to satisfy such obligations if it is required to do so. Additionally, the agreement entered into by MCP V — Bushwick LLC specifically provides for two exceptions to the indemnity given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims for indemnification by the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. As a result, we cannot assure you that the per-share distribution from the trust account, if we liquidate the trust account because we have not completed a business combination within the required time period, will not be less than $10.00.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and MCP V — Bushwick LLC asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against MCP V — Bushwick LLC to enforce such indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf to enforce these indemnification obligations, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

If we are deemed insolvent for the purposes of the Insolvency Act (i.e., (i) we fail to comply with the requirements of a statutory demand that has not been set aside under Section 157 of the Insolvency Act; (ii) execution or other process issued on a judgment, decree or order of a British Virgin Islands court in favor of a creditor of ours is returned wholly or partly unsatisfied; or (iii) either the value of our liabilities exceeds its assets, or HL is unable to pay its debts as they fall due), then there are very limited circumstances where prior payments made to shareholders or other parties may be deemed to be a “voidable transaction” for the purposes of the Insolvency Act. A voidable transaction would include, for these purposes, a payment made as “unfair preferences” or a “transaction at an undervalue”. A liquidator appointed over an insolvent company who considers that a particular transaction or payment is a voidable transaction under the Insolvency Act could apply to a British Virgin Islands courts for an order setting aside that payment or transaction in whole or in part. See the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights – Enforceability of Civil Liabilities” for more information.

Additionally, if we enter insolvent liquidation under the Insolvency Act, the funds held in our trust account will likely be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any insolvency claims deplete the trust account you may not be able to return to our public shareholders the liquidation amounts due them. Our public shareholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of our public shares if we do not complete our initial business combination within the required time period, (ii) in connection with a shareholder vote to amend our M&A prior to the consummation of an initial business combination or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights and followed the procedures described above and as detailed in the applicable proxy or tender offer materials.

Voting Restrictions

In connection with the initial public offering, each HL initial shareholder, officer, and director, agreed to vote the initial shares, as well as any HL ordinary shares acquired in the aftermarket, in favor of the business combination proposals. The HL initial shareholders, officers, and directors have also indicated that they intend to vote their ordinary shares of HL in favor of all other proposals being presented by HL management at the meeting.

However, at any time prior to the annual general meeting during a period when they are not then aware of any material nonpublic information regarding HL or its securities, HL, the initial shareholders, Fusion Fuel, the Fusion Fuel Shareholders and/or their respective affiliates may purchase HL ordinary shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares of HL or vote their HL ordinary shares in favor of the business combination proposals. The purpose of ordinary share purchases and other transactions would be to increase the likelihood of approval of the business combination proposals by the holders of a majority of the HL ordinary shares present and entitled to vote at the annual general meeting and that HL have in excess of the required amount of closing cash to consummate the Transactions under the Business Combination Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the HL initial shareholders for nominal value.

Property

We maintain executive offices at 499 Park Avenue, 12th Floor, New York, NY 10022, pursuant to an agreement with Metropolitan Capital Partners II, LP, an affiliate of Mr. Schwarz. The cost for this space is included in the aggregate $10,000 per-month fee we pay to such entity for office space, administrative and bookkeeping services. We believe, based on rents and fees for similar services, that the fee charged by Metropolitan Capital Partners II, LP is at least as favorable as we could have obtained from an unaffiliated entity. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our affairs but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the consummation of our initial business combination.

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Jeffrey E. Schwarz	62	Chairman of the Board and Chief Executive Officer
Greg Drechsler	50	Chief Financial Officer
Rune Magnus Lundetrae	42	Director
Ajay Khandelwal	47	Director
Jonathan Guss	61	Director

The biographies of Jeffrey Schwarz and Rune Magnus Lundetrae are provided above beginning on page 116.

Greg Drechsler has served as our Chief Financial Officer since our inception in February 2018. Since 2007, Mr. Drechsler has served as Controller and Chief Financial Officer of Metropolitan Capital Advisors, Inc. Mr. Drechsler has also served as Chief Financial Officer of Metropolitan Capital Partners V LLC since April 2016. From 2001 to 2007, Mr. Drechsler held various financial management positions at Johnson & Johnson World Headquarters and its Veridex oncology diagnostics unit. In 2000, Mr. Drechsler served as Vice President of Administration at Homes.com. From 1994 to 2000, he served as Vice President of Mergers & Acquisitions and Manager of Financial Analysis at Cendant. Mr. Drechsler received a BS in Accounting (Summa Cum Laude) from Villanova University. He earned his CPA while working as a Senior Auditor from 1991 to 1994 at Deloitte & Touche, LLP.

Ajay Khandelwal has served as a member of our board of directors since June 2018. Mr. Khandelwal has more than 20 years of diverse experience in multinational corporations in the energy and infrastructure sectors across India, the Middle East, Europe and the United States. Since December 2017, Mr. Khandelwal has served as the Chief Executive Officer of Chi Energie Private Limited, an Indian-based company seeking to broaden the access of Indian energy consumers (including industrial/commercial, city gas distribution (CGD) and heavy vehicle/buses transportation customers) to LNG. From 2013 to September 2017, Mr. Khandelwal served as President (Petroleum and Production) of Reliance Industries Limited, one of India’s largest oil companies. From 2010 to 2013, Mr. Khandelwal served as Chief Executive Officer of Jubilant Energy, an oil and gas export and production company based in India. From 2006 to 2009, Mr. Khandelwal served as an investment advisor to the family office of John Fredriksen, one of the world’s largest owners of shipping and oilfield services businesses, where he guided the investments of nine private equity funds in the U.S., Europe and Asia. From 2001 to 2006, Mr. Khandelwal served in several positions with Shell International, most recently as Lead Investment Finance Advisor, focusing on LNG business development and upstream M&A. Mr. Khandelwal received an electrical engineering degree from Victoria Jubilee Technical Institute in Mumbai and a M.B.A. from Cranfield School of Management in the United Kingdom.

Jonathan Guss has served as a member of our board of directors since July 2019. Since 1997, Mr. Guss has served as the Chief Executive Officer of Bogen Corporation, a leading provider of sound systems and telephone peripherals for commercial, industrial and institutional applications. From 1990 to 1997, Mr. Guss was President of Active Management Group, Inc., a firm specializing in turnarounds of middle market industrial companies. From 1981 to 1990, he was a consultant with the Chicago and New York offices of Booz-Allen & Hamilton, Inc. Mr. Guss received a BA in economics from Reed College and a M.B.A. with Distinction from the Harvard Graduate School of Business.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Mr. Lundetrae, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Mr. Khandelwal, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Mr. Schwarz and Mr. Guss, will expire at the third annual meeting.

Director Independence

Our board has determined that each of Messrs. Lundetrae, Khandelwal and Guss is an “independent director” under the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our board of directors reviews and approves all affiliated transactions with any interested director abstaining from such review and approval.

Audit Committee

Effective June 27, 2018, we established an audit committee of the board of directors, in accordance with Section 3(a)(58)(A) of the Exchange Act, which consists of Messrs. Lundetrae, Khandelwal and Guss, each of whom is an independent director under Nasdaq’s listing standards. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq’s listing standards. In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. Lundetrae qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating Committee

Effective June 27, 2018, we established a nominating committee of the board of directors, which consists of Messrs. Lundetrae and Khandelwal, each of whom is an independent director under Nasdaq’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background, and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors.

Compensation Committee

Effective June 27, 2018, we established a compensation committee of the board of directors, which consists of Messrs. Lundetrae and Khandelwal, each of whom is an independent director under Nasdaq’s listing standards. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.

Code of Ethics

Effective June 27, 2018, we adopted a code of ethics that applies to all of our executive officers, directors, and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against HL or any members of HL’s management team in their capacity as such, and HL and the members of HL’s management team have not been subject to any such proceeding in the 10 years preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

HL has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, HL’s annual reports contain financial statements audited and reported on by HL’s independent registered public accounting firm. HL has filed with the SEC its Annual Report on Form 10-K covering the fiscal year ended June 30, 2019 and 2018 and its Quarterly Reports on Form 10-Q covering the fiscal quarters ended September 30, 2019, December 31, 2019, and March 31, 2020.

HL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of HL’s financial condition and results of operations should be read in conjunction with HL’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. See the sections titled “Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless expressly indicated or the context requires otherwise, as used in this section, the terms “we,” “us,” and “our” refer to HL.

Liquidity and Capital Resources

As indicated in the accompanying financial statements, at June 30, 2020, we had cash of $107,663 held outside of the Trust Account and a working capital deficit of $1,350,002. As of June 30, 2020, we had marketable securities held in the trust account of $53,858,474. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less taxes payable) to complete the Transactions and as working capital to finance Parent’s operations after the consummation of the Transactions.

In order to fund working capital deficiencies or finance transaction costs in connection with the proposed business combination with Fusion Fuel, our Sponsors, officers, directors, or affiliates or designees of the foregoing may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants.

We have issued non-convertible promissory notes to our Chief Executive Officer, a director and his designee, persons and entities affiliated with the Chief Executive Officer, certain initial shareholders, and Key Family Holding Investimentos e Consultoria de Gestao Lda., a shareholder of Fusion Fuel, in an aggregate principal amount of approximately $1,473,649 to date. Such notes are non-interest bearing and are payable upon the consummation of our initial business combination. If we fail to consummate a business combination, all amounts owed by us under the notes will be forgiven except to the extent that we have funds available to us outside of the trust account.

We have issued convertible promissory notes to our Chief Executive Officer in the aggregate principal amount of $533,619 to date. Such convertible notes are non-interest bearing and payable upon the consummation of our initial business combination. Upon consummation of a business combination, the principal balance of the convertible notes may be converted, at the holder’s option, into warrants to purchase our ordinary shares at a price of $1.00 per warrant. The terms of the warrants will be identical to the warrants issued by HL in the initial public offering, except the warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial holder or its permitted transferees. If we fail to consummate a business combination, all amounts owed by us under the notes will be forgiven except to the extent that we have funds available to us outside of the trust account.

Upon consummation of the Transactions, we intend to repay the aggregate principal balance of the non-convertible and convertible notes in cash.

Prior to the consummation of the Transactions, we may need to raise additional capital through loans or additional investors from the Sponsors and our officers, directors, and their affiliates. Our officers, directors and Sponsors, or their affiliates, may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern.

Results of Operations

HL has neither engaged in any business operations nor generated any revenues to date. HL’s entire activity from inception up to the closing of its initial public offering on July 2, 2018 was in preparation for that event. Subsequent to the initial public offering, HL’s activity has been limited to the evaluation of business combination candidates, and it will not be generating any operating revenues until the closing and completion of the initial business combination. HL has generated, and expects to continue to generate, small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities). HL expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended June 30, 2020, cash used in operating activities amounted to $844,528. Net loss of $201,554 was affected by interest earned on marketable securities held in the trust account of $825,828. Changes in operating assets and liabilities provided $182,854 of cash for operating activities.

For the year ended June 30, 2019, cash used in operating activities amounted to $499,487. Net income of $825,054 was offset by interest earned on marketable securities held in the trust account of $1,270,268 and an unrealized gain on marketable securities held in our trust account of $1,490. Changes in operating assets and liabilities used $52,783 of cash for operating activities.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of June 30, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay Metropolitan Capital Partners II, LP, an affiliate of our Chief Executive Officer a monthly fee of $10,000 for office space, utilities and administrative and bookkeeping services to HL. We began incurring these fees on June 27, 2018 and will continue to incur these fees monthly until the earlier of the completion of the business combination or HL’s liquidation.

We have engaged EBC as an advisor in connection with a business combination to assist us in holding meetings with our shareholders to discuss a potential business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing securities, assist us in obtaining shareholder approval for the business combination and assist us with our press releases and public filings in connection with a business combination. We will pay EBC and its designees a cash fee for such services upon the consummation of a business combination in an amount equal to 4.0% of the total gross proceeds raised in our initial public offering, or $2,200,000. In addition to the forgoing fee, we are required to pay EBC a cash fee equal to one percent (1.0%) of the total consideration payable in a proposed business combination if EBC introduces us to a target business with which we complete a business combination. EBC did not introduce us to Fusion Fuel, and therefore would not be entitled to the 1.0% cash fee upon consummation of the proposed Transactions with Fusion Fuel.

EBC has designated Michael Webber to receive a portion of the $2,200,000 fee described above for providing capital introduction services. In addition, Mr. Weber will be paid an amount equal to 1% of the aggregate amount in the Trust Account plus the total amount raised in the PIPE Investment. Mr. Webber is also an affiliate of Webber Research and Advisory LLC, the firm that provided to the HL board of directors a valuation of the business of Fusion Fuel. Webber Research was separately compensated by HL for the valuation services.

On August 13, 2020, we and Parent jointly engaged Fearnley Securities Inc. (“Fearnley”) as joint lead manager in connection with the private placement of Parent Class A Ordinary Shares. Fearnley will be paid a fee equal to 3.5% of the gross proceeds received from sale of the Parent Class A Ordinary Shares by Fearnley, and an additional 50% of 3.5% of the gross proceeds received from the sale of Parent Class A Ordinary Shares introduced by persons other than Fearnley. In addition, upon the closing of any private placement, we, at our sole discretion, may pay a discretionary fee of 0.25% of the aggregate gross proceeds received from the sale of the Parent Class A Ordinary Shares. As of August 25, 2020, Parent entered into subscription agreements with the Investors to issue an aggregate of 2,450,000 Parent Class A Ordinary Shares at a price of $10.25 per share, for aggregate gross proceeds to Parent of $25,112,500. Upon the closing of the subscription agreements, Parent will pay aggregate commissions and fees of approximately $837,000 with respect to the sale of securities thereunder.

We have entered into an agreement with our outside counsel whereby fees for legal matters related to the current proposed Transactions are deferred and payable only upon the successful consummation of the Transactions.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Ordinary shares subject to possible redemption

We account for our ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheet.

Net loss per ordinary share

We apply the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net income is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

BUSINESS OF FUSION FUEL

Unless the context indicates otherwise, the terms “Company”, “firm”, “Fusion Fuel,” “we,” “our” or “us” as used herein refers to Fusion Welcome - Fuel S.A. and its subsidiary.

Fusion Fuel’s vision

Fusion Fuel’s mission is to produce hydrogen with zero carbon emissions, thereby contributing to a future of sustainable and affordable clean energy and the reversal of climate change. Fusion Fuel produces hydrogen using renewable energy resulting in zero carbon emissions (“Green Hydrogen”) with components built in-house and in partnership with MagP, an entity that is majority-owned by Fusion Welcome (as defined below), and using the know-how and accumulated experience of its team’s strategic and continuous investment in research and development (“R&D”) around solar technologies. Hydrogen is a critical component in oil refining and ammonia production, century-old industries that account for most of the carbon emissions worldwide, and Fusion Fuel’s efficient solution allows Green Hydrogen to compete with other energy sources in an economically viable way.

Background

Fusion Fuel is a subsidiary of Fusion Welcome, S.A. (“Fusion Welcome”), a Portuguese industrial group whose principal activities have been focused on solar concentrated photovoltaic (“CPV”) technology since 2008. Fusion Fuel was formed in Portugal on July 25, 2018, and the executive office is located in Rua da Fábrica, Sabugo, 2715 376 Almargem do Bispo, Portugal. Fusion Fuel specializes in the development of technology for Green Hydrogen at a cost competitive with traditional carbon-based hydrogen sources.

Fusion Fuel has developed and tested a Direct Coupled Photo Electrochemical Hydrogen Generator (the “DC-PEHG”) that produces Green Hydrogen at one of the highest efficiency ratios and at the most competitive cost (€/Kg) in the Green Hydrogen industry. The DC-PEHG uses solar energy to split water molecules into hydrogen and oxygen through a proprietary photon-electrochemical process. The process is coupled with a solar concentration system that harnesses solar energy for electricity and heat. This coupled approach for generating hydrogen significantly increases the total system efficiency, results in a low cost per kilogram of hydrogen produced, and benefits from the high automation level of mass producing the DC-PEHG. Fusion Fuel uses this process to extract hydrogen from water molecules without the creation of any carbon emissions and with oxygen as the only biproduct. Therefore, the output is designated Green Hydrogen, which is hydrogen created in a fully carbon-free process, as opposed to the traditional methods of creating hydrogen which produce upwards of 9 tons of carbon emissions for every ton of hydrogen produced (designated as “Brown Hydrogen”). The development of this highly efficient combination of the DC-PEHG and CPV technology to create the “Hydrogen Generator” places Fusion Fuel in a key position in the strategic and long-term plans of the Portuguese and European Governments to reduce carbon emissions and achieve a carbon neutral state by 2050.

The DC-PEHG has been internally tested and validated in small-scale outdoor operation and in laboratory conditions. It has been tested in continuous and intermittent operation conditions with negligible degradation. Fusion Fuel has completed the necessary adaptations to implement the CPV technology in the Hydrogen Generator, which adaptations have been tested. At this time, Fusion Fuel produces the DC-PEHG using a manual production process. In order to be able to mass produce the Hydrogen Generator, Fusin Fuel must invest in the equipment and machinery necessary to convert production of the DC-PEHG from a manual production process to an automated assembly process, which Fusion Fuel plans to develop in the second half of 2021. Until then, the Hydrogen Generators will be produced using a small-scale manual production line for the DC-PEHG component and will use the existing semi-automated production line for the CPV modules and trackers.

(1)	Internal Fusion Fuel projections.

Fusion Fuel’s business plan includes the sale of technology to parties interested in generating Green Hydrogen at an attractive cost (including to natural gas networks, ammonia producers, oil refineries, and other similar customers), the development of hydrogen plants to be operated by the Company and active management of the portfolio of such hydrogen plants as assets, and the sale of Green Hydrogen as an output with pre-defined HPAs. Fusion Fuel will initially focus on development in Portugal, Southern Europe and Morocco, but hopes to expand beyond this region as it believes the market potential is substantial in countries with high solar irradiation levels. Fusion Fuel believes that the significant growth and momentum of the hydrogen market will continue to increase as awareness increases and as carbon emission taxes are charged on traditional hydrogen creation methods.

Recognition by Local Authorities and Main Energy Stakeholders

Fusion Welcome and its subsidiary MagP have a long history of working with the Portuguese Department of Energy on solar projects in Portugal. Fusion Fuel has been collaborating with the Portuguese Department of Energy and the Secretariat of State on Portugal’s contribution to the European commitment to a hydrogen economy since the summer of 2019. The Portuguese Department of Energy issues hydrogen production licenses, and will establish and manage the tariffs and subsidies around Green Hydrogen production. Portugal has identified Green Hydrogen as a key pillar in its strategy to decarbonize the Portuguese economy and several of Fusion Fuel’s projects are explicitly referenced in the Portuguese Government’s Strategic Roadmap for Hydrogen, which reviews projects deemed important to foster hydrogen technology as a significant energy carrier by 2050. We believe this indicates the importance of Fusion Fuel’s projects to Portugal’s Hydrogen Strategy (as defined below).

On September 25, 2019, Fusion Fuel first presented to the Portuguese Department of Energy for its consideration a proposal to create Portugal’s first strategic Green Hydrogen production facility in the region of Evora, Portugal (the “Evora Project”). Around this time, Fusion Fuel also applied for a €1,500,000 grant from FAI (as defined below) for the Evora Project, and subsequently submitted hydrogen production license requests to the Department of Energy for the Evora Project on April 7, 2020, June 2, 2020 and its final submission on July 15, 2020.

In February 2020, Fusion Fuel was one of the primary Portuguese companies invited to join the Secretary of State for Energy on a Green Hydrogen fact-finding trip to Japan. During the first half of 2020, Fusion Fuel joined industry workshops and discussions with the Department of Energy on the Hydrogen Economy in Portugal. These activities were part of the government’s preparation and information-gathering process to draft Portugal’s Hydrogen Strategy which was first made public in May of 2020.

Fusion Fuel is a candidate for another grant under the EIC (as defined below) Accelerator program for a second pilot Green Hydrogen plant. In addition, Fusion Fuel has been recognized as a strategic firm in Portugal’s recently approved national strategy for hydrogen aimed at generating a €7 billion investment into Green Hydrogen over the next ten years (“Portugal’s Hydrogen Strategy”), which included specific mention of the Evora Project and the DC-PEHG. Fusion Fuel has also applied to be part of Portugal’s National Agency for Innovation which, if granted, could present the Company with several investment and grant application options.

Description of Grant and Status Applications

●	Fundo de Apoio a Inovação (FAI): This program supports technology innovation and development projects, including demonstration projects in the renewable energy and energy efficiency areas, promoting partnerships between Portuguese companies and the national scientific and technological system.

Fusion Fuel applied in May of 2020 for a €1.5 million grant from the FAI to support the development of the Evora Project, which is intended to serve as the demonstration project for large scale Green Hydrogen production, Green Hydrogen efficiency at an industrialized level and testing the output for mixing Green Hydrogen into the natural gas network and for conversion of Green Hydrogen into electrical energy to be fed into the electrical grid. Grants will not be issued under the FAI program until the release of the legislation surrounding hydrogen, which as mentioned above, which was recently issued at the end of August 2020.

●	Accelerator: The EIC Accelerator is part of the European Innovation Council (EIC) pilot that supports top-class innovators, entrepreneurs, small companies and scientists with funding opportunities and acceleration services. It supports high-risk, high-potential small and medium-sized enterprises and innovators to help them develop and bring into the market new innovative products, services and business models that could drive economic growth. Selected companies receive funding, sometimes in exchange for some equity, and are offered business coaching and mentoring to scale up their innovation idea.

In May of 2020, Fusion Fuel submitted a request for funding for 70% of a €3.6 million project to make a system prototype demonstration of its Hydrogen Generator in an operational environment. Among the key contributing items to the budget are outdoor and indoor test equipment, a small pilot program, qualification tests and independent auditing, intellectual property protection, manufacturing equipment, business development, and personnel costs. The selection process for this funding includes two rounds of eliminations, with the first round due to close at the end of June 2020. Once the first round closes, the Company will be informed as to whether it has progressed to the second round.

As a second part of the same application, Fusion Fuel applied for a €15 million equity-based grant aimed to facilitate a worldwide commercialization, growth and scale-up strategy for the mass production of the Hydrogen Generator. The EIC Board of Directors will determine whether or not to accept this equity-based grant.

●	ANI Certification: The Agência Nacional de Inovação, S.A. (ANI), aims to develop actions to support technological and business innovation in Portugal, contributing to the consolidation of the National Innovation System and to strengthening the competitiveness of the Portuguese economy in global markets. ANI is responsible for publishing the guidelines for a technological and business innovation strategy for Portugal for the years 2018-2030. In particular, its mission includes stimulating private investment in R&D, promoting partnerships between science and technology systems and business entities, and increasing international program participation by the national science and technology system’s companies and entities, specifically higher education institutions and interface centers. This is all aimed at promoting technological skills and competences, and is the result of the innovation support policy.

As of June 19, 2020, Fusion Fuel has been recognized as a “Company of Competence in Research & Development in the Technical-Scientific Management of Energy, Production Technologies and Processes, and Product Industry Technologies” by ANI. This recognition has only been given to around 240 companies across Portugal. In addition to recognizing the company’s capabilities and expertise, this recognition by ANI also provides the Company and its Portuguese investors with tax benefits under the Portuguese tax program SIFIDE II (Sistema de Incentivos Fiscais em Investigação e Desenvolvimento Empresarias II). SIFIDE II allows entities to deduct up to 82% in corporate taxes for research and development expenses, which includes personnel, equipment, materials patent filings, testing, among other expenses.

Fusion Fuel has also been in discussions with the Department of Energy for its approval of its Sines 1-5 projects (the “Sines 1-5 Projects” and each a “Sines Project”) for the development of Green Hydrogen in Sines, Portugal. Part of the production of Green Hydrogen as an output in the Sines Projects will likely go towards the mixing of Green Hydrogen with natural gas through the existing gas lines in Sines, Portugal, which requires the approval of the Department of Energy. The Sines 1-5 Projects are expected to be developed from 2021-2025, with one Sines Project being developed each year, and each Sines Project is expected to run for 25 years. Each Sines Project will have a hydrogen purchase agreement outlining the set price for the output of Green Hydrogen from its facilities for the first 15 years of operations. The hydrogen purchase agreements are under discussions with potential Hydrogen purchasers. Fusion Fuel has given presentations on the Evora Project and the Sines 1-5 Projects at various webinars at the request of the Department of Energy to promote Portugal’s Hydrogen Strategy.

Fusion Fuel plans to collaborate on one of Europe’s flagship hydrogen projects, Green Flamingo. The Green Flamingo project includes several government and private partners representing a total investment of €3.5 billion in Green Hydrogen. The Portuguese government intends to jumpstart the Portuguese hydrogen industry by creating the necessary infrastructure for hydrogen production, transportation, and distribution by leveraging existing local hydrogen demand and production in the port of Sines, Portugal through projects like Green Flamingo. We believe Fusion Fuel is the best positioned company in Portugal to support this initiative. Green Flamingo provides potential opportunities to Fusion Fuel, as it will create a higher demand for Green Hydrogen and there is a possibility that this project will provide Fusion Fuel with access to hydrogen markets in Northern Europe (whether for the sale of Green Hydrogen as an output or the sale of Fusion Fuel’s hydrogen technology). Fusion Fuel has had several discussions with the leaders of the Green Flamingo project regarding the possibility of grandfathering one or more of the Sines Projects into Green Flamingo, but there have not been any agreements formalizing the Green Flamingo project or Fusion Fuel’s participation the Green Flamingo project.

The Green Flamingo project is part of the “Hydrogen for Climate Action”, recognized by the European Commission as a Hydrogen Important Project of Common European Interest (“IPCEI”), and is based on an ambitious hydrogen complex in Sines, Portugal that is projected to supply not only part of the national demand, but also to support Green Hydrogen exports mainly to northern European countries. The Portuguese government intends to support part or all of the difference in cost between Green Hydrogen and natural gas in the early years of the Hydrogen Climate for Action, but the extent to which the government will issue subsidies has not yet been announced. In furtherance of the Hydrogen for Climate Action, the Portuguese government released new legislation at the end of August 2020 to establish tariffs, controls and pricing support around hydrogen, as well as an obligation for companies distributing natural gas to combine Green Hydrogen in the currently distributed natural gas.

On July 17, 2020, Fusion Fuel formally submitted its expression of interest to participate in the Hydrogen IPCEI. In the submission, Fusion Fuel has proposed to include its Evora Project and Sines 1-5 Projects in the Hydrogen IPCEI, requiring the creation of an additional assembly plant for such projects and the hiring of a workforce to support the assembly plant. On July 19, 2020, Fusion Fuel’s submission was selected for acceptance into Portugal’s submission to the European Union for consideration for the launch of a Portuguese Hydrogen IPCEI. There is no guaranty that Fusion Fuel will be awarded a place in the final Hydrogen IPCEI, if it is created for Portugal.

Company History

Fusion Fuel is a subsidiary of Fusion Welcome, a European leader in CPV technology. Since 2008, Fusion Welcome has installed over 20 solar CPV plants throughout Europe and the MENA (Middle East and North Africa) region, and over time became the leading CPV solar solution provider in Europe. The management team also developed relationships with key stakeholders throughout the energy, regulatory, and commercial spheres.

Recognizing the potential of Green Hydrogen, the management team of Fusion Welcome launched a subsidiary, Fusion Fuel, to begin R&D of an alternative to Brown Hydrogen, with the goal of minimizing the associated carbon footprint, and to provide a market solution for meeting emissions reduction targets. Starting with the principle of recovering waste heat from the solar energy conversion process, Fusion Fuel began to explore possibilities to use this energy to generate Green Hydrogen. Fusion Fuel’s technology was independently validated by the technology department from Lisbon’s Instituto Superior de Técnico (the “University”). The University produced a study commissioned by GALP, a major Portuguese oil and gas multi-national company. The purpose of the study was to perform a technological assessment of the viability of Fusion Fuel’s Hydrogen Generator. The study found that the Hydrogen Generator’s system presented a “differentiating advantage” with its technology, namely the thermal and electrical integration through solar concentration directly in the cell. The University study acknowledges that the Hydrogen Generator was built with all of the appropriate materials available on the market and that the integration of the solar photovoltaic concentration system with the DC-PEHG electrolyzer seems well achieved. Fusion Fuel did not commission or fund any portion of this study, nor did Fusion Fuel have any role in selecting the professor that conducted the study, and has obtained permission to use the results of the study.

Fusion Fuel is ready to bring its proprietary technology to the market after extensive production research and testing, including external Green Hydrogen purity testing by LAQV Requimte Laboratory to confirm it can be used for all major industrial purposes and targeted key markets. The first hydrogen plant under the Evora Project has been designed and plans have been submitted to the Portuguese government for approval and, in hopes of receiving the necessary hydrogen production licenses, these plans also included the application for the FAI grant. In addition, Fusion Fuel has begun business development in Southern Europe and the Middle East and North Africa (“MENA”) region. With these major milestones in progress, Fusion Welcome has decided to raise capital for Fusion Fuel through the business combination with HL, which will be used to jump start the speed to market of the production of Green Hydrogen and to finance Fusion Fuel’s second business line, “Projects”, which Fusion Fuel believes can significantly add long term shareholder value given the elevated internal rate of returns.

Business Strategy & Vision

Fusion Fuel aims to enable meaningful emissions reductions through viable economic means using Green Hydrogen. In doing so, Fusion Fuel believes it can become a major player in the global hydrogen economy over the next 10 years.

Fusion Fuel aims to develop a technology and project pipeline in Southern Europe and the MENA region as a first phase in its strategy execution, and then methodically expand into northern and central Europe, and eventually the rest of the world.

Fusion Fuel Business Lines

Fusion Fuel’s Hydrogen Generator is expected to be a leading product in the industry for generating cost-effective Green Hydrogen that is competitively priced with Brown Hydrogen in Europe. In addition, the Fusion Fuel team collectively has vast experience in establishing and operating sustainable energy plants, as well as relationships with many sustainable energy stakeholders and hydrogen users (ranging from natural gas networks and grids, oil refineries, ammonia producers, regulators and related government departments). Fusion Fuel is focused on two core business lines that build on its Hydrogen Generator, as well as a R&D team.

1.	The first business line, “Technology”, is focused on creating and selling Hydrogen Generators that produce high efficiency, low cost Green Hydrogen for client use and operation. There are a number of industrial processes that require hydrogen and providers that currently produce their own hydrogen supply through high carbon emission methods. Fusion Fuel intends to equip them with Hydrogen Generators to produce hydrogen without carbon emissions and with no cost disadvantage.

2.	The second business line, “Projects”, is focused on entering into Green Hydrogen purchase agreements for the output of hydrogen at competitive prices. The current prices for Green Hydrogen as well as the prices predicted in the coming years suggest that Fusion Fuel will be able to establish and operate production plants with internal rates of return above 10% and likely in the 15-20% range. Please see the chart below under the heading “Products and Services – Green Hydrogen End Product”.

Fusion Fuel’s industry and business require continuous innovation and improvement. To this end, the R&D team has already designed the next two generations of the Hydrogen Generator which will be developed. This innovation aims at not only improving the efficiency of the product, but also reducing the costs of production. Continuous R&D is a core part of the ongoing strategy for the firm.

Business Organization

Fusion Fuel, along with its subsidiaries Fusion Cell Evora, Unipessoal LDA and Fusion Cell Evora II, Unipessoal LDA, manages independently from its parent company, Fusion Welcome, all functions of its Green Hydrogen Technology business line, including production of the technology, business development and R&D. In the upcoming year, the Company intends to also operate production plants for Green Hydrogen, which will be another function within the business.

The Technology

Fusion Fuel has created the DC-PEHG, which is an electrolyzer that is directly attached to a module of extremely high solar concentration radiation (x1400), and a larger frame with motors to follow and track sunlight, thereby creating the “Hydrogen Generator”.

Fusion Fuel’s technology is based on two main principals:

➢	Increased heat reduces the electrical energy needed to break down a water molecule, making the process significantly more efficient and the Green Hydrogen produced as a biproduct competitive with the Brown Hydrogen extracted from hydrocarbons.

➢	The miniaturized electrolyzers directly coupled at each CPV module result in higher efficiency at a drastically lower cost than other electrolyzer solutions for producing hydrogen.

The main advantages of the system are:

➢	Extremely high photovoltaic conversion, around 41% in III-V cells.

➢	Huge amount of heat available and used in the chemical reaction, resulting from very high solar concentration ratios.

➢	Direct Coupling, reducing drastically all the electrical losses, and avoiding power equipment.

➢	Low cost resulting from proprietary component design, fully automated.

Fusion Fuel’s DC-PEHG converts solar energy into hydrogen at a 27% conversion and a system level conversion ratio of solar to hydrogen of more than double the ratio commercially available today. With this technology, Fusion Fuel is able to produce Green Hydrogen, with no carbon emissions, at a competitive cost range compared to traditional hydrogen production methods.

The DC-PEHG uses both the electricity produced by the photovoltaic cells and the heat captured from the CPV panels, thereby reducing the total amount of electrical energy required for the electrolysis process. This increases the efficiency of the Fusion Fuel solution compared to other current market products. Because the process requires solar irradiation, locations with higher levels of solar irradiation would produce higher amounts of hydrogen on an annual basis at a lower cost per kilogram (as capital expenditure related to the equipment is spread across a larger production output).

The product includes a frame with two axes powered by motors that track sunlight and the movement of the sun, which allows the system to capture sunlight at optimal angles throughout the day, a solar concentration chassis which houses the optical system that captures sunlight, high efficiency photovoltaic III-V cells to convert the solar energy to electricity, Fusion Fuel’s proprietary DC-PEHG, a water piping system that supplies the DC-PEHG with de-ionized water and a hydrogen piping system to remove the extracted hydrogen to the collection units at the hydrogen plant. A Hydrogen Generator has a surface area of around 110m2 and requires around 400m2 of land per unit (in a relatively flat area), it weighs approximately 4 tons and at full tilt it reaches a maximum height of 8m2, and as such is suited for areas with the appropriate land mass to accommodate the equipment.

Products and Services

Fusion Fuel will offer two products and one service to clients. These are (a) Hydrogen Generators to be sold to clients that operate their own Green Hydrogen plants, (b) Green Hydrogen as an output from Fusion Fuel’s developed and operated Green Hydrogen plants, and (c) operational and monitoring services of Green Hydrogen plants using Fusion Fuel Hydrogen Generators.

Green Hydrogen Generators

Fusion Fuel will sell Hydrogen Generators that produce low cost Green Hydrogen for a number of industrial processes that require hydrogen. Clients for this business line are likely to be industrial users of hydrogen that currently produce their own hydrogen supply through high carbon emission methods or investment managers looking to establish long lasting cash flow transactions by owning and operating their own plants.

Green Hydrogen end-product

Fusion Fuel will develop and install its own Green Hydrogen plants to extract Green Hydrogen using its Hydrogen Generators. In a region with solar irradiation levels of around 2,100 KWh/m2/year (kilowatt hours per meter squared per year), a hydrogen plant would create about 1,000 kilograms of hydrogen per generator and each generator would require about 400m2 of land (the topography of the land may increase or decrease this figure). Fusion Fuel will look to enter into long-term lease agreements for the land requirements for each plant.

Each plant is expected to have a lifespan of 25-30 years. Fusion Fuel will enter into HPAs with hydrogen consumers, such as ammonia producers, refineries and natural gas networks, to sell the hydrogen output from these plants. Some of the first clients for this service are expected to be the natural gas networks and distributors in Portugal which, as part of Portugal’s Hydrogen Strategy, will be required to mix a regulated amount of hydrogen into the natural gas networks. These Green Hydrogen plants will provide revenues to the Company based on the hydrogen produced and sold as an end product. The Company plans to sell the Green Hydrogen plants to clients interested in purchasing established hydrogen plants and paying Fusion Fuel a percentage of the returns earned on such plants.

Monitoring Services

The technology provided by Fusion Fuel uses a CPV panel system with a two-axis tracking system powered by motors to ensure optimal angles for capturing solar radiation. This system has very minimal idle time and is extremely reliable, with proven availability of more than 98% annually, however it does require supervision to adjust tracker positions and correct for any equipment issues that cannot be automated. This supervision is conducted remotely and in real time to ensure that any issues are immediately flagged to the plant operator. This service will require an annual operating fee to be negotiated with each plant owner.

Markets/Geography & Order Status

Considering the targets set out by the Paris Climate Agreement and the global energy sector’s ongoing transition from fossil fuels to renewable energy sources, governments and private businesses are searching for innovative ways of reducing greenhouse gas emissions. Existing technology is not efficient or effective enough and we believe that hydrogen, being the most powerful fuel relative to its mass (33.3 KWh/kg), is the missing link for a sustainable energy economy.

The European Union during the Energy Council in Linz, Austria, signed in September 2018 a commitment, named the “Hydrogen Initiative”, aiming to develop a common effort to promote the development of a European Green Hydrogen Economy.

Obtaining Hydrogen from green sources will be key for the sustainability objective associated with this new market. Reinforcing the Green Deal’s vision, Fusion Fuel believes its innovative Green Hydrogen production technology will become a crucial element in accelerating the transition of its clients to a more sustainable and efficient stage of energy production and consumption. The European Commission has announced its intention for Europe to be the first continent to become carbon neutral by 2050. Fusion Fuel’s mission may be an important step towards this target, as the current output of the energy sector is responsible for a significant portion of greenhouse gas emissions.

Fusion Fuel’s technology relies on markets that are well suited for Green Hydrogen production, which include locations with the following characteristics:

➢	high irradiation levels - the northern and southern “solar belts”;

➢	economies with the infrastructure to transport large hydrogen tanks and with industries that consume large amounts of hydrogen;

➢	markets with long-term stability and commitment to hydrogen to accommodate the 25-year lifespan of hydrogen production with our Hydrogen Generator; and

➢	credible commitment to environment improvement targets.

Green Hydrogen technology will also be marketable to regions where “Ammonia Production Solutions” have significant importance and value, as ammonia represents production accounts for approximately 50% of hydrogen consumption worldwide (most of which is consumed outside of Europe). Ammonia, which is a primary ingredient for fertilizers, includes three hydrogen molecules, which currently is sourced from Brown Hydrogen, which emits large amounts of carbon pollution. As more countries that produce ammonia become interested in decreasing their carbon footprint, there will be opportunities for Fusion Fuel to enter such markets with its Green Hydrogen solutions. An additional 50% of hydrogen consumption worldwide comes from oil refineries, mainly in Europe.

Therefore, the Company plans to focus development efforts in Southern Europe and the MENA region during the first few years. In addition, Fusion Fuel is carefully considering the market potential of the United Stated and Australia. Fusion Fuel’s DC-PEHG works particularly well with CPV technology, and therefore all locations with high levels of irradiation are potential markets for Fusion Fuel and its Hydrogen Generator.

Fusion Fuel is in negotiations for the development of its first Green Hydrogen production plant in Evora, Portugal. The total value of the project is approximately €4.5 million. Fusion Fuel submitted its final grant request to the Department of Energy’s Innovation Fund in respect of the Evora Project on August 6, 2020, a request for its Hydrogen Production I Permit to the Department of Energy on July 15, 2020, a request for its Hydrogen Production II Permit to the Department of Energy on July 15, 2020, and its request for Civil Construction Permits to the Evora Council on August 10, 2020, all of which are pending approval, and executed its land rental contract on August 10, 2020. This project is projected to start in the second half of 2020 and is due to be completed between the end of 2020 and the end of the first quarter of 2021.

Fusion Fuel is also in discussions for some large projects in Sines, Portugal as part of Portugal’s Hydrogen Strategy, including the project Green Flamingo. The Sines projects are for a projected 1,000 tons of Green Hydrogen in 2021 and a projected 3,000 tons in 2022. The Company’s projects make up less than 10% of the total output planned for in Portugal’s Hydrogen Strategy. The internal rate of return projections of the first planned Sines projects, as prepared by Fusion Fuel, are:

The HPAs values in this chart are assumptions made by Fusion Fuel management based on discussions with various players in the hydrogen industry about the potential future costs of Green Hydrogen. Fusion Fuel uses these figures as a basis for pricing its Green Hydrogen at an average cost of approximately €2 per kilo over the lifetime of the Sines 1-5 Projects, which is competitive with Brown Hydrogen. The values for equity and debt investment from this table are based on Fusion Fuel’s targeted cost of technology and the cost of set-up, operation and maintenance of Green Hydrogen plants.

In addition, the Company is in discussions with prospective clients in Morocco and Croatia, as well as smaller clients in Portugal.

Addressable Market

The Global Hydrogen market has grown to approximately 70 metric tons per year, representing nearly €150 billion in value, according to IEA, using a price level of €2 per kg of hydrogen. Nearly all hydrogen is produced from hydrocarbons, accounting for approximately 6% of total natural gas consumption, which has led to traditional methods of hydrogen production to be among the world’s largest sources of carbon dioxide emissions at approximately 830 metric tons per year. Green Hydrogen – made from renewables with no carbon dioxide emissions – is the key for unlocking hydrogen’s long-term potential, and a significant driver toward meeting carbon dioxide reduction targets. The EU’s hydrogen consumption is expected to grow by 200-700% and only 2% of production currently comes from electrolysis. Europe imports 400-500 billion cubic meters of natural gas each year. Mixing Green Hydrogen into those gas networks is an increasingly viable tool to meet decarbonization goals and represents a significant source of long-term hydrogen demand. Mixing 10% of Europe’s imported natural gas with Green Hydrogen represents an additional €11 billion cubic meters per year of demand.

(2) The Future of Hydrogen, IEA, June 2019.

Fusion Fuel’s first focus will be the growing local market, but the firm is already in discussions with partners for Green Hydrogen projects beyond Portugal. Below is an overview of Fusion Fuel’s addressable market, reached by calculating the current hydrogen consumed in refineries and industrial processes in addition to 10% of the natural gas (which can be replaced by hydrogen) in the respective markets.

Note to image: Addressable Market calculation includes current H2 consumption (refineries, ammonia producers, etc.) plus the goal of mixing 10% of natural gas consumption with Green Hydrogen. The 10% natural gas was calculated using 10% of natural gas volumes as hydrogen and converted into kilograms at 0.082kg per meters cubed, and using a value of €3 per H2 Kg.

Green Hydrogen is a key pillar of Portugal’s decarbonization strategy and the new economic ecosystem plans to build the Green Hydrogen value chain. Portugal’s national strategy calls for a gradual Green Hydrogen production ramp to 350ktons/year by 2030. Fusion Fuel’s production targets in Portugal represent less than 10% of the national objective – providing significant room for further growth. Fusion Fuel expects to be a leader in this new, local industrial sector – expanding local production capacity to meet Portugal’s strategic vision, while potentially participating in one of Europe’s flagship hydrogen projects, Green Flamingo. Several of Fusion Fuel’s projects are referenced explicitly within the government’s strategic roadmap.

Portugal’s 2030 Hydrogen Targets (1)

(1)	EN-H2 Estratégia Nacional de Hidrogénio (Portugal’s National Hydrogen Strategy document).

Working Capital Items

Currently the firm holds no inventory directly, however Fusion Fuel has entered into three agreements with MagP, which agreements are critical to the Company’s business: (1) a Production Capacity Reservation Contract, (2) a Contract of Disposal of Intellectual Property and (3) a Promissory Sub-Lease Agreement.

Production Capacity Reservation Contract. The Production Capacity Reservation Contract between MagP and Fusion Fuel, dated June 1, 2020 (the “Production Agreement”), provides that MagP is to supply Fusion Fuel with minimum guaranteed amounts of modules, tracking structures and accessories, command boards, and electrical installations as well as assembly services for all equipment relating to the CPV solar trackers used in Fusion Fuel’s Hydrogen Generators (the “Trackers”). Under the Production Agreement, MagP guarantees to supply to Fusion Fuel all materials and installations for 4,200 Trackers over a three-year period which commenced at the beginning of 2020 and expires at the end of 2022. MagP and Fusion Fuel are to agree to a production schedule each January which will establish the number of Trackers and the fixed cost per Tracker to be supplied by MagP in such year. MagP and Fusion Fuel have agreed to the following cost schedule: (i) the first 55 Trackers will be supplied by MagP at a cost of €50,000 per Tracker; (ii) the second 1,400 Trackers will be supplied by MagP at a maximum price of €21,000 per Tracker; (iii) the third 1,400 Trackers will be supplied by MagP at a maximum price of €18,200 per Tracker; and (iv) the final 1,400 Trackers will be supplied by MagP at a price to be defined but at a maximum price of €18,200 per Tracker. If Fusion Fuel does not place orders for at least the minimum amounts set forth above, MagP is released from its obligation to supply such amounts and can renegotiate lower production quotas.

We believe the minimum guaranteed quotas will satisfy all production amounts of CPV technology that will be required under Fusion Fuel’s plans for 2020-2022. The CPV technology produced by MagP has been used in solar CPV plants for over 10 years with excellent performance results, with failure rates of around 1% measured over a span of approximately ten years, which means that the trackers require very little maintenance and repair. MagP is the only supplier of CPV technology in Europe. By having this relationship with MagP, Fusion Fuel can avoid the lengthy and costly learning curve of establishing its own CPV production facilities that would be required of most other competitors in the industry and can focus on its core value-add of R&D and business development for the next three years.

Contract of Disposal of Intellectual Property. The Contract of Disposal of Intellectual Property between MagP and Fusion Fuel, dated September 13, 2018 (the “IP Transfer Agreement”), transferred from MagP all intellectual property rights to the technology associated with the Trackers implemented in the Hydrogen Generators, including all registrations, documents, designs, software, domain names and any other materials. Additionally, Fusion Fuel will have full ownership of the products created by MagP under the IP Transfer Agreement. MagP also agreed to do all work associated with adapting its CPV module, solar tracker and other components required for the Hydrogen Generator to be compatible with the Hydrogen Generators. The IP Transfer Agreement binds MagP to confidentiality with respect to its work related to such development for Fusion Fuel. The total consideration to be paid by Fusion Fuel includes €1,000,000 for all rights to the technology to be paid in quarterly installments over one year, which will commence upon completion of the Transactions, and a single payment of €900,000 for product and technology development costs, which will be payable on the completion of the Transactions, each such amount to be subject to applicable VAT charges. To date, no payments have been made under the IP Transfer Agreement.

Promissory Sub-Lease Agreement. The Promissory Sub-Lease Agreement between MagP and Fusion Fuel, dated May 20, 2020 (the “Promissory Sublease”), provides that MagP promises to sub-lease a portion of the property that it leases from Siemens, S.A. with a formal sub-lease agreement to be executed upon completion of the business combination and the receipt of all authorizations necessary to enter into the sub-lease. The sub-lease will have a term of six years and will cost Fusion Fuel €5.60 per square meter of office space and €2.20 per square meter of industrial facilities per month.

Distribution, Marketing and Strategic Relationships

Fusion Fuel has established strategic relationships with various stakeholders in the Green Hydrogen market, including partner companies, suppliers, potential clients and government agencies, many (if not all) of which are proprietary in nature and give us our competitive advantage.

Fusion Fuel has been included in the Portuguese Government’s Strategic Roadmap for Hydrogen and has applied for a grant for a Green Hydrogen project in Evora. See “Recognition by Local Authorities and Main Energy Stakeholders” above. Discussions with stakeholders have to date have been focused in Europe and the MENA region.

Environmental Issues

There are no significant pollutants or other hazardous emissions from the Company’s operations, the CPV technology, the DC-PEHG or any other functions used by the Company in extracting Green Hydrogen, nor are any anticipated. In addition, the are no carbon or hazardous emissions that result from the Company’s extraction of hydrogen, and the only biproduct of the process is oxygen.

We do not expect that any climate change legislation, regulation or accords will have a material impact on the firm in the foreseeable future. We expect that the continued increased attention and importance given to environmental issues are likely to benefit Fusion Fuel as the interest and importance of its zero-carbon solution increases. It is possible that climate change legislation, regulation or accords could increase demand in this market and thereby increase competition, but such activity may also normalize hydrogen as a broadly used and accepted energy source.

Competition

To our knowledge there are no similar technologies or systems to Fusion Fuel’s DC-PEHG technology. We believe the DC-PEHG technology is innovative, disruptive, and original. The centralized electrolyzer technology, which is used by Hidrogenics, ITM Power, NEL Hydrogen, McPhy, and Giner, among others, represents the main competition to Fusion Fuel’s technology. Even though Fusion Fuel’s technology currently has a significantly higher efficiency rate than the centralized electrolyzer, it is expected that there will be further evolution in the efficiency of the centralized electrolyzers, and so we expect the market to remain competitive.

Fusion Fuel is faced with competition from several aspects of the industry, namely:

(a)	Traditional hydrogen production methods - which can continue to improve their efficiency and lower costs, making the change to Green Hydrogen more costly to consumers. Companies in this space include Linde, Air Liquide, Air Products, and Praxair, among others

(b)	Green Hydrogen technology providers - these are typically centralized electrolyzer solutions used in combination with electrical energy from renewable sources or even blue hydrogen providers (hydrogen produced through traditional means with carbon sequestering techniques). There is significant investment in this space and improvements in this technology could lead to more intense competition in the hydrogen production market. Companies in this space include Hidrogenics, ITM Power, NEL Hydrogen, McPhy, and Giner, among others.

(c)	Green Hydrogen providers - companies that sell Green Hydrogen as an end product. This is still an emerging market and will include large energy companies as well as investors who buy and operate established hydrogen plants. Engie Hydrogen, Air Liquide, and Shell, among others.

Fusion Fuel believes competition in this industry will be driven by the final price of Green Hydrogen per kilogram as an output. Efficiency of energy conversion will be a secondary factor. Because Fusion Fuel’s solution produces Green Hydrogen at cost levels that are highly competitive to Brown Hydrogen and significantly less expensive than other producers of Green Hydrogen, we do not believe we will lose cost competitiveness in the market. However, there is significant and continuous R&D in the industry which will drive competition. For this reason, Fusion Fuel maintains a strong investment in R&D activities, capitalizing on the accumulated know-how from its team and prospective partners. Fusion believes this is a key factor to achieve sustainable growth and market differentiation, and maintaining the technological lead over other market solutions. We truly believe that Fusion Fuel has achieved a major breakthrough for the energy sector as a whole, and Fusion Fuel aims to position itself as leading experts on Green Hydrogen leveraging all the positive outcomes that our solution can achieve in multiple areas and businesses.

Fusion Fuel can benefit from competition as the market grows as such competition may drive down costs and promote continued innovation for externally sourced components and systems. For example, the hydrogen piping and storage systems at each hydrogen plant are externally sourced and a general increased interest in the hydrogen market will lead to further improved products.

Regulations & Certifications

Fusion Fuel’s DC-PEHG system comprises two major components: the photo-electro component where the photon to electron conversion process takes place, and the electrochemical component, where the electrolysis process takes place.

In respect of the electrolysis process for extracting hydrogen, Portugal recently introduced legislation at the end of August 2020 regarding the security of the processes such as generating, distributing and blending hydrogen with natural gas. This legislation also covers the licensure requirements of Green Hydrogen projects developed by official entities like DGEG (Direção Geral de Energia) from the Portuguese Government, LNEG (National Laboratory) and others. Fusion Fuel is compliant with these regulations and will continue to monitor any future developments to ensure continued compliance.

In respect of the photo-electro component, the MagP photo-electro system is CE marked, which is a certification that confirms conformity with health, safety and environmental protection standards for products sold within the European Economic Area, in accordance with IEC 62108, which specifies requirements and implements a series of tests for design qualification and type approval of CPV modules and assemblies suitable for long-term operation in general open air climates.

The MagP photo-electro system is in the process of achieving conformity with the following certification marks:

●	IEC 62760, which specifies requirements for determining the energy output and performance ratio for CPV modules, arrays, assemblies and power plants using an on-sun, measurement-based method. This certification standard defines the procedure that should be used to rate the power on the CPV modules.

●	IEC 62688, which is a safety standard that describes the fundamental construction and testing requirements for CPV modules and assemblies to provide safe electrical and mechanical operation during their expected lifetime.

The Fusion Fuel electrochemical part is in the process of achieving conformity with the following certifications:

●	ISO 22734, which defines the construction, safety and performance requirements of packaged or factory-matched hydrogen gas generation appliances (such as the Hydrogen Generator) using electrochemical reactions to electrolyze water to produce hydrogen gas and oxygen gas

●	Pressure Equipment Directive (PED) 2014/68/EU (formerly 97/23/EC), which establishes standards for the design and fabrication of pressure equipment (such as steam boilers, pressure vessels, piping, safety valves and other components and assemblies subject to pressure loading) over one liter in volume and having maximum pressure more than 0.5 bar gauge. This certification standard also sets the administrative procedure requirements for the “conformity assessment” of pressure equipment for placement of the technology in the European market without local legislative barriers.

●	Low Voltage Directive (LVD) 2006/95/EU, which provides common objectives for safety regulations to allow electrical equipment approved in any EU member country to be accepted in all other EU countries. This certification standard does not provide any specific technical standards that must be met, but instead relies on the IEC technical standards for the production of safe products.

●	ATEX Directive 94/9/EC, which is a legal requirement in all European member states. Any equipment or protective system intended for use in potentially explosive atmospheres must comply with these requirements.

All of the above-listed certification standards have required tests, with respect to which the Company will need to provide proof of testing and a responsibility letter of the Fusion Fuel Executive Board in order to be compliant. If a technology does not pass a particular test, a report is issued and the technology can be adapted and retested until brought into compliance. Each test costs somewhere between €60,000 to €80,000. We will engage an authorized third party to assist with the process of achieving conformity with these certifications.

The Company must conform with each of these certification standards in order to install its various projects, the first being the Evora Project. The DC-PEHG system was developed and designed to account for these various standards and requirement.

Fusion Fuel expects that there to be new standards and technical requirements that will standardize the production, transportation and use of hydrogen and to manage the integration of hydrogen in natural gas networks. At this time, there are no such standards with which we must comply.

Raw Materials and Suppliers

Fusion Fuel has entered into a production contract with MagP with pre-determined volumes of CPV materials to be confirmed at the start of each year. This ensures that Fusion Fuel will have a guaranteed minimum product supply from an experienced manufacturer to support its ability to deliver against the business plan. This makes MagP a strategic supplier, both of its own CPV technology and of the component parts necessary to build Fusion Fuel’s DC-PEHG. The first 4,200 Hydrogen Generators will be built in partnership with MagP.

Some of the materials supplied by MagP are core to its own solar business, and to the extent that there would be any impacts on supply in respect of those materials, MagP informs Fusion Fuel of such supply impacts. Such materials can be sourced from other suppliers, but could involve disruptions to supply and increased costs, as certain components are customized to particular specifications that a new supplier would need to adopt and scale (see the section of this proxy statement/prospectus titled “Risk Factors – Our ability to develop new products and enter into new markets could be negatively impacted if we are unable to identify suppliers to deliver new materials and components on a timely basis.”). Other materials supplied by MagP are only used in the production of Fusion Fuel’s DC-PEHG, and to the extent that there would be any impacts on supply in respect of such materials, Fusion Fuel and MagP work collaboratively to address any such supply risks and identify replacement suppliers.

Most components essential to Fusion Fuel are generally available from multiple sources, with a few exceptions. Fusion Fuel believes there are component suppliers and manufacturing vendors whose loss to them could have a material adverse effect upon their business and financial condition. The loss of such suppliers would require Fusion Fuel to source new suppliers, incur delays as any such suppliers adapt to our specification requirements, and conduct testing on the product rendered by such new suppliers to ensure the fitness of such product.

Fusion Fuel, together with MagP, is also discussing with key suppliers coordinated product plans, strategic inventories, and internal and external manufacturing schedules and levels. Historically, MagP has not experienced significant delays in the supply or availability of key raw materials or components provided by suppliers, nor have they experienced unforeseeable price surges for raw materials or components. Fusion Fuel does not anticipate any such delays or significant price increases in our fiscal year 2020 or 2021.

Research and Development

Given the nascent stage of the Green Hydrogen industry, we believe that continuous R&D in all aspects regarding product development, manufacturing process and material sourcing are key to maintain industry competitiveness and relevance. With that mind set Fusion Fuel’s R&D department is tasked with developing continuous improvements to existing products and services, as well as developing new related products and services.

Fusion Fuel filed its first patent, the “Direct Coupled Water Hydrogen Generator for Hydrogen Generation from Concentrated Sunlight”, on March 10, 2020, which was accepted on August 3, 2020 with International Patent Submission Number PCT/IB2020/05733.  Fusion Fuel plans to file three more provisional patents in 2020. Fusion Fuel plans to file a second provisional patent late September 2020 called “Continuous and systematic electrolysis cell pressure system” and to file remaining two provisional patents at the end of the year called “Oxygen evolution reaction without gas diffusion layer on an PEM electrolysis cell” and “UPP design to reduce inter-cell mismatch”, respectively.

Fusion Fuel also benefits from exclusive use of MagP’s intellectual property and CPV products when it relates to the production of hydrogen. This is a close collaboration between the firms that extends to R&D as well given that the compatibility of both companies’ products is important for the final product manufacturing.

The majority of Fusion Fuel’s expenses at this stage come from patent filings and registrations in all relevant markets, as well as the projected personnel costs associated with the R&D department.

Employees

Fusion Fuel has no employees as it operates as part of a broader group where employees of affiliated entities render services to the Company. Fusion Fuel intends to have a total of eight employees upon completion of the Transactions; the senior management team entered into managing agreements with Fusion Fuel as of August 5, 2020, which take effect on October 1, 2020. It is intended that another two individuals from outside the organization will be hired by Fusion Fuel once the Transactions are completed, and during the first months following the business combination Fusion Fuel intends to hire another seven employees in accordance with its business plan. We believe this is sufficient to ensure Fusion Fuel’s business plan can be met. Fusion Fuel’s employment contracts include confidentiality, non-disclosure and non-competition clauses to protect the firm and its intellectual property.

After the consummation of the Transactions, Jeffrey Schwarz, the current Chief Executive Officer of HL, will be the non-executive Chairman of the Board of Parent. The executive team will be composed of Jaime Silva (Chief Technology Officer), João Teixeira Wahnon (Head of Business Development) and Frederico Figueira de Chaves (Chief Financial Officer).

FUSION FUEL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information which Fusion Fuel’s management believes is relevant to an assessment and understanding of Fusion Fuel’s consolidated results of operations and financial condition. The discussion should be read together with the consolidated financial statements of Fusion Fuel and related notes that are included elsewhere in this proxy statement/prospectus. As of June 30, 2020, Fusion Fuel is a subsidiary of Fusion Welcome and its operations have been consolidated with Fusion Welcome. Consequently, stand-alone financial statements were not historically prepared for Fusion Fuel. The financial statements for Fusion Fuel included elsewhere in this proxy statement/prospectus were prepared in connection with the Transactions and are derived from the accounting records of Fusion Welcome using the historical results of operations and the historical bases of assets and liabilities of Fusion Fuel, adjusted as necessary to conform to IFRS. The purpose of separating Fusion Fuel from Fusion Welcome is to spin-off the hydrogen business of Fusion Welcome. Fusion Fuel has had little to no financial activity to date. Parent was formed on April 3, 2020 and will become the sole shareholder of each of HL and Fusion Fuel after the consummation of the Transactions. At this time, Parent does not have any operations and will serve as a holding company for Fusion Fuel and HL after the consummation of the Transactions. Both Parent and Fusion Fuel have fiscal years that run from January 1st to December 31st.

This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties which may be outside of Fusion Fuel’s control. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus.

Unless expressly indicated or the context requires otherwise, as used in this section, the terms the “Company,” “we,” and “our,” refer to Fusion Fuel and, where appropriate, its subsidiary.

Overview

Fusion Fuel’s mission is to produce hydrogen with zero carbon emissions, thereby contributing to a future of sustainable and affordable clean energy and the reversal of climate change. Fusion Fuel produces hydrogen using renewable energy resulting in zero carbon emissions (which we refer to as “Green Hydrogen”) with components built in-house and in partnership with MagP, an entity that is majority-owned by Fusion Welcome, and using the know-how and accumulated experience of its team’s strategic and continuous investment in R&D around solar technologies. The collaboration with MagP is intended to secure production capacity of certain CPV solar tracking materials for projects through 2021, and to complement in-house production capacity of such materials for projects for 2022 and thereafter.

Fusion Fuel’s business plan includes the sale of technology to parties interested in generating Green Hydrogen at an attractive cost (including to natural gas networks, ammonia producers, oil refineries, and other similar customers), the development of hydrogen plants to be operated by the Company and active management of the portfolio of such hydrogen plants as assets, and the sale of Green Hydrogen as an output with pre-defined HPAs.

To date, Fusion Fuel’s business activity has been primarily financed by Fusion Welcome and MagP, with some small shareholder loans to cover expenses related to the proposed transaction. Fusion Fuel expects both its capital and operating expenditures will increase significantly in connection with its ongoing activities, as Fusion Fuel:

●	constructs manufacturing facilities and purchases related equipment;

●	commercializes the Hydrogen Generators and hydrogen plants;

●	continues to invest in its technology;

●	increases marketing and business development activities, including travel costs and industry association membership fees;

●	maintains and improves its operational, financial and management information systems;

●	hires and transfers key personnel from MagP;

●	maintains, expands, and protects its intellectual property portfolio;

●	operates as a public company.

Key Factors Affecting Operating Results

Fusion Fuel believes that its performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”

Business Combination and Public Company Costs

HL has entered into the Business Combination Agreement with Fusion Fuel, Parent, Merger Sub, and the Fusion Fuel Shareholders. Pursuant to the Business Combination Agreement, (i) the Merger will occur, whereby Merger Sub will merge with and into HL, with HL being the surviving entity of the Merger and becoming a wholly-owned subsidiary of Parent, followed immediately by (ii) a Share Exchange, whereby Parent will acquire all of the issued and outstanding shares of Fusion Fuel. As a result of the Transactions, Fusion Fuel and HL will become wholly owned subsidiaries of Parent and the securityholders of Fusion Fuel and HL will become the securityholders of Parent.

Parent will be deemed the accounting predecessor and the combined entity consisting of Parent, HL and Fusion Fuel will be the successor SEC registrant, meaning that Fusion Fuel’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

The most significant change in the successor’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Fusion Fuel’s consolidated balance sheet at June 30, 2020) of between approximately $30 million, assuming maximum shareholder redemptions permitted under the Business Combination Agreement, and $54 million, assuming no shareholder redemptions.

Total non-recurring transaction costs are estimated at approximately $6.5 million. In addition, restricted stock issued to the board members of Parent will take place upon closing of the Transactions, which is expected to result in an issuance of approximately 75,000 restricted Parent Class A Ordinary Shares.

As a consequence of the Transactions, Parent will become an SEC-registered public company and has applied for Nasdaq listing of the Parent Class A Ordinary Shares and HL Parent Warrants, which will require Parent and/or Fusion Fuel, as the company that will carry out all operations, to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Parent and Fusion Fuel each expect to incur additional annual expenses as a result of Parent becoming an SEC-registered and Nasdaq-listed public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Launch of Fusion Fuel’s Hydrogen Generator and First Green Hydrogen Plants

Fusion Fuel expects to derive revenue from the development of its first Green Hydrogen plant, which project is known as the Evora Project, which will be Fusion Fuel’s demonstrator plant and is currently scheduled to start construction in the second half of 2020. Prior to installing any Hydrogen Generators, Fusion Fuel is required to obtain all the construction permits, hydrogen production licenses and land rental agreements (the “Plant Permits”) for any such plant. With this first plant for the Evora Project, the Green Hydrogen created will be blended into the natural gas distribution network operated by a local natural gas provider subject to an HPA that has not yet been negotiated. Any excess hydrogen produced that is not consumed by the natural gas network will be used to generate electricity through a fuel cell, that is openly available on the market from third party providers, and fed into the local electric grid.

After the completion of the Evora Project, Fusion Fuel will begin construction work on its second and larger hydrogen plant, which project is known as the Sines 1 Project, which, in addition to requiring the same Plant Permits, is also expected to require around €23 million of capital expenditure. Fusion Fuel expects to secure financing for the Evora Project and the Sines 1 Project after their completion.

Any delays in the successful completion of both projects will impact the ability to generate revenue consistent with the projections in Fusion Fuel’s business plan.

Fusion Fuel has received interest in its technology both from parties interested in developing their own hydrogen production plants as well as parties interested in purchasing Green Hydrogen as an end product. This interest comes from companies both within and outside of Portugal. Fusion Fuel expects the pipeline of projects to be an indicator of future performance.

Parent’s Liquidity and Capital Resources

As indicated in the accompanying audited financial statements of Parent, at June 30, 2020, Parent had a cash position of €16,915, of which €1 of owner’s equity. Parent has no operational activity and as it was formed on April 3, 2020 it has no open tax obligations or accruals.

Fusion Fuel’s Liquidity and Capital Resources

As indicated in the accompanying financial statements of Fusion Fuel, as of June 30, 2020, Fusion Fuel had a cash position of €377, assets of €53,545, liabilities of €223,812 and no open tax obligations or accruals.

Fusion Fuel’s assets as of June 30, 2020 consist of R&D tangible expenses related to the development of the DC-PEHG in the amount of €24,788, advances to suppliers in the amount of €24,907, which consists mostly of retainer fees for contracted services related to the transaction with HL, and VAT credit with state authorities in the amount of €3,473. Fusion Fuel’s liabilities as of June 30, 2020 consist of accounts payable to suppliers in the amount of €7,059, provision for lawyer fees to be invoiced in the amount of €206,753, and shareholders loans in the amount of €10,000, which represents payments by Fusion Welcome to support Fusion Fuel’s business activities.

In order to fund the working capital deficiencies or finance transaction costs in connection with the proposed business combination with HL, the shareholders of Fusion Fuel have provided loans from time to time as needed. As of June 30, 2020, the shareholder loans provided to Fusion Fuel are in the amount of €12,000. These debts will be paid upon completion of the Transactions.

Results of Operations

Fusion Fuel has had no business operation and generated no revenue to date, as since its inception in 2018, all R&D activity performed with regards to hydrogen technology was conducted by its sister company, MagP. Fusion Fuel was established by Fusion Welcome in 2018 with the intention of spinning off Fusion Welcome’s hydrogen technology and related business once such technology was ready to go to market. Following the consummation of the Transactions, Fusion Fuel expects to incur increased expenses as a result of being a public reporting company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the six months ended June 30, 2020, Fusion Fuel generated net loss of €(220,163), primarily consisting of operating costs of €220,164, which are related to the legal fees accrued related to the Transactions.

For the year ended December 31, 2019, Fusion Fuel generated net loss of €(2,104), consisting of operating costs of €2,005 related to the expenses associated with establishing basic company functions, such as freight costs, office supplies and travel expenses, and net interest of €(99) related to a foreign exchange loss.

In 2018, Fusion Fuel was established but had no financial activity of any kind.

To date, there has been no cost of revenue. Once Fusion Fuel commences internal commercial production, cost of revenue is expected to include direct parts, material and labor costs, manufacturing overhead, including amortized tooling costs and depreciation of facilities, cost of hydrogen production, shipping and logistics costs and reserves for estimated warranty expenses. Prior to internal commercial production, cost of revenue will mostly be driven by outsourcing of production in 2020 and 2021.

For the year ended December 31, 2019 and the six months ended June 30, 2020, R&D expenses have been primarily paid for by Fusion Welcome and its affiliates, including:

●	Fees paid to third parties such as consultants and contractors for outside development;

●	Expenses related to materials, supplies and third-party services;

●	Personnel-related expenses, including salaries, benefits, and stock-based compensation expense, for personnel in the engineering and research functions;

●	Depreciation for prototyping equipment and R&D facilities.

Fusion Fuel expects R&D costs to increase for the foreseeable future due to continued investment in R&D activities to achieve its business plans.

Fusion Fuel intends to fund its initial activities using grant money and its own reserve of capital (specifically, capital from the Transactions and PIPE Investment). The Evora Project has an anticipated capital expenditure amount of €4.2 million, and Fusion Fuel expects to receive a FAI grant of around €1.5 million to support this project. The remainder of the Evora Project will be financed using Fusion Fuel capital, and Fusion Fuel expects to collect tax credits for such capital investment. The Sines 1 Project will initially be financed by Fusion Fuel capital. Once construction on the Sines 1 Project is completed, Fusion Fuel will seek project financing for approximately 70-80% of the cost of the Sines 1 Project, as financial institutions are requiring Fusion Fuel to demonstrate performance before extending any funds. Fusion Fuel expects to finance the Sines 1 Project over the first 15 years of the 25-year project.

Off-Balance Sheet Arrangements

Fusion Fuel does not have any off-balance sheet arrangements as of June 30, 2020.

Contractual Obligations

Fusion Fuel has an agreement to repay Fusion Welcome shareholder loans provided totaling €12,000 as of June 30, 2020. In July 2020, Fusion Fuel’s Executive, Frederico Figueira de Chaves loaned the company $15,000 related to legal entity and audit costs. Both loans are to be repaid upon completion of the Transactions.

Fusion Fuel has two contracts with MagP which have contingent obligations upon the completion of the Transactions. The first contract is a Promissory Sub-lease Agreement for certain office and laboratory space to be used by Fusion Fuel employees. The total amount is not yet defined as the companies agreed to a price per square meter which has not yet been determined. The second contract is an IP Transfer Agreement whereby MagP will transfer all intellectual property rights to the intellectual property associated with the CPV solar trackers used in Fusion Fuel’s Hydrogen Generators. In consideration for all such intellectual property rights, Fusion Fuel is to pay €1,000,000, plus the applicable VAT rate in four equal quarterly installments over one year commencing upon the consummation of the Transactions, as well as a single payment of €900,000 upon the consummation of the Transactions, plus the applicable VAT rate, related to the reimbursement of all product and technology development costs. Currently Fusion Fuel has the right to use such intellectual property, but will not have full ownership of such intellectual property until all such payments are made.

Fusion Fuel has a Production Agreement with MagP pursuant to which MagP guarantees a supply of all materials and installations for the CPV solar trackers used in Fusion Fuel’s Hydrogen Generators over a three-year period. Fusion Fuel does not have any financial obligations under this contract at this time, contingent or otherwise, as the contract provides that MagP and Fusion Fuel are to agree to a production schedule each January which will establish the number of Trackers and the fixed cost per Tracker to be supplied by MagP in such year. Fusion Fuel has not submitted any purchase orders to MagP as of June 30, 2020, and as such, there are currently no outstanding financial obligations under the Production Agreement. For more information relating to the contracts with MagP, see “Fusion Fuel’s Related Person Transactions.”

Fusion Fuel has engaged the following law firms and agents related to the merger transaction, Feinberg Hansen LLC in the United States, Arthur Cox in Ireland, Lisbon Law in Portugal and also has engaged Bruno Knudsen as a Broker for fundraising as of May 1, 2020. Amounts due to these firms are dependent on the transaction success and are only due post transaction closing.

On August 13, 2020, Parent and HL jointly engaged Fearnley as joint lead manager in connection with the private placement of Parent Class A Ordinary Shares. Fearnley will be paid a fee equal to 3.5% of the gross proceeds received from sale of the Parent Class A Ordinary Shares by Fearnley, and an additional 50% of 3.5% of the gross proceeds received from the sale of Parent Class A Ordinary Shares introduced by persons other than Fearnley. In addition, upon the closing of any private placement, HL, at its sole discretion, may pay a discretionary fee of 0.25% of the aggregate gross proceeds received from the sale of the Parent Class A Ordinary Shares. As of August 25, 2020, Parent entered into subscription agreements with the Investors to issue an aggregate of 2,450,000 Parent Class A Ordinary Shares at a price of $10.25 per share, for aggregate gross proceeds to Parent of $25,112,500. Upon the closing of the subscription agreements, Parent will pay aggregate commissions and fees of approximately $837,000 with respect to the sale of securities thereunder.

Critical Accounting Policies and Estimates

The financial statements for Fusion Fuel and Parent have been prepared in accordance with IFRS accounting standards. The preparation of these financial statements requires each of Fusion Fuel and Parent to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Any estimates are based on historical experience and on various other factors that Fusion Fuel believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

JOBS Act

After completion of the Transactions, Parent will qualify as an “emerging growth company” and, under the JOBS Act, will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. Parent has elected to delay the adoption of new or revised accounting standards, and as a result, Parent may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, the consolidated financial statements for Parent may not be comparable to companies that comply with public company effective dates.

Parent could remain an emerging growth company until the last day of Parent’s fiscal year following the fifth anniversary of HL’s initial public offering. However, if Parent’s annual gross revenue is $1.07 billion or more, if its non-convertible debt issued within a three year period exceeds $1 billion or the market value of its ordinary shares that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, Parent would cease to be an emerging growth company as of the following fiscal year.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Parent

The following table sets forth information regarding the beneficial ownership of Parent Class A Ordinary Shares as of the record date:

●	each person known by HL to be the beneficial owner of more than 5% of HL’s outstanding ordinary shares either on the record date or after the consummation of the Transactions;

●	each of HL’s current executive officers and directors and all of HL’s executive officers and directors as a group; and

●	each person who will become an executive officer or director of Parent upon consummation of the Transactions and all of Parent’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

	Prior to the Transactions (2)		Assuming No Conversions (3)			Assuming Maximum Conversions (4)
Name and Address of Beneficial Owners (1)	Number of Shares	Percentage	Number of Class A Shares	Number of Class B Shares	Percentage of Total Voting Power	Number Class A of Shares	Number of Class B Shares	Percentage of Total Voting Power
Officers and Directors Prior to the Transactions
Jeffrey E. Schwarz (5)	1,131,649	17.25%	2,803,919	--	20.91%	2,803,919	--	33.73%
Greg Drechsler	22,507	*	22,507	--	*	22,507	--	*
Rune Magnus Lundetrae	16,880	*	16,880	--	*	16,880	--	*
Ajay Khandelwal	16,880	*	16,880	--	*	16,880	--	*
Jonathan Guss (6)	37,978	*	99,061	--	*	99,061	--	1.51%
All	1,225,894	18.69%	2,959,247	--	22.17%	2,959,247	--	35.87%

Officers and Directors After the Transactions
Jeffrey Schwarz (5)	1,131,649	17.25%	2,803,919	--	20.91%	2,803,919	--	33.73%
Rune Magnus Lundetrae	16,880	*	16,880	--	*	16,880	--	*
Alla Jezmir	--	0%	--	--	0%	--	--	0%
João Teixeira Wahnon (7)	--	0%	80,750	80,750	1.38%	80,750	80,750	2.45%
Frederico Figueira de Chaves (8)	--	0%	206,125	206,125	3.49%	206,125	206,125	6.14%
Jaime Silva (9)	--	0%	163,625	163,625	2.78%	163,625	163,625	4.90%
António Augusto Gutierrez Sá da Costa	--	0%	--	--	0%	--	--	0%
All	1,148,529	17.51%	3,271,299	450,500	26.70%	3,271,299	450,500	42.09%

Greater than 5% Holders
HL Acquisitions Holdings LLC (5)	622,089	9.48%	786,706	--	6.61%	786,706	--	11.56%
Metropolitan Capital Partners V, LLC (5)	408,282	6.22%	1,590,172	--	12.39%	1,590,172	--	20.56%
Barclays PLC (10)	448,442	6.84%	448,442	--	3.86%	448,442	--	6.89%
BNP Paribas SA (11)	468,821	7.15%	468,821	--	4.04%	468,821	--	7.20%
Fusion Welcome, S.A. (12)	--	0%	1,593,570	1,593,570	29.64%	1,593,570	1,593,570	39.32%
Key Family Holding Investimentos e Consultoria de Gestão, Lda. (8)	--	0%	206,125	206,125	4.40%	206,125	206,125	6.14%
Helikon Investments Ltd. (13)	--	0%	878,000	--	7.56%	878,000	--	13.48%

*	Less than 1 percent

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o HL Acquisitions Corp., 499 Park Avenue, 12th Floor, New York, NY 10022.

(2)	The pre-business combination percentage of beneficial ownership in the table above is calculated based on [6,560,751] HL ordinary shares outstanding as of the record date. The amount of beneficial ownership does not reflect the ordinary shares issuable as a result of HL’s warrants or rights as such securities may not be exercisable within 60 days. Unless otherwise indicated, HL believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them prior to the business combination.

(3)	The post-business combination percentage of beneficial ownership is calculated based on [9,485,751] Parent Class A Ordinary Shares and 2,125,000 Parent Class B Ordinary Shares outstanding immediately after the consummation of the Transactions. The number of Parent Class A Ordinary Shares (i) assumes that no HL public shareholders properly elect to convert their shares into cash, (ii) assumes that all 2,450,000 Parent Class A Ordinary Shares will be issued to the PIPE Investors, but does not take into effect any securities which may be issued in any other financing, (iii) assumes approval of the UPO Exchange Agreement by the holders of Unit Purchase Options and includes 50,000 Parent Class A Ordinary Shares issuable in consideration of the termination, forfeiture, and cancellation of outstanding Unit Purchase Options, (iv) includes 550,000 Parent Class A Ordinary Shares issuable upon the exchange of outstanding rights of HL, and (v) includes the forfeiture of an aggregate of 125,000 HL ordinary shares and 125,000 HL warrants pursuant to the Sponsor Agreement. The denominator used for any shareholder who owns warrants exercisable for Parent Class A Ordinary Shares includes such number of Parent Class A Ordinary Shares issuable upon the exercise of such warrants. Unless otherwise indicated, HL believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them upon consummation of the business combination.

(4)	The post-business combination percentage of beneficial ownership is calculated based on [4,388,235] Parent Class A Ordinary Shares and 2,125,000 Parent Class B Ordinary Shares outstanding. The number of Parent Class A Ordinary Shares (i) assumes that all [5,097,516] public shares outstanding on the record date are redeemed, (ii) assumes that all 2,450,000 Parent Class A Ordinary Shares will be issued to the PIPE Investors, but does not take into effect any securities which may be issued in any other financing, (iii) assumes approval of the UPO Exchange Agreement by the holders of Unit Purchase Options and includes 50,000 Parent Class A Ordinary Shares issuable in consideration for the termination, forfeiture and cancellation of outstanding Unit Purchase Options, (iv) includes 550,000 Parent Class A Ordinary Shares issuable upon the exchange of outstanding rights of HL, and (v) includes the forfeiture of an aggregate of 125,000 HL ordinary shares and 125,000 HL warrants pursuant to the Sponsor Agreement. The denominator used for any shareholder who owns warrants exercisable for Parent Class A Ordinary Shares includes such number of Parent Class A Ordinary Shares issuable upon the exercise of such warrants. Unless otherwise indicated, HL believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them upon consummation of the business combination.

(5)	Before the Transactions, represents (i) 622,089 HL ordinary shares held by HL Acquisitions Holdings LLC, an entity of which Mr. Schwarz is managing member, (ii) 408,282 HL ordinary shares held by Metropolitan Capital Partners V, LLC, an entity controlled by Mr. Schwarz, and (iii) 101,278 HL ordinary shares held by the Jeffrey Schwarz Children’s Trust, a trust for the benefit of Mr. Schwarz’s children. Does not include shares held by Jonathan Guss that may revert back to Mr. Schwarz in the event they do not vest pursuant to the terms of a restricted stock agreement between Mr. Schwarz and Mr. Guss. After the Transactions, beneficial ownership reflects (i) shares forfeited pursuant to the Sponsor Agreement and shares transferred to certain other initial shareholders, (ii) an aggregate of 1,221,783 Parent Class A Ordinary Shares issuable upon the exercise of HL Parent Warrants less an aggregate of 108,429 warrants forfeited pursuant to the Sponsor Agreement, and (iii) assumes that none of the convertible promissory notes beneficially owned by Mr. Schwarz are converted into warrants of Parent. Mr. Schwarz disclaims beneficial interest of such securities except to the extent of his ultimate pecuniary interest therein.

(6)	Before the Transactions, represents 32,071 shares held by Mr. Guss and 5,907 shares held by Mr. Guss’s wife. After the Transactions, beneficial ownership reflects Parent Class A Ordinary Shares issuable upon conversion of HL Parent Warrants held by Mr. Guss and his wife and reflects the shares and warrants forfeited by Mr. Guss and his wife pursuant to the Sponsor Agreement.

(7)	Includes shares held by Numberbubble, S.A., an entity controlled by Mr. Wahnon. Mr. Wahnon disclaims beneficial interest of such securities except to the extent of his pecuniary interest therein.

(8)	Represents shares held by Key Family Holding Investimentos e Consultoria de Gestão, Lda., an entity jointly owned and controlled by Mr. Figueira de Chaves and his brother. Mr. Figueira de Chaves disclaims beneficial interest of such securities except to the extent of his pecuniary interest therein.

(9)	Represents shares held by Magno Efeito, S.A., an entity controlled by Mr. Silva’s wife. Mr. Silva disclaims beneficial interest of such securities except to the extent of his pecuniary interest therein.

(10)	Information derived from ownership information published on Bloomberg.com on September 1, 2020.

(11)	Information derived from ownership information published on Bloomberg.com on September 1, 2020.

(12)	Represents shares held by Fusion Welcome, S.A. There are four shareholders of Fusion Welcome, S.A., none of which has voting or dispositive control over the securities held thereby. The voting and dispositive decisions regarding the portfolio securities of Fusion Welcome, S.A. require unanimous approval of shareholders of Fusion Welcome, S.A.

(13)	Represents shares purchased by Helikon Investments Limited on behalf of Helikon Long Short Equity Fund Master ICAV as part of the PIPE Investment.

HL’s initial shareholders, including its officers and directors, beneficially own 20.96% of the issued and outstanding HL ordinary shares as of the record date. Because of the ownership block held by HL’s initial shareholders, such individuals may be able to significantly influence matters requiring approval by HL’s shareholders, including approval of an initial business combination, the election of directors and approval of other significant corporate transactions.

The initial shares of HL are held in escrow and may not be transferred (subject to limited exceptions) until, (i) with respect to 50% of the shares, the earlier of one year after the date of the consummation of HL’s initial business combination and the date on which the closing price of HL’s ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after HL’s initial business combination, and (ii) with respect to the other 50% of the shares, one year after the consummation of HL’s initial business combination, or earlier, in either case, if, subsequent to such initial business combination, HL consummates a liquidation, merger, share exchange or other similar transaction which results in all of HL’s shareholders having the right to exchange their shares for cash, securities or other property. The Parent Ordinary Shares the initial shareholders will receive upon consummation of the Transactions will be placed in escrow with the same terms as described above.

During the escrow period, the holders of the initial shares will not be able to sell or transfer their securities except for transfers, assignments or sales (i) to other initial shareholders, officers, directors, consultants or their affiliates, (ii) to an initial shareholder’s members upon its liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to HL for no value for cancellation in connection with the consummation of HL’s initial business combination, or (vii) in connection with the consummation of HL’s initial business combination, by private sales at prices no greater than the price at which the shares were originally purchased, in each case (except for clause (vi) or with HL’s prior consent) where the transferee agrees to the terms of the escrow agreement and to be bound by these transfer restrictions, but will retain all other rights as HL shareholders, including, without limitation, the right to vote their shares and the right to receive cash dividends, if declared. If dividends are declared and payable in shares, such dividends will also be placed in escrow. If HL is unable to effect a business combination and liquidate, there will be no liquidation distribution with respect to the Sponsors’ shares.

Mr. Schwarz and the Sponsors are “promoters,” as that term is defined under the federal securities laws.

At any time prior to the annual general meeting during a period when they are not then aware of any material nonpublic information regarding HL or its securities, HL, the initial shareholders, Fusion Fuel, the Fusion Fuel Shareholders and/or their respective affiliates may purchase HL ordinary shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares of HL or vote their HL ordinary shares in favor of the business combination proposals. The purpose of ordinary share purchases and other transactions would be to increase the likelihood of approval of the business combination proposals by the holders of a majority of the HL ordinary shares present and entitled to vote at the annual general meeting and that HL have in excess of the required amount of closing cash to consummate the Transactions under the Business Combination Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the HL initial shareholders for nominal value.

Entering into any such arrangements may have a depressive effect on HL’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of HL at a price lower than market and may therefore be more likely to sell the HL ordinary shares he owns, either prior to or immediately after the annual general meeting.

If such transactions are effected, the consequence could be to cause the Transactions to be approved in circumstances where such approval could not otherwise be obtained. Purchases of HL ordinary shares by the persons described above would allow them to exert more influence over the approval of the business combination proposals and other proposals to be presented at the meetings and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that HL will have in excess of the required amount of cash available to consummate the Transactions as described above.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. HL will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposals or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

HL Related Person Transactions

Sponsor Shares

In March 2018, HL issued an aggregate of 1,221,875 ordinary shares to Metropolitan Capital Partners V, LLC, an affiliate of HL’s Chief Executive Officer for an aggregate purchase price of $25,000 in cash. Metropolitan Capital Partners V, LLC subsequently transferred certain of such ordinary shares to other initial shareholders. In June 2018, HL effected a stock dividend of approximately 0.18 ordinary shares for each outstanding ordinary share, resulting in an aggregate of 1,437,500 HL ordinary shares outstanding. The HL ordinary shares included an aggregate of up to 187,500 HL ordinary shares subject to forfeiture by the initial shareholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the initial shareholders would collectively own 20% of HL’s issued and outstanding ordinary shares after the initial public offering (excluding the shares issued to the underwriters). As a result of the underwriters’ election to partially exercise their over-allotment option to purchase 500,000 HL units on July 2, 2018 and waiver of the remainder of their over-allotment option, 125,000 HL ordinary shares were no longer subject to forfeiture and 62,500 HL ordinary shares were forfeited.

All of the initial shareholders’ ordinary shares were placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until (1) with respect to 50% of the ordinary shares, the earlier of one year after the date of the consummation of HL’s initial business combination and the date on which the closing price of HL’s ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after HL’s initial business combination and (2) with respect to the remaining 50% of the ordinary shares, one year after the date of the consummation of HL’s initial business combination, or earlier, in either case, if, subsequent to HL’s initial business combination, HL consummates a liquidation, merger, stock exchange or other similar transaction which results in all shareholders having the right to exchange their ordinary shares for cash, securities or other property. The initial shares are identical to the ordinary shares included in the units that were sold in HL’s initial public offering. However, the initial shareholders agreed (A) to vote any shares owned by them in favor of any proposed business combination, (B) not to convert any shares in connection with a shareholder vote to approve a proposed initial business combination or any amendment to HL’s M&A prior to consummation of an initial business combination or sell any shares to HL in a tender offer in connection with a proposed initial business combination and (C) that the initial shares shall not participate in any liquidating distribution from the trust account upon winding up if a business combination is not consummated.

Private Placement Warrants

HL’s initial shareholders and their affiliates purchased, pursuant to written subscription agreements, 2,375,000 private placement warrants for a total purchase price of $2,375,000. The private placement warrants are identical to the warrants included in the units sold in the initial public offering except that they: (i) will not be redeemable by HL and (ii) may be exercised for cash or on a cashless basis, in each case so long as they are held by the initial purchasers or any of their permitted transferees. If the private placement warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by HL and exercisable by the holders on the same basis as the warrants included in the units sold in the initial public offering. In the event of a liquidation prior to HL’s initial business combination, the private placement warrants will be worthless. The purchasers have agreed not to transfer, assign or sell any of the private placement warrants and underlying securities (except for certain limited transfers) until the completion of HL’s initial business combination.

Promissory Notes – Related Party

On July 23, 2019, HL issued an unsecured promissory note (the “July Note”) in the aggregate amount of $50,000 to HL’s Chief Executive Officer. The July Note is non-interest bearing and payable on the consummation of HL’s initial business combination. Upon consummation of an initial business combination, the entire principal balance of the July Note may be converted, at the holder’s option, into warrants of HL at a price of $1.00 per warrant.

On October 4, 2019, HL issued an unsecured promissory note (the “October Note”) in the aggregate amount of $125,000 to HL’s Chief Executive Officer. The October Note is non-interest bearing and payable on the consummation of an initial business combination. Upon consummation of an initial business combination, the entire principal balance of the October Note may be converted, at the holder’s option, into warrants of HL at a price of $1.00 per warrant.

On December 9, 2019, HL issued an unsecured promissory note (the “December 9 Note”) in the aggregate amount of $150,000 to HL’s Chief Executive Officer. The December 9 Note is non-interest bearing and payable on the consummation of an initial business combination. Upon consummation of an initial business combination, the entire principal balance of the December 9 Note may be converted, at the holder’s option, into warrants of HL at a price of $1.00 per warrant.

On December 31, 2019, HL’s Chief Executive Officer made a loan of $325,000 to HL which was evidenced by promissory notes (the “December 31 Notes”) in an aggregate principal amount of $325,000. The December 31 Notes are non-interest bearing and payable upon the consummation of an initial business combination. Upon consummation of an initial business combination, $168,280 of the principal balance of the December 31 Notes may be converted, at the holder’s option, into warrants of HL at a price of $1.00 per warrant, with the balance of the December 31 Notes in the amount of $156,720 being payable in cash.

On January 29, 2020 and February 27, 2020, HL’s Chief Executive Officer made loans to HL evidenced by two promissory notes in an aggregate principal amount of $350,000 (the “2020 Notes”). The 2020 Notes are non-interest bearing and payable upon the consummation of HL’s initial business combination. Upon consummation of the initial business combination, $40,339 of the principal balance of the 2020 Notes may be converted, at the holder’s option, into warrants of HL at a price of $1.00 per warrant, with the balance of the 2020 Notes in the amount of $309,661 being payable in cash. The convertible portion of the 2020 Notes are included in the discussion of the Convertible Notes below.

In March 2020, HL issued unsecured promissory notes (the “March Notes”) in the aggregate amount of $250,000 to a director and his designee and persons and entities affiliated with HL’s Chief Executive Officer. The March Notes are non-interest bearing and payable on the consummation of the initial business combination.

In April 2020, HL issued unsecured promissory notes (the “April Notes”) to a director and his designee, and entities affiliated with HL’s Chief Executive Officer, and Key Family Holding Investimentos e Consultoria de Gestão Lda., a shareholder of Fusion Fuel, pursuant to which HL borrowed an aggregate of $292,312. The April Notes are non-interest bearing and payable on the consummation of HL’s initial business combination.

In May 2020, HL issued unsecured promissory notes (the “May Notes”) to a director and his designee, entities affiliated with HL’s Chief Executive Officer, and Key Family Holding Investimentos e Consultoria de Gestão Lda., a shareholder of Fusion Fuel, pursuant to which HL borrowed an aggregate of approximately $181,980. The May Notes are non-interest bearing and payable on the consummation of HL’s initial business combination.

In June 2020, HL issued unsecured promissory notes (the “June Notes”) to an entity affiliated with HL’s Chief Executive Officer and two of HL’s initial shareholders, pursuant to which HL borrowed an aggregate of approximately $136,921. The June Notes are non-interest bearing and payable on the consummation of HL’s initial business combination.

In August 2020, HL issued to a directors and his designee, entities affiliated with HL’s Chief Executive Officer, and other initial shareholders unsecured, non-convertible, non-interest-bearing promissory notes in the aggregate amount of $146,055 (the “August Notes”). The August Notes are non-interest bearing and payable on the consummation of HL’s initial business combination.

If HL fails to consummate an initial business combination, all amounts owed by HL under the July Note, October Note, December 9 Note, December 31 Notes, 2020 Notes, March Notes, April Notes, May Notes, June Notes, and August Notes will be forgiven except to the extent that HL has funds available outside of the trust account. At June 30, 2020, there was $1,473,649 outstanding under such notes.

Convertible Promissory Notes — Related Party

On March 21, 2018, HL issued an unsecured promissory note to Metropolitan Capital Partners V, LLC, pursuant to which HL borrowed an aggregate principal amount of $125,000. The promissory note was non-interest bearing and payable on the earlier of (i) April 1, 2019, (ii) the consummation of HL’s initial public offering or (iii) the date on which HL determined not to proceed with the initial public offering. The promissory note was repaid upon the consummation of HL’s initial public offering on July 2, 2018.

During the year ended June 30, 2020, HL issued unsecured convertible promissory notes (the “Convertible Notes”) in the aggregate amount of $533,619 to HL’s Chief Executive Officer. The Convertible Notes are non-interest bearing and payable on the consummation of HL’s initial business combination. The Convertible Notes may be converted upon consummation of HL’s initial business combination into additional warrants at a price of $1.00 per warrant. The terms of the warrants will be identical to the warrants issued by HL in the initial public offering, except the warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial holder or its permitted transferees. If an initial business combination is not consummated, the Convertible Notes will not be repaid by HL and all amounts owed thereunder by HL will be forgiven except to the extent that HL has funds available to it outside of the trust account.

Note Receivable – Fusion Fuel

In June 2020, HL loaned $20,000 to one of the shareholders of Fusion Fuel. This loan is evidenced by a non-interest bearing promissory note which is due upon the earlier to occur of the consummation or the termination of the Business Combination Agreement.

Administrative Services Arrangement

HL entered into an agreement with Metropolitan Capital Partners II, LP, an affiliate of HL’s Chief Executive Officer, whereby, commencing on June 27, 2018 through the earlier of HL’s consummation of its initial business combination and its liquidation, to make available to HL certain general and administrative services, including office space, utilities and administrative and bookkeeping services, as HL may require from time to time. HL will pay Metropolitan Capital Partners II, LP $10,000 per month for these services. For each of the years ended June 30, 2020 and 2019, HL incurred $120,000 in fees for these services.

Related Party Loans

In order to finance transaction costs in connection with HL’s initial business combination, HL’s initial shareholders, officers, directors or their affiliates may, but are not obligated to, loan to HL funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of HL’s initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of HL’s initial business combination into additional warrants at a price of $1.00 per warrant. In the event that a business combination does not close, HL may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. During the nine months ended March 31, 2020, HL issued convertible promissory notes to its Chief Executive Officer, pursuant to which HL borrowed an aggregate of $533,619 under the terms of the Working Capital Loan (see above).

HL’s Related Party Policy

HL’s Code of Ethics, which was adopted upon consummation of HL’s initial public offering, requires HL to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) HL or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of HL ordinary shares, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

HL requires each director and executive officer to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

HL’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent HL enters into such transactions. HL will not enter into any such transaction unless the audit committee and a majority of the disinterested “independent” directors determine that the terms of such transaction are no less favorable to HL than those that would be available to HL with respect to such a transaction from unaffiliated third parties. Additionally, in connection with the review and approval of such transactions, HL’s board of directors will have access, at HL’s expense, to HL’s attorneys or independent legal counsel.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize potential conflicts of interest, HL has agreed not to consummate a business combination with an entity which is affiliated with any of the initial shareholders unless HL obtains an opinion from an independent investment banking firm, another independent firm that commonly renders valuation opinions on the type of target business HL is seeking to acquire, or an independent accounting firm, and that is reasonably acceptable to EBC, that the business combination is fair to HL’s unaffiliated shareholders from a financial point of view. Furthermore, in no event will any of HL’s existing officers, directors, special advisors or initial shareholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination.

Fusion Fuel’s Related Person Transactions

Relationship with MagP

The shareholders and founders of Fusion Welcome founded MagP, a company that produces, installs, operates and maintains proprietary solar CPV technology. MagP is the successor to the business of MagPower, a company also founded by some of the founders of Fusion Welcome. Fusion Welcome is a 70% shareholder of MagP, and the remaining 30% of MagP is owned by other parties unrelated to Fusion Welcome or Fusion Fuel.

Fusion Fuel’s Hydrogen Generator incorporates CPV solar technology components that are produced by MagP and have been produced by MagP (or its predecessor MagPower) for several years. Fusion Fuel has three contracts with MagP. that are critical to its business: (1) the Production Agreement, (2) the IP Transfer Agreement and (3) the Promissory Sub-Lease.

Under the Production Agreement, MagP guarantees to supply to Fusion Fuel all materials and installations for 4,200 Trackers over a three-year period which commenced at the beginning of 2020 and expires at the end of 2022. MagP and Fusion Fuel are to agree to a production schedule each January which will establish the number of Trackers and the fixed cost per Tracker to be supplied by MagP in such year. MagP and Fusion Fuel have agreed to the following cost schedule:(i) the first 55 Trackers will be supplied by MagP at a cost of €50,000 per Tracker; (ii) the second 1,400 Trackers will be supplied by MagP at a maximum price of €21,000 per Tracker; (iii) the third 1,400 Trackers will be supplied by MagP at a maximum price of €18,200 per Tracker; and (iv) the final 1,400 Trackers will be supplied by MagP at a price to be defined but at a maximum price of €18,200 per Tracker. If Fusion Fuel does not place orders for at least the minimum amounts set forth above, MagP is released from its obligation to supply such amounts and can renegotiate lower production quotas. Fusion Fuel has not incurred any expenses for services provided by MagP under the Production Agreement to date.

The IP Transfer Agreement transferred from MagP all intellectual property rights to the technology associated with the Trackers implemented in the Hydrogen Generators, will give Fusion Fuel full ownership of the products created by MagP as described in the IP Transfer Agreement, and provides that MagP will do all work associated with adapting its CPV module, solar tracker and other components required for its technology to be compatible with the Hydrogen Generators. Under the IP Transfer Agreement, the total consideration to be paid by Fusion Fuel includes €1,000,000 for all rights to the technology to be paid in quarterly installments over one year, commencing upon the completion of the Transactions, and a single payment of €900,000 for product and technology development costs, payable on the completion of the Transactions, each such amount to be subject to applicable VAT charges. To date, no payments have been made under the IP Transfer Agreement.

The Promissory Sub-Lease provides that MagP promises to sub-lease a portion of the property that it leases from Siemens, S.A. with a formal sub-lease agreement to be executed upon completion of the business combination and the receipt of all authorizations necessary to enter into the sub-lease. The sub-lease will have a term of six years and will cost Fusion Fuel €5.60 per square meter of office space and €2.20 per square meter of industrial facilities per month. To date, no payments have been made under the Promissory Sublease.

Related Party Loans

Fusion Fuel has an agreement to repay shareholder loans owed to Fusion Welcome in the total amount of €12,000 as of June 30, 2020. In July 2020, Fusion Fuel’s Chief Financial Officer, Frederico Figueira de Chaves, loaned Fusion Fuel $15,000 related to legal entity and audit costs. Both loans are to be repaid upon consummation of the Transactions.

DESCRIPTION OF PARENT SECURITIES

The following description of the material terms of the share capital of Parent following the Transactions includes a summary of specified provisions of Parent’s M&A that will be in effect upon completion of the Transactions. This description is qualified by reference to Parent’s M&A as will be in effect upon consummation of the Transactions, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

Parent is a public limited company organized and existing under the laws of Ireland. Parent was formed on April 3, 2020, and Parent’s affairs are governed by Parent’s M&A, the Irish Companies Act, and the corporate law of Ireland.

The following are summaries of material provisions of Parent’s M&A to be in effect assuming approval of all of the charter proposals and upon consummation of the Transactions, and the Irish Companies Act insofar as they relate to the material terms of the Parent Class A Ordinary Shares and Parent Class B Ordinary Shares.

Ordinary Shares

General. The issued and paid up share capital of Parent is US$1.00 representing one (1) ordinary share.

Dividends. The holders of Parent Ordinary Shares are entitled to such dividends as may be declared by Parent’s board of directors. Dividends may be declared and paid out of the funds legally available therefor. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Irish Companies Act.

Voting Rights. Each Parent Class A Ordinary Share and each Parent Class B Ordinary Share shall be entitled to one (1) vote on all matters subject to the vote at general meetings of Parent. Voting at any meeting of shareholders is by way of a poll, which shall be taken in such manner as the chairperson of the meeting directs.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Parent Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. Where the shareholders wish to act by way of written resolution in lieu of holding a meeting, unanimous consent of the holders of the Parent Class A Ordinary Shares and Parent Class B Ordinary Shares (for as long as there are any Parent Class B Ordinary Shares outstanding) shall be required. A special resolution will be required for important matters such as a change of name, reducing the share capital or making changes to Parent’s M&A to be in effect assuming approval of all of the charter proposals and upon consummation of the Transactions.

Additionally, for so long as not less than an aggregate of 1,700,000 Parent Class B Ordinary Shares continue to be beneficially owned by the Fusion Fuel Shareholders, the written consent or affirmative vote of the holders of a majority of the outstanding Parent Class B Ordinary Shares shall be required before Parent can carry out any of the following actions:

●	liquidate, dissolve, or wind-up the business and affairs of Parent;

●	effect any merger or consolidation in which Parent is a constituent party or a subsidiary of Parent is a constituent party if Parent issues shares of its capital stock pursuant to such merger or consolidation (except any such merger or consolidation involving Parent or a subsidiary in which the shares of capital stock of Parent outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation);

●	sell, lease, transfer, exclusively license or otherwise dispose, in a single transaction or series of related transactions, by Parent or any subsidiary of Parent of all or substantially all the assets of Parent and any subsidiary, taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of Parent if substantially all of the assets of Parent and its subsidiaries, taken as a whole, are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Parent;

●	permit the sale of all or substantially all of the Parent Class A Ordinary Shares and Parent Class B Ordinary Shares to an independent third party or group;

●	amend, alter, or repeal any provisions of Parent’s M&A;

●	create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, or equity securities convertible into capital stock of Parent;

●	expand or otherwise alter the size of the board of directors of Parent or Fusion Fuel; and

●	remove any member of the board of directors of Fusion Fuel.

Transfer of Ordinary Shares. Subject to the restrictions contained in the stock escrow agreement entered into by HL, the initial shareholders, and Continental Stock Transfer & Trust Company at the time of HL’s initial public offering, and as otherwise set forth in the Business Combination Agreement, and the lock-up restrictions contained in the Business Combination Agreement with respect to the Parent securities to be issued to the Fusion Fuel Shareholders in the Share Exchange, and subject to any further restrictions contained in Parent’s M&A, any of Parent shareholder may transfer all or any of his or her Parent Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by Parent’s board of directors.

Liquidation. On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of Parent Ordinary Shares shall be distributed among the holders thereof on a pro rata basis. If Parent’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by Parent’s shareholders proportionately.

General Meetings of Shareholders. Shareholders’ meetings may be convened by the board of directors, by the board of directors on the requisition of the shareholders or, if the board of directors fails to so convene a meeting, such extraordinary general meeting may be convened by the requisitioning shareholders where the requisitioning shareholders hold not less than 10% of the paid up share capital of Parent. Any action required or permitted to be taken at any annual or extraordinary general meetings may be taken only upon the vote of the shareholders at an annual or extraordinary general meeting duly noticed and convened in accordance with Parent’s M&A and the Irish Companies Act. Unanimous consent of the holders of the Parent Class A Ordinary Shares and the Parent Class B Ordinary Shares (for as long as there are any Parent Class B Ordinary Shares outstanding) shall be required before the shareholders may act by way of written resolution without a meeting.

Warrants

General. No warrants to purchase Parent Class A Ordinary Shares are currently outstanding. Upon completion of the Transactions, Parent will issue warrants to the Fusion Fuel Shareholders and each outstanding warrant of HL will remain outstanding and will automatically be adjusted to become an HL Parent Warrant. The warrants to be issued to the Fusion Fuel Shareholders are identical to the HL Parent Warrants issued to HL’s initial shareholders. Such “private warrants” (i) will not be redeemable by Parent, (ii) may be exercised for cash or on a cashless basis at the holder’s option as long as such warrants are held by the initial holders or their affiliates or permitted transferees, and (iii) are subject to a lockup for a period of 12 months from the closing of the Transactions. Parent refers to the warrants issued to the Fusion Fuel Shareholders and the HL Parent Warrants, collectively, as the “Warrants.”

Exercisability. Each Warrant entitles the registered holder to purchase one Parent Class A Ordinary Share.

Exercise Price. $11.50 per share, subject to adjustment.

The exercise price and number of Parent Class A Ordinary Shares issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of Parent Class A Ordinary Shares at a price below the Warrant exercise price.

Exercise Period. The Warrants will become exercisable upon the completion of the Transactions. The Warrants will expire five (5) years after the completion of the Transactions, at 5:00 p.m., New York City time, or earlier upon their redemption.

No Warrants will be exercisable for cash unless Parent has an effective and current registration statement covering the Parent Class A Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to such Parent Class A Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the Parent Class A Ordinary Shares issuable upon exercise of the Warrants is not effective within a specified period following the consummation of the Transactions, warrant holders may, until such time as there is an effective registration statement and during any period when Parent shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Parent Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Parent Class A Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Parent Class A Ordinary Shares for the five (5) trading days ending on the trading day prior to the date of exercise.

Parent has agreed to use its best efforts to file and have an effective registration statement covering the Parent Class A Ordinary Shares issuable upon exercise of the Warrants, to maintain a current prospectus relating to those Parent Class A Ordinary Shares until the earlier of the date the Warrants expire or are redeemed and the date on which all of the Warrants have been exercised, and to qualify the resale of such shares under state blue sky laws, to the extent an exemption is not available. However, there is no assurance that Parent will be able to do so and, if Parent does not maintain a current prospectus relating to the Parent Class A Ordinary Shares issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants for cash and Parent will not be required to net cash settle or cash settle the Warrant exercise.

Redemption of Warrants. Parent may call the Warrants for redemption (excluding the Warrants issued to the Fusion Fuel Shareholders and certain HL Parent Warrants initially issued to HL’s initial shareholders, so long as such Warrants are held by the Fusion Fuel Shareholders or HL initial shareholders, respectively, or their affiliates and certain permitted transferees), in whole and not in part, at a price of $0.01 per Warrant:

●	at any time after the Warrants become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each Warrant holder,

●	if, and only if, the reported last sale price of the Parent Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the Parent Class A Ordinary Shares underlying such Warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

The redemption criteria for the Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of the redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

If Parent calls the Warrants for redemption as described above, Parent’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of Parent Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Parent Class A Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Parent Class A Ordinary Shares for the five (5) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

Registered Form. The Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Parent. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding Warrants in order to make any change that adversely affects the interests of the registered holders.

Manner of Exercise. The Warrants may be exercised upon surrender of the holder’s Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to Parent, for the number of Warrants being exercised.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing warrant holder would not be able to exercise its Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the Class A Ordinary Shares outstanding.

No Rights as a Shareholder. The warrant holders do not have the rights or privileges of holders of Parent Class A Ordinary Shares and any voting rights until they exercise their Warrants and receive Parent Class A Ordinary Shares. After the issuance of Parent Class A Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each Parent Class A Ordinary Share held of record on all matters to be voted on by holders of Parent Class A Ordinary Shares.

No Fractional Shares. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, Parent will, upon exercise, round up to the nearest whole number the number of Parent Class A Ordinary Shares to be issued to the warrant holder.

History of Security Issuances

Following its formation, Parent issued one fully paid ordinary share to Frederico Figueira de Chaves at a price of €1 per share. On August 13, 2020, Parent issued an additional 24,999 ordinary shares to Mr. Figueira de Chaves at a price of €1 per share. The paid up capital of Parent is €25,000.

Transfer Agent and Registrar

Upon the completion of the Transactions, the transfer agent and registrar for the Parent Ordinary Shares will be Continental Stock Transfer & Trust Company.

Listing

Parent has applied for the listing of the Parent Class A Ordinary Shares and HL Parent Warrants on Nasdaq under the symbols “HTOO” and “HTOOW”, respectively.

DISSENTER’S RIGHTS

HL shareholders who do not exercise their conversion rights and who do not consent to the approval of the Transactions may, under certain conditions, become entitled to be paid the “fair value” of their shares in cash, as determined by an appraisal process as set out in the BVI Companies Act, in lieu of the consideration set forth in the Business Combination Agreement. HL shareholders who are considering exercising dissenters’ rights are advised to consult appropriate legal counsel.

Under Section 179 of the BVI Companies Act, HL shareholders are entitled to dissent from, and obtain payment of the fair value of their shares in cash in the event the Transactions are consummated, instead of receiving the consideration they would otherwise be entitled to pursuant to the Business Combination Agreement. The following summarizes the material rights of HL shareholders under Section 179 of the BVI Companies Act. The summary below is qualified in its entirety by reference to Section 179 of the BVI Companies Act.

For purposes of dissenters’ rights, “fair value” means the value of the shares immediately before the effective date of the Merger.

Holders of record of shares who do not consent to the Transactions and who otherwise comply with the applicable statutory procedures will be entitled to dissenters’ rights under Section 179 of the BVI Companies Act. If you choose either to assert your dissenters’ rights or preserve your right to dissent, you should carefully review the requirements under Section 179 of the BVI Companies Act and consult with an attorney. If your shares are held of record in the name of another person, such as a bank, broker or nominee, you must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters’ rights you may have. Any holder of record must dissent in respect of all shares that it holds in HL.

A shareholder wishing to exercise dissenters’ rights must not consent to the approval of the Business Combination Agreement, the Merger or the transactions contemplated thereby. If you elect to exercise your dissenters’ rights, you must not vote any of your shares in favor of the Transactions.

This proxy statement/prospectus constitutes notice of the business combination proposals, including the authorization of the Merger. In order to exercise your dissenters’ rights, you must give to HL written objection to the Transactions before the annual general meeting or at the annual general meeting but before the vote in respect of the Transactions. Provided that written objection is given in respect of the Transactions in accordance with Section 179 of the BVI Companies Act, you are not required to vote against the Transactions in order to exercise your dissenters rights, you may instead abstain from the vote, but you may not vote for the Transactions and exercise your dissenters rights.

HL shareholders are cautioned that if an HL shareholder initiates an appraisal process, he, she or it may be responsible for a portion of the costs of the appraisal.

SHAREHOLDER PROPOSALS

Parent anticipates that its 2021 annual general meeting will be held no later than [●], 2021, unless changed by Parent’s board of directors. If you are a shareholder and you want to include a proposal in the proxy statement for Parent’s 2021 annual general meeting, you will need to provide it to Parent no later than [●]. You should direct any proposals to Parent’s secretary at its principal office, which will be located at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland.

If you are a shareholder and you want to present a matter of business to be considered or nominate a director to be elected at the 2021 annual general meeting, under Parent’s M&A, you must give timely notice of the matter or the nomination, in writing, to Parent’s secretary. To be timely, the notice must be delivered not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual general meeting. However, in the event that the date of the annual general meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary, notice must be delivered not earlier than the 90th day prior to such annual general meeting and not later than close of business on the later of (i) the 60th day prior to such annual general meeting or (ii) the tenth day following the date on which notice of the date of the annual general meeting was mailed or public disclosure thereof was made by Parent, whichever event in this clause (ii) first occurs.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with HL’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of HL Acquisitions Corp., 499 Park Avenue, 12th Floor, New York, NY 10022. Following the Transactions, such communications should be sent in care of Parent at its principal executive office, which will be located at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS

The financial statements of Fusion Welcome – Fuel, S.A. as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and the period from July 26, 2018 (inception) to December 31, 2018 have been included herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of Marcum LLP as experts in auditing and accounting. Such report includes an explanatory paragraph as to Fusion Welcome – Fuel, S.A.’s ability to continue as a going concern.

The financial statements of Fusion Fuel Green Limited as of June 30, 2020, and for the period from inception (April 3, 2020) to June 30, 2020 have been included herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of Marcum LLP as experts in auditing and accounting. Such report includes an explanatory paragraph as to Fusion Fuel Green Limited’s ability to continue as a going concern.

The financial statements of HL as of June 30, 2020 and 2019, and for the year ended June 30, 2020 and 2019 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of Marcum LLP as experts in auditing and accounting.

Representatives of Marcum LLP will be present at the annual general meeting with the opportunity to make statements and to respond to appropriate questions from HL shareholders.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, HL and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of HL’s proxy statement. Upon written or oral request, HL will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy was delivered and who wishes to receive separate copies. Shareholders receiving multiple copies of the proxy statement may likewise request that HL deliver single copies of such documents in the future. Shareholders may notify HL of their requests by writing HL at its principal executive offices at 499 Park Avenue, 12th Floor, New York, NY 10022 or calling (212) 486-8100. Following the Transactions, such requests should be made by writing Parent at its principal executive office, which will be located at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland.

WHERE YOU CAN FIND MORE INFORMATION

HL files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on HL at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

This proxy statement/prospectus incorporates important business and financial information about the parties that is not included in or delivered with the proxy statement/prospectus. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

All information contained in this document relating to HL has been supplied by HL, and all such information relating to Fusion Fuel has been supplied by Fusion Fuel. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Transactions, you should contact via phone or in writing:

Mr. Jeffrey Schwarz

HL Acquisitions Corp.

499 Park Avenue, 12th Floor

New York, NY 10022

Telephone: (212) 486-8100

INDEX TO FINANCIAL STATEMENTS

HL ACQUISITIONS CORP. – AUDITED FINANCIAL STATEMENTS

Fusion WELCOME – Fuel, S.A. – UNAUDITED INTERIM FINANCIAL STATEMENTS

Fusion WELCOME – Fuel, S.A. – AUDITED FINANCIAL STATEMENTS

FUSION FUEL GREEN PLC – AUDITED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
HL Acquisitions Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of HL Acquisitions Corp. (the “Company”) as of June 30, 2020 and 2019, the related statements of operations, changes in shareholders’ equity and cash flows for each of the two years in the period ended June 30, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of June 30, 2020 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2018.

New York, NY

September 10, 2020

HL ACQUISITIONS CORP.

BALANCE SHEETS

	June 30, 2020	June 30, 2019

ASSETS
Current Assets
Cash	$107,663	$16,181
Prepaid expenses and other current assets	43,250	54,172
Note receivable – related party	20,000	—
Total Current Assets	170,913	70,353

Marketable securities held in Trust Account	53,858,474	56,271,758
TOTAL ASSETS	$54,029,387	$56,342,111

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$193,321	$1,389
Promissory notes – related party	1,327,594	—
Total Current Liabilities	1,520,915	1,389

Convertible promissory notes – related party	533,619	—
Total Liabilities	2,054,534	1,389

Commitments

Ordinary shares subject to possible redemption, 4,446,441 and 5,018,041 shares at redemption value as of June 30, 2020 and 2019, respectively	46,974,848	51,340,721

Shareholders’ Equity
Preference shares, no par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, no par value; 100,000,000 shares authorized; 2,114,810 and 1,945,194 shares issued and outstanding (excluding 4,446,441 and 5,018,041 shares subject to possible redemption) as of June 30, 2020 and 2019, respectively	4,381,672	4,180,114
Retained earnings	618,333	819,887
Total Shareholders’ Equity	5,000,005	5,000,001

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$54,029,387	$56,342,111

The accompanying notes are an integral part of the financial statements.

HL ACQUISITIONS CORP.
STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2020	2019

Operating costs	$1,027,382	$446,704
Loss from operations	(1,027,382)	(446,704)

Other income:
Interest income on marketable securities held in Trust Account	825,828	1,270,268
Unrealized gain on marketable securities held in Trust Account	—	1,490
Other income	825,828	1,271,758

Net (loss) income	$(201,554)	$825,054

Weighted average shares outstanding, basic and diluted (1)	1,984,817	1,919,807

Basic and diluted net loss per common share (2)	$(0.46)	$(0.17)

(1)	Excludes an aggregate of up to 4,446,441 and 5,018,041 shares subject to possible redemption for the twelve months ended June 30, 2020 and 2019, respectively.

(2)	Net loss per ordinary share - basic and diluted excludes interest income and unrealized gains attributable to shares subject to possible redemption of $720,287 and $1,160,352 for the year ended June 30, 2020 and 2019, respectively (see Note 3).

The accompanying notes are an integral part of the financial statements.

HL ACQUISITIONS CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares		(Accumulated Deficit)/ Retained	Total Shareholders’
	Shares	Amount	Earnings	Equity
Balance – January 1, 2019	1,437,500	$25,000	$(5,167)	$19,833

Sale of 5,500,000 Units, net of underwriting discounts and offering expenses	5,500,000	53,120,735	—	53,120,735

Sale of 2,375,000 Private Warrants	—	2,375,000	—	2,375,000

Sale of Unit Purchase Option	—	100	—	100

Issuance of Representative shares	88,235	—	—	—

Forfeiture of Sponsors’ Shares	(62,500)	—	—	—

Ordinary shares subject to possible redemption	(5,018,041)	(51,340,721)	—	(51,340,721)

Net income	—	—	825,054	825,054

Balance – June 30, 2019	1,945,194	4,180,114	819,887	5,000,001

Change in value of ordinary shares subject to possible redemption	169,616	201,558	—	201,558

Net loss	—	—	(201,554)	(201,554)

Balance – June 30, 2020	2,114,810	$4,381,672	$618,333	$5,000,005

The accompanying notes are an integral part of the financial statements.

HL ACQUISITIONS CORP.
STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(201,554)	$825,054
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(825,828)	(1,270,268)
Unrealized gain on marketable securities held in Trust Account	—	(1,490)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	10,922	(54,172)
Accounts payable and accrued expenses	191,932	1,389
Net cash used in operating activities	(824,528)	(499,487)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account for redemption of common stock	4,164,315	—
Investment of cash in Trust Account in connection with extension	(925,203)	—
Note receivable – related party	(20,000)	—
Investment of cash in Trust Account	—	(55,000,000)
Net cash provided by (used in) investing activities	3,219,112	(55,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	53,625,000
Proceeds from sale of Private Warrants	—	2,375,000
Proceeds from sale of unit purchase option	—	100
Payment of offering costs	—	(335,323)
Proceeds from convertible promissory notes – related party	533,619	—
Proceeds from promissory notes – related party	1,327,594	—
Repayment of promissory notes – related party	—	(125,000)
Repayment of advances from related party	—	(75,000)
Redemption of common stock	(4,164,315)	—
Net cash (used in) provided by financing activities	(2,303,102)	55,464,777

Net Change in Cash	91,482	(34,710)
Cash - Beginning	16,181	50,891
Cash - Ending	$107,663	$16,181

Supplemental disclosure of noncash investing and financing activities:
Initial classification of ordinary shares subject to possible redemption	$—	$50,515,660
Change in value of ordinary shares subject to possible redemption	$(201,558)	$825,061

The accompanying notes are an integral part of the financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

HL Acquisitions Corp. (the “Company”) is a blank check company incorporated in the British Virgin Islands on February 23, 2018. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company is focusing on businesses that have their primary operations in the hydrocarbon logistics and processing industries.

All activity through June 30, 2020 relates to the Company’s formation, its initial public offering (“IPO”), which is described below, and activities in connection with the proposed acquisition of Fusion Welcome – Fuel, S.A., a public limited company domiciled in Portugal (“Fusion Fuel”), as more fully described in Note 7).

On July 2, 2018, the Company consummated its IPO of 5,500,000 units, including 500,000 units which were subject to the over-allotment option granted to the underwriters of the IPO, with each unit consisting of one ordinary share (“Public Share(s)”), one right, and one redeemable warrant. Each right is exchangeable for one-tenth (1/10) of one ordinary share upon the consummation of the Company’s initial business combination. Each warrant will become exercisable for one ordinary share, with an exercise price of $11.50 per share, on the completion of an initial business combination and will expire on the fifth anniversary of the Company’s completion of an initial business combination, or earlier upon redemption or liquidation. Simultaneously with the consummation of the IPO, the Company consummated the private placement of 2,375,000 warrants at a price of $1.00 per warrant, generating total proceeds of $2,375,000. The warrants were purchased by certain of the Company’s initial shareholders pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”). The private placement warrants are identical to the warrants included in the units sold in the IPO except that the warrants issued in the private placement: (i) are not redeemable by the Company and (ii) are exercisable for cash or on a cashless basis, in each case so long as they are held by the initial purchasers or any of their permitted transferees. Additionally, the purchasers of the private placement warrants have agreed not to transfer, assign, or sell any of the warrants (except to certain permitted transferees) until the completion of the Company’s initial business combination.

At the consummation of the IPO, the underwriters informed the Company that they would not be exercising the remaining portion of the overallotment option. As a result, the Company’s initial shareholders forfeited an aggregate of 62,500 ordinary shares.

Following the closing of the IPO on July 2, 2018, an amount of $55,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Warrants was placed in a trust account (“Trust Account”) which may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

Transaction costs relating to the IPO amounted to $1,879,265, consisting of $1,375,000 of underwriting fees and $504,265 of other costs. In addition, as of June 30, 2020, cash of $107,663 was held outside of the Trust Account and is available for working capital purposes.

On December 17, 2019, the Company entered into Sale and Purchase Agreement (“Sale and Purchase Agreement”) by and among the Company, Chi Energie (Singapore) Pte. Ltd. (“Chi”), and Sila Energy Holding Limited, the sole shareholder of Chi (“Seller”), which is affiliated with Ajay Khandelwal, one of the directors of the Company. Pursuant to the Sale and Purchase Agreement, Seller agreed to sell to the Company all of the outstanding equity interests of Chi in exchange for ordinary shares and warrants of the Company (the “Chi Business Combination”). On March 30, 2020, the Company and the Seller agreed to mutually terminate the Sale and Purchase Agreement. In connection with the termination, each party released the other from all claims relating to the Sale and Purchase Agreement. The parties determined to terminate the Sale and Purchase Agreement due to the current extraordinary market conditions surrounding the industry in which Chi is intending to operate and not as a result of any change in the parties’ belief in Chi’s ultimate success.

On June 6, 2020, the Company entered into a Business Combination Agreement (“Business Combination Agreement”) with Fusion Fuel, Dolya Holdco 3 Limited, private limited company domiciled in Ireland (now known as Fusion Fuel Green Limited, “Parent”), Fusion Fuel Atlantic Limited, a British Virgin Islands business company and wholly owned subsidiary of Parent (“Merger Sub”), and the shareholders of Fusion Fuel (“Fusion Fuel Shareholders”). Pursuant to the Business Combination Agreement, (i) Merger Sub will merge with and into the Company (the “Merger”) with the Company being the surviving entity of the Merger and becoming a wholly-owned subsidiary of Parent, followed immediately by (ii) the acquisition by Parent of all of the issued and outstanding shares of Fusion Fuel (the “Share Exchange”, and together with the Merger, the “Transactions”). Upon consummation of the Share Exchange, Fusion Fuel Shareholders will be entitled to receive a pro rata portion of an aggregate of 2,125,000 Class B ordinary shares of Parent (“Class B Ordinary Shares”) and warrants (“Parent Warrants”) to purchase an aggregate of 2,125,000 Class A Ordinary Shares. In addition, Fusion Fuel Shareholders will have the right to receive a pro rata portion of up to an aggregate of 1,137,000 Class A Ordinary Shares and Parent Warrants to purchase up to an aggregate of 1,137,000 Class A Ordinary Shares upon the signing of agreements for the production and supply by Fusion Fuel or its affiliates of green hydrogen to certain purchasers (or, in the case of the first of such agreements, certain milestones with respect to performance under the agreement) prior to June 30, 2022. The Transactions will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement.

On August 25, 2020, the Company entered into an Amended and Restated Business Combination Agreement (“Amended and Restated Business Combination Agreement”), pursuant to which the Business Combination Agreement was amended and restated in its entirety to, among other things: (i) provide a waiver by the Company to allow Fusion Fuel to amend its articles of association in order to create and issue a new class of shares (“Fusion Fuel’s Class A Shares”), (ii) provide that the contingent consideration, if issuable pursuant to the Amended and Restated Business Combination Agreement, will be issued to holders of Fusion Fuel’s Class A Shares rather than holders of Fusion Fuel’s ordinary shares, and to make other related changes, (iii) to remove the financing condition in the earnout and reallocate the contingent consideration earnable among the remaining earnout conditions, (iv) remove the condition to closing that the Company have at least € 22,800,000 in cash, net of disbursements to its public shareholders who elect to have their ordinary shares converted to cash and certain agreed expenses, (v) add a condition to closing that Parent receive an aggregate of no less than $25,122,500 in escrow pursuant to the subscription agreements entered into with certain accredited investors in connection with the private placement, described below, and (vi) provide that Parent shall be required to adopt an incentive equity plan and file a registration statement on Form S-8 with respect to such plan within 6 months of the closing and not prior to closing.

In connection with the Amended and Restated Business Combination Agreement, effective as of August 25, 2020, Parent entered into subscription agreements with 34 accredited investors (the “Investors”), pursuant to which Parent will, immediately following the consummation of the Transactions, issue an aggregate of 2,450,000 Parent Class A Ordinary Shares to the Investors at a price of $10.25 per share, for aggregate gross proceeds of $25,122,500 (the “Private Placement”). The closing of the subscription agreements is conditioned upon (i) us receiving shareholder approval of the issuance of the Parent Class A Ordinary Shares in the Private Placement pursuant to the rules and regulations of the Nasdaq Stock Market (“Nasdaq”), (ii) the Company, Parent, and Fusion Fuel consummating the Transactions, and (iii) the listing of the Parent Class A Ordinary Shares on Nasdaq. Each Investor’s subscription amount has been placed into escrow pending the closing of the Transactions. The Investors may not cancel, terminate, or revoke the subscription agreements and will only have a right to a return of their subscription amount in the event that any of the foregoing conditions are not satisfied. Upon the closing of the subscription agreements, Parent will pay aggregate commissions and fees of approximately $837,000 with respect to the sale of securities thereunder.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their Public Shares, regardless of whether they vote for or against a Business Combination. The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s rights or warrants. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

The Initial Shareholders have agreed (a) to vote any ordinary shares owned by them in favor of a Business Combination, (b) not to redeem any ordinary shares in connection with a shareholder vote to approve a Business Combination or any amendment to the Company’s M&A prior to the consummation of a Business Combination, (c) not to sell any ordinary shares to the Company in a tender offer in connection with a Business Combination and (d) that the ordinary shares held by the Initial Shareholders prior to the IPO (“Sponsors’ Shares”) will not participate in any liquidating distribution from the Trust Account upon winding up if a Business Combination is not consummated.

The Company initially had until January 2, 2020 to consummate a Business Combination.

On January 2, 2020, the Company’s shareholders approved an amendment to the M&A to extend the period of time for which the Company is required to consummate a Business Combination to March 2, 2020. The number of ordinary shares presented for redemption in connection with the extension was 275,984. The Company paid cash in the aggregate amount of $2,851,457, or approximately $10.33 per share, to redeeming shareholders. The Company deposited $0.03 per month for each Public Share outstanding that was not converted, or an aggregate of $313,441 into the Trust Account for the two month extension period.

On March 2, 2020, the Company’s shareholders approved an additional amendment to its M&A to extend the period of time for which the Company is required to consummate a Business Combination to July 2, 2020. The number of ordinary shares presented for redemption in connection with the extension was 126,000. The Company paid cash in the aggregate amount of $1,312,859, or approximately $10.42 per share, to redeeming shareholders. The Company deposited $0.03 per month for each Public Share outstanding that was not converted, or an aggregate of $611,762 into the Trust Account for the four month extension period.

On July 2, 2020, the Company’s shareholders approved an additional amendment to its M&A to extend the period of time for which the Company is required to consummate a Business Combination to October 2, 2020. The number of ordinary shares presented for redemption in connection with the extension was 500. The Company paid cash in the aggregate amount of $5,282, or approximately $10.56 per share, to redeeming shareholders. The Company now has until October 2, 2020 to consummate a Business Combination (the “Extended Date”).

If the Company is unable to complete a Business Combination by the Extended Date (and the Company’s shareholders do not approve an additional amendment to its M&A to further extend the time to consummate a Business Combination), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00 per share.

In order to protect the amount held in the Trust Account, an affiliate of the Company’s Chief Executive Officer has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per ordinary share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, such affiliate will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that such affiliate will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. However, there is no assurance that such agreements will be obtained or that the amounts held in the Trust Account will not be reduced.

Nasdaq Notification

On February 14, 2020, the Company received a notice from the Staff stating that the Company was no longer in compliance with Nasdaq Listing Rule 5550(a)(3) (the “Rule”) for continued listing due to its failure to maintain a minimum of 300 public holders.

On July 16, 2020, the Company submitted a letter to Nasdaq indicating that it was in compliance with the Rule and, as a result, satisfies the minimum 300 public holder requirement and all other applicable criteria for continued listing on Nasdaq. Accordingly, the Company requested that the Staff render a formal determination to continue the listing of the Company’s securities. On July 20, 2020, the Company received a formal notice from Nasdaq notifying the Company that it regained compliance with the minimum 300 public holder requirement under Nasdaq rules and that the Staff had determined to close the matter.

NOTE 2. LIQUIDITY AND GOING CONCERN

As of June 30, 2020, the Company had $107,663 in its operating bank accounts, $53,858,474 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Public Shares in connection therewith and working capital deficit of $1,350,002 As of June 30, 2020, approximately $1,961,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations, if any.

During the year ended June 30, 2020, the Company issued unsecured convertible promissory notes to the Company’s Chief Executive Officer, pursuant to which the Company borrowed an aggregate of $533,619.

During the year ended June 30, 2020, the Company issued unsecured promissory notes to the Company’s Chief Executive Officer, a director and his designee, persons and entities affiliated with the Chief Executive Officer and certain initial shareholders, pursuant to which the Company borrowed an aggregate of $1,327,594.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating target businesses, performing due diligence on prospective target businesses, traveling to and from the offices, plants or similar location of prospective target businesses or their representatives or owners, reviewing corporate documents and material agreements of prospective target businesses and structuring, negotiating and completing a Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, an affiliate of the Sponsor, or its officers or directors. The Company’s officers, directors and Sponsor, or their affiliates, may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through October 2, 2020, which is the date the Company is required cease all operations except for the purpose of winding up if it has not completed a Business Combination (and such date is not further extended as described above). These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2020 and 2019.

Marketable Securities Held in Trust Account

At June 30, 2020, the assets held in the Trust Account were substantially held in money market funds, which invest in U.S. Treasury securities. At June 30, 2019, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2020 and 2019, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the British Virgin Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of June 30, 2020 and 2019 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company’s tax provision is zero because the Company is organized in the British Virgin Islands with no connection to any other taxable jurisdiction. As such, the Company has no deferred tax assets. The Company is considered to be an exempted British Virgin Islands Company and is presently not subject to income taxes or income tax filing requirements in the British Virgin Islands or the United States.

Net Loss Per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at June 30, 2020 and 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such ordinary shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the IPO and private placement to purchase 7,875,000 ordinary shares, (2) rights sold in the IPO that convert into 550,000 ordinary shares and (3) 250,000 ordinary shares, warrants to purchase 250,000 ordinary shares and rights that convert into 25,000 ordinary shares in the unit purchase option sold to the underwriter, in the calculation of diluted loss per share, since the exercise of the warrants, the conversion of the rights into ordinary shares and the exercise of the unit purchase option is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Reconciliation of Net Loss Per Ordinary Share

The Company’s net (loss) income is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

	Year Ended June 30,
	2020	2019
Net (loss) income	$(201,554)	$825,054
Less: Income attributable to ordinary shares subject to possible redemption	(720,287)	(1,160,352)
Adjusted net loss	(921,841)	(335,298)

Weighted average ordinary shares outstanding, basic and diluted	1,984,817	1,919,807

Basic and diluted net loss per ordinary share	$(0.46)	$(0.17)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying financial statements, primarily due to their short-term nature.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 5,500,000 Units at a purchase price of $10.00 per Unit, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 500,000 Units. Each Unit consists of one ordinary share, one right and one redeemable warrant (“Public Warrant”). Each right entitles the holder to receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination. Each Public Warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share (see Note 8).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the IPO, certain of the Initial Shareholders purchased an aggregate of 2,375,000 Private Warrants, at a purchase price of $1.00 per Private Warrant for an aggregate purchase price of $2,375,000. Each Private Warrant is exercisable to purchase one ordinary share at an exercise price of $11.50. The proceeds from the sale of the Private Warrants were added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination by the Extended Date (and such date is not further extended as described above), the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Warrants.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Warrants are not transferable, assignable or salable until the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 6. RELATED PARTY TRANSACTIONS

Sponsors’ Shares

In March 2018, the Company issued an aggregate of 1,221,875 Sponsors’ Shares to Metropolitan Capital Partners V, LLC, an affiliate of the Company’s Chief Executive Officer (“Metropolitan”) for an aggregate purchase price of $25,000 in cash. Metropolitan subsequently transferred certain of such Sponsors’ Shares to other Initial Shareholders. In June 2018, the Company effected a stock dividend of approximately 0.18 ordinary shares for each outstanding ordinary share, resulting in an aggregate of 1,437,500 Sponsors’ Shares outstanding. The Sponsors’ Shares included an aggregate of up to 187,500 ordinary shares subject to forfeiture by the Initial Shareholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the IPO (excluding the Representative Shares (see Note 8)). As a result of the underwriters’ election to partially exercise their over-allotment option to purchase 500,000 Units on July 2, 2018 and waiver of the remainder of their over-allotment option, 125,000 Founder Shares were no longer subject to forfeiture and 62,500 Sponsors’ Shares were forfeited.

The Initial Shareholders have agreed not to transfer, assign or sell any of the Sponsors’ Shares (except to certain permitted transferees) until, (1) with respect to 50% of the Sponsors’ Shares, the earlier of one year after the date of the consummation of a Business Combination and the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (2) with respect to the remaining 50% of the Sponsors’ Shares, one year after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Notes – Related Party

The Company issued unsecured promissory notes to the Company’s Chief Executive Officer, a director and his designee, persons and entities affiliated with the Chief Executive Officer, certain initial shareholders and Key Family Holding Investimentos e Consultoria de Gestao Lda., a shareholder of Fusion Fuel. The promissory notes are non-interest bearing and payable on the consummation of the Business Combination. The details of such notes are as follows:

June 2020 Notes	$136,921
May 2020 Notes	181,980
April 2020 Notes	292,312
March 2020 Notes	250,000
February 2020 Notes	152,941
January 2020 Notes	156,720
December 2019 Notes	156,720
Total	$1,327,594

At June 30, 2020, there was $1,327,594 outstanding under the above notes. Upon consummation of a Business Combination, $40,339 of the $350,000 aggregate principal balance related to the January and February 2020 Notes may be converted, at the holder’s option, into warrants of the Company at a price of $1.00 per warrant. The $40,339 convertible portion is included in the $533,619 Convertible Promissory Notes – Related Party below, with the balance of the January and February 2020 Notes in the amount of $309,661 being payable in cash is reflected in the Promissory Notes – Related Party table above.

In August 2020, the Company issued promissory notes in the aggregate amount of $146,055 to a director and his designee, entities affiliated with the Chief Executive Officer and certain initial shareholders. The promissory notes are non-interest bearing and payable on the consummation of the Business Combination.

Convertible Promissory Notes — Related Party

On March 21, 2018, the Company issued an unsecured promissory note to Metropolitan, pursuant to which the Company borrowed an aggregate principal amount of $125,000. The promissory note was non-interest bearing and payable on the earlier of (i) April 1, 2019, (ii) the consummation of the IPO or (iii) the date on which the Company determined not to proceed with the IPO. The promissory note was repaid upon the consummation of the IPO on July 2, 2018.

During the year ended June 30, 2020, the Company issued unsecured convertible promissory notes (the “Convertible Notes”) in the aggregate amount of $533,619 to the Company’s Chief Executive Officer. The Convertible Notes are non-interest bearing and payable on the consummation of the Business Combination. The Convertible Notes may be converted upon consummation of a Business Combination into additional Private Warrants at a price of $1.00 per warrant. The terms of the warrants will be identical to the warrants issued by the Company in the IPO, except the warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial holder or its permitted transferees. If a Business Combination is not consummated, the Convertible Notes will not be repaid by the Company and all amounts owed thereunder by the Company will be forgiven except to the extent that the Company has funds available to it outside of the Trust Account.

At June 30, 2020, there was $533,619 outstanding under the Convertible Notes.

Note Receivable – Fusion Fuel

In June 2020, the Company loaned $20,000 to one of the shareholders of Fusion Fuel. This loan is evidenced by a non-interest bearing promissory note which is due upon the earlier to occur of the consummation or the termination of the Amended and Restated Business Combination Agreement.

Administrative Services Arrangement

The Company entered into an agreement with Metropolitan Capital Partners II, LP, an affiliate of the Company’s Chief Executive Officer, whereby, commencing on June 27, 2018 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative and bookkeeping services, as the Company may require from time to time. The Company will pay Metropolitan Capital Partners II, LP $10,000 per month for these services. For each of the years ended June 30, 2020 and 2019, the Company incurred and paid $120,000 in fees for these services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Initial Shareholders, officers, directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Private Warrants at a price of $1.00 per warrant. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. During the year ended June 30, 2020, the Company issued convertible promissory notes to its Chief Executive Officer, pursuant to which the Company borrowed an aggregate of $533,619 under the terms of the Working Capital Loan (see above).

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on June 27, 2018, the holders of the Sponsors’ Shares, Private Warrants and any warrants that may be issued in payment of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Sponsors’ Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the Private Warrants and warrants issued to the Initial Shareholders, officers, directors or their affiliates in payment of Working Capital Loans made to the Company (including the underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Agreements with Brokers

On August 13, 2020, the Company and Parent jointly engaged Fearnley Securities Inc. (“Fearnley”), as joint lead manager in connection with the private placement of Parent Class A Ordinary Shares. Fearnley will be paid a fee equal to 3.5% of the gross proceeds received from sale of the Parent Class A Ordinary Shares by Fearnley, and an additional 50% of 3.5% of the gross proceeds received from the sale of Parent Class A Ordinary Shares introduced by persons other than Fearnley. In addition, upon the closing of any private placement, we, at our sole discretion, may pay a discretionary fee of 0.25% of the aggregate gross proceeds received from the sale of the Parent Class A Ordinary Shares. As of August 25, 2020, Parent entered into subscription agreements with the Investors to issue an aggregate of 2,450,000 Parent Class A Ordinary Shares at a price of $10.25 per share, for aggregate gross proceeds to Parent of $25,112,500. Upon the closing of the subscription agreements, Parent will pay aggregate commissions and fees of approximately $837,000 with respect to the sale of securities thereunder.

The Company has engaged EarlyBirdCapital, Inc. (“EBC”) as an advisor in connection with a business combination to assist in holding meetings with shareholders to discuss a potential business combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing securities, assist the Company in obtaining shareholder approval for the business combination and assist the Company with our press releases and public filings in connection with a business combination. The Company will pay EBC and its designees a cash fee for such services upon the consummation of a business combination in an amount equal to $2,200,000. In addition to the forgoing fee, the Company is required to pay EBC a cash fee equal to one percent (1.0%) of the total consideration payable in a proposed business combination if EBC introduces the Company to a target business with which they complete a business combination. EBC did not introduce the Company to Fusion Fuel, and therefore would not be entitled to the 1.0% cash fee upon consummation of the proposed Transactions with Fusion Fuel.

EBC has designated Michael Webber to receive a portion of the $2,200,000 fee described above for providing capital introduction services. In addition, Mr. Weber will be paid an amount equal to 1% of the aggregate amount in the Trust Account plus the total amount raised in the Private Placement. Mr. Webber is an affiliate of Webber Research and Advisory LLC, the firm that provided the Company’s board of directors a valuation of the business of Fusion Fuel. Mr. Webber was separately compensated by the Company for the valuation services.

Legal Services Arrangement

In April 2020, the Company entered into an agreement with its outside counsel whereby fees for legal matters related to the current proposed Transactions (as discussed below) are deferred and payable only upon the successful consummation of the Transactions. Accordingly, no expense for the legal fees related to the Transactions have been estimated or recorded in the accompanying financial statements at June 30, 2020. Legal expenses for other matters are recorded as operating costs in the accompanying statements of operations.

Business Combination Agreement

On June 6, 2020, the Company entered into the Business Combination Agreement with Fusion Fuel, Parent, Merger Sub, and the Fusion Fuel Shareholders. The Business Combination Agreement provides for (i) the Merger, pursuant to which Merger Sub will merge with and into HL, with HL being the surviving entity of the Merger and a wholly-owned subsidiary of Parent and Parent becoming the new public reporting company, and (ii) immediately after the consummation of the Merger, the Share Exchange will occur, pursuant to which Parent will purchase from the Fusion Fuel Shareholders all of the issued and outstanding shares of Fusion Fuel.

On August 25, 2020, we entered into the Amended and Restated Business Combination Agreement, pursuant to which the Business Combination Agreement was amended and restated in its entirety to, among other things: (i) provide a waiver by us to allow Fusion Fuel to amend its articles of association in order to create and issue Fusion Fuel’s Class A Shares, (ii) provide that the contingent consideration, if issuable pursuant to the Amended and Restated Business Combination Agreement, will be issued to holders of Fusion Fuel’s Class A Shares rather than holders of Fusion Fuel’s ordinary shares, and to make other related changes, (iii) to remove the financing condition in the earnout and reallocate the contingent consideration earnable among the remaining earnout conditions, (iv) remove the condition to closing that we have at least € 22,800,000 in cash, net of disbursements to our public shareholders who elect to have their ordinary shares converted to cash and certain agreed expenses, (v) add a condition to closing that Parent receive an aggregate of no less than $25,122,500 in escrow pursuant to the subscription agreements entered into with the Investors, and (vi) provide that Parent shall be required to adopt an incentive equity plan and file a registration statement on Form S-8 with respect to such plan within 6 months of the closing and not prior to closing.

Upon consummation of the Share Exchange, the Fusion Fuel Shareholders will be entitled to receive a pro rata portion of an aggregate of 2,125,000 Class B ordinary shares of Parent (“Class B Ordinary Shares”) and warrants (“Parent Warrants”) to purchase an aggregate of 2,125,000 Class A Ordinary Shares. In addition, certain Fusion Fuel Shareholders will have the right to receive a pro rata portion of up to an aggregate of 1,137,000 Class A Ordinary Shares and Parent Warrants to purchase up to an aggregate of 1,137,000 Class A Ordinary Shares upon the signing of agreements for the production and supply by Fusion Fuel or its affiliates of green hydrogen to certain purchasers (or, in the case of the first of such agreements, certain milestones with respect to performance under the agreement) prior to June 30, 2022.

Effective as of August 25, 2020, Parent entered into subscription agreements with the Investors, pursuant to which Parent will, immediately following the consummation of the Transactions, issue an aggregate of 2,450,000 Parent Class A Ordinary Shares to the Investors at a price of $10.25 per share, for aggregate gross proceeds of $25,122,500. The closing of the subscription agreements is conditioned upon (i) us receiving shareholder approval of the issuance of the Parent Class A Ordinary Shares in the Private Placement pursuant to the rules and regulations of Nasdaq, (ii) the Company, Parent, and Fusion Fuel consummating the Transactions, and (iii) the listing of the Parent Class A Ordinary Shares on Nasdaq. Each Investor’s subscription amount has been placed into escrow pending the closing of the Transactions. The Investors may not cancel, terminate, or revoke the subscription agreements and will only have a right to a return of their subscription amount in the event that any of the foregoing conditions are not satisfied. Upon the closing of the subscription agreements, Parent will pay aggregate commissions and fees of approximately $837,000 with respect to the sale of securities thereunder.

The Transactions will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement.

NOTE 8. SHAREHOLDERS’ EQUITY

Preference Shares — On June 22, 2018, the Company filed an Amended and Restated Memorandum and Articles of Association such that the Company is authorized to issue 1,000,000 preference shares with no par value and with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At June 30, 2020 and 2019, there were no issued or outstanding preference shares.

Ordinary Shares — The Company is authorized to issue 100,000,000 ordinary shares with no par value. Holders of the Company’s ordinary shares are entitled to one vote for each share. At June 30, 2020 and 2019, there were 2,114,810 and 1,945,194 ordinary shares issued and outstanding, excluding 4,446,441 and 5,018,041 ordinary shares subject to possible redemption, respectively.

Rights — Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if a holder of such right redeemed all ordinary shares held by it in connection with a Business Combination. No fractional ordinary shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional ordinary shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the IPO. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary shares basis and each holder of rights will be required to affirmatively covert its rights in order to receive 1/10 of an ordinary share underlying each right (without paying additional consideration). The ordinary shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination by the Extended Date (and such date is not further extended as described above) and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Warrants — The Public Warrants will become exercisable on the later of (a) the consummation of a Business Combination or (b) July 2, 2019. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the warrants for redemption (excluding the Private Warrants), in whole and not in part, at a price of $0.01 per warrant:

●	at any time after the Public Warrants become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,

●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share, for any 20 trading days within a 30-trading day period ending on the third trading day prior to the notice of redemption to Public Warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination by the Extended Date (and such date is not further extended as described above) and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Representative Shares

At the closing of the IPO, the Company issued 88,235 ordinary shares (the “Representative Shares”) to designees of EBC. The Company accounted for the Representative Shares as an expense of the IPO resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of Representative Shares was $882,350 based upon the offering price of the Units of $10.00 per Unit. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders of the Representative Shares have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination by the Extended Date (and such date is not further extended as described above).

Unit Purchase Options

On July 2, 2018, the Company sold to designees of EBC, for $100, options to purchase up to 250,000 Units exercisable at $10.00 per Unit (or an aggregate exercise price of $2,500,000) commencing on the later of June 27, 2019 and the consummation of a Business Combination. The unit purchase options may be exercised for cash or on a cashless basis, at the holders’ option, and expire June 27, 2023. The Units issuable upon exercise of the options are identical to those offered in the IPO. The Company accounted for the unit purchase options, inclusive of the receipt of $100 cash payment, as an expense of the IPO resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of the unit purchase options to be approximately $882,000 (or $3.53 per Unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase options was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 2.75% and (3) expected life of five years. The options grant to holders demand and “piggyback” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the options. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the options may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the options will not be adjusted for issuances of ordinary shares at a price below the exercise price.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in Accounting Standards Codification (“ASC”) 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2020 and 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2020	June 30, 2019
Assets:
Marketable securities held in Trust Account	1	$53,858,474	$56,271,758

NOTE 10. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements are issued. Other than as described in the above financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Fusion Welcome – Fuel, S.A.

Balance Sheets

as of June 30, 2020 and December 31, 2019

(Unaudited)

	As of June 30,	As of December 31,
	2020	2019
	(in Euros)	(in Euros)
Assets
Non-current assets:
Tangible assets, in progress	24,788	14,844
Current assets:
Advances to suppliers	24,907	-
State account - value added tax credit	3,473	1,269
Cash and banks	377	458
Total Assets	53,545	16,571

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	7,059	1,778
Accrued liabilities	206,753	-
Loans payable to Shareholders	10,000	13,897
Total Liabilities	223,812	15,675
Stockholders’ Equity (Deficit)
Share capital - common stock	50,000	1,000
Additional contributed capital	2,000	2,000
Accumulated deficit	(222,267)	(2,104)
Total Stockholders’ Equity (Deficit)	(170,267)	896
Total Liabilities and Stockholders’ Equity (Deficit)	53,545	16,571

See notes to financial statements.

Fusion Welcome – Fuel, S.A.

Statements of Operations

for the Six months ended June 30, 2020 and 2019

(Unaudited)

	Six months ended	Six months ended
	June 30, 2020	June 30, 2019
	(in Euros)	(in Euros)
Revenues	-	-
Cost of revenues	-	-
Gross profit	-	-
Operating expenses:
Selling, general and administrative	220,164	1,361
Other operating expenses (gain)	(1)	150
Loss from operations	(220,163)	(1,511)
Income tax expense (benefit)	-	-
Net loss	(220,163)	(1,511)

Loss per common share to stockholders - basic and diluted	(5.25)	(1,511.00)
Weighted average number of common shares - basic and diluted	41,929	1

See notes to financial statements.

Fusion Welcome – Fuel, S.A.

Statements of Changes in Shareholders’ Equity

for the Six months ended June 30, 2020 and 2019

(Unaudited)

	Common stock		Additional Contributed	Accumulated	Total Shareholders’ Equity
	Shares	Amount	Capital	deficit	(Deficit)
(in Euros)
Balance as of June 30, 2019	1	1,000	-	-	1,000
Net loss	-	-	-	(2,104)	(2,104)
Contributed capital	-	-	2,000	-	2,000
Balance as of December 31, 2019	1	1,000	2,000	(2,104)	896
Conversion into limited liability company:
Stock split (1)	999	-	-	-	-
Common stock issuance	49,000	49,000	-	-	49,000
Net loss	-	-	-	(220,163)	(220,163)
Balance as of June 30, 2020	50,000	50,000	2,000	(222,267)	(170,267)

(1) - Company converted into limited liability company in January 2020 (“Ltda.” to “S.A.”). Initial share (1 share of €1,000) was converted into 1,000 shares of €1 each.

See notes to financial statements.

Fusion Welcome – Fuel, S.A.

Statements of Cash Flows

for the Six months ended June 30, 2020 and 2019

(Unaudited)

	Six months ended	Six months ended
	June 30, 2020	June 30, 2019
	(in Euros)	(in Euros)
Cash flows from operating activities:
Net loss	(220,163)	(1,511)
Adjustments to reconcile net loss to cash flows from operating activities:
Changes in operating assets and liabilities:
Prepaid assets and other current assets	(24,907)	-
Accounts payable and accrued liabilities	212,034	803
Other operating payments	(15,829)	(279)
Total net cash used in operating activities	(33,036)	(987)
Cash flows from investing activities:
Tangible assets payments	(12,148)	(7,898)
Total net cash used in investing activities	(12,148)	(7,898)
Cash flows from financing activities:
Proceeds from sale of common stock	49,000	500
Proceeds from (repayments on) shareholders loans	(3,897)	8,885
Total net cash provided by financing activities	45,103	9,385
Cash flow, net	(81)	500
Cash - beginning of period	458	-
Cash - end of period	377	500

See notes to financial statements.

FUSION WELCOME – FUEL, S.A.

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

1.	Corporate Information

Fusion Welcome – Fuel, S.A. (hereinafter referred to as “Fusion Fuel” or “the Company”) is a private limited liability company registered on 26 July 2018 in Portugal. The registered office is located at Rua da Fábrica s/n, Sabugo, 2715-376 Almargem do Bispo, in Portugal. Although it was registered in July 2018, the Company’s activity started in May 2019.

The Company’s main purpose is to be a provider of Green Hydrogen production solutions that aims to both sell technology to third parties and develop and operate its own Green Hydrogen production plants. To date, the Company have been primarily engaged in activities related to product creation and development, and the core company offering is Hydrogen Production Generators for large scale Green Hydrogen Plants. The Company’s two planned business lines include sales of technology, the Hydrogen Generators, to third parties for their own green hydrogen production plants, and also the development and operation of wholly- or partially-owned green hydrogen plants with the intention of selling green hydrogen as an end product to industrial consumers through pre-determined purchase price agreements. Sales have not commenced as of June 30, 2020.

On June 8, 2020, HL Acquisitions Corp., a NASDAQ listed company formed for the purposes of entering into a business combination with a focus on the hydrocarbon logistics industry (“HL”), announced that it has executed a definitive agreement for a business combination with Fusion Fuel. Following the consummation of the business combination, both HL and Fusion Fuel will become wholly owned subsidiaries of a newly formed Irish parent, Fusion Fuel Green Limited (“Fusion Fuel Green”), a private limited company incorporated in Ireland which is in the process of converting to a public limited company for Irish corporate purposes and which will be renamed Fusion Fuel Green PLC. Fusion Fuel Green will be led by the existing management team of Fusion Fuel.

Pursuant to the business combination agreement, each ordinary share of HL will be converted into one Class A ordinary share of Fusion Fuel Green (except that holders of ordinary shares sold in HL’s initial public offering will be entitled to elect instead to receive a pro rata portion of HL’s trust account), each HL right will be exchanged for one-tenth of one ordinary share of HL immediately prior to the effective time of the business combination and each such ordinary share of HL will be converted into one Class A ordinary share of Fusion Fuel Green, and each HL warrant will become exercisable for one Class A ordinary share of Fusion Fuel Green with identical terms and maturity as currently exist ($11.50/share strike price and a maturity five years from the date of the consummation of the business combination). Fusion Fuel’s owners will exchange all outstanding equity of Fusion Fuel for an aggregate of 2,125,000 Class B ordinary shares of Fusion Fuel Green, and 2,125,000 Fusion Fuel Green warrants with the same terms and maturity of the HL warrants (except that they will be exercisable on a cashless basis and non-redeemable). In addition, Fusion Fuel’s owners will be entitled to earn contingent consideration of up to 1,137,000 Class A ordinary shares and 1,137,000 warrants upon the achievement of certain milestones. The Class A and Class B ordinary shares of Fusion Fuel Green will be identical except that so long as at least 1,700,000 Class B shares are held by the Fusion Fuel owners, Fusion Fuel Green shall not take certain extraordinary actions without the consent of a majority of such Class B holders.  As part of the transaction, HL’s shareholders prior to its initial public offering (the “HL Founders”) have agreed to forfeit 125,000 ordinary shares of HL and 125,000 HL warrants. If no HL shareholders elect to redeem their shares for a pro rata portion of HL’s trust account at the close, no additional Fusion Fuel Green securities are sold in a private financing in connection with the business combination, and without taking into account any Class A ordinary shares issuable upon the exercise of warrants or which may be issued to the Fusion Fuel shareholders as contingent consideration, Fusion Fuel’s owners will hold approximately 23% of Fusion Fuel Green’s issued and outstanding shares.

Fusion Fuel has a contract with MagP - Inovação (a related party) (“MagP”) which has a future obligation upon the successful completion of the business combination, and consists in a technology transfer contract related to the intellectual property related to Hydrogen Generators. In order for Fusion Fuel to have the rights to the intellectual property related to Hydrogen Generators, it is required to pay a one-time technology transfer fee to MagP of €1m, plus the applicable VAT rate, which is to be paid in four equal parts over 1 year, as well as a €900k charge, plus the applicable VAT rate, related to the reimbursement of all costs related to the development of the intellectual property mentioned. Currently Fusion Fuel has the right to acquire the intellectual property through this contract, but it only becomes an obligation with Fusion Fuel’s decision to make the first payment, which will be made after the closing of the transaction.

2.	Financial Statements Preparation Accounting Policies

The financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with IFRS have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto contained elsewhere in this proxy statement/prospectus. The financial information as of December 31, 2019 is derived from the audited financial statements presented elsewhere in this proxy statement/prospectus. The interim results for the six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Main accounting policies are as follows:

1.	2.1. Basis of Presentation and Going Concern

The Company’s financial statements were prepared on a going concern basis, at historical cost, based on the accounting records of the Company.

To date the Company has generated no revenues from its business operations and has incurred operating losses since inception. As at June 30, 2020, the Company has a working capital deficit of €197,055 and has reported an accumulated deficit of €222,267. The Company requires additional funding to meet its ongoing obligations and to fund anticipated operating losses. The ability of the Company to continue as a going concern is dependent on raising capital to fund its initial business plan and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern. The Company intends to continue to fund its business by way of private placements and advances from related parties as may be required. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

2.2. Reporting and Functional Currency

The attached financial statements are presented in Euros (units: €), rounded to the nearest unit, unless otherwise stated. Therefore, the subtotals and totals of the tables presented in these financial statements and explanatory notes may not be equal to the sum of the amounts presented, due to rounding.

Transactions are recorded in the Company’s financial statements in its functional currency, at the exchange rates in force on the dates of the transactions.

Gains and losses resulting from differences between the exchange rates in force on the dates of the transactions and those prevailing at the date of collection, payment or at the end of the reporting period are recorded as income and expenses, respectively, in the income statement in the same captions where the revenue and expenses associated with these transactions are reflected, except those related to non-monetary values whose change in fair value is recorded directly in equity.

2.3. Use of Estimates

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

2.4. Tangible Assets

The Company’s tangible assets recorded as of June 30, 2020 consists of costs related to the development of a hydrogen project.

Tangible assets are stated at cost, less accumulated depreciation and cumulative impairment losses. The acquisition cost includes the purchasing amount, plus transport and assembly costs, any decommissioning obligations and financial interest incurred during the construction phase.

Tangible work-in-progress assets refer to assets under construction, and are stated at cost less cumulative impairment losses. These assets are depreciated as soon as the investment projects are substantially completed or ready to use.

Depreciation is calculated on the acquisition cost, using the straight-line method, applied from the date on which the assets are available to be used as intended by management. It is used among the most appropriated economic rates, those that allow the reintegration of property, plant and equipment during its estimated useful life, taking into account, in cases where this is applicable, the concession period.

Impairment tests are performed at the reporting date and whenever a decline in the asset value is identified. Whenever the carrying amount of an asset exceeds its recoverable amount, an impairment loss is recorded in the income statement, under the caption amortization, depreciation and impairment loss on fixed assets.

The calculation of the assets’ residual values and useful lives, as well as the depreciation/amortization method to be applied, are necessary to determine the depreciation and amortization to be recognized in the company’s income statement for each period. These parameters are set based on management’s judgement, being in line with the practices adopted by peers in the industry. Changes in assets’ economically useful lives are accounted for on a prospective basis.

2.5. Receivables

Accounts receivable are initially recorded at the transaction value and subsequently measured at amortized cost, less any impairment losses, recognized as impairment losses on accounts receivable. The amortized cost of these assets does not differ from their nominal value or their fair value. Trade and other receivables are derecognized when the contractual rights to the cash flow expire (i.e. they are collected), when they are transferred (e.g. sold) or when they are impaired.

The Company applies the simplified approach to measure expected credit losses, which uses a lifetime expected loss allowance for all trade receivables. Trade receivables were grouped by business segment for the purposes of the assessment of expected credit losses. The credit risk of the accounts receivable balance is evaluated at each reporting date, taking into consideration the client’s credit risk profile. The credit risk analysis is based on the annual default probability, and also takes into account the loss in the event of default. The default probability represents an annual probability of default, reflecting the current and projected information and taking into account macroeconomic factors, whereas the loss in the event of default represents the expected loss when a default occurs. Accounts receivable are adjusted for management’s estimate of the collection risks as at the statement of financial position date, which may differ from the actual impairment to be incurred.

2.6. Trade and Other Payables

Trade payables and other payables are initially measured at fair value and subsequently measured at amortized cost using the effective interest rate method. Usually the amortized cost does not differ from the nominal value.

2.6. Cash and Cash Equivalents

The amounts included in cash and cash equivalents correspond to cash values, bank deposits, time deposits and other cash investments with maturities less than three months, and which can be immediately mobilized with a risk of insignificant changes in value.

2.7. Financial Debt

Loans are recorded as liabilities at the nominal value received, net of the expenses incurred on the issuance of these loans. Loans are subsequently measured at amortised cost. Financial charges are calculated at the effective interest rate and recorded in the income statement on an accruals basis in accordance with each loan agreement. Financial charges includes interests and, eventually, commission expenses for structuring loans.

2.8. Income Tax

The Company is subject to Income Tax (“IRC”). Income tax is calculated based on the taxable results of the Company in accordance with the applicable tax rules. Deferred taxes are calculated based on the liability method and reflect the temporary differences between the amounts of assets and liabilities for accounting purposes and their amounts for tax purposes. Deferred tax assets and liabilities are calculated and reviewed periodically using the tax rates expected to be in force when the temporary differences revert.

Deferred tax assets are recognised only when there is reasonable assurance that future taxable profits will be available against which the temporary differences can be used, or when there are deferred tax liabilities for which reversal is expected within the same period as that in which the deferred tax assets are reversed. Temporary differences underlying deferred tax assets are reviewed at each reporting date in order to recognise deferred tax assets that were not recorded in prior years as they did not fulfil all requisites and/or to reduce the amounts of deferred tax assets recorded based on the current expectation of their future recovery.

Deferred taxes are recorded in the income statement, except if they result from items recorded directly in equity. In this case the deferred tax is also recorded in equity.

2.9. Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. There are currently no common stock equivalents. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

2.10. Recent Accounting Standards

The Company does not expect the adoption of any recent accounting pronouncements to have a material impact on its financial statements.

2.11. Subsequent Events

The Company has evaluated subsequent events through the date the financial statements were issued for disclosure purposes.

3.	Current Assets

Current assets as at 30 June 2020 and 31 December 2019 included the following:

	June 30, 2020	December 31, 2019
	in euros	in euros
Advances to Suppliers	24,907	-
State account - VAT credit	3,473	1,269
	28,380	1,269

Advances to suppliers consists mostly in retainer fees for services contracted related to the transaction with HL Acquisitions.

4.	Current Liabilities

Current Liabilities as at 30 June 2020 and 31 December 2019 were as follows:

	June 30, 2020	December 31, 2019
	in euros	in euros
Accounts payable	7,059	1,779
Accrued liabilities	206,753	-
Loans payable to shareholder	10,000	13,897
	223,812	15,676

Accrued liabilities refers mainly to provisions for lawyer fees.

Loans payable to shareholder refers to payments the Company’s parent company, Fusion Welcome, S.A., has made covering costs for a hydrogen project under development.

5.	Related Party Transactions

The balances with related parties as at 30 June 2020 and 31 December 2019 were as follows:

	June 30, 2020	December 31, 2019
Related parties	Current liabilities in euros	Current liabilities in euros
Loan payable to Fusion Welcome, S.A.	10,000	13,897
Accounts payable to Fusion Welcome, S.A.	738	-
Accounts payable to Magp Inovação, S.A.	13	-
	10,751	13,897

6.	Capital Structure

The share capital of the company is comprised of 50,000 shares with a nominal value of €1 each and fully subscribed.

In January 31, 2020, Company was converted into a limited liability company (“Ltda.” to “S.A.”), comprising:

-	The initial share (1 share of €1,000) was converted into 1,000 shares of €1 each;
-	49,000 new shares of €1 each were emitted and fully subscribed.

The share capital of the Company is now comprised of 50,000 shares, with a nominal value of €1 each and fully subscribed.

7.	Costs and Expenses

Costs and expenses for the six months ended June 30, 2020 and 2019 were as follows:

	June 30, 2020	June 30, 2019
Operating expenses	in euros	in euros
Legal fees	206,001	-
Specialized works	8,020	67
Technical consultants	5,000	-
Notary costs	570	25
Travel costs	485	274
Transportation costs	-	482
Tools and utensils	-	513
Bank commissions	81	-
Other	7	-
	220,164	1,361

	June 30,	June 30,
	2020	2019
Other operating expenses	in euros	in euros
Fines	150	-
	150	-

8.	Taxes

Tax accounts as of June 30, 2020 were as follows:

June 30, 2020
State account	Assets	Liabilities
Income tax - estimate	-	-
Withholding tax	-	-
Value added tax	3,473	-
	3,473	-

The net operating loss carry-forward as of June 30, 2020 was approximately €220,000. The amount taken into income tax assets must reflect that portion of the income tax loss carry forward that is more likely-than-not to be realized from future operations. The Company has not recognized an income tax asset since the Company cannot be assured that it is more likely than not such benefit will be recoverable in future years.

A reconciliation of the provision for income taxes at the statutory rate for the Six months ended June 30, 2020 and 2019 was as follows:

	June 30, 2020 in euros	June 30, 2019 in euros
Net loss before income taxes per financial statements	(220,163)	(2,104)
Income tax rate	21%	21%
Income tax benefit at statutory rate	(46,234)	(442)
Non-utilized net operating losses	46,234	442
Provision for income taxes	-	-

9.	Coronavirus

Beginning in early 2020, there has been an outbreak of coronavirus (COVID-19), initially in China and which has spread to other jurisdictions, including locations where we do business. The full extent of the outbreak, related business and travel restrictions and changes to behavior intended to reduce its spread are uncertain as of the date of the Report as this continues to evolve globally. Therefore, the full extent to which coronavirus may impact our results of operations, liquidity or financial position is uncertain. Management continues to monitor the impact that the COVID-19 pandemic is having on the Company and the economies in which we operate. We anticipate that our liquidity may be materially impacted by the coronavirus outbreak.

10. Subsequent Event

In August 2020, a director of the Company loaned about €63,000 to the Company for transaction costs related to the proposed business combination with HL.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Fusion Welcome – Fuel, S.A.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Fusion Welcome - Fuel, S.A. (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2019 and the period from July 26, 2018 (inception) to December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and the period from July 26, 2018 (inception) to December 31, 2018, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2.1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2.1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

Houston, Texas
August 12, 2020

Fusion Welcome – Fuel, S.A.

Balance Sheets

as of December 31, 2019 and 2018

	As of December 31,	As of December 31,
	2019	2018
	(in Euros)	(in Euros)
Assets
Non-current assets:
Tangible assets, in progress	14,844	-
Current assets:
State account - value added tax credit	1,269	-
Cash and banks	458	-
Total Assets	16,571	-

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	1,778	-
Loans payable to Shareholders	13,897	-
Total Liabilities	15,675	-
Stockholders’ Equity (Deficit)
Share capital - common stock	1,000	-
Additional contributed capital	2,000	-
Accumulated deficit	(2,104)	-
Total Stockholders’ Equity (Deficit)	896	-
Total Liabilities and Stockholders’ Equity (Deficit)	16,571	-

See notes to financial statements.

Fusion Welcome – Fuel, S.A.

Statements of Operations

for the year ended December 31, 2019 and the period from July 26, 2018 (inception) to December 31, 2018

	year ended	the period from July 26, 2018 (inception) to
	December 31, 2019	December 31, 2018
	(in Euros)	(in Euros)
Revenues	-	-
Cost of revenues	-	-
Gross profit	-	-
Operating expenses:
Selling, general and administrative	1,855	-
Other operating expenses (gain)	150	-
Loss from operations	(2,005)	-
Interest income, net	(99)	-
Loss before income tax	(2,104)	-
Income tax expense (benefit)	-	-
Net loss	(2,104)	-

Loss per common share to stockholders - basic and diluted	(2,104.00)	-
Weighted average number of common shares - basic and diluted	1	-

See notes to financial statements.

Fusion Welcome – Fuel, S.A.

Statements of Changes in Shareholders’ Equity (Deficit)

for the year ended December 31, 2019 and the period from July 26, 2018 (inception) to December 31, 2018

	Common stock		Additional Contributed	Accumulated	Total Shareholders’ Equity
	Shares	Amount	Capital	deficit	(Deficit)
(in Euros)
Balance as of July 26, 2018	-	-	-	-	-
Balance as of December 31, 2018	-	-	-	-	-
Common stock issue	1	1,000	-	-	1,000
Net loss	-	-	-	(2,104)	(2,104)
Contributed capital	-	-	2,000	-	2,000
Balance as of December 31, 2019	1	1,000	2,000	(2,104)	896

See notes to financial statements.

Fusion Welcome – Fuel, S.A.

Statements of Cash Flows

for the year ended December 31, 2019 and the period from July 26, 2018 (inception) to December 31, 2018

	Year ended	the period from July 26, 2018 (inception) to
	December 31, 2019	December 31, 2018
	(in Euros)	(in Euros)
Cash flows from operating activities:
Net loss	(2,104)	-
Adjustments to reconcile net loss to cash flows from operating activities:
Changes in operating assets and liabilities:
Increase in accounts payable	1,307	-
Other operating payments	(514)	-
Total net cash used in operating activities	(1,312)	-
Cash flows from investing activities:
Tangible assets payments	(15,127)	-
Total net cash used in investing activities	(15,127)	-
Cash flows from financing activities:
Proceeds from sale of common stock	1,000	-
Proceeds from contributed capital	2,000	-
Proceeds from shareholder loans	13,897	-
Total net cash provided by financing activities	16,897	-
Cash flow, net	458	-
Cash - beginning of period	-	-
Cash - end of period	458	-

See notes to financial statements.

FUSION WELCOME – FUEL, S.A.

NOTES TO FINANCIAL STATEMENTS

1.	Corporate Information

FUSION WELCOME – FUEL, S.A. (hereinafter referred to as “Fusion Fuel” or “the Company”) is a private limited liability company registered in 26 July 2018. The registered office is located at Rua da Fábrica s/n, Sabugo, 2715-376 Almargem do Bispo, in Portugal. Although it was registered in July 2018, the Company’s activities started in May 2019.

The Company’s main purpose is to be a provider of Green Hydrogen production solutions that aims to both sell technology to third parties and develop and operate its own Green Hydrogen production plants. To date, the Company have been primarily engaged in activities related to product creation and development, and the core company offering is Hydrogen Production Generators for large scale Green Hydrogen Plants. The Company’s two planned business lines include sales of technology, the Hydrogen Generators, to third parties for their own green hydrogen production plants, and also the development and operation of wholly- or partially-owned green hydrogen plants with the intention of selling green hydrogen as an end product to industrial consumers through pre-determined purchase price agreements. Sales have not commenced as of December 31, 2019.

2.	Financial Statements Preparation Accounting Policies

The financial statements were prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. The Company’s year end is December 31.

Main accounting policies are as follows:

2.1.	Basis of Presentation and Going Concern

The Company’s financial statements were prepared on a going concern basis, at historical cost, based on the accounting records of the Company.

To date the Company has generated no revenues from its business operations and has incurred operating losses since inception. As at December 31, 2019, the Company has a working capital deficit of €13,949 and has reported an accumulated deficit of €2,104. The Company requires additional funding to meet its ongoing obligations and to fund anticipated operating losses. The ability of the Company to continue as a going concern is dependent on raising capital to fund its initial business plan and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern. The Company intends to continue to fund its business by way of private placements and advances from related parties as may be required. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

2.2. Reporting & Functional Currency

The attached financial statements are presented in Euros (units: €), rounded to the nearest unit, unless otherwise stated. Therefore, the subtotals and totals of the tables presented in these financial statements and explanatory notes may not be equal to the sum of the amounts presented, due to rounding.

Transactions are recorded in the Company’s financial statements in its functional currency, at the exchange rates in force on the dates of the transactions.

Gains and losses resulting from differences between the exchange rates in force on the dates of the transactions and those prevailing at the date of collection, payment or at the end of the reporting period are recorded as income and expenses, respectively, in the income statement in the same captions where the revenue and expenses associated with these transactions are reflected, except those related to non-monetary values whose change in fair value is recorded directly in equity.

2.3. Use of Estimates

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

2.4. Cash and Cash Equivalents

The amounts included in cash and cash equivalents correspond to cash values, bank deposits, time deposits and other cash investments with maturities less than three months, and which can be immediately mobilized with a risk of insignificant changes in value.

2.5. Receivables

Accounts receivable are initially recorded at the transaction value and subsequently measured at amortized cost, less any impairment losses, recognized as impairment losses on accounts receivable. The amortized cost of these assets does not differ from their nominal value or their fair value. Trade and other receivables are derecognized when the contractual rights to the cash flow expire (i.e. they are collected), when they are transferred (e.g. sold) or when they are impaired.

The Company applies the simplified approach to measure expected credit losses, which uses a lifetime expected loss allowance for all trade receivables. Trade receivables were grouped by business segment for the purposes of the assessment of expected credit losses. The credit risk of the accounts receivable balance is evaluated at each reporting date, taking into consideration the client’s credit risk profile. The credit risk analysis is based on the annual default probability, and also takes into account the loss in the event of default. The default probability represents an annual probability of default, reflecting the current and projected information and taking into account macroeconomic factors, whereas the loss in the event of default represents the expected loss when a default occurs. Accounts receivable are adjusted for management’s estimate of the collection risks as at the statement of financial position date, which may differ from the actual impairment to be incurred.

2.6. Tangible Assets

The Company’s tangible assets recorded as of December 31, 2019 consists of costs related to the development of a hydrogen project.

Tangible assets are stated at cost, less accumulated depreciation and cumulative impairment losses. The acquisition cost includes the purchasing amount, plus transport and assembly costs, any decommissioning obligations and financial interest incurred during the construction phase.

Tangible work-in-progress assets refer to assets under construction, and are stated at cost less cumulative impairment losses. These assets are depreciated as soon as the investment projects are substantially completed or ready to use.

Depreciation is calculated on the acquisition cost, using the straight-line method, applied from the date on which the assets are available to be used as intended by management. It is used among the most appropriated economic rates, those that allow the reintegration of property, plant and equipment during its estimated useful life, taking into account, in cases where this is applicable, the concession period.

Impairment tests are performed at the reporting date and whenever a decline in the asset value is identified. Whenever the carrying amount of an asset exceeds its recoverable amount, an impairment loss is recorded in the income statement, under the caption amortization, depreciation and impairment loss on fixed assets.

The calculation of the assets’ residual values and useful lives, as well as the depreciation/amortization method to be applied, are necessary to determine the depreciation and amortization to be recognized in the company’s income statement for each period. These parameters are set based on management’s judgement, being in line with the practices adopted by peers in the industry. Changes in assets’ economically useful lives are accounted for on a prospective basis.

2.7. Trade and Other Payables

Trade payables and other payables are initially measured at fair value and subsequently measured at amortized cost using the effective interest rate method. Usually the amortized cost does not differ from the nominal value.

Trade payables as at 31 December 2019 and 2018 were as follows:

Trade payables	2019 in euros	2018 in euros
Trade payables - Current account	1,779	-
Trade Payables - Related Parties	13,897	-
	15,676	-

Related parties trade payable refers to payments the Company’s parent company, Fusion Welcome, S.A., has made covering costs for a hydrogen project under development.

2.6. Financial debt

Loans are recorded as liabilities at the nominal value received, net of the expenses incurred on the issuance of these loans. Loans are subsequently measured at amortised cost. Financial charges are calculated at the effective interest rate and recorded in the income statement on an accruals basis in accordance with each loan agreement. Financial charges includes interests and, eventually, commission expenses for structuring loans.

2.7. Income Tax

The Company is subject to Income Tax (“IRC”). Income tax is calculated based on the taxable results of the Company in accordance with the applicable tax rules. Deferred taxes are calculated based on the liability method and reflect the temporary differences between the amounts of assets and liabilities for accounting purposes and their amounts for tax purposes. Deferred tax assets and liabilities are calculated and reviewed periodically using the tax rates expected to be in force when the temporary differences revert.

Deferred tax assets are recognised only when there is reasonable assurance that future taxable profits will be available against which the temporary differences can be used, or when there are deferred tax liabilities for which reversal is expected within the same period as that in which the deferred tax assets are reversed. Temporary differences underlying deferred tax assets are reviewed at each reporting date in order to recognise deferred tax assets that were not recorded in prior years as they did not fulfil all requisites and/or to reduce the amounts of deferred tax assets recorded based on the current expectation of their future recovery.

Deferred taxes are recorded in the income statement, except if they result from items recorded directly in equity. In this case the deferred tax is also recorded in equity.

2.8. Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. There are currently no common stock equivalents. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

2.9. Recent Accounting Standards

The Company does not expect the adoption of any recent accounting pronouncements to have a material impact on its financial statements.

2.10. Subsequent Events

The Company has evaluated subsequent events through the date the financial statements were issued for disclosure purposes.

3.	Receivables

Receivables as at 31 December 2019 and 2018 were as follows:

Trade receivables	2019 in euros	2018 in euros
Trade receivables - Current account	-	-
State account - VAT credit	1,269	-
	1,269	-

4.	Capital Structure

The share capital of the company as a at December 31, 2019 was comprised of 1 share with a nominal value of €1,000 and totally subscribed by the company unique shareholder Fusion Welcome, S.A..

In January 31, 2020, Company was converted into a limited liability company (“Ltda.” to “S.A.”), comprising:

-	The initial share (1 share of €1,000) was converted into 1,000 shares of €1 each;
-	49,000 new shares of €1 each were remitted and fully subscribed.

The share capital of the company is now comprised of 50,000 shares, with a nominal value of €1 each and fully subscribed.

5.	Related Party Transactions

The balances with related parties as at 31 December 2019 were as follows:

Related parties	Current liabilities in euros
Fusion Welcome, S.A.	13,897
13,897

In June 2020, the Company also entered into the Production Capacity Reservation Contract with a related party, MagP Inovação, S.A. (“MagP”) as discussed in Note 6.

6.	Commitments and Contingencies

Production Capacity Reservation Contract

The Production Capacity Reservation Contract between a related party, MagP Inovação, S.A. (“MagP”) and the Company, dated June 1, 2020 (the “Production Agreement”), provides that MagP is to supply the Company with minimum guaranteed amounts of modules, tracking structures and accessories, command boards, and electrical installations as well as assembly services for all equipment relating to the concentrated photovoltaic (“CPV”) solar trackers used in the Company’s Hydrogen Generators (the “Trackers”). Under the Production Agreement, MagP guarantees to supply to Fusion Fuel all materials and installations for 4,200 Trackers over a three-year period which commenced at the beginning of 2020 and expires at the end of 2022. MagP and the Company are to agree to a production schedule each January which will establish the number of Trackers and the fixed cost per Tracker to be supplied by MagP in such year. MagP and the Company have agreed to the following cost schedule: (i) the first 55 Trackers will be supplied by MagP at a cost of €50,000 per Tracker; (ii) the second 1,400 Trackers will be supplied by MagP at a maximum price of €21,000 per Tracker; (iii) the third 1,400 Trackers will be supplied by MagP at a maximum price of €18,200 per Tracker; and (iv) the final 1,400 Trackers will be supplied by MagP at a price to be defined but at a maximum price of €18,200 per Tracker. If the Company does not place orders for at least the minimum amounts set forth above, MagP is released from its obligation to supply such amounts and can renegotiate lower production quotas.

Contract of Disposal of Intellectual Property

The Contract of Disposal of Intellectual Property between MagP and the Company, dated September 13, 2018 (the “IP Transfer Agreement”), transferred from MagP all intellectual property rights to the technology associated with the Trackers implemented in the Hydrogen Generators, including all registrations, documents, designs, software, domain names and any other materials. Additionally, the Company will have full ownership of the products created by MagP under the IP Transfer Agreement. MagP also agreed to do all work associated with adapting its CPV module, solar tracker and other components required for the Hydrogen Generator to be compatible with the Hydrogen Generators. The IP Transfer Agreement binds MagP to confidentiality with respect to its work related to such development for the Company. Transfer of the intellectual property has not taken place as of December 31, 2019. The total consideration to be paid by the Company includes €1,000,000 for all rights to the technology to be paid in quarterly installments over one year, which will commence upon completion of the Transactions, and a single payment of €900,000 for product and technology development costs, which will be payable on the completion of the business combination, each such amount to be subject to applicable VAT charges. To date, no payments have been made under the IP Transfer Agreement.

Promissory Sub-Lease Agreement

The Promissory Sub-Lease Agreement between MagP and the Company, dated May 20, 2020, provides that MagP promises to sub-lease a portion of the property that it leases from Siemens, S.A. with a formal sub-lease agreement to be executed upon completion of the business combination and the receipt of all authorizations necessary to enter into the sub-lease. The sub-lease will have a term of six years and will cost the Company €5.60 per square meter of office space and €2.20 per square meter of industrial facilities per month. The total monthly obligation will be an amount to be determined based on the size of the space.

7.	Costs and Expenses

Costs and expenses for the year ended December 31, 2019 and the period from July 26, 2018 (inception) were as follows:

	2019	2018
Operating expenses	in euros	in euros
Transportation costs	608	-
Tools and utensils	513	-
Travel costs	294	-
Office supplies	211	-
Specialized works	147	-
Bank commissions	48	-
Other	34	-
	1,855	-

	2019	2018
Other operating expenses	in euros	in euros
Fines	150	-
	150	-

8.	Financial Income and Expenses

Financial expenses as of December 31, 2019 comprises exchange losses on trade payables transactions.

9.	Taxes

Tax accounts as of December 31, 2019 were as follows:

2019
State account	Assets	Liabilities
Income tax - estimate	-	-
Withholding tax	-	-
Value added tax	1,269	-
	1,269	-

The net operating loss carry-forward as of December 31, 2019 was approximately €2,100. The amount taken into income tax assets must reflect that portion of the income tax loss carry forward that is more likely-than-not to be realized from future operations. The Company has not recognized an income tax asset since the Company cannot be assured that it is more likely than not such benefit will be recoverable in future years.

A reconciliation of the provision for income taxes at the statutory rate for the year ended December 31, 2019 was as follows:

December 31, 2019 in euros
Net loss before income taxes per financial statements	(2,104)
Income tax rate	21%
Income tax benefit at statutory rate	(442)
Non-utilized net operating losses	442
Provision for income taxes	-

10.	Subsequent Events

On June 8, 2020, HL Acquisitions Corp., a NASDAQ listed company formed for the purposes of entering into a business combination with a focus on the hydrocarbon logistics industry, (“HL”) announced that it has executed a definitive agreement for a business combination with Fusion Fuel. Following the consummation of the business combination, both HL and Fusion Fuel will become wholly owned subsidiaries of a newly formed Irish parent, Fusion Fuel Green Limited (“Fusion Fuel Green”), a private limited company incorporated in Ireland which is in the process of converting to a public limited company for Irish corporate purposes and which will be renamed Fusion Fuel Green PLC. Fusion Fuel Green will be led by the existing management team of Fusion Fuel.

Pursuant to the business combination agreement, each ordinary share of HL will be converted into one Class A ordinary share of Fusion Fuel Green (except that holders of ordinary shares sold in HL’s initial public offering will be entitled to elect instead to receive a pro rata portion of HL’s trust account), each HL right will be exchanged for one-tenth of one ordinary share of HL immediately prior to the effective time of the business combination and each such ordinary share of HL will be converted into one Class A ordinary share of Fusion Fuel Green, and each HL warrant will become exercisable for one Class A ordinary share of Fusion Fuel Green with identical terms and maturity as currently exist ($11.50/share strike price and a maturity five years from the date of the consummation of the business combination). Fusion Fuel’s owners will exchange all outstanding equity of Fusion Fuel for an aggregate of 2,125,000 Class B ordinary shares of Fusion Fuel Green, and 2,125,000 Fusion Fuel Green warrants with the same terms and maturity of the HL warrants (except that they will be exercisable on a cashless basis and non-redeemable). In addition, Fusion Fuel’s owners will be entitled to earn contingent consideration of up to 1,137,000 Class A ordinary shares and 1,137,000 warrants upon the achievement of certain milestones. The Class A and Class B ordinary shares are identical except that so long as at least 1,700,000 Class B shares are held by the Fusion Fuel owners, Fusion Fuel Green shall not take certain extraordinary actions without the consent of a majority of such Class B holders.  As part of the transaction, HL’s shareholders prior to its initial public offering (the “HL Founders”) have agreed to forfeit 125,000 ordinary shares of HL and 125,000 HL warrants. If no HL shareholders elect to redeem their shares for a pro rata portion of HL’s trust account at the close, no additional Fusion Fuel Green securities are sold in a private financing in connection with the business combination, and without taking into account any Class A ordinary shares issuable upon the exercise of warrants or which may be issued to the Fusion Fuel shareholders as contingent consideration, Fusion Fuel’s owners will hold approximately 23% of Fusion Fuel Green’s issued and outstanding shares.

Beginning in early 2020, there has been an outbreak of coronavirus (COVID-19), initially in China and which has spread to other jurisdictions, including locations where we do business. The full extent of the outbreak, related business and travel restrictions and changes to behavior intended to reduce its spread are uncertain as of the date of the Report as this continues to evolve globally. Therefore, the full extent to which coronavirus may impact our results of operations, liquidity or financial position is uncertain. Management continues to monitor the impact that the COVID-19 pandemic is having on the Company and the economies in which we operate. We anticipate that our liquidity may be materially impacted by the coronavirus outbreak.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Fusion Fuel Green Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Fusion Fuel Green Limited (the “Company”) as of June 30, 2020, the related statements of operations, stockholders’ equity (deficit) and cash flows for the period from April 3, 2020 (inception) to June 30, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020, and the results of its operations and its cash flows for the period from April 3, 2020 (inception) to June 30, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2.1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2.1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

Houston, Texas
August 12, 2020

Fusion Fuel Green Limited

Balance Sheet

as of June 30, 2020

As of June 30,
2020
(in Euros)
Assets
Current assets:
Cash	1
Deposit	16,914
Total Assets	16,915

Liabilities and Stockholder’s Deficit
Current liabilities:
Other accounts payable	1,708
Loans from Shareholders	16,914
Total Liabilities	18,622
Stockholder’s Deficit:
Share capital - common stock	1
Accumulated deficit	(1,708)
Total Stockholder’s Deficit	(1,707)
Total Liabilities and Stockholder’s Deficit	16,915

See notes to financial statements.

Fusion Fuel Green Limited

Statement of Operation

for the period from April 3, 2020 (inception) to June 30, 2020 the period from April 3, 2020 (inception) to
June 30, 2020
(in Euros)
Revenues	-
Cost of revenues	-
Gross profit	-
Operating expenses:
Selling, general and administrative	1,708
Loss from operations	(1,708)
Income tax expense (benefit)	-
Net loss	(1,708)

Loss per common share - basic and diluted	(1,708.00)
Weighted average number of common shares - basic and diluted	1

See notes to financial statements.

Fusion Fuel Green Limited

Statement of Changes in Shareholders ‘Equity

for the Period from April 3, 2020 (Inception) to June 30, 2020

	Common stock		Accumulated	Total Shareholder’s
	Shares	Amount	Deficit	Equity
(in Euros)
Balance as of April 3, 2020	-	-	-	-
Common stock issue	1	1	-	1
Net loss	-	-	(1,708)	(1,708)
Balance as of June 30, 2019	1	1	(1,708)	(1,707)

See notes to financial statements.

Fusion Fuel Green Limited

Statement of Cash Flows

for the Period from April 3, 2020 (Inception) to June 30, 2020 the period from April 3, 2020 (inception) to
June 30, 2020
(in Euros)
Cash Flows from operating activities:
Net Loss	(1,708)
Adjustments to reconcile net loss to cash flows from operating activities:
Changes in operating assets and liabilities:
Increase in other accounts payable	1,708
Total net cash in operating activities	-
Cash Flows from investing activities:
Deposits paid	(16,914)
Total net cash in investing activities	(16,914)
Cash Flows from financing activities:
Common stock	1
Shareholders loans - current, net	16,914
Total net cash provided by financing activities	16,915
Cash flow, net	1
Cash - beginning of period	-
Cash - end of period	1

See notes to financial statements.

FUSION FUEL GREEN LIMITED

NOTES TO FINANCIAL STATEMENTS

1.	Corporate Information

FUSION FUEL GREEN, LIMITED (hereinafter referred to as “Fusion Fuel Green” or “the Company”) is a Private Company Limited by shares registered in April 3, 2020. The registered office is located at 10 Earlsfort Terrace, Dublin 2, D02 T380 Ireland. As at June 30, 2020, the Company does not have any operating activity and has one non-operating subsidiary, which was formed for the purpose of completing the business combination described below.

On June 8, 2020, HL Acquisitions Corp., a NASDAQ listed company formed for the purposes of entering into a business combination with a focus on the hydrocarbon logistics industry (“HL”), announced that it has executed a definitive agreement for a business combination with the Portuguese company Fusion Welcome – Fuel, S.A. (“Fusion Fuel”). Following the consummation of the business combination, both HL and Fusion Fuel will become wholly owned subsidiaries of Fusion Fuel Green, as the parent company, and Fusion Fuel Green will have converted to a public limited company for Irish corporate purposes and will be renamed Fusion Fuel Green. Fusion Fuel Green will be led by the existing management team of Fusion Fuel.

Pursuant to the business combination agreement, each ordinary share of HL will be converted into one Class A ordinary share of Fusion Fuel Green (except that holders of ordinary shares sold in HL’s initial public offering will be entitled to elect instead to receive a pro rata portion of HL’s trust account), each HL right will be exchanged for one-tenth of one ordinary share of HL immediately prior to the effective time of the business combination and each such ordinary share of HL will be converted into one Class A ordinary share of Fusion Fuel Green and each HL warrant will become exercisable for one Class A ordinary share of Fusion Fuel Green with identical terms and maturity as currently exist ($11.50/share strike price and a maturity five years from the date of the consummation of the business combination). Fusion Fuel’s owners will receive 2,125,000 Class B ordinary shares of Fusion Fuel Green, and 2,125,000 Fusion Fuel Green warrants with the same terms and maturity of the HL warrants (except that they will be exercisable on a cashless basis and non-redeemable). In addition, Fusion Fuel’s owners will be entitled to earn contingent consideration of up to 1,137,000 Class A ordinary shares and 1,137,000 Fusion Fuel Green warrants upon the achievement of certain milestones. The Class A and Class B ordinary shares are identical except that so long as at least 1,700,000 Class B shares are held by the Fusion Fuel owners, Fusion Fuel Green shall not take certain extraordinary actions without the consent of a majority of such Class B holders.  As part of the transaction, HL’s shareholders prior to its initial public offering (the “HL Founders”) have agreed to forfeit 125,000 ordinary shares of HL and 125,000 HL warrants. If no HL shareholders elect to redeem their shares for a pro rata portion of HL’s trust account at the close, no additional Fusion Fuel Green PLC securities are sold in a private financing in connection with the business combination, and without taking into account any Class A ordinary shares issuable upon the exercise of warrants or which may be issued to the Fusion Fuel shareholders as contingent consideration, Fusion Fuel’s owners will hold approximately 23% of Fusion Fuel Green’s issued and outstanding shares.

2.	Financial Statements Preparation Accounting Policies

The financial statements were prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. The Company’s year end is December 31.

Main accounting policies are as follows:

2.	2.1. Basis of Presentation and Going Concern

The Company’s financial statements were prepared on a going concern basis, at historical cost, based on the accounting records of the Company.

To date the Company has generated no revenues from its business operations and has incurred operating losses since inception. As at June 30, 2020, the Company has a working capital deficit of €1,708 and has reported an accumulated deficit of €1,708. The Company requires additional funding to meet its ongoing obligations and to fund anticipated operating losses. The ability of the Company to continue as a going concern is dependent on raising capital to fund its initial business plan and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern. The Company intends to continue to fund its business by way of private placements and advances from related parties as may be required. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

2.2. Reporting and Functional Currency

The attached financial statements are presented in Euros (units: €), rounded to the nearest unit, unless otherwise stated. Therefore, the subtotals and totals of the tables presented in these financial statements and explanatory notes may not be equal to the sum of the amounts presented, due to rounding.

Transactions are recorded in the Company’s financial statements in its functional currency, at the exchange rates in force on the dates of the transactions.

Gains and losses resulting from differences between the exchange rates in force on the dates of the transactions and those prevailing at the date of collection, payment or at the end of the reporting period are recorded as income and expenses, respectively, in the income statement in the same captions where the revenue and expenses associated with these transactions are reflected, except those related to non-monetary values whose change in fair value is recorded directly in equity.

2.3. Use of Estimates

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

2.4. Cash and Cash Equivalents

The amounts included in cash and cash equivalents correspond to cash values, bank deposits, time deposits and other cash investments with maturities less than three months, and which can be immediately mobilized with a risk of insignificant changes in value.

2.5. Trade and Other Payables

Trade payables and other payables are initially measured at fair value and subsequently measured at amortized cost using the effective interest rate method. Usually the amortized cost does not differ from the nominal value.

2.11. Income Tax

The Company is subject to Income Tax (“IRC”). Income tax is calculated based on the taxable results of the Company in accordance with the applicable tax rules. Deferred taxes are calculated based on the liability method and reflect the temporary differences between the amounts of assets and liabilities for accounting purposes and their amounts for tax purposes. Deferred tax assets and liabilities are calculated and reviewed periodically using the tax rates expected to be in force when the temporary differences revert.

Deferred tax assets are recognised only when there is reasonable assurance that future taxable profits will be available against which the temporary differences can be used, or when there are deferred tax liabilities for which reversal is expected within the same period as that in which the deferred tax assets are reversed. Temporary differences underlying deferred tax assets are reviewed at each reporting date in order to recognise deferred tax assets that were not recorded in prior years as they did not fulfil all requisites and/or to reduce the amounts of deferred tax assets recorded based on the current expectation of their future recovery.

Deferred taxes are recorded in the income statement, except if they result from items recorded directly in equity. In this case the deferred tax is also recorded in equity.

2.12. Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. There are currently no common stock equivalents. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

2.13. Recent Accounting Standards

The Company does not expect the adoption of any recent accounting pronouncements to have a material impact on its financial statements.

2.14. Subsequent Events

The Company has evaluated subsequent events through the date the financial statements were issued for disclosure purposes.

3.	Current Liabilities

Current liabilities as at 30 June 2020 were as follows:

June 30, 2020
in euros
Accounts payable - Other	1,708
Loan from Related Party	16,914
18,622

Other accounts payable refers to provisions for Lawyer fees to be invoiced, related to Company set-up costs.

Loan from Related Party refers to a short-term loan from the Company shareholder, Frederico Figueira de Chaves. No interest rate is applied and is due on demand.

4.	Capital Structure

The share capital of the Company is comprised of 1 share with a nominal value of €1 and fully subscribed.

5.	Costs and Expenses

Costs and expenses for the period from April 3, 2020 (inception) to June 30, 2020 were as follows:

June 30, 2020
Operating expenses	in euros
Organization costs	1,708
1,708

During June 2020, the Company made a deposit of €16,914 for legal expenses in anticipation of the merger with HL.

6.	Income Taxes

The net operating loss carry-forward as of June 30, 2020 was approximately €1,700. The amount taken into income tax assets must reflect that portion of the income tax loss carry forward that is more likely-than-not to be realized from future operations. The Company has not recognized an income tax asset since the Company cannot be assured that it is more likely than not such benefit will be recoverable in future years.

7.	Coronavirus

Beginning in early 2020, there has been an outbreak of coronavirus (COVID-19), initially in China and which has spread to other jurisdictions, including locations where we do business. The full extent of the outbreak, related business and travel restrictions and changes to behavior intended to reduce its spread are uncertain as of the date of the Report as this continues to evolve globally. Therefore, the full extent to which coronavirus may impact our results of operations, liquidity or financial position is uncertain. Management continues to monitor the impact that the COVID-19 pandemic is having on the Company and the economies in which we operate. We anticipate that our liquidity may be materially impacted by the coronavirus outbreak.

Annex A

AMENDED AND RESTATED

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

HL ACQUISITIONS CORP.,

FUSION WELCOME – FUEL, S.A.,

FUSION FUEL GREEN LIMITED,

FUSION FUEL ATLANTIC LIMITED, and

THE FUSION FUEL SHAREHOLDERS

DATED AS OF AUGUST 25, 2020

i

Exhibits

Exhibit A – Certain Definitions

Index to Defined Terms

This index is included for convenience only and does not constitute a part of the agreement

Term	Section
Additional HL SEC Reports	Section 7.1
Affiliate	Exhibit A
Agreement	Preamble
Amended and Restated Articles of Association	Recital E
Amended Warrant Agreement	Section 8.19
Approvals	Section 3.1(a)
Assets	Section 3.10
Business Day	Exhibit A
BVI Companies Act	Recital A
Certifications	Section 5.7(a)
Charter Amendments Proposals	Section 8.1(a)(iii)
Charter Documents	Section 3.1(a)
Claim	Section 11.2
Closing	Section 2.6
Closing Consideration	Exhibit A
Closing Date	Section 2.6
Closing Form 20-F	Section 8.4(c)
Closing Press Release	Section 8.4(c)
Code	Recital D
Company	Preamble
Company Annual Financial Statements	Section 3.8(a)(i)
Company Audited Financial Statements	Section 7.5
Company Class A Shares	Exhibit A
Company Closing Certificate	Section 9.3(a)
Company Consideration	Exhibit A
Company Contracts	Section 3.19(a)
Company Financial Statements	Section 3.8(a)(ii)
Company Indemnitees	Section 11.1(b)
Company Intellectual Property	Exhibit A
Company Interim Financial Statements	Section 3.8(a)(ii)
Company Ordinary Shares	Exhibit A
Company Product	Exhibit A
Company Registered Intellectual Property	Exhibit A
Company Schedule	Article IV Preamble
Company Securities	Exhibit A
Company Shareholder Representative	Section 2.8
Company Shareholders	Preamble
Confidentiality Agreement	Section 7.2(a)
Continental	Section 2.5
Contingent Consideration	Exhibit A
Contingent Consideration Shareholder	Section 2.4(a)
Converting Shareholder	Section 1.3(a)

v

Term	Section
Corporate Law	Recital A
Copyrights	Exhibit A
Director Proposal	Section 8.1(a)(ii)
D&O Indemnified Person	Section 8.10(b)
Earnout Condition	Section 2.4(a)
EBC	Section 1.3(d)
Employment Agreements	Section 8.16
Environmental Laws	Exhibit A
Escrow Fund	Section 2.5
Escrow Termination Date	Section 2.5
Exchange Act	Section 3.8(b)
Exercise Notice	Section 2.4(f)
Export Control Laws	Exhibit A
Extension Proposal	Section 8.25(a)
Extension Proxy Statement	Section 8.25(a)
Extension Shareholders’ Meeting	Section 8.25(c)
Final Prospectus	Section 8.7
Effective Time	Section 1.1
Form F-4	Exhibit A
Governmental Entity	Exhibit A
Hazardous Substances	Exhibit A
HL	Preamble
HL Audited Financial Statements	Section 5.7(b)
HL Borrowings	Section 8.12
HL Closing Certificate	Section 9.2(a)
HL Contracts	Section 5.19(a)
HL Convertible Securities	Section 5.3(b)
HL Extension Approval	Section 8.25(c)
HL Financial Statements	Section 5.7(b)
HL Indemnitees	Section 11.1(a)
HL Merger Consideration	Exhibit A
HL Merger Shares	Section 1.3(a)
HL Ordinary Shares	Exhibit A
HL Parent Warrant	Section 1.3(b)
HL Preferred Shares	Exhibit A
HL Representative	Section 2.7
HL Rights	Section 1.3(c)
HL Schedule	Article V Preamble
HL SEC Reports	Section 5.7(a)
HL Securities	Exhibit A
HL Special Meeting	Section 8.1(a)
HL Shareholder Matters	Section 8.1(a)
HL Shareholders	Exhibit A
HL Stock Options	Section 5.3(b)
HL Unaudited Financial Statements	Section 5.7(b)

Term	Section
HL UPOs	Exhibit A
HL Warrants	Section 1.3(b)
IFRS	Exhibit A
immediate family	Exhibit A
Indemnification Pool	Exhibit A
Indemnitees	Section 11.1(b)
Indemnitors	Section 11.2
Independent Expert	Section 2.4(e)
Indemnification Escrow Agreement	Section 2.5
Information Privacy and Security Laws	Exhibit A
Insider	Exhibit A
Insurance Policies	Exhibit A
Intellectual Property	Exhibit A
Interim Period	Section 7.1
Irish Companies Act	Recital A
Knowledge	Exhibit A
Legal Requirements	Exhibit A
Lien	Exhibit A
Losses	Section 11.1(c)
Material Adverse Effect	Exhibit A
Material Company Contracts	Section 3.19(a)
Measurement Date	Section 2.4(a)
Merger	Recital A
Merger Proposal	Section 8.1(a)(i)
Merger Sub	Preamble
Transactions	Recital A
Most Recent Balance Sheet	Section 3.8(a)(ii)
Most Recent Balance Sheet Date	Section 3.8(a)(ii)
Nasdaq	Section 5.22
Net Present Value	Section 2.4(c)
Notice of Claim	Section 11.2
Outside Date	Section 10.1(b)
Parent	Preamble
Parent Class A Ordinary Shares	Exhibit A
Parent Class B Ordinary Shares	Exhibit A
Parent Plan	Exhibit A
Parent Warrants	Exhibit A
Party / Parties	Preamble
Patents	Exhibit A
Permits	Section 3.7
Permitted Lien	Exhibit A
Person	Exhibit A
Personal Confidential Information	Exhibit A
Personal Property	Section 3.14(b)
PIPE Subscription Agreements	Section 9.1(i)

Term	Section
Plan	Section 3.12(b)
Power Purchase Agreement	Exhibit A
Portuguese Companies Act	Recital A
Pro Rata Percentage of Closing Consideration	Exhibit A
Pro Rata Percentage of Contingent Consideration	Exhibit A
Pro Rata Portion of Closing Consideration	Exhibit A
Pro Rata Portion of Company Consideration	Exhibit A
Pro Rata Portion of Contingent Consideration	Exhibit A
Project Contingent Consideration	Section 2.4(a)
Proxy Statement/Prospectus	Exhibit A
Qualifying Counterparty	Section 2.4(b)
Returns	Section 3.15(a)
Reviewable Document	Section 8.5(a)
Sanctions	Section 3.23(c)
SEC	Exhibit A
SEC Approval Date	Section 8.1(b)
Securities Act	Section 4.3
Share Exchange	Recital A
Shareholders Agreement	Section 8.23
Signing Form 8-K	Section 8.4(a)
Signing Press Release	Section 8.4(b)
Sponsor	Exhibit A
Sponsor Agreement	Section 1.6
Stock Escrow Agreement	Section 1.6
Subsidiaries	Section 3.2(a)
Survival Period	Section 11.4(a)
Surviving BVI Company	Recital A
Tax / Taxes	Exhibit A
Threshold	Section 11.4(d)
Trademarks	Exhibit A
Transaction Expenses	Exhibit A
Trust Disbursement Schedule	Section 5.23(b)
Trust Disbursements	Section 5.23(b)
Trust Fund	Section 5.23(a)
UPO Exchange Agreement	Section 1.3(d)
U.S. GAAP	Section 5.7(b)
Warrant Agreement	Section 1.3(b)

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

THIS AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT is made and entered into as of August 25, 2020, by and among HL Acquisitions Corp., a British Virgin Islands business company (“HL”), Fusion Welcome – Fuel, S.A., a public limited company domiciled in Portugal, sociedade anónima (the “Company”), Fusion Fuel Green Limited, formerly known as Dolya Holdco 3 Limited, a private limited company domiciled in Ireland (“Parent”), Fusion Fuel Atlantic Limited, a British Virgin Islands business company and wholly owned subsidiary of Parent (“Merger Sub”), and the shareholders of the Company set forth on the signature pages hereto (“Company Shareholders”). The term “Agreement” as used herein refers to this Amended and Restated Business Combination Agreement, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the HL Schedule, as defined in the preambles to Articles III and V hereof, respectively). Each of Parent, HL, Merger Sub, the Company, and the Company Shareholders are referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Exhibit A.

RECITALS

A. The Parties entered into that certain Business Combination Agreement dated as of June 6, 2020 (the “Original Agreement”) pursuant to which, upon the terms and subject to the conditions therein and in accordance with the Business Companies Act, 2004 of the British Virgin Islands (the “BVI Companies Act”) the Commercial Companies Code of Portugal, Decree-Law No. 262/86 – Official Gazette No. 201/1986 (“Portuguese Companies Act”), and the Companies Act 2014 of Ireland (the “the Irish Companies Act” and together with the BVI Companies Act and the Portuguese Companies Act, the “Corporate Law”), the Parties intend to enter into a business combination transaction by which (i) Merger Sub will merge with and into HL (the “Merger”) with HL being the surviving entity of the Merger and becoming a wholly-owned subsidiary of Parent (“Surviving BVI Company”), followed immediately by (ii) the acquisition by Parent of all of the issued and outstanding Company Ordinary Shares and Company Class A Shares (the “Share Exchange”, and together with the Merger, the “Transactions”), on the terms and subject to the conditions set forth in this Agreement.

B. Parent is a newly formed entity formed for the purpose of consummating the Transactions, and upon completion of the Transactions and subject to the conditions set forth herein, Parent will become the sole direct owner of the Company and the Surviving BVI Company.

C. The boards of directors of each of HL and the Company has approved this Agreement and determined that this Agreement and the Transactions and other transactions contemplated hereby are fair to, and in the best interests of, their respective companies and their respective shareholders.

D. The Parties intend, for U.S. federal income tax purposes, that the Merger, taken together with the Share Exchange, shall constitute a transaction that qualifies as a reorganization governed by Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) or an exchange governed by Section 351 of the Code.

E. The Company intends to (i) amend and restate its articles of association to, among other things, create the Company Class A Shares as a new class of shares and set forth the rights and preferences of the Company Class A Shares (the “Amended and Restated Articles of Association”) and (ii) issue an aggregate of 100 Company Class A Shares to certain Company Shareholders; the Company hereby requests the written consent of HL and a waiver from HL of any breach of Sections 7.1(d), (f), and (g) of the Original Agreement that would result therefrom; and HL desires to provide such consent and waiver;

F. The Parties desire to amend and restate the Original Agreement to implement the terms, conditions, agreements and understandings set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

THE MERGER

1.1 The Merger. On the Closing Date, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the BVI Companies Act, Merger Sub shall merge with and into HL, the separate corporate existence of Merger Sub shall cease, and HL shall continue as the Surviving BVI Company after the Merger and as a wholly owned subsidiary of Parent. The Merger will be consummated immediately upon the filing of Articles of Merger with the Registrar of Companies of the British Virgin Islands, or at such other time as may be agreed by HL and the Company in writing and specified in such filings (the “Effective Time”). The effect of the Merger will be as provided in this Agreement, the Articles of Merger, and the applicable provisions of the BVI Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the holders of any of the securities of HL, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of HL and Merger Sub shall vest in the Surviving BVI Company.

1.2 Governing Documents. At the Effective Time, the Memorandum and Articles of Association of Merger Sub shall become the Memorandum and Articles of Association of the Surviving BVI Company.

1.3 Effect on Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parties or the holders of any of the securities of HL, the following shall occur:

(a) Conversion of HL Ordinary Shares. Other than any shares to be canceled pursuant to Section 1.3(g) and any HL Ordinary Shares owned by HL Shareholders who have validly elected to receive a portion of the proceeds held in HL’s Trust Fund in exchange for the surrender of HL Ordinary Shares (each, a “Converting Shareholder”), each HL Ordinary Share issued and outstanding immediately prior to the Effective Time will be automatically converted, at the Effective Time, into one Parent Class A Ordinary Share (the “HL Merger Shares”). From and after the Effective Time, each certificate or book entry position that evidenced HL Ordinary Shares immediately prior to the Merger shall entitle the holder to the applicable number of HL Merger Shares into which such certificate or book entry position is convertible according to this Section 1.3(a) and all HL Ordinary Shares shall no longer be outstanding and shall automatically cease to exist; provided, however, that each HL certificate or book entry position owned by a Converting Shareholder shall entitle the Converting Shareholder to receive only such portion of the Trust Fund as provided for in HL’s Charter Documents.

2

(b) Adjustment of HL Warrants. At the Effective Time, each outstanding warrant to purchase one HL Ordinary Share (each, an “HL Warrant”) shall remain outstanding but shall be automatically adjusted to become a warrant to purchase one Parent Class A Ordinary Share (each, an “HL Parent Warrant”). Each such HL Parent Warrant will continue to have, and be subject to, the same terms and conditions set forth in the Warrant Agreement between HL and Continental Stock Transfer & Trust Company as the warrant agent (“Warrant Agreement”) immediately prior to the Effective Time (including any repurchase rights and cashless exercise provisions), except that each HL Parent Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Parent Class A Ordinary Shares equal to the number of HL Ordinary Shares that were issuable upon exercise of such HL Warrant immediately prior to the Effective Time.

(c) Conversion of HL Rights. Immediately prior to the Effective Time, each outstanding right exchangeable for one tenth of one HL Ordinary Share (each, an “HL Right”) will be automatically exchanged for one tenth of one HL Ordinary Share in accordance with the terms of the HL Rights. At the Effective Time, each HL Ordinary Share issued upon the exchange of an HL Right shall be automatically converted into one Parent Class A Ordinary Share according to Section 1.3(a).

(d) Exchange of UPO. Simultaneously with the execution of this Agreement, HL and EarlyBirdCapital, Inc. (“EBC”) shall enter into an agreement (the “UPO Exchange Agreement”) pursuant to which EBC shall agree, on behalf of itself and the other holders of the HL UPOs, to exchange such HL UPOs for an aggregate of 50,000 HL Ordinary Shares. At the Effective Time, each HL Ordinary Share issued upon exchange of an HL UPO shall be automatically converted into Parent Class A Ordinary Shares according to Section 1.3(a).

(e) Adjustments to Merger Consideration. The number of Parent Class A Ordinary Shares issuable pursuant to this Section 1.3 shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Class A Ordinary Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Ordinary Shares occurring on or after the date hereof but at or prior to the Effective Time.

(f) Fractional Shares. No fraction of a Parent Class A Ordinary Share will be issued by virtue of the Merger or by virtue of the exchange of HL Rights provided for in Section 1.3, and each holder of HL Ordinary Shares or HL Rights who would otherwise be entitled to a fraction of a Parent Class A Ordinary Share at any time Parent Class A Ordinary Shares are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder in connection with such distribution) shall receive from Parent, in lieu of such fractional share, one (1) Parent Class A Ordinary Share.

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(g) Cancellation of Treasury and Parent-Owned Stock. Each HL Ordinary Share, HL Warrant, and HL Right held by the Company, Parent, Merger Sub, or HL or any direct or indirect wholly owned subsidiary of any of the foregoing immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(h) Conversion of Merger Sub Stock into Stock of Surviving BVI Corporation. Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving BVI Corporation with the same rights, powers and privileges as the shares so converted. From and after the Effective Time, each share of capital stock of Merger Sub shall no longer be outstanding and shall automatically be cancelled and cease to exist.

1.4 Tax Consequences. It is intended by the Parties hereto that the Transactions together will be treated as a reorganization governed by Section 368 of the Code or an integrated exchange governed by Section 351 of the Code.

1.5 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving BVI Company with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of HL and Merger Sub, the officers and directors of Parent, HL and Merger Sub will take all such lawful and necessary action.

1.6 Sponsor Agreement. As soon as practicable following the execution of this Agreement, and in any event prior to the SEC Approval Date, Parent, HL and the Sponsors shall enter into an agreement (the “Sponsor Agreement”) providing that, immediately prior to the Effective Time, the Sponsors will forfeit, and HL will terminate and cancel, pro rata, an aggregate of 125,000 HL Ordinary Shares and 125,000 HL Warrants. Immediately prior to the Effective Time, HL and the Sponsors shall jointly notify Continental, HL’s transfer agent and the escrow agent acting pursuant to the escrow agreement entered into with HL and the Sponsors on June 27, 2018 (“Stock Escrow Agreement”), of the forfeiture and cancellation of HL Ordinary Shares and HL Warrants pursuant to this Section 1.6.

Article II

THE SHARE EXCHANGE

2.1 The Share Exchange.

(a) The Share Exchange. Immediately after the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Portuguese Companies Act and the Irish Companies Act, each Company Shareholder shall assign, transfer, and deliver, free and clear of all Liens, all of the Company Ordinary Shares and Company Class A Shares issued and outstanding on the Closing Date, to Parent. In consideration of the sale and transfer of the Company Ordinary Shares to Parent, on the Closing Date, upon surrender by a Company Shareholder to Parent of the certificate or certificates (if any) representing the Company Ordinary Shares, Parent shall issue to each such Company Shareholder, and such Company Shareholder shall be entitled to receive, its Pro Rata Portion of Closing Consideration (subject to the Parent Class B Ordinary Shares comprising the Escrow Fund being placed into escrow in accordance with the terms of Section 2.5 and the Indemnification Escrow Agreement). In consideration of the sale and transfer of the Company Class A Shares to Parent, on the Closing Date, upon surrender by a Contingent Consideration Shareholder to Parent of the certificate or certificates (if any) representing the Company Class A Shares, each such Contingent Consideration Shareholder shall be entitled to receive its Pro Rata Portion of Contingent Consideration in accordance with the terms of Section 2.4.

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(b) Adjustments to Company Consideration. The Company Consideration issuable pursuant to this Article II shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Class A Ordinary Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Ordinary Shares or Parent Class B Ordinary Shares occurring on or after the date hereof but at or prior to the Effective Time (or, as it relates to the Escrow Fund or Contingent Consideration, prior to the date of respective issuance).

(c) Fractional Shares. No fraction of a Parent Class A Ordinary Share, Parent Class B Ordinary Share or Parent Warrant will be issued by virtue of the Share Exchange (including the Contingent Consideration), and each holder of Company Ordinary Shares and/or Company Class A Shares who would otherwise be entitled to a fraction of a Parent Class A Ordinary Share, Parent Class B Ordinary Share or a Parent Warrant at any time Company Consideration is distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares or warrants that otherwise would be received by such holder in connection with such distribution) shall receive from Parent, in lieu of such fractional share or warrant, one (1) Parent Class A Ordinary Share, one (1) Parent Class B Ordinary Share or one (1) Parent Warrant, as applicable.

(d) Cancellation of Treasury; Parent-Owned Securities and Parent Ordinary Shares. Each Company Ordinary Share and Company Class A Share held by the Company, Parent, HL, or Merger Sub or any direct or indirect wholly owned subsidiary of any of the foregoing immediately prior to the Effective Time and each Parent Class A Ordinary Share and Parent Class B Ordinary Share held by the Company, Parent, HL, or Merger Sub or any direct or indirect wholly owned subsidiary of any of the foregoing or any nominee or representative thereof shall be canceled and extinguished without any conversion or payment in respect thereof.

(e) No Further Ownership Rights. Until assigned, transferred and delivered as contemplated by Section 2.1(a), the Company Ordinary Shares and Company Class A Shares shall be deemed, from and after the Effective Time, to represent only the right to receive a Pro Rata Portion of Closing Consideration or a Pro Rata Portion of Contingent Consideration, respectively, and any dividends or other distributions as contemplated by Section 2.1(b). If, after the Effective Time, certificates representing Company Ordinary Shares and/or Company Class A Shares are presented to Parent or the Company for any reason, such Company Ordinary Shares and/or Company Class A Shares shall be exchanged as provided in Section 2.1(a).

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(f) Lost, Stolen, or Destroyed Certificates. In the event that any Company Shareholder’s certificates representing Company Ordinary Shares shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the holder thereof in a form satisfactory to Parent, Parent shall issue to each such Company Shareholder its Pro Rata Portion of Closing Consideration into which the Company Ordinary Shares formerly represented by such certificates were exchanged and any dividends or distributions payable pursuant to Section 2.1(b); provided, however, that, as a condition precedent to the delivery of each such Pro Rata Portion of Closing Consideration, such Company Shareholder shall indemnify Parent against any claim that may be made against Parent or the Company with respect to the certificates alleged to have been lost, stolen, or destroyed. In the event that any Contingent Consideration Shareholder’s certificates representing Company Class A Shares shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the holder thereof in a form satisfactory to Parent, Parent shall allot to each such Contingent Consideration Shareholder its right to receive its Pro Rata Portion of Contingent Consideration pursuant to Section 2.4 into which the Company Class A Shares formerly represented by such certificates were exchanged, provided, however, that, as a condition precedent to the allotment of the right to receive each such Pro Rata Portion of Contingent Consideration, such Contingent Consideration Shareholder shall indemnify Parent against any claim that may be made against Parent or the Company with respect to the certificates alleged to have been lost, stolen, or destroyed.

2.2 Tax Consequences. It is intended by the Parties hereto that the Transactions together will be treated as a reorganization governed by Section 368 of the Code or an integrated exchange governed by Section 351 of the Code.

2.3 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Parent, the Company, the Company Shareholders, and the Company Shareholder Representative will take all such lawful and necessary action.

2.4 Contingent Consideration.

(a) The Company Shareholders holding Company Class A Shares (the “Contingent Consideration Shareholders”) shall be issued their Pro Rata Portion of Contingent Consideration earnable with respect to each Power Purchase Agreement entered into between the Company (or an Affiliate of the Company) and a Qualifying Counterparty on or before June 30, 2022 (the Contingent Consideration earned in respect of each Power Purchase Agreement, the “Project Contingent Consideration”), upon (x) the satisfaction of the conditions below (each condition an “Earnout Condition” and the date the Earnout Condition is satisfied, the “Measurement Date”) and (y) delivery of an Exercise Notice by such Contingent Consideration Shareholder pursuant to Section 2.4(f):

(i) two-fifths of the Project Contingent Consideration upon the signing of the Power Purchase Agreement;

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(ii) one-fifth of the Project Contingent Consideration upon commencement of operations under the Power Purchase Agreement; and

(iii) two-fifths of the Project Contingent Consideration after ninety days of operation at ninety-five percent (95%) of nameplate capacity;

provided, that, following the achievement of all three Earnout Conditions with respect to any one Power Purchase Agreement, all Project Contingent Consideration will be deemed earned and payable for each other subsequent Power Purchase Agreement upon the signing of the respective Power Purchase Agreement (and will be immediately payable with respect to any Power Purchase Agreement already signed as of such date).

(b) As used herein, a “Qualifying Counterparty” means an entity listed in Schedule 2.4(b), which schedule may be modified or amended by mutual consent of the Company and HL from time to time up to the Closing.

(c) The aggregate number of Parent Class A Ordinary Shares and Parent Warrants earnable as Project Contingent Consideration with respect to each project with a Qualifying Counterparty shall be equal to the quotient of (i) twenty percent (20%) of the Net Present Value of the Power Purchase Agreement divided by (ii) €10.73, representing the aggregate agreed value of one Parent Class A Ordinary Share and one Parent Warrant. The “Net Present Value” of a Power Purchase Agreement shall be equal to (x) the sum of the projected unlevered free cash flows of the project each year, using a discount rate of seven percent (7%), less (y) the projected initial investment for the project, assuming a two percent (2%) management fee and no contingency.

(d) The aggregate Contingent Consideration issuable hereunder shall not exceed 1,137,000 Parent Class A Ordinary Shares and 1,137,000 Parent Warrants, which the Parties agree represents an aggregate of €61 million of Net Present Value of Power Purchase Agreements.

(e) At least five Business Days prior to the execution of a Power Purchase Agreement with a Qualifying Counterparty, Parent shall provide its calculation of Project Contingent Consideration with respect thereto to the HL Representative, which calculation shall be conclusive and binding upon the Parties unless, within ten Business Days after its receipt of such calculation, the HL Representative notifies Parent in writing that it disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. Parent and the HL Representative shall in good faith attempt to resolve any dispute and amend the aggregate Project Contingent Consideration to the extent necessary to reflect the resolution of the dispute. If Parent and the HL Representative do not reach agreement in resolving the dispute within ten Business Days after the dispute notice is given to Parent by the HL Representative, Parent and the HL Representative shall submit the dispute to Grant Thornton LLP or, if Grant Thornton LLP is unable to serve, Parent and the HL Representative shall appoint by mutual agreement an independent valuation firm with expertise in the energy sector (the “Independent Expert”). Within thirty 30 days of such submission, the Independent Expert shall determine (it being understood that in making such determination, the Independent Expert shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Parent and the HL Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting Project Contingent Consideration which shall be conclusive and binding. All expenses relating to the engagement of the Independent Expert shall be borne by Parent. Parent and the HL Representative shall make available to the Independent Expert such books, records, work papers and other information as the Independent Expert may request and that are available to that party or its agents and shall be afforded the opportunity to present to the Independent Expert any material relating to the disputed issues and to discuss issues with the Independent Expert (provided, that Parent and the HL Representative shall not, and shall each cause its representatives not to, engage in any ex parte communications with the Independent Expert during the term of its engagement).

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(f) Parent shall notify the Contingent Consideration Shareholders of Parent’s intention to enter into its first Power Purchase Agreement with a Qualifying Counterparty at least five Business Days prior to the execution thereof, and each Contingent Consideration Shareholder shall deliver a notice to Parent exercising its right to be issued its Pro Rata Portion of the aggregate Contingent Consideration which may become payable with respect to all power Purchase Agreements in accordance with this Section 2.4 (each, an “Exercise Notice”). If an Earnout Condition has been satisfied and a Contingent Consideration Shareholder has delivered an Exercise Notice, the Project Contingent Consideration earned with respect to such Earnout Condition will be issued by Parent to such Contingent Consideration Shareholder within five (5) Business Days of the applicable Measurement Date (or, if an Exercise Notice is delivered by such Contingent Consideration Shareholder after the applicable Measurement Date, then within five (5) Business Days of receipt by Parent of an Exercise Notice; it being understood that no Contingent Consideration Shareholder shall lose the right to receive any earned Contingent Consideration, but that any such Contingent Consideration shall not be issued until Parent is in receipt of an Exercise Notice). At all times while Contingent Consideration is earnable, Parent shall keep available for issuance a sufficient number of unissued Parent Class A Ordinary Shares (including Parent Class A Ordinary Shares underlying the Parent Warrants forming a part of the Contingent Consideration) to permit Parent to satisfy its issuance obligations set forth in this Section 2.4 and shall take all actions required to increase the authorized number of Parent Class A Ordinary Shares if at any time there shall be insufficient authorized unissued shares to permit such reservation.

(g) The Parties understand and agree that (i) the right to receive any Contingent Consideration shall not be represented by any form of certificate or other instrument, but shall be allotted by Parent on Closing and Parent shall enter the name of each Contingent Consideration Shareholder allotted such right in a register maintained by Parent, (ii) the right to receive any Contingent Consideration is not transferable except by operation of Legal Requirements relating to descent and distribution, divorce and community property, and does not constitute an equity or ownership interest in Parent, and (iii) the Contingent Consideration Shareholders shall not have any rights as a securityholder of Parent as a result of the Contingent Consideration Shareholders’ right to receive any Contingent Consideration hereunder.

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2.5 Indemnification Escrow. As the sole remedy of the Indemnitees for the indemnity obligations of the Company Shareholders set forth in Article XI, at the Closing, Parent shall deposit in escrow an aggregate of 212,500 Parent Class B Ordinary Shares (the “Escrow Fund”), which will be allocated among the Company Shareholders in the same proportions as the total Closing Consideration is allocated among them, all in accordance with the terms and conditions of an escrow agreement to be entered into at the Closing between Parent, the Company, the Company Shareholder Representative, the Surviving BVI Company, the HL Representative, and Continental Stock Transfer & Trust Company (“Continental”) as escrow agent (the “Indemnification Escrow Agreement”). The Indemnification Escrow Agreement will provide that, on the tenth (10th) Business Day after Parent files its annual report for the year ending December 31, 2021 (the “Escrow Termination Date”), subject to any holdback for unresolved claims as provided in the Indemnification Escrow Agreement, Continental will release the Escrow Fund, less that portion of the Escrow Fund applied in satisfaction of or reserved with respect to indemnification claims made prior to such date, to the Company Shareholders in the same proportions as originally deposited into escrow.

2.6 Closing. Unless this Agreement shall have been terminated pursuant to Section 10.1, the consummation of the Transactions (the “Closing”), other than the filing of the Articles of Merger with the Registrar of Companies of the British Virgin Islands with respect to the Merger, shall take place at the offices of Graubard Miller, counsel to HL, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174-1901 at a time and date to be specified by HL and the Company, which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in Article IX, or at such other time, date and location as HL and the Company hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by email.pdf files.

2.7 HL Representative. HL has designated Jeffrey Schwarz as the initial representative (the “HL Representative”) to represent the interests of the HL Shareholders after the Closing for purposes of approving amendments to this Agreement and the Indemnification Escrow Agreement, giving consents and approvals hereunder and thereunder, and making those determinations hereunder and thereunder that are specifically reserved to the HL Representative by the terms hereof and thereof. If such Person ceases to serve in such capacity, for any reason, HL (or, following the Closing, those members of the board of directors of Parent who were members of the board of directors of HL prior to the Closing) shall appoint its successor. The HL Representative shall (i) have no liability to Parent, HL, any Subsidiary or Affiliate of the foregoing or any equityholder of any of the foregoing (including any HL Shareholder) with respect to actions taken or omitted to be taken in its capacity as the HL Representative, and (ii) be entitled to indemnification by Parent against any loss, liability, or expenses arising out of actions taken or omitted to be taken in its capacity as the HL Representative.

2.8 Company Shareholder Representative. The Company Shareholders have designated Fusion Welcome, S.A., a public limited company domiciled in Portugal, as the initial representative (the “Company Shareholder Representative”) to represent the interests of the Company Shareholders after the Closing for purposes of approving amendments to this Agreement and the Indemnification Escrow Agreement, giving consents and approvals hereunder and thereunder, and making those determinations hereunder and thereunder that are specifically reserved to the Company Shareholder Representative by the terms hereof and thereof. If such Person ceases to serve in such capacity, for any reason, the Company Shareholders (or, following the Closing, those members of the board of directors of Parent who were shareholders of the Company prior to the Closing) shall appoint its successor. The Company Shareholder Representative shall (i) have no liability to Parent, the Company Shareholders, any Subsidiary or Affiliate of the foregoing or any equityholder of any of the foregoing (including any Company Shareholder) with respect to actions taken or omitted to be taken in its capacity as the Company Shareholder Representative, and (ii) be entitled to indemnification by Parent against any loss, liability, or expenses arising out of actions taken or omitted to be taken in its capacity as the Company Shareholder Representative.

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Article III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Company Schedule”), the Company hereby represents and warrants to HL as follows:

3.1 Organization and Qualification.

(a) The Company is a public limited company, sociedade anónima, duly formed, validly existing and in good standing under the laws of Portugal and has the requisite power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders of or from any Governmental Entity (“Approvals”) necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Articles of Association (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been made available to HL or HL’s counsel.

(b) The Company is duly qualified or licensed to do business as a foreign company and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 3.1(b).

3.2 Subsidiaries.

(a) The Company has no direct or indirect subsidiaries other than those listed in Schedule 3.2 (the “Subsidiaries”). Except as set forth in Schedule 3.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and does not have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

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(b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation (as listed in Schedule 3.2) and has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company, sociedade unipessoal por quotas, is duly organized or formed, validly existing, and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization or formation (as listed in Schedule 3.2) and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been made available to HL or HL’s counsel.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.3 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 50,000 Company Ordinary Shares, all of which Company Ordinary Shares are issued and outstanding, and 100 Company Class A Shares, all of which Company Class A Shares are issued and outstanding. All of the outstanding Company Ordinary Shares and Company Class A Shares are validly issued and fully paid. All of the outstanding Company Ordinary Shares and Company Class A Shares are held by the Company Shareholders. Other than the Company Ordinary Shares and the Company Class A Shares, no Company Securities are issued or outstanding. Other than Company Ordinary Shares and the Company Class A Shares, the Company has no class or series of securities authorized by its Charter Documents.

(b) As of the date of this Agreement, there are no subscriptions, options, warrants, convertible notes, derivative securities, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, or repurchase, redeem, or otherwise acquire, or cause the repurchase, redemption, or acquisition of, any shares of capital stock or other ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of, or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

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(c) Neither the Company nor any Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the Company Shareholders on any matter.

(d) Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings, to which the Company is a party or by which the Company is bound with respect to any equity security of the Company.

(e) Except as contemplated by this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options, or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility, or otherwise).

(f) No outstanding Company Ordinary Shares or Company Class A Shares are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with the Company.

3.4 Authority Relative to this Agreement.

(a) The Company has all necessary power and authority to: (i) execute, deliver and perform this Agreement and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Share Exchange). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Share Exchange) have been, or will be, duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its board of directors), and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery thereof by the other Parties, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b) The Company’s board of directors has, by unanimous resolution, approved this Agreement, the Share Exchange, and the other transactions contemplated by this Agreement and determined that this Agreement, the Share Exchange, and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company Shareholders.

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3.5 No Conflict; Required Filings and Consents. Except as set forth in Schedule 3.5 hereto:

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Charter Documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any applicable Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries (other than Permitted Liens) pursuant to, any Company Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract; except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) the consents, approvals, authorizations, and permits described in Schedule 3.5(b), and (ii) where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on the Company or, after the Closing, Parent, or (y) prevent the consummation of the Transactions or otherwise prevent the Company from performing its obligations under this Agreement on a timely basis.

3.6 Compliance. The Company and each of its Subsidiaries has complied with all, and is not in violation of any, and is conducting its business in compliance with all, applicable Legal Requirements. Neither the Company nor any of its Subsidiaries is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any applicable Legal Requirements has been received by the Company or any of its Subsidiaries (and the Company has no knowledge of any such notice delivered to any other Person).

3.7 Permits. (i) The Company and each Subsidiary, as applicable, collectively hold all permits necessary to lawfully conduct in all material respects the business of the Company and each Subsidiary as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Permits”), (ii) all such Permits are in full force and effect, and no suspension or cancellation of any of the Permits is pending or, to the Company’s knowledge, threatened, and (iii) all Permits are renewable by their terms in the ordinary course of business. The Company has made available to HL or HL’s counsel true, correct and complete copies of all Permits, all of which are listed on Schedule 3.7. Neither the Company nor any Subsidiary, as applicable, is in violation of the terms of any Permit.

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3.8 Financial Matters.

(a) Financial Statements. HL or its counsel has been furnished with each of the following:

(i) the unaudited balance sheets of Company as of December 31, 2019 and the related unaudited statements of income, cash flow and changes in shareholders’ equity of Company for the fiscal years then ended, accompanied by any notes thereto (collectively, the “Company Annual Financial Statements”); and

(ii) the unaudited consolidated balance sheet of the Company for the three month period ended as of March 31, 2020 (the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statement of income of the Company for the quarter then ended (the “Company Interim Financial Statements” and, together with the Company Annual Financial Statements, the “Company Financial Statements”).

(b) Compliance with IFRS. The Company Financial Statements (including any notes thereto) (i) accurately reflect in all material respects, (ii) have been prepared, in all material respects, in accordance with IFRS consistently applied, and (iii) fairly present, in all material respects, the consolidated financial position and results of operations of the Company on the dates and for the periods specified herein, all in accordance with IFRS (subject, in the case of the Company Interim Financial Statements, to the absence of statements of cash flows and shareholders’ equity and footnotes and, in each case, to year-end and periodic reclassifications and adjustments that are not expected to have a Material Adverse Effect). The Company and its Subsidiaries have never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

(c) Absence of Undisclosed Liabilities. Neither the Company nor its Subsidiaries has any liabilities which are of a nature required by IFRS to be reflected in a balance sheet or the notes thereto except for (i) liabilities included in the Most Recent Balance Sheet, (ii) liabilities incurred in the ordinary course of business since the Most Recent Balance Sheet Date or in contemplation of the Transactions or with respect thereto and (iii) liabilities that do not constitute a Material Adverse Effect.

(d) Projections. All financial projections with respect to the Company and its Subsidiaries that were delivered by or on behalf of the Company to HL or its representatives, were prepared by the Company or its representatives in good faith using assumptions that the Company believes to be reasonable.

(e) Auditor. The Company has engaged Marcum LLP as its independent registered public accountants to audit the Company Annual Financial Statements for inclusion in the Proxy Statement/Prospectus. To the Company’s knowledge, Marcum LLP has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company and its Subsidiaries within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

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(f) Controls. The Company has established and maintained a system of internal accounting controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company Financial Statements for external purposes in accordance with IFRS.

3.9 Absence of Certain Developments. From the Most Recent Balance Sheet Date to the date hereof, (a) there has not been any change, development, condition or event that constitutes a Material Adverse Effect, (b) the business has been conducted in the ordinary course of business (aside from steps taken in contemplation of the Transactions), and (c) neither the Company nor its Subsidiaries has taken any action that would have required the prior written consent of HL under Section 7.1 if such action had been taken after the date hereof and prior to the Closing.

3.10 Condition and Sufficiency of Assets. The Company or one of its Subsidiaries has good and valid title to, or a valid leasehold interest in, or adequate rights to use, all buildings, machinery, equipment, and other tangible assets which are necessary for the conduct of its or their business as currently conducted and are shown on the Interim Financial Statement or acquired after the Most Recent Balance Sheet Date (the “Assets”). The Assets are free and clear of all Liens, except for Permitted Liens, except for Assets disposed of in the ordinary course of business since the Most Recent Balance Sheet Date and except in the case of any non-owned Asset, for Liens contained in the Company Contract to use such Asset. Each Asset has been maintained in the ordinary course of business, is in good operating condition, subject to normal wear and tear, and is suitable for the purposes for which it is currently used.

3.11 Litigation. There have been, and are, no claims, suits, actions or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.12 Employment Matters.

(a) As of the date of this Agreement, the Company does not have, and has never had, any employees. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor does the Company have knowledge of any activities or proceedings of any labor union to organize any such employees.

(b) As of the date of this Agreement, the Company does not have any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any other employee compensation, deferred compensation, incentive, fringe, severance, change in control, retirement, death, disability, medical, or employee benefit plan, program, policy or other arrangement (collectively, “Plans”).

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(c) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, bonus or otherwise) becoming due to any shareholder, director, officer or employee of the Company or its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(d) The Company and its Subsidiaries are in compliance with all Legal Requirements respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, and employee health and safety and are not liable for any arrears of wages or penalties with respect thereto.

(e) There are no pending, or to the Company’s knowledge, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries by any former employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

3.13 Restrictions on Business Activities. Except as disclosed in Schedule 3.13 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their respective assets or to which the Company or any of its Subsidiaries is a party which has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

3.14 Title to Property.

(a) Except as set forth in Schedule 3.14(a), neither the Company nor any Subsidiary owns or leases any real property and there are no options or other contracts under which the Company or any Subsidiary has a right or obligation to acquire or lease any interest in real property.

(b) All material personal property and other material property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”), are shown or reflected on the Most Recent Balance Sheet, to the extent required by IFRS applied on a consistent basis in accordance with past practice, other than those entered into or acquired on or after the Most Recent Balance Sheet Date in the ordinary course of business. The Company and its Subsidiaries have good and marketable title to the Personal Property owned by them, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens or Liens disclosed in the Company Financial Statements, none of which Liens would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present use of such property in the businesses of the Company and its Subsidiaries. The Personal Property is structurally sound, in good operating condition, ordinary wear and tear excepted, and is suitable for the uses to which it is being put.

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(c) All material leases pursuant to which the Company and/or one of its Subsidiaries leases from others real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) Each of the Company and its Subsidiaries is in possession of, or has valid and effective rights to, all properties, assets and rights (other than Intellectual Property, which is governed exclusively by Section 3.18) required, in all material respects, for the effective conduct of its business, as it is currently operated and expected to be operated in the future, in the ordinary course.

3.15 Taxes. Except as set forth in Schedule 3.15 hereto:

(a) The Company and its Subsidiaries have timely filed all returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by them with any Tax authority prior to the date hereof. All such Returns are true, correct and complete. The Company and its Subsidiaries have paid all Taxes due and payable on such Returns.

(b) All Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c) The Company and its Subsidiaries have not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed by a taxing authority against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and its Subsidiaries have complied in all material respects with all applicable Legal Requirements regarding withholding Taxes and timely has paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(d) No audit or other examination of any Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by the Company or any of its Subsidiaries has been proposed, formally or informally, by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

(f) Neither the Company nor any of its Subsidiaries has any liability for any unpaid Taxes which has not been accrued for or reserved on the Company’s balance sheets included in the Company Financial Statements for the most recent fiscal year ended, other than any liability for unpaid Taxes that may have accrued since the date of such Company Financial Statements in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business or any liability for unpaid Taxes incurred in connection with the Transactions.

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(g) Neither the Company nor any of its Subsidiaries has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that, to the Company’s knowledge, would prevent or impede, or would reasonably be expected to prevent or impede, the Transactions from qualifying as a reorganization governed by Section 368 of the Code or an integrated exchange within the meaning of Section 351 of the Code.

3.16 Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability of the Company and its Subsidiaries, taken as a whole: (i) the Company and its Subsidiaries have complied in all material respects with applicable Environmental Laws; (ii) none of the Company or its Subsidiaries or, the knowledge of the Company, any third party has caused any properties currently owned, leased or operated by the Company or its Subsidiaries to be contaminated with any Hazardous Substances; (iii) the properties formerly owned, leased or operated by the Company or its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by the Company or its Subsidiaries; (iv) as of the date hereof, none of the Company or its Subsidiaries has received notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) as of the date hereof, none of the Company or its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any Subsidiary may be in material violation of or have material liability under any Environmental Law; and (vi) none of the Company or its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

3.17 Brokers. Except as set forth in Schedule 3.17 hereto, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, and has not entered into any contract, agreement, understanding, arrangement, or commitment pursuant to which Parent or any of its direct or in indirect subsidiaries could incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions, or any similar charges in connection with this Agreement or any transactions contemplated hereby.

3.18 Intellectual Property.

(a) Schedule 3.18 hereto contains a description of the material Company Registered Intellectual Property.

(b) The Company owns or has enforceable rights to use all Intellectual Property used or held for use in, or necessary for, the conduct of its business as presently conducted. Except as disclosed in Schedule 3.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which would reasonably be expected to negatively affect the validity or enforceability of such Company Intellectual Property.

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(c) Except as disclosed in Schedule 3.18 hereto, the Company owns and has good and exclusive title to each item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business).

(d) (i) the operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices, (ii) the Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices and (iii) to the Company’s knowledge, no third party has materially infringed or misappropriated any Company Intellectual Property.

(e) With respect to the collection, use, processing, storage, transfer, and security of Personal Confidential Information, the Company and each of its Subsidiaries have, in the conduct of their businesses, materially complied with applicable Information Privacy and Security Laws. No action is pending or, to the Company’s knowledge threatened in writing against the Company or any of its Subsidiaries relating to the processing or security of Personal Confidential Information. The Company and its Subsidiaries have not: (y) experienced any actual, alleged, or suspected material data breach or other security incident that resulted in the unauthorized acquisition of unencrypted computerized data that compromised the security, confidentiality, or integrity of Personal Confidential Information in their possession or control; or (z) been subject to or received any notice of any audit, investigation, complaint, or other action by any Governmental Entity or other Person concerning the Company’s or any Subsidiary’s collection, use, processing, storage, transfer, or protection of Personal Confidential Information or actual, alleged, or suspected violation of any Information Privacy and Security Laws, and to the Company’s knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.19 Agreements, Contracts and Commitments.

(a) Schedule 3.19 sets forth a complete and accurate list of all Material Company Contracts in effect on the date of this Agreement, specifying the parties thereto. As used herein, the term “Company Contracts” means all legally binding contracts, agreements, leases, mortgages, indentures, notes, and bonds, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries may be bound (including without limitation notes for borrowed money payable to the Company or any of its Subsidiaries), and the term “Material Company Contracts” means each of the following Company Contracts:

(i) any Company Contract (or group of related Company Contracts) for the sale of products or services or for the purchase of products or services which will, by its terms, extend over a period of more than one (1) year after the date hereof;

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(ii) any Company Contract pursuant to which a partnership or joint venture was established;

(iii) any Company Contract made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any Asset or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or a Subsidiary;

(iv) any Company Contract under which the Company or a Subsidiary has permitted any Asset to become, or to become subject to, a Lien (other than a Permitted Lien);

(v) any Company Contract providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits in excess of $100,000 per year;

(vi) any collective bargaining agreement with any labor union;

(vii) any Company Contract containing covenants that (A) restrict the Company or any Subsidiary from any solicitation, hiring or engagement of any Person or the solicitation of any customer or (B) limit the freedom of the Company, a Subsidiary, or any Affiliate thereof to engage in any line of business or compete with any Person;

(viii) any outstanding general or special powers of attorney executed by or on behalf of the Company or a Subsidiary;

(ix) any Company Contract under which the Company or a Subsidiary has advanced or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any of its Affiliates, members, officers, managers, members of the board of managers, or employees, other than in the ordinary course of business;

(x) any Company Contract (or group of related Company Contracts) the performance of which mandates payment of consideration in excess of $100,000 per annum over the remaining life of such Company Contract, other than (A) any Company Contract that is terminable by the Company or a Subsidiary at will without material liability and on less than ninety (90) days’ notice and (B) purchase orders received in the ordinary course of business;

(xi) any guaranty by the Company, a Subsidiary, or any Affiliate of the foregoing, of any obligation of a third party in excess of $100,000; and

(xii) any obligation to register any Company Securities with any Governmental Authority.

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(b) The Company has made available to HL copies of each Material Company Contract that are accurate and complete, in each case, as amended or otherwise modified and in effect.

(c) Each Material Company Contract is in full force and effect and is enforceable against each party to such Material Company Contract. Neither the Company, a Subsidiary, nor, to the Company’s knowledge, any other party to any Material Company Contract is in material breach or violation of, or default under, or has repudiated any provision of, any Material Company Contract.

3.20 Insurance. As of the date of this Agreement, neither the Company nor any of its Subsidiaries maintains any insurance policies.

3.21 Interested Party Transactions. Except as set forth in the Schedule 3.21 hereto, (a) no Insider or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, (iii) for other employee benefits made generally available to all employees, and (iv) arms’ length relationships between the Company or any of its Subsidiaries, on the one hand, and an Affiliate of an Insider, on the other hand and (b) to the Company’s knowledge, no Insider is, directly or indirectly, interested in any Company Contracts (other than such contracts as relate to the acquisition of capital stock or other securities of the Company or any Company Contract of employment).

3.22 Proxy Statement/Prospectus. None of the information relating to the Company or its Subsidiaries to be supplied by the Company, or by any other Person acting on behalf of the Company at its direction, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the HL Shareholders, at the time of the HL Special Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.23 Certain Business Practices.

(a) Neither the Company nor any of its Subsidiaries or Affiliates acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or similar law of any other jurisdiction, or (iii) made any other unlawful payment. Neither the Company nor any of its Subsidiaries or Affiliates acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

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(b) The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity in all material respects, and no action involving the Company with respect to the any of the foregoing is pending or, to the knowledge of the Company, threatened.

(c) Neither the Company nor any of its directors or officers, or, to the knowledge of the Company, any other Person acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union or any member state of the European Union (collectively, “Sanctions”), or is located, organized, or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory, or will, directly, or indirectly, use the proceeds of any offering of securities of the Company, Parent, or the Surviving BVI Company, or lend, contribute, or otherwise make available such proceeds to any other Person in any manner that would result in a violation of any Sanctions or result in the imposition of Sanctions against such Person.

(d) The Company is currently in compliance with, and has complied with, all Export Control Laws applicable to it. Without limiting the foregoing: (i) the Company has obtained all material export licenses and other material approvals required for its exports of products required by any Export Control Law and all such approvals and licenses are in full force and effect; (ii) the Company is in material compliance with the terms of such applicable export licenses or other approvals; and (ii) there are no claims pending or threatened in writing against the Company with respect to such export licenses or other approvals.

3.24 No Additional Representations and Warranties; No Reliance. Except as provided in this Article III (as modified by the Company Schedule), neither the Company, any Subsidiary, any of their respective Affiliates, nor any of their respective directors, officers, employees, shareholders, or representatives has made, or is making, any representation or warranty whatsoever to HL or its Affiliates, and no such Party shall be liable in respect of the accuracy or completeness of any information provided to HL or its Affiliates. The Company acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of HL; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of HL for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in Article V (as modified by the HL Schedule), it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

3.25 Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive the Closing as set forth in Section 11.4.

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Article IV

Representations and warranties of the company shareholders

Each Company Shareholder hereby represents and warrants, severally and not jointly, solely with respect to himself or itself in respect of his or its Company Securities, to HL as follows:

4.1 Organization, Standing, and Corporate Power.

(a) Each Company Shareholder that is not an individual is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed and has all requisite legal power and authority to carry on its business as now being conducted, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay, or impair the ability of the Company Shareholders to consummate the Transactions.

(b) Each Company Shareholder that is not an individual has all requisite corporate or other legal entity power and authority and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the ancillary agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance by each Company Shareholder that is not an individual of this Agreement and the ancillary agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of such Company Shareholder, and no other corporate actions on the part of such Company Shareholder are necessary to authorize the execution and delivery by such Company Shareholder of this Agreement, the ancillary agreements to which it is a party and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by each Company Shareholder and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of each Company Shareholder, enforceable against each Company Shareholder in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).

(c) The execution, delivery and performance of this Agreement and the ancillary agreements to which each Company Shareholder is a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Charter Documents of any such Company Shareholder who is not an individual, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of such Company Shareholder pursuant to, any material agreement to which any such Company Shareholder is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.3(a), under any Law to which any such Company Shareholder is subject (except Laws that are applicable due to the business, Contracts or licenses of the Company or its Subsidiaries).

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4.2 Ownership of Company Ordinary Shares and Company Class A Shares. Each Company Shareholder is the sole legal and beneficial owner of the Company Ordinary Shares and Company Class A Shares attributed to such Company Shareholder in Schedule 4.2. Each Company Shareholder owns the Company Ordinary Shares and Company Class A Shares held by it free and clear of any Liens and does not have outstanding any option, right, or agreement to sell such Company Ordinary Shares to any other Person.

4.3 Investment Intent. Each Company Shareholder is acquiring securities of Parent solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each Company Shareholder acknowledges that the Parent Class A Ordinary Shares, Parent Class B Ordinary Shares and Parent Warrants to be issued to the Company Shareholder in the Share Exchange (including the Contingent Consideration) are not registered under the Securities Act of 1933, as amended (“Securities Act”) or any state securities laws, and that such securities may not be transferred or sold except pursuant to (i) the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws, as applicable, (ii) the expiration of the lockup period as set forth in Section 8.20 and (iii) the Shareholders Agreement. Each Company Shareholder qualifies as an “accredited investor” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act. Each Company Shareholder is able to bear the economic risk of holding Parent securities for an indefinite period, including total loss of investment, and has sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such investment.

4.4 Litigation. There have been, and are, no claims, suits, actions or proceedings pending or, to the knowledge of such Company Shareholder, threatened against the Company Shareholder which in any manner seek to restrain, enjoin, prohibit, make illegal, or materially delay the Transactions or the performance by the Company Shareholder of its obligations under this Agreement or, when executed, any ancillary agreement to which such Company Shareholder is a party.

4.5 Certain Business Practices.

(a) No Company Shareholder or any of its Affiliates acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or similar law of any other jurisdiction, or (iii) made any other unlawful payment. No Company Shareholder or any of its Affiliates acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) The operations of each Company Shareholder and, to the knowledge of any such Company Shareholder, the Company, are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity in all material respects, and no action involving the Company Shareholder or Company with respect to the any of the foregoing is pending or, to the knowledge of the Company Shareholder, threatened.

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(c) No Company Shareholder or, if the Company Shareholder is not an individual, any of its directors or officers, or, to the knowledge of the Company Shareholder, any other Person acting on the Company Shareholder’s behalf is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any Sanctions, or is located, organized, or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory, or will, directly, or indirectly, use the proceeds of any offering of securities of the Company or Parent, or lend, contribute, or otherwise make available such proceeds to any other Person in any manner that would result in a violation of any Sanctions or result in the imposition of Sanctions against such Person.

4.6 No Additional Representations and Warranties; No Reliance. Except as provided in this Article IV, neither the Company Shareholders, any of their respective Affiliates, nor any of their respective directors, officers, employees, shareholders, or representatives has made, or is making, any representation or warranty whatsoever to HL or its Affiliates, and no such Party shall be liable in respect of the accuracy or completeness of any information provided to HL or its Affiliates. The Company Shareholders acknowledge and agree (each on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of HL; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of HL for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in Article V (as modified by the HL Schedule), it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

4.7 Survival of Representations and Warranties. The representations and warranties of the Company Shareholders set forth in this Agreement shall survive the Closing as set forth in Section 11.4.

Article V

REPRESENTATIONS AND WARRANTIES OF HL

Subject to the exceptions set forth in Schedule 5 attached hereto (the “HL Schedule”), HL represents and warrants to the Company as follows:

5.1 Organization and Qualification.

(a) HL is a corporation duly incorporated, validly existing and in good standing under the laws the British Virgin Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. HL is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HL. Complete and correct copies of the Charter Documents of HL, as amended and currently in effect, have been made available to the Company or Company’s counsel.

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(b) HL is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HL. Each jurisdiction in which HL is so qualified or licensed is listed in Schedule 5.1(b).

5.2 Subsidiaries. HL has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities. HL does not own, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person.

5.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of HL consists of (i) 100,000,000 HL Ordinary Shares, of which 6,560,751  HL Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) 1,000,000 HL Preferred Shares, of which no HL Preferred Shares are issued and outstanding.

(b) Except as provided for in this Agreement or as set forth in Schedule 5.3(b), (i) no HL Ordinary Shares are reserved for issuance upon the exercise of outstanding options to purchase HL Securities granted to employees of HL or other parties (“HL Stock Options”) and there are no outstanding HL Stock Options; (ii) 7,875,000 HL Ordinary Shares are reserved for issuance upon the exercise of HL Warrants; (iii) 550,000 HL Ordinary Shares are reserved for issuance upon the exercise of HL Rights; (iv) 525,000 HL Ordinary Shares are reserved for issuance upon the exercise of outstanding HL UPOs, including 250,000 HL Ordinary Shares underlying HL Warrants included in the HL UPOs and 25,000 HL Ordinary Shares underlying HL Rights included in the HL UPOs; and (v) no HL Ordinary Shares are reserved for issuance upon the conversion of the HL Preferred Shares or any outstanding convertible notes, debentures, or other securities (collectively, “HL Convertible Securities”) and there are no outstanding HL Convertible Securities. All HL Ordinary Shares subject to issuance, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and nonassessable. All outstanding HL Ordinary Shares, HL Warrants, and HL Rights have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable Legal Requirements, and (y) all requirements set forth in any applicable HL Contracts and Charter Documents.

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(c) Except as provided for in this Agreement or as set forth in Schedule 5.3(c) hereto, there are no subscriptions, options, warrants, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which HL is a party or by which it is bound obligating HL to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of HL or obligating HL to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement. HL does not have any outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the HL Shareholders on any matter.

(d) Except as set forth in Schedule 5.3(d) or as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings to which HL is a party or by which HL is bound with respect to any HL Securities.

(e) Except as provided for in this Agreement or as set forth in Schedule 5.3(e), as a result of the consummation of the Transactions, no shares of capital stock, warrants, options, or other securities of HL are issuable and no rights in connection with any shares, warrants, options, or other securities of HL accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) Except as provided for in this Agreement or as set forth in Schedule 5.3(f), no outstanding HL Securities are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with HL.

(g) To HL’s knowledge, fewer than 150 natural or legal persons in each member of the European Economic Area and the United Kingdom hold, as of record and/or beneficially, HL Ordinary Shares, HL Warrants, HL Rights, or HL UPOs other than qualified investors (within the meaning of Article 2(e) of Regulation (EU) 2017/1129 of the European Parliament and of the Counsel of 14 June 2017).

5.4 Authority Relative to this Agreement.

(a) HL has all necessary power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that HL has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out HL’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby (including the HL Merger). The execution and delivery of this Agreement by HL and the consummation by HL of the transactions contemplated hereby (including the HL Merger) have been duly and validly authorized by all necessary corporate action on the part of HL (including the approval by its board of directors), and no other corporate proceedings on the part of HL are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval by the affirmative vote of the HL Shareholders required under HL’s Charter Documents and the BVI Companies Act. This Agreement has been duly and validly executed and delivered by HL and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes the legal and binding obligation of HL, enforceable against HL in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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(b) The board of directors of HL has, as of the date of this Agreement, unanimously (i) declared the advisability of the HL Merger and approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of HL, (ii) determined that the HL Merger is in the best interests of the HL Shareholders, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund (excluding taxes payable).

5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by HL do not, and the performance of this Agreement by HL shall not: (i) conflict with or violate HL’s Charter Documents, (ii) conflict with or violate any applicable Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair HL’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of HL (other than Permitted Liens) pursuant to, any HL Contracts, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, impairments, alterations or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on HL.

(b) The execution and delivery of this Agreement by HL do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which HL is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on HL, or (y) prevent the consummation of the Transactions or otherwise prevent HL from performing its material obligations under this Agreement on a timely basis.

5.6 Compliance. HL has complied with all, and is not in violation of any, applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on HL. The businesses and activities of HL have not been and are not being conducted in violation of any applicable Legal Requirements, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on HL. HL is not in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 5.6, no written notice of non-compliance with any applicable Legal Requirements has been received by HL (and HL has no knowledge of any such notice delivered to any other Person).

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5.7 HL SEC Reports and Financial Statements.

(a) HL has timely filed all required registration statements, reports, schedules, forms, statements and other documents filed by HL with the SEC since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “HL SEC Reports”). All HL SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of HL or such other correspondence with is not required by the rules of the SEC to be publicly disclosed), and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”), as of their respective dates, are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction (except for redaction permitted by SEC rules and regulations). HL has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by HL with the SEC to all agreements, documents and other instruments that previously had been filed by HL with the SEC and are currently in effect. The HL SEC Reports were prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. None of the HL SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. To HL’s knowledge, each director and executive officer of HL has filed with the SEC on a timely basis all statements required with respect to HL by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.7(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied, or otherwise made available to the SEC or Nasdaq.

(b) The audited financial statements of HL (“HL Audited Financial Statements”) and unaudited interim financial statements of HL (“HL Unaudited Financial Statements” and, together with the HL Audited Financial Statements, the “HL Financial Statements”) (including, in each case, the notes and schedules thereto) included in the HL SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and Regulation S-X or Regulation S-K, as applicable, and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments, the effect of which are not, individually or in the aggregate, material, and the absence of complete footnotes to the extent permitted by Regulation S-X or Regulation S-K, as applicable) in all material respects the financial position of HL as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

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(c) HL has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to HL is made known to HL’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To HL’s knowledge, such disclosure controls and procedures are effective in timely alerting HL’s principal executive officer and principal financial officer to material information required to be included in HL’s periodic reports required under the Exchange Act.

(d) HL has established and maintained a system of internal controls. To HL’s knowledge, such internal controls are effective and sufficient to provide reasonable assurance regarding the reliability of HL’s financial reporting and the preparation of the HL Financial Statements for external purposes in accordance with U.S. GAAP.

(e) There are no outstanding loans or other extensions of credit made by HL to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of HL. HL has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) The books of account, minute books and transfer ledgers and other similar books and records of HL have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(g) Except as otherwise noted in the HL Financial Statements, the accounts and notes receivable of HL reflected in the HL Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which HL has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of HL as of the date hereof.

(h) As of the date hereof, there are no outstanding written SEC comments from the SEC with respect to the HL SEC Reports. To the knowledge of HL, none of the HL SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.8 No Undisclosed Liabilities. Except as set forth in Schedule 5.8 hereto, HL has no liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP, applied on a consistent basis in accordance with past practice, to be disclosed on a balance sheet or in the related notes to HL Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of HL, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent HL Financial Statements or in the notes to the most recent HL Financial Statements, and (ii) such liabilities arising in the ordinary course of HL’s business since the date of the most recent HL Financial Statement, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on HL.

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5.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent HL Financial Statement to the date of this Agreement, there has not been: (i) any Material Adverse Effect on HL, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of HL Securities, or any purchase, redemption or other acquisition by HL of any of HL Securities, (iii) any split, combination or reclassification of any HL Securities, (iv) any granting by HL of any increase in compensation or fringe benefits, or any payment by HL of any bonus, or any granting by HL of any increase in severance or termination pay or any entry by HL into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving HL of the nature contemplated hereby, (v) entry by HL into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and services agreements in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing or services agreement, (vi) any material change by HL in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of HL, or (viii) any material revaluation by HL of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of HL.

5.10 Litigation. There are no, and have never been any, claims, suits, actions or proceedings pending or to HL’s knowledge, threatened against HL, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

5.11 Employee Benefit Plans. HL does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any shareholder, director, or employee of HL, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

5.12 Labor Matters. HL is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by HL and HL does not know of any activities or proceedings of any labor union to organize any such employees. Other than as described in the HL SEC Reports, HL has never had any employees.

5.13 Business Activities. Since its organization, HL has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the HL Charter Documents, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon HL or to which HL is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of HL, any acquisition of property by HL, or the conduct of business by HL.

5.14 Title to Property. HL does not own or lease any real property or personal property. Except as set forth in Schedule 5.14, there are no options or other contracts under which HL has a right or obligation to acquire or lease any interest in real property or personal property.

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5.15 Intellectual Property. HL does not own, license, or otherwise have any right, title or interest in any material Intellectual Property.

5.16 Taxes. Except as set forth in Schedule 5.16 hereto:

(a) HL has timely filed all Returns required to be filed by HL with any Tax authority prior to the date hereof. All such Returns are true, correct, and complete. HL has paid all Taxes shown to be due and payable on such Returns.

(b) All Taxes that HL is required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c) HL has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, proposed or assessed by a taxing authority against HL, nor has HL executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. HL has complied in all respects with all applicable Legal Requirements regarding withholding Taxes and has timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(d) No audit or other examination of any Return of HL by any Tax authority is presently in progress, nor has HL been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by HL has been proposed, formally or informally, by any Tax authority to HL or any representative thereof.

(f) HL has no liability for any unpaid Taxes which has not been accrued for or reserved on HL’s balance sheets included in the HL Audited Financial Statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of such HL Financial Statements in connection with the operation of the business of HL in the ordinary course of business or any liability for unpaid Taxes incurred in connection with the Transactions.

(g) HL has not taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Transactions from qualifying as a reorganization governed by Section 368 of the Code or an integrated exchange within the meaning of Section 351 of the Code.

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5.17 Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a material liability of HL: (i) HL has complied in all material respects with applicable Environmental Laws; (ii) neither HL nor, the knowledge of HL, any third party, has caused any properties currently owned, leased or operated by HL to be contaminated with any Hazardous Substances; (iii) the properties formerly owned, leased or operated by HL were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by HL; (iv) as of the date hereof, HL has not received notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on, or below ground or in the atmosphere or water); (v) as of the date hereof, HL has not received any written notice, demand, letter, claim, or request for information alleging that HL may be in material violation of or have material liability under any Environmental Law; and (vii) HL is not subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

5.18 Brokers. Except as set forth in Schedule 5.18, HL has not incurred, and neither will incur, and has not entered into any contract, agreement, understanding, arrangement or commitment pursuant to which Parent or the Surviving BVI Company or any of its direct or indirect subsidiaries could incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the HL SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 5.19(a), other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, Liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which HL a party or by or to which any of the properties or assets of HL may be bound, subject or affected, which may not be cancelled without penalty or liability by HL on less than 30 days’ or less prior notice (“HL Contracts”). All HL Contracts are listed in Schedule 5.19 other than those that are exhibits to the HL SEC Reports.

(b) Except as set forth in the HL SEC Reports filed prior to the date of this Agreement, each HL Contract was entered into at arms’ length and in the ordinary course, is in full force and effect, and is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct, and complete copies of all HL Contracts (or written summaries in the case of oral HL Contracts) have been made available to the Company or Company counsel.

(c) Neither HL nor, to the knowledge of HL, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any HL Contract, and no party to any HL Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on HL. Each HL Contract that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on HL.

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5.20 Insurance. Except for directors’ and officers’ liability insurance, HL does not maintain any Insurance Policy.

5.21 Interested Party Transactions. Except as set forth in the HL SEC Reports, no employee, officer, director, or shareholder of HL or a member of his or her immediate family is (a) indebted to HL nor is HL indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of HL or (b) to HL’s knowledge, directly or indirectly, interested in any material contract with HL (other than such contracts as relate to the acquisition of such shareholder’s ownership of capital stock or other securities of HL).

5.22 HL Listing. The HL Ordinary Share, HL Warrants, HL Rights, and HL’s units are listed for trading on the Nasdaq Capital Market (“Nasdaq”). Except as set forth in the HL SEC Reports, there is no, and there has never been any, action or proceeding pending or, to HL’s knowledge, threatened against HL by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of HL Ordinary Shares on Nasdaq. None of HL or any of its Affiliates has taken any action in an attempt to terminate the registration of the HL Ordinary Shares under the Exchange Act.

5.23 Trust Fund.

(a) As of the date hereof, HL has no less than $53.4 million invested in United States Government securities or money market funds meeting the conditions under Rule 2a-7(d) promulgated under the Investment Company Act of 1940, as amended, in a trust account administered by Continental (the “Trust Fund”).

(b) Schedule 5.23(b) sets forth, as of the date hereof, HL’s good faith estimate of all payments to be made out of the Trust Fund at or prior to the Closing as directed in the trust termination letter, including all amounts payable (i) to Converting Shareholders, (ii) for income Tax or other Tax obligations of HL prior to Closing, (iii) as repayment of HL Borrowings, if any, (iv) to EBC pursuant to the Business Combination Marketing Agreement dated June 27, 2018, and (v) to satisfy all Transaction Expenses of the Parties hereto in connection with each of its operations and efforts to effect the Transactions. Such schedule, together with the updated schedule required to be delivered pursuant to Section 8.13 below, is referred to as the “Trust Disbursement Schedule” and the amounts referred to therein or otherwise made in respect thereof at the Closing are hereinafter referred to as the “Trust Disbursements”.

(c) HL has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Fund, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Fund. As of the Effective Time, the obligations of HL to dissolve or liquidate pursuant to the HL Charter Documents shall terminate, and as of the Effective Time, HL shall have no obligation whatsoever pursuant to the HL Charter Documents to dissolve and liquidate the assets of HL by reason of the consummation of the Transactions. To the knowledge of HL, as of the date hereof, following the Effective Time, no HL Shareholder shall be entitled to receive any amount from the Trust Fund except to the extent such HL Shareholder is a Converting Shareholder.

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(d) Assuming the accuracy of the representations and warranties of the Company, the Parent and the Company Shareholders contained herein and the compliance by the Company, the Parent and the Company Shareholders with each of its respective obligations hereunder, HL believes that the conditions to the use of funds in the Trust Fund as set forth herein will be satisfied and funds available in the Trust Fund (less all Trust Disbursements) will be available to HL and the Company to fund on-going operations of the Company from and after the Closing Date.

5.24 Proxy Statement/Prospectus. None of the information relating to HL to be included in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the HL Shareholders, at the time of the HL Special Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.25 No Additional Representations and Warranties; No Reliance. Except as provided in this Article V (as modified by the HL Schedule), neither HL, any of its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company, any Subsidiary, or their Affiliates, and no such Party shall be liable in respect of the accuracy or completeness of any information provided to the Company, any Subsidiary or their Affiliates. HL acknowledges and agrees (on its own behalf and on behalf of its Affiliates and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in Article III (as modified by the Company Schedule), Article IV, and Article VI, it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

5.26 Survival of Representations and Warranties. The representations and warranties of HL forth in this Agreement shall survive the Closing as set forth in Section 11.4.

Article VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants to HL and the Company (each with respect to itself only) as follows:

6.1 Organization and Qualification.

(a) Each of Parent and Merger Sub is duly incorporated, validly existing and in good standing under the laws of the state or country of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Complete and correct copies of the Charter Documents of each of Parent and Merger Sub, as amended and currently in effect, have been made available to HL or HL’s counsel.

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(b) Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

6.2 Subsidiaries. Parent has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities other than Merger Sub. Merger Sub does not have, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities. Except for Parent’s ownership of Merger Sub, neither Parent nor Merger Sub owns, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature under which it may become obligated to make, any future investment in or capital contribution to any other Person. Parent and Merger Sub do not have any assets or properties of any kind, do not now conduct and have never conducted any business, and have and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

6.3 Capitalization.

(a) The Parent has no limit in its authorized share capital and it has an issued and outstanding share capital of one ordinary share of EUR1.00. The Memorandum and Articles of Association will be amended prior to the Closing as set forth in Section 8.2 hereunder. The authorized shares of stock of Merger Sub is 100 ordinary shares, par value $0.01 per share, one (1) of which is issued and outstanding. Parent owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens.

(b) Except for this Agreement, the Transactions, and the PIPE Subscription Agreements, as of the date hereof, there are no subscriptions, options, warrants, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or Merger Sub is a party or by which it is bound obligating Parent or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of Parent or Merger Sub or obligating any of them to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement. Neither Parent nor Merger Sub has any outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders or shareholders of Parent or Merger Sub on any matter.

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(c) Except contemplated by this Agreement and the PIPE Subscription Agreements, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound with respect to any of their equity securities.

(d) Except as provided for in this Agreement and the PIPE Subscription Agreements, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options, or other securities of Parent or Merger Sub are issuable and no rights in connection with any shares, warrants, options, or other securities of Parent or Merger Sub accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(e) No outstanding equity securities of Parent or Merger Sub are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with Parent or Merger Sub.

(f) The Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, HL Parent Warrants and Parent Warrants to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, HL Parent Warrants and Parent Warrants will be fully paid and nonassessable, free and clear of all Liens.

6.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent and Merger Sub, respectively, has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out each of their obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby (including the Transactions). The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Transactions) have been or will be duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by their respective boards of directors), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or will be duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company and HL, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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6.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery, and performance of this Agreement by each of Parent and Merger Sub do not and shall not: (i) conflict with or violate any of their respective Charter Documents, (ii) conflict with or violate any applicable Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair any of their rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, impairments, alterations or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent or Merger Sub.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (ii) the qualification of the Surviving BVI Company, the Company, or its Subsidiaries as a foreign corporation in those jurisdictions in which the business of such entities makes such qualification necessary, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on Parent or Merger Sub, or (y) prevent the consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement on a timely basis.

6.6 Compliance. Each of Parent and Merger Sub has complied with all, and is not in violation of any, applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. The businesses and activities of Parent and Merger Sub have not been and are not being conducted in violation of any applicable Legal Requirements, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Neither Parent nor Merger Sub is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any applicable Legal Requirements has been received by Parent or Merger Sub.

6.7 Litigation. There are no, and there never have been any, claims, suits, actions or proceedings pending against Parent or Merger Sub before any court, governmental department, commission, agency, instrumentality, authority, or arbitrator.

6.8 Business Activities. Since its organization, neither Parent nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of the Transactions. Neither Parent nor Merger Sub has any employees. Neither Parent nor Merger Sub owns or leases any real property, personal property, or Intellectual Property. Parent and Merger Sub were each created for the purpose of facilitating the Transactions and have not conducted any prior business activities, other than any such activities incidental to consummating the Transactions. Except as set forth in the Charter Documents of each of Parent and Merger Sub, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon, or to which such Person is a party, which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Merger Sub, or any acquisition of property by or the conduct of business by Parent or Merger Sub.

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6.9 Brokers. Except as set forth in Schedule 6.9 hereto, neither Parent nor Merger Sub has incurred, and will not incur, and have not entered into any contract, agreement, understanding, arrangement or commitment pursuant to which the Parent, the Surviving BVI Company, the Company, or any of its or their direct or indirect subsidiaries could incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

6.10 Interested Party Transactions. No officer, director, or shareholder of Parent or Merger Sub or a member of his or her immediate family is (a) indebted to any of Parent or Merger Sub nor is Parent or Merger Sub indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent or Merger Sub; or (b) directly or indirectly, interested in any material contract with Parent or Merger Sub (other than such contracts as relate to the acquisition of such shareholder’s or shareholder’s ownership of capital stock or other securities).

6.11 Board Approval. The board of directors of each of Parent and Merger Sub has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transactions and approved this Agreement in accordance with the Charter Documents of such entity, and (ii) determined that the Transactions are in the best interests of the shareholders of such entity.

6.12 Proxy Statement/Prospectus. None of the information relating to Parent or Merger Sub to be included in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the HL Shareholders, at the time of the HL Special Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.13 No Additional Representations and Warranties. Except as provided in this Article VI, neither Parent nor Merger Sub, any of their respective Affiliates, nor any of their respective directors, officers, shareholders, or representatives has made, or is making, any representation or warranty whatsoever to HL or its Affiliates, and no such Party shall be liable in respect of the accuracy or completeness of any information provided to HL or its Affiliates. Each of Parent and Merger Sub acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and HL; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of each of the Company and HL for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in Article V (as modified by the HL Schedule), it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

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6.14 Survival of Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall survive the Closing as set forth in Section 11.4.

Article VII

CONDUCT PRIOR TO CLOSING

7.1 Conduct of Business by HL, the Company, Parent, and Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing (the “Interim Period”), each of HL, the Company, the Company’s Subsidiaries, Parent and Merger Sub shall, except to the extent that HL (in the case of a request by the Company) or the Company (in the case of a request by HL) shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 7.1 hereto or as contemplated by this Agreement, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements (except as expressly contemplated by Schedule 7.1 hereto) and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and employees, (iii) preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. During the Interim Period, HL shall file all Certifications, registration statements, reports, schedules, forms, statements, and other documents required to be filed or furnished to the SEC (“Additional HL SEC Reports”), which Additional SEC Reports shall be prepared in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and which will not contain any untrue statement of a material fact or omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, except as required or permitted by the terms of this Agreement, the PIPE Subscription Agreements, or as set forth in Schedule 7.1 hereto, without the prior written consent of HL (in the case of a request by the Company) or the Company (in the case of a request by HL), which consent shall not be unreasonably withheld, conditioned or delayed, during the Interim Period, HL, the Company, the Company’s Subsidiaries, Parent, and Merger Sub shall not do any of the following:

(a) Waive any share repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any material severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable Legal Requirements, written agreements outstanding, or Plans or policies existing on the date hereof and as previously or concurrently disclosed or made available to the other Party, or in the case of the Company and its Subsidiaries except in connection with the promotion, hiring or firing of any employee in the ordinary course of business consistent with past practice;

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(c) Abandon, allow to lapse, transfer, sell, assign, or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any Person future patent rights, other than in the ordinary course of business consistent with past practices;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (other than any such dividend or distribution by a Subsidiary of the Company to the Company or another such Subsidiary), or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests, except with respect to Converting Shareholders;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities, except as contemplated by Section 8.2 hereunder;

(g) Amend its Charter Documents in any material respect, except as contemplated by Section 8.2 hereunder;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of such Party or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict such Party’s ability to compete or to offer or sell any products or services to other Persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged, or consolidated entity be included in the Proxy Statement/Prospectus;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of such Party (measured with all of its Subsidiaries, taken as a whole);

(j) Except incurrences of indebtedness under the Company’s existing credit facilities (and, in the case of the Company and its Subsidiaries, extensions of credit in the ordinary course with employees and among the Company and its Subsidiaries), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than Affiliates), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

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(k) Except as contemplated by Section 8.15 hereunder, or as otherwise required by applicable Legal Requirements or pursuant to an existing Plan, policy or Company Contract, (i) adopt or materially amend any Plan (including any Plan that provides for severance), or enter into any employment contract or collective bargaining agreement (other than in the ordinary course of business consistent with past practice), (ii) pay any special bonus or special remuneration to any director or employee, except in the ordinary course of business consistent with past practices, or (iii) materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) (i) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities or obligations in the ordinary course of business consistent with past practices or in accordance with their terms, or recognized or disclosed in the most recent Company Financial Statements or in the HL SEC Reports, as applicable, or incurred since the date of such financial statements, (ii) settle any material litigation where the consideration given by the Party is other than monetary or to which an officer, director or employee of such Person is a party in his or her capacity as such, or (iii) waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices) or to which HL is a party or of which HL is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, modify in any material respect or terminate (other than in accordance with its terms) any Company Material Contract or HL Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by law, U.S. GAAP, or IFRS, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such Party to pay in excess of $1,000,000 in any 12-month period;

(p) Make or rescind any Tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect the Tax liability or Tax attributes of such Party, settle or compromise any income Tax liability outside the ordinary course of business or, except as required by applicable Legal Requirements, change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

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(q) Form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by this Agreement;

(r) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such Plans;

(s) Make capital expenditures in excess of $500,000;

(t) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders, managers, members or other Affiliates other than (i) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice or (ii) such distributions or advancements by a Subsidiary of the Company to the Company or another such Subsidiary; or

(u) Agree in writing or otherwise agree or commit to take any of the actions described in Section 7.1(a) through (t) above.

Notwithstanding the foregoing provisions of Sections 7.1(d), (f), and (g) as set forth above, HL hereby consents to the Company’s adoption of its Amended and Restated Articles of Association, the creation of the Company Class A Shares thereunder, and the issuance of an aggregate of 100 Company Class A Shares to certain Company Shareholders, and waives any noncompliance with such Sections.

Nothing in this Section 7.1 shall prohibit a Party from taking any action or omitting to take any action as required by this Agreement.

7.2 Confidentiality; Access to Information.

(a) Confidentiality. The Parties agree that they shall be bound by that certain Non-Disclosure Agreement, dated as of May 14, 2020 (the “Confidentiality Agreement”), by and between the Company and HL, with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 10.2(b) hereof.

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(b) Access to Information.

(i) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company will afford HL and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and management personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as HL may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by HL in any investigation pursuant to this Section 7.2(b)(i) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Transactions.

(ii) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to HL by third parties that may be in HL’s possession from time to time, and except for any information which in the opinion of legal counsel of HL would result in the loss of attorney-client privilege or other privilege from disclosure, HL will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of HL, to the properties, books, records and personnel of HL during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of HL, as the Company may reasonably request. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by the Company in any investigation pursuant to this Section 7.2(b)(ii) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Transactions.

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7.3 Exclusivity. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, (a) the Company, Company Shareholders, Parent, and Merger Sub will not, and each will cause its respective Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than HL and its designees) concerning any merger, sale of ownership interests in the Company (other than shares of (i) any indebtedness for borrowed money to the extent not convertible into equity securities of the Company as permitted by this Agreement (including indebtedness evidenced by notes, bonds, debentures, credit agreement(s) or similar instruments or seller carryback financing in acquisitions) and (ii) any instruments convertible into equity securities of the Company upon the consummation of the Transactions which are permitted by this Agreement) and/or a material portion of the assets of the Company (other than immaterial assets or assets sold in the ordinary course of business), or a recapitalization or similar transaction involving the Company and (b) HL will not, and will cause its Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. In addition, (x) the Company, Company Shareholders, Parent, and Merger Sub will, and will cause its respective Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, sale of ownership interests in and/or a material portion of the assets of the Company (other than immaterial assets or assets sold in the ordinary course of business) or recapitalization or similar transaction involving the Company and (y) HL will, and will cause its Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. The Company will promptly notify HL if it receives, or if any of its or its Affiliates’ employees, agents, officers, directors or representatives receives any proposal, offer or submission with respect to a competing transaction after the date of this Agreement. Notwithstanding the foregoing, the Company may respond to any such proposal, offer or submission by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a competing transaction for as long as that exclusivity agreement remains in effect. The Parties agree that the rights and remedies for noncompliance with this Section 7.3 include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy for such injury.

7.4 Certain Financial Information.

(a) Within fifteen (15) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to HL unaudited consolidated financial statements for such month, including a balance sheet, statement of operations, statement of cash flows, and statement of shareholders’ equity, that are certified as correct and complete by the Company’s Chief Executive Officer and Chief Financial Officer, prepared in accordance with IFRS applied on a consistent basis to prior periods (except as may be indicated in the notes thereto), and fairly presenting in all material respects the financial position of the Company as of the date thereof and the results of operations and cash flows for the period indicated, except that such financial statements need not contain notes and may be subject to normal adjustments that are not expected to be material to the Company.

(b) During the period from the date of this Agreement and continuing until the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall, and shall cause its auditors to (i) continue to provide HL and its Representatives reasonable access to all of the financial information used in preparation of Company Financial Statements and the financial information furnished pursuant to Section 7.4(a), and (ii) reasonably cooperate with any reviews performed by HL or its Representatives of any such Company Financial Statements or financial information.

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7.5 Company Audited Financial Statements. Reasonably promptly after the date of this Agreement, and only to the extent required to be included in the Proxy Statement, the Company shall deliver any consolidated audited financial statements of the Company to HL for the same time periods as the Company Annual Financial Statements, together with an opinion of the Company’s auditing firm and all notes thereto (“Company Audited Financial Statements”). The Company Audited Financial Statements shall comply as to form in all material respects, and be prepared in accordance, with IFRS (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved and shall fairly present in all material respects the consolidated financial position of the Company at the date thereof and the results of their operations and cash flows for the period therein indicated.

7.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to accomplish the following: (i) the taking of such reasonable acts necessary to cause the conditions precedent set forth in Article IX to be satisfied, (ii) the obtaining of such reasonably necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of such reasonably necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be reasonably necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of such material consents, approvals or waivers from third parties required as a result of the Transactions, including the consents referred to in Schedules 3.5 and 5.5, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require HL or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

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Article VIII

ADDITIONAL AGREEMENTS

8.1 Form F-4; Special Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from HL and the Company of all financial and other information relating to HL and the Company as is necessary for its preparation, Parent shall prepare and file with the SEC and with all other applicable regulatory bodies, the Form F-4 with respect to the Parent Class A Ordinary Shares and HL Parent Warrants to be issued in the Merger, which Form F-4 will contain the Proxy Statement/Prospectus to be used for the purpose of soliciting proxies from the HL Shareholders to vote in favor of (i) the adoption of this Agreement and the approval of the Merger, including the issuance of the HL Merger Consideration (the “Merger Proposal”), (ii) the election to the board of directors of Parent of the individuals identified on Schedule 8.2 for the class of director set forth opposite the name of such individual (the “Director Proposal”); (iii) the approval of certain material differences between HL’s Charter Documents and Parent’s Charter Documents, to be effective from and after the Closing (the “Charter Amendments Proposals”), and (iv) approval of any other proposals reasonably agreed by HL and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (together with the Merger Proposal, Director Proposal, and Charter Amendments Proposals, the “HL Shareholder Matters”) at a meeting of HL Shareholders to be called and held for such purpose (the “HL Special Meeting”). Without the prior written consent of the Company, the HL Shareholder Matters shall be the only matters (other than procedural matters) which HL shall propose to be acted on by the HL Shareholders at the HL Special Meeting. The Company and HL shall each furnish to Parent all information as is necessary in connection with the preparation of the Proxy Statement/Prospectus. The Company and HL, and each of their counsel shall be given a reasonable opportunity to review, comment on and approve in writing the preliminary Proxy Statement/Prospectus prior to its filing with the SEC and any other amendments or documents filed with the SEC and Parent shall not file any documents with the SEC without the prior written consent of the Company and HL, such consent not to be unreasonably withheld, conditioned or delayed. Parent shall consider the comments of the Company and HL in good faith. Parent, with the assistance and written approval of the Company and HL, shall promptly respond to any SEC comments on the Proxy Statement/Prospectus and shall otherwise use reasonable best efforts to cause the Proxy Statement/Prospectus to be approved by the SEC as promptly as practicable. Parent shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act. Parent will advise the Company and HL promptly after it receives notice thereof, of: (A) the time when the preliminary Proxy Statement/Prospectus has been filed; (B) in the event the preliminary Proxy Statement/Prospectus is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Proxy Statement/Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement/Prospectus; (E) any request by the SEC for amendment of the Proxy Statement/Prospectus; (F) any comments from the SEC relating to the Proxy Statement/Prospectus and responses thereto; and (G) requests by the SEC for additional information.

(b) As soon as practicable following the SEC declaring the Form F-4 effective (the “SEC Approval Date”), HL shall (i) distribute the Proxy Statement/Prospectus to the HL Shareholders, (ii) having, prior to the SEC Approval Date, established the record date therefor, duly call, give notice of, convene and hold the HL Special Meeting in accordance with the BVI Companies Act and subject to the other provisions of this Agreement, and (iii) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the HL Shareholder Matters. Notwithstanding the foregoing provisions of this Section 8.1(b), if on a date for which the HL Special Meeting is scheduled, HL reasonably determines that the HL Merger cannot be consummated for any reason, HL shall have the right to make one or more successive postponements or adjournments of the HL Special Meeting, provided that HL continues to satisfy its obligations under Section 8.1(d) below.

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(c) Parent, HL, and the Company shall each comply with all applicable provisions of and rules under the Securities Act, Exchange Act, all applicable provisions of the Corporate Law, as applicable, in the preparation, filing and distribution of the Form F-4 and the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the HL Special Meeting. Without limiting the foregoing, Parent, HL, and the Company shall each ensure that each of the Proxy Statement/Prospectus does not, as of the date on which it is first distributed to HL Shareholders and as of the date of the HL Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no Party shall be responsible for the accuracy or completeness of any information relating to another Party or any other information furnished by another Party for inclusion in the Proxy Statement/Prospectus).

(d) HL, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the HL Shareholders vote in favor of the HL Shareholder Matters, and shall otherwise use reasonable best efforts to obtain approval of the HL Shareholder Matters. Subject to the fiduciary obligations of HL’s board of directors, neither HL’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company) the HL board of director’s recommendation that the HL Shareholders vote in favor of the adoption of the HL Shareholder Matters.

8.2 Conversion of Parent to Public Limited Company; Directors and Officers of Parent After Transactions. Prior to the Closing, the Parent shall revise its Memorandum and Articles of Association to (i) change its name to Fusion Fuel PLC, or such other name as is acceptable to the Company Shareholders, (ii) convert from a private limited company to a public limited company, (iii) incorporate the terms set forth on Schedule 8.2, and (iv) establish a board of directors consistent with the terms set forth on Schedule 8.2; and HL hereby agrees to such revisions and will cooperate with Parent and the Company as reasonably requested to implement such revisions. Except as otherwise agreed in writing by the Company and HL prior to the Closing, the Parties shall take all necessary action so that all of the members of the board of directors of HL and all officers of HL resign effective as of the Closing unless such member or officer is included on Schedule 8.2.

8.3 Intentionally Omitted.

8.4 Public Announcements.

(a) As promptly as practicable after execution of this Agreement (but in any event within four (4) Business Days thereafter), HL will prepare and file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), the form and substance of which shall be approved in writing in advance by the Company.

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(b) Promptly after the execution of this Agreement, HL and the Company shall also issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”).

(c) At least five (5) days prior to Closing, Parent shall prepare a draft Shell Company Report on Form 20-F announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 20-F”), which shall be in a form reasonably acceptable to HL and the Company. Prior to Closing, HL and the Company shall prepare a press release announcing the consummation of the Transactions hereunder (“Closing Press Release”), which shall be in a form reasonably acceptable to HL and the Company. Concurrently with the Closing, HL shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter (but in any event within four (4) Business Days thereafter), Parent shall file the Closing Form 20-F with the SEC.

8.5 Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Form F-4, the Proxy Statement/Prospectus, the Closing Form 20-F, the Closing Press Release or any other statement, filing, notice, or application made by or on behalf of HL, Parent or the Company to any Governmental Entity or other third party in connection with Transactions (each, a “Reviewable Document”), and for such other reasonable purposes, each of HL, the Company and Parent shall, upon request by the other, use commercially reasonable efforts (subject to applicable Legal Requirements and contractual restrictions) to promptly furnish the other with all information concerning themselves, their Subsidiaries, and each of their and their Subsidiaries’ respective directors, officers, and shareholders (including the directors of Parent to be elected effective as of the Closing pursuant to Section 8.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Transactions and the preparation of such Reviewable Document.

(b) At a reasonable time prior to the filing, issuance, or other submission or public disclosure of a Reviewable Document by HL, Parent or the Company, the other Parties shall each be given a reasonable opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof. Furthermore, HL, Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to any SEC comments on any Reviewable Document and shall otherwise use commercially reasonable efforts to cause the Form F-4 to be declared effective by the SEC as promptly as practicable, and keep the Form F-4 effective as long as is necessary to consummate the Transactions.

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(c) Any language included in a Reviewable Document that reflects the comments of the reviewing Party, as well as any text as to which the reviewing Party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing Party and may henceforth be used by other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Transactions without further review or consent of the reviewing Party.

(d) Prior to the Closing Date, the Company and HL shall notify each other as promptly as reasonably practicable (i) upon obtaining knowledge of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with or submitted to any Governmental Entity, and (ii) after the receipt by it of any written or oral comments of any Governmental Entity on, or of any written or oral request by any Governmental Entity for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and such Governmental Entity with respect to any of the foregoing filings or submissions. HL and the Company shall use their respective commercially reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to any Reviewable Document as promptly as reasonably practicable after receipt of any comments of any Governmental Entity. All correspondence and communications to any Governmental Entity made by HL or the Company with respect to the Transactions or any agreement ancillary hereto shall, to extent permitted by applicable Legal Requirements, be considered to be Reviewable Documents subject to the provisions of this Section 8.5.

8.6 No Securities Transactions. Neither the Company, Company Shareholders, Parent, Merger Sub nor HL, nor any of its respective controlled Affiliates, directly or indirectly, shall engage in any purchases or sales of the securities of HL, the Company, or Parent, respectively, prior to the Effective Time without the consent of the other Party. Each of the Company and HL shall use its commercially reasonable efforts to require each of its Affiliates that it controls to comply with the foregoing requirement.

8.7 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company acknowledges that it has read HL’s final prospectus dated June 27, 2018 (“Final Prospectus”) and understands that HL has established the Trust Fund for the benefit of HL’s public shareholders and that HL may disburse monies from the Trust Fund only (a) to HL’s public shareholders in the event they elect to convert their shares into cash in accordance with HL’s Charter Documents and/or the liquidation of HL or (b) to HL after, or concurrently with, the consummation of a business combination. The Company further acknowledges that, if the Transactions, or, upon termination of this Agreement, another business combination, are not consummated by July 2, 2020, or such later date as shall be set forth in an amendment to HL’s Amended and Restated Memorandum and Articles of Association for the purpose of extending the date by which HL must complete a business combination, HL will be obligated to return to its shareholders the amounts being held in the Trust Fund. Accordingly, the Company, on behalf of itself and its Affiliates, hereby waives all rights, title, interest or claim of any kind against HL to collect from the Trust Fund any monies that may be owed to them by HL for any reason whatsoever, including but not limited to a breach of this Agreement by HL or any negotiations, agreements or understandings with HL (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever; provided that: (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against HL pursuant to this Agreement for legal relief against monies or other assets of HL held outside the Trust Fund or for specific performance or other equitable relief in connection herewith and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against HL’s assets or funds that are not held in the Trust Fund. Furthermore, HL shall not execute any definitive agreement related to such business combination that (i) attempts to prevent HL from so filing or pursuing any such claim, or (ii) permits the Person that survives such combination not to assume HL’s obligation for damages in connection with this Agreement and the Transactions. This paragraph will survive the termination of this Agreement for any reason and will not expire and will not be altered in any way without the express written consent of HL.

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8.8 Disclosure of Certain Matters. Each of HL and the Company will provide the others with prompt written notice of any event, development or condition of which it obtains knowledge that (a) would cause, if existing or known on the date hereof, such Party’s representations and warranties to be or become untrue or misleading or which would prevent it from consummating the Transactions, (b) had it existed or been known on the date hereof would have been required to be discussed under this Agreement, (c) gives such Party any reasonable basis to believe that any of the conditions to the obligations of the other Party set forth in Article IX will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects, or condition (financial or otherwise) of Parent, or (e) would require any amendment or supplement to the Form F-4 or the Proxy Statement/Prospectus. The Parties shall have the obligation to supplement or amend the Company Schedule and HL Schedule being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules. The obligations of the Parties to amend or supplement the Company Schedule and HL Schedule, respectively, shall terminate on the Closing Date.

8.9 Securities Listing. Prior to the Effective Time, HL and Parent shall prepare and submit to Nasdaq, in accordance with all applicable laws and the policies of Nasdaq, an application for the listing on Nasdaq of the Parent Class A Ordinary Shares and HL Parent Warrants, and use commercially reasonable efforts to cause the Parent Class A Ordinary Shares and HL Parent Warrants to be approved for listing on Nasdaq prior to the Effective Time, subject to official notice of issuance. The Company shall cooperate with HL and Parent as reasonably requested by HL to cause the listing application to be approved by Nasdaq and shall promptly furnish to HL all information concerning the Company that may be required or reasonably requested in connection therewith.

8.10 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company under applicable Legal Requirement or as provided in the Charter Documents of the Company or in any indemnification agreements shall survive and shall continue in full force and effect in accordance with their terms.

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(b) Without limiting any additional rights that any Person may have under any other agreement, for a period of six (6) years after the Closing Date, each of Parent, the Surviving BVI Company, and the Company shall, jointly and severally, indemnify and hold harmless each present (as of immediately prior to the Closing Date) and former officer, director, employee, fiduciary or agent of HL, the Company, the Parent or any Subsidiary (each, a “D&O Indemnified Person”) against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the D&O Indemnified Person is or was an officer, director, employee, manager, managing member, partner (general or limited), fiduciary or agent of HL, the Company or a Subsidiary or (ii) matters existing or occurring at or prior to the Closing Date (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed on or after the Closing Date, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (x) each D&O Indemnified Person will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent within ten (10) business days of receipt by Parent from the D&O Indemnified Person of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable law and by the Charter Documents of HL, the Company, or the Subsidiary, as applicable, (y) neither Parent, the Surviving BVI Company, the Company, nor any of its or their Affiliates shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim in which indemnification could be sought by such D&O Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such D&O Indemnified Person from all liability arising out of such action, suit, proceeding, investigation or claim (including all attorney’s fees and expenses) or such D&O Indemnified Person otherwise consents and (z) Parent, the Surviving BVI Company, the Company, and its and their Affiliates shall cooperate in the defense of any such matter.

(c) For a period of six (6) years after the Closing Date, Parent shall not and shall not permit the Surviving BVI Company, the Company or any Subsidiary to amend, repeal or otherwise modify any provision in its respective Charter Documents relating to the exculpation or indemnification (including fee advancement) of any officers or directors (unless required by law), it being the intent of the parties that the D&O Indemnified Persons shall continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent of the law. Parent shall, and shall cause the Surviving BVI Company, the Company, and each Subsidiary to, honor and perform under all indemnification obligations owed to any of the D&O Indemnified Persons.

(d) Upon the Closing, Parent shall purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the D&O Indemnified Persons on no less favorable terms (including in amount and scope) as the policy or policies maintained by HL or the Company immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions. The cost of such policy shall be borne by Parent. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of HL and the Company with respect to directors’ and officers’ liability insurance.

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(e) Upon the Closing, Parent shall purchase a directors’ and officers’ insurance policy in an amount to be mutually agreed by the Company and HL which policy provides liability insurance coverage with respect to claims arising from acts, events or omissions that occur after the Closing. The cost of such policy shall be borne by Parent. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of HL and the Company with respect to directors’ and officers’ liability insurance.

(f) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent assume the obligations set forth in this Section 8.10.

(g) The provisions of this Section 8.10 are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and may not be changed after Closing without the consent of the HL Representative and a majority of those D&O Indemnified Persons serving on Parent’s board of directors after the Closing Date.

8.11 Insider Loans. The Company shall cause each Insider of the Company or its Subsidiaries to, at or prior to Closing (i) repay to the Company any loan by the Company to such Insider and any other amount owed by such Insider to the Company; and (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Insider to a third party to be terminated.

8.12 HL Borrowings. Through the Closing, HL shall be allowed to borrow funds from its directors, officers, shareholders, and each of their Affiliates to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of HL in due course on a non-interest bearing basis and be repayable in cash at Closing (or convertible into securities of HL as described in the Final Prospectus) (such aggregate amount of outstanding borrowings, the “HL Borrowings”).

8.13 Trust Fund Disbursement. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice to Continental (which notice HL shall provide in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, at the Closing, HL shall cause the documents, opinions, and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the trust termination letter. The trust termination letter shall include an updated Trust Disbursement Schedule to reflect the amount of all payments to be made out of the Trust Fund (or to Parent for further disbursement thereof) at or prior to the Closing, accrued to the date of the Closing, which shall be prepared by HL with the assistance of the Company, which up-dated schedule shall constitute the Trust Disbursement Schedule. HL shall use its best efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Fund as directed in the trust termination letter, including all amounts payable as set forth in the Trust Disbursement Schedule and all remaining funds to Parent. Thereafter, the Trust Fund shall terminate, except as otherwise provided therein. All liabilities and obligations of HL due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including all amounts payable as set forth herein.

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8.14 Intended Tax Treatment. On or after the date hereof, none of the Parties shall take any action, or fail to take any action, and following the Transactions the Parent shall prevent the Company and Surviving BVI Company from taking any action or failing to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying as a reorganization governed by Section 368 of the Code or an exchange governed by Section 351 of the Code, as applicable. The Parties will in all Tax Returns report the Transactions in a manner consistent with such tax treatment, and no Party will take a position inconsistent with that treatment, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Legal Requirements). For the avoidance of doubt, the receipt of any portion of the Contingent Consideration shall be treated and reported for income tax purposes as being received as additional merger consideration as part of the “reorganization” in accordance with the Code.

8.15 Incentive Equity Plan. Within six (6) months of the Closing Date, Parent shall (a) cause the Parent Plan to be adopted, the form and terms of which shall be prepared by the Board of Directors of Parent, which shall, among other things, allow Parent to make grants to its employees, officers, directors and other recipients thereunder in payments of cash or in equity that shall vest over a term to be set forth in such grants, (b) reserve for issuance such number of Parent Class A Ordinary Shares as may be required to satisfy grants made pursuant to the Parent Plan, and (c) file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Parent Class A Ordinary Shares issuable pursuant to the Parent Plan. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Parent Plan remain outstanding.

8.16 Employment Agreements. Prior to the Closing Date, the Company shall enter into employment agreements, in a form which is reasonably acceptable to the Company and HL, with the Company executives listed in Schedule 8.16 on terms reasonably acceptable to such executives (the “Employment Agreements”).

8.17 Third Party Consents. Each Party shall, and shall cause its Subsidiaries and Affiliates to (a) use commercially reasonable efforts to assemble, prepare, and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consent required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all consents and approvals of third parties that such Party or its Subsidiaries or Affiliates is required to obtain in order to consummate the Transactions, and (c) take such other action as may reasonably be necessary or as the other Party may reasonably request to satisfy the conditions set forth in Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

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8.18 Amendment to the Stock Escrow Agreement. HL shall enter into an amendment to the Stock Escrow Agreement to add Parent as a party, reflect the forfeiture of HL Ordinary Shares by the Sponsors pursuant to Section 1.6, and change all references of HL Ordinary Shares to Parent Class A Ordinary Shares.

8.19 Amendment to the Warrant Agreement. Parent and HL shall (a) enter into an assignment and assumption agreement pursuant to which HL will assign to Parent all of its rights, interests, and obligations in and under the Warrant Agreement and (b) amend the Warrant Agreement to change all references of HL Warrants to HL Parent Warrants (and all references of HL Ordinary Shares underlying such warrants to Parent Class A Ordinary Shares), which shall cause each outstanding HL Warrant to represent the right to receive, on the Closing Date, that number of whole Parent Class A Ordinary Shares equal to the number of HL Ordinary Shares that were issuable upon exercise of such HL Warrant immediately prior to the Effective Time, and add the Parent Warrants to be issued to the Company Shareholders in the Share Exchange (including any Parent Warrants issuable as Contingent Consideration) as warrants covered by the Warrant Agreement (collectively, the “Amended Warrant Agreement”). Certificates representing the HL Warrants need not be surrendered and exchanged because of adjustments made pursuant to this Section 8.19; provided however, that any holder of HL Warrants may at any time surrender to Parent certificate(s) representing such HL Warrants and request replacement certificates representing the HL Parent Warrant received in exchange therefor, which shall not affect the interest of any such warrantholders and shall only be adjusted as set forth in this Section 8.19. Parent shall issue any such replacement certificates representing HL Parent Warrants within ten (10) Business Days of its receipt of a written request from the holder of an HL Warrant.

8.20 Transfer Restrictions. The Company Shareholders shall not transfer the Parent Class B Ordinary Shares to be received as Closing Consideration hereunder (including the Parent Class B Ordinary Shares included in the Escrow Fund) or the Parent Class A Ordinary Shares issuable as Contingent Consideration or upon exercise of Parent Warrants (if issued prior to the end of the following periods), except to Permitted Transferees, for a period ending on the one-year anniversary of the Closing Date, or earlier if, subsequent to the Closing Date, Parent consummates a liquidation, merger, stock exchange or other similar transaction which results in all of Parent’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. The book entry positions or certificates evidencing Parent Class A Ordinary Shares and Parent Class B Ordinary Shares issued hereunder will each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to such transfer restrictions.

8.21 Sublease Agreement. At or prior to the Closing, the Company shall execute and deliver a sublease agreement with MagP Inovação, S.A. as sublessor, and obtain all requisite approvals in connection therewith, on terms no less favorable to the Company than would be obtained from an independent third party and otherwise reasonably acceptable to HL.

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8.22 Registration Rights Agreement. At or prior to the Closing, Parent shall execute and deliver a Registration Rights Agreement in a form to be mutually agreed upon in substance reasonable and customary for transactions of a similar nature, pursuant to which, among other things, Parent will register for resale under the Securities Act Parent Class A Ordinary Shares issued or issuable pursuant to this Agreement (including the Parent Class A Ordinary Shares issuable upon conversion of the Parent Class B Ordinary Shares issued hereunder, the Parent Class A Ordinary Shares issuable upon exercise of the Parent Warrants, any and all earned Contingent Consideration and the Parent Class A Ordinary Shares issuable upon exercise of the Parent Warrants that are issued as Contingent Consideration, and the Parent Class A Ordinary Shares issued pursuant to the PIPE Subscription Agreements). Parent and HL shall enter into an amendment to that certain Registration Rights Agreement between HL and certain holders of HL Ordinary Shares and HL Warrants to add Parent as a party, reflect the forfeiture of HL Ordinary Shares by the Sponsors pursuant to Section 1.6, and change all references therein of HL Ordinary Shares to Parent Class A Ordinary Shares and all references therein of HL Warrants to HL Parent Warrants.

8.23 Shareholders Agreement. At or prior to the Closing, Parent, the Company Shareholders and the Sponsor shall enter into an agreement (“Shareholders Agreement”) pursuant to which, among other things, the Company Shareholders will have the right to nominate up to four members of Parent’s board of directors, and the Sponsors will have the right to nominate up to three members of Parent’s board of directors, following the consummation of the Transactions.

8.24 Reservation of Shares. At all times while any HL Parent Warrants or Parent Warrants issuable hereunder are outstanding, the Parent shall authorize and reserve for issuance, and will at all times keep reserved for issuance, the maximum number of Parent Class A Ordinary Shares as will be issuable upon the exercise of all outstanding warrants to purchase Parent Class A Ordinary Shares from time to time. All such Parent Class A Ordinary Shares that shall be so issuable shall be duly and validly issued, fully paid and non-assessable and will be free from preemptive rights, all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein).

8.25 Extension Proxy Statement.

(a) At such time as mutually agreed by HL and the Company, HL shall prepare (with the Company’s reasonable cooperation) and file with the SEC, a mutually acceptable proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) to amend HL’s Amended and Restated Memorandum and Articles of Association to extend the time period for HL to consummate a Business Combination (as defined in the Amended and Restated Memorandum and Articles of Association) from July 2, 2020 to a date mutually agreed upon by HL and the Company (the “Extension Proposal”). HL shall use its best efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC, and to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing.

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(b) Each of HL and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Extension Proxy Statement will, at the date it is first mailed to the HL Shareholders and at the time of the Extension Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Extension Shareholders’ Meeting any information relating to HL, the Company, the Parent, Merger Sub, or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by HL or the Company, which is required to be set forth in an amendment or supplement to the Extension Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by applicable Legal Requirements, disseminated to the HL Shareholders.

(c) At such time as mutually agreed by HL and the Company, HL shall (i) cause the Extension Proxy Statement to be disseminated to holders of HL Ordinary Shares in compliance with applicable Legal Requirements, (ii) duly give notice of and convene and hold a meeting of its shareholders (the “Extension Shareholders’ Meeting”) in accordance with its Amended and Restated Memorandum and Articles of Association and the Nasdaq Listing Rules, (iii) solicit proxies from the HL Shareholders to vote in favor of each of the Extension Proposal, and (iv) provide the HL Shareholders with the opportunity to elect to effect a share redemption in accordance with the terms of HL’s Amended and Restated Memorandum and Articles of Association. HL shall, through its board of directors, recommend to its shareholders the approval of the Extension Proposal (the “HL Extension Approval”), and include such recommendation in the Extension Proxy Statement. The board of directors of HL shall not withdraw, amend, qualify or modify its recommendation to the HL Shareholders that they vote in favor of the Extension Proposal. To the fullest extent permitted by applicable Legal Requirements, (x) HL’s obligations to establish a record date for, duly call, give notice of, convene and hold the Extension Shareholders’ Meeting shall not be affected by any modification in the recommendation of its board of directors with respect to the Extension Proposal, (y) HL shall establish a record date for, duly call, give notice of, convene and hold the Extension Shareholders’ Meeting and submit for approval the Extension Proposal and (z) if the HL Extension Approval has not been obtained at any such Extension Shareholders’ Meeting, HL shall promptly continue to take all such necessary actions and hold additional Extension Shareholders’ Meetings in order to obtain the HL Extension Approval.

Article IX

CONDITIONS TO THE TRANSACTION

9.1 Conditions to Obligations of Each Party to Effect the Transactions. The respective obligations of each Party to this Agreement to effect the Transactions shall be subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) HL Shareholder Matters. The HL Shareholder Matters shall have been duly approved and adopted by the affirmative vote of the HL Shareholders required under HL’s Charter Documents and the applicable provisions of the BVI Companies Act.

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(b) HL Net Tangible Assets. HL shall have at least $5,000,001 of net tangible assets immediately prior to or upon the Closing after taking into account the exercise by Converting Shareholders of their right to convert their shares into a pro rata share of the Trust Fund in accordance with HL’s Charter Documents.

(c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions, substantially on the terms contemplated by this Agreement.

(d) Form F-4. The Form F-4 (including the Proxy Statement/Prospectus) shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form F-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(e) Listing. The Parent Class A Ordinary Shares shall have been approved for listing on Nasdaq, subject only to official notice thereof.

(f) Valuation. HL shall have received a valuation of the Company from a third-party valuation firm with expertise in valuing companies in the alternative energy or Green Hydrogen industry, determining that the fair market value of the Company as of the date of this Agreement is equal to at least 80% of the balance in the Trust Account (excluding taxes payable).

(g) Composition Agreement/SEAS. The Parent has entered into a composition agreement with the Irish Revenue Commissioners and a Special Eligibility Agreement for Securities with The Depository Trust Company in respect of the Parent Class A Ordinary Shares, the Parent Warrants, and the HL Parent Warrants, as applicable, both of which are in full force and effect and are enforceable in accordance with their terms.

(h) Amended Memorandum and Articles of Association. The Memorandum and Articles of Association of Parent shall have been amended to implement the revisions set forth in Section 8.2.

(i) PIPE Subscriptions. Parent shall have entered into subscription agreements with accredited investors (“PIPE Subscription Agreements”) for the private placement of no less than 2,450,000 Parent Class A Ordinary Shares, which PIPE Subscription Agreements (y) require such investors to deposit the purchase price for the Parent Class A Ordinary Shares sold pursuant to the PIPE Subscription Agreements into an escrow account with DNB Bank ASA within 3 business days of the establishment of such escrow account, and (z) close simultaneously with or immediately after a Closing and only allow for the return of escrowed funds to investors in the event that there is no Closing. For the avoidance of doubt, pursuant to the PIPE Subscription Agreements, an aggregate amount equal to or in excess of $25,112,500 shall be available in an escrow account with DNB Bank ASA as of the Closing Date.

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9.2 Additional Conditions to Obligations of the Company, Company Shareholders, Parent and Merger Sub. The obligations of the Company, the Company Shareholders, Parent and Merger Sub to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of HL contained in this Agreement that is (i) qualified as to materiality or Material Adverse Effect shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent such representation and warranty expressly relates to an earlier date, and in such case, shall be true and correct as of such earlier date) and, (ii) not qualified as to materiality or Material Adverse Effect shall have been true and correct in all material respects (A) as of the date of this Agreement, (B) on and as of the Closing Date, and (C) with respect to the representation and warranty contained in Section 5.3(g) only, also as of the SEC Approval Date with the same force and effect as if made on the Closing Date (except to the extent such representation and warranty expressly relates to an earlier date, and in such case, shall be true and correct as of such earlier date). The Company shall have received a certificate with respect to the foregoing signed on behalf of HL by an authorized officer of HL (“HL Closing Certificate”).

(b) Agreements and Covenants. HL shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply in all material respects with an agreement or covenant reasonably within the control of HL) does not, or is not reasonably expected to, constitute a Material Adverse Effect with respect to HL (or, after the Closing, Parent or the Surviving BVI Company), and the HL Closing Certificate shall include a provision to such effect.

(c) Secretary Certificate. The Company shall have received a certificate of the secretary or equivalent officer of HL certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of HL authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors adopted in connection with the transactions contemplated hereby, (ii) that attached thereto are certificates of good standing, or the equivalent, of HL from the Registrar of the British Virgin Islands, and from each state where it is qualified or licensed to do business as a foreign corporation, (iii) that attached thereto is evidence that the HL Shareholder Matters have been approved, and (iv) the names and signatures of the officers of HL authorized to sign this Agreement and the other documents to be delivered hereunder.

(d) No Litigation. No action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation, or (iii) affect materially and adversely the right of Parent or the Surviving BVI Company to own, operate or control any of the assets and operations of HL following the Transactions, and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

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(e) Material Adverse Effect. No Material Adverse Effect with respect to HL shall have occurred since the date of this Agreement, and the HL Closing Certificate shall include a provision to such effect.

(f) SEC Compliance. Immediately prior to Closing, HL shall be in compliance with the reporting requirements under the Securities Act and Exchange Act, and the HL Closing Certificate shall include a provision to such effect.

(g) Shareholders Agreement. The Shareholders Agreement shall have been executed and delivered and shall be in full force and effect.

(h) Sponsor Agreement. The Sponsor Agreement shall have been executed and delivered and shall be in full force and effect.

9.3 Additional Conditions to the Obligations of HL. The obligations of HL to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by HL:

(a) Representations and Warranties. Each representation and warranty of the Company, the Company Shareholders, Parent, and Merger Sub contained in this Agreement that is (i) qualified as to materiality or Material Adverse Effect shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent such representation and warranty expressly relates to an earlier date, and in such case, shall be true and correct as of such earlier date) and, (ii) not qualified as to materiality or Material Adverse Effect shall have been true and correct in all material respects (A) as of the date of this Agreement and (B) on and as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent such representation and warranty expressly relates to an earlier date, and in such case, shall be true and correct as of such earlier date). HL shall have received a certificate with respect to the foregoing signed on behalf of the Company, Parent, and Merger Sub by an authorized officer of each, and signed on behalf of the Company Shareholders by the Company Shareholders Representative (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company, the Company Shareholders, Parent, and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply in all material respects with an agreement or covenant reasonably within the control of the Company) does not, or is not reasonably expected to constitute a Material Adverse Effect respect to the Company (or, after the Closing, Parent), and the Company Closing Certificate shall include a provision to such effect.

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(c) Secretary Certificate. HL shall have received a certificate of the secretary or equivalent officer of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent governing body) of each of the Company, Parent, and Merger Sub authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors (or equivalent governing body) adopted in connection with the transactions contemplated hereby, (ii) that attached thereto are certificates of good standing, or the equivalent (if applicable), of the Company, Parent, and Merger Sub from the each state, province, or other jurisdiction where it is organized, or qualified or licensed to do business as a foreign corporation, and (iii) the names and signatures of the officers of the Company, Parent, and Merger Sub authorized to sign this Agreement and the other documents to be delivered hereunder.

(d) No Litigation. No action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Company following the Transactions and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(e) Share Transfer Documents. The Company Shareholders shall have delivered or caused to be delivered to Parent duly completed and executed share transfer forms in relation to all of the Company Ordinary Shares and Company Class A Shares outstanding at the Effective Time, and any waivers, consents, or other documents required to vest in Parent the full legal and beneficial ownership of all of the outstanding Company Ordinary Shares and Company Class A Shares.

(f) Material Adverse Effect. No Material Adverse Effect with respect to the Company, Parent, or Merger Sub shall have occurred since the date of this Agreement, and the Company Closing Certificate shall include a provision to such effect.

(g) Indemnification Escrow Agreement. The Indemnification Escrow Agreement shall have been executed and delivered and shall be in full force and effect.

(h) Insider Loans. All outstanding loans or other indebtedness by the Company to any Insider shall have been repaid in full and all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any Insider to a third party shall have been terminated.

(i) Amended Warrant Agreement. The Amended Warrant Agreement shall have been executed and delivered and shall be in full force and effect.

Article X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of HL and the Company at any time;

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(b) by either HL or the Company if the Transactions shall not have been consummated by January 2, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either HL or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of HL set forth in this Agreement, or if any representation or warranty of HL shall have become untrue, in either case such that the conditions set forth in Article IX would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by HL is curable by HL prior to the Closing Date, then the Company may not terminate this Agreement under this Section 10.1(d) for thirty (30) days after delivery of written notice from the Company to HL of such breach, provided HL continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 10.1(d) if it shall have materially breached this Agreement or if such breach by HL is cured during such thirty (30)-day period);

(e) by HL, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company, Company Shareholders, Parent, or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company, Company Shareholders, Parent, or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article IX would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company, Company Shareholders, Parent, or Merger Sub prior to the Closing Date, then HL may not terminate this Agreement under this Section 10.1(e) for thirty (30) days after delivery of written notice from HL to the Company of such breach, provided the Company, Company Shareholders, Parent, and Merger Sub continue to exercise commercially reasonable efforts to cure such breach (it being understood that HL may not terminate this Agreement pursuant to this Section 10.1(e) if it shall have materially breached this Agreement or if such breach by the Company, Company Shareholders, Parent, or Merger Sub is cured during such thirty (30)-day period);

(f) by either HL or the Company, if, at the HL Special Meeting (including any adjournments thereof), the HL Shareholder Matters shall fail to be approved by the affirmative vote of the HL Shareholders required under HL’s Charter Documents and the BVI Companies Act; or

(g) by either HL or the Company if, immediately prior to or upon consummation of the Transactions, HL will have less than $5,000,001 of net tangible assets after taking into account the exercise by the Converting Shareholders of their rights to convert the HL Ordinary Shares held by them into cash in accordance with HL’s Charter Documents.

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10.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 10.1 above will be effective immediately upon (or, if the termination is pursuant to Section 10.1(d) or Section 10.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Sections 7.2(a), 8.7, 10.2 and 10.3, and Article XII (General Provisions), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. Without limiting the foregoing, and except as provided in this Section 10.2, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.6, the Parties’ sole right prior to Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

10.3 Fees and Expenses. Except as otherwise set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid as a Trust Disbursement if the Transactions are consummated or shall be paid by the Party incurring such expenses if the Transactions are not consummated.

Article XI

Indemnification

11.1 Indemnification

(a) Subject to the terms and conditions of this Article XI (including without limitation the limitations set forth in Section 11.4), HL and each of its respective representatives, successors, and permitted assigns (the “HL Indemnitees”) will be indemnified, defended, and held harmless by the Company Shareholders, jointly and severally, but only to the extent of the Escrow Fund, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any HL Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company or the Company Shareholders contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company or the Company Shareholders pursuant to this Agreement in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; and

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(iii) any claim, cause of action, right or remedy, or any action, asserted at any time by any Company Shareholder relating to the allocation or entitlement to its Pro Rata Portion of Company Consideration pursuant to this Agreement, including any assertion of contractual, employment or other rights to receive such Pro Rata Portion of Company Consideration and any assertion of rights to own or acquire any such consideration, in each case, in excess of the amount or number of securities allocable to such Company Shareholder pursuant to this Agreement.

(b) Subject to the terms and conditions of this Article XI (including without limitation the limitations set forth in Section 11.4), the Company and its representatives, successors, and permitted assigns (the “Company Indemnitees” and together with the HL Indemnitees, the “Indemnitees”) will be indemnified, defended, and held harmless by the Parent, but only to the extent of the Indemnification Pool, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Company Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of HL contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by any of HL pursuant to this Agreement in connection with the Closing; and

(ii) the non-fulfillment or breach of any covenant or agreement of any of HL contained in this Agreement.

(c) As used in this Article XI, the term “Losses” includes all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. In no event shall “Losses” recoverable under this Agreement be deemed to include (i) indirect, incidental or consequential damages, lost profits, business interruption, special or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, (ii) any damages caused by a change in law, administrative practice, the making of any legislation, the withdrawal of extra statutory concession previously made by any taxation or revenue authority or published interpretation of the law, after the date of this Agreement including any increase in the rates of taxation, or any imposition of Taxation or any withdrawal of relief from taxation not in effect at the date of this Agreement whether or not the change purports to be effective retrospectively in whole or part, (iii) any damages caused by any change in GAAP or IFRS, or (iv) any damages caused by any change in the accounting policies or practices of any Party after the date of this Agreement.

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11.2 Claims. Any action on account of a Loss (a “Claim”) may be asserted by the HL Representative on behalf of any HL Indemnitee or by the Company Shareholder Representative on behalf of any Company Indemnitee by giving Parent written notice (a “Notice of Claim”) which sets forth (i) a brief description of the nature of the Claim and (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith). Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data will not constitute a defense (in whole or in part) to any Claim and will not affect the Company Shareholders’ or Parent’s, as applicable in the capacity of indemnitors (the “Indemnitors”), duties or obligations under this Article XI, except to the extent (and only to the extent that) such failure has adversely affected the ability of the Indemnitors to defend against or reduce their liability or caused or increased such liability or otherwise caused the damages for which the Indemnitors are obligated to be greater than such damages would have been had the Indemnitee given Parent prompt notice hereunder. Parent will have twenty (20) calendar days after its receipt of the Notice of Claim to investigate the matter or circumstance alleged to give rise to the Claim, and the HL Representative or Company Shareholder Representative, as applicable, shall reasonably assist such investigation by giving such information and access to Persons or records as Parent may reasonably request. If Parent does not respond to the Notice of Claim within such twenty (20) calendar day period, Parent will be deemed to have irrevocably accepted the Claim, and such acceptance will be binding on the Indemnitor. If Parent rejects the Claim, it shall, within such twenty (20) calendar day period, notify the HL Representative or Company Shareholder Representative, as applicable, in writing of its rejection, specifying the factual or legal basis therefor, and Parent and the HL Representative or Company Shareholder Representative, as applicable, shall negotiate in good faith to resolve the Claim. If the parties are unable to reach an agreement within ten (10) calendar days after receipt by the HL Representative or Company Shareholder Representative, as applicable, of such rejection notice, then HL Representative or Company Shareholder Representative, as applicable, may submit the Claim to JAMS Worldwide for binding arbitration under the Comprehensive Arbitration Rules and Procedures, which arbitration will be conducted by a single arbitrator who shall be mutually agreed by Parent and the HL Representative or Company Shareholder Representative, as applicable. If the parties are unable to agree on the arbitrator, the arbitrator shall be appointed by JAMS. The arbitration shall be held in New York, New York, in the English language. The arbitrator’s fees will be split equally between the parties to the arbitration and each party to the arbitration will be responsible for the payment of its own costs, attorneys’ fees, expert fees and all of its other fees, costs and expenses in connection with any arbitration. The arbitrator’s decision will be final and binding as to all matters of substance and procedure and may be enforced by an ex parte petition to the Supreme Court of the State of New York, County of New York, or any court having jurisdiction over the non-moving party.

11.3 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article XI are covered by insurance of the Company, HL, Parent, or its or their Subsidiaries, Parent shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; however the Indemnitee (or HL Representative on behalf of an Indemnitee) will nevertheless be entitled to bring a claim for indemnification under this Article XI in respect of such Losses and the time limitations set forth in Section 11.4 for bringing a claim of indemnification under this Agreement will be tolled during the pendency of such insurance claim. The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of any Loss will toll any disbursement of the Escrow Fund, if applicable, pursuant to the indemnification provisions contained in this Article XI and the Indemnification Escrow Agreement, if applicable. To the extent an Indemnitee receives proceeds from insurance or other amounts in respect of such Loss, such proceeds shall reduce the amount of Losses subject to indemnification hereunder. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party will be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

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11.4 Limitations on Indemnification.

(a) The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Parties in connection with this Agreement will survive the Closing until on the tenth (10th) Business Day after Parent files its annual report for the year ending December 31, 2021 (the “Survival Period”). Any claim set forth in a Notice of Claim sent prior to the expiration of the Survival Period will survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article XI may be brought after the end of the Survival Period.

(b) In no event shall the Company Shareholders’ aggregate indemnification obligations under this Agreement exceed the Escrow Fund.

(c) In no event shall Parent’s aggregate indemnification obligation under this Agreement exceed the Indemnification Pool.

(d) No amount shall be payable under this Article XI unless and until the aggregate amount of Losses otherwise payable by the Company, on the one hand, or the Parent, on the other hand, exceeds €750,000 (the “Threshold”), in which case the Company or Parent, as applicable, shall be liable for all Losses that exceed the Threshold.

11.5 Adjustments to Consideration. Amounts paid for indemnification under Article XI will be deemed to be an adjustment to the Company Consideration or Merger Consideration, as applicable, except as otherwise required by applicable Legal Requirements.

11.6 Payments; Application of Escrow Fund.

(a) Once a Loss payable to an HL Indemnitee is agreed to by the HL Representative and Parent, or finally adjudicated to be payable pursuant to this Article XI, then the HL Representative and Parent shall issue joint instructions to Continental to effect the forfeiture and cancellation of all or a portion of the Escrow Fund, as appropriate, to satisfy such Losses (it being acknowledged that Continental will hold the remaining portion of the Escrow Fund until final resolution of all claims for indemnification or disputes relating thereto). The Parent Class B Ordinary Shares to be cancelled in satisfaction of Losses will be valued at a price per share equal to the five-day trailing average of the mean of the high and low trading prices of Parent Class A Ordinary Shares on Nasdaq as of the five trading days immediately preceding the satisfaction of such Losses.

(b) Once a Loss payable to a Company Indemnitee is agreed to by the Company Shareholder Representative and Parent, or finally adjudicated to be payable pursuant to this Article XI, then the Parent shall promptly issue to the Company Indemnitee such number of Parent Class A Ordinary Shares from the Indemnification Pool equal to the dollar value of the Loss, with such Parent Class A Ordinary Shares valued at a price per share equal to the five-day trailing average of the mean of the high and low trading prices of Parent Class A Ordinary Shares on Nasdaq as of the five trading days immediately preceding the satisfaction of such Losses.

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11.7 Exclusive Remedy. The Parties hereby acknowledge and agree that, from and after the Closing, the sole remedy of the Parties with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article XI. Notwithstanding any of the foregoing, nothing contained in this Article XI shall in any way impair, modify, or otherwise limit a Party’s right to bring any claim, demand, or suit against any Person based upon actual fraud, it being understood that a mere breach of a representation and warranty does not constitute fraud.

Article XII

GENERAL PROVISIONS

12.1 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

if to HL, to:

HL Acquisitions Corp.
499 Park Avenue, 12th Floor
New York, NY 10022
Attention: Jeffrey E. Schwarz
E-mail: jschwarz@metrocap.net

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue, 11th Floor
New York, New York 10174
Attention: David Alan Miller / Jeffrey M. Gallant
E-mail: dmiller@graubard.com / jgallant@graubard.com

if to the Company to:

Fusion Welcome – Fuel, S.A.
Ex-Siemens Facilities

Rua da Fabrica, S/N, Sabugo

2715-376, Almargem do Bispo

Portugal
Attention: Joao Teixeira Wahnon
Email: jwahnon@fusion-fuel.eu

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with a copy to:

Feinberg Hanson LLP

855 Boylston Street, 8th Floor

Boston, Massachusetts 02116

Attention: David H. Feinberg, Esq.

Email: dfeinberg@feinberghanson.com

12.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to include the posting of such document or item of information in an electronic data room accessible by HL or any of its representatives.

12.3 Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

12.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto, and the Confidentiality Agreement (which will terminate at the Closing) (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and any of their respective Affiliates with respect to the Transactions; and (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement, including Section 8.10). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

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12.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.6 shall not be required to provide any bond or other security in connection with any such injunction.

12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

12.8 Consent to Jurisdiction; WAIVER OF TRIAL BY JURY. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of New York, located in the County of New York (or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal courts of the United States of America sitting in the Southern District of New York) in connection with any matter based upon or arising out of this Agreement or the Transactions (other than disputes relating to indemnification Claims, which shall be settled in accordance with the procedures set forth in Section 12.4), agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and manner of service of process. Each Party hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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12.9 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

12.10 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 12.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

12.11 Amendment. This Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each of the Parties. The approval of this Agreement by the shareholders of any Party shall not restrict the ability of the board of directors of such Party to terminate this Agreement in accordance with Section 10.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.11.

12.12 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

12.13 Currency. Unless otherwise specified, all references to currency amounts in this Agreement shall mean United States dollars. Any United States dollar amounts that need to be converted into Euros shall use the current prevailing exchange rate on the applicable date quoted by the Financial Times (or such other source as the Company and the HL Representative shall reasonably agree in writing).

12.14 Schedules. The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is reasonably apparent on its face that such disclosure is also applicable to such other Sections of this Agreement. The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business. The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any party and any Person who is not a party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

HL ACQUISITIONS CORP.

By:	/s/ Jeffrey Schwarz
Name: Jeffrey Schwarz
Title: Chief Executive Officer

FUSION WELCOME – FUEL, S.A.

By:	/s/ João Teixeira Wahnon
Name: João Teixeira Wahnon
Title: Director

FUSION FUEL ATLANTIC LIMITED

By:	/s/ Frederico Figueira de Chaves
Name: Frederico Figueira de Chaves
Title: Director

FUSION FUEL GREEN LIMITED

By:	/s/ João Teixeira Wahnon
Name: João Teixeira Wahnon
Title: Director

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COMPANY SHAREHOLDERS:

FUSION WELCOME, S.A.

By:	/s/ João Teixeira Wahnon
Name: João Teixeira Wahnon
Title: Director

FALCFIVE, LDA.

By:	/s/ Vicente Falcão e Cunha
Name: Vicente Falcão e Cunha
Title: Director

NUMBERBUBBLE, S.A.

By:	/s/ João Teixeira Wahnon
Name: João Teixeira Wahnon
Title: Director

MAGNO EFEITO, S.A.

By:	/s/ Márcia Vicente
Name: Márcia Vicente
Title: Director

KEY FAMILY HOLDING INVESTIMENTOS E CONSULTORIA DE GESTAO, LDA.

By:	/s/ Frederico Figueira de Chaves
Name: Frederico Figueira de Chaves
Title: Director

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Exhibit A

Certain Definitions

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Consideration” means (a) an aggregate of 2,125,000 Parent Class B Ordinary Shares, (b) Parent Warrants to purchase an aggregate of 2,125,000 Parent Class A Ordinary Shares, which Parent Warrants are (i) not redeemable by Parent and (ii) may be exercised for cash or on a cashless basis at the holder’s option, in either case as long as the Parent Warrants are held by the Company Shareholders or their Affiliates and Permitted Transferees.

“Company Class A Shares” means the Class A shares of the Company, with nominal value of €1 per share.

“Company Ordinary Shares” means the common shares of the Company, with nominal value of €1 per share.

“Company Consideration” means an aggregate of the Closing Consideration and the Contingent Consideration issuable to Company Shareholders pursuant to this Agreement.

“Company Intellectual Property” means any Intellectual Property that is owned by the Company, including software and software programs developed by the Company.

“Company Product” means all products or service offerings of the Company and its Subsidiaries.

“Company Registered Intellectual Property” means all of the Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

“Company Securities” means the Company Ordinary Shares, the Company Class A Shares and each other equity security of the Company issued and outstanding prior to the Effective Time.

“Contingent Consideration” means up to an aggregate of 1,137,000 Parent Class A Ordinary Shares and Parent Warrants to purchase up to an aggregate of 1,137,000 Parent Class A Ordinary Shares, issuable in accordance with the terms as set forth in Section 2.4. For the avoidance of doubt, at any time that Contingent Consideration is issuable hereunder, each one Parent Class A Ordinary Share shall be issued with one Parent Warrant, which Parent Class A Ordinary Share and Parent Warrant together shall have an agreed value of €10.73.

“Copyrights” means all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world.

“Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health and safety (in relation to exposure to Hazardous Substances), or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

“Export Control Laws” means (i) all U.S. import and export laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and (ii) all comparable applicable laws outside the United States.

“Form F-4” shall mean the registration statement on Form F-4 of Parent with respect to registration of the Parent Class A Ordinary Shares and HL Parent Warrants to be issued as HL Merger Consideration.

“Governmental Entity” means any federal, state, provincial, municipal, foreign, or other court, judicial body, administrative agency, commission, governmental or regulatory authority or similar body.

“Green Hydrogen” means hydrogen produced with renewable energy that results in no carbon emissions.

“Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“HL Merger Consideration” means the Parent Class A Ordinary Shares and HL Parent Warrants issuable to securityholders of HL pursuant to this Agreement.

“HL Ordinary Shares” means the ordinary shares of HL, par value $0.0001 per share.

“HL Preferred Shares” means the preferred shares of HL, par value $0.0001 per share.

“HL Securities” means the HL Ordinary Shares, HL Warrants, HL Rights, HL’s units, and each other equity security of HL issued and outstanding immediately prior to the Effective Time.

“HL Shareholders” means the holders of HL Ordinary Shares.

“HL UPOs” means those certain unit purchase options to purchase an aggregate of 250,000 units of HL issued in HL’s initial public offering.

“IFRS” means the International Financial Reporting Standard as adopted by the European Union.

“Information Privacy and Security Laws” means all applicable laws concerning the privacy, data protection, transfer, or security of Personal Confidential Information, including, to the extent applicable, the General Data Protection Regulation (EU), other state, and federal, data security laws, data breach notification laws, and consumer protection laws.

“Indemnification Pool” means 212,500 newly issued Parent Class A Ordinary Shares to be issued by Parent in accordance with the provisions of Article XI.

“Insider” means any individual who is an officer, director or employee of the Company or any of its Subsidiaries.

“Insurance Policies” means all material insurance policies and material fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors.

“Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) Copyrights; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) Trademarks; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“knowledge” means actual knowledge or awareness as to a specified fact or event (i) in the case of the Company or Parent, of Joao Wahnon or Frederico Figueira de Chaves, and (ii) in the case of HL or Merger Sub, Jeffrey Schwarz or Greg Drechsler.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

“Material Adverse Effect” when used in connection with the Company or HL, as the case may be, means any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, that has a materially adverse effect on the business or financial condition of the Company and its Subsidiaries, taken as whole, or HL, as applicable, provided however that none of the following (or the effect of any of the following) alone or in combination shall be deemed, in and of itself, to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: any changes, events, occurrences or effects arising out of, resulting from or attributable to (i) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (ii) earthquakes, hurricanes, tornados or other natural or man-made disasters, acts of God or other force majeure events, (iii) any proposal, enactment or change in interpretation of, or other change in, applicable Legal Requirements, IFRS, U.S. GAAP (or equivalent accounting practice in any other jurisdiction) or governmental policy or any development or effect of any investigation, audit or review of the Company or any of its Subsidiaries by any Governmental Entity commencing from and after the date hereof, (iv) general conditions in the industries in which the Company or any of its Subsidiaries operate, (v) the failure, in and of itself, of the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if otherwise contemplated by this definition), (vi) changes attributable to the public announcement or pendency of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (vii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or (viii) any action taken or omitted to be taken by the Company or its Subsidiaries at HL’s direction or written request, on the one hand, or by HL at the Company’s direction or written request, on the other hand, including in either case actions not taken as a result of the failure of the other Party to consent to any action requiring such Party’s consent, or any action otherwise required or permitted to be taken or omitted to be taken by this Agreement or to which the other Party has consented in writing; provided, however, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (vii), in the event that the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which the Company and its Subsidiaries operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Material Adverse Effect.

“Parent Class A Ordinary Shares” means the Class A ordinary shares of Parent, par value $0.0001 per share.

“Parent Class B Ordinary Shares” means the Class B ordinary shares of Parent, par value $0.0001 per share.

“Parent Plan” means a management incentive equity plan to be adopted by Parent.

“Parent Warrants” means the warrants to purchase Parent Class A Ordinary Shares.

“Patents” means all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP or IFRS, as applicable, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, (iii) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, (iv) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that would not reasonably be expected to have a Material Adverse Effect, (v) with respect to any leased real property, (a) the interests and rights of the respective lessors with respect thereto and (b) any Lien permitted under the applicable lease agreement and any ancillary documents thereto, (vi) Liens created by HL or its successors and assigns, (vii) Liens disclosed in the Company Schedule or the HL Schedule, (viii) Liens (other than monetary liens) incurred in the ordinary course of business since the date of the most recent Financial Statement, (ix) licenses to Intellectual Property granted in the ordinary course of business, (x) Liens securing the Company’s and its Subsidiaries’ existing credit facilities, (xii) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest, and (xiii) Liens of public record.

“Permitted Transferee” means (i) Parent or an Affiliate of Parent, (ii) if the transferor is an entity, (x) its shareholders, partners, or members upon the transferee’s liquidation or (y) an entity, if such entity’s equity securities are 100% owned by the transferor or its shareholders, partners, or members, or (iii) if the transferor is an individual, (x) a member of the transferor’s immediate family or a trust, the beneficiary of which is the transferor or a member of the transferor’s immediate family, who receives Parent Securities from the transferor by bona fide gift for estate planning purposes, (y) a Person who receives Parent Securities from the transferor by virtue of the laws of descent and distribution upon the death of the transferor, or (z) a Person who receives Parent Securities from the transferor pursuant to a qualified domestic relations order binding on the transferor. As used herein, “immediate family” means a spouse, parent, lineal descendants, the spouse of any lineal descendent, brothers or sisters, or a trust, all of whose current beneficiaries are members of the immediate family of the transferor.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Confidential Information” means any information, in any form, that could reasonably be used to identify, contact, or locate a single person, that is governed, regulated, or protected by one or more Information Privacy and Security Laws.

“Power Purchase Agreement” means a contract between the Company and a third-party purchaser pursuant to which the Company shall supply Green Hydrogen to such third-party purchaser.

“Pro Rata Percentage of Closing Consideration” means the percentage interest held by a Company Shareholder calculated by dividing a the number of Company Ordinary Shares held by such Company Shareholder immediately prior to the Effective Time by the total number of issued and outstanding Company Ordinary Shares prior to the Effective Time.

“Pro Rata Percentage of Contingent Consideration” means the percentage interest held by a Contingent Consideration Shareholder calculated by dividing the number of Company Class A Shares held by such Contingent Consideration Shareholder immediately prior to the Effective Time by the total number of issued and outstanding Company Class A Shares prior to the Effective Time

“Pro Rata Portion of Closing Consideration” means (i) the number of Parent Class B Ordinary Shares calculated by multiplying a Company Shareholder’s Pro Rata Percentage of Closing Consideration by 2,125,000; and (ii) the number of Parent Warrants equal to the number of Parent Class B Ordinary Shares calculated pursuant to Section (i) of this definition.

“Pro Rata Portion of Company Consideration” means a Shareholder’s Pro Rata Portion of Closing Consideration and/or Pro Rata Portion of Contingent Consideration, as applicable.

“Pro Rata Portion of Contingent Consideration” means (i) the number of Parent Class A Ordinary Shares calculated by multiplying a Contingent Consideration Shareholder’s Pro Rata Percentage of Contingent Consideration by the number of Parent Class A Ordinary Shares issuable as Contingent Consideration in accordance with Section 2.4, and (ii) the number of Parent Warrants equal to the number of Parent Class A Ordinary Shares calculated pursuant to Section (i) of this definition issuable as Contingent Consideration in accordance with Section 2.4.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form F-4, including the proxy statement filed by HL on Schedule 14A with respect to the HL Special Meeting to approve the HL Shareholder Matters and the registration statement registering the HL Merger Consideration, relating to the transactions contemplated by this Agreement which shall constitute a proxy statement of HL to be used for the HL Special Meeting to approve the HL Shareholder Matters (which shall also provide the Converting Shareholders with the opportunity to have their HL Ordinary Shares converted to cash in conjunction with a shareholder vote on the Merger Proposal) and a prospectus with respect to the Parent Class A Ordinary Shares and HL Parent Warrants to be offered and issued in the Merger in all cases in accordance with and as required by HL’s Charter Documents and the Corporate Law.

“SEC” means the U.S. Securities and Exchange Commission.

“Sponsors” means Metropolitan Capital Partners V, LLC, HL Acquisitions Holdings LLC, and Jeffrey Schwarz Children’s Trust, and, in the discretion of HL, any other Persons holding HL Ordinary Shares or HL Warrants.

“Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges in the nature of a tax and duties together with all interest, penalties and additions imposed with respect to any such amounts and including any liability of a predecessor entity for any such amounts, by contract or otherwise.

“Trademarks” means trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor.

“Transaction Expenses” means all financial advisory, legal, accounting, underwriting, finder’s, brokerage, agent’s and other commissions, fees and expenses incurred by any Party in connection with the preparation and execution of this Agreement, the documents ancillary hereto, the compliance herewith and therewith, and the transactions contemplated hereby and thereby.

Annex B

Companies Act 2014

PUBLIC LIMITED COMPANY

CONSTITUTION

OF

FUSION FUEL GREEN PUBLIC LIMITED COMPANY

MEMORANDUM OF ASSOCIATION

1.	The name of the Company is FUSION FUEL GREEN PUBLIC LIMITED COMPANY.

2.	The Company is a public limited company, registered under Part 17 of the Companies Act 2014.

3.	The objects for which the Company is established are:

3.1	To carry on the business of a holding company and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a shareholder of other companies.

3.2	To carry on the businesses of manufacturer, distributor, wholesaler, retailer, service provider, investor, designer, trader and any other business (except the issuing of policies of insurance) which may seem to the Company’s board of directors capable of being conveniently carried on in connection with these objects or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property.

3.3	To carry on all or any of the businesses as aforesaid either as a separate business or as the principal business of the Company.

3.4	To invest and deal with the property of the Company in such manner as may from time to time be determined by the Company’s board of directors and to dispose of or vary such investments and dealings.

3.5	To borrow or raise money or capital in any manner and on such terms and subject to such conditions and for such purposes as the Company’s board of directors shall think fit or expedient, whether alone or jointly and/or severally with any other person or company, including, without prejudice to the generality of the foregoing, whether by the issue of debentures or debenture stock (perpetual or otherwise) or otherwise, and to secure, with or without consideration, the payment or repayment of any money borrowed, raised or owing or any debt, obligation or liability of the Company or of any other person or company whatsoever in such manner and on such terms and conditions as the Company’s board of directors shall think fit or expedient and, in particular by mortgage, charge, lien, pledge or debenture or any other security of whatsoever nature or howsoever described, perpetual or otherwise, charged upon all or any of the Company’s property, both present and future, and to purchase, redeem or pay off any such securities or borrowings and also to accept capital contributions from any person or company in any manner and on such terms and conditions and for such purposes as the Company’s board of directors shall think fit or expedient.

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3.6	To lend and advance money or other property or give credit or financial accommodation to any company or person in any manner either with or without security and whether with or without the payment of interest and upon such terms and conditions as the Company’s board of directors shall think fit or expedient.

3.7	To guarantee, indemnify, grant indemnities in respect of, enter into any suretyship or joint obligation, or otherwise support or secure, whether by personal covenant, indemnity or undertaking or by mortgaging, charging, pledging or granting a lien or other security over all or any part of the Company’s property (both present and future) or by any one or more of such methods or any other method and whether in support of such guarantee or indemnity or suretyship or joint obligation or otherwise, on such terms and conditions as the Company’s board of directors shall think fit, the payment of any debts or the performance or discharge of any contract, obligation or liability of any person or company (including, without prejudice to the generality of the foregoing, the payment of any capital, principal, dividends or interest on any stocks, shares, debentures, debenture stock, notes, bonds or other securities of any person, authority or company) including, without prejudice to the generality of the foregoing, any company which is for the time being the Company’s holding company or another subsidiary (as defined by the Act) of the Company’s holding company or a subsidiary of the Company or otherwise associated with the Company (including any arrangements of the Company or any of its subsidiaries described in paragraph 3.19), in each case notwithstanding the fact that the Company may not receive any consideration, advantage or benefit, direct or indirect, from entering into any such guarantee or indemnity or suretyship or joint obligation or other arrangement or transaction contemplated herein.

3.8	To grant, convey, assign, transfer, exchange or otherwise alienate or dispose of any property of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof or for shares, debentures or securities and whether by way of gift or otherwise as the Company’s board of directors shall deem fit or expedient and where the property consists of real property to grant any fee farm grant or lease or to enter into any agreement for letting or hire of any such property for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the Company’s board of directors shall deem appropriate.

3.9	To purchase, take on, lease, exchange, rent, hire or otherwise acquire any property and to acquire and undertake the whole or any part of the business and property of any company or person.

3.10	To develop and turn to account any land acquired by the Company or in which it is interested and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating, maintaining, fitting out and improving buildings and conveniences and by planting, paving, draining, farming, cultivating, letting and by entering into building leases or building agreements and by advancing money to and entering into contracts and arrangements of all kinds with builders, contractors, architects, surveyors, purchasers, vendors, tenants and any other person.

3.11	To construct, improve, maintain, develop, work, manage, carry out or control any property which may seem calculated directly or indirectly to advance the Company’s interest and to contribute to, subsidise or otherwise assist or take part in the construction, improvement, maintenance, working, management, carrying out or control thereof.

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3.12	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

3.13	To engage in currency exchange, interest rate and commodity transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange, interest rate or commodity hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency, interest rate or commodity exposure or any other exposure or for any other purpose.

3.14	As a pursuit in itself or otherwise and whether for the purpose of making a profit or avoiding a loss or managing a currency, interest rate or commodity exposure or any other exposure or for any other purpose whatsoever, to engage in any currency exchange transactions, interest rate transactions and commodity transactions, derivative and/or treasury transactions and any other financial or other transactions, including (without prejudice to the generality of the foregoing) securitisation, treasury and/or structured finance transactions, of whatever nature in any manner and on any terms and for any purposes whatsoever, including, without prejudice to the generality of the foregoing, any transaction entered into in connection with or for the purpose of, or capable of being for the purposes of, avoiding, reducing, minimising, hedging against or otherwise managing the risk of any loss, cost, expense, or liability arising, or which may arise, directly or indirectly, from a change or changes in any interest rate or currency exchange rate or in the price or value of any property, asset, commodity, index or liability or from any other risk or factor affecting the Company’s business, including but not limited to dealings whether involving purchases, sales or otherwise in foreign currency, spot and/or forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and/or any such other currency or interest rate or commodity or other hedging, treasury or structured finance arrangements and such other instruments as are similar to, or derived from any of the foregoing.

3.15	To apply for, establish, create, purchase or otherwise acquire, sell or otherwise dispose of and hold any patents, trade marks, copyrights, brevets d’invention, registered designs, licences, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other information and any invention and to use, exercise, develop or grant licences in respect of or otherwise turn to account or exploit the property, rights or information so held.

3.16	To enter into any arrangements with any governments or authorities, national, local or otherwise and to obtain from any such government or authority any rights, privileges and concessions and to carry out, exercise and comply with any such arrangements, rights, privileges and concessions.

3.17	To establish, form, register, incorporate or promote any company or companies or person, whether inside or outside of Ireland.

3.18	To procure that the Company be registered or recognised whether as a branch or otherwise in any country or place.

3.19	To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction and to engage in any transaction in connection with the foregoing.

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3.20	To acquire or amalgamate with any other company or person.

3.21	To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, debentures, debenture stock or securities so received.

3.22	To promote freedom of contract, and to resist, insure against, counteract and discourage interference therewith, to join any lawful federation, union or association, or do any other lawful act or thing with a view to preventing or resisting directly or indirectly any interruption of or interference with the Company’s or any other trade or business or providing or safeguarding against the same, or resisting or opposing any strike, movement or organisation which may be thought detrimental to the interests of the Company or its employees and to subscribe to any association or fund for any such purposes.

3.23	To make gifts to any person or company including, without prejudice to the generality of the foregoing, capital contributions and to grant bonuses to the directors or any other persons or companies who are or have been in the employment of the Company including substitute directors and any other officer or employee.

3.24	To establish and support or aid in the establishment and support of associations, institutions, funds, trusts and conveniences calculated to benefit directors, ex-directors, employees or ex-employees of the Company or any subsidiary of the Company or the dependants or connections of such persons, and to grant pensions and allowances upon such terms and in such manner as the Company’s board of directors think fit, and to make payments towards insurance and to subscribe or guarantee money for charitable or benevolent objects or for any exhibition or for any public, general or useful object, or any other object whatsoever which the Company’s board of directors may think advisable.

3.25	To establish and contribute to any scheme for the purchase of shares or subscription for shares in the Company, its holding company or any of its or their respective subsidiaries, to be held for the benefit of the employees or former employees of the Company or any subsidiary of the Company including any person who is or was a director holding a salaried employment or office in the Company or any subsidiary of the Company and to lend or otherwise provide money to the trustees of such schemes or the employees or former employees of the Company or any subsidiary of the Company to enable them to purchase shares of the Company, its holding company or any of its or their respective subsidiaries and to formulate and carry into effect any scheme for sharing the profits of the Company, its holding company or any of its or their respective subsidiaries with its employees and/or the employees of any of its subsidiaries.

3.26	To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital or any debentures, debenture stock or other securities of the Company or in or about the formation or promotion of the Company or the conduct of its business.

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3.27	To obtain any Act of the Oireachtas or provisional order for enabling the Company to carry any of its objects into effect or for effecting any modification of the Company’s constitution or for any other purpose which may seem expedient and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

3.28	To adopt such means of making known the products of the Company as may seem expedient and in particular by advertising in the press, by circulars, by purchase and exhibition of works of art or interest, by publication of books and periodicals and by granting prizes, rewards and donations.

3.29	To undertake and execute the office of trustee and nominee for the purpose of holding and dealing with any property of any kind for or on behalf of any person or company; to act as trustee, nominee, agent, executor, administrator, registrar, secretary, committee or attorney generally for any purpose and either solely or with others for any person or company; to vest any property in any person or company with or without any declared trust in favour of the Company.

3.30	To pay all costs, charges, fees and expenses incurred or sustained in or about the promotion, establishment, formation and registration of the Company.

3.31	To do all or any of the above things in any part of the world, and as principals, agents, contractors, trustees or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with any person or company.

3.32	To distribute the property of the Company in specie among the members or, if there is only one, to the sole member of the Company.

3.33	To do all such other things as the Company’s board of directors may think incidental or conducive to the attainment of the above objects or any of them.

NOTE: it is hereby declared that in this memorandum of association:

a)	the word “company”, except where used in reference to this Company, shall be deemed to include a body corporate, whether a company (wherever formed, registered or incorporated), a corporation aggregate, a corporation sole and a national or local government or other legal entity; and

b)	the word “person”, shall be deemed to include any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality) and that person’s personal representatives, successors or permitted assigns; and

c)	the word “property”, shall be deemed to include, where the context permits, real property, personal property including choses or things in action and all other intangible property and money and all estates, rights, titles and interests therein and includes the Company’s uncalled capital and future calls and all and every other undertaking and asset; and

d)	a word or expression used in this memorandum of association which is not otherwise defined and which is also used in the Companies Act 2014 shall have the same meaning here, as it has in the Companies Act 2014; and

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e)	any phrase introduced by the terms “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms, whether or not followed by the phrases “but not limited to”, “without prejudice to the generality of the foregoing” or any similar expression; and

f)	words denoting the singular number only shall include the plural number and vice versa and references to one gender includes all genders; and

g)	it is intended that the objects specified in each paragraph in this clause shall, except where otherwise expressed in such paragraph, be separate and distinct objects of the Company and shall not be in any way limited or restricted by reference to or inference from the terms of any other paragraph or the order in which the paragraphs of this clause occur or the name of the Company.

4.	The liability of the members is limited.

5.	The authorised share capital of the Company is US$11,212.50 divided into 100,000,000 A Ordinary Shares with a nominal value of US$0.0001 each, 2,125,000 B Ordinary Shares with a nominal value of US$0.0001 each and 10,000,000 preferred shares with a nominal value of US$0.0001 each, and €25,000 divided into 25,000 deferred ordinary shares with a nominal value of €1.00 each.

6.	The shares forming the capital, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

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FUSION FUEL GREEN PUBLIC LIMITED COMPANY

ARTICLES OF ASSOCIATION

Interpretation and general

1.	Sections 83, 84 and, for the avoidance of doubt, 117(9) of the Act shall apply to the Company but, subject to that, the provisions set out in these Articles shall constitute the whole of the regulations applicable to the Company and no other “optional provisions” as defined by section 1007(2) of the Act shall apply to the Company.

2.	In these Articles:

2.1	“Act” means the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force;

2.2	“Adoption Date” means the effective date of adoption of these Articles;

2.3	“Approved Nominee” means a person appointed under contractual arrangements with the Company to hold shares or rights or interests in shares of the Company on a nominee basis;

2.4	“Article” means an article of these Articles;

2.5	“Articles” means these articles of association as from time to time and for the time being in force;

2.6	“Auditors” means the auditors for the time being of the Company;

2.7	“B Shareholder Consent” has the meaning given in Article 5;

2.8	“Board” means the board of Directors of the Company;

2.9	“Business Combination” refers to the Merger and the Share Exchange, together;

2.10	“Business Combination Agreement” refers to the business combination agreement, dated as of 6 June 2020 by and among HL Acquisitions Corp., Fusion Welcome – Fuel, S.A., the Company, Fusion Fuel Atlantic Limited and the shareholders of Fusion Welcome – Fuel, S.A., as the same may be amended from time to time;

2.11	“Chairman” means the person occupying the position of Chairman of the Board from time to time;

2.12	“Chief Executive Officer” shall include any equivalent office;

2.13	“Class A Ordinary Shares” means the A ordinary shares with a nominal value of US$0.0001 each in the capital of the Company;

2.14	“Class B Ordinary Shares” means the B ordinary shares with a nominal value of US$0.0001 each in the capital of the Company;

2.15	“Clear Days” means, in relation to a period of notice, that period excluding the day when the notice is given or deemed to be given and excluding the day for which notice is being given or on which an action or event for which notice is being given is to occur or take effect;

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2.16	“Company” means the company whose name appears in the heading to these Articles;

2.17	“Company Secretary” means the person or persons appointed as company secretary or joint company secretary of the Company from time to time and shall include any assistant or deputy secretary;

2.18	“Deferred Shares” means the deferred ordinary shares with a nominal value of €1.00 each in the capital of the Company;

2.19	“Directors” means the directors for the time being of the Company or any of them acting as the Board;

2.20	“electronic communication” has the meaning given to that word in the Electronic Commerce Act 2000 and in addition includes in the case of notices or documents issued on behalf of the Company, such documents being made available or displayed on a website of the Company (or a website designated by the Board);

2.21	“Exchange” means any securities exchange or other system on which the shares of the Company may be listed or otherwise authorised for trading from time to time in circumstances where the Company has approved such listing or trading;

2.22	“Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended;

2.23	“Fusion Welcome Shareholders” means the shareholders of Fusion Welcome – Fuel, S.A. as at the date of the Business Combination Agreement;

2.24	“Group” means the Company and its subsidiaries from time to time and for the time being;

2.25	“member” means in relation to any share, the member whose name is entered in the Register as the holder of the share or, where the context permits, the members whose names are entered in the Register as the joint holders of shares and shall include a member’s personal representatives in consequence of his or her death or bankruptcy;

2.26	“Memorandum” means the memorandum of association of the Company;

2.27	“Merger” refers to the merger of Fusion Fuel Atlantic Limited, with and into HL Acquisitions Corp., with HL Acquisitions Corp. surviving the merger, in accordance with the Business Combination Agreement;

2.28	“Office” means the registered office for the time being of the Company;

2.29	“Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares;

2.30	“Preferred Shares” means the preferred shares with a nominal value of US$0.0001 each in the capital of the Company;

2.31	“Redeemable Shares” means redeemable shares as defined by section 64 of the Act;

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2.32	“Re-designation Event” means;

(a)	the transfer of Restricted Voting Ordinary Shares from a Restricted Shareholder to a shareholder who is not a Restricted Shareholder;

(b)	an event whereby a Restricted Shareholder ceases to be restricted from subscribing for and holding shares of the Company by virtue of Rule 9 of the Takeover Rules, except in these circumstances the number of Restricted Voting Ordinary Shares which shall be re-designated as Ordinary Shares shall be the maximum number of Ordinary Shares that can be re-designated without the former Restricted Shareholder becoming a Restricted Shareholder on the Re-designation Event; or

(c)	a Restricted Shareholder of the Company undertaking a Takeover Rules Event and the Takeover Panel consenting to some or all of the Restricted Voting Ordinary Shares being re-designated, in which case only those Restricted Voting Ordinary Shares the re-designation of which has been consented to by the Takeover Panel shall be re-designated as Ordinary Shares;

2.33	“Register” means the register of members of the Company to be kept as required by the Act;

2.34	“Restricted Shareholder” means a member of the Company who is restricted from subscribing for and holding shares of the Company without a Takeover Rules Event occurring by virtue of Rule 9 of the Takeover Rules or a member who would be so restricted but for the limitations on voting rights set out under Article 10;

2.35	“Restricted Voting Ordinary Shares” means Ordinary Shares issued by the Company and subscribed for by a Restricted Shareholder under Article 9;

2.36	“SEC” means the U.S. Securities and Exchange Commission;

2.37	“Share Exchange” refers to the acquisition by the Company of all of the issued and outstanding shares of Fusion Welcome – Fuel, S.A., in accordance with the Business Combination Agreement;

2.38	“Takeover Panel” means the Irish Takeover Panel established under the Irish Takeover Panel Act 1997;

2.39	“Takeover Rules” means the Takeover Panel Act 1997 Takeover Rules 2013; and

2.40	“Takeover Rules Event” means either of the following events:

(d)	a Restricted Shareholder extending an offer to the holders of each class of shares of the Company in accordance with Rule 9 of the Takeover Rules; or

(e)	the Company obtaining approval of the Takeover Panel or a waiver of Rule 9 of the Takeover Rules in respect of a Restricted Shareholder.

NOTE: it is hereby declared that in these Articles:

a)	the word “company”, except where used in reference to this Company, shall be deemed to include a body corporate, whether a company (wherever formed, registered or incorporated), a corporation aggregate, a corporation sole and a national or local government or other legal entity; and

b)	the word “person”, shall be deemed to include any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality) and that person’s personal representatives, successors or permitted assigns; and

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c)	the word “property”, shall be deemed to include, where the context permits, real property, personal property including choses or things in action and all other intangible property and money and all estates, rights, titles and interests therein and includes the Company’s uncalled capital and future calls and all and every other undertaking and asset; and

d)	a word or expression used in the Articles which is not otherwise defined and which is also used in the Act shall have the same meaning here, as it has in the Act; and

e)	any phrase introduced by the terms “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms, whether or not followed by the phrases “but not limited to”, “without prejudice to the generality of the foregoing” or any similar expression; and

f)	words denoting the singular number only shall include the plural number and vice versa and references to one gender includes all genders.

AUTHORISED SHARE CAPITAL

3.	The authorised share capital of the Company is US$11,212.50 divided into 100,000,000 A Ordinary Shares with a nominal value of US$0.0001 each, 2,125,000 B Ordinary Shares with a nominal value of US$0.0001 each and 10,000,000 preferred shares with a nominal value of US$0.0001 each, and €25,000 divided into 25,000 deferred ordinary shares with a nominal value of €1.00 each.

RIGHTS ATTACHING TO THE ORDINARY SHARES

4.	Save as otherwise provided in Article 5, the Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu in all respects, such that the rights attaching to the Class A Ordinary Shares and the Class B Ordinary Shares shall include the following:

4.1	subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting and the authority of the Board and chairperson of the meeting to maintain order and security, the right to attend any general meeting of the Company and to exercise one vote per Class A Ordinary Share and one vote per Class B Ordinary Share held at any general meeting of the Company;

4.2	the right to participate pro rata in all dividends declared by the Company; and

4.3	the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.

5.	Notwithstanding any other provision of these Articles, for so long as not less than an aggregate of 1,700,000 Class B Ordinary Shares continue to be beneficially owned by the Fusion Welcome Shareholders (and any assignee or transferee where such assignment or transfer was effected solely for the purposes of estate planning or was as a result of the death or divorce of any Fusion Welcome Shareholder), the Company shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote or consent required by law, the Memorandum or these Articles) the written consent or affirmative vote of the holders of a majority of the outstanding Class B Ordinary Shares given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class (and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect) (the “B Shareholder Consent”):

5.1	liquidate, dissolve or wind-up the business and affairs of the Company;

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5.2	effect any merger or consolidation, to which either the Company or any of its subsidiaries is a constituent party, and pursuant to which the Company issues shares (except any such merger or consolidation involving the Company or a subsidiary in which the shares of the Company immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the shares of (1) the surviving or resulting company, or (2) if the surviving or resulting company is a wholly owned subsidiary of another company immediately following such merger or consolidation, the parent company of such surviving or resulting company);

5.3	sell, lease, transfer, exclusively license or otherwise dispose, in a single transaction or series of related transactions, of all or substantially all the assets of the Company and/or its subsidiaries taken as a whole, or sell or dispose (whether by merger, consolidation or otherwise) of one or more of its subsidiaries if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company;

5.4	permit the sale of all or substantially all of the Class A Ordinary Shares and Class B Ordinary Shares to an independent third party or group;

5.5	amend, alter or repeal any provision of these Articles or the Memorandum;

5.6	create or authorise the creation of, or issue or enter an agreement to issue, shares of any additional class or series, or equity securities convertible into shares of the Company;

5.7	expand or otherwise alter the size of the Board of Directors of the Company or the board of directors of Fusion Welcome – Fuel, S.A.; and/or

5.8	remove any member of the board of directors of Fusion Welcome – Fuel, S.A.

6.	The rights attaching to the Ordinary Shares may be subject to the terms of issue of any series or class of Preferred Shares allotted by the Directors from time to time in accordance with Article 12.

CONVERSION OF CLASS B ORDINARY SHARES

7.	Each Class B Ordinary Share shall be convertible, at the option of the holder thereof at any time up to 30 December 2023, into one Class A Ordinary Share.

8.	On 31 December 2023, all Class B Ordinary Shares shall automatically convert into an equal number of Class A Ordinary Shares, without the requirement of any approval by the Board or any shareholders of the Company.

RESTRICTED VOTING ORDINARY SHARES

9.	If the Company issues Ordinary Shares to a Restricted Shareholder and the Restricted Shareholder elects to accept such Ordinary Shares without a Takeover Rules Event occurring, the share certificates to be issued in respect of the Ordinary Shares shall bear a legend making reference to the shares as Restricted Voting Ordinary Shares.

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10.	The following restrictions shall attach to Ordinary Shares issued by the Company as Restricted Voting Ordinary Shares:

10.1	from the time of issue until a Re-designation Event occurs, the Restricted Voting Ordinary Shares in issue will be designated as Restricted Voting Ordinary Shares and the rights attaching to such shares shall be restricted as set out in this Article 10;

10.2	the Restricted Voting Ordinary Shares shall carry no rights to receive notice of or to attend or vote at any general meeting of the Company;

10.3	save as provided herein, the Restricted Voting Ordinary Shares shall rank pari passu at all times and in all respects with all other Ordinary Shares;

10.4	forthwith upon a Re-designation Event, each holder of Restricted Voting Ordinary Shares that are to be re-designated shall send to the Company the certificates in respect of the Restricted Voting Ordinary Shares held by him or it immediately prior to the Re-designation Event and thereupon, but subject to receipt of such certificates, the Company shall issue to such holders respectively replacement certificates for the Ordinary Shares without a legend making reference to the shares as Restricted Voting Ordinary Shares; and

10.5	re-designation of the Restricted Voting Ordinary Shares shall be effected by way of a deemed automatic re-designation of such shares immediately upon and subject to a Re-designation Event, without the requirement of any approval by the Board or any shareholders of the Company.

11.	Any Restricted Voting Ordinary Shares in issue shall comprise a single class with any other Ordinary Shares in issue.

RIGHTS ATTACHING TO PREFERRED SHARES

12.	The Board is empowered to cause the Preferred Shares to be issued from time to time as shares of one or more series of Preferred Shares, and in the resolution or resolutions providing for the issue of Preferred Shares of each particular series, before issuance, the Board is expressly authorised to fix:

12.1	the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except as otherwise provided by the Board in creating such series) or decreased (but not below the number of shares thereof then in issue) from time to time by resolution of the Board;

12.2	the rate of dividends payable on shares of such series, if any, whether or not and upon what conditions dividends on shares of such series shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate and the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of share capital;

12.3	the terms, if any, on which shares of such series may be redeemed, including without limitation, the redemption price or prices for such series, which may consist of a redemption price or scale of redemption prices applicable only to redemption in connection with a sinking fund (which term as used herein shall include any fund or requirement for the periodic purchase or redemption of shares), and the same or a different redemption price or scale of redemption prices applicable to any other redemption;

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12.4	the terms and amount of any sinking fund provided for the purchase or redemption of shares of such series;

12.5	the amount or amounts which shall be paid to the holders of shares of such series in case of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary;

12.6	the terms, if any, upon which the holders of shares of such series may convert shares thereof into shares of any other class or classes or of any one or more series of the same class or of another class or classes;

12.7	the voting rights, full or limited, if any, of the shares of such series; and whether or not and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more additional Directors in case of dividend arrears or other specified events, or upon other matters;

12.8	whether or not the holders of shares of such series, as such, shall have any pre-emptive or preferential rights to subscribe for or purchase shares of any class or series of shares of the Company, now or hereafter authorised, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe for, shares of any class or series of the Company, now or hereafter authorised;

12.9	the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends, or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, any other class or classes of shares ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding up;

12.10	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issuance of any additional shares (including additional shares of such series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets upon liquidation; and

12.11	such other rights, preferences and limitations as may be permitted to be fixed by the Board of the Company under the laws of Ireland as in effect at the time of the creation of such series.

13.	The Board is authorised to change the designations, rights, preferences and limitations of any series of Preferred Shares theretofore established, no shares of which have been issued.

14.	The rights conferred upon the member of any pre-existing shares in the share capital of the Company shall be deemed not to be varied by the creation, issue and allotment of Preferred Shares in accordance with these Articles.

RIGHTS ATTACHING TO DEFERRED SHARES

15.	The Deferred Shares shall have the rights and privileges and be subject to the restrictions set out in this Article 15:

15.1	the Deferred Shares are non-voting shares and do not convey upon the holder the right to be paid a dividend or to receive notice of or to attend, vote or speak at a general meeting;

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15.2	the Deferred Shares confer the right on a return of capital, on a winding-up or otherwise, only to the repayment of the nominal value paid up on the Deferred Shares after repayment of the nominal value of the Ordinary Shares; and

15.3	any Director (the “Agent”) is appointed, the attorney of the holder of a Deferred Share, with an irrevocable instruction to the Agent to execute all or any forms of transfer and/or renunciation and/or other documents in the Agent’s discretion in relation to the Deferred Shares in favour of the Company or as it may direct and to deliver such forms of transfer and/or renunciation and/or other documents together with any certificate(s) and/or other documents for registration and to do all such other acts and things as may in the reasonable opinion of the Agent be necessary or expedient for the purpose of, or in connection with, the purchase by the Company of the Deferred Shares for nil consideration or such other consideration as the Board may determine and to vest the said Deferred Shares in the Company.

16.	Without prejudice to any special rights conferred on the members of any existing shares or class of shares and subject to the provisions of the Act, any share may be issued with such rights or restrictions as the Company may by ordinary resolution determine.

ALLOTMENT AND ACQUISITION OF SHARES

17.	The following provisions shall apply:

17.1	Subject to the provisions of these Articles relating to new shares, the shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Act) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its members, but so that no share shall be issued at a discount and so that, in the case of shares offered to the public for subscription, the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon.

17.2	Without prejudice to the generality of the powers conferred on the Directors by other paragraphs of these Articles, and subject to any requirement to obtain the approval of the members under any laws, regulations or the rules of any Exchange, the Directors may grant from time to time options to subscribe for the unallotted shares in the capital of the Company to Directors and other persons in the service or employment of the Company or any subsidiary or associate company of the Company on such terms and subject to such conditions as may be approved from time to time by the Directors or by any committee thereof appointed by the Directors for the purpose of such approval and on the terms and conditions required to obtain the approval of any statutory authority in any jurisdiction.

17.3	Subject to the provisions of these Articles including but not limited to Article 5, the Directors are hereby generally and unconditionally authorised to exercise all the powers of the Company to allot relevant securities within the meaning of section 1021 of the Act. The maximum amount of relevant securities which may be allotted under the authority hereby conferred shall be the amount of the authorised but unissued share capital of the Company at the Adoption Date. The authority hereby conferred shall expire on 31 December 2023 unless and to the extent that such authority is renewed, revoked or extended prior to such date. The Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such offer or agreement, notwithstanding that the authority hereby conferred has expired.

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17.4	The Directors are hereby empowered pursuant to sections 1022 and 1023 of the Act to allot equity securities (within the meaning of the said section 1023) for cash pursuant to the authority conferred by Article 17.3 as if section 1022(1) of the Act did not apply to any such allotment. The authority conferred by this Article 17.4 shall expire on 31 December 2023, unless previously renewed, varied or revoked; provided that the Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this Article 17.4 had not expired.

17.5	The Company may issue permissible letters of allotment (as defined by section 1019 of the Act) to the extent permitted by the Act.

17.6	Unless otherwise determined by the Directors or the rights attaching to or by the terms of issue of any particular shares, or to the extent required by the Act, any Exchange, depository or any operator of any clearance or settlement system, no person whose name is entered as a member in the Register shall be entitled to receive a share certificate for any shares of any class held by him or her in the capital of the Company (nor on transferring part of a holding, to a certificate for the balance).

17.7	Any share certificate, if issued, shall specify the number of shares in respect of which it is issued and the amount paid thereon or the fact that they are fully paid, as the case may be, and may otherwise be in such form as shall be determined by the Directors. Such certificates may be under seal. All certificates for shares in the capital of the Company shall be consecutively numbered or otherwise identified and shall specify the shares in the capital of the Company to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the Register. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares in the capital of the Company shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process. In respect of a share or shares in the capital of the Company held jointly by several persons, the Company shall not be bound to issue a certificate or certificates to each such person, and the issue and delivery of a certificate or certificates to one of several joint holders shall be sufficient delivery to all such holders. If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating such evidence, as the Directors may prescribe, and, in the case of defacement or wearing out, upon delivery of the old certificate.

18.	The Company:

18.1	may give financial assistance for the purpose of an acquisition of its shares or, where the Company is a subsidiary, its holding company where permitted by sections 82 and 1043 of the Act, and

18.2	is authorised, for the purposes of section 105(4)(a) of the Act, but subject to section 1073 of the Act, to acquire its own shares.

19.	The Directors (and any committee established under Article 189 and so authorised by the Directors and any person so authorised by the Directors or such committee) may without prejudice to Article 171:

19.1	allot, issue, grant options over and otherwise dispose of shares in the Company; and

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19.2	exercise the Company’s powers under Article 17,

on such terms and subject to such conditions as they think fit, subject only to the provisions of the Act and these Articles.

20.	Unless the Board determines otherwise, any share in the capital of the Company shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company and any person (who may or may not be a member) pursuant to which the Company acquires or will acquire a share in the capital of the Company, or an interest in shares in the capital of the Company, from the relevant person, save for an acquisition for nil consideration pursuant to section 102(1)(a) of the Act. In these circumstances, the acquisition of such shares by the Company, save where acquired for nil consideration in accordance with the Act, shall constitute the redemption of a Redeemable Share in accordance with Chapter 6 of Part 3 of the Act. No resolution, whether special or otherwise, shall be required to be passed to deem any share in the capital of the Company a Redeemable Share.

VARIATION OF CLASS RIGHTS

21.	Without prejudice to the authority conferred on the Directors pursuant to Article 12 to issue Preferred Shares in the capital of the Company, where the shares in the Company are divided into different classes, the rights attaching to a class of shares may only be varied or abrogated if (a) the holders of 75% in nominal value of the issued shares of that class consent in writing to the variation, or (b) a special resolution, passed at a separate general meeting of the holders of that class, sanctions the variation. The quorum at any such separate general meeting, other than an adjourned meeting, shall be two persons holding or representing by proxy at least one-third in nominal value of the issued shares of the class in question and the quorum at an adjourned meeting shall be one person holding or representing by proxy shares of the class in question or that person’s proxy. The rights conferred upon the holders of any class of shares issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by a purchase or redemption by the Company of its own shares or by the creation or issue of further shares ranking pari passu therewith or subordinate thereto.

22.	The redemption or purchase of Preferred Shares or any class or series of Preferred Shares shall not constitute a variation of rights of the holders of Preferred Shares.

23.	The issue, redemption or purchase of any of the Preferred Shares shall not constitute a variation of the rights of the holders of Ordinary Shares.

24.	The issue of Preferred Shares or any class or series of Preferred Shares which rank pari passu with, or junior to, any existing Preferred Shares or class of Preferred Shares shall not constitute a variation of the existing Preferred Shares or class of Preferred Shares.

25.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

TRUSTS NOT RECOGNISED

26.	Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the member. This shall not preclude (i) the Company from requiring the members or a transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company, or (ii) the Directors, where they consider it appropriate, providing the information given to the members of shares to the holders of depositary instruments in such shares.

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CALLS ON SHARES

27.	The Directors may from time to time make calls upon the members in respect of any consideration unpaid on their shares in the Company (whether on account of the nominal value of the shares or by way of premium), provided that in the case where the conditions of allotment or issuance of shares provide for the payment of consideration in respect of such shares at fixed times, the Directors shall only make calls in accordance with such conditions.

28.	Each member shall (subject to receiving at least thirty days’ notice specifying the time or times and place of payment, or such lesser or greater period of notice provided in the conditions of allotment or issuance of the shares) pay to the Company, at the time or times and place so specified, the amount called on the shares.

29.	A call may be revoked or postponed, as the Directors may determine.

30.	Subject to the conditions of allotment or issuance of the shares, a call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be required to be paid by instalments if specified in the call.

31.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect of it.

32.	If the consideration called in respect of a share or in respect of a particular instalment is not paid in full before or on the day appointed for payment of it, the person from whom the sum is due shall pay interest in cash on the unpaid value from the day appointed for payment of it to the time of actual payment of such rate, not exceeding five per cent per annum or such other rate as may be specified by an order under section 2(7) of the Act, as the Directors may determine, but the Directors may waive payment of such interest wholly or in part.

33.	Any consideration which, by the terms of issue of a share, becomes payable on allotment or issuance or at any fixed date (whether on account of the nominal value of the share or by way of premium) shall, for the purposes of these Articles, be deemed to be a call duly made and payable on the date on which, by the terms of issue, that consideration becomes payable, and in the case of non-payment of such a consideration, all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise, shall apply as if such consideration had become payable by virtue of a call duly made and notified.

34.	The Directors may, on the issue of shares, differentiate between the holders of different classes as to the amount of calls to be paid and the times of payment.

35.	The Directors may, if they think fit:

(a)	receive from any member willing to advance such consideration, all or any part of the consideration uncalled and unpaid upon any shares held by him or her; and/or

(b)	pay, upon all or any of the consideration so advanced (until the amount concerned would, but for such advance, become payable) interest at such rate (not exceeding, unless the Company in a general meeting otherwise directs, five per cent per annum or such other rate as may be specified by an order under section 2(7) of the Act) as may be agreed upon between the Directors and the member paying such consideration in advance.

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36.	The Company may:

(a)	acting by its Directors, make arrangements on the issue of shares for a difference between the members in the amounts and times of payment of calls on their shares;

(b)	acting by its Directors, accept from any member the whole or a part of the amount remaining unpaid on any shares held by him or her, although no part of that amount has been called up;

(c)	acting by its Directors and subject to the Act, pay a dividend in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others; and

(d)	by special resolution determine that any portion of its share capital which has not been already called up shall not be capable of being called up except in the event and for the purposes of the Company being wound up; upon the Company doing so, that portion of its share capital shall not be capable of being called up except in that event and for those purposes.

LIEN

37.	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all consideration (whether immediately payable or not) called, or payable at a fixed time, in respect of that share.

38.	The Directors may at any time declare any share in the Company to be wholly or in part exempt from Article 37.

39.	The Company’s lien on a share shall extend to all dividends payable on it.

40.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless (i) a sum in respect of which the lien exists is immediately payable; and (ii) the following conditions are satisfied:

40.1	a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is immediately payable, has been given to the registered holder of the share for the time being, or the person entitled thereto by reason of his or her death or bankruptcy; and

40.2	a period of 14 days after the date of giving of that notice has expired.

41.	The following provisions apply in relation to a sale referred to in Article 40:

41.1	to give effect to any such sale, the Directors may authorise some person to transfer the shares sold to the purchaser of them;

41.2	the purchaser shall be registered as the holder of the shares comprised in any such transfer;

41.3	the purchaser shall not be bound to see to the application of the purchase consideration, nor shall his or her title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale; and

41.4	the proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is immediately payable, and the residue, if any, shall (subject to a like lien for sums not immediately payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

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FORFEITURE

42.	If a member of the Company fails to pay any call or instalment of a call on the day appointed for payment of it, the Directors may, at any time thereafter during such time as any part of the call or instalment remains unpaid, serve a notice on the member requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

43.	The notice referred to in Article 42 shall:

43.1	specify a further day (not earlier than the expiration of 14 days after the date of service of the notice) on or before which the payment required by the notice is to be made; and

43.2	state that, if the amount concerned is not paid by the day so specified, the shares in respect of which the call was made will be liable to be forfeited.

44.	If the requirements of the notice referred to in Article 43 are not complied with, any share in respect of which the notice has been served may at any time after the day so specified (but before, should it occur, the payment required by the notice has been made) be forfeited by a resolution of the Directors to that effect.

45.	On the trial or hearing of any action for the recovery of any money due for any call, it shall be sufficient to prove that the name of the member sued is entered in the Register as the holder, or one of the holders, of the shares in the capital of the Company in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the member sued, in pursuance of these Articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

46.	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

47.	A person whose shares have been forfeited shall cease to be a member of the Company in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all consideration which, at the date of forfeiture, were payable by him or her to the Company in respect of the shares, but his or her liability shall cease if and when the Company shall have received payment in full of all such consideration in respect of the shares.

48.	A statement in writing that the maker of the statement is a Director or the Company Secretary, and that a share in the Company has been duly forfeited on a date stated in the statement, shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share.

49.	The following provisions apply in relation to a sale or other disposition of a share referred to in Article 46:

49.1	the Company may receive the consideration, if any, given for the share on the sale or other disposition of it and may execute a transfer of the share in favour of the person to whom the share is sold or otherwise disposed of (the “disponee”);

49.2	upon such execution, the disponee shall be registered as the holder of the share; and

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49.3	the disponee shall not be bound to see to the application of the purchase consideration, if any, nor shall his or her title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

50.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share in the capital of the Company, becomes payable at a fixed time, whether on account of the nominal value of the share in the capital of the Company or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

51.	The Directors may accept the surrender of any share in the capital of the Company which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share in the capital of the Company shall be treated as if it has been forfeited.

VARIATION OF COMPANY CAPITAL

52.	Subject to the provisions of these Articles, the Company may, by ordinary resolution and in accordance with section 83 of the Act, do any one or more of the following, from time to time:

52.1	consolidate and divide all or any of its classes of shares into shares of a larger nominal value than its existing shares;

52.2	subdivide its classes of shares, or any of them, into shares of a smaller nominal value, so however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

52.3	increase the nominal value of any of its shares by the addition to them of any undenominated capital;

52.4	reduce the nominal value of any of its shares by the deduction from them of any part of that value, subject to the crediting of the amount of the deduction to undenominated capital, other than the share premium account;

52.5	without prejudice or limitation to Articles 92 to 97 and the powers conferred on the Directors thereby, convert any undenominated capital into shares for allotment as bonus shares to holders of existing shares;

52.6	increase its share capital by new shares of such amount as it thinks expedient; or

52.7	cancel shares of its share capital which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

53.	Subject to the provisions of these Articles, the Company may:

53.1	by special resolution, and subject to the provisions of the Act governing the variation of rights attached to classes of shares and the amendment of these Articles, convert any of its shares into Redeemable Shares; or

53.2	by special resolution, and subject to the provisions of the Act (or as otherwise required or permitted by applicable law) alter or add to the Memorandum with respect to any objects, powers or other matters specified therein or alter or add to these Articles.

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REDUCTION OF COMPANY CAPITAL

54.	The Company may, in accordance with the provisions of sections 84 to 87 of the Act, reduce its company capital in any way it thinks expedient and, without prejudice to the generality of the foregoing, may thereby:

54.1	extinguish or reduce the liability on any of its shares in respect of share capital not paid up;

54.2	either with or without extinguishing or reducing liability on any of its shares, cancel any paid up company capital which is lost or unrepresented by available assets; or

54.3	either with or without extinguishing or reducing liability on any of its shares, pay off any paid up company capital which is in excess of the wants of the Company.

Unless the special resolution provides otherwise, a reserve arising from the reduction of company capital is to be treated for all purposes as a realised profit in accordance with section 117(9) of the Act. Nothing in this Article 54 shall, however, prejudice or limit the Company’s ability to perform or engage in any of the actions described in section 83(1) of the Act by way of ordinary resolution only.

TRANSFER OF SHARES

55.	Subject to the Act and to the provisions of these Articles (including, without limitation, Article 5 and Article 15) as may be applicable, any member may transfer all or any of his shares (of any class) by an instrument of transfer in the usual common form or in any other form which the Board may from time to time approve. The instrument of transfer may be endorsed on the certificate.

56.	The instrument of transfer of a share shall be signed by or on behalf of the transferor and, if the share is not fully paid, by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect of it. All instruments of transfer may be retained by the Company.

57.	The instrument of transfer of any share may be executed for and on behalf of the transferor by the Company Secretary or any other party designated by the Board for such purpose, and the Company Secretary or any other party designated by the Board for such purpose shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred, the date of the agreement to transfer shares and the price per share, shall, once executed by the transferor or the Company Secretary or any other party designated by the Board for such purpose as agent for the transferor, be deemed to be a proper instrument of transfer for the purposes of the Act. The transferor shall be deemed to remain the member holding the share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

58.	The Company, at its absolute discretion, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those shares and (iii) to the extent permitted by section 1042 of the Act, claim a first and paramount lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those shares.

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59.	The Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these Articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

60.	The Board may, in its absolute discretion and without assigning any reason for its decision, decline to register any transfer of any share which is not a fully-paid share. The Board may also decline to register any transfer if:

60.1	the instrument of transfer is not duly stamped, if required, and lodged at the Office or any other place as the Board may from time to time specify for the purpose, accompanied by the certificate (if any) for the shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

60.2	the instrument of transfer is in respect of more than one class of share;

60.3	the instrument of transfer is in favour of more than four persons jointly;

60.4	it is not satisfied that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Ireland or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; or

60.5	it is not satisfied that the transfer would not violate the terms of any agreement to which the Company (or any of its subsidiaries) and the transferor are party or subject.

61.	Subject to any directions of the Board from time to time in force, the Company Secretary or any other party designated by the Board for such purpose may exercise the powers and discretions of the Board under Article 60, Article 84, Article 91 and Article 93.

62.	If the Board declines to register a transfer it shall, within one month after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

63.	No fee shall be charged by the Company for registering any transfer or for making any entry in the Register concerning any other document relating to or affecting the title to any share (except that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed on it in connection with such transfer or entry).

TRANSMISSION OF SHARES

64.	In the case of the death of a member, the survivor or survivors, where the deceased was a joint holder, and the personal representatives of the deceased where he or she was a sole holder, shall be the only persons recognised by the Company as having any title to his or her interest in the shares.

65.	Nothing in Article 64 shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him or her with other persons.

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66.	Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject to Article 67, elect either: (a) to be registered himself or herself as holder of the share; or (b) to have some person nominated by him or her (being a person who consents to being so registered) registered as the transferee thereof.

67.	The Directors shall, in either of those cases, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that member before his or her death or bankruptcy, as the case may be.

68.	If the person becoming entitled as mentioned in Article 66: (a) elects to be registered himself or herself, the person shall furnish to the Company a notice in writing signed by him or her stating that he or she so elects; or (b) elects to have another person registered, the person shall testify his or her election by executing to that other person a transfer of the share.

69.	All the limitations, restrictions and provisions of Articles 64 to 68 shall be applicable to a notice or transfer referred to in Article 68 as if the death or bankruptcy of the member concerned had not occurred and the notice or transfer were a transfer signed by that member.

70.	Subject to Article 71 and Article 72, a person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he or she would be entitled if he or she were the registered holder of the share.

71.	A person referred to in Article 70 shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

72.	The Directors may at any time serve a notice on any such person requiring the person to make the election provided for by Article 66 and, if the person does not make that election (and proceed to do, consequent on that election, whichever of the things mentioned in Article 68 is appropriate) within ninety days after the date of service of the notice, the Directors may thereupon withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

73.	The Company may charge a fee not exceeding €10 on the registration of every probate, letters of administration, certificate of death, power of attorney, notice as to stock or other instrument or order.

74.	The Directors may determine such procedures as they shall think fit regarding the transmission of shares in the Company held by a body corporate that are transmitted by operation of law in consequence of a merger or division.

CLOSING REGISTER OR FIXING RECORD DATE

75.	For the purpose of determining members entitled to notice of or to vote at any meeting of members or any adjournment thereof, or members entitled to receive payment of any dividend, or in order to make a determination of members for any other proper purpose, the Board may provide, subject to the requirements of section 174 of the Act, that the Register shall be closed for transfers at such times and for such periods, not exceeding in the whole thirty days in each year. If the Register shall be so closed for the purpose of determining members entitled to notice of, or to vote at, a meeting of members, such Register shall, subject to applicable law and Exchange rules, be so closed for at least five days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

76.	In lieu of, or apart from, closing the Register, the Board may fix in advance a date as the record date (a) for any such determination of members entitled to notice of or to vote at a meeting of the members, which record date shall not, subject to applicable law and Exchange rules, be more than sixty days before the date of such meeting, and (b) for the purpose of determining the members entitled to receive payment of any dividend or other distribution, or in order to make a determination of members for any other proper purpose, which record date shall not, subject to applicable law and Exchange rules, be more than sixty days prior to the date of payment of such dividend or other distribution or the taking of any action to which such determination of members is relevant.

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77.	If the Register is not so closed and no record date is fixed for the determination of members entitled to notice of or to vote at a meeting of members, the date immediately preceding the date on which notice of the meeting is deemed given under these Articles shall be the record date for such determination of members. Where a determination of members entitled to vote at any meeting of members has been made as provided in these Articles, such determination shall apply to any adjournment thereof; provided, however, that the Directors may fix a new record date of the adjourned meeting, if they think fit.

DIVIDENDS

78.	The Company in a general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Directors. Any general meeting declaring a dividend and any resolution of the Directors declaring an interim dividend may direct payment of such dividend or interim dividend wholly or partly by the distribution of specific assets including paid up shares, debentures or debenture stocks of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution.

79.	The Directors may from time to time:

79.1	pay to the members such dividends (whether as either interim dividends or final dividends) as appear to the Directors to be justified by the profits of the Company, subject to section 117 and Chapter 6 of Part 17 of the Act;

79.2	before declaring any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion either be employed in the business of the Company or be held as cash or cash equivalents or invested in such investments as the Directors may lawfully determine; and

79.3	without placing the profits of the Company to reserve, carry forward any profits which they may think prudent not to distribute.

80.	Unless otherwise specified by the Directors at the time of declaring a dividend, the dividend shall be a final dividend.

81.	Where the Directors specify that a dividend is an interim dividend at the time it is declared, such interim dividend shall not constitute a debt recoverable against the Company and the declaration may be revoked by the Directors at any time prior to its payment provided that the holders of the same class of share are treated equally on any revocation.

82.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividend (and to the rights of the Company under Articles 37 to 41 and Article 84) all dividends shall be declared and paid such that shares of the same class shall rank equally irrespective of the premium credited as paid up on such shares.

83.	If any share is issued on terms providing that it shall rank for a dividend as from a particular date, such share shall rank for dividend accordingly.

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84.	The Directors may deduct from any dividend payable to any member, all sums of money (if any) immediately payable by him or her to the Company on account of calls or otherwise in relation to the shares of the Company.

85.	The Directors when declaring a dividend or bonus may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets and, in particular, paid up shares, debentures or debenture stock of any other company or in any one or more of such ways.

86.	Where any difficulty arises in regard to a distribution, the Directors may settle the matter as they think expedient and, in particular, may:

86.1	issue fractional certificates (subject always to the restriction on the issue of fractional shares) and fix the value for distribution of such specific assets or any part of them;

86.2	determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties; and

86.3	vest any such specific assets in trustees as may seem expedient to the Directors.

87.	Any dividend, interest or other moneys payable in cash in respect of any shares may be paid:

87.1	by cheque or negotiable instrument sent by post directed to or otherwise delivered to the registered address of the holder, or where there are joint holders, to the registered address of that one of the joint holders who is first named on the register or to such person and to such address as the holder or the joint holders may in writing direct; or

87.2	by transfer to a bank account nominated by the payee or where such an account has not been so nominated, to the account of a trustee nominated by the Company to hold such moneys,

provided that the debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

88.	Any such cheque or negotiable instrument referred to in Article 87 shall be made payable to the order of the person to whom it is sent.

89.	Any one of two or more joint holders may give valid receipts for any dividends, bonuses or other moneys payable in respect of the shares held by them as joint holders, whether paid by cheque or negotiable instrument or direct transfer.

90.	No dividend shall bear interest against the Company.

91.	If the Directors so resolve, any dividend or distribution which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend, distribution or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

BONUS ISSUE OF SHARES

92.	Any capitalisation provided for in Articles 93 to 97 inclusive will not require approval or ratification by the members.

93.	The Directors may resolve to capitalise any part of a relevant sum (within the meaning of Article 94) by applying such sum in paying up in full unissued shares of a nominal value or nominal value and premium, equal to the sum capitalised, to be allotted and issued as fully paid bonus shares, to those members of the Company who would have been entitled to that sum if it were distributed by way of dividend (and in the same proportions).

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94.	For the purposes of Article 93, “relevant sum” means: (a) any sum for the time being standing to the credit of the Company’s undenominated capital; (b) any of the Company’s profits available for distribution; (c) any sum representing unrealised revaluation reserves; or (d) a merger reserve or any other capital reserve of the Company.

95.	The Directors may in giving effect to any resolution under Article 93 make: (a) all appropriations and applications of the undivided profits resolved to be capitalised by the resolution; and (b) all allotments and issues of fully paid shares, if any, and generally shall do all acts and things required to give effect to the resolution.

96.	Without limiting Article 95, the Directors may:

96.1	make such provision as they think fit for the case of shares becoming distributable in fractions (and, again, without limiting the foregoing, may sell the shares represented by such fractions and distribute the net proceeds of such sale amongst the members otherwise entitled to such fractions in due proportions);

96.2	authorise any person to enter, on behalf of all the members concerned, into an agreement with the Company providing for the allotment to them, respectively credited as fully paid up, of any further shares to which they may become entitled on the capitalisation concerned or, as the case may require, for the payment by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all the members concerned.

97.	Where the Directors have resolved to approve a bona fide revaluation of all the fixed assets of the Company, the net capital surplus in excess of the previous book value of the assets arising from such revaluation may be: (a) credited by the Directors to undenominated capital, other than the share premium account; or (b) used in paying up unissued shares of the Company to be issued to members as fully paid bonus shares.

GENERAL MEETINGS – GENERAL

98.	Subject to Article 99, the Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it; and not more than 15 months shall elapse between the date of one annual general meeting of the Company and that of the next.

99.	The Company will hold its first annual general meeting within eighteen months of its incorporation.

100.	The annual general meeting shall be held in such place and at such time as the Directors shall determine.

101.	All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.

102.	The Directors may, whenever they think fit, convene an extraordinary general meeting. An extraordinary general meeting shall also be convened by the Directors on the requisition of members, or if the Directors fail to so convene an extraordinary general meeting, such extraordinary general meeting may be convened by the requisitioning members, in each case in accordance with section 178(3) to (7) of the Act.

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103.	If at any time the number of Directors is less than two, any Director or any member that satisfies the criteria thereunder, may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

104.	An annual general meeting or extraordinary general meeting of the Company may be held outside of Ireland. The Company shall make, at its expense, all necessary arrangements to ensure that members can by technological means participate in any such meeting without leaving Ireland.

105.	A general meeting of the Company may be held in two or more venues (whether inside or outside of Ireland) at the same time using any technology that provides members, as a whole, with a reasonable opportunity to participate, and such participation shall be deemed to constitute presence in person at the meeting.

NOTICE OF GENERAL MEETINGS

106.	The only persons entitled to notice of general meetings of the Company are:

106.1	the members;

106.2	the personal representatives of a deceased member, which member would but for his death be entitled to vote;

106.3	the assignee in bankruptcy of a bankrupt member of the Company (being a bankrupt member who is entitled to vote at the meeting);

106.4	the Directors and Company Secretary; and

106.5	unless the Company is entitled to and has availed itself of the audit exemption under the Act, the Auditors (who shall also be entitled to receive other communications relating to any general meeting which a member is entitled to receive).

107.	Subject to the provisions of the Act allowing a general meeting to be called by shorter notice, an annual general meeting and an extraordinary general meeting called for the passing of a special resolution shall be called by at least twenty-one days’ notice. Any other extraordinary general meeting shall also be called by at least twenty-one days’ notice, except that it may be called by fourteen days’ notice where:

107.1	all members, who hold shares that carry rights to vote at the meeting, are permitted to vote by electronic means at the meeting; and

107.2	a special resolution reducing the period of notice to fourteen days has been passed at the immediately preceding annual general meeting, or at a general meeting held since that meeting.

108.	Any notice convening a general meeting shall specify the time and place of the meeting and, in the case of special business, the general nature of that business and, in reasonable prominence, that a member entitled to attend, speak, ask questions and vote is entitled to appoint a proxy to attend, speak, ask questions and vote in his place and that a proxy need not be a member of the Company. Every notice shall specify such other details as are required by applicable law or the relevant code, rules and regulations applicable to the listing of the shares on any Exchange. Subject to any restrictions imposed on any shares, the notice shall be given to all the members and to the Directors and Auditors.

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109.	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

110.	In cases where instruments of proxy are sent out with notices, the accidental omission to send such instrument of proxy to, or the non-receipt of such instrument of proxy by, any person entitled to receive such notice shall not invalidate any resolution passed or any proceeding at any such meeting. A member present, either in person or by proxy, at any general meeting of the Company or of the holders of any class of shares in the Company will be deemed, subject to Article 113, to have received notice of that meeting and, where required, of the purpose for which it was called.

111.	Where, by any provision contained in the Act, extended notice is required of a resolution, the resolution shall not be effective (except where the Directors have resolved to submit it) unless notice of the intention to move it has been given to the Company not less than twenty-eight days (or such shorter period as the Act permits) before the meeting at which it is moved, and the Company shall give to the members notice of any such resolution as required by and in accordance with the provisions of the Act.

112.	In determining the correct period of notice for a general meeting, only Clear Days shall be counted.

113.	Whenever any notice is required to be given by law or by these Articles to any person or persons, a waiver thereof in writing, signed by the person or persons entitled to the notice whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

WRITTEN RESOLUTIONS OF THE MEMBERS

114.	For so long as the Company has more than one shareholder, unanimous consent of the holders of the Class A Ordinary Shares and the Class B Ordinary Shares shall be required before the shareholders may act by way of written resolution in lieu of holding a meeting.

115.

115.1	Except in the case of the removal of statutory auditors or Directors and subject to the Act and the provisions of Article 114, anything which may be done by resolution in general meeting of all or any class or resolution in writing, signed by all of the holders or any class thereof or their proxies (or in the case of a holder that is a corporation (whether or not a company within the meaning of the Acts) on behalf of such holder) being all of the holders of the Company or any class thereof, who at the date of the resolution in writing would be entitled to attend a meeting and vote on the resolution shall be valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company or any class thereof duly convened and held, and if described as a Special Resolution shall be deemed to be a Special Resolution within the meaning of the Acts. Any such resolution in writing may be signed in as many counterparts as may be necessary.

115.2	For the purposes of any written resolution under Article 115.1, the date of the resolution in writing is the date when the resolution is signed by, or on behalf of, the last holder to sign and any reference in any enactment to the date of passing of a resolution is, in relation to a resolution in writing made in accordance with this section, a reference to such date.

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115.3	A resolution in writing made in accordance with Article 115.1 is valid as if it had been passed by the Company in general meeting or, if applicable, by a meeting of the relevant class of holders of the Company, as the case may be. A resolution in writing made in accordance with this section shall constitute minutes for the purposes of the Act and these Articles.

116.	At any time that the Company is a single-member company, its sole member may pass any resolution as a written decision in accordance with section 196 of the Act.

QUORUM FOR GENERAL MEETINGS

117.	Two members present in person or by proxy and having the right to attend and vote at the meeting and together holding shares representing more than 50% of the votes that may be cast by all members at the relevant time shall be a quorum at a general meeting; provided, however, that at any meeting in which there is to be a vote on any of the actions set out in Article 5 requiring B Shareholder Consent, members holding shares representing more than 50% of the votes that may be cast by all Class B Ordinary Shares shall be present in person or by proxy at such meeting to constitute a quorum; for the avoidance of doubt, at any time when the Company is a single-member company, one member of the Company present in person or by proxy at a general meeting of it shall be a quorum.

118.	If within 15 minutes (or such greater time determined by the chairperson) after the time appointed for a general meeting a quorum is not present, then:

118.1	the meeting shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may determine (the “Adjourned Meeting”); and

118.2	if at the Adjourned Meeting a quorum is not present within half an hour (or such greater time determined by the chairperson) after the time appointed for the meeting, the members present shall be a quorum.

PROXIES

119.	Every member entitled to attend, speak, ask questions and vote at a general meeting may appoint a proxy or proxies to attend, speak, ask questions relating to items on the agenda and vote on his behalf and may appoint more than one proxy to attend, speak, ask questions and vote at the same general meeting provided that, where a member appoints more than one proxy in relation to a general meeting, each proxy must be appointed to exercise the rights attached to different shares held by that member.

120.	The appointment of a proxy shall be in writing in any usual form or in any other form which the Directors may approve and shall be signed by or on behalf of the appointor. The signature on such appointment need not be witnessed. A body corporate may sign a form of proxy under its common seal or under the hand of a duly authorised officer thereof or in such other manner as the Directors may approve. A proxy need not be a member of the Company. A member shall be entitled to appoint a proxy by electronic means, to an address specified by the Company. The proxy form must make provision for three-way voting (i.e., to allow votes to be cast for or against a resolution or to be withheld) on all resolutions intended to be proposed, other than resolutions which are merely procedural. An instrument or other form of communication appointing or evidencing the appointment of a proxy or a corporate representative (other than a standing proxy or representative) together with such evidence as to its due execution as the Board may from time to time require, may be returned to the address or addresses stated in the notice of meeting or adjourned meeting or any other information or communication by such time or times as may be specified in the notice of meeting or adjourned meeting or in any other such information or communication (which times may differ when more than one place is so specified) or, if no such time is specified, at any time prior to the holding of the relevant meeting or adjourned meeting at which the appointee proposes to vote, and, subject to the Act, if not so delivered the appointment shall not be treated as valid.

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BODIES CORPORATE ACTING BY REPRESENTATIVES AT MEETINGS

121.	Any body corporate which is a member, or a proxy for a member, of the Company may by resolution of its directors or other governing body authorise such person or persons as it thinks fit to act as its representative or representatives at any meeting of the Company or of any class of members of the Company and, subject to evidence being furnished to the Company of such authority as the Directors may reasonably require, any person(s) so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company or, where more than one such representative is so authorized, all or any of the rights attached to the shares in respect of which he is so authorised. Where a body corporate appoints more than one representative in relation to a general meeting, each representative must be appointed to exercise the rights attached to different shares held by that body corporate.

RECEIPT OF PROXY APPOINTMENTS

122.	Where the appointment of a proxy and any authority under which it is signed or a copy certified notarially or in some other way approved by the Directors is to be received by the Company:

122.1	in physical form, it shall be deposited at the Office or (at the option of the member) at such other place or places (if any) as may be specified for that purpose in or by way of note to the notice convening the meeting;

122.2	in electronic form, it may be so received where an address has been specified by the Company for the purpose of receiving electronic communications:

(a)	in the notice convening the meeting; or

(b)	in any appointment of proxy sent out by the Company in relation to the meeting; or

(c)	in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting;

provided that it is so received by the Company no later than 3 hours, or such other time as may be communicated to the members, before the time for holding the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used, at which the person named in the proxy proposes to vote and in default shall not be treated as valid or, in the case of a meeting which is adjourned to, or a poll which is to be taken on, a date not later than the record date applicable to the meeting which was adjourned or the poll, it shall be sufficient if the appointment of a proxy and any such authority and certification thereof as aforesaid is so received by the Company at the commencement of the adjourned meeting or the taking of the poll. An appointment of a proxy relating to more than one meeting (including any adjournment thereof) having once been so received for the purposes of any meeting shall not be required to be delivered, deposited or received again for the purposes of any subsequent meeting to which it relates.

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EFFECT OF PROXY APPOINTMENTS

123.	Effect of proxy appointments:

123.1	Receipt by the Company of an appointment of a proxy in respect of a meeting shall not preclude a member from attending and voting at the meeting or at any adjournment thereof. However, if that member votes at the meeting or at any adjournment thereof, then as regards to the resolution(s) any proxy notice delivered to the Company by or on behalf of that same member shall on a poll, be invalid to the extent that such member votes in respect of the shares to which the proxy notice relates.

123.2	An appointment of a proxy shall be valid, unless the contrary is stated therein, as well for any adjournment of the meeting as for the meeting to which it relates and shall be deemed to confer authority to speak at a general meeting and to demand or join in demanding a poll.

124.	A proxy shall have the right to exercise all or any of the rights of his appointor, or (where more than one proxy is appointed) all or any of the rights attached to the shares in respect of which he is appointed as the proxy to attend, and to speak and vote, at a general meeting of the Company. Unless his appointment provides otherwise, a proxy may vote or abstain at his discretion on any resolution put to the vote.

EFFECT OF REVOCATION OF PROXY OR OF AUTHORISATION

125.	A vote given or poll demanded in accordance with the terms of an appointment of a proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the previous death, insanity or winding up of the principal, or the revocation of the appointment of a proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or the transfer of the share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no notice in writing (whether in electronic form or otherwise) of such death, insanity, winding up, revocation or transfer is received by the Company at the Office before the commencement of the meeting.

126.	The Directors may send to the members, at the expense of the Company, by post, electronic mail or otherwise, forms for the appointment of a proxy (with or without reply paid envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative. If, for the purpose of any meeting, invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the expense of the Company, such invitations shall be issued to all (and not to some only) of the members entitled to be sent a notice of the meeting and to vote thereat by proxy, but the accidental omission to issue such invitations to, or the non-receipt of such invitations by, any member shall not invalidate the proceedings at any such meeting.

THE BUSINESS OF GENERAL MEETINGS

127.	All business shall be deemed to be special business that is transacted at an extraordinary general meeting or that is transacted at an annual general meeting other than, in the case of an annual general meeting, the business specified in Article 131 which shall be ordinary business.

128.	At any meeting of the members, only such business shall be conducted as shall have been properly brought before such meeting. To be properly brought before an annual general meeting, business must be:

128.1	specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board;

128.2	otherwise properly brought before the meeting by or at the direction of the Board; or

128.3	otherwise properly brought before the meeting by a member.

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129.	Without prejudice to any procedure which may be permitted under the Act, for business to be properly brought before an annual general meeting by a member, the member must have given timely notice thereof in writing to the Company Secretary. To be timely, a member’s notice must be received not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary, notice by the member to be timely must be so received not earlier than the 90th day prior to such annual general meeting and not later than the close of business on the later of (i) the 60th day prior to such annual general meeting or (ii) the tenth day following the date on which notice of the date of the annual general meeting was mailed or public disclosure thereof was made by the Company, whichever event in this clause (ii) first occurs. For the avoidance of doubt, in no event shall the adjournment or postponement of any general meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a member’s notice to the Company Secretary pursuant to this Article 129. Each such notice shall set forth as to each matter the member proposes to bring before the annual general meeting:

129.1	a brief description of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the meeting;

129.2	the name and address, as they appear on the Register, of the member proposing such business;

129.3	the class, series and number of shares of the Company which are beneficially owned by the member;

129.4	whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the notice by or for the benefit of the member with respect to the Company or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Company, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Company or its subsidiaries), or to increase or decrease the voting power of the member, and if so, a summary of the material terms thereof; and

129.5	any material interest of the member in such business.

To be properly brought before an extraordinary general meeting, other than pursuant to Article 128, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board or by the Company Secretary pursuant to the applicable provisions of these Articles or (ii) otherwise properly brought before the meeting by or at the direction of the Board.

130.	The chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of these Articles, and if he or she should so determine, any such business not properly brought before the meeting shall not be transacted. Nothing herein shall be deemed to affect any rights of members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

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131.	The business of the annual general meeting shall include:

131.1	the consideration of the Company’s statutory financial statements and the report of the Directors and the report of the Auditors on those statements and that report;

131.2	the review by the members of the Company’s affairs;

131.3	the authorisation of the Directors to approve the remuneration of the Auditors (if any); and

131.4	the appointment or re-appointment of Auditors.

PROCEEDINGS AT GENERAL MEETINGS

132.	The Chairman, if any, shall preside as chairperson at every general meeting of the Company, or if there is no such Chairman, or if he or she is not present at the time appointed for the holding of the meeting or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

133.	If at any meeting no Director is willing to act as chairperson or if no Director is present at the time appointed for holding the meeting, the members present shall choose one of their number to be chairperson of the meeting.

134.	At each meeting of members, the chairperson of the meeting shall fix and announce the date and time of the opening and the closing of the polls for each matter upon which the members will vote at the meeting and shall determine the order of business and all other matters of procedure.

135.	The Directors may adopt such rules, regulations and procedures for the conduct of any meeting of the members as they deem appropriate. Except to the extent inconsistent with any applicable rules, regulations and procedures adopted by the Board, the chairperson of any meeting may adopt such rules, regulations and procedures for the meeting, which need not be in writing, and take such actions with respect to the conduct of the meeting, as the chairperson of the meeting deems appropriate, to maintain order and safety and for the conduct of the meeting.

136.	The chairperson of the meeting may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place.

137.	No business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

138.	When a meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting but, subject to that, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

139.	Each Director and the Auditors shall be entitled to attend and speak at any general meeting of the Company.

140.

140.1	For business to be properly requested by a member to be brought before a general meeting, the member must comply with the requirements of the Act or:

(a)	be a member at the time of the giving of the notice for such general meeting;

(b)	be entitled to vote at such meeting; and

(c)	have given timely and proper notice in writing to the Company Secretary in accordance with Article 129.

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141.	Except where a greater majority is required by the Act or these Articles, any question proposed for a decision of the members at any general meeting of the Company or a decision of any class of members at a separate meeting of any class of shares shall be decided by an ordinary resolution.

VOTING

142.	At any general meeting, a resolution put to the vote of the meeting shall be decided on a poll.

143.	Save as provided in Article 144 of these Articles, a poll shall be taken in such manner as the chairperson of the meeting directs and he or she may appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

144.	A poll demanded on the election of a chairperson of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or at such time and place as the chairperson of the meeting may direct. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded.

145.	No notice need be given of a poll not taken forthwith if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven Clear Days’ notice shall be given specifying the time and place at which the poll is to be taken.

146.	If authorised by the Directors, any vote taken by written ballot may be satisfied by a ballot submitted by electronic and/or telephonic transmission, provided that any such electronic or telephonic submission must either set forth or be submitted with information from which it can be determined that the electronic or telephonic submission has been authorised by the member or proxy.

VOTES OF MEMBERS

147.	Subject to the provisions of these Articles and any rights or restrictions for the time being attached to any class or classes of shares in the capital of the Company, every member of record present in person or by proxy shall have one vote for each share registered in his or her name in the Register.

148.	Where there are joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holder or holders; and for this purpose, seniority shall be determined by the order in which the names of the joint holders stand in the Register.

149.	A member who has made an enduring power of attorney, or a member in respect of whom an order has been made by any court having jurisdiction in cases of unsound mind, may vote by his or her committee, donee of an enduring power of attorney, receiver, guardian or other person appointed by the foregoing court, and any such committee, donee of an enduring power of attorney, receiver, guardian or other persons appointed by the foregoing court may speak or vote by proxy.

150.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairperson of the general meeting whose decision shall be final and conclusive.

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151.	A person shall be entered on the Register by the record date specified in respect of a general meeting in order to exercise the right of a member to participate and vote at the general meeting and any change to an entry on the Register after the record date shall be disregarded in determining the right of any person to attend and vote at the meeting.

152.	Votes may be given either personally (including by a duly authorised representative of a corporate member) or by proxy. On a poll taken at a meeting of the members of the Company or a meeting of any class of members of the Company, a member, whether present in person or by proxy, entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

153.	Subject to such requirements and restrictions as the Directors may specify, the Company may permit members to vote by correspondence in advance of a general meeting in respect of one or more of the resolutions proposed at a meeting. Where the Company permits members to vote by correspondence, it shall only count votes cast in advance by correspondence, where such votes are received at the address and before the date and time specified by the Company, provided the date and time is no more than 24 hours before the time at which the vote is to be concluded.

154.	Subject to such requirements and restrictions as the Directors may specify, the Company may permit members who are not physically present at a meeting to vote by electronic means at the general meeting in respect of one or more of the resolutions proposed at a meeting.

155.	Where there is an equality of votes, the chairperson of the meeting shall not have a second or casting vote.

156.	No member shall be entitled to vote at any general meeting of the Company unless all calls or other sums immediately payable by him or her in respect of shares in the Company have been paid.

CLASS MEETINGS

157.	The provisions of these Articles relating to general meetings shall, as far as applicable, apply in relation to any meeting of any class of member of the Company.

APPOINTMENT OF DIRECTORS

158.	The number of Directors from time to time shall be not less than two nor more than thirteen, with the exact number of Directors determined from time to time solely by a resolution passed with the approval of a majority of the Directors then in office and in accordance with and subject to the provisions of these Articles including, without limitation, Article 5.

159.	The Board, upon recommendations of the nomination and governance committee (or equivalent committee established by the Board) shall propose nominees for election to the office of Director at each annual general meeting.

160.	The Directors may be appointed by the members in general meeting, provided that no person other than a Director retiring at the meeting shall, save where recommended by the Board, be eligible for election to the office of Director at any general meeting unless the requirements of Article 167 as to his or her eligibility for that purpose have been complied with.

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161.	The Directors shall be divided into three classes, designated Class I, Class II and Class III. The initial division of the Board into classes shall be made by the decision of the affirmative vote of a majority of the Directors in office and each class need not be of equal size or number.

161.1	The term of the initial Class I directors shall terminate at the conclusion of the Company’s 2021 annual general meeting; the term of the initial Class II directors shall terminate on the conclusion of the Company’s 2022 annual general meeting; and the term of the initial Class III directors shall terminate on the conclusion of the Company’s 2023 annual general meeting.

161.2	At each annual general meeting of the Company beginning with the Company’s 2021 annual general meeting, all of the Directors of the class of directors whose term expires on the conclusion of that annual general meeting shall retire from office, unless re-elected, and successors to that class of directors shall be elected for a three-year term.

161.3	The resolution appointing any Director must designate the Director as a Class I, Class II or Class III Director.

161.4	Every Director of the class retiring shall be eligible to stand for re-election at an annual general meeting.

161.5	If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible or as the Chairman may otherwise direct. In no case will a decrease in the number of Directors shorten the term of any incumbent Director.

161.6	A Director shall hold office until the conclusion of the annual general meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject however, to prior death, resignation, retirement, disqualification or removal from office.

161.7	Any vacancy on the Board, including a vacancy that results from an increase in the number of directors or from the death, resignation, retirement, disqualification or removal of a Director, shall be deemed a casual vacancy. Subject to the terms of any one or more classes or series of preferred shares, any casual vacancy shall only be filled by the decision of a majority of the Board then in office, provided that a quorum is present and provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these articles as the maximum number of Directors.

161.8	Any Director of such class elected to fill a vacancy resulting from an increase in the number of Directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

162.	Each Director shall be elected by an ordinary resolution at such meeting, provided that if, as of, or at any time prior to, fourteen days before the filing of the Company’s definitive proxy statement with the SEC relating to such general meeting, the number of Director nominees exceeds the number of Directors to be elected (a “contested election”), each of those nominees shall be voted upon as a separate resolution and the Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at any such meeting and entitled to vote on the election of Directors.

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For the purposes of this Article, “elected by a plurality” means the election of those director nominees, equalling in number to the number of positions to be filled at the relevant general meeting, that received the highest number of votes.

163.	Any nominee for election to the Board who is then serving as a Director and, in an uncontested election (where the number of Director nominees does not exceed the number of Directors to be elected), receives a greater number of “against” votes than “for” votes shall promptly tender his or her resignation following certification of the vote. The nomination and governance committee of the Board shall then consider the resignation offer and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken; provided that any Director whose resignation is under consideration shall not participate in the nomination and governance committee’s recommendation regarding whether to accept, reject or take other action with respect to his/her resignation. The Board shall take action on the nomination and governance committee’s recommendation within 90 days following certification of the vote, and promptly thereafter publicly disclose its decision and the reasons therefor.

164.	The Directors are not entitled to appoint alternate directors.

165.	Subject to the provisions of these Articles, including without limitation Article 5, the Company may from time to time, by ordinary resolution, increase or reduce the number of Directors provided that any resolution to appoint a director approved by the members that would result in the maximum number of Directors being exceeded shall be deemed to constitute an ordinary resolution increasing the maximum number of Directors to the number that would be in office following such a resolution of appointment.

166.	Subject to the provisions of these Articles, including without limitation Article 5, the Company may by ordinary resolution, appoint another person in place of a Director removed from office under section 146 of the Act and, without prejudice to the powers of the Directors under Article 161.7, the Company in a general meeting may appoint any person to be a Director either to fill a casual vacancy or as an additional Director.

DIRECTORS - MEMBER NOMINATIONS

167.	The following are the requirements mentioned in Article 160 for the eligibility of a person (the “person concerned”) for election as a Director at a general meeting, namely, any member entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at an annual general meeting only pursuant to the Company’s notice of such meeting or if written notice of such member’s intent to make such nomination or nominations has been received by the Company Secretary at the Company’s Office not less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary, notice by the member to be timely must be so received not earlier than the 90th day prior to such annual general meeting and not later than the close of business on the later of (i) the 60th day prior to such annual general meeting and (ii) the 10th day following the day on which notice of the date of the annual general meeting was mailed or public disclosure thereof was made by the Company, whichever event in this clause (ii) first occurs. Each such member’s notice shall set forth:

167.1	the name and address of the member who intends to make the nomination and of the person or persons to be nominated;

167.2	a representation that the member is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

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167.3	a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) relating to the nomination or nominations;

167.4	the class and number of shares of the Company which are beneficially owned by such member and by any other members known by such member to be supporting such nominees as of the date of such member’s notice;

167.5	whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the notice by or for the benefit of the member with respect to the Company or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Company, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Company or its subsidiaries), or to increase or decrease the voting power of the member, and if so, a summary of the material terms thereof;

167.6	such other information regarding each nominee proposed by such member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC;

167.7	the consent of each nominee to serve as a Director if so elected; and

167.8	for each nominee who is not an incumbent Director:

(a)	their name, age, business address and residential address;

(b)	their principal occupation or employment;

(c)	the class, series and number of securities of the Company that are owned of record or beneficially by such person;

(d)	the date or dates the securities were acquired and the investment intent of each acquisition;

(e)	any other information relating to such person that is required to be disclosed in proxies for the election of Directors under any applicable securities legislation; and

(f)	any information the Company may require any proposed director nominee to furnish such as it may reasonably require to comply with applicable law and to determine the eligibility of such proposed nominee to serve as a Director and whether such proposed nominee would be considered independent as a Director or as a member of the audit or any other committee of the Board under the various rules and standards applicable to the Company.

VACATION OF OFFICE BY DIRECTORS

168.	Subject to the provisions of these Articles and in addition to the circumstances described in sections 146, 148(1) and 196(2) of the Act, the office of Director shall be vacated ipso facto, if that Director:

(a)	is restricted or disqualified to act as a Director under the Act; or

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(b)	resigns his or her office by notice in writing to the Company or in writing offers to resign and the Directors resolve to accept such offer; or

(c)	is requested to resign in writing by not less than three quarters of the other Directors.

DIRECTORS’ REMUNERATION AND EXPENSES

169.	The remuneration of the Directors shall be such as is determined, from time to time, by the Board and such remuneration shall be deemed to accrue from day to day. The Board may from time to time determine that, subject to the requirements of the Act, all or part of any fees or other remuneration payable to any Director shall be provided in the form of shares or other securities of the Company or any subsidiary of the Company, or options or rights to acquire such shares or other securities, on such terms as the Board may decide.

170.	The Directors may also be paid all travelling, hotel and other expenses properly incurred by them: (a) in attending and returning from: (i) meetings of the Directors or any committee; or (ii) general meetings of the Company, or (b) otherwise in connection with the business of the Company.

GENERAL POWER OF MANAGEMENT AND DELEGATION

171.	The business of the Company shall be managed by its Directors who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Act or by the Memorandum of these Articles, required to be exercised by the Company in a general meeting, but subject to:

171.1	any regulations contained in these Articles;

171.2	the provisions of the Act; and

171.3	such directions, not being inconsistent with the foregoing regulations or provisions, as the Company in a general meeting may (by special resolution) give.

172.	No direction given by the Company in a general meeting under Article 171.3 shall invalidate any prior act of the Directors which would have been valid if that direction had not been given.

173.	Without prejudice to the generality of Article 171, Article 171 operates to enable, subject to a limitation (if any) arising under any of paragraphs 171.1 to 171.3 of it, the Directors exercise all powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof.

174.	Without prejudice to section 40 of the Act, the Directors may delegate any of their powers (including any power referred to in these Articles) to such person or persons as they think fit, including committees; any such person or committee shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

175.	Any reference to a power of the Company required to be exercised by the Company in a general meeting includes a reference to a power of the Company that, but for the power of the members to pass a written resolution to effect the first-mentioned power’s exercise, would be required to be exercised by the Company in a general meeting.

176.	The acts of the Board or of any committee established by the Board or any delegee of the Board or any such committee shall be valid notwithstanding any defect which may afterwards be discovered in the appointment or qualification of any Director, committee member or delegee.

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177.	The Directors may appoint a sole or joint company secretary, an assistant company secretary and a deputy company secretary for such term, at such remuneration and upon such conditions as they may think fit; and any such person so appointed may be removed by them.

OFFICERS AND EXECUTIVES

178.	The Directors may from time to time appoint one or more of themselves to the office of Chief Executive Officer (by whatever name called including managing director) or such other office or position with the Company and for such period and on such terms as to remuneration, if any (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment.

179.	Without prejudice to any claim the person so appointed under Article 178 may have for damages for breach of any contract of service between the person and the Company, the person’s appointment shall cease upon his or her ceasing, from any cause, to be a Director.

180.	The Board may appoint any person whether or not he or she is a Director, to hold such executive or official position (except that of Auditor) as the Board may from time to time determine. The same person may hold more than one office of executive or official position.

181.	The Board shall determine from time to time, the powers and duties of any such office holder or official appointed under Articles 178 and/or Article 180, and subject to the provisions of the Act and these Articles, the Directors may confer upon an office holder or official any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and in conferring any such powers, the Directors may specify that the conferral is to operate either: (a) so that the powers concerned may be exercised concurrently by them and the relevant office holder; or (b) to the exclusion of their own such powers.

182.	The Directors may (a) revoke any conferral of powers under Article 181 or (b) amend any such conferral (whether as to the powers conferred or the terms, conditions or restrictions subject to which the conferral is made). The use or inclusion of the word “officer” (or similar words) in the title of any executive or other position shall not be deemed to imply that the person holding such executive or other position is an “officer” of the Company within the meaning of the Act.

MEETINGS OF DIRECTORS AND COMMITTEES

183.

183.1	The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit.

183.2	The Directors may establish attendance and procedural guidelines from time to time about how their meetings are to be conducted consistent with good corporate governance and applicable tax requirements.

183.3	Such meetings shall take place at such time and place as the Directors may determine.

183.4	Questions arising at any such meeting shall be decided by a majority of votes and where there is an equality of votes, the chairperson of the meeting shall not have a second or casting vote.

183.5	A Director may, and the Company Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

184.	All Directors shall be entitled to reasonable notice of any meeting of the Directors.

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185.	Nothing in Article 184 or any other provision of the Act enables a person, other than a Director, to object to the notice given for any meeting of the Directors.

186.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors in office at the time when the meeting is convened.

187.	The continuing Directors may act notwithstanding any vacancy in their number, provided that if the number of the Directors is reduced below the prescribed minimum the remaining Director or Directors shall appoint forthwith an additional Director or additional Directors to make up such minimum or shall convene a general meeting of the Company for the purpose of making such appointment and apportion the Directors among the classes so as to maintain the number of Directors in each class as equal as possible.

CHAIRPERSON

188.	The Directors may elect a Chairman and determine the period for which he or she is to hold office, but if no such Chairman is elected, or, if at any meeting the Chairman is not present after the time appointed for holding it, the Directors present may choose one of their members to be chairperson of a Board meeting. The Chairman shall vacate office if he or she vacates his or her office as a Director (otherwise than by the expiration of his or her term of office at a general meeting of the Company at which he or she is re-appointed).

COMMITTEES

189.	The Directors may establish one or more committees consisting in whole or in part of members of the Board. The composition, function, power and obligations of any such committee will be determined by the Board from time to time.

190.	A committee established under Article 189 (a “committee”) may elect a chairperson of its meetings; if no such chairperson is elected, or if at any meeting the chairperson is not present after the time appointed for holding it, the members of the committee present may choose one of their number to be chairperson of the meeting.

191.	A committee may meet and adjourn as it thinks proper. Committee meetings shall take place at such time and place as the relevant committee may determine. Questions arising at any meeting of a committee shall be determined (subject to Article 189) by a majority of votes of the members of the committee present, and where there is an equality of votes, the chairperson of the committee shall not have a second or casting vote.

192.	Where any committee is established by the Directors:

192.1	the meetings and proceedings of such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations imposed upon such committee by the Directors; and

192.2	the Directors may authorise, or may authorise such committee to authorise, any person who is not a Director to attend all or any meetings of any such committee on such terms as the Directors or the committee think fit, provided that any such person shall not be entitled to vote at meetings of the committee.

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WRITTEN RESOLUTIONS AND TELEPHONIC MEETINGS OF THE DIRECTORS

193.	The following provision shall apply:

193.1	A resolution in writing signed by all the Directors, or by all the Directors being members of a committee referred to in Article 189, and who are for the time being entitled to receive notice of a meeting of the Directors or, as the case may be, of such a committee, shall be as valid as if it had been passed at a meeting of the Directors or such a committee duly convened and held.

193.2	A resolution in writing shall be deemed to have been signed by a Director where the Chairman, Company Secretary or other person designated by the Board has received an email from that Director’s Certified Email Address (as defined by Article 193.3) which identifies the resolution and states, unconditionally, “I hereby sign the resolution”.

193.3	A Director’s Certified Email Address is such email address as the Director has, from time to time, notified to such person and in such manner as may from time to time be prescribed by the Board.

193.4	The Company shall cause a copy of every email referred to in Article 193.2 to be entered in the books kept pursuant to section 166 of the Act.

194.	Subject to Article 195, where one or more of the Directors (other than a majority of them) would not, by reason of:

194.1	the Act or any other enactment;

194.2	these Articles; or

194.3	an applicable rule of law or an Exchange,

be permitted to vote on a resolution such as is referred to in Article 193, if it were sought to pass the resolution at a meeting of the Directors duly convened and held, then such a resolution, notwithstanding anything in Article 193.1, shall be valid for the purposes of that subsection if the resolution is signed by those of the Directors who would have been permitted to vote on it had it been sought to pass it at such a meeting.

195.	In a case falling within Article 194, the resolution shall state the name of each Director who did not sign it and the basis on which he or she did not sign it.

196.	For the avoidance of doubt, nothing in Articles 193 to 195 dealing with a resolution that is signed by other than all of the Directors shall be read as making available, in the case of an equality of votes, a second or casting vote to the one of their number who would, or might have been, if a meeting had been held to transact the business concerned, chairperson of that meeting.

197.	The resolution referred to in Article 193 may consist of several documents in like form each signed by one or more Directors and for all purposes shall take effect from the time that it is signed by the last Director.

198.	A meeting of the Directors or of a committee referred to in Article 189 may consist of a conference between some or all of the Directors or, as the case may be, members of the committee who are not all in one place, but each of whom is able (directly or by means of telephonic, video or other electronic communication) to speak to each of the others and to be heard by each of the others and:

198.1	a Director or as the case may be a member of the committee taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote (subject to Article 194) and be counted in a quorum accordingly; and

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198.2	such a meeting shall be deemed to take place:

(a)	where the largest group of those Directors participating in the conference is assembled;

(b)	if there is no such group, where the chairperson of the meeting then is; or

(c)	if neither subparagraph (a) or (b) applies, in such location as the meeting itself decides.

DIRECTORS’ DUTIES, CONFLICTS OF INTEREST, ETC.

199.	A Director may have regard to the interests of any other companies in a group of which the Company is a member to the full extent permitted by the Act.

200.	A Director is expressly permitted (for the purposes of section 228(1)(d) of the Act) to use vehicles, telephones, computers, aircraft, accommodation and any other Company property where such use is approved by the Board or by a person so authorised by the Board or where such use is in accordance with a Director’s terms of employment, letter of appointment or other contract or in the course of the discharge of the Director’s duties or responsibilities or in the course of the discharge of a Director’s employment.

201.	Nothing in section 228(1)(e) of the Act shall restrict a Director from entering into any commitment which has been approved by the Board or has been approved pursuant to such authority as may be delegated by the Board in accordance with these Articles. It shall be the duty of each Director to obtain the prior approval of the Board, before entering into any commitment permitted by sections 228(1)(e)(ii) and 228(2) of the Act.

202.	It shall be the duty of a Director who is in any way, whether directly or indirectly, interested (within the meaning of section 231 of the Act) in a contract or proposed contract with the Company, to declare the nature of his or her interest at a meeting of the Directors.

203.	Subject to any applicable law or the relevant code, rules and regulations applicable to the listing of the shares on any Exchange, a Director may vote in respect of any contract, appointment or arrangement in which he or she is interested and shall be counted in the quorum present at the meeting and is hereby released from his or her duty set out in section 228(1)(f) of the Act and a Director may vote on his or her own appointment or arrangement and the terms of it.

204.	The Directors may exercise the voting powers conferred by the shares of any other company held or owned by the Company in such manner in all respects as they think fit and, in particular, they may exercise the voting powers in favour of any resolution: (a) appointing the Directors or any of them as directors or officers of such other company; or (b) providing for the payment of remuneration or pensions to the directors or officers of such other company.

205.	Subject to any applicable law or the relevant code, rules and regulations applicable to the listing of the shares on any Exchange, any Director may vote in favour of the exercise of such voting rights notwithstanding that he or she may be or may be about to become a Director or officer of the other company referred to in Article 204 and as such or in any other way is or may be interested in the exercise of such voting rights in the foregoing manner.

206.	A Director may hold any other office or place of profit under the Company (other than Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

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207.	Without prejudice to the provisions of section 228 of the Act, a Director may be or become a director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as member or otherwise.

208.	A Director may act by himself or herself, or his or her firm, in a professional capacity for the Company; and any Director, in such a case, or his or her firm, shall be entitled to remuneration for professional services as if he or she were not a Director, but nothing in this Article authorises a Director, or his or her firm, to act as Auditor.

209.	No Director or nominee for Director shall be disqualified by his or her office from contracting with the Company either with regard to his or her tenure of any such other office or place of profit or as vendor, purchaser or otherwise.

210.	In particular, neither shall:

210.1	any contract with respect to any of the matters referred to in Article 203 nor any contract or arrangement entered into by or on behalf of the Company in which a Director is in any way interested, be liable to be avoided; nor

210.2	a Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement,

by reason of such Director holding that office or of the fiduciary relation thereby established.

211.	A Director, notwithstanding his or her interest, may be counted in the quorum present at any meeting at which:

211.1	that Director or any other Director is appointed to hold any such office or place of profit under the Company as is mentioned in Article 206; or

211.2	the terms of any such appointment are arranged,

and he or she may vote on any such appointment or arrangement, subject to any applicable law or the relevant code, rules and regulations applicable to the listing of the shares on any Exchange.

THE COMMON SEAL, OFFICIAL SEAL AND SECURITIES SEAL

212.	Any seal of the Company shall be used only by the authority of the Directors, a committee authorised by the Directors to exercise such authority or by any one or more persons severally or jointly so authorised by the Directors or such a committee, and the use of the seal shall be deemed to be authorised for these purposes where the matter or transaction pursuant to which the seal is to be used has been so authorised.

213.	Any instrument to which a Company’s seal shall be affixed shall be signed by any one of the following:

213.1	a Director;

213.2	the Company Secretary; or

213.3	any other person authorised to sign by (i) the Directors or (ii) a committee,

and the countersignature of a second such person shall not be required.

214.	The Company may have one or more duplicate common seals or official seals for use in different locations including for use abroad.

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SERVICE OF NOTICES ON MEMBERS

215.	A notice required or authorised to be served on or given to a member of the Company pursuant to a provision of the Act or these Articles shall, save where the means of serving or giving it specified in Article 215.4 is used, be in writing and may be served on or given to the member in one of the following ways:

215.1	by delivering it to the member;

215.2	by leaving it at the registered address of the member;

215.3	by sending it by post in a prepaid letter to the registered address of the member; or

215.4	subject to Article 220, by electronic mail or other means of electronic communication approved by the Directors to the contact details notified to the Company by any such member for such purpose (or if not so notified, then to the contact details of the member last known to the Company). A notice or document may be sent by electronic means to the fullest extent permitted by the Act.

216.	Without prejudice or limitation to the foregoing provisions of Article 215.1 to 215.4, for the purposes of these Articles and the Act, a document shall be deemed to have been sent to a member if a notice is given, served, sent or delivered to the member and the notice specifies the website or hotlink or other electronic link at or through which the member may obtain a copy of the relevant document.

217.	Any notice served or given in accordance with Article 215 shall be deemed, in the absence of any agreement to the contrary between the Company (or, as the case may be, the officer of it) and the member, to have been served or given:

217.1	in the case of its being delivered, at the time of delivery (or, if delivery is refused, when tendered);

217.2	in the case of its being left, at the time that it is left;

217.3	in the case of its being posted on any day other than a Friday, Saturday or Sunday, 24 hours after despatch and in the case of its being posted:

(a)	on a Friday — 72 hours after despatch; or

(b)	on a Saturday or Sunday — 48 hours after despatch;

217.4	in the case of electronic means being used in relation to it, twelve hours after despatch,

but this Article is without prejudice to section 181(3) of the Act.

218.	Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner or liquidator of a member shall be bound by a notice given as aforesaid if sent to the last registered address of such member, or, in the event of notice given or delivered pursuant to Article 215.4, if sent to the address notified to the Company by the member for such purpose notwithstanding that the Company may have notice of the death, his or her being of unsound mind, bankruptcy, liquidation or disability of such member.

219.	Notwithstanding anything contained in these Articles to the contrary, the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction.

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220.	Any requirement in these Articles for the consent of a member in regard to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, including the receipt of the Company’s annual report, statutory financial statements and the Directors’ and Auditor’s reports thereon, shall be deemed to have been satisfied where the Company has written to the member informing him or her of its intention to use electronic communications for such purposes and the member has not, within four weeks of the issue of such notice, served an objection in writing on the Company to such member. Where a member has given, or is deemed to have given, his/her consent to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, she/he may revoke such consent at any time by requesting the Company to communicate with him or her in documented form; provided, however, that such revocation shall not take effect until five days after written notice of the revocation is received by the Company. Notwithstanding anything to the contrary in this Article 220, no such consent shall be necessary, and to the extent it is necessary, such consent shall be deemed to have been given, if electronic communications are permitted to be used under the rules and regulations of any Exchange on which the shares in the capital of the Company or other securities of the Company are listed or under the rules of the SEC.

221.	If at any time by reason of the suspension or curtailment of postal services in any territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a public announcement (as defined below) and such notice shall be deemed to have been duly served on all members entitled thereto at noon (Ireland time) on the day on which the said public announcement is made. In any such case the Company shall put a full copy of the notice of the general meeting on its website.

222.	Notice shall be given by the Company to the joint holders of a share in the capital of the Company by giving the notice to both such holders whose names stand in the Register in respect of the share.

223.

223.1	Every person who becomes entitled to a share in the capital of the Company shall, before his or her name is entered in the Register in respect of the share, be bound by any notice in respect of that share which has been duly given to a person from whom he or she derives his or her title.

223.2	A notice may be given by the Company to the persons entitled to a share in the capital of the Company in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

224.	The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

SERVICE OF NOTICES ON THE COMPANY

225.	In addition to the means of service of documents set out in section 51 of the Act, a notice or other document may be served on the Company by an officer of the Company by email provided, however, that the Directors have designated an email address for that purpose and notified that email address to its officers for the express purpose of serving notices on the Company.

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SENDING STATUTORY FINANCIAL STATEMENTS TO MEMBERS

226.	The Company may send by post, electronic mail or any other means of electronic communication:

226.1	the Company’s statutory financial statements;

226.2	the directors’ report; and

226.3	the statutory auditors’ report,

and copies of those documents shall also be treated, for the purposes of the Act, as sent to a person where:

(a)	the Company and that person have agreed to his or her having access to the documents on a website (instead of their being sent to him or her);

(b)	the documents are documents to which that agreement applies; and

(c)	that person is notified, in a manner for the time being agreed for the purpose between him or her and the Company, of:

(i)	the publication of the documents on a website;

(ii)	the address of that website; and

(iii)	the place on that website where the documents may be accessed, and how they may be accessed.

226.4	Documents treated in accordance with Article 226 as sent to any person are to be treated as sent to him or her not less than 21 days before the date of a meeting if, and only if:

(a)	the documents are published on the website throughout a period beginning at least 21 days before the date of the meeting and ending with the conclusion of the meeting; and

(b)	the notification given for the purposes of Article 226.3(c) is given not less than 21 days before the date of the meeting.

227.	Any obligation by virtue of section 339(1) or (2) of the Act to furnish a person with a document may, unless these Articles provide otherwise, be complied with by using electronic communications for sending that document to such address as may for the time being be notified to the Company by that person for that purpose.

ACCOUNTING RECORDS

228.	The Directors shall, in accordance with Chapter 2 of Part 6 of the Act, cause to be kept adequate accounting records, whether in the form of documents, electronic form or otherwise, that:

228.1	correctly record and explain the transactions of the Company;

228.2	will at any time enable the assets, liabilities, financial position and profit or loss of the Company to be determined with reasonable accuracy;

228.3	will enable the Directors to ensure that any financial statements of the Company, required to be prepared under sections 290 or 293 of the Act, comply with the requirements of the Act; and

228.4	will enable those financial statements of the Company to be readily and properly audited.

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229.	The accounting records shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Adequate accounting records shall be deemed to have been maintained if they comply with the provisions of Chapter 2 of Part 6 of the Act and explain the Company’s transactions and facilitate the preparation of financial statements that give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company and, if relevant, the Group and include any information and returns referred to in section 283(2) of the Act.

230.	The accounting records shall be kept at the Office or, subject to the provisions of the Act, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

231.	The Directors shall determine from time to time whether and to what extent and at what times and places and under what conditions or regulations the accounting records of the Company shall be open to the inspection of members, not being Directors. No member (not being a Director) shall have any right of inspecting any financial statement or accounting record of the Company except as conferred by the Act or authorised by the Directors or by the Company in a general meeting.

232.	In accordance with the provisions of the Act, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such statutory financial statements of the Company and reports as are required by the Act to be prepared and laid before such meeting.

233.	A copy of every statutory financial statement of the Company (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report and Auditors’ report, or summary financial statements prepared in accordance with section 1119 of the Act, shall be sent, by post, electronic mail or any other means of electronic communications, not less than twenty-one Clear Days before the date of the annual general meeting, to every person entitled under the provisions of the Act to receive them; provided that where the Directors elect to send summary financial statements to the members, any member may request that he be sent a copy of the statutory financial statements of the Company. The Company may, in addition to sending one or more copies of its statutory financial statements, summary financial statements or other communications to its members, send one or more copies to any Approved Nominee. For the purposes of this Article, sending by electronic communications includes the making available or displaying on the Company’s website (or a website designated by the Board) or the website of the SEC, and each member is deemed to have irrevocably consented to receipt of every statutory financial statement of the Company (including every document required by law to be annexed thereto) and every copy of the Directors’ report and the Auditors’ report and every copy of any summary financial statements prepared in accordance with section 1119 of the Act, by any such document being made so available or displayed.

234.	Auditors shall be appointed and their duties regulated in accordance with the Act.

WINDING UP

235.	Subject to the provisions of the Act as to preferential payments, the property of the Company on its winding up shall be distributed among the members according to their rights and interests in the Company.

236.	Unless the conditions of issue of the shares in question provide otherwise, dividends declared by the Company more than six years preceding the commencement date of a winding up of the Company, being dividends which have not been claimed within that period of six years, shall not be a claim admissible to proof against the Company for the purposes of the winding up.

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237.	If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the shares in the capital of the Company held by them respectively. If in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively; provided that this Article shall be subject to any specific rights attaching to any class of share capital.

237.1	In case of a sale by the liquidator under section 601 of the Act, the liquidator may by the contract of sale agree so as to bind all the members, for the allotment to the members directly, of the proceeds of sale in proportion to their respective interests in the Company and may further, by the contract, limit a time at the expiration of which obligations or shares in the capital of the Company not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting members conferred by the said section.

237.2	The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

238.	If the Company is wound up, the liquidator, with the sanction of a special resolution and any other sanction required by the Act, may divide amongst the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he or she determines, but so that no member shall be compelled to accept any assets upon which there is a liability.

BUSINESS TRANSACTIONS

239.	In addition to any affirmative vote or consent required by law or these Articles (including but not limited to Article 5), and except as otherwise expressly provided in Article 240, a Business Transaction (as defined in Article 241.3) with, or proposed by or on behalf of, any Interested Person (as defined in Article 241.6) or any Affiliate (as defined in Article 241.1) of any Interested Person or any person who thereafter would be an Affiliate of such Interested Person shall require approval by the affirmative vote of members of the Company holding not less than two-thirds (2/3) of the paid up ordinary share capital of the Company, excluding the voting rights attached to any shares beneficially owned by such Interested Person. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any Exchange or otherwise.

240.	The provisions of Article 239 shall not be applicable to any particular Business Transaction, and such Business Transaction shall require only such affirmative vote, if any, as is required by law or by any other provision of these Articles, or any agreement with any Exchange, if either (i) the Business Transaction shall have been approved by a majority of the Board prior to such Interested Person first becoming an Interested Person or (ii) prior to such Interested Person first becoming an Interested Person, a majority of the Board shall have approved such Interested Person becoming an Interested Person and, subsequently, a majority of the Independent Directors (as hereinafter defined) shall have approved the Business Transaction.

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241.	The following definitions shall apply with respect to Articles 239 to 243:

241.1	The term “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

241.2	A person shall be a “beneficial owner” of any shares of the Company (a) which such person or any of its Affiliates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time or the occurrence of one or more events), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the beneficial owner of any security if the agreement, arrangement or understanding to vote such security arises solely from a revocable proxy or consent solicitation made pursuant to and in accordance with the Act; or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of the Company (except to the extent permitted by the proviso of clause (b)(ii) above). For the purposes of determining whether a person is an Interested Person pursuant to Article 241.6, the number of shares of the Company deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Article 241.2, but shall not include any other shares of the Company that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

241.3	The term “Business Transaction” shall mean any of the following transactions when entered into by the Company or a subsidiary of the Company with, or upon a proposal by or on behalf of, any Interested Person or any Affiliate of any Interested Person:

(a)	any merger or consolidation of the Company or any subsidiary with (i) any Interested Person, or (ii) any other body corporate which is, or after such merger or consolidation would be, an Affiliate of an Interested Person;

(b)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a member of the Company, to or with the Interested Person of assets of the Company (other than shares of the Company or of any subsidiary of the Company which assets have an aggregate market value equal to ten percent (10%) or more of the aggregate market value of all the issued share capital of the Company);

(c)	any transaction that results in the issuance of shares or the transfer of treasury shares by the Company or by any subsidiary of the Company of any shares of the Company or any shares of such subsidiary to the Interested Person, except (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which securities were outstanding prior to the time that the Interested Person became such, (ii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of shares of the Company subsequent to the time the Interested Person became such, (iii) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares, (iv) any issuance of shares or transfer of treasury shares of the Company by the Company, provided, however, that in the case of each of the clauses (ii) through (iv) above there shall be no increase of more than one percent (1%) in the Interested Person’s proportionate share in the shares of the Company of any class or series or (v) pursuant to a public offering or private placement by the Company to an Institutional Investor;

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(d)	any reclassification of securities, recapitalization or other transaction involving the Company or any subsidiary of the Company which has the effect, directly or indirectly, of (i) increasing the proportionate amount of the shares of any class or series, or securities convertible into the shares of any class or series, of the Company or of any such subsidiary which is owned by the Interested Person, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Person or (ii) increasing the voting power, whether or not then exercisable, of an Interested Person in any class or series of shares of the Company or any subsidiary of the Company;

(e)	the adoption of any plan or proposal by or on behalf of an Interested Person for the liquidation, dissolution or winding-up of the Company; or

(f)	any receipt by the Interested Person of the benefit, directly or indirectly (except proportionately as a member of the Company), of any loans, advances, guarantees, pledges, tax benefits or other financial benefits (other than those expressly permitted in subparagraphs (a) through (e) above) provided by or through the Company or any subsidiary thereof.

241.4	The term “Independent Directors” shall mean the members of the Board who are not Affiliates or representatives of, or associated with, an Interested Person and who were either Directors prior to any person becoming an Interested Person or were recommended for election or elected to succeed such directors by a vote which includes the affirmative vote of a majority of the Independent Directors.

241.5	The term “Institutional Investor” shall mean a person that (a) has acquired, or will acquire, all of its shares in the Company in the ordinary course of its business and not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to rule 13d-3(b) under the Exchange Act, and (b) is a registered broker dealer; a bank as defined in section 3(a)(6) of the Exchange Act; an insurance company as defined in, or an investment company registered under, the Investment Company Act of 1940 of the United States; an investment advisor registered under the Investment Advisors Act of 1940 of the United States; an employee benefit plan or pension fund subject to the Employee Retirement Income Security Act of 1974 of the United States or an endowment fund; a parent holding company, provided that the aggregate amount held directly by the parent and directly and indirectly by its subsidiaries which are not persons specified in the foregoing subclauses of this clause (b) does not exceed one percent (1%) of the securities of the subject class; or a group, provided that all the members are persons specified in the foregoing subclauses of this clause (b).

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241.6	The term “Interested Person” shall mean any person (other than the Company, any subsidiary, any profit-sharing, employee share ownership or other employee benefit plan of the Company or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is the beneficial owner of shares of the Company representing ten percent (10%) or more of the votes entitled to be cast by the holders of all the paid up share capital of the Company; (b) has stated in a filing with any governmental agency or press release or otherwise publicly disclosed a plan or intention to become or consider becoming the beneficial owner of shares of the Company representing ten percent (10%) or more of the votes entitled to be cast by the holders of all paid up share capital of the Company and has not expressly abandoned such plan, intention or consideration more than two years prior to the date in question; or (c) is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner of shares representing ten percent (10%) or more of the votes entitled to be cast by holders of all the paid up share capital of the Company.

241.7	The term “person” shall mean any individual, body corporate, partnership, unincorporated association, trust or other entity.

241.8	The term “subsidiary” is as defined in section 7 of the Act.

242.	A majority of the Independent Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, for the purposes of (i) Articles 239 and 240, all questions arising under Articles 239 and 240 including, without limitation (a) whether a person is an Interested Person, (b) the number of shares of the Company or other securities beneficially owned by any person; and (c) whether a person is an Affiliate of another; and (ii) these Articles, the question of whether a person is an Interested Person. Any such determination made in good faith shall be binding and conclusive on all parties.

243.	Nothing contained in Articles 239 to 242 shall be construed to relieve any Interested Person from any fiduciary obligation imposed by law.

SHAREHOLDER RIGHTS PLAN

244.	Subject to applicable law, the Directors are hereby expressly authorised to adopt any shareholder rights plan (a “Rights Plan”), upon such terms and conditions as the Directors deem expedient and in the best interests of the Company, including, without limitation, where the Directors are of the opinion that a Rights Plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of the Company or accumulation of shares in the Company or interests therein.

245.	The Directors may exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for ordinary shares or preferred shares in the share capital of the Company (“Rights”) in accordance with the terms of a Rights Plan.

246.	For the purposes of effecting an exchange of Rights for ordinary shares or preferred shares in the share capital of the Company (an “Exchange”), the Directors may:

246.1	resolve to capitalise an amount standing to the credit of the reserves of the Company (including, but not limited to, the share premium account, capital redemption reserve, any undenominated capital and profit and loss account), whether or not available for distribution, being an amount equal to the nominal value of the ordinary shares or preferred shares which are to be exchanged for the Rights; and

246.2	apply that sum in paying up in full ordinary shares or preferred shares and allot such shares, credited as fully paid, to those holders of Rights who are entitled to them under an Exchange effected pursuant to the terms of a Rights Plan.

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247.	The duties of the Directors to the Company under applicable law, including, but not limited to, the Acts and common law, are hereby deemed amended and modified such that the adoption of a Rights Plan and any actions taken thereunder by the Directors (if so approved by the Directors) shall be deemed to constitute an action in the best interests of the Company in all circumstances, and any such action shall be deemed to be immediately confirmed, approved and ratified.

UNTRACED MEMBERS

248.	The Company shall be entitled to sell at the best price reasonably obtainable any share of a member or any share to which a person is entitled by transmission if and provided that:

248.1	for a period of twelve years no cheque or warrant sent by the Company through the post in a pre-paid letter addressed to the member or to the person entitled by transmission to the share at his address on the Register or at the last known address given by the member or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the member or the person entitled by transmission (provided that during such twelve year period at least three dividends shall have become payable in respect of such share);

248.2	at the expiration of the said period of twelve years by advertisement in a national daily newspaper published in Ireland and in a newspaper circulating in the area in which the address referred to in Article 248.1 is located the Company has given notice of its intention to sell such share;

248.3	during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale the Company has not received any communication from the member or person entitled by transmission; and

248.4	the Company has first given notice in writing to the appropriate sections of the Stock Exchanges of its intention to sell such shares.

249.	Where a share, which is to be sold as provided in Article 248, is held in uncertificated form, the Directors may authorise any person to do all that is necessary to change such share into certificated form prior to its sale.

250.	To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such share and such instrument of transfer shall be as effective as if it had been executed by the member or the person entitled by the transmission to such share. The transferee shall be entered in the Register as the member of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

251.	The Company shall account to the member or other person entitled to such share for the net proceeds of such sale by carrying all moneys in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such member or other person. Moneys carried to such separate account may be either employed in the business of the Company or held as cash or cash equivalents, or invested in such investments as the Directors may think fit, from time to time.

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DESTRUCTION OF RECORDS

252.	The Company shall be entitled to destroy all instruments of transfer which have been registered at any time after the expiration of six years from the date of registration thereof, all notifications of change of name or change of address however received at any time after the expiration of two years from the date of recording thereof and all share certificates and dividend mandates which have been cancelled or ceased to have effect at any time after the expiration of one year from the date of such cancellation or cessation. It shall be presumed conclusively in favour of the Company that every entry in the Register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made and every instrument duly and properly registered and every share certificate so destroyed was a valid and effective document duly and properly cancelled and every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that:

252.1	the provision aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

252.2	nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Article; and

252.3	references herein to the destruction of any document include references to the disposal thereof in any manner.

INDEMNIFICATION

253.

253.1	Subject to the provisions of and so far as may be permitted by the Act, each person who is or was a Director, officer or employee of the Company, and each person who is or was serving at the request of the Company as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company (including the heirs, executors, administrators and estate of such person) shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, officer or employee of the Company or such other company, partnership, joint venture, trust or other enterprise, and in which judgment is given in his or her favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

253.2	In the case of any threatened, pending or completed action, suit or proceeding by or in the right of the Company, the Company shall indemnify, to the fullest extent permitted by the Act, each person indicated in Article 253.1 against expenses, including attorneys’ fees actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company unless and only to the extent that the courts of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court shall deem proper.

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253.3	As far as permissible under the Act, expenses, including attorneys’ fees, incurred in defending any action, suit or proceeding referred to in this Article shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of a written affirmation by or on behalf of the Director, officer, employee or other indemnitee of a good faith belief that the criteria for indemnification have been satisfied and a written undertaking to repay such amount if it shall ultimately be determined that such Director, officer or employee or other indemnitee is not entitled to be indemnified by the Company as authorised by these Articles.

253.4	It being the policy of the Company that indemnification of the persons specified in this Article shall be made to the fullest extent permitted by law, the indemnification provided by this Article shall not be deemed exclusive of: (a) any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Memorandum, these Articles, any agreement, any insurance purchased by the Company, any vote of members or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) any amendments or replacements of the Act which permit for greater indemnification of the persons specified in this Article and any such amendment or replacement of the Act shall hereby be incorporated into these Articles. As used in this Article 253.4, references to the “Company” include all constituent companies in a consolidation or merger in which the Company or any predecessor to the Company by consolidation or merger was involved. The indemnification provided by this Article shall continue as to a person who has ceased to be a Director, officer or employee and shall inure to the benefit of the heirs, executors, and administrators of such Directors, officers, employees or other indemnitees.

253.5	The Directors shall have power to purchase and maintain for any Director, the Company Secretary or other officers or employees of the Company insurance against any such liability as referred to in section 235 of the Act.

253.6	The Company may additionally indemnify any agent of the Company or any director, officer, employee or agent of any of its subsidiaries to the fullest extent provided by law, and purchase and maintain insurance for any such person as appropriate.

254.	No person shall be personally liable to the Company or its members for monetary damages for breach of fiduciary duty as a Director, provided, however, that the foregoing shall not eliminate or limit the liability of a Director:

254.1	for any breach of the Director’s duty of loyalty or duty of care to the Company or its members;

254.2	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

254.3	for any transaction from which the Director derived an improper personal benefit.

If any applicable law or the relevant code, rules and regulations applicable to the listing of the Company’s shares on any Exchange is amended hereafter to authorise corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the relevant law, as so amended. Any amendment, repeal or modification of this Article 254 shall not adversely affect any right or protection of a Director existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

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Annex C

List of Relevant Territories for the Purposes of Irish Dividend Withholding Tax

1.	Albania	28.	Hungary
2.	Armenia	29.	Iceland
3.	Australia	30.	India
4.	Austria	31.	Israel
5.	Bahrain	32.	Italy
6.	Belarus	33.	Japan
7.	Belgium	34.	Kazakhstan
8.	Bosnia and Herzegovina	35.	Korea
9.	Botswana	36.	Kuwait
10.	Bulgaria	37.	Latvia
11.	Canada	38.	Lithuania
12.	Chile	39.	Luxembourg
13.	China	40.	Macedonia
14.	Croatia	41.	Malaysia
15.	Cyprus	42.	Malta
16.	Czech Republic	43.	Mexico
17.	Denmark	44.	Moldova
18.	Egypt	45.	Montenegro
19.	Estonia	46.	Morocco
20.	Ethiopia	47.	Netherlands
21.	Finland	48.	New Zealand
22.	France	49.	Norway
23.	Georgia	50.	Pakistan
24.	Germany	51.	Panama
25.	Ghana	52.	Poland
26.	Greece	53.	Portugal
27.	Hong Kong	54.	Qatar
55.	Romania
56.	Russia
57.	Saudi Arabia
58.	Serbia
59.	Singapore
60.	Slovak Republic
61.	Slovenia
62	South Africa
63.	Spain
64.	Sweden
65.	Switzerland
66.	Thailand
67.	Turkey
68.	United Kingdom
69.	Ukraine
70.	United Arab Emirates
71.	Uzbekistan
72.	United States of America
73.	Vietnam
74.	Zambia

Annex D

Greg Wasikowski, CFA Associate Partner – Export Infrastructure greg.wasikowski@webberresearch.com W: (646) 993 - 0694 M: (717) 919 - 3367 Michael Webber, CFA Managing Partner – Export Infrastructure michael.webber@webberresearch.com W: (646) 993 - 0693 M: (434) 409 - 8909 HL Acquisitions & Fusion Fuel Chris Tsung, CFA Associate Analyst – Export Infrastructure chris.tsung@webberresearch.com W: (646) 998 - 8290 M: (646) 515 - 9957

1 Webber Research & Advisory: Energy & Utility Infrastructure | LNG | Marine | Renewables Webber R|A: HL Acquisitions & Fusion Fuel Business Combination This presentation (the “Presentation”) has been prepared by HL Acquisitions Corp. (the “Company”). This Presentation has been pr epared solely for discussion purposes only. Any reproduction or distribution of this Presentation, in whole or in part, or the disclosure of it s c ontents, without the prior consent of the Company is prohibited. This Presentation does not purport to contain all of the information that may be required to evaluate a possible transaction. Th is Presentation is not intended to form the basis of any investment decision by the recipient and does not constitute investment, tax or legal advic e. No representation or warranty, express or implied, is or will be given by the Company or any of its affiliates, directors, officers, employees or advisers or any other person as to the accuracy or completeness of the information in this presentation or any o the r written, oral or other communications transmitted or otherwise made available to any party in the course of its evaluation of a possib le transaction, and no responsibility or liability whatsoever is accepted for the accuracy or sufficiency thereof or for any errors, omission s o r misstatements, negligent or otherwise, relating thereto. Accordingly, none of the Company or any of its affiliates, directors, officers, employees or advisers or any other person shall be liable for any direct, indirect or consequential loss or damages suffered by any person as a result of relying on any statement in or omission from this Presentation and any such liability is expressly disclaimed. This Presentation contains forward - looking statements. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” as well as similar comments, are fo rwa rd - looking in nature. The forward - looking statements contained in this discussion are based on the Company’s current expectations and beliefs concerning f uture developments and their potential effects. There can be no assurance that future developments affecting the Company will be those that it h as anticipated. These forward - looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward - looking statements. Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from th e forward - looking statements. We are not undertaking any obligation to update or revise any forward - looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends, activities or performance as a representation t hat the trends, activities or performance will continue in the future. Accordingly, you should not put undue reliance on these statements. This Presenta tio n is not intended to constitute, and should not be construed as investment advice. Disclosures

2 Webber Research & Advisory: Energy & Utility Infrastructure | LNG | Marine | Renewables Webber R|A: HL Acquisitions & Fusion Fuel Business Combination Weight Model Sensitivity Analysis Factor Analysis (excluding probability weightings) 48.2 € 15% Factor Analysis (including probability weightings) 51.3 € 15% Probability Weighted Analysis 51.7 € 20% Comp Summary 51.2 € 50% Combined Valuation 50.9 € Valuation Summary Fusion Fuel Consolidated Revenue (MM Euros) Year 1 Year 2 Year 3 Revenue 4.6 € 27.7 € 89.4 € Incremental Revenue 4.6 € 23.1 € 61.7 € Multiple (10% discount to Nikola transaction) 2.2x 0.9x 0.5x Incremental Valuation 9.9 € 20.8 € 33.3 € Discount Rate 10% Discounted Valuation 9.0 € 17.2 € 25.0 € Sum 51.2 €

3 Webber Research & Advisory: Energy & Utility Infrastructure | LNG | Marine | Renewables Webber R|A: HL Acquisitions & Fusion Fuel Business Combination Comp Summary Transaction Comps Fusion Fuel Consolidated Revenue (MM Euros) ITM & Linde 2020 revenue (in contract) 9.5x 2020 revenue (all) 4.1x Nikola (pre-public trading) Early stage revenue 2.4x Nearly scale revenue 1.0x Scale revenue 0.6x Public Comps EV/Sales 2-Year Group Mean 5.1x Group Median 3.5x 5-Year Group Mean 4.0x Group Median 3.1x P/Sales 2-Year Group Mean 5.7x Group Median 3.5x 5-Year Group Mean 4.4x Group Median 3.1x EV/Sales PLUG BLDP FCEL BE NEL-NO ITM-GB MCPHY-FR APD-US AI-FR SIE-DE 5-Year Min 1.3 1.2 0.6 0.8 2.6 1.6 2.0 3.0 2.0 0.9 Max 6.5 23.4 9.4 7.6 26.8 91.8 8.4 6.2 3.5 2.0 Mean 2.7 5.1 2.1 2.1 7.8 8.2 3.6 4.2 2.8 1.3 Median 2.7 3.8 1.6 1.8 6.6 5.4 3.4 3.9 2.8 1.3 Current 6.5 22.9 7.1 2.3 26.7 45.5 8.4 5.9 3.4 1.9 2-Year Min 1.9 2.5 1.3 0.8 3.6 2.6 2.0 3.5 2.6 0.9 Max 6.5 23.4 9.4 7.6 26.8 91.8 8.4 6.2 3.5 2.0 Mean 3.4 8.2 3.2 2.1 10.0 11.0 3.7 4.8 3.0 1.3 Median 3.2 5.9 3.2 1.8 9.8 5.9 3.7 4.9 3.0 1.3 Current 6.5 22.9 7.1 2.3 26.7 45.5 8.4 5.9 3.4 1.9 Price/Sales PLUG BLDP FCEL BE NEL-NO ITM-GB MCPHY-FR APD-US AI-FR SIE-DE 5-Year Min 1.1 1.8 0.1 0.3 3.3 2.3 2.4 2.4 1.6 0.6 Max 6.4 25.5 9.2 4.6 31.5 139.0 10.2 6.0 2.9 1.4 Mean 2.5 6.1 1.3 1.5 9.6 12.1 4.4 3.9 2.1 1.0 Median 2.3 4.4 0.9 1.2 8.5 7.1 4.2 3.8 2.1 1.0 Current 6.4 25.2 5.9 1.2 31.5 69.8 10.2 5.7 2.8 1.4 2-Year Min 1.1 3.6 0.1 0.3 4.3 3.7 3.0 3.4 2.0 0.6 Max 6.4 25.5 9.2 4.6 31.5 139.0 10.2 6.0 2.9 1.4 Mean 2.6 9.7 2.0 1.5 11.7 17.0 5.0 4.6 2.3 1.0 Median 2.2 8.0 0.8 1.2 11.3 7.3 4.8 4.7 2.3 1.0 Current 6.4 25.2 5.9 1.2 31.5 69.8 10.2 5.7 2.8 1.4

4 Webber Research & Advisory: Energy & Utility Infrastructure | LNG | Marine | Renewables Webber R|A: HL Acquisitions & Fusion Fuel Business Combination Sensitivity Analysis (Probability, Cost, Output) Phase 2 Probability 5% 10% 15% 20% 25% 25% 8.3 € 21.9 € 35.5 € 49.1 € 62.7 € 35% 13.2 € 26.8 € 40.4 € 54.0 € 67.6 € 45% 18.1 € 31.7 € 45.3 € 58.9 € 72.5 € 55% 23.0 € 36.6 € 50.3 € 63.9 € 77.5 € 65% 28.0 € 41.6 € 55.2 € 68.8 € 82.4 € Phase 1 Probability Phase 1 Probability Phase 2 Probability 25% 35% 45% 55% 65% 0.90 18.0 € 20.8 € 23.7 € 26.5 € 29.3 € 0.95 26.7 € 30.6 € 34.5 € 38.4 € 42.3 € 1.00 35.5 € 40.4 € 45.3 € 50.3 € 55.2 € 1.05 44.2 € 50.2 € 56.2 € 62.1 € 68.1 € 1.10 53.0 € 60.0 € 67.0 € 74.0 € 81.0 € Output Factor Phase 2 Probability 5% 10% 15% 20% 25% 0.90 2.8 € 13.2 € 23.7 € 34.1 € 44.5 € 0.95 10.5 € 22.5 € 34.5 € 46.5 € 58.5 € 1.00 18.1 € 31.7 € 45.3 € 58.9 € 72.5 € 1.05 25.8 € 41.0 € 56.2 € 71.4 € 86.6 € 1.10 33.4 € 50.2 € 67.0 € 83.8 € 100.6 € Output Factor Phase 1 Probability Phase 2 Probability 25% 35% 45% 55% 65% 35% 33.2 € 37.6 € 42.1 € 46.6 € 51.1 € 30% 35.5 € 40.4 € 45.3 € 50.3 € 55.2 € 25% 37.9 € 43.3 € 48.7 € 54.1 € 59.5 € 20% 40.5 € 46.3 € 52.2 € 58.1 € 63.9 € 15% 43.1 € 49.5 € 55.9 € 62.2 € 68.6 € 10% 45.9 € 52.8 € 59.7 € 66.6 € 73.4 € 5% 48.8 € 56.2 € 63.6 € 71.1 € 78.5 € Cost Reduction Factor Phase 2 Probability Output Factor 5% 10% 15% 20% 25% 35% 15.7 € 28.9 € 42.1 € 55.3 € 68.5 € 30% 18.1 € 31.7 € 45.3 € 58.9 € 72.5 € 25% 20.6 € 34.7 € 48.7 € 62.7 € 76.7 € 20% 23.2 € 37.7 € 52.2 € 66.7 € 81.2 € 15% 26.0 € 40.9 € 55.9 € 70.8 € 85.8 € 10% 28.8 € 44.2 € 59.7 € 75.1 € 90.6 € 5% 31.7 € 47.7 € 63.6 € 79.6 € 95.6 € Cost Reduction Factor Output Factor 0.90 0.95 1.00 1.05 1.10 35% 20.9 € 31.5 € 42.1 € 52.7 € 63.3 € 30% 23.7 € 34.5 € 45.3 € 56.2 € 67.0 € 25% 26.5 € 37.6 € 48.7 € 59.8 € 70.8 € 20% 29.6 € 40.9 € 52.2 € 63.5 € 74.8 € 15% 32.7 € 44.3 € 55.9 € 67.5 € 79.0 € 10% 36.0 € 47.8 € 59.7 € 71.5 € 83.4 € 5% 39.4 € 51.5 € 63.6 € 75.8 € 87.9 € Cost Reduction Factor

5 Webber Research & Advisory: Energy & Utility Infrastructure | LNG | Marine | Renewables Webber R|A: HL Acquisitions & Fusion Fuel Business Combination Sensitivity Analysis (Sines 1&2 Pricing, Cost, Output) Sines 1 PPA Pricing Sines 2 PPA Pricing 2.45 € 2.95 € 3.45 € 3.95 € 4.45 € 0.90 22.1 € 22.9 € 23.7 € 24.4 € 25.2 € 0.95 32.8 € 33.6 € 34.5 € 35.4 € 36.2 € 1.00 43.5 € 44.4 € 45.3 € 46.3 € 47.2 € 1.05 54.2 € 55.2 € 56.2 € 57.2 € 58.1 € 1.10 64.9 € 65.9 € 67.0 € 68.1 € 69.1 € Output Factor Sines 2 PPA Pricing Phase 1 Probability 1.95 € 2.45 € 2.95 € 3.45 € 3.95 € 0.90 20.4 € 22.0 € 23.7 € 25.3 € 26.9 € 0.95 30.9 € 32.7 € 34.5 € 36.3 € 38.1 € 1.00 41.5 € 43.4 € 45.3 € 47.2 € 49.2 € 1.05 52.1 € 54.1 € 56.2 € 58.2 € 60.3 € 1.10 62.6 € 64.8 € 67.0 € 69.2 € 71.4 € Output Factor Sines 1 PPA Pricing Sines 2 PPA Pricing 2.45 € 2.95 € 3.45 € 3.95 € 4.45 € 35% 40.3 € 41.2 € 42.1 € 43.1 € 44.0 € 30% 43.5 € 44.4 € 45.3 € 46.3 € 47.2 € 25% 46.8 € 47.8 € 48.7 € 49.6 € 50.5 € 20% 50.3 € 51.3 € 52.2 € 53.1 € 54.1 € 15% 54.0 € 54.9 € 55.9 € 56.8 € 57.7 € 10% 57.8 € 58.8 € 59.7 € 60.6 € 61.5 € 5% 61.8 € 62.7 € 63.6 € 64.6 € 65.5 € Cost Reduction Per Year Sines 1 PPA Pricing 2.45 € 2.95 € 3.45 € 3.95 € 4.45 € 2.0 39.6 € 40.6 € 41.5 € 42.4 € 43.3 € 2.5 41.5 € 42.5 € 43.4 € 44.3 € 45.3 € 3.0 43.5 € 44.4 € 45.3 € 46.3 € 47.2 € 3.5 45.4 € 46.3 € 47.2 € 48.2 € 49.1 € 4.0 47.3 € 48.2 € 49.2 € 50.1 € 51.0 € Sines 2 PPA Pricing Sines 2 PPA Pricing Phase 1 Probability 1.95 € 2.45 € 2.95 € 3.45 € 3.95 € 35% 38.3 € 40.2 € 42.1 € 44.0 € 46.0 € 30% 41.5 € 43.4 € 45.3 € 47.2 € 49.2 € 25% 44.8 € 46.8 € 48.7 € 50.6 € 52.5 € 20% 48.4 € 50.3 € 52.2 € 54.1 € 56.0 € 15% 52.0 € 53.9 € 55.9 € 57.8 € 59.7 € 10% 55.8 € 57.8 € 59.7 € 61.6 € 63.5 € 5% 59.8 € 61.7 € 63.6 € 65.6 € 67.5 € Cost Reduction Factor

Appendix

7 Webber Research & Advisory: Energy & Utility Infrastructure | LNG | Marine | Renewables Webber R|A: HL Acquisitions & Fusion Fuel Business Combination Market Implied Probabilities (2 nd Wave US LNG Projects) Stock Price DCFs Market Implied Probabilities Price Targets - Mean NEXT TELL NEXT TELL NEXT TELL Phase 1 Full Dev Phase 1 Full Dev Phase 1 Full Dev Phase 1 Full Dev Current $2.28 $1.18 $9.11 $18.02 $13.72 $15.98 25.0% 12.7% 8.6% 7.4% Min $1.17 $0.69 $7.83 $18.02 $10.23 $15.98 12.8% 6.5% 5.0% 4.3% Max $6.65 $11.24 $15.20 $29.09 $22.15 $29.54 75.1% 23.7% 103.4% 43.7% Mean $4.59 $6.58 $10.42 $25.39 $14.36 $24.66 45.6% 17.5% 51.7% 25.2% Median $5.01 $7.50 $9.11 $25.93 $10.87 $25.72 43.8% 18.5% 55.3% 26.9% StDev $1.60 $3.01 $2.96 $3.97 $4.87 $4.77 17.1% 4.6% 30.5% 10.5% 25% 9% 13% 7% Implied Phase I Probability Implied Phase I & II Probability

PROSPECTUS FOR UP TO 14,785,751 CLASS A ORDINARY SHARES
AND 7,750,000 WARRANTS

OF

FUSION FUEL GREEN LIMITED

DEALER PROSPECTUS DELIVERY OBLIGATION

Until [●], 2020, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s M&A may provide for indemnification of officers and directors, except to the extent any such provision may be held by a British Virgin Islands court to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. HL’s M&A provides that, subject to certain limitations, HL shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling HL pursuant to the foregoing provisions, HL has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit no	Description
2.1	Amended and Restated Business Combination Agreement (included as Annex A to the proxy statement/prospectus).†
3.1	Form of Memorandum and Articles of Association of Parent (included as Annex B to the proxy statement/prospectus).
3.2	Memorandum and Articles of Association of HL.**
4.1	Specimen Class A Ordinary Share Certificate of Parent.*
4.2	Specimen Warrant Certificate of Parent*
4.3	Specimen Unit Certificate of HL.**
4.4	Specimen Ordinary Share Certificate of HL.**
4.5	Specimen Right Certificate of HL.**
4.6	Rights Agreement between Continental Stock Transfer & Trust Company and HL.**
4.7	Specimen Warrant Certificate of HL.**
4.8	Warrant Agreement between Continental Stock Transfer & Trust Company and HL.**
4.9	Form of Amendment to Warrant Agreement*
4.10	Form of Unit Purchase Option of HL.**
4.11	Form of UPO Exchange Agreement.*
5.1	Form of Opinion of Arthur Cox.**
5.2	Form of Opinion of Feinberg Hanson LLP
10.1	Form of Indemnification Agreement with Parent’s directors and executive officers.*
10.2	Form of Managing Agreement between Fusion Fuel and executive officers of Fusion Fuel.**
10.3	Stock Escrow Agreement between HL, the HL initial shareholders, and Continental Stock Transfer & Trust Company.**
10.4	Amendment to the Stock Escrow Agreement between HL, Parent, the HL initial shareholders, and Continental Stock Transfer & Trust Company.*
10.5	Registration Rights Agreement between HL and the HL initial shareholders.**
10.6	Amendment to the Registration Rights Agreement between HL, Parent, and the HL initial shareholders.*
10.7	Registration Rights Agreement between Parent and the Fusion Fuel Shareholders.*
10.8	Subscription Agreement for Private Warrants between HL and the purchasers of Private Warrants.**
10.9	Form of Sponsor Agreement*
10.10	Special Eligibility Agreement for Securities between Parent and The Depository Trust Company*

Exhibit no	Description
10.11	English Translation of Contract of Disposal of Intellectual Property, between Fusion Welcome – Fuel, S.A. and MagP Invocao, S.A., dated September 13, 2018. ±
10.12	English Translation of Amendment to Contract of Disposal of Intellectual Property, between Fusion Welcome – Fuel, S.A. and MagP Invocao, S.A., dated May 22, 2020. ±
10.13	English Translation of Production Capacity Reservation, between Fusion Welcome – Fuel, S.A. and MagP Invocao, S.A., dated June 1, 2020. ±
10.14	English Translation of Promissory Sub-Lease Agreement, between Fusion Welcome – Fuel, S.A. and MagP Invocao, S.A., dated May 20, 2020.
23.1	Consent of Marcum LLP (Fusion Fuel and Parent).
23.2	Consent of Marcum LLP (HL).
23.3	Consent of Arthur Cox (included in Exhibit 5.1)
23.4	Consent of Feinberg Hanson LLP (included in Exhibit 5.2)
23.5	Consent of Webber Research & Advisory LLC
24.1	Power of Attorney (included on signature page)
99.1	Consent of Jeffery Schwarz (Director nominee).**
99.2	Consent of Rune Magnus Lundetrae (Director nominee).**
99.3	Consent of Frederico Figueira de Chaves (Director nominee).**
99.4	Consent of João Teixeira Wahnon (Director nominee).**
99.5	Consent of Jamie Silva (Director nominee).**
99.6	Consent of António Augusto Gutierrez Sá da Costa (Director nominee).**
99.7	Consent of Alla Jezmir (Director nominee).**
99.8	Form of HL Proxy Card*

*	To be filed by amendment.
**	Previously filed.
†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
±	Certain confidential information contained in this agreement has been omitted because it is not material and would be competitively harmful if publicly disclosed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Estoril, Portugal on the 18th day of September, 2020.

FUSION FUEL GREEN LIMITED

By:	/s/ Frederico Figueira de Chaves
Name:	Frederico Figueira de Chaves
Title:	Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederico Figueira de Chaves as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this proxy statement/prospectus and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

By:	/s/ Frederico Figueira de Chaves	Secretary and Director	September 18, 2020
	Frederico Figueira de Chaves	(Principal Executive, Financial, and Accounting Officer)

By:	/s/ João Teixeira Wahnon	Director	September 18, 2020
João Teixeira Wahnon

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Fusion Fuel Green Limited has signed this registration statement or amendment thereto in New York, NY, on the 18th day of September, 2020.

By:	/s/ Jeffrey E. Schwarz
	Name:	Jeffrey E. Schwarz
	Title:	Authorized Representative